 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1995

                                                  REGISTRATION NO. 33-64167
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                        CROWN CORK & SEAL COMPANY, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     PENNSYLVANIA                    3411                      23-1526444
    (STATE OR OTHER           (PRIMARY STANDARD             (I.R.S. EMPLOYER
    JURISDICTION OF       INDUSTRIAL CLASSIFICATION        IDENTIFICATION NO.)
    INCORPORATION OR             CODE NUMBER)
     ORGANIZATION)

                               9300 ASHTON ROAD
                            PHILADELPHIA, PA 19136
                                (215) 698-5100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                         RICHARD L. KRZYZANOWSKI, ESQ.
                        CROWN CORK & SEAL COMPANY, INC.
                               9300 ASHTON ROAD
                            PHILADELPHIA, PA 19136
                                (215) 698-5208
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                       AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
                             THOMAS A. RALPH, ESQ.
                            WILLIAM G. LAWLOR, ESQ.
                            DECHERT PRICE & RHOADS
                  4000 BELL ATLANTIC TOWER, 1717 ARCH STREET
                          PHILADELPHIA, PA 19103-2793
                                (215) 994-4000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon commencement of the Offer referred to herein.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

                        CROWN CORK & SEAL COMPANY, INC.

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

 FORM S-4 ITEM NUMBER AND CAPTION     LOCATION IN PROXY STATEMENT/PROSPECTUS
 --------------------------------   -------------------------------------------
 1.Forepart of Registration
     Statement and Outside Front
     Cover Page of Prospectus...... Outside Front Cover Page, Cross-Reference
                                      Sheet,  Outside Front Cover of Proxy
                                      Statement/  Prospectus
 2.Inside Front and Outside Back
     Cover Pages of Prospectus..... Available Information, Incorporation of
                                      Certain  Documents by Reference, Table of
                                      Contents
 3.Risk Factors, Ratio of Earnings
     to Fixed Charges and Other
     Information................... Summary; Summary Historical and Unaudited
                                      Pro  Forma Financial Information;
                                      Comparative Per  Share Data; Comparative
                                      Market Price Data; The  CarnaudMetalbox
                                      Proposals; The Offer
 4.Terms of the Transaction........ Summary; The CarnaudMetalbox Proposals; The
                                      Offer, The Exchange Offer Agreement;
                                      Description of Crown Stock; Comparison of
                                      Shareholder Rights
 5.Pro Forma Financial
     Information................... Unaudited Pro Forma Consolidated Condensed
                                      Financial Statements
 6.Material Contacts with the
     Company Being Acquired........ Summary; The CarnaudMetalbox Proposals; The
                                      Offer; The Exchange Offer Agreement; The
                                      Shareholders Agreement
 7.Additional Information Required
     for Reoffering by Persons and
     Parties Deemed to be
     Underwritters................. Not Applicable
 8.Interests of Named Experts and
     Counsel....................... Legal Opinions
 9.Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities................... Not Applicable
10.Information with Respect to S-3
     Registrants................... Available Information; Incorporation of
                                      Certain Documents by Reference; Summary
                                      Historical and Unaudited Pro Forma
                                      Financial Information; Crown Cork & Seal
                                      Company, Inc.
11.Incorporation of Certain
     Information by Reference...... Incorporation of Certain Documents by
                                      Reference
12.Information With Respect to S-2
     or S-3 Registrants............ Not Applicable
13.Incorporation of Certain
     Information by Reference...... Not Applicable
14.Information With Respect to
     Registrants Other Than S-2 or
     S-3 Registrants............... Not Applicable
15.Information With Respect to S-3
     Companies..................... Not Applicable
16.Information With Respect to S-2
     or
     S-3 Companies................. Not Applicable

 FORM S-4 ITEM NUMBER AND CAPTION      LOCATION IN PROXY STATEMENT/PROSPECTUS
 --------------------------------    -------------------------------------------
17.Information With Respect to
     Companies Other Than S-2 or S-
     3 Companies...................  Summary; Summary Historical and Unaudited
                                       Pro  Forma Financial Information;
                                       Comparative Per  Share Data; Comparative
                                       Market Price Data; The  CarnaudMetalbox
                                       Proposals; CarnaudMetalbox;  The Offer;
                                       CarnaudMetalbox Financial Statements
18.Information if Proxies, Consents
     or Authorizations Are to be
     Solicited.....................  Outside Front Cover of Proxy
                                       Statement/Prospectus;  Available
                                       Information; Incorporation of Certain
                                       Documents by Reference; The Summary; The
                                       Meeting; The CarnaudMetalbox Proposals;
                                       Other  Proposals to be Considered at the
                                       Meeting;  CarnaudMetalbox; The Offer
19.Information if Proxies, Consents
     or Authorizations Are not to
     be Solicited, or in an
     Exchange Offer................  Incorporation of Certain Documents by
                                       Reference;  The Summary; The Meeting; The
                                       CarnaudMetalbox Proposals; Other
                                       Proposals to  be Considered at the
                                       Meeting; CarnaudMetalbox;  The Offer

                        CROWN CORK & SEAL COMPANY, INC.
                               9300 ASHTON ROAD
                       PHILADELPHIA, PENNSYLVANIA 19136

[LOGO OF CROWN CORK & SEAL COMPANY, INC. APPEARS HERE]

                                                         November 14, 1995

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of shareholders of Crown Cork & Seal Company, Inc. to be held at Crown's offices located at 9300 Ashton Road, Philadelphia, Pennsylvania 19136, on December 19, 1995 at 10:00 a.m. All shareholders of record as of October 23, 1995 are entitled to vote at the Special Meeting. I urge you to be present in person or be represented by proxy at this important meeting at which shareholders will be asked to approve a major transaction involving the acquisition of CarnaudMetalbox, a European packaging concern, by Crown and certain related transactions, as well as to adopt certain amendments to Crown's Articles of Incorporation.

  Over the last five years, your Company has grown to be one of the major packaging companies in the world. Crown's major markets, however, are still predominately in North America, and we have been considering how to balance Crown's operations further to better serve global marketers of a broad range of consumer products. CarnaudMetalbox is predominately a European-based packaging company and therefore represents an excellent fit with our expansion strategy. The proposed transaction will provide Crown with greater diversity, not only geographically, but also with respect to the product range offered to our customers, and will lessen Crown's future dependence on any one product line.

  We are asking you to support the combination of these two companies into one in order to create the premier global packaging company.

  The attached Proxy Statement/Prospectus discusses in detail the proposed acquisition of CarnaudMetalbox and the other proposed actions. Your Board of Directors believes that the terms of the proposed acquisition of CarnaudMetalbox are fair to, and in the best interests of, the shareholders of Crown. Additional information concerning the proposed acquisition of CarnaudMetalbox and the other transactions associated with such acquisition, including the Shareholders Agreement Crown proposes to enter into with the major shareholder of CarnaudMetalbox following the acquisition, are contained in the accompanying Proxy Statement/Prospectus. I urge you to read this document carefully. Shareholders who have questions about the Special Meeting can call D.F. King & Co., Inc., Crown's proxy solicitation agent, toll free at
(800) 431-9633 or collect at (212) 269-5550.

  Your Board of Directors unanimously recommends that you vote in favor of all of the proposals to be considered at the Special Meeting.

  It is important that your shares be represented at the Special Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY IN THE RETURN ENVELOPE PROVIDED SO THAT YOUR VOTE MAY BE RECORDED. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card.

                                             Very truly yours,

                                             /s/ William J. Avery
                                             William J. Avery
                                             Chairman of the Board, President
                                             and Chief Executive Officer

         [LETTERHEAD OF CROWN CORK & SEAL COMPANY, INC. APPEARS HERE]

                                    NOTICE

                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 19, 1995

  A Special Meeting of shareholders of Crown Cork & Seal Company, Inc. ("Crown") will be held on December 19, 1995, at Crown's offices at 9300 Ashton Road, Philadelphia, Pennsylvania 19136 at 10:00 a.m., Philadelphia time. The Special Meeting will be conducted:

    (1) To consider and act upon the following three related proposals (the "CarnaudMetalbox Proposals") described in the attached Proxy
  Statement/Prospectus:

      (a) Approval of the transactions contemplated by the Exchange Offer Agreement, dated as of May 22, 1995 (as amended, the "Exchange Offer Agreement"), between Crown and Compagnie Generale d'Industrie et de Participations, a societe anonyme organized under the laws of the Republic of France ("CGIP"), including Crown's proposed acquisition of CarnaudMetalbox, a societe anonyme organized under the laws of the Republic of France ("CarnaudMetalbox"), through an offer to be made for all of the outstanding shares of CarnaudMetalbox and the execution of a Shareholders Agreement between Crown and CGIP upon the closing of the offer;

      (b) Approval of the issuance of shares of Crown's common stock ("Crown Common Stock") and shares of a new series of convertible preferred stock of Crown having the terms set forth in the Exchange Offer Agreement (as such terms may be modified or amended by Crown's Board of Directors in accordance with the Exchange Offer Agreement, "Crown Acquisition Preferred Stock" and, together with Crown Common Stock, "Crown Stock") in connection with the proposed acquisition of CarnaudMetalbox, and the issuance of shares of Crown Common Stock upon conversion of Crown Acquisition Preferred Stock; and

      (c) Approval of the adoption of an amendment to Crown's Articles of Incorporation (i) to authorize, solely in connection with the proposed acquisition of CarnaudMetalbox, 50,000,000 shares of Crown Acquisition Preferred Stock, (ii) to authorize 380,000,000 additional shares of Crown Common Stock in connection with the proposed acquisition of CarnaudMetalbox and for other general corporate purposes and (iii) to render inapplicable to Crown Subchapter E of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended.

    THE EFFECTIVENESS OF EACH OF THE CARNAUDMETALBOX PROPOSALS IS CONDITIONED UPON THE APPROVAL OF ALL OF THE CARNAUDMETALBOX PROPOSALS. ACCORDINGLY, THE FAILURE OF CROWN SHAREHOLDERS TO APPROVE ANY ONE OR MORE OF THE
  CARNAUDMETALBOX PROPOSALS WILL RESULT IN THE INEFFECTIVENESS OF ALL OF THE CARNAUDMETALBOX PROPOSALS.

    IN ADDITION, THE EFFECTIVENESS OF EACH OF THE CARNAUDMETALBOX PROPOSALS IS CONDITIONED UPON THE COMPLETION BY CROWN OF THE EXCHANGE OF CROWN STOCK FOR, OR PURCHASE OF, THE CARNAUDMETALBOX SHARES TENDERED PURSUANT TO THE OFFER TO BE MADE FOR CARNAUDMETALBOX SHARES (AS SUCH OFFER MAY BE AMENDED OR MODIFIED BY CROWN'S BOARD OF DIRECTORS) AS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. THE EFFECTIVENESS OF THE CARNAUDMETALBOX PROPOSALS IS NOT CONDITIONED ON THE APPROVAL OF THE ARTICLES MODERNIZATION PROPOSAL OR THE ADDITIONAL PREFERRED STOCK PROPOSAL (EACH AS DEFINED BELOW).

    (2) To consider and act upon a separate proposal unrelated to the proposed acquisition of CarnaudMetalbox (the "Articles Modernization Proposal"), also described in the Proxy Statement/Prospectus, to approve the adoption of an amendment to Crown's Articles of Incorporation to remove a superfluous provision which provides that shareholder approval is specifically not required in connection with the authorization of secured bond indebtedness of not more than $5,500,000 of Crown.

    (3) To consider and act upon a separate proposal unrelated to the proposed acquisition of CarnaudMetalbox (the "Additional Preferred Stock Proposal"), also described in the Proxy Statement/Prospectus, to approve the adoption of an amendment to Crown's Articles of Incorporation to authorize 30,000,000 additional shares of preferred stock of Crown, which may be issued at any time or from time to time, in one or more classes or series of a class with voting rights and such designations, preferences, limitations and special rights as are, subject to the terms of Crown's Articles of Incorporation as so amended, determined by the Board of Directors of Crown; provided, however, that such shares will rank on a parity with or junior to Crown Acquisition Preferred Stock in respect of dividend and liquidation rights and provided further that any such shares will not be entitled to more than one vote per share when voting as a class with holders of Crown Common Stock.

    THE EFFECTIVENESS OF EACH OF THE ARTICLES MODERNIZATION PROPOSAL AND THE ADDITIONAL PREFERRED STOCK PROPOSAL IS NOT CONDITIONED ON THE APPROVAL OF ANY OTHER PROPOSAL, INCLUDING THE CARNAUDMETALBOX PROPOSALS.

  The close of business on October 23, 1995 has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE CARNAUDMETALBOX PROPOSALS, THE ARTICLES MODERNIZATION PROPOSAL AND THE ADDITIONAL PREFERRED STOCK PROPOSAL.

  Please sign, date and mail the enclosed proxy in the envelope provided for that purpose, whether or not you expect to be present at the Special Meeting. If you attend the Special Meeting, you may revoke your proxy and vote your shares in person. Your vote is important.

                                             By order of the Board of Directors,

                                             /s/ Richard L. Krzyzanowski
                                             Richard L. Krzyzanowski
                                             Executive Vice President,
                                             Secretary & General Counsel

November 14, 1995

                        CROWN CORK & SEAL COMPANY, INC.

                          PROXY STATEMENT/PROSPECTUS

                                --------------

  This Proxy Statement/Prospectus is being furnished by Crown Cork & Seal Company, Inc. ("Crown") to the holders of common stock, par value $5.00 per share ("Crown Common Stock"), of Crown in connection with the solicitation by the Board of Directors of Crown of proxies for use at a Special Meeting of shareholders of Crown to be held on December 19, 1995 at 10 a.m., Philadelphia time, at the offices of Crown at 9300 Ashton Road, Philadelphia, PA 19136 (including any adjournment or postponement thereof, the "Special Meeting"). The Special Meeting relates to, among other things, the transactions contemplated by the Exchange Offer Agreement, dated as of May 22, 1995 (as amended, the "Exchange Offer Agreement"), a copy of which is attached to this Proxy Statement/Prospectus as Annex A, between Crown and Compagnie Generale d'Industrie et de Participations, a societe anonyme organized under the laws of the Republic of France ("CGIP"). Pursuant to the Exchange Offer Agreement, Crown proposes to acquire CarnaudMetalbox, a societe anonyme organized under the laws of the Republic of France ("CarnaudMetalbox"), through an offer for outstanding shares of common stock, par value FF 10 per share (the "CarnaudMetalbox Shares"), of CarnaudMetalbox, and to enter into a Shareholders Agreement between Crown and CGIP (the "Shareholders Agreement"). On October 31, 1995, CGIP beneficially owned, directly or indirectly, approximately 30.4% of the outstanding CarnaudMetalbox Shares.

  At the Special Meeting, shareholders of Crown will have the opportunity to consider and act upon the following three proposals related to the proposed acquisition of CarnaudMetalbox (the "CarnaudMetalbox Transaction"): (1) the approval of the transactions contemplated by the Exchange Offer Agreement, including the proposed CarnaudMetalbox Transaction and the execution of the Shareholders Agreement; (2) the approval of the issuance of shares of Crown Common Stock and a new series of convertible preferred stock of Crown having the terms set forth in the Exchange Offer Agreement (as such terms may be modified or amended by Crown's Board of Directors in accordance with the Exchange Offer Agreement, "Crown Acquisition Preferred Stock" and, together with Crown Common Stock, "Crown Stock") in connection with the proposed CarnaudMetalbox Transaction, and the issuance of shares of Crown Common Stock upon conversion of Crown Acquisition Preferred Stock; and (3) the approval of the adoption of an amendment to Crown's Articles of Incorporation (a) to authorize, solely in connection with the proposed CarnaudMetalbox Transaction, 50,000,000 shares of Crown Acquisition Preferred Stock, (b) to authorize 380,000,000 additional shares of Crown Common Stock in connection with the proposed CarnaudMetalbox Transaction and for other general corporate purposes and (c) to render Subchapter E ("Subchapter E") of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), inapplicable to Crown.

  Under certain circumstances, Crown may increase the Exchange Ratio or otherwise materially change the Offer Consideration (as such terms are defined below) relating to the offer for CarnaudMetalbox Shares described herein without resoliciting shareholder approval after the Special Meeting. See "THE CARNAUDMETALBOX PROPOSALS--Description of the CarnaudMetalbox Proposals-- Possible Modifications to the Offer Consideration."

  At the Special Meeting, shareholders of Crown will also have the opportunity to consider and act upon two separate proposals unrelated to the proposed CarnaudMetalbox Transaction: (1) the approval of the adoption of an amendment to Crown's Articles of Incorporation to remove a superfluous provision which provides that shareholder approval is specifically not required in connection with the authorization of secured bond indebtedness of Crown of not more than $5,500,000; and (2) the approval of the adoption of an amendment to Crown's Articles of Incorporation to authorize 30,000,000 additional shares of preferred stock of Crown, which may be issued at any time or from time to time, in one or more classes or series of a class with voting rights and such designations, preferences, limitations and special rights as are, subject to the terms of the Articles of Incorporation of Crown as so amended, determined by the Board of Directors of Crown; provided, however, that such shares will rank on a parity with or junior to Crown Acquisition Preferred Stock in respect of dividend and liquidation rights and provided further that any such shares will not be entitled to more than one vote per share when voting as a class with holders of Crown Common Stock.

                                --------------

THE OFFER DESCRIBED HEREIN BY CROWN FOR CARNAUDMETALBOX SHARES HAS NOT YET COMMENCED. SUCH OFFER WILL NOT COMMENCE UNTIL THE FILING BY CROWN OF CERTAIN DOCUMENTS WITH THE FRENCH COMMISSION DES OPERATIONS DE
BOURSE AND THE FRENCH CONSEIL DES BOURSES DE VALEURS. CROWN
CURRENTLY INTENDS TO MAKE SUCH FILING AFTER THE SPECIAL
MEETING OF SHAREHOLDERS OF CROWN, ALTHOUGH CROWN
RESERVES THE RIGHT TO MAKE SUCH FILING AND
COMMENCE THE OFFER PRIOR TO SUCH MEETING.

                                --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

    THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS NOVEMBER 14, 1995.

  This Proxy Statement/Prospectus, as it may be amended or supplemented, also constitutes the prospectus of Crown with respect to offers and sales by Crown in the United States and to U.S. persons (as such terms are defined in Regulation S under the Securities Act of 1933, as amended (the "Securities Act")), and reoffers and resales from time to time into the United States and to U.S. persons, of shares of Crown Common Stock and Crown Acquisition Preferred Stock issued in connection with the offer for CarnaudMetalbox Shares described herein to the extent that such offers, sales, reoffers and resales are not exempt from registration under the Securities Act. As more fully described herein, subject to the terms and conditions set forth in the Exchange Offer Agreement, Crown has agreed to make an offer to exchange for each CarnaudMetalbox Share, at the election of the holder, either (1) 1.065 Units ("Units"), each Unit consisting of (x) .75 shares of Crown Common Stock and (y) .25 shares of Crown Acquisition Preferred Stock, with cash (in French francs) being paid in lieu of any fractional share interest, or (2) FF 225 in cash (the "Cash Election Price"). The Units of Crown Stock (together with cash in lieu of fractional share interests) and the Cash Election Price to be offered to holders of CarnaudMetalbox Shares are referred to herein collectively as the "Offer Consideration." The ratio of 1.065 Units for each CarnaudMetalbox Share (the "Exchange Ratio") is subject to adjustment under the terms of the Exchange Offer Agreement. See "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock." This Proxy Statement/Prospectus, as it may be amended or supplemented, will also constitute the Offer to Purchase with respect to the cash portion of the offer for CarnaudMetalbox Shares described herein.

  This Proxy Statement/Prospectus, the accompanying Notice of Special Meeting and the proxy card enclosed herewith are first being sent to shareholders of Crown on or about November 14, 1995.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THE INFORMATION OR REPRESENTATIONS CONTAINED OR INCORPORATED BY REFERENCE HEREIN. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CROWN. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE OFFER REFERRED TO HEREIN IS NOT BEING MADE BY MEANS OF THIS PROXY STATEMENT/PROSPECTUS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER BY MEANS OF THIS PROXY STATEMENT/PROSPECTUS OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, CROWN MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER BY MEANS OF THIS PROXY STATEMENT/PROSPECTUS TO HOLDERS OF SHARES OF CARNAUDMETALBOX IN SUCH JURISDICTION. IN THE UNITED STATES, IN THOSE JURISDICTIONS WHOSE SECURITIES OR BLUE SKY LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER IS BEING MADE ON BEHALF OF CROWN BY CS FIRST BOSTON CORPORATION OR ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY EXCHANGE OR SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CROWN SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES HEREOF OR THEREOF.

                               ----------------

  THIS PROSPECTUS HAS NOT RECEIVED THE VISA OF THE FRENCH COMMISSION DES OPERATIONS DE BOURSE. ACCORDINGLY, THIS PROXY STATEMENT/PROSPECTUS MAY NOT BE USED TO MAKE OFFERS OR SALES IN FRANCE IN CONNECTION WITH THE OFFER DESCRIBED HEREIN.

                               ----------------

  IN CONNECTION WITH THE OFFER DESCRIBED HEREIN, APPLICATION HAS BEEN MADE FOR CROWN AND CERTAIN OF ITS ADVISORS (OR THEIR AFFILIATES) TO ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNT OR FOR THE ACCOUNTS OF OTHERS IN CARNAUDMETALBOX SHARES OR OPTIONS ON SUCH SHARES PURSUANT TO REQUESTED EXEMPTIONS FROM RULES 10B-6, 10B-7 AND 10B-13 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "THE OFFER--GENERAL."

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
AVAILABLE INFORMATION....................................................  iv
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................   v
DOLLAR PRESENTATION AND EXCHANGE RATES...................................  vi
SUMMARY..................................................................   1
SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION.........  21
Crown Cork & Seal Company, Inc...........................................  21
CarnaudMetalbox..........................................................  25
Summary Unaudited Pro Forma Consolidated Condensed Financial Data........  26
COMPARATIVE PER SHARE DATA...............................................  28
COMPARATIVE MARKET PRICE DATA............................................  30
THE MEETING..............................................................  32
Date, Time and Place of the Meeting......................................  32
Matters To Be Considered at the Meeting..................................  32
Record Date..............................................................  32
Required Vote............................................................  32
Voting at the Meeting....................................................  33
THE CARNAUDMETALBOX PROPOSALS............................................  34
Description of the CarnaudMetalbox Proposals.............................  34
Background of the CarnaudMetalbox Transaction............................  41
Recommendation of Crown's Board of Directors; Reasons for the
 CarnaudMetalbox Transaction.............................................  42
Opinion of Crown's Financial Advisor.....................................  45
Conditions to Crown's Obligations to Commence and Close the Offer........  49
Regulatory Approvals.....................................................  49
U.S. Tax Consequences to Crown Shareholders..............................  51
Sources of Funds.........................................................  51
Accounting Treatment.....................................................  53
OTHER PROPOSALS TO BE CONSIDERED AT THE MEETING..........................  54
Articles Modernization Proposal..........................................  54
The Additional Preferred Stock Proposal..................................  54
CARNAUDMETALBOX..........................................................  56
General..................................................................  56
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  63
Voting Securities and Principal Holders Thereof..........................  79
Information as to Additional Crown Directors After the Offer.............  80
CROWN CORK & SEAL COMPANY, INC...........................................  82
General..................................................................  82
Voting Securities and Principal Holders Thereof..........................  82
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS..........  84
THE OFFER................................................................  97
General..................................................................  97
Conditions to the Offer..................................................  99
Ownership of Crown Stock after the Offer................................. 100
Purpose of the Offer..................................................... 101

                                                                          PAGE
                                                                          ----
Extension, Termination and Amendment..................................... 102
Cash in Lieu of Fractional Shares of Crown Common Stock and Crown
 Acquisition Preferred Stock............................................. 103
Tender Procedures........................................................ 103
Exchange and Payment of Offer Consideration.............................. 105
Rights of Tendering Shareholders to Cancel Acceptance of Offer........... 105
Listing of Crown Common Stock and Crown Acquisition Preferred Stock...... 105
Effect of Offer on Market for CarnaudMetalbox Shares..................... 106
Fees and Expenses........................................................ 107
Interests of Certain Persons in the Offer................................ 109
Certain Tax Consequences of the Offer.................................... 110
Certain Tax Consequences of the Offer to CarnaudMetalbox and to Crown.... 116
Operation of CarnaudMetalbox After the Offer............................. 116
Regulations Affecting Security Holders................................... 116
Other Matters Related to the Offer....................................... 117
THE EXCHANGE OFFER AGREEMENT............................................. 118
The Exchange Offer....................................................... 118
Agreement to Tender...................................................... 119
CarnaudMetalbox Stock Options............................................ 120
Warranties............................................................... 121
Certain Covenants........................................................ 121
No Solicitation.......................................................... 123
Conditions; Waiver....................................................... 124
Termination; Amendment................................................... 126
Fees and Expenses; Other................................................. 128
THE SHAREHOLDERS AGREEMENT............................................... 129
General.................................................................. 129
Restriction of Certain Actions by CGIP................................... 131
Board Representation..................................................... 132
Voting................................................................... 134
Dividend Policy.......................................................... 134
Debt Rating.............................................................. 135
Transfer Restrictions on Crown Common Stock and Crown Acquisition
 Preferred Stock......................................................... 135
Registration Rights...................................................... 136
Restrictions on Certain Actions By Crown................................. 136
DESCRIPTION OF CROWN STOCK............................................... 137
Crown Common Stock....................................................... 137
Rights Plan.............................................................. 138
Crown Acquisition Preferred Stock........................................ 140
Additional Preferred Stock............................................... 152
COMPARISON OF SHAREHOLDER RIGHTS......................................... 153
Form, Holding and Transfer of Shares..................................... 153
Voting Rights............................................................ 154
Preemptive Rights........................................................ 155
Amendment of Charter Documents........................................... 155
Amendment and Repeal of Bylaws........................................... 156
Management of the Corporation............................................ 156
Classification of Directors.............................................. 157
Removal of Directors..................................................... 157
Actions Requiring a Shareholder Meeting or Vote.......................... 157

                                                                           PAGE
                                                                           ----
Action Without a Meeting.................................................  158
Right to Call Meetings of Shareholders...................................  158
Class Voting.............................................................  159
Special Treatment of Holders of Shares of Same Class or Series...........  159
Cumulative Voting........................................................  160
Dividends and Distributions..............................................  160
Shareholder Rights Plan..................................................  161
Director Liability and Indemnification...................................  161
Rights of Dissenting Shareholders........................................  162
Mergers, Acquisitions and Certain Other Transactions.....................  162
Duties of Directors; Consideration of Non-Economic Factors...............  163
Limitations on Takeovers, Business Combinations and Share Accumulations..  163
LEGAL OPINIONS...........................................................  165
EXPERTS..................................................................  165
SHAREHOLDER PROPOSALS....................................................  166
GLOSSARY OF SELECTED DEFINED TERMS.......................................  167
INDEX TO FINANCIAL STATEMENTS............................................  F-1
Annex A--Exchange Offer Agreement, dated as of May 22, 1995, as amended as of November 13, 1995, between Crown Cork & Seal Company, Inc.
         and Compagnie Generale d'Industrie et de Participations
         (including the Shareholders Agreement)
Annex B--Articles of Amendment to Articles of Incorporation--Acquisition
         Articles Amendment
Annex C--Opinion of CS First Boston Corporation
Annex D--Articles of Amendment to Articles of Incorporation--Articles
         Modernization Proposal
Annex E--Articles of Amendment to Articles of Incorporation--Additional
         Preferred Stock Proposal

                             AVAILABLE INFORMATION

  Crown is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information filed by Crown with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by Crown can be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005.

  Crown has filed with the SEC a Registration Statement on Form S-4 (together with all amendments thereto, the "Registration Statement") under the Securities Act with respect to offers and sales by Crown in the United States and to U.S. persons, and reoffers and resales from time to time into the United States and to U.S. persons, of shares of Crown Common Stock and Crown Acquisition Preferred Stock issued in the offer described herein to the extent that such offers, sales, reoffers and resales are not exempt from registration under the Securities Act. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to Crown and the securities offered hereby.

  Crown will file with the Commission des operations de bourse, the administrative agency of the Republic of France responsible for overseeing the French securities markets (the "COB"), a document de reference (the "Reference Document") and a note d'information with respect to the offer described herein. The Reference Document will also be used with respect to the anticipated listing of shares of Crown Common Stock and Crown Acquisition Preferred Stock on the cote officielle (the "Official List") of the Bourse de Paris (the "Paris Stock Exchange"). In addition, prior to commencement of such offer, Crown will submit the terms of the offer for approval by the Conseil des bourses des valeurs, the self-regulatory organization that has general supervisory authority over French stock exchanges (the "CBV").

  The offer document to be used in the United States or with respect to U.S. persons in connection with the offer for CarnaudMetalbox Shares will consist of this Proxy Statement/Prospectus (including as it may be amended or supplemented, whether by means of incorporation by reference into the Registration Statement or otherwise).

  CarnaudMetalbox is not subject to the information requirements of the Exchange Act and therefore does not file reports or other information with the SEC. CarnaudMetalbox information contained in this Proxy Statement/Prospectus has been taken from reports and other public sources, primarily the 1994 Annual Report of CarnaudMetalbox, as well as from information provided to Crown by CGIP. Crown has no knowledge that would indicate that statements relating to CarnaudMetalbox contained or incorporated by reference in this Proxy Statement/Prospectus in reliance upon such information or otherwise are inaccurate or incomplete, but Crown did not prepare such information and statements and is not in a position to verify any such information or statements.

  Crown prepares annual reports which are distributed to its shareholders. Crown's annual reports contain financial information examined and reported upon, with opinions expressed, by Crown's auditors. The consolidated financial statements of Crown included in such annual reports are presented in United States dollars and are prepared in conformity with United States generally accepted accounting principles. In the event any Crown Stock is listed on the Paris Stock Exchange following the offer described herein, Crown anticipates that it will also file with the COB a French translation of its annual reports (or excerpts thereof) in accordance with applicable listing requirements. See also "THE OFFER--Ownership of Crown Stock After the Offer--Reports."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by Crown with the SEC (File No. 1-2227) pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

    (1) Crown's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

    (2) Crown's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 and Crown's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 (as amended by Crown's Report on Form 10-Q/A filed on November 13, 1995);

    (3) Crown's Current Reports on Form 8-K filed January 25, 1995 and June 16, 1995; and

    (4) Crown's Registration Statements on Form 8-B filed on May 2, 1989 with respect to Crown Common Stock, and on Form 8-A filed on August 10, 1995 with respect to Crown's common stock purchase rights (and any amendments or reports filed for the purpose of updating such descriptions).

  All reports and other documents subsequently filed by Crown pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date the offers, sales, reoffers and resales into the United States and to U.S. persons of shares of Crown Common Stock and Crown Acquisition Preferred Stock issued in connection with the offer described herein (to the extent such offers, sales, reoffers and resales are not exempt from registration under the Securities Act) are terminated or consummated are hereby incorporated by reference herein and shall be deemed a part hereof from the respective dates of filing of such reports and other documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST DIRECTED TO: CROWN CORK & SEAL COMPANY, INC., 9300 ASHTON ROAD, PHILADELPHIA, PA 19136 (TELEPHONE NUMBER (215) 698-5208),
ATTENTION: RICHARD L. KRZYZANOWSKI, EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 5, 1995.

                    DOLLAR PRESENTATION AND EXCHANGE RATES

  Crown publishes its financial statements in U.S. dollars. In this Proxy Statement/Prospectus currency amounts are generally expressed in U.S. dollars. Unless otherwise stated or the context requires otherwise, references in this Proxy Statement/Prospectus to "$" or "U.S. dollars" are to United States dollars, and references to "FF" are to French francs. For the convenience of the reader, this Proxy Statement/Prospectus presents certain translations of certain U.S. dollar amounts into French franc amounts, and of certain French franc amounts into U.S. dollar amounts, at specified rates. These translations should not be construed as representations that the dollar amounts actually represent such French franc amounts or could be converted into French francs at the rate indicated or at any other rate, and vice versa. Unless otherwise specified, such translations have been made at the noon buying rate in The City of New York for cable transfers payable in French francs as announced by the Federal Reserve Bank of New York for customs purposes, expressed in French francs per one U.S. dollar or U.S. dollars per one French franc, as the context requires (the "Noon Buying Rate"), on the dates specified herein.

  The following table sets out, for the periods and dates indicated, certain information concerning the Noon Buying Rate (expressed in French francs per one U.S. dollar). On November 10, 1995, the Noon Buying Rate was FF 4.872 = $1.00.

  CALENDAR PERIOD                              HIGH   LOW  AVERAGE(1) PERIOD END
  ---------------                              ----- ----- ---------- ----------
Twelve Months Ended:
  December 31, 1990........................... 5.790 4.962   5.433      5.100
  December 31, 1991........................... 6.213 4.931   5.652      5.195
  December 31, 1992........................... 5.691 4.739   5.290      5.527
  December 31, 1993........................... 6.056 5.300   5.685      5.919
  December 31, 1994........................... 5.979 5.112   5.511      5.345
Six Months Ended:
  June 30, 1994............................... 5.979 5.408   5.689      5.436
  June 30, 1995............................... 5.387 4.790   4.992      4.853
July 1, 1995-November 10, 1995................ 5.139 4.776   4.903      4.872

--------
(1) The average of the Noon Buying Rates on the last business day of each month, or portion of the month, during the relevant period.

                                    SUMMARY

  The following summary contains certain information contained elsewhere in this Proxy Statement/ Prospectus and certain additional information. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. Shareholders of Crown and CarnaudMetalbox are urged to read this Proxy Statement/Prospectus, the Annexes hereto and the documents incorporated herein by reference in their entirety. For the convenience of readers, a "GLOSSARY OF SELECTED DEFINED TERMS" has been included in this Proxy Statement/Prospectus.

                                  THE MEETING

DATE, TIME AND PLACE OF THE MEETING

  The Special Meeting of Crown is to be held on December 19, 1995, at 10:00 a.m., Philadelphia time, at Crown's offices located at 9300 Ashton Road, Philadelphia, PA 19136.

MATTERS TO BE CONSIDERED AT THE MEETING

  At the Special Meeting, shareholders of Crown will have the opportunity to consider and act upon the following three related proposals (the
"CarnaudMetalbox Proposals"):

    (1) the approval of the transactions contemplated by the Exchange Offer Agreement, pursuant to which and subject to the terms and conditions thereof, Crown proposes to make an offer to acquire all of the outstanding CarnaudMetalbox Shares and to enter into the Shareholders Agreement with CGIP;

    (2) the approval of the issuance of shares of Crown Common Stock and Crown Acquisition Preferred Stock in connection with the proposed CarnaudMetalbox Transaction, and the issuance of shares of Crown Common Stock upon conversion of Crown Acquisition Preferred Stock; and

    (3) the approval of the adoption of an amendment (the "Acquisition Articles Amendment") to Crown's Articles of Incorporation (a) to authorize, solely in connection with the proposed CarnaudMetalbox Transaction, 50,000,000 shares of Crown Acquisition Preferred Stock, (b) to authorize 380,000,000 additional shares of Crown Common Stock in connection with the proposed CarnaudMetalbox Transaction and for other general corporate purposes and (c) to render Subchapter E of the PBCL inapplicable to Crown.

  For a description of possible modifications to the terms of the proposed CarnaudMetalbox Transaction, see "THE CARNAUDMETALBOX PROPOSALS--Description of the CarnaudMetalbox Proposals--Possible Modifications to the Offer Consideration."

  At the Special Meeting, shareholders of Crown will also have the opportunity to consider and act upon two separate proposals unrelated to the proposed CarnaudMetalbox Transaction: (1) the approval of the adoption of an amendment to Crown's Articles of Incorporation to remove a superfluous provision which provides that shareholder approval is specifically not required in connection with the authorization of secured bond indebtedness of not more than $5,500,000 of Crown (the "Articles Modernization Proposal"); and (2) the approval of the adoption of an amendment to Crown's Articles of Incorporation to authorize 30,000,000 additional shares of preferred stock of Crown, which may be issued at any time or from time to time, in one or more classes or series of a class with voting rights and such designations, preferences, limitations and special rights as are, subject to the terms of Crown's Articles of Incorporation as so amended, determined by Crown's Board of Directors; provided, however, that such shares will rank on a parity with or junior to Crown Acquisition Preferred Stock in respect of dividend and liquidation rights and provided further that any such shares will not be entitled to more than one vote per share when voting as a class with holders of Crown Common Stock (the

"Additional Preferred Stock Proposal") and will be subject to a policy to be adopted by Crown's Board with the intention of mitigating certain "anti-takeover" effects in certain situations.

  Collectively, the foregoing proposals are referred to herein as the "Special Meeting Proposals."

RECORD DATE

  The record date for the Special Meeting is October 23, 1995 (the "Record Date"). Only shareholders of Crown whose names appeared on the books of Crown at the close of business on that date will be entitled to vote at the Special Meeting. As of the close of business on that date, 90,609,422 shares of Crown Common Stock were outstanding and entitled to vote at the Special Meeting, each share being entitled to one vote.

REQUIRED VOTE

  Under the PBCL and Crown's Articles of Incorporation, the approval of the applicable CarnaudMetalbox Proposals, the Articles Modernization Proposal and the Additional Preferred Stock Proposal each requires the vote of a majority of the votes cast by all shareholders entitled to vote thereon at a meeting at which a quorum is present. Under the PBCL and Crown's Bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority in number of all votes entitled to be cast on a matter is necessary to constitute a quorum.

  The rules of the NYSE require that the issuance of shares of Crown Common Stock and Crown Acquisition Preferred Stock in connection with the proposed CarnaudMetalbox Transaction, and of shares of Crown Common Stock upon conversion of Crown Acquisition Preferred Stock, be approved by a majority of the votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

  As of the Record Date, the directors and executive officers of Crown (and their affiliates) beneficially owned 6,900,095 shares of Crown Common Stock (including 5,372,215 shares of Crown Common Stock which may be deemed to be beneficially owned by certain directors and executive officers by virtue of their membership on an investment committee in respect of various Crown pension plans), constituting approximately 7.615% of the outstanding Crown Common Stock. All such directors and executive officers have indicated they intend to vote or direct the vote of all outstanding shares of Crown Common Stock over which they have voting power in favor of all of the Special Meeting Proposals. For further information in respect of the ownership of Crown Common Stock, including ownership by directors and executive officers of Crown, see "CROWN CORK & SEAL COMPANY--Voting Securities and Principal Holders Thereof." For information as to the effect of abstentions and broker "non-votes" on voting results, see "THE MEETING--Required Vote."

  SHAREHOLDERS OF CROWN SHOULD NOTE THAT THE EFFECTIVENESS OF THE
CARNAUDMETALBOX PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING IS CONDITIONED IN CERTAIN RESPECTS. SEE "THE MEETING--REQUIRED VOTE."

EFFECT OF SHAREHOLDER APPROVAL

  Crown believes that shareholder approval of the transactions contemplated by the Exchange Offer Agreement is not required by the PBCL or the applicable rules of the NYSE, other than in respect of the CarnaudMetalbox Proposals referred to below dealing with the issuance and authorization of Crown Stock in connection with the CarnaudMetalbox Transaction. However, in addition to the approval of the proposals dealing with the issuance and authorization of Crown Stock, Crown's Board of Directors is requesting the approval of Crown's shareholders of the proposed CarnaudMetalbox Transaction and the other transactions contemplated by the Exchange Offer Agreement (including the execution and delivery by Crown of the Shareholders Agreement) in light of the significance of the proposed acquisition and such other transactions to Crown's shareholders. In addition, Crown's Board of Directors has made approval of the transactions contemplated by the Exchange Offer Agreement (in addition to the approval of the authorization and issuance of Crown Stock in connection therewith) by Crown's shareholders a condition to the acquisition of CarnaudMetalbox pursuant to the Exchange

Offer Agreement. See "THE OFFER--Conditions to the Offer" and "THE EXCHANGE OFFER AGREEMENT--Conditions; Waiver." The legal effect of shareholder approval of the transactions contemplated by the Exchange Offer Agreement will be to ratify the transactions contemplated by the express terms of the Exchange Offer Agreement as described herein (including the Offer Consideration as currently structured and the adjustments to the Exchange Ratio described in "--The Offer--Exchange Ratio and Market Value of Crown Common Stock"), which ratification may prevent a shareholder from successfully challenging such transactions and the actions of Crown's Board of Directors in connection therewith. Such ratification will not apply, however, to any other changes to the Offer Consideration, including those changes described in the second paragraph below under "--The CarnaudMetalbox Proposals--Description of the CarnaudMetalbox Proposals--Possible Modifications to the Offer Consideration," unless such changes are disclosed sufficiently in advance of the Special Meeting under applicable law. Crown does not intend to solicit approval of its shareholders with respect to any revisions or amendments to the Exchange Offer Agreement or the Shareholders Agreement which Crown makes after the Special Meeting, except in the specific circumstances noted below in "--The CarnaudMetalbox Proposals--Description of the CarnaudMetalbox Proposals-- Possible Modifications to the Offer Consideration."

                         THE CARNAUDMETALBOX PROPOSALS

DESCRIPTION OF THE CARNAUDMETALBOX PROPOSALS

 The Exchange Offer Agreement

  Pursuant to the Exchange Offer Agreement and subject to the terms and conditions thereof, Crown has agreed to make an offer to be conducted as an Offre publique d'echange a titre principal et d'achat a titre subsidiaire, or public exchange offer with a secondary cash offer (jointly, the "Offer"), under French law for all of the outstanding CarnaudMetalbox Shares, and CGIP has agreed to tender pursuant to the Offer all CarnaudMetalbox Shares beneficially owned by CGIP (or one of its subsidiaries) and to receive Units in exchange for such shares. On October 31, 1995, CGIP beneficially owned, directly or indirectly, approximately 30.4% of the total outstanding CarnaudMetalbox Shares, representing approximately 44.4% of the aggregate voting power of the outstanding CarnaudMetalbox Shares (taking into account double-voting rights with respect to certain CarnaudMetalbox Shares owned by CGIP and certain other shareholders of CarnaudMetalbox (which double voting rights Crown will not have if the Offer is consummated)). Ernest-Antoine Seilliere, the Chairman and Chief Executive Officer of CGIP, is also the Chairman of the conseil de surveillance, the supervisory board, of CarnaudMetalbox. For a description of the Exchange Offer Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex A, and the terms and conditions of CGIP's obligation to tender and not withdraw its CarnaudMetalbox Shares in the Offer, including in the event of any competing bid for CarnaudMetalbox Shares, see "THE EXCHANGE OFFER AGREEMENT-- Agreement to Tender" and "--Conditions; Waiver."

 Possible Modifications to the Offer Consideration

  As described in "THE CARNAUDMETALBOX PROPOSALS--Description of the CarnaudMetalbox Proposals--Possible Modifications to the Offer Consideration," the approval of the transactions contemplated by the Exchange Offer Agreement will constitute an approval of the Offer Consideration as currently structured and the adjustments to the Exchange Ratio described in "--The Offer--Exchange Ratio and Market Value of Crown Common Stock," including pursuant to Crown's exercise of its right under the Exchange Offer Agreement to increase the Exchange Ratio to prevent termination of the Exchange Offer Agreement by CGIP and Crown's waiver of its right to terminate the Exchange Offer Agreement.

  In addition, although Crown has no current intention of changing the Offer Consideration, under certain circumstances (none of which is presently expected to exist), the Offer Consideration may be modified (in certain circumstances with CGIP's consent) from that described herein subsequent to the date of this Proxy Statement/Prospectus in the event that Crown's Board of Directors determines that such modifications are in the best interests of Crown. If the Offer Consideration is changed by Crown in a manner which Crown's Board of Directors believes would materially adversely affect Crown's shareholders, Crown intends to resolicit the approval of Crown shareholders, unless such changes are disclosed to Crown shareholders prior to the Special Meeting. See "THE OFFER--General." However, if after the Special Meeting the Offer Consideration is so changed in response to a competing bid for CarnaudMetalbox or as required by a regulatory authority, such as the CBV, Crown may elect not to proceed with resolicitation if (1) Crown receives the opinion of outside counsel that shareholder authorization is not required under applicable state law (which opinion may be based solely upon the applicable statutory provisions of Pennsylvania law in the absence of any controlling judicial precedent);
(2) Crown has been advised by the NYSE that Crown Common Stock will not be delisted from the NYSE as a result of such election; and (3) Crown's Board of Directors determines that, because of the associated delay, resolicitation would jeopardize consummation of the CarnaudMetalbox Transaction or the benefits of the transaction to Crown's shareholders. In any event, Crown's Board intends to take such action only if such action is consistent with the Crown Board's fiduciary duties. As to clause (1) above, Crown has been advised by its counsel, Dechert Price & Rhoads, that such counsel is unaware of any existing controlling judicial precedent in Pennsylvania with respect to the specific facts and circumstances described in this paragraph.

  Any such increase in the Offer Consideration in the manner described in the two preceding paragraphs may have a dilutive effect on current holders of Crown Common Stock; may, to the extent it is in the form of additional Crown equity, have the effect of increasing CGIP's, and former CarnaudMetalbox shareholders' aggregate, percentage ownership of Crown Common Stock following the Offer; and may have a material impact on the unaudited pro forma consolidated condensed financial statements contained herein. Crown has provided certain sensitivity analyses in the notes to such unaudited pro forma consolidated condensed financial statements discussing the effects of certain variations in the Offer Consideration, including with respect to net income per share of Crown Common Stock. See "UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS," including Note 9 thereto, and "COMPARATIVE PER SHARE DATA." Crown does not intend to increase the Exchange Ratio above 1.183 (subject to certain exceptions, the maximum possible Exchange Ratio under the Exchange Offer Agreement, as described in "--The Offer--Exchange Ratio and Market Value of Crown Common Stock"), or otherwise change the Offer Consideration in a manner which Crown's Board of Directors believes would materially adversely affect Crown's shareholders, unless it receives the opinion of its financial advisor that the Offer Consideration, as so modified, is fair to Crown from a financial point of view. The decision whether to obtain such a fairness opinion with respect to any such changes to the Offer Consideration will be made by Crown's Board of Directors.

  For additional information regarding the possible number of shares of Crown Stock which could be issued in the Offer and the number of shares of Crown Stock to be authorized by the Acquisition Articles Amendment, see "--Possible Number of Shares of Crown Stock to be Issued in the Offer" and "--Amendments to Crown's Articles of Incorporation."

 Significant Shareholder

  By virtue of CGIP's substantial ownership position in CarnaudMetalbox and its agreement in the Exchange Offer Agreement to receive Units in exchange for its CarnaudMetalbox Shares in the Offer, it is anticipated that CGIP will become Crown's largest holder of Crown Common Stock and Crown Acquisition Preferred Stock immediately after consummation of the Offer. Based on the total number of outstanding shares of Crown Common Stock and outstanding CarnaudMetalbox Shares (in each case, not including outstanding options) as of October 31, 1995, if the Offer is consummated, CGIP's percentage ownership of (1) the issued and outstanding Crown Common Stock immediately following the Offer, assuming no conversion of Crown Acquisition Preferred Stock, could range from approximately 12.4% to 20.4%, (2) the issued and outstanding Crown Common Stock immediately following the Offer, assuming conversion of Crown Acquisition Preferred Stock (which percentage ownership corresponds to CGIP's percentage ownership of the total voting power in the election of directors of Crown immediately following the Offer), could range from approximately 14.4% to 25.1% and (3) the issued and outstanding Crown Acquisition Preferred Stock immediately following the Offer could range from approximately 30.4% to 100%. The low end of the CGIP ownership ranges above assumes the Exchange Ratio is 0.968 and all CarnaudMetalbox shareholders tender and elect to receive Units. The high end of such ranges assumes the Exchange Ratio is 1.183 and CGIP is the only CarnaudMetalbox shareholder that elects to receive Units. In certain cases, the Exchange Ratio could exceed 1.183. See "--The Offer--Exchange Ratio and Market Value of Crown Common Stock."

  For additional information regarding CGIP, see "--Compagnie Generale d'Industrie et de Participations S.A."

 The Shareholders Agreement; Strategic Committee

  Crown and CGIP have agreed that, on the date the Societe des bourses francaises, the financial institution responsible for the supervision of trading in listed shares on French stock exchanges (the "SBF"), publishes the avis de resultat, or closing notice, confirming the success of the Offer (the "Closing Date"), Crown and CGIP will enter into the Shareholders Agreement, which contains standstill, board representation and other provisions. Crown will indicate in the Shareholders Agreement its intention to commence paying cash dividends on Crown Common Stock if the Offer is consummated. In addition, in the Shareholders Agreement, Crown has indicated that Crown intends to conduct its business in a manner consistent with its maintaining an "investment grade" rating for its long-term unsecured debt securities, and has agreed that, under certain circumstances, any failure to maintain such rating for a period of longer than one year will constitute a breach of the foregoing requirement and the termination of the standstill period under the Shareholders Agreement. For a description of the Shareholders Agreement, see "THE SHAREHOLDERS AGREEMENT." A copy of the Shareholders Agreement is attached to this Proxy Statement/Prospectus as part of Annex A. Crown has also agreed in the Exchange Offer Agreement to amend its Bylaws on the Closing Date to create a strategic committee of its directors (the "Strategic Committee"), one-half the members of which (including its chair) will be representatives of CGIP. The Bylaws as so amended will provide that Crown's Board will consider the vote of the Strategic Committee with respect to those matters to be considered by the Strategic Committee but will not be bound to follow the vote of the Strategic Committee. CGIP has advised Crown that it will designate Mr. Seilliere to serve as chairman of the Strategic Committee. For a description of the Exchange Offer Agreement, see "THE EXCHANGE OFFER AGREEMENT." For information regarding CGIP's proposed representatives on Crown's Board of Directors, see "CARNAUDMETALBOX-- Information as to Additional Crown Directors After the Offer."

 Debt Rating

  As of November 10, 1995, Crown's long-term unsecured debt securities were rated Baa1 by Moody's Investors Services Inc. ("Moody's") and BBB+ by Standard & Poor's Corp. ("S&P"). For information in respect of recent actions by such rating agencies in placing certain Crown debt securities under review and Crown's plans for a possible issuance of equity or equity-linked securities, if necessary, of up to approximately $1 billion to maintain its investment grade debt ratings, see "THE CARNAUDMETALBOX PROPOSALS--Sources of Funds." The issuance of any such equity or equity-linked securities may, depending on the terms of such issuance, be dilutive to Crown's shareholders. A downward adjustment, if any, in Crown's debt ratings will also likely increase the cost of future long-term borrowings and commercial paper issuances by Crown, and could adversely affect the timing and other terms upon which Crown plans to borrow funds. For information on the significance of Crown's debt ratings with respect to CGIP's obligation to tender into the Offer and with respect to the Shareholders Agreement, see "THE EXCHANGE OFFER AGREEMENT--Conditions; Waiver" and "THE SHAREHOLDERS AGREEMENT--Debt Rating," respectively.

 Issuance of Crown Common Stock and Crown Acquisition Preferred Stock

  General. Crown proposes to issue to electing CarnaudMetalbox shareholders a number of shares of Crown Stock sufficient to acquire all of the outstanding shares of CarnaudMetalbox. For a description of the terms of Crown Stock, see "DESCRIPTION OF CROWN STOCK." For a description of the ability of Crown's Board of Directors to set the terms of Crown Acquisition Preferred Stock, see "-- Amendments to Crown's Articles of Incorporation" below. Among other things, shares of Crown Acquisition Preferred Stock will be convertible, at the option of the holder (and, in certain circumstances, mandatorily or at Crown's option), subject to the terms thereof, into shares of Crown Common Stock. If the CarnaudMetalbox Proposals are approved and the Offer is consummated, the rights of holders of Crown Common Stock will be subject to, and may be adversely affected by, the rights of holders of Crown Acquisition Preferred Stock. Holders of Crown Common Stock will not be entitled to exercise preemptive rights with respect to the issuance of shares of Crown Stock in connection with the proposed CarnaudMetalbox Transaction or upon conversion of Crown Acquisition Preferred Stock.

  Possible Number of Shares of Crown Stock to be Issued in the Offer. As discussed above, Crown is proposing to issue a number of shares of Crown Common Stock sufficient to acquire CarnaudMetalbox. Under the Exchange Offer Agreement, based on currently available information and the assumptions discussed below, this could result in up to 101,900,170 shares of Crown Common Stock being issued to CarnaudMetalbox's shareholders (including up to 23,739,119 shares issued upon conversion of Crown Acquisition Preferred Stock), assuming all holders of CarnaudMetalbox Shares elect to receive Units in the Offer, all employee stock options contemplated by the Exchange Offer Agreement are granted, all holders of outstanding options for CarnaudMetalbox Shares exercise such options and the Exchange Ratio is determined to be 1.183 (subject to certain exceptions, the maximum possible Exchange Ratio under the Exchange Offer Agreement, as described in "--The Offer--Exchange Ratio and Market Value of Crown Common Stock"). In such a case, former holders of CarnaudMetalbox Shares and options could hold up to approximately 53% of the issued and outstanding Crown Common Stock upon consummation of the Offer, which percentage could increase under certain circumstances. See "THE CARNAUDMETALBOX PROPOSALS--Description of the CarnaudMetalbox Proposals--Possible Modifications to the Offer Consideration." The Acquisition Articles Amendment, if adopted, will make an additional 380,000,000 shares of Crown Common Stock available for issuance as described below in "--Amendments to Crown's Articles of Incorporation--Authorization of Additional Crown Common Stock."

 Amendments to Crown's Articles of Incorporation

  Authorization of Crown Acquisition Preferred Stock. Crown's Board of Directors is requesting adoption by the shareholders of Crown of the Acquisition Articles Amendment to authorize, solely in connection with the CarnaudMetalbox Transaction, 50,000,000 shares of Crown Acquisition Preferred Stock. Under the proposed amendment, Crown's Board of Directors will have authority to issue, solely in connection with the CarnaudMetalbox Transaction, one or more classes or series of a class of such preferred stock without further shareholder approval, except as otherwise provided under applicable law or rules of securities exchanges or quotation systems on which shares of Crown are at the time listed or authorized for quotation, and will have the ability to determine all designations, relative rights, preferences and limitations of such class or series. However, under the Exchange Offer Agreement, Crown and CGIP have agreed that Crown Acquisition Preferred Stock will have the terms set forth in the Exchange Offer Agreement. For a description of such terms, see "DESCRIPTION OF CROWN STOCK--Crown Acquisition Preferred Stock." Shares of Crown Acquisition Preferred Stock will be used solely to effect the CarnaudMetalbox Transaction. Crown has no current intention of modifying the terms of Crown Acquisition Preferred Stock, but it reserves the right to do so, without further shareholder approval, subject to the terms of the Exchange Offer Agreement. See "--Possible Modifications to the Offer Consideration" above. If the CarnaudMetalbox Proposals are approved and the Offer is consummated, the rights of holders of Crown Common Stock will be subject to, and may be adversely effected by the rights of holders of Crown Acquisition Preferred Stock.

  Authorization of Additional Crown Common Stock. Crown's Board of Directors is also requesting adoption by the shareholders of Crown of the Acquisition Articles Amendment to increase the number of authorized shares of Crown Common Stock from 120,000,000 to 500,000,000. The amendment, if adopted, would make an additional 380,000,000 shares of Crown Common Stock available for issuance from time to time for such purposes and consideration as Crown's Board of Directors may approve, including for the proposed CarnaudMetalbox Transaction, and no further shareholder approval will be required, except as otherwise provided under applicable law or rules of securities exchanges or quotation systems on which shares of Crown are at the time listed or authorized for quotation.

  For a description of possible uses of additional shares of Crown Common Stock in addition to the CarnaudMetalbox Transaction, including, without limitation, issuance as part or all of the consideration required to be paid by Crown for other acquisitions, issuance in public or private sales for cash as a means of obtaining capital or retiring indebtedness, issuance pursuant to employee benefits or other compensatory plans or stock splits and possible anti-takeover uses, see "THE CARNAUDMETALBOX PROPOSALS--Amendment to

Crown's Articles of Incorporation." For a description of Crown Common Stock, see "DESCRIPTION OF CROWN STOCK--Crown Common Stock."

  "Opt-Out" of Subchapter E of the PBCL. Subchapter E of the PBCL provides that any holder of voting shares of a registered Pennsylvania corporation such as Crown which objects to a "control transaction" will be entitled to make a demand on the "controlling person" for payment of the fair value of the voting shares of the corporation held by the shareholder as determined pursuant to the PBCL, and such controlling person shall be required to pay that amount in cash to such shareholder. A "control transaction" is defined as the acquisition by a "controlling person." A "controlling person" is generally defined as a person having voting power over at least 20% of the votes that all shareholders would be entitled to cast in an election of directors.

  Following the consummation of the Offer, it is possible that CGIP will become a "controlling person" under Subchapter E. Accordingly, pursuant to the Exchange Offer Agreement, Crown's shareholders are being requested to render Subchapter E inapplicable to Crown. If adopted, the Acquisition Articles Amendment will render Subchapter E inapplicable to Crown even if CGIP does not become a "controlling person" as a result of the consummation of the Offer and will prevent Subchapter E from applying not only to the acquisition by CGIP of Crown Stock or other voting securities of Crown in connection with the Offer or otherwise but also from applying to other "control transactions."

  A copy of the Acquisition Articles Amendment is attached to this Proxy Statement/Prospectus as Annex B.

BACKGROUND OF THE CARNAUDMETALBOX TRANSACTION

  For several years, Crown has grown its historical core metal packaging businesses and expanded into new product lines, such as plastic containers, primarily through selected strategic acquisitions. As part of Crown's focus on global packaging opportunities, Crown management recognized the need to expand the scope of its non-U.S. operations, especially in Europe. Crown's management identified CarnaudMetalbox as an attractive potential partner for a combination particularly in light of the complementary fit between Crown's strong presence in North America and CarnaudMetalbox's strong presence in Europe.

  On January 27, 1995, at the prior invitation of Mr. William J. Avery, Chairman of the Board, President and Chief Executive Officer of Crown, Mr. Seilliere, Chairman and Chief Executive Officer of CGIP and Chairman of the supervisory board of CarnaudMetalbox, met with Mr. Avery in Paris to discuss in broad outline the feasibility of a possible business combination between Crown and CarnaudMetalbox. On February 24, 1995, Mr. Seilliere contacted Mr. Avery to express his interest in pursuing a more in-depth study of a possible combination between Crown and CarnaudMetalbox. After additional meetings and negotiations between representatives of Crown and CGIP over the next three months, Crown and CGIP entered into the Exchange Offer Agreement on May 22, 1995.

RECOMMENDATION OF CROWN'S BOARD OF DIRECTORS; OPINION OF CROWN'S FINANCIAL
ADVISOR

  Crown's Board of Directors believes the terms of the CarnaudMetalbox Transaction, the Offer, the Exchange Offer Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the shareholders of Crown and has by unanimous vote of the directors present approved a resolution approving and recommending to Crown's shareholders for their approval the CarnaudMetalbox Proposals. For information as to the factors considered by the Board of Directors of Crown in approving the CarnaudMetalbox Transaction, the Offer, the Exchange Offer Agreement and the transactions contemplated thereby and as to Crown's reasons for the CarnaudMetalbox Transaction, see "THE CARNAUDMETALBOX PROPOSALS--Recommendation of Crown's Board of Directors; Reasons for the CarnaudMetalbox Transaction."

  CS First Boston Corporation ("CS First Boston") has delivered to Crown's Board of Directors written opinions to the effect that, based upon and subject to certain matters stated therein, as of May 22, 1995 and the date of this Proxy Statement/Prospectus, the consideration proposed to be paid by Crown pursuant to the Offer contemplated by the Exchange Offer Agreement was fair to Crown from a financial point of view.

  THE FULL TEXT OF CS FIRST BOSTON'S WRITTEN OPINION DATED THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS. CS FIRST BOSTON'S OPINION IS ADDRESSED TO CROWN'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS TO CROWN FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION PROPOSED TO BE PAID BY CROWN IN THE OFFER. SUCH OPINION NOTES THAT THE EXCHANGE RATIO IS SUBJECT TO A COLLAR PROVIDING THAT THE EXCHANGE RATIO SHALL NOT EXCEED 1.183 UNITS NOR BE LESS THAN 0.968 UNITS. SEE "--THE OFFER--EXCHANGE RATIO AND MARKET VALUE OF CROWN COMMON STOCK." THE CS FIRST BOSTON OPINION DOES NOT ADDRESS THE FAIRNESS OF SUCH CONSIDERATION FROM A FINANCIAL POINT OF VIEW OR OTHERWISE TO CARNAUDMETALBOX OR CARNAUDMETALBOX SHAREHOLDERS AND, CONSEQUENTLY, DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CARNAUDMETALBOX SHAREHOLDER IN RESPECT OF SUCH SHAREHOLDER'S DECISION WHETHER TO TENDER ITS CARNAUDMETALBOX SHARES IN THE OFFER OR IN ANY OTHER RESPECT. CROWN SHAREHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. See "THE CARNAUDMETALBOX PROPOSALS--Opinion of Crown's Financial Advisor."

  Under certain circumstances, Crown may increase the Exchange Ratio above the upper collar limit of 1.183 or otherwise change the Offer Consideration. See "--The Offer--Exchange Ratio and Market Value of Crown Common Stock" and "THE CARNAUDMETALBOX PROPOSALS--Description of the CarnaudMetalbox Proposals-- Possible Modifications to the Offer Consideration." Crown does not intend to increase the Exchange Ratio above the upper collar limit of 1.183, or otherwise change the Offer Consideration in a manner which Crown's Board of Directors believes would materially adversely affect Crown's shareholders, unless it receives the opinion of its financial advisor that the Offer Consideration, as so modified, is fair to Crown from a financial point of view. The decision whether to obtain such a fairness opinion with respect to any such changes to the Offer Consideration will be made by Crown's Board of Directors.

CARNAUDMETALBOX

  CarnaudMetalbox, a multinational manufacturer of metal and plastic packaging materials and equipment with consolidated revenue of FF 24.9 billion in 1994, was formed in 1989 as a result of the merger of Carnaud S.A. and MetalBox, a French and British packaging company, respectively. Approximately 78% of CarnaudMetalbox's 1994 net sales were derived from its operations in the European Union, with France, the United Kingdom and all other European Union member countries accounting for approximately 24%, 25% and 29%, respectively. Approximately 12% of net sales were derived from operations in Europe outside of the European Union and in North America, and the remaining 10% were derived from the Asia-Pacific and Africa, Middle East and Caribbean regions.

  CarnaudMetalbox's operations consist of Metal Packaging, Plastic Packaging and Engineering and Other. Metal Packaging, which represented approximately 75% of 1994 net sales, includes manufacture of food cans, food closures, specialty packaging, aerosols and beverage cans. Plastic Packaging, which represented approximately 20% of 1994 net sales, includes rigid plastic packaging for food, household and health and beauty plastic items and flexible packaging for food products. Engineering and Other, which represented approximately 5% of 1994 net sales, includes sales of can manufacturing and filling lines for bottlers and other activities.

  CarnaudMetalbox's principal executive offices are located at 153 rue de Courcelles, 75017 Paris. The telephone number is (33-1) 44-15-68-00.

  For information as to the market value of CarnaudMetalbox Shares, see "COMPARATIVE MARKET PRICE DATA--CarnaudMetalbox."

COMPAGNIE GENERALE D'INDUSTRIE ET DE PARTICIPATIONS S.A.

  CGIP is a French societe anonyme that, as of October 31, 1995, held, directly and indirectly, approximately 30.4% of the CarnaudMetalbox Shares. Because of double voting rights attributed to certain persons who have held CarnaudMetalbox Shares for two years or more, as of such date, CGIP held approximately 44.4% of CarnaudMetalbox's total voting power. In addition to its investment in CarnaudMetalbox, CGIP holds investments in companies engaged in, among other things, computer-related services, consulting services, medical diagnostics, abrasive pellets, energy and real estate. CGIP's common stock is listed on the Official List of the Paris Stock Exchange.

  If the proposed CarnaudMetalbox Transaction is consummated, it is anticipated that CGIP will become Crown's largest shareholder immediately after consummation of the Offer, will have rights to designate up to three directors of Crown's Board of Directors, will have substantial representation on the Strategic Committee and will have certain other benefits and rights afforded by the Shareholders Agreement. See "THE CARNAUDMETALBOX PROPOSALS--Description of the CarnaudMetalbox Proposals."

TERMS OF PROPOSED SERIES OF CROWN ACQUISITION PREFERRED STOCK

  Pursuant to the Exchange Offer Agreement, shares of the proposed new series of Crown Acquisition Preferred Stock will be shares of preferred stock and, with respect to dividend rights and rights upon liquidation, dissolution and winding up, will rank prior to Crown Common Stock and, except as provided below, prior to or on a parity with other Crown equity securities. A summary of the terms of Crown Acquisition Preferred Stock as set forth in the Exchange Offer Agreement is provided below.

  Dividends. The holders of Crown Acquisition Preferred Stock will be entitled to receive, when, as and if Crown's Board of Directors declares a dividend on Crown Acquisition Preferred Stock out of funds legally available therefor, cumulative preferential cash dividends from the date of initial issuance, accruing at the per annum rate per share of 4.5% of the par value of Crown Acquisition Preferred Stock, payable quarterly in arrears. The par value of Crown Acquisition Preferred Stock will be equal to the average Market Closing Price of Crown Common Stock, in U.S. dollars, for the 20 trading days prior to the business day (the "Measurement Date") before the date (the "Filing Date") applicable documents with the CBV committing to launch the Offer are filed (the "Average Market Closing Price"). The "Market Closing Price" means the closing price per share as reported by the NYSE for composite transactions. Accordingly, the determination of the average Market Closing Price will not take place until after the Special Meeting unless the Filing Date occurs prior to the Special Meeting (which Crown does not currently expect to be the case). In contrast to the adjustments called for under the Exchange Offer Agreement to the Exchange Ratio (see "--The Offer--Exchange Ratio and Market Value of Crown Common Stock"), the average Market Closing Price determination will not be subject to any limitations on the minimum or maximum Market Closing Price. Dividends will cease to accrue in respect of Crown Acquisition Preferred Stock on the effective date of a mandatory conversion or on the date of their earlier voluntary conversion. Accumulated unpaid dividends will not bear interest.

  Voluntary Conversion. The holders of Crown Acquisition Preferred Stock will have the right to convert their shares of Crown Acquisition Preferred Stock into Crown Common Stock at any time following the date of issuance at the conversion price then in effect. The conversion price will initially be 109.75% of the par value of Crown Acquisition Preferred Stock and will be adjusted in the case of certain events that affect Crown Common Stock. See "DESCRIPTION OF CROWN STOCK--Crown Acquisition Preferred Stock--Right of Conversion" for a description of such adjustments. In the event of any voluntary conversion of Crown Acquisition Preferred Stock, the holders will not have any right to accrued and unpaid dividends, other than those declared payable to holders of record on or prior to the conversion date.

  Mandatory Conversion. On the fourth anniversary of the date of initial issuance of Crown Acquisition Preferred Stock (the "Latest Mandatory Conversion Date"), each outstanding share of Crown Acquisition Preferred Stock will convert automatically into that number of shares of Crown Common Stock for each full share of Crown Acquisition Preferred Stock that is equal to the par value of such Crown Acquisition Preferred Stock divided by the conversion price equal to 109.75% of such par value, subject to adjustment upon the occurrence of certain events affecting Crown Common Stock. See "DESCRIPTION OF CROWN STOCK--Crown Acquisition Preferred Stock--Right of Conversion" for a description of such adjustments.

  In addition, if at any time prior to the Latest Mandatory Conversion Date less than 30% of the originally issued shares of Crown Acquisition Preferred Stock are outstanding, Crown will have the right to convert the remaining Crown Acquisition Preferred Stock into Crown Common Stock at the conversion price then in effect.

  In the event of any mandatory conversion of Crown Acquisition Preferred Stock, all accrued and unpaid dividends in respect of such shares of Crown Acquisition Preferred Stock will be converted into Crown Common Stock at the applicable conversion price.

  Liquidation Preference. Shares of Crown Acquisition Preferred Stock will rank senior to Crown Common Stock upon liquidation. The liquidation preference of each share of Crown Acquisition Preferred Stock will be an amount equal to the sum of (1) the Average Market Closing Price of Crown Common Stock, determined without regard to the limitations on the minimum and maximum Exchange Ratio (see "--The Offer--Exchange Ratio and Market Value of Crown Common Stock"), and
(2) all accrued and unpaid dividends thereon.

  Voting Rights. Holders of Crown Acquisition Preferred Stock will be entitled to vote together with the holders of Crown Common Stock on all matters to be voted upon by holders of Crown Common Stock. When voting together with holders of Crown Common Stock on any matter, each share of Crown Acquisition Preferred Stock will be entitled to that number of votes equal to the number of shares of Crown Common Stock into which a share of Crown Acquisition Preferred Stock is convertible as of the record date of the vote. Initially, shares of Crown Acquisition Preferred Stock will be convertible into 0.91 shares of Crown Common Stock, subject to adjustment as provided above.

  Whenever dividends accrued on Crown Acquisition Preferred Stock are in arrears and unpaid for at least six quarterly dividend periods, the holders of Crown Acquisition Preferred Stock will be entitled to elect two additional directors to Crown's Board of Directors until the default is cured.

  Holders of Crown Acquisition Preferred Stock will also have the right to vote separately as a class on: (1) amending, altering, or repealing any provision of Crown's Articles of Incorporation so as to affect, in any manner adverse to the holders of Crown Acquisition Preferred Stock, the rights, preferences, qualifications, limitations or restrictions of Crown Acquisition Preferred Stock; (2) creating, authorizing, or reclassifying any authorized stock of Crown into, or increasing the authorized amount of, any class or series of Crown's capital stock that ranks prior to Crown Acquisition Preferred Stock, or any security convertible into shares of such a class or series; or (3) taking any other action on which the holders of Crown Acquisition Preferred Stock are by law entitled to vote separately as a class. Holders of Crown Acquisition Preferred Stock will not have the right to vote separately as a class on the creation, authorization or issuance of securities ranking junior to or on a parity with the shares of Crown Acquisition Preferred Stock or the creation of any indebtedness of Crown.

  For additional information, including as to considerations in respect of the value and liquidity of Crown Acquisition Preferred Stock, see "DESCRIPTION OF CROWN STOCK--Crown Acquisition Preferred Stock."

APPRAISAL RIGHTS

  Shareholders of Crown who vote against any of the CarnaudMetalbox Proposals will not be entitled to appraisal rights under the PBCL.

CONDITIONS TO CROWN'S OBLIGATION TO COMMENCE AND CLOSE THE OFFER

  Crown's obligation under the Exchange Offer Agreement to commence the Offer is subject to certain conditions, including obtaining requisite regulatory approvals, the adoption by Crown shareholders of the CarnaudMetalbox Proposals and the acceptance of the shares of Crown Common Stock and Crown Acquisition Preferred Stock to be issued in the Offer for listing on the NYSE subject to official notice of issuance. The obligation of Crown to close the Offer is subject to the Minimum Condition. The "Minimum Condition" means the condition that the number of CarnaudMetalbox Shares validly tendered and not withdrawn prior to the expiration of the Offer is at least equal to a majority of the Voting Power of CarnaudMetalbox based on the number of outstanding CarnaudMetalbox Shares on the date prior to the Filing Date and assuming loss of all double voting rights of the CarnaudMetalbox Shares to be acquired by Crown (or its subsidiaries). For this purpose, "Voting Power" means the voting power in the general election of members of the supervisory board of CarnaudMetalbox and is calculated for options to acquire CarnaudMetalbox Shares by reference to the votes attributable to the number of CarnaudMetalbox Shares for which such options are exercisable. See "THE OFFER--Conditions to the Offer." In addition, if Crown commences the Offer prior to the Special Meeting (which Crown does not currently expect to be the case), the Offer will be conditioned on the approval by Crown's shareholders at the Special Meeting of the CarnaudMetalbox Proposals. See "--The Offer--Exchange Ratio and Market Value of Crown Common Stock."

  Based on the foregoing, Crown currently anticipates that the Closing Date will occur in the first quarter of 1996 if the Offer is commenced and consummated.

REGULATORY APPROVALS


  European Community. Under Council Regulation (EEC) No. 4064/89, the European Commission must review a notifiable proposed acquisition, such as the proposed CarnaudMetalbox Transaction, to determine whether it is compatible with the common market. Crown filed a notification with the European Commission on June 23, 1995. On November 14, 1995, the European Commission authorized the proposed CarnaudMetalbox Transaction. In connection with such authorization, in order to eliminate European Commission concerns about concentration in the tinplate aerosol can market in Europe, Crown has agreed to divest en bloc a total of five aerosol can plants and operations and one support operation of Crown and CarnaudMetalbox located in five European countries if the Offer is consummated. These plants and operations represent less than 1.5% of 1994 pro forma combined net sales of Crown and CarnaudMetalbox. Crown believes such divestitures will not be material to the combined company or its results of operations or financial position.

  Other Approvals. For further information on regulatory approvals required in connection with the Offer, see "THE CARNAUDMETALBOX PROPOSALS--Regulatory Approvals."

TAX CONSEQUENCES TO CROWN AND CARNAUDMETALBOX SHAREHOLDERS

  No gain or loss will be recognized for U.S. federal income tax purposes by Crown or any holder of Crown Common Stock upon the consummation of the Offer. For a description of tax consequences to holders of CarnaudMetalbox Shares who tender into the Offer, see "THE OFFER--Certain Tax Consequences of the Offer."

SOURCES OF FUNDS

  Crown estimates that the maximum amount of funds required to acquire the outstanding CarnaudMetalbox Shares on a fully diluted basis pursuant to the Offer and to pay related fees and expenses will be approximately $2.8 billion, assuming all holders of CarnaudMetalbox Shares (other than CGIP) were to elect to receive the Cash Election Price and based upon the Noon Buying Rate on November 10, 1995.

  Crown plans to obtain the necessary funds principally from an acquisition loan facility in the amount of FF 13.7 billion (or approximately $2.8 billion based upon the Noon Buying Rate on November 10, 1995) to be provided to Crown by a syndicate of commercial banks or other financial institutions on terms and conditions set forth in a commitment letter dated August 25, 1995, as amended, between Crown and Chemical Bank and Chemical Securities Inc. See "THE CARNAUDMETALBOX PROPOSALS--Sources of Funds."

  The total amount of indebtedness to be borrowed by Crown under the facility referred to above will depend on the number of CarnaudMetalbox Shares exchanged for cash in the Offer. It is anticipated that the indebtedness incurred by Crown pursuant to the such facility will be repaid from funds generated internally by Crown and its subsidiaries, through additional borrowings, net proceeds of dispositions, possible equity offerings (as discussed below) or a combination of two or more of such sources.

  On May 23, 1995, S&P announced that it had placed Crown's BBB+ senior unsecured debt and A-2 commercial paper ratings on Creditwatch in light of the proposed CarnaudMetalbox Transaction and that "ratings could be lowered on Crown if management is unable to take prompt action to strengthen the balance sheet." At the same time, Moody's announced that it had placed Crown's Baa1 senior unsecured debt rating under "review-direction uncertain" in light of the proposed CarnaudMetalbox Transaction. The announcements of such rating agencies cited uncertainties associated with the number of CarnaudMetalbox shareholders electing to receive cash versus Units in the Offer (and the resulting effect on Crown's capital structure) in taking such actions.

  It is Crown's objective to maintain its existing investment grade debt credit ratings, and Crown continues to have discussions with such rating agencies in this regard. Subsequent to consummation of the Offer, Crown intends to take steps, if necessary, to achieve a capital structure which it considers to be consistent with this ratings objective. Such steps could include an offering of Crown Common Stock or other equity or equity-linked securities of up to approximately $1 billion, which may occur as promptly as practicable following consummation of the Offer. The manner of any such offering has not been decided, and the price and other terms upon which such securities would be offered cannot be determined at this time. Crown anticipates that the net proceeds from any such offering would be used to reduce debt incurred in connection with the CarnaudMetalbox Transaction. The issuance of any such equity or equity-linked securities may, depending on the terms of such issuance, be dilutive to Crown's shareholders.

  For information on the significance of Crown's debt ratings with respect to CGIP's obligation to tender into the Offer and with respect to the Shareholders Agreement, see "THE EXCHANGE OFFER AGREEMENT--Conditions; Waiver" and "THE SHAREHOLDERS AGREEMENT--Debt Rating," respectively. See "THE CARNAUDMETALBOX PROPOSALS--Recommendation of Crown's Board of Directors; Reasons for the CarnaudMetalbox Transaction" for additional information regarding Crown's possible capital structure following the Offer.

ACCOUNTING TREATMENT

  The Offer, if consummated, will be treated as a purchase of CarnaudMetalbox by Crown under U.S. GAAP. Under that accounting method, the identifiable net assets and liabilities of CarnaudMetalbox would be recorded on the consolidated financial statements of Crown at their respective fair market values at the time of consummation of the Offer. See "THE CARNAUDMETALBOX PROPOSALS-- Accounting Treatment."

                OTHER PROPOSALS TO BE CONSIDERED AT THE MEETING

THE ARTICLES MODERNIZATION PROPOSAL

  General. In order to modernize Crown's Articles of Incorporation, Crown's Board of Directors is requesting approval to remove a provision from Crown's Articles of Incorporation which provides that shareholder approval is specifically not required in connection with authorization of secured bond indebtedness of Crown of not more than $5,500,000. A copy of the proposed amendment to the Articles of Incorporation is attached to this Proxy Statement/Prospectus as Annex D. For a discussion of this proposed amendment, including the full text of the relevant provision, see "OTHER PROPOSALS TO BE CONSIDERED AT THE MEETING--Articles Modernization Proposal."

  Under the PBCL, the vote of shareholders is not required to authorize secured indebtedness of Crown. Crown does not believe the existence of the provision excluding from shareholders the right to vote to authorize secured bond indebtedness of not more than $5,500,000 means that a shareholder vote is required to authorize secured indebtedness of more than $5,500,000. Accordingly, Crown believes this provision is superfluous and creates potential ambiguity as to the circumstances in which a shareholder vote may be required.

  Recommendation of Crown's Board of Directors. Crown's Board of Directors has by unanimous vote of the directors present approved a resolution approving the proposed Articles Modernization Proposal and recommending to Crown's shareholders for their approval the Articles Modernization Proposal.

  Appraisal Rights. Shareholders of Crown who vote against the Articles Modernization Proposal will not be entitled to appraisal rights under the PBCL.

THE ADDITIONAL PREFERRED STOCK PROPOSAL

  General. Crown's Board of Directors is requesting the shareholders of Crown to approve the Additional Preferred Stock Proposal to amend Crown's Articles of Incorporation as set forth in Annex E to this Proxy Statement/Prospectus. Under the proposed amendment, Crown's Board of Directors will have authority to issue, at any time or from time to time, up to 30,000,000 shares of one or more classes or series of a class of preferred stock without further shareholder approval, except as otherwise provided under applicable law or rules of securities exchanges or quotation systems on which shares of Crown are at the time listed or authorized for quotation. In addition, subject to the limitations described below, the Crown Board would determine all designations, relative rights, preferences and limitations of such class or series, including the designation of such classes and series and the numbers of shares making up such class or series; the dividend rights, if any; the rights upon liquidation or distribution on the assets of Crown, if any; the conversion or exchange rights, if any; the redemption provisions, if any; the sinking fund provisions, if any; and the voting rights, if any; provided, however, that such shares will rank on a parity with or junior to Crown Acquisition Preferred Stock in respect of dividend and liquidation rights and provided further that any such shares will not be entitled to more than one vote per share when voting as a class with holders of Crown Common Stock.

  Unlike shares of Crown Acquisition Preferred Stock, the shares of preferred stock authorized under the Additional Preferred Stock Proposal will not be limited to issuance in connection with the CarnaudMetalbox Transaction. With the intention of mitigating anti-takeover effects of any possible issuance in certain situations, Crown's Board of Directors will, if the Additional Preferred Stock Proposal is approved, adopt a policy providing that no future issuance of such preferred stock will be effected without shareholder approval unless the Crown Board (whose decision shall be conclusive) determines in good faith (1) that such issuance is primarily for the purpose of facilitating a financing, an acquisition or another proper corporate objective or transaction and (2) that any anti-takeover effects of such issuance are not Crown's primary purpose for effecting such issuance. Crown's Board of Directors will not amend or revoke this policy without giving written notice to the holders of all outstanding shares of Crown's voting securities. However, no such amendment or revocation will be effective, without approval of Crown's shareholders (voting as a group) by a majority of votes cast, to permit a subsequent issuance of such preferred stock for the primary purpose of obstructing a takeover of Crown by any person who has, prior to such written notice to shareholders, notified Crown's Board of Directors of such person's desire to pursue a takeover of Crown.

  For a discussion of possible uses of additional authorized preferred stock of Crown, see "OTHER PROPOSALS TO BE CONSIDERED AT THE MEETING--The Additional Preferred Stock Proposal."

  Shareholders of Crown will not be entitled to exercise preemptive rights with respect to issuances of the preferred stock to be authorized pursuant to the Additional Preferred Stock Proposal.

  Recommendation of Crown's Board of Directors. Crown's Board of Directors has by unanimous vote of the directors present approved and recommended to shareholders for their approval the Additional Preferred Stock Proposal because Crown's Board believes the additional authorized shares will provide flexibility for future acquisitions, corporate financings and other corporate purposes (which is advisable in view of the complexity of modern business financing and acquisition transactions) by permitting Crown's Board to specify the precise characteristics of the preferred stock to be issued, depending on market conditions and the nature of the transaction, without the delay and expense of further shareholder action (except as otherwise required pursuant to applicable law or rules of securities exchanges or quotation systems on which shares of Crown are at the time listed or authorized for quotation). See "OTHER PROPOSALS TO BE CONSIDERED AT THE MEETING--The Additional Preferred Stock Proposal."

  Appraisal Rights. Shareholders of Crown who vote against the Additional Preferred Stock Proposal will not be entitled to appraisal rights under the PBCL.

                                   THE OFFER

GENERAL

  This Proxy Statement/Prospectus, as it may be amended or supplemented, constitutes the prospectus of Crown with respect to offers and sales by Crown in the United States and to U.S. persons, and reoffers and resales from time to time into the United States and to U.S. persons, of shares of Crown Common Stock and Crown Acquisition Preferred Stock issued in the Offer to the extent that such offers, sales, reoffers and resales are not exempt from registration under the Securities Act. This Proxy Statement/Prospectus, as it may be amended or supplemented, will also constitute the Offer to Purchase with respect to the cash portion of the Offer.

CROWN CORK & SEAL COMPANY, INC.

  Crown is a leading worldwide manufacturer of metal and plastic packaging products. The products include metal cans for beverage, food, aerosol and other products, plastic containers for beverage, processed food and other products, metal crowns (also known as bottle caps), metal and plastic closures and composite containers. Crown also manufactures filling, packaging and handling machinery for the bottling industry.

  In the United States, Crown is one of the two leading manufacturers of beverage cans, and, including its operations in Canada and Mexico, management believes Crown is the largest manufacturer of beverage cans in North America. Based on management estimates and industry sources, Crown is also among the leading worldwide manufacturers of plastic containers, food cans, aerosol cans, plastic and metal closures and metal crowns.

  Crown was founded in 1892. The principal executive offices of Crown are located at 9300 Ashton Road, Philadelphia, Pennsylvania 19136, and the telephone number at such address is (215) 698-5100.

  For information as to the market value of shares of Crown Common Stock, see "COMPARATIVE MARKET PRICE DATA--Crown Cork & Seal Company, Inc."

EXCHANGE RATIO AND MARKET VALUE OF CROWN COMMON STOCK

  In the Offer, shareholders of CarnaudMetalbox will be offered, at the holder's election, for each CarnaudMetalbox Share, either (1) 1.065 Units, each Unit consisting of (x) .75 shares of Crown Common Stock and (y) .25 shares of Crown Acquisition Preferred Stock, with cash (in French francs) being paid in lieu of any fractional share interest, or (2) FF 225 in cash. The Exchange Ratio of 1.065 Units for each CarnaudMetalbox Share is subject to adjustment based on the Average Crown Common Stock Price. The "Average Crown Common Stock Price" means the average French Franc Crown Common Stock Price for the most recent 20 business days on which trading of Crown Common Stock has occurred prior to the Measurement Date. The "French Franc Crown Common Stock Price," for any particular business day, means the product of (x) the Market Closing Price per share of Crown Common Stock, in U.S. dollars, and (y) the Noon Buying Rate for such business day (or, if there was no trading on such business day, the most recent trading day on which trading of the French franc and U.S. dollar has occurred).

  Under the Exchange Offer Agreement, the initial Exchange Ratio of 1.065 will be adjusted by multiplying the initial Exchange Ratio by a fraction, the numerator of which is FF 211.27 and the denominator of which is the Average Crown Common Stock Price. However, if the Average Crown Common Stock Price is greater than or equal to FF 232.39 per share, the Exchange Ratio will be adjusted as though the Average Crown Common Stock Price were equal to FF
232.39. If the Average Crown Common Stock Price is equal to or less than FF 190.14, the Exchange Ratio will be adjusted as though the Average Crown Common Stock Price were equal to FF 190.14. The foregoing provisions limit the minimum and maximum Exchange Ratio to 0.968 and 1.183, respectively, unless Crown increases the Exchange Ratio to prevent a possible termination of the Exchange Offer Agreement, as discussed below. For information as to recent prices of Crown Common Stock, see "COMPARATIVE MARKET PRICE DATA."

  In accordance with the foregoing, if the Average Crown Common Stock Price is greater than FF 232.39, CarnaudMetalbox shareholders who elect to receive Units of Crown Stock in the Offer will receive for each CarnaudMetalbox Share a number of Units of Crown Stock worth more than FF 225 (assuming for this purpose that the value of both (x) one share of Crown Common Stock and (y) one share of Crown Acquisition Preferred Stock is, as of the date of settlement for the Offer, equal to the Average Crown Common Stock Price). For a description of the mechanics and timing of settlement of the Offer, see "THE OFFER--Exchange and Payment of Offer Consideration." Based on the same assumption, if the Average Crown Common Stock Price is less than FF 190.14, CarnaudMetalbox shareholders who elect to receive Units in the Offer will receive for each CarnaudMetalbox Share a number of Units of Crown Stock having a value of less than FF 225.

  As noted above, the Exchange Ratio will be adjusted based on a formula measured over the 20 trading days preceding the business day before the Filing Date. Crown currently intends to file the necessary documents with the CBV (thereby establishing the Filing Date) and the COB as soon as practicable following receipt of the necessary approvals from Crown's shareholders and satisfaction or waiver of the other conditions set forth in the Exchange Offer Agreement; provided, however, that, subject to obtaining necessary French regulatory approvals (see "--Nature of the Offer" below), Crown reserves the right, subject to the terms of the Exchange Offer Agreement, to commence the Offer prior to the Special Meeting. Crown intends to supplement this Proxy Statement/Prospectus to reflect the commencement of the Offer and the determination of the Exchange Ratio and the liquidation preference for Crown Acquisition Preferred Stock promptly following their determination, including in the event of commencement prior to the Special Meeting. Since Crown cannot at this time predict when the Filing Date will occur and the proportion of tendering CarnaudMetalbox shareholders who will elect to receive Units, as opposed to cash, in the Offer, the number of Units of Crown Stock which may ultimately be required to be issued in the Offer is not currently determinable and, if the Filing Date occurs after the Special Meeting, will not be determinable at the time of the Special Meeting.

  Since the Average Crown Common Stock Price is expressed in French francs, fluctuations in the value of U.S. dollars versus French francs will affect the Exchange Ratio. Specifically, assuming no change in the Market Closing Price of Crown Common Stock, if the value of the U.S. dollar (as expressed by the Noon Buying Rate) were to depreciate versus the French franc from the time of execution of the Exchange Offer Agreement to the time period used to determine the Average Crown Common Stock Price under the Exchange Offer Agreement, the number of Units to be exchanged for each CarnaudMetalbox Share would increase, although, as discussed above, the Exchange Offer Agreement does provide a limit, subject to the exception discussed below, on the minimum and maximum number of shares of Crown Stock to be issued in the Offer. Similarly, subject to such assumptions and limitations, if the value of the U.S. dollar were to appreciate versus the French franc, the number of Units would decrease.

  Under the Exchange Offer Agreement, Crown has the right to terminate the Exchange Offer Agreement (and thereby its obligation to make the Offer) on the date immediately prior to the Filing Date if, on the preceding NYSE trading day (the "Final Determination Date"), the Average Crown Common Stock Price (computed with the Final Determination Date being deemed the Measurement Date) is greater than FF 242.96. CGIP has the right to terminate the Exchange Offer Agreement (and thereby its obligation to tender its CarnaudMetalbox Shares into the Offer) on the date immediately prior to the Filing Date if, on the Final Determination Date, the Average Crown Common Stock Price (computed with the Final Determination Date being deemed the Measurement Date) is less than FF
179.58 unless Crown shall have agreed to amend the Exchange Ratio such that the value of the number of Units exchangeable for one CarnaudMetalbox Share is, in accordance with the Exchange Offer Agreement, not less than FF 212.50 (meaning that the Exchange Ratio would exceed 1.183). If the Exchange Offer Agreement is terminated by either party in the circumstances described above, the Offer will not be commenced by Crown. See "THE EXCHANGE OFFER AGREEMENT--Termination; Amendment."

  Crown has not determined whether it would terminate the Exchange Offer Agreement or exercise its right under the Exchange Offer Agreement to increase the Exchange Ratio in the circumstances described above. In either event, Crown intends to proceed with the Offer in such circumstances if Crown's Board of Directors determines that the expected benefits of the proposed CarnaudMetalbox Transaction for Crown are significant enough to offset the consideration to be paid in the Offer, and Crown receives the opinion of its financial advisor that the consideration proposed to be paid in the Offer is fair to Crown from a financial point of view. See "THE OFFER--Recommendation of Crown's Board of Directors; Reasons for the CarnaudMetalbox Transaction." The French Franc Crown Common Stock Price on November 10, 1995 was FF 194.88. Assuming the Measurement Date were November 13, 1995, the Average Crown Common Stock Price would have been FF 174.03. In the event Crown were to exercise its right under the Exchange Offer Agreement to increase the Exchange Ratio to prevent termination of the Exchange Offer Agreement and again assuming the Measurement Date were November 13, 1995, the Exchange Ratio would have been 1.221. For additional information with respect to the effect of Crown's exercise of such right, see "UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS." Any such increase in the Exchange Ratio may also have the effect of increasing CGIP's, and former CarnaudMetalbox shareholders' aggregate, percentage ownership of Crown Common Stock following the Offer. See "THE CARNAUDMETALBOX PROPOSALS-- Description of the CarnaudMetalbox Proposals--Issuance of Crown Common Stock and Crown Acquisition Preferred Stock." The approval by Crown shareholders of the transactions contemplated by the Exchange Offer Agreement will constitute approval of any adjustments to the Exchange Ratio in the circumstances described above. See "THE CARNAUDMETALBOX PROPOSALS--Description of the CarnaudMetalbox Proposals--Possible Modifications to the Offer Consideration."

  On July 28, 1995, Crown announced that it had adopted a common stock purchase Rights Agreement (the "Rights Plan"). Under the Rights Plan, the Board of Directors of Crown declared a dividend in the form of one common stock purchase right (each, a "Right") for each share of Crown Common Stock outstanding on August 10, 1995 and authorized the issuance of one Right for each share of Crown Common Stock that becomes outstanding pursuant to the Offer and for each share of Crown Common Stock that becomes outstanding (including upon conversion of shares of Crown Acquisition Preferred Stock) between August 10, 1995 and the earliest to occur of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are defined in the Rights Plan). Accordingly, if the Rights are then outstanding, each share of Crown Common Stock (including shares of Crown Common Stock issued pursuant to conversion of Crown Acquisition Preferred Stock) issued in the Offer will include one Right. For a description of the Rights Plan, see "DESCRIPTION OF CROWN STOCK--Rights Plan."

NATURE OF THE OFFER

  The Offer will be conducted as an Offre publique d'echange a titre principal et d'achat a titre subsidiaire and is subject to regulation under French law. Because certain holders of CarnaudMetalbox Shares reside in the United Kingdom and the United States, the Offer may also be subject to regulation under United Kingdom and United States law in addition to French law. Crown and CarnaudMetalbox shareholders should consider that the Offer differs from offers conducted solely in the United States under United States federal and state securities laws. These differences include the fact that French law limits the ability of bidders to make conditional offers. As a result, except as set forth in the next sentence, once Crown has filed the applicable documents with the CBV to commit to launch the Offer under French law, the sole condition to Crown's obligation to close the Offer and accept for payment or exchange the CarnaudMetalbox Shares tendered thereunder will be the Minimum Condition. See "THE EXCHANGE OFFER AGREEMENT--Conditions; Waiver." In addition, if the Offer is commenced prior to the Special Meeting (which Crown does not currently expect to be the case), the Offer will be conditioned on the approval by Crown's shareholders at the Special Meeting of the CarnaudMetalbox Proposals. Societe Generale and Credit Suisse France S.A., an affiliate of CS First Boston ("CS France"), will be co-presenting banks with respect to the Offer. Under French law, the co-presenting banks will guarantee Crown's payment obligations with respect to the Offer. See "THE OFFER--General" and "--Fees and Expenses."

  The terms of the Offer may vary from the terms presented in this Proxy Statement/Prospectus. Prior to commencing the Offer, Crown must submit the terms of the Offer to the CBV for approval and submit the note d'information, one of the French offering documents, to the COB for approval in accordance with French law. The CBV has the power to condition its approval of the Offer on Crown's amending or changing the terms of the Offer, including with respect to the Exchange Ratio, Cash Election Price, Minimum Condition or the nature or characteristics of the Crown Common Stock or Crown Acquisition Preferred Stock. Furthermore, subject to the terms and conditions of the Exchange Offer Agreement (which may be amended by Crown and CGIP), Crown is permitted, and reserves the right (although it has no current intention to do so), to amend or modify the Offer (see "THE CARNAUDMETALBOX PROPOSALS--Description of the CarnaudMetalbox Proposals--Possible Modifications to the Offer Consideration") after the Special Meeting in response to future developments or market conditions or otherwise, including changing the Exchange Ratio, the Cash Election Price or the other terms of the Offer. Crown intends to amend or supplement this Proxy Statement/Prospectus as soon as reasonably practicable following any material change to the terms of the Offer. See "THE OFFER-- General."

  Under French law, CarnaudMetalbox, which is not a party to the Exchange Offer Agreement, is required to make a public filing either in a joint note d'information with Crown or as a separate note d'information within five trading days after the date the COB approves Crown's note d'information with respect to the Offer. In either case, CarnaudMetalbox will be required to disclose the position of the CarnaudMetalbox supervisory board, as well as the dissenting positions of members thereof should they so request, with respect to the Offer in such document.

  Subject to the terms and conditions of the Offer, Crown will accept for purchase or exchange any CarnaudMetalbox Shares validly tendered in the Offer. See "THE OFFER--Exchange and Payment of Offer

Consideration." For information with respect to Crown, see "CROWN CORK & SEAL COMPANY, INC." Crown reserves the right to designate a wholly owned subsidiary of Crown to accept for purchase or exchange CarnaudMetalbox Shares validly tendered in the Offer. Immediately after consummation of the Offer, Crown currently intends to transfer any CarnaudMetalbox Shares acquired by Crown pursuant to the Offer to a societe en nom collectif ("SNC") newly formed under the laws of the Republic of France by Crown and a wholly owned subsidiary of Crown, and to cause SNC, in connection with the consummation of the Offer, to incur indebtedness or to assume certain indebtedness incurred by Crown in connection with the consummation of the Offer.

CONDITIONS TO THE OFFER

  For information as to the conditions to the commencement and closing of the Offer, including the Minimum Condition, see "THE OFFER--Conditions to the Offer."

INTERESTS OF CERTAIN PERSONS IN THE OFFER

  CGIP and certain members of CarnaudMetalbox's management have interests in the Offer in addition to any interests they may have as shareholders of CarnaudMetalbox generally. Following the Offer, CGIP will, under the Exchange Offer Agreement and the Shareholders Agreement, have certain rights as to representation on the Board of Directors of Crown and will have the right under Crown's Bylaws to representation on the Strategic Committee. In addition, pursuant to the Exchange Offer Agreement and subject to the terms thereof, Crown has agreed to make offers to holders of CarnaudMetalbox's outstanding employee stock options for CarnaudMetalbox Shares. Certain senior employees of CarnaudMetalbox have entered into employment contracts with CarnaudMetalbox providing for aggregate severance payments of approximately FF 88 million (or approximately $18.1 million based on the Noon Buying Rate on November 10, 1995) if each severance payment is triggered.

CASH IN LIEU OF FRACTIONAL SHARES OF CROWN COMMON STOCK AND CROWN ACQUISITION PREFERRED STOCK

  No fraction of a share of Crown Stock will be issued by Crown in the Offer. In lieu thereof, each tendering CarnaudMetalbox shareholder who would otherwise be entitled to a fractional share of Crown Common Stock or Crown Acquisition Preferred Stock (after aggregating all fractional shares of Crown Common Stock and Crown Acquisition Preferred Stock to be received by the holder), will receive from Crown an amount in cash in French francs rounded to the nearest French franc equal to the product of (1) such fraction and (2) the Average Crown Common Stock Price.

PURPOSE OF THE OFFER

  The purpose of the Offer is for Crown to acquire control of CarnaudMetalbox. In the event the Offer is consummated, Crown will reevaluate and may change the dividend policy of CarnaudMetalbox depending on business and market conditions, the capital structure, earnings and cash flow of CarnaudMetalbox, the extent of any minority shareholdings in CarnaudMetalbox and other factors. There can be no assurance that CarnaudMetalbox will continue to pay dividends on CarnaudMetalbox Shares following consummation of the Offer. In addition, if the Offer is consummated, the resulting reduction in the number of CarnaudMetalbox Shares could adversely affect the liquidity and market value of remaining publicly-held CarnaudMetalbox Shares. Depending on the number of CarnaudMetalbox Shares acquired pursuant to the Offer and other factors such as market conditions and applicable laws and regulations, following consummation of the Offer, Crown may increase its percentage ownership of CarnaudMetalbox Shares, including to the extent necessary to attain the requisite ownership to effect certain shareholder actions under French law (see "THE OFFER--Purpose of the Offer"), to consolidate CarnaudMetalbox's tax results with the consolidated tax group of SNC for purposes of French tax law, or possibly to effect a repurchase offer to delist CarnaudMetalbox Shares from the Paris Stock Exchange or compulsory procedures under French law to attain 100% ownership of the equity interests in CarnaudMetalbox. See "THE OFFER--Purpose of the Offer" and "--Effect of Offer on Market for CarnaudMetalbox Shares."

LISTING OF CROWN COMMON STOCK AND CROWN ACQUISITION PREFERRED STOCK

  Crown Common Stock is listed on the NYSE. Crown Common Stock is not currently listed on the Paris Stock Exchange or The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited (the "London Stock Exchange"). There currently is no established trading market for shares of Crown Common Stock in France or the United Kingdom, except that shares of Crown Common Stock are currently quoted on the Stock Exchange Automated Quotation system for international equity market securities of the London Stock Exchange ("SEAQ International") on an indicative basis only. Crown will apply to the NYSE for approval of the listing on the NYSE of the shares of Crown Stock to be issued in the Offer. Crown will also apply to the Paris Stock Exchange for the listing of the shares of Crown Stock to be issued to the Offer (and the currently issued Crown Common Stock) on the Official List of the Paris Stock Exchange. CarnaudMetalbox shareholders should be aware that if an insufficient number of holders of CarnaudMetalbox Shares elect Units of Crown Stock, as opposed to cash, in the Offer, the NYSE or the Paris Stock Exchange could delist, or decline to permit the listing of, Crown Acquisition Preferred Stock, and the Paris Stock Exchange could delist, or decline to permit the listing of, Crown Common Stock. In the event Crown Acquisition Preferred Stock is not so listed, its liquidity and market price could be adversely affected.

TENDER PROCEDURES

  For information in respect of procedures for tendering CarnaudMetalbox Shares into the Offer, see "THE OFFER--Tender Procedures."

CERTAIN TAX CONSEQUENCES OF THE OFFER

  Persons subject to tax in the United States will generally recognize gain or loss for U.S. federal income tax purposes upon the exchange of CarnaudMetalbox Shares for either cash or shares of Crown Stock. See "THE OFFER--Certain Tax Consequences of the Offer--Income Tax Consequences to U.S. Shareholders."

  Persons subject to tax in France will generally recognize gain or loss for French income tax purposes upon the disposition of CarnaudMetalbox Shares for cash pursuant to the Offer. The Service de la legislation fiscale, the applicable French tax authority (the "SLF"), has ruled that, in general, the taxation of gain realized upon the exchange of CarnaudMetalbox Shares for Crown Stock pursuant to the Offer will be deferred until the holder disposes of the shares of Crown Stock. See "THE OFFER--Certain Tax Consequences of the Offer-- French Income Tax Consequences to French Tax Resident Shareholders."

  Persons subject to tax in the United Kingdom will generally recognize a taxable gain for United Kingdom tax purposes upon the disposition of CarnaudMetalbox Shares for cash pursuant to the Offer. The exchange of CarnaudMetalbox Shares for Units of Crown Stock will generally not be subject to tax in the United Kingdom See "THE OFFER--Certain Tax Consequences of the Offer--United Kingdom Income and Capital Tax Consequences to United Kingdom Shareholders."

  Dividends paid with respect to Crown Stock to persons who are not subject to tax in the United States will, in general, be subject to a U.S. withholding tax at the rate of 30%, or such lower rate as is established by an applicable tax treaty. See "THE OFFER--Certain Tax Consequences of the Offer--Withholding Tax on Dividends Paid to Non-U.S. Holders."

COMPARISON OF SHAREHOLDER RIGHTS

  Holders of CarnaudMetalbox Shares who exchange their shares for Units in the Offer will become shareholders of Crown, a Pennsylvania corporation, and will have different rights as Crown shareholders than they had as shareholders of CarnaudMetalbox. For a comparison of certain aspects of Pennsylvania and French law and the organizational documents of Crown and CarnaudMetalbox governing the rights of Crown and CarnaudMetalbox shareholders, see "COMPARISON OF SHAREHOLDER RIGHTS."

        SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

CROWN CORK & SEAL COMPANY, INC.

  The summary financial information presented below for the years ended December 31, 1994, 1993, 1992, 1991 and 1990 and as of the end of each such fiscal year is derived from the consolidated financial statements of Crown, which have been audited by Price Waterhouse LLP, independent accountants, and should be read in conjunction with the information and audited consolidated financial statements (the "1994 Crown Audited Consolidated Financial Statements") contained in Crown's Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated by reference herein. The summary financial data for and as of the six-month periods ended June 30, 1995 and 1994 are unaudited and, in the opinion of Crown management, include all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of such data. Such unaudited data should be read in conjunction with the information and the consolidated financial statements contained in Crown's Quarterly Report on Form 10-Q, as amended, for the six months ended June 30, 1995 (the "June 30, 1995 Crown Form 10-Q"), which is incorporated by reference herein. Certain amounts in prior years have been reclassified to conform with the current year's presentation. Crown prepares its financial statements in accordance with United States generally accepted accounting principles ("U.S. GAAP"). See "UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The summary financial data set forth in the table below do not include the financial results of Crown for and as of the quarter ended September 30, 1995 or thereafter. See "--Recent Developments" below.

  Crown publishes its financial statements in U.S. dollars. If the Offer is consummated, a substantial portion of Crown's assets, liabilities, sales and earnings will be denominated in currencies other than U.S. dollars, meaning that Crown will have significantly increased exposure to fluctuations in the values of foreign currencies against the U.S. dollar. These currency fluctuations could have a material impact on Crown's results of operations.

                          SIX MONTHS ENDED
                             JUNE 30,(1)               YEAR ENDED DECEMBER 31,(1)
                          ------------------  ------------------------------------------------
                            1995      1994      1994      1993      1992      1991      1990
                          --------  --------  --------  --------  --------  --------  --------
                                      (IN $ MILLIONS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Net sales...............  $2,512.5  $2,077.5  $4,452.2  $4,162.6  $3,780.7  $3,807.4  $3,072.1
                          --------  --------  --------  --------  --------  --------  --------
 Cost of products sold..   2,085.8   1,712.6   3,699.5   3,474.0   3,197.4   3,290.7   2,641.9
 Depreciation and
  amortization..........     129.2     107.2     218.3     191.7     142.4     128.4     102.0
 Selling and
  administrative
  expense...............      71.8      66.3     135.4     126.6     112.1     105.4      86.2
 Provision for
  restructuring(2)......      20.2               114.6
 Interest expense.......      73.5      43.7      98.8      89.8      77.4      76.6      59.9
 Interest income........      (5.5)     (3.0)     (7.2)    (10.1)    (13.5)    (10.0)     (8.3)
 Translation and
  exchange adjustments..       0.5       6.1      10.1      10.8      10.2       7.5      11.7
                          --------  --------  --------  --------  --------  --------  --------
Income before income
 taxes, equity in
 earnings of affiliates
 and cumulative effect
 of accounting changes..     137.0     144.6     182.7     279.8     254.7     208.8     178.7
Income taxes............      41.3      50.5      55.6      97.4     101.0      83.8      71.3
Equity in earnings of
 affiliates, net of
 minority interests.....      (7.0)      4.3       3.9      (1.5)      1.7       3.1      (0.3)
                          --------  --------  --------  --------  --------  --------  --------
Net income before
 cumulative effect of
 accounting changes.....      88.7      98.4     131.0     180.9     155.4     128.1     107.1
Cumulative effect of
 accounting changes(3)..                                   (81.8)
                          --------  --------  --------  --------  --------  --------  --------
Net income..............  $   88.7  $   98.4  $  131.0  $   99.1  $  155.4  $  128.1  $  107.1
                          ========  ========  ========  ========  ========  ========  ========
RATIO OF EARNINGS TO
 FIXED CHARGES..........    2.8x(2)     4.1x    2.8x(2)     4.2x      4.3x      3.7x      3.9x
FINANCIAL POSITION
Total assets............  $5,278.0  $4,642.3  $4,781.3  $4,236.3  $3,825.1  $2,963.5  $2,596.4
Short-term debt plus
 current maturities of
 long-term debt.........  $1,086.6  $  822.0  $  735.8  $  474.8  $  379.4  $  184.4  $  128.4
Long-term debt..........  $1,152.3  $  940.0  $1,089.5  $  891.5  $  939.9  $  585.0  $  484.3
Shareholders' equity....  $1,470.3  $1,352.0  $1,365.2  $1,251.8  $1,143.6  $1,084.4  $  950.8
PER SHARE OF COMMON
 STOCK(4)
Net income before
 cumulative effect of
 accounting changes.....  $   0.99  $   1.11  $   1.47  $   2.08  $   1.79  $   1.48  $   1.24
Cumulative effect of
 accounting changes(3)..                                $  (0.94)
                          --------  --------  --------  --------  --------  --------  --------
Net income..............  $   0.99  $   1.11  $   1.47  $   1.14  $   1.79  $   1.48  $   1.24
                          ========  ========  ========  ========  ========  ========  ========
Cash dividends declared
 per common share(5)
Book value per common
 share..................  $  16.28  $  15.18  $  15.28  $  14.09  $  13.24  $  12.45  $  10.99

--------
(1) Certain reclassifications of prior years data have been made to improve comparability. See also Note C to the 1994 Crown Audited Consolidated Financial Statements with respect to the effect of certain acquisitions by Crown.
(2) Reflects restructuring of certain metal packaging facilities announced in 1995 and 1994. See Note H to the 1994 Crown Audited Consolidated Financial Statements and the June 30, 1995 Crown Form 10-Q.
(3) Reflects accounting changes related to adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," SFAS 109, "Accounting for Income Taxes," and SFAS 112, "Employers' Accounting for Postemployment Benefits." See Note B to the 1994 Crown Audited Consolidated Financial Statements.
(4) All data relating to Crown Common Stock prior to 1992 have been restated for comparative purposes to reflect the three for one split of Crown Common Stock in 1992.
(5) Crown has traditionally not paid dividends. With respect to Crown's future dividend policy, see "THE OFFER--Ownership of Crown Stock after the Offer," and "THE SHAREHOLDERS AGREEMENT--Dividend Policy."

                              RECENT DEVELOPMENTS

  On September 19, 1995, Crown announced that it expected net earnings per share of Crown Common Stock for the fiscal year 1995 to be less than the $2.29 per share it had reported for 1994, as measured before restructuring charges and without giving effect to the proposed CarnaudMetalbox Transaction. Crown also announced that management expects that 1995 second half net earnings, before any restructuring charges, are unlikely to exceed $55 million and could be lower.

  Crown said the reduced earnings outlook for the balance of 1995 is based upon the weak second quarter 1995 results as well as management's review of preliminary third quarter results and its assessment of future prospects. Areas of concern include (1) a continuing inability of Crown to recover through adequate net selling prices the higher cost of raw materials, particularly in light of the effects of Crown's exposure to the aluminum markets, (2) weaker than expected demand in virtually all product and geographic sectors, and (3) a difficult beverage can comparison expected for the fourth quarter relative to the same period in 1994 due to a higher cost base and to anticipated volume declines, principally resulting from substantial volume generated before the 1995 beverage can price increases by Crown.

  Crown noted that in its food can business, volume in the second half of 1995 is currently expected to be substantially lower than in the same period in 1994, primarily due to expectations for a late and smaller seasonal harvest. Aerosol can volumes, which generally maintained 1994's levels through June 1995, have since declined by approximately 10%, and this reduced level is expected to continue through year-end. While plastic unit volume in the United States has increased substantially, the consecutive quarterly resin cost increases forced on the industry and the absence of expected demand is continuing to affect Crown's profitability in this area. In Canada, Crown's second half results have been affected by a strike at two plants (now settled) and the same volume trends experienced in the U.S. In addition, although Mexico's first half results were improved over last year, the troubled economy there is resulting in profitability erosion.

  On September 29, 1995, Crown announced that it was implementing the second phase of the restructuring plan affecting its North American operations which Crown initially outlined in March 1994. In this second phase, two aluminum beverage can plants and one beverage end plant will be closed in order to match manufacturing capacity with demand. An additional beverage can plant will be off-line during 1996 to upgrade its production equipment. Crown also intends to close two food can plants in the U.S. and combine two non-U.S. food can operations into one location. In Crown's Plastics Division, one facility will be closed and two others will be reorganized to improve cost effectiveness.

  In connection with this second phase, Crown has incurred a restructuring charge of $82.5 million ($54.2 million or $0.60 per share on an after-tax basis) in the third quarter ended September 30, 1995, including relevant employee costs and asset write-downs. See "--Third Quarter Summary Financial Information" below. Crown has estimated that the pre-tax annual savings resulting from these actions will be approximately $36 million after the second phase is completed in September 1996.

  The foregoing discussion of anticipated second half results, restructuring charges and related cost savings represents Crown's best estimate, but it necessarily makes numerous assumptions with respect to industry performance, general business and economic conditions, raw materials and product pricing levels, restructuring costs and other matters, many of which are outside Crown's control. Crown's estimate and related assumptions, which are unaudited, are not necessarily indicative of future performance, which may be significantly more or less favorable than as set forth above. Shareholders are cautioned not to place undue reliance on the estimate and the assumptions and should appreciate that such information may not be necessarily updated to reflect circumstances existing after the date hereof or to reflect the occurrence of unanticipated events.

THIRD QUARTER SUMMARY FINANCIAL INFORMATION

  Summary unaudited financial information for Crown for the three and nine months ended September 30, 1995 is set forth below. Although such financial data is unaudited, it includes, in the opinion of Crown all adjustments necessary for a fair presentation of such data. Results of operations for interim periods are not necessarily indicative of a full year of operations. The information below should be read in conjunction with the information and audited consolidated financial statements contained in Crown's Annual Report on Form 10-K for the year ended December 31, 1994 and the information and consolidated financial statements contained in the June 30, 1995 Crown Form 10-Q (as amended).

                                       THREE MONTHS ENDED    NINE MONTHS ENDED
                                          SEPTEMBER 30,        SEPTEMBER 30,
                                       --------------------  ------------------
                                         1995       1994       1995      1994
                                       ---------  ---------  --------  --------
                                       (IN $ MILLIONS, EXCEPT SHARE AND PER
                                            SHARE AMOUNTS) (UNAUDITED)
NET SALES.............................  $1,427.1   $1,283.3  $3,939.6  $3,360.8
                                       ---------  ---------  --------  --------
  Cost of products sold...............   1,249.7    1,074.4   3,335.5   2,787.0
  Depreciation and amortization.......      67.3       53.1     196.5     160.3
  Selling and administrative expense..      36.0       34.7     107.8     101.0
  Provision for restructuring.........      82.5      114.6     102.7     114.6
  Interest expense, net of interest
   income.............................      34.8       24.8     102.8      65.5
  Translation and exchange adjust-
   ments..............................      (1.8)       (.3)     (1.3)      5.8
                                       ---------  ---------  --------  --------
INCOME (LOSS) BEFORE INCOME TAXES.....     (41.4)     (18.0)     95.6     126.6
  Income taxes........................     (23.9)      (8.4)     17.4      42.1
  Equity earnings, net of minority in-
   terests............................      (2.4)       2.1      (9.4)      6.4
                                       ---------  ---------  --------  --------
NET INCOME (LOSS)..................... $   (19.9) $    (7.5) $   68.8  $   90.9
                                       =========  =========  ========  ========
EARNINGS PER AVERAGE COMMON SHARE..... $    (.22) $    (.08) $    .76  $   1.02
                                       =========  =========  ========  ========

Average com-
 mon shares
 outstanding.. 90,469,197 89,115,758 90,105,240 89,028,346
Actual common
 shares out-
 standing....  90,576,900 89,165,124 90,576,900 89,165,124

  Crown's net sales in the third quarter increased 11.2% versus the prior year period to $1,427.1 million. Growth in sales was highest in the Plastics Division, up 31.3% in the quarter to $315.6 million, while International Division sales advanced 8.8% to $253.8 million. North American Division net sales, which represent 59% of the total, increased 6.5% in the quarter, reflecting higher selling prices in beverage cans but lower volumes in beverage, food and aerosol cans.

  Net income for the third quarter was $34.3 million or $0.38 per share, before the restructuring charge described above in "--Recent Developments." As of the date hereof, Crown management considers this result to be consistent with its earnings outlook for the second half-year announced on September 19, 1995 and referred to above. Continuing exposure to volatile raw material costs in the aluminum and plastic resin sectors substantially reduced profitability in the quarter. The effective tax rate in the quarter reflected proportionally greater foreign taxable income at lower rates compared to domestic income.

  For further information regarding Crown's third quarter 1995 results, shareholders are referred to Crown's Quarterly Report on Form 10-Q for the period ended September 30, 1995, which Crown will file with the SEC prior to the date of the Special Meeting and which will be incorporated by reference into the Registration Statement.

CARNAUDMETALBOX

  The summary financial information presented below for the years ended December 31, 1994, 1993, 1992, 1991 and 1990 and as of the end of each such fiscal year is derived from the consolidated financial statements of CarnaudMetalbox, which have been audited by Arthur Andersen, independent accountants for the years ended December 31, 1994, 1993 and 1992 and by Befec-Price Waterhouse and Claude Chevallier, statutory auditors for the years ended December 31, 1994, 1993, 1992, 1991 and 1990. The summary financial data for and as of the six-month periods ended June 30, 1995 and 1994 are unaudited and, in the opinion of CarnaudMetalbox's management, include all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of such data. CarnaudMetalbox prepares its financial statements in accordance with French law. Certain amounts shown below have been reclassified to conform the data to the presentation of financial information for Crown under U.S. GAAP. All of the data set forth below is qualified by reference to and should be read in conjunction with CarnaudMetalbox's financial statements and notes thereto appearing elsewhere in this Proxy Statement/Prospectus and, in addition, should be read in conjunction with "CARNAUDMETALBOX--Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Proxy Statement/Prospectus. The summary financial data set forth in the table below do not include financial results of CarnaudMetalbox for any period after June 30, 1995. See "--Recent Developments" below.

                          SIX MONTHS ENDED
                             JUNE 30,(1)          YEAR ENDED DECEMBER 31,(1)
                          ------------------  --------------------------------------
                            1995      1994     1994    1993    1992    1991    1990
                          --------  --------  ------  ------  ------  ------  ------
                                (IN FF MILLIONS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
NET SALES...............    12,282    12,317  24,890  24,340  24,830  25,502  24,415
Cost of products
 sold(2)................     9,583     9,481  19,315  19,035  21,353  22,007  21,144
Depreciation and amorti-
 zation.................       687       681   1,355   1,294   1,189   1,186   1,062
Selling and administra-
 tive expense(2)........     1,168     1,173   2,223   2,122
Provision for restruc-
 turing.................        90        86     288     306     262     389     198
Interest expense(3).....       287       250     464     544     624     605     774
Interest income(3)......       (56)      (48)    (95)   (146)   (211)   (153)
Translation and exchange
 adjustments............        10        17      14      (6)     20       5     (12)
Preference share divi-
 dends and other........      (103)     (159)    (95)    (10)    (26)     31    (377)
Taxes...................        81       118     245     283     444     458     489
Equity in earnings of
 affiliates.............        (8)        8             (14)    (16)    (33)    (23)
Minority Interests......         3       200     226      97     215     155     132
                          --------  --------  ------  ------  ------  ------  ------
Net income..............       540       510     950     835     976     852   1,028
                          ========  ========  ======  ======  ======  ======  ======
Approximate U.S. GAAP
 net income(4)..........       505       468   1,001     714
                          ========  ========  ======  ======
FINANCIAL POSITION
Total assets............    29,840    28,495  28,472  27,449  25,375  26,748  26,810
Short-term debt plus
 current maturities of
 long-term debt.........     2,758     1,601   1,388   1,473   1,678   1,404   1,920
Long-term debt(5).......     5,120     5,365   4,496   4,624   3,767   5,110   5,790
Shareholders' equity....    12,007    11,269  11,679  11,118  10,857  10,512  10,196
Approximate U.S. GAAP
 shareholders' equi-
 ty(4)..................    10,075     9,511  10,174   9,502
PER SHARE OF COMMON
 STOCK
Net income..............       6.4       6.2    11.6    10.3    12.1    10.6    13.0
Cash dividends declared
 per common share(6)....       4.4       4.0     4.0     4.0     3.7     3.6
Book value per common
 share..................     139.9     138.0   141.9   136.8   134.2   130.1   127.6
Primary net income per
 common share (U.S.
 GAAP)..................      6.01      5.77   12.32    8.94
Fully diluted net income
 per common share (U.S.
 GAAP)..................      5.99      5.76   12.30    8.93

--------
(1) Certain reclassifications of data from prior years have been made to facilitate comparison.
(2) Includes research and development costs. The breakdown between cost of products sold and selling and administrative expense is not available for 1992, 1991, and 1990. Accordingly, cost of products sold for 1992, 1991 and 1990 includes selling and administrative expense.
(3) The breakdown between interest income and expense is not available for 1990.
(4) U.S. GAAP reconciliations provided only for 1995, 1994 and 1993. See Note 2 of CarnaudMetalbox's Consolidated Financial Statements.
(5) Including preference shares and perpetual notes. See Notes 12 and 14 to CarnaudMetalbox's Consolidated Financial Statements.
(6) These figures do not reflect the tax credit (avoir fiscal) of FF 2.00, FF 2.00, FF 1.85, FF 1.80 and FF 1.80 on cash dividends for 1994, 1993, 1992,
    1991 and 1990, respectively.

                              RECENT DEVELOPMENTS

  On November 8, 1995, CarnaudMetalbox announced that its revenues for the third quarter of 1995 decreased 2.4% to FF 6,722 million from FF 6,888 million for the third quarter of 1994. For the nine months ended September 30, 1995 and September 30, 1994, CarnaudMetalbox's revenues were FF 19,004 million and FF 19,205 million, respectively. The 2.4% decrease in revenues for the third quarter includes the effect of an overall slowdown in the European packaging market, especially in the food sector which suffered as a result of the poor harvest. The effect of currency fluctuations on translation of local currency net sales into French francs reduced consolidated net sales stated in French francs by approximately 4.2% for the third quarter.

  As described under "CARNAUDMETALBOX--Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Six Months Ended June 30, 1995 Compared to Six Months Ended June 30, 1994," CarnaudMetalbox's results of operations for the six months ended June 30, 1995 were negatively impacted by the appreciation of the French franc relative to the Italian lira, British pound and U.S. dollar, which adversely affected net sales and operating income generated in these currencies when translated into French francs, significant increases in raw material costs which more than offset local currency price increases, decreases in sales of food closures and sales of can manufacturing, filling and handling equipment. The Asia-Pacific and Africa, Middle East and Caribbean sales declines reflected a slowdown in demand in China and severe disruptions in Nigeria, respectively.

  Weakening demand, which has become even more severe in the second half of 1995, and sharp raw material price increases, which were not sufficiently passed through to customers, coupled with the continuing effect of the factors described above which affected results of operations for the first half of 1995, will negatively affect operating profit during the second half of 1995.

  On October 25, 1995, CarnaudMetalbox announced that it had signed an agreement with Danisco, a Danish packaging company, for the sale of CarnaudMetalbox's flexible packaging business in France, Spain and Portugal. The business being sold had revenues of approximately FF 617 million in 1994. The closing of this agreement, which remains subject to the results of an environmental audit, is expected to occur before the end of 1995.

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL DATA

  The summary unaudited pro forma financial data combine the historical balance sheets and statements of income of Crown and CarnaudMetalbox after giving effect to the Offer. The pro forma adjustments and related assumptions are described in the notes to the unaudited pro forma consolidated condensed financial statements of Crown included in this Proxy Statement/Prospectus, and shareholders of Crown and CarnaudMetalbox are urged to read such notes carefully. Pro forma combined per share data assume either (1) that 100% of the outstanding CarnaudMetalbox Shares are tendered into the Offer, of which 50% (including the CarnaudMetalbox Shares owned by CGIP) are exchanged for Units (assuming an Exchange Ratio of 1.065) and 50% for the Cash Election Price or
(2) that 51% of the outstanding CarnaudMetalbox Shares are tendered into the Offer, CGIP elects to receive Units for its CarnaudMetalbox Shares and the proportion of persons other than CGIP electing Units versus cash is the same as that implied in the 100% scenario described in clause (1). The summary unaudited pro forma consolidated condensed financial data are not necessarily indicative of the operating results or financial position that would have occurred had the Offer been consummated on the dates for which the Offer is being given effect, nor are they necessarily indicative of future operating results or financial position. As described under "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock," the actual number of CarnaudMetalbox Shares tendered into the Offer may be substantially less than 100% or substantially greater than 51%; the election made by holders of the CarnaudMetalbox Shares may vary; and the Exchange Ratio is subject to adjustment. See Notes 1, 8 and 9 to the unaudited pro forma consolidated condensed financial statements for a description of certain effects of such variations. Furthermore, the historical financial statements for CarnaudMetalbox, prepared in accordance with French law and presented in French francs, have, for purposes of preparing these pro forma consolidated condensed financial statements, been conformed to comply with U.S. GAAP and, in accordance with SFAS No. 52, have been translated to U.S. dollars at an assumed exchange rate equal to FF 5.511/$1.00 (the average Noon Buying Rate on the last business day of each month for the year ended December 31, 1994 (the "1994 Average Noon Buying Rate")) and FF 4.992/$1.00 (the average Noon Buying Rate on the last business day of each month for the six months ended June 30, 1995 (the "1995 Average Six Month Noon Buying Rate")) for income statement data for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively, and FF 4.853/$1.00 (the Noon Buying Rate on June 30, 1995 (the "June 1995 Noon Buying Rate")) for the balance sheet at June 30, 1995. The Noon Buying Rate as of November 10, 1995 was FF 4.872/$1.00. The use of exchange rates different from those prescribed by SFAS 52 and used in the unaudited pro forma consolidated condensed financial statements could have a material impact on the information presented therein. See "UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS." See also Note 2 of CarnaudMetalbox's consolidated financial statements included elsewhere in this Proxy Statement/Prospectus.

                               SIX MONTHS ENDED             YEAR ENDED
                                 JUNE 30, 1995           DECEMBER 31, 1994
                           ------------------------- -------------------------
                            UNAUDITED (IN $ MILLIONS, EXCEPT PER SHARE DATA)
CarnaudMetalbox Shares
 acquired in Offer........          51%         100%          51%         100%
                           ------------ ------------ ------------ ------------
INCOME STATEMENT DATA:
Net sales................. $      4,973 $      4,973 $      8,968 $      8,968
Net income................ $        121 $         99 $        185 $        132
Net income available for
 common stock............. $        113 $         88 $        169 $        110
Earnings per share of
 common stock............. $       0.98 $       0.71 $       1.47 $       0.89
BALANCE SHEET DATA, AT
 JUNE 30, 1995:
Total assets.............. $     11,568 $     13,031
Long-term debt, excluding
 current maturities....... $      2,789 $      4,182
Book value per common
 share.................... $      24.75 $      27.05

  FOR A DISCUSSION OF THE PRO FORMA ADJUSTMENTS AND RELATED ASSUMPTIONS WITH RESPECT TO THE OFFER AND MORE COMPLETE PRO FORMA FINANCIAL DATA, SEE "UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS." THE FOREGOING SUMMARY UNAUDITED FINANCIAL DATA DO NOT REFLECT FINANCIAL RESULTS OF CROWN OR CARNAUDMETALBOX AFTER JUNE 30, 1995. SEE "--CROWN CORK & SEAL COMPANY, INC.-- RECENT DEVELOPMENTS" AND "--CARNAUDMETALBOX--RECENT DEVELOPMENTS."

                          COMPARATIVE PER SHARE DATA

  The following table sets forth historical per share data for Crown and CarnaudMetalbox, pro forma data for Crown giving effect to the proposed CarnaudMetalbox Transaction under the purchase method of accounting, and equivalent pro forma per share data for CarnaudMetalbox. The information presented should be read in conjunction with the historical financial information and related notes thereto of Crown incorporated by reference into this Proxy Statement/Prospectus, the historical financial statements of CarnaudMetalbox and related notes thereto, the unaudited pro forma consolidated condensed financial statements and related notes thereto, and the selected historical financial data including the notes thereto, each appearing elsewhere in this Proxy Statement/Prospectus. Comparative pro forma data have been included for comparative purposes only and do not purport to be indicative of (1) the results of operations or financial position which actually would have been obtained if the acquisition had been completed at the beginning of the period or as of the date indicated or (2) the results of operations or financial position which may be obtained in the future.

                                        AT OR FOR                               AT OR FOR
                             SIX MONTHS ENDED JUNE 30, 1995           YEAR ENDED DECEMBER 31, 1994
                         --------------------------------------- ---------------------------------------
                                          51%          100%                       51%          100%
                         HISTORICAL  PRO FORMA(1)  PRO FORMA(1)  HISTORICAL  PRO FORMA(1)  PRO FORMA(1)
                         ----------- ------------- ------------- ----------- ------------- -------------
                         CROWN  CMB  CROWN   CMB   CROWN   CMB   CROWN  CMB  CROWN   CMB   CROWN   CMB
                         ----- ----- ------------- ------------- ----- ----- ------------- -------------
                           $    FF     $      $      $      $      $    FF     $      $      $      $
Net income per common
 share(2)...............  0.99   6.4   0.98   1.04   0.71   0.76  1.47  11.6   1.47   1.57   0.89   0.95
Book value per common
 share.................. 16.28 139.9  24.75  26.36  27.05  28.81 15.28 141.9  23.97  25.53  26.55  28.28
Cash dividends declared
 per common share(3)....         4.4                                     4.0

  The following table sets forth the ranges of effects of different Exchange Ratios (as a result of adjustments to the Exchange Ratio based on the Average Crown Common Stock Price) on pro forma net income per share of Crown Common Stock and equivalent pro forma net income per share of CarnaudMetalbox for the periods indicated.

                                                             51% SHARES TENDERED
                                                             36% UNITS/15% CASH
                                        ----------------------------------------------------------
Average Crown Common Stock Price
 (in French Francs) (4)..............   169.02 179.58/(5)/ 190.14 211.27 232.39 242.96/(6)/ 253.52
Exchange Ratio.......................    1.257  1.183       1.183  1.065  0.968  0.968       0.968

FOR THE SIX MONTHS
ENDED JUNE 30, 1995
Pro forma net income per share of
 Crown Common Stock..................    $0.95  $0.97       $0.95  $0.98  $0.99  $0.97       $0.96
CarnaudMetalbox equivalent pro forma
 net income per share (10)...........    $1.19  $1.15       $1.12  $1.04  $0.96  $0.94       $0.93

FOR THE YEAR ENDED
DECEMBER 31, 1994
Pro forma net income per share of
 Crown Common Stock..................    $1.43  $1.45       $1.44  $1.47  $1.51  $1.50       $1.49
CarnaudMetalbox equivalent pro forma
 net income per share (10)...........    $1.80  $1.72       $1.70  $1.57  $1.46  $1.45       $1.44
                                                             100% SHARES TENDERED
                                                              50% UNITS/50% CASH
                                        ---------------------------------------------------------------
Average Crown Common Stock Price
 (in French Francs) (4)..............   169.02 179.58/(7)/ 190.14 211.27      232.39 242.96/(8)/ 253.52
Exchange Ratio.......................    1.257  1.183       1.183  1.065       0.968  0.968       0.968

FOR THE SIX MONTHS
ENDED JUNE 30, 1995
Pro forma net income per share of
 Crown Common Stock..................    $0.69  $0.70       $0.68  $0.71(/9/)  $0.71  $0.69       $0.68
CarnaudMetalbox equivalent pro forma
 net income per share (10)...........    $0.87  $0.83       $0.80  $0.76       $0.69  $0.67       $0.66

FOR THE YEAR ENDED
DECEMBER 31, 1994
Pro forma net income per share of
 Crown Common Stock..................    $0.86  $0.88       $0.87  $0.89(/9/)  $0.92  $0.90       $0.89
CarnaudMetalbox equivalent pro forma
 net income per share (10)...........    $1.08  $1.04       $1.03  $0.95       $0.89  $0.87       $0.86

--------
(1) CarnaudMetalbox equivalent per share amounts are calculated by multiplying Crown Common Stock pro forma per share amounts by an assumed Exchange Ratio of 1.065 shares of Crown Common Stock for each CarnaudMetalbox Share. Holders of CarnaudMetalbox Shares that do not elect to receive cash will actually have the right to receive a number of Units equal to the Exchange Ratio, each Unit consisting of (x) .75 shares of Crown Common Stock and (y) .25 shares of Crown Acquisition Preferred Stock. For a discussion of the determination of the Exchange Ratio, see "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock." For a discussion of the pro forma adjustments and related assumptions with respect to the Offer and more complete pro forma financial data, see "UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS."
(2) Crown Common Stock equivalents do not reduce primary earnings per share by more than 3% and have been excluded from the net income per common share calculation. Crown has determined that Crown Acquisition Preferred Stock is not a Crown Common Stock equivalent and is not assumed to be converted for purposes of computing net income per common share.
(3) As to certain dividend information, see "COMPARATIVE MARKET PRICE DATA," Note (1). With respect to Crown's future dividend policy, see "THE OFFER-- Ownership of Crown Stock after the Offer" and "THE SHAREHOLDERS AGREEMENT--Dividend Policy."
(4) The Average Crown Common Stock Price used to adjust the Exchange Ratio will vary in response to fluctuations in the Market Closing Price per share of Crown Common Stock and the Noon Buying Rate. However, under the Exchange Offer Agreement, there are certain limitations affecting the minimum and maximum Exchange Ratio.
(5) If the Average Crown Common Stock Price is less than FF 179.58, CGIP can terminate the Exchange Offer Agreement unless Crown has increased the Exchange Ratio as described in "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock." In such event, assuming 51% of the CarnaudMetalbox Shares are tendered in the Offer, for each decrease of FF 5 below FF 179.58 in the Average Crown Common Stock Price, pro forma consolidated net income per share of Crown Common Stock would decrease by $0.01 for the six months ended June 30, 1995 and $0.01 for the year ended December 31, 1994.
(6) If the Average Crown Common Stock Price is more than FF 242.96, Crown can terminate the Exchange Offer Agreement as described in "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock." If Crown elects not to terminate the Exchange Offer Agreement, assuming 51% of the CarnaudMetalbox Shares are tendered in the Offer, for each increase of FF 5 above FF 242.96 in the Average Crown Common Stock Price, pro forma consolidated net income per share of Crown Common Stock would decrease by $0.01 for the six months ended June 30, 1995 and $0.01 for the year ended December 31, 1994.

(7) If the Average Crown Common Stock Price is less than FF 179.58, CGIP can terminate the Exchange Offer Agreement unless Crown has increased the Exchange Ratio as described in "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock." In such event, assuming 100% of the CarnaudMetalbox Shares are tendered in the Offer, for each decrease of FF 5 below FF 179.58 in the Average Crown Common Stock Price, pro forma consolidated net income per share of Crown Common Stock would decrease by $0.01 for the six months ended June 30, 1995 and $0.01 for the year ended December 31, 1994.

(8) If the Average Crown Common Stock Price is more than FF 242.96, Crown can terminate the Exchange Offer Agreement as described in "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock." If Crown elects not to so terminate the Exchange Offer Agreement, assuming 100% of the CarnaudMetalbox Shares are tendered in the Offer, for each increase of FF 5 above FF 242.96 in the Average Crown Common Stock Price, pro forma consolidated net income per share of Crown Common Stock would decrease by $0.01 for the six months ended June 30, 1995 and $0.01, for the year ended December 31, 1994.

(9) Although Crown has no current intention of changing the Offer Consideration (see "THE CARNAUDMETALBOX PROPOSALS--Description of the CarnaudMetalbox Proposals-- Possible Modifications to the Offer Consideration"), for each FF 5 by which the Cash Election Price is increased (and assuming an associated increase in the Exchange Ratio of 0.023, and that Crown acquires 100% of the CarnaudMetalbox Shares), pro forma net income per share of Crown Common Stock would decrease by $0.06 and $0.03 for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively.
(10) CarnaudMetalbox equivalent pro forma per share amounts are calculated by multiplying Crown Common Stock pro forma per share amounts by the applicable assumed Exchange Ratio.

                         COMPARATIVE MARKET PRICE DATA

  Shares of Crown Common Stock are listed on the NYSE under the symbol "CCK." Shares of Crown Common Stock are not currently listed on the Paris Stock Exchange or the London Stock Exchange, and there currently is no established trading market for shares of Crown Common Stock in France or the United Kingdom, except that shares of Crown Common Stock are currently quoted on SEAQ International on an indicative basis only. CarnaudMetalbox Shares are listed on the Paris Stock Exchange and the London Stock Exchange and are quoted on SEAQ International. There is no established trading market for CarnaudMetalbox Shares in the United States. For further information in respect of the listing and quotation of Crown Stock, including as to the Paris Stock Exchange following the Offer, see "THE OFFER--Listing of Crown Common Stock and Crown Acquisition Preferred Stock." The following tables reflect the range of reported high and low sale prices, based upon published financial sources, of shares of Crown Common Stock on the NYSE and CarnaudMetalbox Shares on the Paris Stock Exchange, and dividends paid, for the periods indicated, on the CarnaudMetalbox Shares. Crown has not paid dividends on Crown Common Stock during the periods set forth below (see Note (1) below). Except as otherwise provided, amounts have been translated into French francs, in the case of Crown, and U.S. dollars, in the case of CarnaudMetalbox, using the Noon Buying Rate on the specific dates that shares of Crown Common Stock and CarnaudMetalbox Shares traded at a high or low price and on dates dividends were paid.

CROWN CORK & SEAL COMPANY, INC.

                                     STOCK PRICE RANGE                     DIVIDENDS PAID (1)
                          ---------------------------------------------    -------------------
                            HIGH     LOW       HIGH             LOW
                          ----------------- -----------      ----------    (IN U.S. (IN FRENCH
                          (IN U.S. DOLLARS) (IN FRENCH FRANCS)(2)          DOLLARS)  FRANCS)
1993First Quarter........    40.88    35.00     226.70           191.63      --        --
   Second Quarter........    40.00    36.00     226.00           197.35      --        --
   Third Quarter.........    38.13    33.25     218.57           193.35      --        --
   Fourth Quarter........    41.88    35.25     247.86           200.57      --        --
1994First Quarter........    41.88    36.63     248.24           212.53      --        --
   Second Quarter........    39.75    33.75     233.29           193.32      --        --
   Third Quarter.........    39.50    33.50     208.90           181.17      --        --
   Fourth Quarter........    40.88    35.88     217.29           193.65      --        --
1995First Quarter........    45.00    37.75     222.48           201.75(3)   --        --
   Second Quarter........    50.25    40.50     243.56           194.64      --        --
   Third Quarter.........    50.63    36.00     244.87           182.05      --        --
   Fourth Quarter........    40.00    33.50     194.88194.88     163.21      --        --
    (through November 10,
     1995)

CARNAUDMETALBOX

                                     STOCK PRICE RANGE               DIVIDENDS PAID (4)
                         ----------------------------------------- ----------------------
                           HIGH       LOW       HIGH       LOW
                         --------- --------- ---------------------  (IN U.S.   (IN FRENCH
                         (IN FRENCH FRANCS)   (IN U.S. DOLLARS)(5) DOLLARS)(6)  FRANCS)
1993First Quarter.......    239.40    178.50      43.21      32.19     --          --
   Second Quarter.......    232.00    189.50      42.79      34.78    0.73        4.00
   Third Quarter........    235.80    192.60      38.94      34.37     --          --
   Fourth Quarter.......    210.00    174.30      35.95      29.86     --          --
1994First Quarter.......    213.20    180.00      36.15      31.51     --          --
   Second Quarter.......    191.70    158.50      32.66      29.13    0.72        4.00
   Third Quarter........    184.00    162.70      34.07      30.23     --          --
   Fourth Quarter.......    196.60    167.50      36.98      31.58     --          --
1995First Quarter.......    188.50    165.10      35.53      32.00     --          --
   Second Quarter.......    219.60    169.50      42.97      34.73    0.89        4.40
   Third Quarter........    219.80    197.00      45.07      40.16     --          --
   Fourth Quarter.......    215.00    198.70      43.99      40.71     --          --
    (through November
    10, 1995)

--------
(1) Crown has traditionally not paid dividends. However, Crown intends, if the Offer is consummated, to pay cash dividends on an annualized basis of $.80 per share of Crown Common Stock in 1995 ($.20 per quarter) and $1.00 per share in 1996 ($.25 per quarter), starting with the calendar quarter in which the Closing Date occurs. See "THE SHAREHOLDERS AGREEMENT--Dividend Policy." There can be no assurance that such dividends will be paid. See "DESCRIPTION OF CROWN STOCK--Crown Common Stock." Crown currently anticipates that the Closing Date will occur in the first quarter of 1996 if the Offer is commenced and consummated (in which case the 1995 dividends described above would not be paid).

(2) Translation based on the Noon Buying Rate in effect on the date that Crown Common Stock traded at a high or low. The absolute French franc high and low sale prices of Crown Common Stock are as follows:

                                                               HIGH       LOW
                                                             --------- ---------
                                                             (IN FRENCH FRANCS)
     1993First Quarter......................................    228.88    191.63
        Second Quarter......................................    227.04    195.44
        Third Quarter.......................................    226.73    190.34
        Fourth Quarter......................................    247.86    200.57
     1994First Quarter......................................    248.24    212.53
        Second Quarter......................................    233.93    193.32
        Third Quarter.......................................    208.90    179.29
        Fourth Quarter......................................    217.29    185.31
     1995First Quarter......................................    229.08    197.13
        Second Quarter......................................    249.62    194.64
        Third Quarter.......................................    244.87    177.81
        Fourth Quarter......................................    195.09    163.21
         (through November 10, 1995)

(3) Low occurred on January 2, 1995. The translated amount is based on the Noon Buying Rate in effect on December 30, 1994.

(4) Represents cash dividends paid to holders of CarnaudMetalbox Shares determined without regard to the avoir fiscal tax credit accompanying cash dividends, which is taxable to the recipient of the dividend and which may be claimed as a tax credit by the recipient against such recipient's tax liability. See "THE OFFER--Certain Tax Consequences of the Offer."

(5) Translation based on the Noon Buying Rate on the date that CarnaudMetalbox Shares traded at a high or low.

(6) Translation based on the Noon Buying Rate on the date of payment of such dividends.

  The transactions contemplated by the Exchange Offer Agreement were announced publicly by the parties thereto following the close of business on May 22, 1995. On such date, the last sale prices of CarnaudMetalbox Shares and shares of Crown Common Stock were FF 189.70 and $41.75 per share, respectively (or $37.15 and FF 213.18, respectively, based on the Noon Buying Rate on such date). As of that date, the equivalent per share price of a CarnaudMetalbox Share was $44.46 (assuming an Exchange Ratio of 1.065 and that a share of Crown Common Stock is equal in value to a share of Crown Acquisition Preferred Stock). On May 19, 1995, the business day preceding public announcement of such transactions, the last sale prices of CarnaudMetalbox Shares and shares of Crown Common Stock were FF 186.60 and $41.50 per share, respectively (or $36.55 and FF 211.90, respectively, based on the Noon Buying Rate on such date). As of that date, the equivalent per share price of a CarnaudMetalbox Share was $44.20 (subject to such same assumptions). On November 10, 1995, the last sale prices of CarnaudMetalbox Shares and shares of Crown Common Stock were FF 213.5 and $40.00 per share, respectively (or $43.82 and FF 194.88, respectively, based on the Noon Buying Rate in effect on such date). As of that date, the equivalent per share price of a CarnaudMetalbox Share was $42.60 (subject to such same assumptions). If the Measurement Date were November 13, 1995, the Exchange Ratio would have been 1.183, unless Crown were to exercise its right under the Exchange Offer Agreement to increase the Exchange Ratio to prevent termination of the Exchange Offer Agreement, in which case the Exchange Ratio would have been 1.221.

                                  THE MEETING

DATE, TIME AND PLACE OF THE MEETING

  The Special Meeting of shareholders of Crown is to be held on December 19, 1995, at 10:00 a.m., Philadelphia time, at Crown's offices located at 9300 Ashton Road, Philadelphia, PA 19136.

MATTERS TO BE CONSIDERED AT THE MEETING

  At the Special Meeting, shareholders of Crown will have the opportunity to consider and act upon (1) the CarnaudMetalbox Proposals, (2) the Articles Modernization Proposal and the Additional Preferred Stock Proposal (each of which is unrelated to the CarnaudMetalbox Proposals) and (3) any other matters that are properly brought before the Special Meeting.

  THE BOARD OF DIRECTORS OF CROWN HAS APPROVED THE CARNAUDMETALBOX PROPOSALS AND EACH OF THE ARTICLES MODERNIZATION PROPOSAL AND THE ADDITIONAL PREFERRED STOCK PROPOSAL AND RECOMMENDS THAT CROWN SHAREHOLDERS VOTE FOR APPROVAL OF EACH OF THE CARNAUDMETALBOX PROPOSALS, THE ARTICLES MODERNIZATION PROPOSAL AND THE ADDITIONAL PREFERRED STOCK PROPOSAL.

RECORD DATE

  The Record Date for the Special Meeting is October 23, 1995. Only shareholders of Crown whose names appeared on the books of Crown at the close of business on that date will be entitled to vote at the Special Meeting. As of the close of business on the Record Date, 90,609,422 shares of Crown Common Stock were outstanding and entitled to vote at the Special Meeting, each share being entitled to one vote.

REQUIRED VOTE

  Under the PBCL and Crown's Articles of Incorporation, the approval of the applicable CarnaudMetalbox Proposals, the Articles Modernization Proposal and the Additional Preferred Stock Proposal each requires the vote of a majority of the votes cast by all shareholders entitled to vote thereon at a meeting at which a quorum is present. Under the PBCL and Crown's Bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority in number of all votes entitled to be cast on a matter is necessary to constitute a quorum.

  The rules of the NYSE require that the issuance of shares of Crown Common Stock and Crown Acquisition Preferred Stock in connection with the proposed CarnaudMetalbox Transaction, and of shares of Crown Common

Stock upon conversion of Crown Acquisition Preferred Stock, be approved by a majority of the votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

  Under SEC rules, boxes are provided on the proxy card enclosed with this Proxy Statement/Prospectus for shareholders to mark if they wish to vote "for," "against," or "abstain" on one or more of the proposals to be considered at the Special Meeting. Abstentions will be counted in determining whether a quorum has been reached at the Special Meeting but will not be counted in determining the number of votes cast in connection with the proposals to be considered at the Special Meeting. Like abstentions, broker-dealer "non-votes" on "non-routine" matters are not counted in calculating the number of votes cast on the proposals to be considered at the Special Meeting but are counted for quorum purposes. The NYSE has advised Crown that the matters to be considered at the Special Meeting are "non-routine" matters, which means that brokers who have received no voting instructions from their customers do not have the discretion to vote on such matters.

  If a quorum is not obtained, or if fewer shares of Crown Common Stock are voted in favor of the proposals to be considered at the Special Meeting than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining proxies or votes. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore been effectively revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at the original convening of the meeting.

  As of the Record Date, the directors and executive officers of Crown (and their affiliates) beneficially owned 6,900,095 shares of Crown Common Stock (including 5,372,215 shares of Crown Common Stock which may be deemed to be beneficially owned by certain directors and executive officers by virtue of their membership on an investment committee in respect of various Crown pension plans), constituting approximately 7.615% of the outstanding Crown Common Stock. All such directors and executive officers have indicated they intend to vote or direct the vote of all outstanding shares of Crown Common Stock over which they have voting power in favor of all of the Special Meeting Proposals. For further information in respect of the ownership of Crown Common Stock, including ownership by directors and executive officers of Crown, see "CROWN CORK & SEAL COMPANY--Voting Securities and Principal Holders Thereof."

  SHAREHOLDERS SHOULD NOTE THAT THE EFFECTIVENESS OF EACH OF THE
CARNAUDMETALBOX PROPOSALS IS CONDITIONED UPON APPROVAL OF ALL OF THE CARNAUDMETALBOX PROPOSALS. ACCORDINGLY, FAILURE OF THE SHAREHOLDERS TO APPROVE ANY ONE OF THE CARNAUDMETALBOX PROPOSALS WILL RESULT IN THE INEFFECTIVENESS OF ALL OF THE CARNAUDMETALBOX PROPOSALS.

  THE EFFECTIVENESS OF EACH OF THE ADDITIONAL PREFERRED STOCK PROPOSAL AND THE ARTICLES MODERNIZATION PROPOSAL IS NOT CONDITIONED UPON APPROVAL OF ANY OTHER PROPOSAL, INCLUDING ANY OF THE CARNAUDMETALBOX PROPOSALS. IN ADDITION, THE EFFECTIVENESS OF THE CARNAUDMETALBOX PROPOSALS IS NOT CONDITIONED UPON APPROVAL OF THE ADDITIONAL PREFERRED STOCK PROPOSAL OR THE ARTICLES MODERNIZATION PROPOSAL.

  THE EFFECTIVENESS OF EACH OF THE CARNAUDMETALBOX PROPOSALS IS CONDITIONED UPON THE COMPLETION BY CROWN OF THE EXCHANGE OF CROWN STOCK FOR, OR PURCHASE OF, THE CARNAUDMETALBOX SHARES TENDERED PURSUANT TO THE OFFER DISCUSSED BELOW (AS SUCH OFFER MAY BE MODIFIED OR AMENDED). CROWN DOES NOT CURRENTLY INTEND TO PROCEED WITH SUCH OFFER IF THE CARNAUDMETALBOX PROPOSALS ARE NOT APPROVED.

VOTING AT THE MEETING

  A form of proxy is enclosed with copies of this Proxy Statement/Prospectus being sent to shareholders of Crown. EACH PROXY SUBMITTED WILL BE VOTED AS DIRECTED, BUT IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH RESPECT TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY EACH SIGNED PROXY WILL BE VOTED FOR APPROVAL OF EACH OF THE CARNAUDMETALBOX PROPOSALS, THE ARTICLES MODERNIZATION PROPOSAL AND THE ADDITIONAL PREFERRED STOCK PROPOSAL.

Three officers of Crown have been designated as the proxies to vote shares at the Special Meeting in accordance with the instructions on the proxy card enclosed with this Proxy Statement/Prospectus. The management of Crown knows of no matters which are to be presented for consideration at the Special Meeting other than those specifically described in the Notice of Special Meeting, but if other matters are properly presented, including, among other things, a motion to adjourn or postpone the Special Meeting to another time or place for the purpose of soliciting additional proxies or otherwise, it is the intention of the persons designated as proxies to vote on them in accordance with their judgment; provided, however, that no proxy which is voted against any of the CarnaudMetalbox Proposals will be voted in favor of such adjournment or postponement. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote on matters incidental to the conduct of the Special Meeting.

  Each shareholder has the right to revoke a proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of Crown a written revocation before the proxy is voted or by submitting to Crown before the taking of the vote a duly executed proxy bearing a later date or by voting the shares subject to such proxy by written ballot at the Special Meeting. Any shareholder may attend the Special Meeting and vote in person whether or not a proxy was previously submitted. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to:
Crown Cork & Seal Company, Inc., 9300 Ashton Road, Philadelphia, PA 19136,
Attention: Corporate Secretary. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

  The cost of soliciting the proxies to which this Proxy Statement/Prospectus relates will be borne by Crown. In addition to the use of the mails, proxies may be solicited in person or by telephone, telegram or otherwise by officers and regular employees of Crown who will not be specifically compensated therefor. Crown has engaged D.F. King & Co., Inc. ("King") to assist in the solicitation of proxies for a fee of $9,000 plus reimbursement for out-of-pocket expenses and certain additional fees for services rendered by King in connection with such solicitation. Crown will also reimburse brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of Crown Common Stock for their reasonable out-of-pocket expenses incurred in forwarding such material.

  CROWN SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                         THE CARNAUDMETALBOX PROPOSALS

DESCRIPTION OF THE CARNAUDMETALBOX PROPOSALS

 The Exchange Offer Agreement

  Pursuant to the Exchange Offer Agreement and subject to the terms and conditions thereof, Crown has agreed to make the Offer for all of the outstanding CarnaudMetalbox Shares, and CGIP has agreed to tender pursuant to the Offer all CarnaudMetalbox Shares beneficially owned by CGIP (or one of its subsidiaries) and has agreed to elect to receive Units of Crown Stock in exchange for such shares. CGIP beneficially owned, directly or indirectly, at the time of execution of the Exchange Offer Agreement and as of October 31, 1995, 26,188,956 CarnaudMetalbox Shares, representing approximately 30.4% of the total outstanding CarnaudMetalbox Shares and approximately 44.4% of the aggregate voting power of the outstanding CarnaudMetalbox Shares (taking into account double voting rights with respect to certain CarnaudMetalbox Shares owned by CGIP and certain other shareholders of CarnaudMetalbox (which double voting rights Crown will not have if the Offer is consummated)) as of October 31, 1995.

  Pursuant to the Offer, and subject to the terms and conditions thereof, shareholders of CarnaudMetalbox will be offered for each CarnaudMetalbox Share, at the election of the holder, either (1) 1.065 Units, each consisting of (x) .75 shares of Crown Common Stock and (y) .25 shares of Crown Acquisition Preferred Stock, with cash (in French francs) being paid in lieu of any fractional share interest, or (2) FF 225 in cash. The Exchange Ratio will be adjusted based on the Average Crown Common Stock Price, subject to certain limitations and exceptions. For a discussion of the adjustments to the Exchange Ratio which may occur under the Exchange Offer Agreement, including such limitations and exceptions, see "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock."

  For information as to certain conditions to the Offer (including in respect of CGIP's obligation to tender and not withdraw its CarnaudMetalbox Shares in the Offer in the event of a competing bid for CarnaudMetalbox Shares), the purpose of the Offer, the ownership of Crown Stock following consummation of the Offer and the operation of CarnaudMetalbox following consummation of the Offer, see "THE EXCHANGE OFFER AGREEMENT--Agreement to Tender" and "-- Conditions; Waiver" and "THE OFFER--Conditions to the Offer," "--Extension, Termination and Amendment," "--Purpose of the Offer," "--Ownership of Crown Stock after the Offer" and "--Operation of CarnaudMetalbox After the Offer."

 Effect of Shareholder Approval

  Crown believes that shareholder approval of the transactions contemplated by the Exchange Offer Agreement is not required by the PBCL or the applicable rules of the NYSE, other than in respect of the CarnaudMetalbox Proposals referred to below dealing with the issuance and authorization of Crown Stock in connection with the CarnaudMetalbox Transaction. However, in addition to the approval of the proposals dealing with the issuance and authorization of Crown Stock, Crown's Board of Directors is requesting the approval of Crown's shareholders of the proposed CarnaudMetalbox Transaction and the other transactions contemplated by the Exchange Offer Agreement (including the execution and delivery by Crown of the Shareholders Agreement) in light of the significance of the proposed acquisition and such other transactions to Crown's shareholders. In addition, Crown's Board of Directors has made approval of the transactions contemplated by the Exchange Offer Agreement by Crown's shareholders (in addition to the approval of the authorization and issuance of Crown Stock in connection therewith) a condition to the acquisition of CarnaudMetalbox pursuant to the Exchange Offer Agreement. See "THE OFFER--Conditions to the Offer" and "THE EXCHANGE OFFER AGREEMENT-- Conditions; Waiver." The legal effect of shareholder approval of the transactions contemplated by the Exchange Offer Agreement will be to ratify the transactions contemplated by the express terms of the Exchange Offer Agreement as described herein (including the Offer Consideration as currently structured and the adjustments to the Exchange Ratio described in "SUMMARY-- The Offer--Exchange Ratio and Market Value of Crown Common Stock"), which ratification may prevent a shareholder from successfully challenging such transactions and the actions of Crown's Board of Directors in connection therewith. Such ratification will not apply, however, to any other changes to the Offer Consideration, including those changes described in the second paragraph below under "--Possible Modifications to the Offer Consideration," unless such changes are disclosed sufficiently in advance of the Special Meeting under applicable law. Crown does not intend to solicit approval of its shareholders with respect to any revisions or amendments to the Exchange Offer Agreement or the Shareholders Agreement which Crown makes after the Special Meeting, except in the specific circumstances noted below in "--Possible Modifications to the Offer Consideration."

 Possible Modifications to the Offer Consideration

  The approval of the transactions contemplated by the Exchange Offer Agreement will constitute an approval of the Offer Consideration as currently structured and the adjustments to the Exchange Ratio described in "SUMMARY-- The Offer--Exchange Ratio and Market Value of Crown Common Stock," including pursuant to Crown's exercise of its right under the Exchange Offer Agreement to increase the Exchange Ratio to prevent termination of the Exchange Offer Agreement by CGIP and Crown's waiver of its right to terminate the Exchange Offer Agreement.

  In addition, although Crown has no current intention of changing the Offer Consideration, under certain circumstances (none of which is presently expected to exist), the Offer Consideration may be modified (in certain circumstances with CGIP's consent) from that described herein subsequent to the date of this Proxy

Statement/Prospectus in the event that Crown's Board of Directors determines that such modifications are in the best interests of Crown. If the Offer Consideration is changed by Crown in a manner which Crown's Board of Directors believes would materially adversely affect Crown's shareholders, Crown intends to resolicit the approval of Crown shareholders, unless such changes are disclosed to Crown shareholders prior to the Special Meeting. See "THE OFFER-- General." However, if after the Special Meeting the Offer Consideration is so changed in response to a competing bid for CarnaudMetalbox or as required by a regulatory authority, such as the CBV, Crown may elect not to proceed with resolicitation if (1) Crown receives the opinion of outside counsel that shareholder authorization is not required under applicable state law (which opinion may be based solely upon the applicable statutory provisions of Pennsylvania law in the absence of any controlling judicial precedent); (2) Crown has been advised by the NYSE that Crown Common Stock will not be delisted from the NYSE as a result of such election; and (3) Crown's Board of Directors determines that, because of the associated delay, resolicitation would jeopardize consummation of the CarnaudMetalbox Transaction or the benefits of the transaction to Crown's shareholders. In any event, Crown's Board intends to take such action only if such action is consistent with the Crown Board's fiduciary duties. As to clause (1) above, Crown has been advised by its counsel, Dechert Price & Rhoads, that such counsel is unaware of any existing controlling judicial precedent in Pennsylvania with respect to the specific facts and circumstances described in this paragraph.

  Any such increase in the Offer Consideration in the manner described in the two preceding paragraphs may have a dilutive effect on current holders of Crown Common Stock; may, to the extent it is in the form of additional Crown equity, have the effect of increasing CGIP's, and former CarnaudMetalbox shareholders' aggregate, percentage ownership of Crown Common Stock following the Offer; and may have a material impact on the unaudited pro forma consolidated condensed financial statements contained herein. Crown has provided certain sensitivity analyses in the notes to such unaudited pro forma consolidated condensed financial statements discussing the effects of certain variations in the Offer Consideration, including with respect to net income per share of Crown Common Stock. See "UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS," including Note 9 thereto, and "COMPARATIVE PER SHARE DATA." Crown does not intend to increase the Exchange Ratio above 1.183, or otherwise change the Offer Consideration in a manner which Crown's Board of Directors believes would materially adversely affect Crown's shareholders unless it receives the opinion of its financial advisor that the Offer Consideration, as so modified, is fair to Crown from a financial point of view. The decision whether to obtain such a fairness opinion with respect to any such changes to the Offer Consideration will be made by Crown's Board of Directors.

 Significant Shareholder

  By virtue of CGIP's substantial ownership position in CarnaudMetalbox and its agreement in the Exchange Offer Agreement to receive Units in exchange for its CarnaudMetalbox Shares in the Offer, it is anticipated that CGIP will become Crown's largest holder of Crown Common Stock and Crown Acquisition Preferred Stock immediately after consummation of the Offer. Based on the total number of outstanding shares of Crown Common Stock and outstanding CarnaudMetalbox Shares (in each case, not including outstanding options) as of October 31, 1995, if the Offer is consummated, CGIP's percentage ownership of
(1) the issued and outstanding Crown Common Stock immediately following the Offer, assuming no conversion of Crown Acquisition Preferred Stock, could range from approximately 12.4% to 20.4%, (2) the issued and outstanding Crown Common Stock immediately following the Offer, assuming conversion of Crown Acquisition Preferred Stock (which percentage ownership corresponds to CGIP's percentage ownership of the total voting power in the election of directors of Crown immediately following the Offer), could range from approximately 14.4% to 25.1% and (3) the issued and outstanding Crown Acquisition Preferred Stock immediately following the Offer could range from approximately 30.4% to 100%. The low end of the CGIP ownership ranges above assumes the Exchange Ratio is
0.968 and all CarnaudMetalbox shareholders tender and elect to receive Units. The high end of such ranges assumes the Exchange Ratio is 1.183 and CGIP is the only CarnaudMetalbox shareholder that elects to receive Units. In certain cases, the Exchange Ratio could exceed 1.183. See "SUMMARY--The Offer-- Exchange Ratio and Market Value of Crown Common Stock."

  For additional information regarding CGIP, see "SUMMARY--Compagnie Generale d'Industrie et de Participations S.A."

The Shareholders Agreement; Strategic Committee

  Crown and CGIP have agreed in the Exchange Offer Agreement to enter into the Shareholders Agreement on the Closing Date. Pursuant to the Shareholders Agreement, CGIP will agree to standstill provisions which restrict certain actions by CGIP and will agree to vote its shares of Crown Stock on certain matters as specified in the Shareholders Agreement. In addition, CGIP will agree not to transfer any voting securities of Crown except in accordance with the Shareholders Agreement and will grant Crown certain rights to purchase such voting securities in the event CGIP elects to transfer any such voting securities. Crown will agree to cause three persons designated by CGIP (subject to adjustment based on the actual size of Crown's Board of Directors as of the Closing Date and from time to time thereafter) to be appointed to Crown's Board of Directors on the Closing Date and to be included thereafter in the slate of nominees recommended by Crown's Board of Directors to shareholders for election as directors at each annual meeting of shareholders of Crown. Crown will also agree to provide CGIP with registration rights with respect to its shares of Crown Stock and to certain provisions regarding Crown's debt rating. Crown will also indicate its intention to declare a quarterly dividend on Crown Common Stock commencing with the calendar quarter in which the Closing Date occurs (which dividend will be paid to holders of record of Crown Common Stock as of a date after the Closing Date) and its intention to pay regular cash dividends on Crown Common Stock thereafter. Certain provisions of the Shareholders Agreement, including those relating to the standstill and voting provisions, CGIP's right to designate directors and the restrictions on CGIP's transfer of securities of Crown will terminate upon the happening of certain specified events. For a description of the Shareholders Agreement, see "THE SHAREHOLDERS AGREEMENT."

  Although Crown's Board of Directors believes certain standstill and related provisions as well as restrictions on the ability of CGIP to dispose of Crown Stock in the Shareholders Agreement will substantially inhibit CGIP from controlling Crown, it is expected that CGIP will significantly influence the business and affairs of Crown through its share ownership and its representation on Crown's Board of Directors. Further, the restrictions governing CGIP in the Shareholders Agreement are subject to certain terms and conditions, including termination of the restrictions if Crown does not comply with certain dividend and investment grade debt rating maintenance provisions. CGIP's substantial voting power with respect to Crown's shares and the various provisions of the Shareholders Agreement (including restrictions on the ability of CGIP to vote for third party director nominees and takeover proposals and to dispose of its shares) could also impede a takeover of Crown by a third party or the ability of other shareholders of Crown or third parties to influence the business and affairs of Crown. Any sales of substantial amounts of Crown Common Stock or Crown Acquisition Preferred Stock by CGIP following the CarnaudMetalbox Transaction could adversely affect the market price of Crown Common Stock or Crown Acquisition Preferred Stock.

  In addition, pursuant to the Exchange Offer Agreement, Crown has agreed to amend its Bylaws on the Closing Date to create the Strategic Committee, which will have the responsibility to consider changes to Crown's dividend and debt rating policies, business combinations and other extraordinary transactions and succession planning. One-half of the members of the Strategic Committee (including its chair) will be representatives of CGIP. The Bylaws as so amended will provide that Crown's Board of Directors will consider the vote of the Strategic Committee with respect to those matters to be considered by the Strategic Committee but will not be bound to follow the vote of the Strategic Committee. CGIP has advised Crown that it will designate Mr. Seilliere to serve as chairman of the strategic committee. For a description of the Exchange Offer Agreement, see "THE EXCHANGE OFFER AGREEMENT." For information regarding CGIP's proposed representatives on Crown's Board of Directors, see "CARNAUDMETALBOX-- Information as to Additional Crown Directors After the Offer."

 Issuance of Crown Common Stock and Crown Acquisition Preferred Stock

  General. Crown proposes to issue to electing CarnaudMetalbox shareholders a number of shares of Crown Stock sufficient to acquire all of the outstanding shares of CarnaudMetalbox. The Crown Acquisition Preferred Stock to be authorized by Crown shareholders will have such voting and other rights, preferences and limitations as may be determined by Crown's Board of Directors. However, Crown and CGIP have agreed pursuant to the Exchange Offer Agreement that, unless Crown and CGIP agree otherwise, the Crown Acquisition Preferred Stock to be offered to CarnaudMetalbox shareholders will have the terms set forth in the Exchange Offer Agreement. For a description of such terms, see "DESCRIPTION OF CROWN STOCK--Crown Acquisition Preferred Stock." Among other things, the Exchange Offer Agreement provides that shares of Crown Acquisition Preferred Stock will be convertible, at the option of the holder (and, in certain circumstances, mandatorily or at Crown's option) subject to the terms thereof, into shares of Crown Common Stock. If the CarnaudMetalbox Proposals are approved and the Offer is consummated, the rights of holders of Crown Common Stock will be subject to, and may be adversely affected by, the rights of holders of Crown Acquisition Preferred Stock. Holders of Crown Common Stock will not be entitled to exercise preemptive rights with respect to the issuance of shares of Crown Common Stock or Crown Acquisition Preferred Stock in connection with the proposed CarnaudMetalbox Transaction or upon conversion of Crown Acquisition Preferred Stock.

  The proposed issuance of shares of Crown Common Stock and Crown Acquisition Preferred Stock pursuant to the proposed CarnaudMetalbox Transaction, and the issuance of shares of Crown Common Stock upon conversion of Crown Acquisition Preferred Stock, do not require the approval of Crown's shareholders under the PBCL. However, the rules of the NYSE, on which exchange shares of Crown Common Stock are traded, require as a prerequisite of the listing on the NYSE of the shares of Crown Stock proposed to be issued in the proposed CarnaudMetalbox Transaction, and the shares of Crown Common Stock to be issued upon conversion of Crown Acquisition Preferred Stock, the approval of the shareholders of Crown in accordance with NYSE rules because the number of such shares to be issued is expected to represent more than 20% of the shares of Crown Common Stock and voting power outstanding immediately prior to such issuance.

  Possible Number of Shares of Crown Stock to be Issued in the Offer. As of the close of business on October 31, 1995, 90,610,547 shares of Crown Common Stock were issued and outstanding, and 1,874,902 shares of Crown Common Stock were committed for issuance pursuant to outstanding stock options. As discussed above, Crown is proposing to issue a number of shares of Crown Common Stock sufficient to acquire CarnaudMetalbox. Under the Exchange Offer Agreement, based on currently available information and the assumptions discussed below, this could result in up to 101,900,170 shares of Crown Common Stock being issued to CarnaudMetalbox's shareholders (including up to 23,739,119 shares issued upon conversion of Crown Acquisition Preferred Stock), assuming all holders of CarnaudMetalbox Shares elect to receive Units in the Offer, all employee stock options contemplated by the Exchange Offer Agreement are granted, all holders of outstanding options for CarnaudMetalbox Shares exercise such options and the Exchange Ratio is determined to be 1.183 (subject to certain exceptions, the maximum possible Exchange Ratio under the Exchange Offer Agreement, as described in "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock"). In such a case, former holders of CarnaudMetalbox Shares and options could hold up to approximately 53% of the issued and outstanding Crown Common Stock upon consummation of the Offer, which percentage could increase under certain circumstances. See "THE CARNAUDMETALBOX PROPOSALS--Description of the CarnaudMetalbox Proposals-- Possible Modifications to the Offer Consideration." The Acquisition Articles Amendment, if adopted, will make an additional 380,000,000 shares of Crown Common Stock available for issuance, as described below in "--Amendments to Crown's Articles of Incorporation--Authorization of Additional Crown Common Stock."

 Amendment to Crown's Articles of Incorporation

  Authorization of Crown Acquisition Preferred Stock. Crown's Board of Directors is requesting adoption by the shareholders of Crown of an amendment to Crown's Articles of Incorporation to authorize 50,000,000 shares of Crown Acquisition Preferred Stock in one or more classes or series of a class with voting and other rights, preferences and limitations as may be determined by the Board of Directors of Crown. Crown's authorized shares presently consist solely of 120,000,000 shares of Crown Common Stock. Accordingly, the authorization of shares of such preferred stock in connection with the proposed CarnaudMetalbox Transaction requires an amendment to Crown's Articles of Incorporation, and such amendment requires adoption by Crown's shareholders under the PBCL. If the CarnaudMetalbox Proposals are approved and the Offer is consummated, the rights of holders of Crown Common Stock will be subject to, and may be adversely affected by, the rights of holders of Common Acquisition Preferred Stock.

  A copy of the Acquisition Articles Amendment is attached to this Proxy Statement/Prospectus as Annex B. The relevant portion of the Acquisition Articles Amendment dealing with the authorization of Crown Acquisition Preferred Stock consists of Article THIRD, Section C of the Acquisition Articles Amendment. If the Acquisition Articles Amendment is adopted by Crown's shareholders, Crown's Board of Directors will have authority to issue, solely in connection with the proposed CarnaudMetalbox Transaction, one or more classes or series of a class of such preferred stock without further shareholder approval, except as otherwise provided under applicable law or rules of securities exchanges or quotation systems on which shares of Crown are at the time listed or authorized for quotation, and will have the ability, subject to the terms of the Exchange Offer Agreement, to determine all designations, relative rights, preferences and limitations of such class or series. Adoption of the Acquisition Articles Amendment will permit Crown's Board to determine such terms by resolution of Crown's Board which, upon filing with the applicable state authorities, will operate as an amendment to Crown's Articles of Incorporation.

  As noted above, under the Exchange Offer Agreement, Crown and CGIP have agreed that, unless Crown and CGIP agree otherwise, the Crown Acquisition Preferred Stock to be offered to CarnaudMetalbox shareholders will have the terms set forth in the Exchange Offer Agreement. Crown has no current intention of modifying the terms of Crown Acquisition Preferred Stock, but it reserves the right to do so, without further shareholder approval, subject to CGIP's consent under the Exchange Offer Agreement. See "--Possible Modifications to the Offer Consideration" above. The proposed resolution of Crown's Board of Directors setting the terms of Crown Acquisition Preferred Stock is included as part of Annex B to this Proxy Statement/Prospectus.

  Authorization of Additional Crown Common Stock. Crown's Board of Directors is also requesting adoption by the shareholders of Crown of the Acquisition Articles Amendment to increase the number of authorized shares of Crown Common Stock from 120,000,000 to 500,000,000. The amendment, if adopted, would make an additional 380,000,000 shares of Crown Common Stock available for issuance from time to time for such purposes and consideration as Crown's Board of Directors may approve, including for the proposed CarnaudMetalbox Transaction as discussed below, and no further shareholder approval will be required, except as otherwise provided under applicable law or rules of securities exchanges or quotation systems upon which shares of Crown are at the time listed or authorized for quotation. The relevant portion of the Acquisition Articles Amendment dealing with the authorization of Crown Common Stock consists of Article THIRD, Section A of the Acquisition Articles Amendment.

  The number of shares of Crown Common Stock that may be issued in the Offer for CarnaudMetalbox Shares exceeds the number of authorized shares of Crown Common Stock currently available for issuance. Therefore, Crown is requesting approval of additional authorized Crown Common Stock to be available for the Offer for CarnaudMetalbox Shares. Crown is also requesting approval of the authorization of additional Crown Common Stock to be available following consummation of the proposed CarnaudMetalbox Transaction, including shares to be reserved for options for Crown Common Stock which may be issued to replace certain currently outstanding and issuable options for CarnaudMetalbox Shares. See "THE OFFER--Interest of Certain Persons in the Offer." The availability of additional shares of Crown Common Stock for issuance without the delay and expense of obtaining the approval of shareholders will afford Crown greater flexibility in acting upon proposed transactions in which shares of Crown Common Stock may be issued in the future. Such proposed transactions might include, without limitation, issuance by Crown as part or all of the consideration required to be paid by Crown for acquisitions of other businesses or properties, issuance in public or private sales for cash as a means of obtaining capital for Crown's business and operations or retiring indebtedness (see, for example, "--Recommendation of Crown's Board of Directors; Reasons for the CarnaudMetalbox Transaction" and "--Sources of Funds"), issuance pursuant to employee benefit or other compensatory plans or stock splits or stock dividends. Crown has no current plan or commitment with respect to the additional authorized shares of Crown Common Stock other than Crown Common Stock to be issued under the Exchange Offer Agreement or, as referred to above, to be reserved for issuance upon exercise of options to replace certain options for CarnaudMetalbox Shares if the CarnaudMetalbox Proposals are approved.

  The shares of Crown Common Stock authorized by adoption of the proposed Acquisition Articles Amendment would have rights identical to those of shares of currently outstanding Crown Common Stock. Adoption of the Acquisition Articles Amendment would not affect the rights of currently outstanding shares of Crown Common Stock, except for the effects incidental to increasing the number of outstanding shares of Crown Common Stock and except for the effects incidental to authorizing the Crown Acquisition Preferred Stock and, as discussed below, rendering Subchapter E inapplicable to Crown. For a description of Crown Common Stock, see "DESCRIPTION OF CROWN STOCK--Crown Common Stock."

  Although the proposed increase in authorized shares of Crown Common Stock is not prompted by a belief that additional takeover defenses are needed, the additional shares could be used to oppose persons seeking to gain control of Crown without negotiating with Crown's Board of Directors by, for example, privately placing such shares with purchasers who might side with Crown's Board in opposing a hostile takeover bid or diluting the stock ownership of a person or entity seeking to gain control of Crown. Such uses of Crown Common Stock could render more difficult an unsolicited tender offer or other attempt to acquire control of Crown, as would Crown's existing anti-takeover devices, including the shareholder rights plan Crown announced it had adopted on July 28, 1995. See "DESCRIPTION OF CROWN STOCK--Rights Plan."

  "Opt-Out" of Subchapter E of the PBCL. The Acquisition Articles Amendment will also, if adopted, render Subchapter E of the PBCL inapplicable to Crown.

  The relevant portion of the Acquisition Articles Amendment adds a new Article ELEVENTH, which reads as follows:

    "ELEVENTH: Subchapter E, Control Transactions, of Chapter 25 of the Pennsylvania Business Corporation Law, as amended, shall not be applicable to the Corporation."

  Subchapter E provides that any holder of voting shares of a registered Pennsylvania corporation who objects to a "control transaction" will be entitled to make a written demand on the "controlling person or group" for payment of the fair value of the voting shares of the corporation held by the shareholder. A "control transaction" is defined as the acquisition by a person or group of the status of a "controlling person or group." For this purpose, a "controlling person or group" is generally defined as a person or group which has voting power over voting shares of the registered corporation that would entitle the holder thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. Crown is a registered corporation for purposes of the PBCL. Pursuant to Subchapter E, the "controlling person or group" is obligated to give prompt notice following the occurrence of a control transaction to all shareholders of record of the corporation. A shareholder making written demand in accordance with Subchapter E upon the controlling person or group is entitled to receive cash for each of the shareholder's shares in an amount equal to the fair value of each voting share of the corporation as of the date on which the control transaction occurs, taking into account all relevant factors, including an increment representing a proportion of any value payable for the acquisition of control over the corporation. The minimum per share value the shareholder can receive under Subchapter E is the highest price per share paid by the controlling person or group for shares of the corporation within the 90-day period ending on and including the date of the control transaction (the "Minimum Value").

  If the shareholder and the controlling person or group are unable to agree on the fair value of the shares or on a binding procedure to determine the fair value of the shares within the time set forth in Subchapter E, the shareholder is entitled to surrender his certificates for the voting shares of the corporation, duly endorsed for transfer to the controlling person or group, to the court of common pleas in the county in which the corporation's registered office is located. Within 10 business days of receipt of notice of the court of the receipt of such shares, the controlling person or group is required to make a partial payment for the fair value of the shares in an amount equal to the Minimum Value to the court, and within 10 business days following receipt of such amount, the court is required to remit such amount to the shareholder who surrendered his or her shares to the court. Following such partial payment, in accordance with the appraisal procedures set forth in Subchapter E, the court receiving the shareholder's shares determines the fair value of the shares. Within 10 business days following the final determination of such value, the controlling person or group is required to make any supplemental payment necessary pursuant to such appraisal proceedings to the court, and the court, within 10 business days thereafter, is required to remit any such amount to the shareholder.

  Following the consummation of the Offer, it is possible (depending upon the number of CarnaudMetalbox shareholders who tender into the Offer, the Exchange Ratio and the proportion of CarnaudMetalbox shareholders electing to receive Units, as opposed to cash, in the Offer) that CGIP will be a "controlling person or group" under Subchapter E, thereby triggering the applicability of Subchapter E if Subchapter E were then applicable to Crown. Pennsylvania law permits a corporation covered by Subchapter E to amend its Articles of Incorporation to exclude the applicability of Subchapter E generally. Accordingly, pursuant to the Exchange Offer Agreement, Crown's shareholders are being requested to render Subchapter E inapplicable to Crown (and, therefore, CGIP's acquisition of Crown Stock or other voting securities of Crown pursuant to the Offer or otherwise). If adopted by Crown's shareholders, the Acquisition Articles Amendment will prevent Subchapter E from applying not only to the acquisition by CGIP of shares of Crown Stock or other voting securities of Crown in connection with the proposed CarnaudMetalbox Transaction, or thereafter, but also from applying to other "control transactions." If adopted, the Acquisition Articles Amendment would render Subchapter E inapplicable to Crown even if CGIP does not become a "controlling person" as a result of the consummation of the Offer.

BACKGROUND OF THE CARNAUDMETALBOX TRANSACTION

  For several years, Crown has grown its historical core metal packaging businesses and expanded into new product lines such as plastic containers, primarily through selected strategic acquisitions. In 1989 and 1990, Crown acquired Continental Can Canada Inc., Continental Beverage Packaging, Inc. and Continental Technology, Inc., significantly increasing the size of Crown's North American operations. In 1991, Crown acquired the remainder of the non-European operations of Continental Can International Corporation. In 1992, Crown acquired CONSTAR International Inc., a leading manufacturer of plastic containers for the beverage, processed food, household product and other industries, which provided Crown with a significant presence in the plastic containers market and enabled it to offer a wider product range to its customers. Additional acquisitions in 1993 and 1994 of Van Dorn Company, the remaining interests in CONSTAR's affiliates, Wellstar Acquisition, B.V. and Wellstar Holding, B.V., and the can manufacturing facilities of Tri Valley Growers all enhanced Crown's ability to compete as a global packaging company. During that time, Crown also continued to invest in subsidiaries and joint ventures located in South America, Europe, Asia and the Middle East.

  As part of Crown's focus on global packaging opportunities, Crown management recognized the need to expand the scope of its non-U.S. operations, especially in Europe. Crown's management identified CarnaudMetalbox as an attractive potential partner for a combination particularly in light of the complementary fit between Crown's strong presence in North America and CarnaudMetalbox's strong presence in Europe.

  On January 27, 1995, at the prior invitation of Mr. William J. Avery, Chairman of the Board, President and Chief Executive Officer of Crown, Mr. Ernest-Antoine Seilliere, Chairman and Chief Executive Officer of CGIP and Chairman of the supervisory board of CarnaudMetalbox, met with Mr. Avery to discuss in broad outline the feasibility of a possible business combination between Crown and CarnaudMetalbox. On February 24, 1995, Mr. Seilliere contacted Mr. Avery to express his interest in pursuing a more in-depth study of a possible combination between Crown and CarnaudMetalbox. Thereafter, on March 8 and March 24, 1995, the two met to discuss further the form of a possible transaction.

  In February 1995, CGIP retained Lazard Freres & Co. LLC as its exclusive financial advisor in connection with the proposed transaction. In March and August 1995, Crown retained CS First Boston and Societe Generale, respectively, as financial advisors for Crown in connection with the proposed transaction.

  During the latter part of March, and in April and May 1995, discussions continued between Crown and CGIP, and the parties negotiated the proposed terms of an agreement for the transaction. These negotiations centered principally on: valuation issues; a transaction structure in which all CarnaudMetalbox shareholders could participate on equal terms; the issuance of a security by Crown or one of its subsidiaries as part of the transaction that would create under certain circumstances a tax-free exchange for CarnaudMetalbox Shares and provide aggregate dividend levels roughly commensurate with dividends currently paid to CarnaudMetalbox's shareholders; and a governance structure for Crown after consummation of the Offer that would afford CGIP, in light of its significant share ownership in Crown, an ability to influence, but not control, Crown's business and affairs.

  On April 18, 1995, Crown and CGIP executed mutual confidentiality and standstill agreements, which permit Crown to make the Offer for CarnaudMetalbox Shares pursuant to the Exchange Offer Agreement. Thereafter, certain limited non-public information was provided by CGIP to Crown, and certain limited non-public information was provided by Crown to CGIP.

  On May 18, 1995, CarnaudMetalbox entered into a confidentiality and standstill agreement with respect to Crown and its confidential information.

  Beginning May 18 and continuing until May 22, 1995, representatives of Crown and CGIP and their advisors negotiated a definitive agreement. On May 22, 1995, Crown and CGIP entered into the Exchange Offer Agreement (which was subsequently amended in certain technical respects as of November 13, 1995) and publicly announced the transaction.

  Also on May 22, 1995, Parfinance, a societe anonyme organized under the laws of the Republic of France ("Parfinance"), that owned, directly and indirectly, approximately 6.6% of the outstanding CarnaudMetalbox Shares and approximately 9.0% of the aggregate voting power of CarnaudMetalbox as of October 31, 1995, and CGIP entered into a mutual waiver of the rights of first refusal each of them had with respect to the sale pursuant to the Offer of CarnaudMetalbox Shares owned, directly or indirectly, by the other. This mutual right of first refusal exists pursuant to a shareholders agreement which Parfinance and CGIP entered into in April 1993 with respect to their investment in CarnaudMetalbox.

  On June 9, 1995, Crown entered into a confidentiality and standstill agreement with respect to CarnaudMetalbox and its confidential information (which permits the Offer on the terms publicly announced on May 22, 1995). In accordance with the terms of the Exchange Offer Agreement, Crown and CGIP commenced their respective due diligence investigations on June 12, 1995. During this time, Crown and CarnaudMetalbox exchanged confidential information.

  Pursuant to the Exchange Offer Agreement, each of Crown and CGIP retained the right to terminate the Exchange Offer Agreement at the end of a 30-day due diligence period ending on July 11, 1995 in the event that such party was informed by its outside accountants (subject to an arbitration procedure) that the net adverse effect on the value (determined as provided under the Exchange Offer Agreement) of CarnaudMetalbox, in the case of Crown, or of Crown, in the case of CGIP, attributable to certain information reviewed by such party during the 30-day period exceeded $250 million. On July 11, 1995, Crown and CGIP announced that they had completed their due diligence reviews provided for under the Exchange Offer Agreement without exercising such termination rights.

RECOMMENDATION OF CROWN'S BOARD OF DIRECTORS; REASONS FOR THE CARNAUDMETALBOX TRANSACTION

  At meetings held on May 17, 1995 and July 27, 1995, Crown's Board of Directors determined by unanimous vote of the directors present that the terms of the CarnaudMetalbox Transaction, the Offer and the Exchange Offer Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Crown and its shareholders, and approved a resolution approving and recommending to Crown's shareholders for their approval the CarnaudMetalbox Proposals.

  In making such determination, and in evaluating the fairness of the terms of the CarnaudMetalbox Transaction and the Offer to Crown and its shareholders, Crown's Board of Directors considered, among other things, presentations by Crown management concerning due diligence; financial assessments of Crown, CarnaudMetalbox and the combined entity which included valuation analyses focusing on the combined entity's anticipated future operating performance, the discounted cash flow and return on investment expected from the transaction, earnings per share and cash flow dilution and accretion, the historical per share market prices and trading multiples of Crown Common Stock and CarnaudMetalbox Shares, and pro forma combined company analysis; various strategic factors, including those described in further detail below; legal considerations for Crown's Board in applying its fiduciary responsibilities to the proposed transaction; the terms of the Exchange Offer Agreement and the Shareholders Agreement (including the impact on Crown's capital structure and operations of CGIP's proposed substantial investment in Crown and the dividend and investment grade debt rating agreements by Crown contemplated by these agreements); the structure of the proposed transactions (including the fact that CarnaudMetalbox was not a party to the Exchange Offer Agreement and therefore did not take action to approve the Offer at such time, as well as the possibility that there could remain minority shareholders in CarnaudMetalbox after consummation of the Offer and that such minority holders could restrict Crown's ability to restructure and generally to control CarnaudMetalbox); the terms and conversion price of the Crown Acquisition Preferred Stock; the regulatory approval requirements; and the potential impact of the proposed acquisition on the employees, customers and suppliers of Crown and the communities in which Crown operates.

  At its meeting on May 17, 1995, Crown's Board of Directors received the written opinion of CS First Boston to the effect that, based upon and subject to certain matters stated therein, as of such date, the consideration proposed to be paid by Crown pursuant to the Offer contemplated by the draft Exchange Offer Agreement was fair to Crown from a financial point of view. CS First Boston subsequently confirmed its May 17, 1995 opinion by delivery of written opinions dated May 22, 1995 and the date of this Proxy Statement/Prospectus to the effect that, based upon and subject to certain matters stated therein, as of such dates, the consideration proposed to be paid by Crown pursuant to the Offer contemplated by the Exchange Offer Agreement was fair to Crown from a financial point of view. See "--Opinion of Crown's Financial Advisor."

  The strategic factors considered by Crown's Board of Directors in approving the transactions contemplated by the Exchange Offer Agreement and the Shareholders Agreement and such other matters discussed above included the following:

  1. Complementary Geographic and Product Markets. Crown's Board of Directors believes that the proposed CarnaudMetalbox Transaction presents a unique strategic opportunity for Crown that will create the world's largest packaging company and diversify Crown's business on a geographic and product basis. Although there is some geographic and product market overlap between the companies, Crown believes CarnaudMetalbox operates in market segments which complement Crown's existing market presence, and the proposed transaction will enhance and diversify Crown's ability to compete outside North America on a global basis. Crown currently derives approximately 75% of its revenues from operations in North America and approximately 15% of its revenues from operations in Europe. Conversely, CarnaudMetalbox currently derives approximately 10% of its revenues from operations in North America and 80% of its revenues from the European market.

  In addition, the Crown Board believes the CarnaudMetalbox Transaction will enhance and diversify Crown's presence in different product markets. Crown will assume CarnaudMetalbox's position as a market leader in the European food can market, which will complement Crown's existing position as the North American market leader for food cans, and CarnaudMetalbox's health and beauty packaging segment will provide Crown with a significant vehicle for future growth. Crown will also acquire a European market presence in the specialty packaging segment, including such products as printed steel cans for paints, food, automotive lubricants and promotional packaging. CarnaudMetalbox also has an established reputation as one of the leading manufacturers of packaging equipment and technology.

  Moreover, while CarnaudMetalbox is predominantly a European-based packaging company, it has significant presence outside Europe, including presence in markets which will complement Crown's existing international markets. In particular, the Crown Board believes the proposed combination will provide Crown with a critical mass in the emerging Asia/Pacific and Middle East markets. In the Asia/Pacific market, CarnaudMetalbox has historically focused on the steel and aluminum cans and aerosols product segments, whereas Crown's presence is more in the beverage can segment. The combined operations of the companies will result in Crown being one of the leading packaging companies in the Asia/Pacific region.

  2. Synergies. Crown's Board of Directors determined that there may be opportunities to increase the combined cash flow of the companies through cost reductions attributable to the increased purchasing volume, knowledge of markets and economies of scale of the combined company with respect to certain raw materials. Crown also believes that certain cost savings are possible through reductions and elimination of redundancies in sales, general and administrative, marketing and research and development expenses and other integration efficiencies, net of associated restructuring and other transaction costs and expenses. In considering these possible cost savings, the Crown Board recognized that Crown's ability to achieve any such cost savings depends on many variables, several of which are outside Crown's control, including the nature and extent of redundancies in the operations and organizations of Crown and CarnaudMetalbox, as well as cultural, political and legal differences applicable to the two companies which may affect the extent to and timing in which costs can be managed and controlled.

  3. Size and Advantages of Combined Company. Crown's Board of Directors believes that the transaction has the potential to generate profit and cash flow growth due to the strong market and competitive position of the combined company. In addition, the size of the combined company may provide the opportunity to create product concepts and the flexibility to spread the cost of future research and development activities and technological investment over a larger revenue base. CarnaudMetalbox's product offerings, when added to Crown's product offerings, may also create additional opportunities for cross-selling of packaging products to existing and potential customers.

  4. Other Factors. Based on its financial analyses discussed above, Crown's Board of Directors considered that the proposed transaction initially could be dilutive to the earnings per share of Crown Common Stock and that such dilution would be higher if a greater number of CarnaudMetalbox shareholders elect to receive the Cash Election Price for their CarnaudMetalbox Shares. The Crown Board believes that such risks of dilution are offset by the benefits of increased earnings and cash flows expected in connection with the combination and the expectation that the proposed transaction will be accretive to future earnings. See "UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS."

  Crown's Board of Directors also recognized that the cash and Unit election available to CarnaudMetalbox's shareholders in the Offer may have consequences for Crown's prospective business, financial position and results of operations. Depending on the amount of cash paid by Crown pursuant to the Offer, the indebtedness incurred or assumed in connection with the proposed CarnaudMetalbox Transaction may increase Crown's level of leverage, which could affect, among other things, the ratings of its debt securities in the absence of a program to adjust Crown's capital structure and debt/equity and other related ratios. Conversely, depending upon the number of Units issued by Crown pursuant to the Offer, Crown's resulting capital structure may have more outstanding equity than the Crown Board considers desirable. The Crown Board considered the alternatives available after consummation of the Offer, including the issuance of additional shares of Crown Common Stock or other equity or equity-linked securities of Crown in a public offering or private placement, and the repurchase by Crown of Crown Stock, to enable Crown to maintain an acceptable degree of debt and equity capitalization and to preserve or achieve acceptable financial ratios and ratings of its debt securities. See "--Sources of Funds." For information as to certain agreements regarding debt ratings Crown proposes to make in the Shareholders Agreement, see "THE SHAREHOLDERS AGREEMENT--Debt Rating." For information as to certain pro forma effects of the Offer depending on the number of CarnaudMetalbox Shares exchanged for cash or Units, see "UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS" and the notes thereto.

  Crown's Board of Directors further considered that Crown expects to incur various transition and restructuring costs and expenses in connection with consummating the CarnaudMetalbox Transaction and integrating the operations of Crown and CarnaudMetalbox to achieve the expected synergies discussed above. Although Crown is presently unable to quantify the level of such transition and restructuring costs and expenses under U.S. GAAP, Crown believes that they may be material. After consummation of the Offer, Crown anticipates that it will review and analyze the combined operations of Crown and CarnaudMetalbox with a view to developing specific plans for the operations of the combined company, including identifying and quantifying the components of any such restructuring charge. The possible effect of any such restructuring charge on the combined company is further discussed in Note 3 to the unaudited pro forma consolidated condensed financial statements. See "UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS."

  The foregoing discussion of the information and factors considered and given weight by Crown's Board is not intended to be exhaustive. In reaching its determinations, the Crown Board evaluated the factors considered by it in light of the directors' knowledge of the business and operations of Crown and CarnaudMetalbox and their business judgment. The Crown Board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered by it in reaching its determination, and individual directors may have given differing weights to differing factors.

OPINION OF CROWN'S FINANCIAL ADVISOR

  Crown retained CS First Boston and its affiliates as of March 14, 1995 to act as its non-exclusive financial advisor with respect to Crown's proposed acquisition of CarnaudMetalbox. On May 17, 1995, CS First Boston delivered to Crown's Board of Directors its written opinion to the effect that, based upon and subject to certain matters stated therein, as of such date, the consideration proposed to be paid by Crown pursuant to the Offer contemplated by the draft Exchange Offer Agreement was fair to Crown from a financial point of view. CS First Boston subsequently confirmed its opinion of May 17, 1995 by delivery of written opinions dated May 22, 1995 and the date of this Proxy Statement/Prospectus, to the effect that, based upon and subject to certain matters stated therein, as of such dates, the consideration proposed to be paid by Crown pursuant to the Offer contemplated by the Exchange Offer Agreement was fair to Crown from a financial point of view. The text of the written opinion of CS First Boston dated May 22, 1995 is substantially identical to the text of the written opinion of CS First Boston dated May 17, 1995 and, except as referred to under "--Miscellaneous" below, to the text of the written opinion of CS First Boston dated the date of this Proxy Statement/Prospectus. References herein to the opinion of CS First Boston are, unless otherwise noted, references to its opinion dated May 22, 1995.

  THE FULL TEXT OF CS FIRST BOSTON'S WRITTEN OPINION DATED THE DATE OF THIS PROXY STATEMENT/PROSPECTUS WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION, IS ATTACHED AS ANNEX C TO THE PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. NO LIMITATIONS WERE IMPOSED BY CROWN WITH RESPECT TO THE INVESTIGATIONS MADE OR THE PROCEDURES FOLLOWED BY CS FIRST BOSTON IN RENDERING ITS OPINION. CROWN SHAREHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. THE SUMMARY OF THE OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  CS First Boston's opinion is addressed to Crown's Board of Directors and addresses only the fairness to Crown from a financial point of view of the Consideration (as defined below) proposed to be paid by Crown pursuant to the Offer and does not constitute a recommendation to any Crown shareholder as to how such shareholder should vote at the Special Meeting. The Consideration was determined through negotiations between Crown and CGIP and was approved by the Board of Directors of Crown. CS First Boston provided advice to Crown during the course of such negotiations but did not make a recommendation with respect to the amount of the Consideration. The CS First Boston opinion does not address the fairness of the Consideration from a financial point of view or otherwise to CarnaudMetalbox or CarnaudMetalbox shareholders and, consequently, does not constitute a recommendation to any CarnaudMetalbox shareholder in respect of such shareholder's decision whether to tender its CarnaudMetalbox Shares in the Offer or in any other respect.

  For purposes of its opinion, CS First Boston defined the consideration to be paid (the "Consideration") as either (1) a number of Units consisting of .75 newly issued shares of Crown Common Stock and .25 newly issued shares of Crown Acquisition Preferred Stock per CarnaudMetalbox Share equal to the Exchange Ratio, with cash (in French francs) being paid in lieu of any fractional share interest, or (2) FF 225 in cash per CarnaudMetalbox Share.

  In arriving at its opinion, CS First Boston (1) reviewed certain publicly available business and financial information relating to Crown and CarnaudMetalbox, (2) reviewed the Exchange Offer Agreement, including all annexes thereto, (3) reviewed certain other information, including financial forecasts for Crown, provided by Crown, (4) met with management of Crown to discuss the businesses and prospects of Crown and CarnaudMetalbox, their respective projected performance, the strategic importance of CarnaudMetalbox to Crown, and the benefits expected to be achieved through the combination of the operations of Crown and CarnaudMetalbox, (5) considered certain financial and stock market data of Crown and CarnaudMetalbox and compared such data with similar data for other publicly held companies in businesses similar to those of Crown and CarnaudMetalbox, (6) considered the financial terms of certain other business combinations and other transactions which have recently been effected, and (7) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CS First Boston deemed relevant.

  In connection with its review, CS First Boston did not assume any responsibility for independent verification of the foregoing information and relied on it being complete and accurate in all material respects. With respect to the financial forecasts, CS First Boston assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Crown as to the future financial performance of Crown and CarnaudMetalbox. In addition, CS First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Crown and CarnaudMetalbox, nor was CS First Boston furnished with any such evaluations or appraisals. CS First Boston's opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. CS First Boston did not express any opinion as to what the value of Crown Stock actually will be when issued to CarnaudMetalbox's shareholders pursuant to the Offer or the prices at which Crown Stock will trade subsequent to the Offer.

  The following is a summary of the analyses performed by CS First Boston in connection with its May 22, 1995 opinion.

  Discounted Cash Flow Analysis. CS First Boston calculated ranges of enterprise value for the Metal Packaging Business, Plastic Packaging Business and the Engineering and Other Business of CarnaudMetalbox (each a "CarnaudMetalbox Business" and together, the "CarnaudMetalbox Businesses"), based upon the present value of each CarnaudMetalbox Business' 10 year stream of forecasted unlevered free cash flows and fiscal year 2004 terminal value. The fiscal year 2004 terminal value was calculated using a range of multiples of fiscal year 2004 operating cash flow ("EBITDA") of each CarnaudMetalbox Business. In conducting its analysis, CS First Boston relied on certain assumptions relating to sales growth, operating margins and capital expenditures of the CarnaudMetalbox Businesses provided by Crown management. CS First Boston applied discount rates ranging from 10.0% to 11.5% for CarnaudMetalbox, reflecting the weighted average cost of capital of CarnaudMetalbox. CS First Boston applied multiples of terminal EBITDA ranging from 5.00x to 6.00x for the Metal Packaging Business of CarnaudMetalbox, from 5.50x to 6.50x for the Plastic Packaging Business of CarnaudMetalbox and from 4.50x to 5.50x for the Engineering and Other Business of CarnaudMetalbox. The range of terminal multiples was selected based on the trading multiples of companies operating in businesses similar to those in which CarnaudMetalbox operates. This analysis resulted in an enterprise valuation reference range for CarnaudMetalbox's Metal Packaging Businesses, Plastic Packaging Business, and Engineering and Other Business of approximately FF 17,702 million--FF 19,253 million, FF 5,684 million--FF 6,580 million and FF 386 million--FF 619 million, respectively. CS First Boston also calculated ranges of enterprise value for the Metal Packaging Business and Plastic Packaging Business of Crown (each a "Crown Business" and together, the "Crown Businesses"). In conducting its analysis, CS First Boston relied on certain assumptions relating to the sales growth, operating margins and capital expenditures of the Crown Businesses provided by Crown management.

  Comparable Company Analysis. CS First Boston reviewed and compared certain actual and forecasted financial and operating information of the Metal Packaging and Plastic Packaging Businesses of CarnaudMetalbox with comparable information of the following publicly traded companies in the packaging industry: Pechiney International SA, Schmalbach-Lubeca AG, Ball Corporation, US Can Corp., The West Company, Inc., Kerr Group, Inc. and Continental Can Co., Inc. (the "Packaging Comparable Companies"). In addition, CS First Boston reviewed and compared certain actual and forecasted financial and operating information of the Engineering and Other Business of CarnaudMetalbox with comparable information of the following publicly traded companies in the packaging machinery industry: Sasib S.p.A and APV Plc (the "Engineering Comparable Companies" and, together with the Packaging Comparable Companies, the "Comparable Companies"). CS First Boston selected these companies based on their activity in businesses comparable to the Crown Businesses and CarnaudMetalbox Businesses. CS First Boston derived multiples of enterprise values relative to estimated sales, EBITDA, and earnings before interest and taxes ("EBIT") for the 1994 and 1995 calendar years. In addition, CS First Boston derived multiples of equity values relative to estimated net income for the 1994 and 1995 calendar years. CS First Boston determined that the relevant ranges of multiples for the Comparable Companies were: (1) sales: 0.5x to 1.3x;
(2) EBITDA: 4.0x to 6.3x; (3) EBIT: 7.0x to 9.4x; and (4) net income: 9.7x to 14.2x. CS First Boston then calculated imputed enterprise values of CarnaudMetalbox by applying forecasted sales, EBITDA, EBIT and net income for CarnaudMetalbox for fiscal year 1995 to the multiples derived from its analysis of the comparable companies. This analysis resulted in an enterprise valuation reference range for the Metal Packaging Business, Plastic Packaging Business, and Engineering and Other Business of CarnaudMetalbox of approximately FF 13,000 million--FF 15,000 million, FF 3,900 million--FF 4,100 million and FF 500 million--FF 600 million, respectively.

  All forecasted sales, EBITDA, EBIT and net income multiples for the Comparable Companies were based on information contained in equity research reports. The enterprise values and equity values of the Comparable Companies used in the foregoing analyses were based on closing stock prices as of May 3, 1995. CS First Boston also reviewed and compared certain actual and forecasted financial and operating information of the Crown Businesses with comparable information of the Packaging Comparable Companies. All financial estimates for Crown and CarnaudMetalbox for the 1995 financial year were based on certain operating and financial forecasts provided by Crown.

  Comparable Acquisition Analysis. Using publicly available information, CS First Boston analyzed the purchase prices and multiples paid in the following transactions in the packaging industry: the acquisition of Lawson Mardon Group Ltd. by Alusuisse Lonza Holding AG; the acquisition of Van Dorn Company by Crown; the acquisition of Heekin Can, Inc. by Ball Corporation; the acquisition of Continental Can Europe, Inc. by VIAG AG; the acquisition of Continental Can Canada Inc. by Crown; the acquisition of Triangle Industries, Inc. by Pechiney International SA; the acquisition of Zeller Plastik Group GmbH by CarnaudMetalbox; the acquisition of Impetus Packaging, Ltd. by VIAG AG; the acquisition of CONSTAR International Inc. by Crown; and the acquisition of DRG Medical Packaging Mount Holly by Bowater Inc. CS First Boston selected these acquisitions based on the activity of the acquired companies in businesses comparable to that of Crown and CarnaudMetalbox. CS First Boston calculated the adjusted purchase price (purchase price plus total assumed debt less assumed cash) as a multiple of sales, EBITDA and EBIT of each acquired company for the latest available 12 month period immediately preceding the announcement of the acquisition of such company and calculated the purchase price as a multiple of the net income of each acquired company for such period. CS First Boston determined that the relevant range of multiples for the comparable acquired metal packaging companies were: (1) sales: 0.4x to 1.5x; (2) EBITDA: 5.8x to 10.6x; (3) EBIT: 7.8x to 16.9x; and (4) net income: 12.2x to 21.0x. CS First Boston determined that relevant range of multiples for the comparable acquired plastic packaging companies were: (1) sales: 0.5x to 1.5x; (2) EBITDA: 5.1x to 9.5x; (3) EBIT: 6.8x to 14.8x; and (4) net income: 11.4x to 32.4x. CS First Boston then calculated imputed enterprise values of CarnaudMetalbox by applying forecasted sales, EBITDA, EBIT and net income for CarnaudMetalbox for fiscal year 1995 to the multiples derived from its analyses of the acquired companies. This analysis resulted in an enterprise valuation reference range for CarnaudMetalbox's Metal Packaging Business and Plastic Packaging Business of approximately FF 18,000 million-FF 22,000 million and FF 5,000 million-FF 6,000 million, respectively. CS First Boston also calculated imputed enterprise values of Crown by applying forecasted sales, EBITDA, EBIT and net income for Crown for fiscal year 1995 to the multiples derived from its analysis of the acquired companies.

  Applying its judgment to the results of the Discounted Cash Flow, Comparable Company and Comparable Acquisition analyses for the Plastic Packaging and Metal Packaging Businesses of CarnaudMetalbox and the Discounted Cash Flow and Comparable Company analyses for the Engineering and Other Business of CarnaudMetalbox, CS First Boston concluded that these analyses indicated an enterprise valuation reference range for CarnaudMetalbox of approximately FF 23,500-FF 27,100 million and an equity valuation range per share (fully diluted) for CarnaudMetalbox of approximately FF 218-FF 259 ($43.05-$51.15 at the Noon Buying Rate on May 15, 1995). CS First Boston also applied its judgment to the results of the Discounted Cash Flow, Comparable Company and Comparable Acquisition analyses for the Crown Businesses and derived an enterprise valuation range therefrom for Crown.

  Relative Contribution Analysis. Using 1994 actual data and 1995 forecasted data provided by Crown, CS First Boston analyzed the contribution attributable to CarnaudMetalbox to the sales, EBITDA, EBIT, net income, shareholder's equity, net capital employed and total assets of Crown following the transaction and compared it to the exchange ratio implied by comparing the current market price of Crown Common Stock as of May 15, 1995 ($42.125 and FF 213 at the Noon Buying Rate as of May 15, 1995) to the Cash Election Price of FF 225 per share. The actual results achieved by the combined company may vary from forecasted results, and the variations may be material.

  Pro Forma Analysis. CS First Boston also analyzed certain pro forma effects projected to result from the transaction, assuming Crown acquires 100% of CarnaudMetalbox in the Offer, CGIP elects to receive only Crown Stock in the Offer and all other CarnaudMetalbox shareholders elect to receive cash and that certain synergistic pre-tax cost savings (aggregating $50 million in 1995 and $100 million in each of 1996 and 1997) are realized, on the forecasted earnings per share ("EPS") of Crown for fiscal years 1995, 1996 and 1997 based on financial forecasts provided by Crown. CS First Boston was advised by the management of Crown that the transaction will be accounted for as a purchase under generally accepted accounting principles. This analysis indicated that the transaction would be dilutive to the EPS of Crown for fiscal year 1995 and accretive to the EPS of Crown for fiscal years 1996 and 1997. CS First Boston also reviewed certain 1995, 1996 and 1997 estimated financial coverage ratios of the combined entity resulting from the transaction, including EBITDA to estimated interest expense and preferred dividend payments (3.4x in 1995, 4.0x in 1996, and 4.6x in 1997) and estimated total debt to total capital (62.1% in 1995, 58.0% in 1996, and 53.3% in 1997). The actual results achieved by the combined company may vary from forecasted results, and the variations may be material.

  Miscellaneous. In preparing its May 22, 1995 opinion for Crown, CS First Boston performed the financial and comparative analysis and considered all the factors described above. In connection with these analyses, CS First Boston assumed that the theoretical value of each share of Crown Acquisition Preferred Stock is equal to the value of a share of Crown Common Stock. In connection with their opinion dated the date of this Proxy Statement/Prospectus, CS First Boston confirmed the appropriateness of their reliance on the analyses used to render their May 22, 1995 opinion by performing procedures to update certain of such analyses, including (1) reviewing certain projections of CarnaudMetalbox for the 1995 financial year, provided by CarnaudMetalbox, and (2) reviewing certain projections of Crown and CarnaudMetalbox for the 1995-1998 fiscal years, provided by Crown. CS First Boston also reviewed the assumptions on which such analyses were based and the factors considered therewith (and in connection therewith, updated its analyses to assume (1) that the synergistic pre-tax cost savings referred to under "--Pro Forma Analysis" above started to be realized in 1996 and (2) that Crown will divest the European aerosol can operations referred to below under "--Regulatory Approvals"). In addition, in its opinion dated the date of this Proxy Statement/Prospectus, CS First Boston noted that the Exchange Ratio is subject to a collar providing that the Exchange Ratio shall not exceed 1.183 Units nor be less than 0.968 Units. The summary of such analyses does not purport to be a complete description of the analyses underlying CS First Boston's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. CS First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In its analysis, CS First Boston made numerous assumptions with respect to Crown and CarnaudMetalbox, industry performance, general business, regulatory, economic, market and financial condition and other matters, many of which are beyond the control of Crown and CarnaudMetalbox. The estimates contained in such analyses are not necessarily indicative of actual values or of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, because such estimates of actual values or future results or values are inherently subject to substantial uncertainty, CS First Boston assumes no responsibility for their accuracy.

  Crown selected CS First Boston to be one of its financial advisors in connection with the transaction and dealer-manager with respect to the Offer in the United States because CS First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In addition to acting as financial advisor to Crown in connection with the proposed transaction (including rendering its fairness opinion), CS First Boston has rendered certain investment banking services to Crown in the past including acting as lead-manager in its $85 million Crown Common Stock offering in 1991 and as financial advisor in its acquisition of CONSTAR International Inc. in 1992. CS First Boston has also rendered investment banking services to CarnaudMetalbox in the past, including acting as sole agent in a $205 million private placement of bonds in the U.S. market in 1993.

  For information on certain fees and expenses Crown has agreed to pay to CS First Boston in connection with its services and the services of CS France and CS First Boston Limited, affiliates of CS First Boston, see "THE OFFER--Fees and Expenses." For information regarding certain fees provided to Credit Suisse, an affiliate of CS First Boston, in connection with the financing of the CarnaudMetalbox Transaction, see "--Sources of Funds." CS First Boston has in the past and may in the future provide financial advisory services and act as an underwriter or placement agent for public and private offerings by Crown of its securities. CS First Boston has purchased and sold shares of Crown and CarnaudMetalbox from time to time in the normal course of its trading activities for its own account and for the accounts of customers and may at any time hold a long or short position in such securities.

CONDITIONS TO CROWN'S OBLIGATIONS TO COMMENCE AND CLOSE THE OFFER

  For information as to certain conditions to Crown's obligations to commence and/or close the Offer, shareholders are referred to "THE OFFER--Conditions to the Offer."

REGULATORY APPROVALS

  General. Based upon its examination of publicly available information with respect to CarnaudMetalbox, the review of certain information furnished by CarnaudMetalbox to Crown and discussions of representatives of Crown with representatives of CarnaudMetalbox during Crown's investigation of CarnaudMetalbox, Crown is not aware of any license or other regulatory permit that appears to be material to the business of CarnaudMetalbox, which might be adversely affected by the acquisition of CarnaudMetalbox Shares by Crown pursuant to the Offer or, except as set forth below, of any material approval or other action by any French or U.S. (federal or state) or other governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of CarnaudMetalbox Shares by Crown pursuant to the Offer. Should any such approval or other action be required, it is Crown's present intention to seek such approval or action. However, Crown does not currently intend to delay the Offer for CarnaudMetalbox Shares pending the outcome of any such action or the receipt of any such approval. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of CarnaudMetalbox or Crown or that certain parts of the businesses of CarnaudMetalbox or Crown might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Under the Exchange Offer Agreement, Crown has agreed, if required by a regulatory authority to obtain a necessary consent or approval for the Offer, to sell, hold separate, or divest itself of all or a portion of the business, assets, or operations of CarnaudMetalbox or Crown as shall be required to obtain the consent or approval, except that Crown will not be required to take such action if such action will result in a material diminution in the value of Crown and CarnaudMetalbox as a combined entity.

  European Community. Under Council Regulation (EEC) No. 4064/89, the European Commission must review a notifiable proposed acquisition, such as the proposed CarnaudMetalbox Transaction, to determine whether it is compatible with the common market. Crown filed a notification with the European Commission on June 23, 1995. On November 14, 1995, the European Commission authorized the proposed CarnaudMetalbox Transaction. In connection with such authorization, in order to eliminate European Commission concerns about concentration in the tinplate aerosol can market in Europe, Crown has agreed to divest en bloc a total of five aerosol can plants and operations and one support operation of Crown and CarnaudMetalbox located in five European countries if the Offer is consummated. These plants and operations represent less than 1.5% of 1994 pro forma combined net sales of Crown and CarnaudMetalbox. Crown believes such divestitures will not be material to the combined company or its results of operations or financial position.

  French Foreign Investment Control. Under French foreign investment regulations, the acquisition of a controlling interest in a French company such as the acquisition of CarnaudMetalbox by an entity or person who is not a resident of the European Community requires the prior approval of the Direction du tresor du ministere de l'economie et des finances, the Treasury Department of the Ministry of Economy and Finance (the "Department"). The notification of the Department for the Offer was made on July 20, 1995, and certain information in connection therewith was furnished to the Department. The Department approved the Offer on August 22, 1995.

  United States Antitrust Laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), Crown and CGIP may not consummate the transactions contemplated under the Exchange Offer Agreement until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Crown filed a notification under the HSR Act on July 5, 1995. CarnaudMetalbox filed a notification under the HSR Act on July 13, 1995. The waiting period of the Crown filing expired on August 4, 1995. The waiting period for the CarnaudMetalbox filing expired August 12, 1995. Societe de Gerance de Valeurs Mobilieres, the ultimate parent entity of CGIP ("SGVM"), filed a notification under the HSR Act on July 7, 1995. The waiting period for the SGVM filing expired on August 6, 1995.

  Notwithstanding that the HSR Act waiting periods have expired, the FTC or the Antitrust Division could take such action under the federal antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Offer or seeking divestiture of substantial assets of Crown or CarnaudMetalbox. In addition, any state (and under certain circumstances, other persons) could take such action under its antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the Offer or seeking divestiture of substantial assets of Crown or CarnaudMetalbox. Based on information available to Crown, Crown believes that the Offer will comply with federal and state antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or that, if such a challenge were made, Crown would prevail.

  Canada Competition Act. Certain provisions of Canada's Competition Act require pre-notification to the Director of the Canadian Bureau of Competition Policy (the "Director") of a significant acquisition of assets in Canada of an operating business or, subject to certain share thresholds, voting shares of a corporation that directly or through subsidiaries conducts an operating business in Canada where the parties to the transaction and their affiliates have assets or sales in Canada exceeding certain thresholds (a "Notifiable Transaction"). If a transaction is a Notifiable Transaction it may not be completed prior to the expiration or earlier termination of the applicable waiting period after notice of such transaction has been delivered to the Director. Crown, CarnaudMetalbox and CGIP filed the required notices on August 22, 1995. The waiting period regarding the acquisition of CarnaudMetalbox Shares by Crown expired on September 12, 1995. The waiting period regarding the acquisition of Crown Stock by CGIP expired on August 29, 1995.

  Notwithstanding the expiration of the applicable waiting periods, if the Director determines that either the acquisition of CarnaudMetalbox Shares by Crown or the acquisition of Crown Stock by CGIP would lessen or prevent, or is likely to have, the effect of lessening or preventing, competition substantially in a definable market, the Director may apply to the Competition Tribunal (a special purpose Canadian tribunal) for an order enjoining the Offer or seeking divestiture of the Canadian assets or shares acquired in such transaction. Crown and CarnaudMetalbox have applied to the Director for an advance ruling certificate which, if granted, will exempt the proposed acquisition from the substantive review provisions of the Competition Act. The Director is currently reviewing the proposed acquisition and to date has not issued an advance ruling certificate. Based on information currently available to it, Crown believes that Offer will comply with the Competition Act. Nevertheless, there can be no assurance that the advance ruling certificate will be obtained. In addition, any approval by the Director of the CarnaudMetalbox Transaction could impose conditions on Crown which require divestitures of plants or operations to prevent increased concentration and may require other undertakings by Crown, although Crown believes that any such conditions or undertakings would not be material to the combined company or its results of operations or financial position.

  Other Foreign Approvals. Based upon Crown's examination of publicly available information concerning CarnaudMetalbox and CGIP's representations to Crown, Crown understands that CarnaudMetalbox and its subsidiaries own property and conduct business in a number of other foreign countries. In connection with the acquisition of CarnaudMetalbox Shares pursuant to the Offer, the laws of certain foreign countries may require the filing of information with, or obtaining the approval of, governmental authorities therein. Crown is seeking further information regarding the applicability of any such laws and currently intends to take such action as they may require. However, Crown has no present reason to believe that any delay in the Offer will be required. Such governments might attempt to impose additional conditions on Crown's or CarnaudMetalbox's operations conducted in such countries as a result of the acquisition of CarnaudMetalbox Shares pursuant to the Offer. There can be no assurance that Crown will be able to satisfy or comply with such laws or be able to cause CarnaudMetalbox to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for CarnaudMetalbox or Crown or any subsidiary after the acquisition of CarnaudMetalbox Shares pursuant to the Offer.

  For information on the required approval of the CBV of the terms of the Offer prior to commencement of the Offer, see "SUMMARY--The Offer--Nature of The Offer."

U.S. TAX CONSEQUENCES TO CROWN SHAREHOLDERS

  No gain or loss will be recognized for federal income tax purposes by Crown or any holder of Crown Common Stock as a result of the Offer. For a description of certain tax consequences to holders of CarnaudMetalbox Shares who tender CarnaudMetalbox Shares into the Offer, see "THE OFFER--Certain Tax Consequences of the Offer."

SOURCES OF FUNDS

  Description of Financing Commitment. The total amount of funds required by Crown to acquire the outstanding CarnaudMetalbox Shares and to pay related fees and expenses will be approximately $2.8 billion, based upon the Noon Buying Rate as of November 10, 1995, and assuming all holders of CarnaudMetalbox

Shares tender their CarnaudMetalbox Shares into the Offer and that all such holders (other than CGIP) elect to receive the Cash Election Price.

  Crown intends to obtain the funds from a credit facility to be arranged and managed by Chemical Bank ("Chemical") and Chemical Securities Inc. ("CSI"). Crown has entered into a commitment letter with Chemical and CSI dated August 25, 1995, as amended (the "Financing Commitment") pursuant to which Chemical and CSI have committed to arrange and manage a syndication of financial institutions to provide FF 13.7 billion (or $2.8 billion based upon the Noon Buying Rate on November 10, 1995) in a multi-currency credit facility (the "Credit Facility") to pay the cash portion of the consideration to be paid in connection with the Offer, to fund the costs and expenses of the Offer, to repurchase shares of capital stock of Crown, and following the Offer, to be used for general corporate purposes. Chemical will act as exclusive administrative agent for the Credit Facility and will also provide a portion of the Credit Facility equal to FF 1.75 billion. CSI also will act as arranger for and manage the syndication of the Credit Facility. In addition, Societe Generale and Credit Suisse, an affiliate of CS First Boston, will act as co-arrangers and documentation agents for the Credit Facility and, in connection with such activities, will receive customary fees for such services. The aforementioned banks along with 11 other banks have, subject to the conditions set forth below, committed to provide the full FF 13.7 billion amount.

  Chemical's commitment under the Financing Commitment is subject to the following conditions: (1) the negotiation, execution and delivery of definitive documentation with respect to the Credit Facility satisfactory to Chemical and its counsel; (2) Chemical's satisfaction with the structure, terms and conditions of the Offer and the related documentation; (3) the lack of any material adverse change in the business, operations, conditions (financial or otherwise) or prospects of Crown and its subsidiaries taken as a whole; and (4) obtaining commitments for the balance of the Credit Facility for which Chemical has not committed.

  Set forth below is a summary description of the Credit Facility. The summary description is qualified by reference to the Financing Commitment which has been filed as an exhibit to the Registration Statement and is hereby incorporated by reference thereto. The actual terms of the Credit Facility may differ in certain respects from those described below.

  The Credit Facility will consist of a multi-currency credit facility in a principal amount of FF 13.7 billion. During the period commencing on the date of execution of the definitive documentation for the Credit Facility (the "Financing Closing Date") and ending 364 days thereafter (the "Commitment Termination Date"), amounts borrowed and repaid may be reborrowed, subject to availability under the Credit Facility. On the Commitment Termination Date, all commitments to advance loans under the Credit Facility will terminate and any loans outstanding under the Credit Facility will be converted to term loans (the "Term Loans"). All Term Loans will mature on the date one year after the Commitment Termination Date.

  Loans under the Credit Facility will bear interest, at the option of Crown, at either (1) the London interbank offered rate ("LIBOR") (as adjusted for certain reserve requirements, as incurred by the lenders), or the Paris interbank offered rate for certain loans in British pounds sterling to borrowers not located in the United Kingdom, for one-, two-, three-, six- and (subject to the lenders' consent) twelve-month periods plus .100% if Crown's unsecured long term debt (the "Index Debt") is rated A or better by S&P or A2 or better by Moody's, .125% if the Index Debt is rated A- to BBB by S&P and A3 to Baa2 by Moody's and .175% if the Index Debt is rated BBB- or below by S&P and Baa3 or below by Moody's (an additional .05% will be added to such rates on the earlier of (a) the date six months after the initial borrowing under the Credit Facility and (b) 210 days after the Financing Closing Date) or (2) a base rate equal to the highest of (a) the rate announced from time to time by Chemical as its prime commercial lending rate, (b) the Base CD Rate plus 1% per annum or (c) the Federal Funds Effective Rate plus 1/2 of 1% per annum.

  Except as otherwise agreed by Crown and the lenders, the documentation governing the Credit Facility will include customary terms and conditions (including conditions precedent to the lenders' funding obligations, cost and yield protection provisions, events of default and covenants limiting Crown's and its subsidiaries' ability to encumber their assets and (in the case of the subsidiaries) to incur debt and imposing maximum leverage ratios and minimum fixed charge coverage ratios) and will substantially incorporate the representations and warranties, covenants, conditions and events of default contained in Crown's existing Revolving Credit and Competitive Advance Credit Facility Agreement dated as of February 10, 1995.

  The Offer will not be conditioned on Crown's obtaining of any financing for the Offer.

  Repayment of Credit Facility; Debt Ratings; Possible Equity Offering. The total amount of indebtedness to be borrowed by Crown under the Credit Facility will depend on the number of CarnaudMetalbox Shares exchanged for cash in the Offer. It is anticipated that the indebtedness incurred by Crown pursuant to the Credit Facility will be repaid from funds generated internally by Crown and its subsidiaries (possibly including funds generated by CarnaudMetalbox and its subsidiaries), through additional borrowings, net proceeds of dispositions, possible equity offerings (as discussed below) or a combination of two or more of such sources.

  On May 23, 1995, S&P announced that it had placed Crown's BBB+ senior unsecured debt and A-2 commercial paper ratings on Creditwatch in light of the proposed CarnaudMetalbox Transaction and that "ratings could be lowered on Crown if management is unable to take prompt action to strengthen the balance sheet." At the same time, Moody's announced that it had placed Crown's Baa1 senior unsecured debt rating under "review-direction uncertain" in light of the proposed CarnaudMetalbox Transaction. The announcements of such rating agencies cited uncertainties associated with the number of CarnaudMetalbox shareholders electing to receive cash versus Units in the Offer (and the resulting effect on Crown's capital structure) in taking such actions.

  It is Crown's objective to maintain its existing investment grade debt credit ratings, and Crown continues to have discussions with such rating agencies in this regard. Subsequent to consummation of the Offer, Crown intends to take steps, if necessary, to achieve a capital structure which it considers to be consistent with this ratings objective. Such steps could include an offering of Crown Common Stock or other equity or equity-linked securities of up to approximately $1 billion, which may occur as promptly as practicable following consummation of the Offer. The manner of any such offering has not been decided, and the price and other terms upon which such securities would be offered cannot be determined at this time. Crown anticipates that the net proceeds from any such offering would be used to reduce debt incurred in connection with the CarnaudMetalbox Transaction. The issuance of any such equity or equity-linked securities may, depending on the terms of such issuance, be dilutive to Crown's shareholders.

  For information on the significance of Crown's debt ratings with respect to CGIP's obligation to tender into the Offer and with respect to Shareholders Agreement, see "THE EXCHANGE OFFER AGREEMENT--Conditions; Waiver" and "THE SHAREHOLDERS AGREEMENT--Debt Rating," respectively. See "THE CARNAUDMETALBOX PROPOSALS--Recommendation of Crown's Board of Directors; Reasons for the CarnaudMetalbox Transaction" for additional information regarding Crown's possible capital structure following the Offer.

  Crown anticipates obtaining appropriate waivers or modifications of material CarnaudMetalbox indebtedness which may become due as a result of the CarnaudMetalbox Transaction or refinancing such debt through replacement facilities to be negotiated as necessary. See "THE OFFER--Operation of CarnaudMetalbox After the Offer."

ACCOUNTING TREATMENT

  The acquisition of CarnaudMetalbox will be treated as a purchase of CarnaudMetalbox by Crown under U.S. GAAP. Under the purchase method of accounting, the assets and liabilities of CarnaudMetalbox would be recorded on the consolidated financial statements of Crown at their respective fair market values at the time of the consummation of the acquisition of CarnaudMetalbox Shares pursuant to the Offer. Any excess of the consideration paid in the Offer or otherwise to complete the acquisition of CarnaudMetalbox over the fair market value of CarnaudMetalbox's identifiable net tangible assets acquired would be allocated to identified intangible assets and then to goodwill which, in accordance with U.S. GAAP, would be amortized over the future periods during which Crown recognizes a benefit from the transaction, not exceeding 40 years. Given the limited nature of Crown's due diligence investigation to date, and depending on the final purchase price allocation, the average lives ascribed to the excess purchase price over net assets acquired may vary substantially. See Notes 2 and 7 to the unaudited pro forma consolidated condensed financial statements contained in "UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS."

                OTHER PROPOSALS TO BE CONSIDERED AT THE MEETING

ARTICLES MODERNIZATION PROPOSAL

  Crown's Board of Directors is requesting approval of an amendment to Crown's Articles of Incorporation which is unrelated to the CarnaudMetalbox Proposals to remove a superfluous provision which provides that shareholder approval is specifically not required in connection with the authorization of secured bond indebtedness of not more than $5,500,000 of Crown.

  The relevant part of Article THIRD of Crown's Articles of Incorporation reads as follows:

    "The holders of Common Stock are specifically excluded from the right to vote in any proceeding to authorize and/or upon the question of authorizing a mortgage or mortgages to secure an aggregate of not more than $5,500,000 principal amount of bonds (in addition to any pledges of current assets) to secure current indebtedness at any one time outstanding which may be issued on such terms and conditions as the directors, in their exclusive and uncontrolled discretion, may determine without notice to or vote by or consent of such holders."

  This provision has been in Crown's charter for several decades and was not changed when Crown changed its state of incorporation from New York to Pennsylvania in 1989.

  Under the PBCL, the statute governing shareholder voting rights of Pennsylvania corporations such as Crown, the vote of shareholders is not required to authorize secured indebtedness of Crown. Moreover, Crown does not believe the existence of this provision means that a shareholder vote is required to authorize secured indebtedness of more than $5,500,000. Accordingly, Crown believes the provision excluding from shareholders the right to vote to authorize secured bond indebtedness of not more than $5,500,000 is superfluous and creates potential ambiguity as to the circumstances in which a shareholder vote may be required.

  Crown has no specific plans to incur secured indebtedness in connection with the CarnaudMetalbox Transaction or otherwise, but it is possible it may do so.

  Crown's Board of Directors has by unanimous vote of the directors present approved a resolution approving the proposed Articles Modernization Proposal and recommending to Crown's shareholders for their approval the proposal for the foregoing reasons.

  Shareholders of Crown who vote against the Articles Modernization Proposal will not be entitled to appraisal rights under the PBCL.

THE ADDITIONAL PREFERRED STOCK PROPOSAL

  General. Crown's Board of Directors is requesting the shareholders of Crown to approve the Additional Preferred Stock Proposal to amend Crown's Articles of Incorporation as set forth in Annex E to this Proxy

Statement/Prospectus. Under the proposed amendment, Crown's Board of Directors will have authority to issue, at any time or from time to time up to 30,000,000 shares of one or more series of preferred stock without further shareholder approval, except as otherwise provided under applicable law or the rules of securities exchanges or quotation systems on which shares of Crown are at the time listed or authorized for quotation. In addition, subject to the limitations described below, Crown's Board will have the authority to determine all designations, relative rights, preferences and limitations of such class or series. This includes, among other things, the designation of such classes or series and the number of shares making up such class or series; the dividend rights, if any, the rights upon liquidation or distribution of the assets of Crown, if any; the conversion or exchange rights, if any; the redemption provisions, if any; the sinking fund provisions, if any; and the voting rights, if any; provided, however, that such shares will rank on a parity with or junior to Crown Acquisition Preferred Stock in respect of dividend and liquidation rights and provided further that any such shares will not be entitled to more than one vote per share when voting as a class with holders of Crown Common Stock.

  Unlike shares of Crown Acquisition Preferred Stock, the shares of preferred stock authorized under the Additional Preferred Stock Proposal could be issued for purposes other than the CarnaudMetalbox Transaction. As discussed below, Crown believes that the additional shares of preferred stock will provide enhanced flexibility in connection with financings, acquisitions and other transactions and in raising capital for Crown's business and operations. The authorization of preferred stock as contemplated under the Additional Preferred Stock Proposal could have the effect of discouraging or rendering more difficult an unsolicited tender offer or other attempt to acquire control of Crown. However, with the intention of mitigating these anti-takeover efforts in certain situations, Crown's Board of Directors will, if the Additional Preferred Stock Proposal is approved, adopt a policy providing that no future issuance of such preferred stock will be effected without shareholder approval unless the Crown Board (whose decision shall be conclusive) determines in good faith (1) that such issuance is primarily for the purpose of facilitating a financing, an acquisition or another proper corporate objective or transaction and (2) that any anti-takeover effects of such issuance are not Crown's primary purpose for effecting such issuance. Crown's Board of Directors will not amend or revoke this policy without giving written notice to the holders of all outstanding shares of Crown's voting securities. However, no such amendment or revocation will be effective, without approval of Crown's shareholders (voting as a group) by a majority of votes cast, to permit a subsequent issuance of such preferred stock for the primary purpose of obstructing a takeover of Crown by any person who has, prior to such written notice to shareholders, notified Crown's Board of Directors of such person's desire to pursue a takeover of Crown.

  Shareholders of Crown will not be entitled to exercise preemptive rights with respect to issuances of the preferred stock to be authorized pursuant to the Additional Preferred Stock Proposal.

  Recommendation of Crown's Board of Directors. Crown's Board of Directors has approved the Additional Preferred Stock Proposal and recommends that Crown's shareholders vote in favor of its approval because Crown's Board believes the additional authorized shares will provide flexibility for future acquisitions, corporate financings and other corporate purposes (which is advisable in view of the complexity of modern business financing and acquisition transactions). The provisions of the Additional Preferred Stock Proposal will permit Crown's Board to specify the precise characteristics of the preferred stock to be issued, depending on current market conditions and the nature of the specific transaction, without the delay and expense of further shareholder action (except as otherwise required pursuant to applicable law or rules of securities exchanges or quotation systems on which shares of Crown are at the time listed or authorized for quotation). The purposes of the issuance of such preferred stock might include, without limitation, issuance as part or all of the consideration required to be paid by Crown for acquisitions of other businesses or properties, and issuance in public or private sales for cash as a means of obtaining capital for Crown's business and operations. Crown has no current plan or commitment with respect to any preferred stock of Crown other than the Crown Acquisition Preferred Stock to be issued under the Exchange Offer Agreement if the CarnaudMetalbox Proposals are approved by the Crown shareholders. See "DESCRIPTION OF CROWN STOCK--Rights Plan." However, it is possible the preferred stock to be authorized under the Additional Preferred Stock Proposal could be used in connection with the repayment of the Credit Facility. See "--Sources of Funds."

  Appraisal Rights. Shareholders of Crown who vote against the Additional Preferred Stock Proposal will not be entitled to appraisal rights under the PBCL.

                                CARNAUDMETALBOX

GENERAL

  CarnaudMetalbox, a multinational manufacturer of metal and plastic packaging materials and equipment with consolidated revenue of FF 24.9 billion in 1994, was formed in 1989 as a result of the merger of Carnaud S.A. and MetalBox, a French and British packaging company, respectively. Approximately 78% of CarnaudMetalbox's 1994 net sales were derived from its operations in the European Union, with France, the United Kingdom and all other European Union member countries accounting for approximately 24%, 25% and 29% respectively; approximately 12% of net sales were derived from operations in Europe outside of the European Union and in North America and the remaining 10% were derived from the Asia-Pacific and Africa, Middle East and Caribbean regions. For further information regarding operations by geographic areas, see Note 26-2 to the annual consolidated financial statements of CarnaudMetalbox included elsewhere in this Proxy Statement/Prospectus ("CarnaudMetalbox's Consolidated Financial Statements").

  CarnaudMetalbox's operations consist of Metal Packaging, Plastic Packaging and Engineering and Other. Metal Packaging, which represented approximately 75% of 1994 net sales, includes manufacture of food cans, food closures, specialty packaging, aerosols and beverage cans. Plastic Packaging, which represented approximately 20% of 1994 net sales, includes rigid plastic packaging for food, household and health and beauty plastic items and flexible packaging for food products. Engineering and Other, which represented approximately 5% of 1994 net sales, includes sales of can manufacturing and filling lines for bottlers and other activities.

  CarnaudMetalbox's principal executive offices are located at 153 rue de Courcelles, 75017 Paris. The telephone number is (33-1) 44-15-68-00.

 Metal Packaging

  Metal Packaging operations, which accounted for approximately 75% of consolidated net sales and 85% of consolidated operating income in 1994, are conducted through the Food Can, Food Closures, Specialty Packaging, Aerosols and Beverage Can divisions and include metal packaging operations in the Asia-Pacific and Africa, Middle East and Caribbean regions. The segment employed approximately 20,240 persons at December 31, 1994.

 Manufacturing

  Metal packaging is manufactured primarily from tinplate or aluminum coil, which is cut, lacquered, decorated and flanged. Lacquering prevents contact between the packaging and product. Decoration generally consists of printing.

  Beverage can plants generally have a limited number of production lines producing a limited number of can types. In general, food packaging, aerosols and specialty packing plants have a greater number of lines corresponding to the wide variety of products produced.

 Marketing and Distribution

  CarnaudMetalbox markets and sells products to global customers through a sales and marketing staff based at each division and to regional customers through sales and marketing personnel based at each plant.

  Marketing contracts are centrally negotiated through the CarnaudMetalbox head office, although products are ordered through and distributed directly by each plant. Certain products, such as ends, may be distributed to customers through a wide geographic range, although bulkier products such as cans are generally not shipped further than 300 km due to higher transportation costs.

 Raw Materials

  Principal raw materials include tinplate, which accounted for approximately 78% of CarnaudMetalbox's raw material expenditures in 1994, and aluminum, which accounted for approximately 13% of CarnaudMetalbox's raw material expenditure in 1994. Tinplate is purchased primarily from a limited number of European suppliers. In 1994, the four largest suppliers of tinplate to CarnaudMetalbox accounted for approximately 61% of its tinplate purchases. Aluminum is purchased from a limited number of global suppliers. In 1994, the six largest aluminum suppliers of CarnaudMetalbox accounted for approximately 74% of its purchases of aluminum.

  Supply contracts for aluminum and tinplate are centrally negotiated through the CarnaudMetalbox head office although quantities are ordered directly by each plant. Operating subsidiaries in the Asia-Pacific and Africa, Middle East and Caribbean regions also contract directly with suppliers for tinplate. CarnaudMetalbox generally enters into annual agreements with its tinplate and aluminum suppliers, but in recent years has executed longer-term contracts for a small portion of its raw material requirements.

  Tinplate contracts generally contain negotiated prices and aluminum contracts historically have been tied to the price of energy. In 1994, suppliers of aluminum can and end sheet announced and implemented a new pricing program for 1995. Pursuant to the new formula, aluminum can and end sheet prices are directly tied to the price of aluminum ingot on the London Metal Exchange ("LME"). The formula price is generally the LME spot price of aluminum ingot plus a charge for the cost of conversion and transportation. The prices CarnaudMetalbox has paid for aluminum in the first half of 1995 have increased significantly compared to prices paid in the first half of 1994. CarnaudMetalbox believes that the new formula will result in increased volatility in the cost of its aluminum requirements in the future. See "-- Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations for the Six Months Ended June 30, 1995 Compared to the Six Months Ended June 30, 1994."

  Historically, CarnaudMetalbox has sought to adjust the prices for its products in response to changes in the cost of tinplate and aluminum and is seeking to adjust prices for its products in response to changes in the aluminum pricing formula in 1994. There can be no assurance that CarnaudMetalbox will be able to recover fully any increases in metal prices from its customers.

  In 1994, CarnaudMetalbox was among the world's largest consumers of tinplate and a significant consumer of aluminum for packaging. Although adequate quantities of tinplate and aluminum have been available to CarnaudMetalbox in the past, there can be no assurance that adequate quantities will be available in the future.

 Food Cans Division

  The Food Cans division produces and distributes metal food cans and ends in 11 European countries. The division accounted for approximately 34% of 1994 consolidated net sales and employed approximately 6,650 persons at December 31, 1994.

  Products are sold to a wide variety of European food processors, and in 1994 no one customer accounted for more than 12.5% of net sales for this division.

  The market is highly competitive based on price and innovation, as packaging manufacturers seek to enable customers to add value to their products by offering more efficient packaging such as tinplate easy-open ends, stackable cans and ferrolite cans and ends.

  Principal competitors include Pechiney International, Schmalbach-Lubeca, Ferembal and Lawson-Mardon Packaging.

 Food Closures Division

  The Food Closures division produces vacuum metal closures for the food and beverage industries, as well as sealing systems for integration into its customers' production lines. The division, which operates in Europe and North America, accounted for approximately 8% of CarnaudMetalbox's consolidated net sales in 1994 and employed approximately 2,350 persons at December 31, 1994.

  Closures are sold to a wide variety of European and U.S. food processors, and in 1994 no one customer accounted for more than 8% of net sales for this division. Sealing systems are generally rented to customers.

  The metal food closure market is highly competitive based on price and innovation in new products. CarnaudMetalbox believes that its ability to provide sealing systems as well as closures strengthens its relationship with customers. CarnaudMetalbox's principal competitor in this market is Schmalbach-Lubecca although it has experienced competition from producers of plastic products in recent years.

  In 1994, CarnaudMetalbox launched a number of innovative, highly specialized products, including 27 millimeter twist-caps for use on fruit juice and milk bottles and a metal-plastic combination cap for closure of baby formula bottles.

 Specialty Packaging Division

  The Specialty Packaging division produces printed steel cans for industrial products and promotional packaging for consumer products. The division, which operates in Europe and the United States, accounted for approximately 9% of 1994 consolidated net sales and employed approximately 3,650 persons at December 31, 1994.

  The market is segmented into consumer and industrial sectors. Principal customers include manufacturers of paints and automotive lubricants in the industrial sector and non-processed food, wine and spirits and cosmetics in the consumer sector. In 1994, this division's 10 largest customers accounted for 25% of its net sales.

  In the consumer sector, product launches contribute to demand as an easily identifiable package is perceived by customers as a commercial advantage. Products are often designed specifically for a customer. Competition is intense and is based on design, quality and price. In the industrial sector, competition is intense due to industry overcapacity resulting from a trend towards plastic packaging for products such as paint and motor oil. Principal competitors in the consumer and industrial sectors include Schmalbach-Lubeca, Pechiney International and Lawson-Mardon Packaging.

 Aerosols Division

  The Aerosols division produces steel aerosol cans in Europe and the United States. The division accounted for approximately 4% of CarnaudMetalbox's 1994 consolidated net sales and employed approximately 1,150 persons at December 31, 1994.

  Customers include manufacturers of personal care, food, pharmaceutical, household and industrial products, primarily in Europe. In 1994, the division's 10 largest customers accounted for 53% of its net sales.

  The market is highly competitive due to slow overall growth in the market and competition from aluminum aerosol cans, which generally are available in a wider range of sizes. Principal competitors include Crown, Schmalbach-Lubeca and Pechiney International.

  In recent years, CarnaudMetalbox has increased its sales of aerosols to the dairy products sector as a result of its development of the inside powder stripe, which offers improved coverage of the internal weld of spray cans for greater resistance to pressure and corrosion. The protection against rust offered by ferrolite ends and separation of product from propellant offered by the bi-can also contributed to increased demand for aerosols by a number of industries in recent years.

 Beverage Can Division

  The Beverage Can division, which accounted for approximately 11% of CarnaudMetalbox's 1994 consolidated net sales, produces steel and aluminum cans and ends for the beverage industry in Europe and Turkey. Principal products include 33 centiliter and 50 centiliter cans and 206 diameter and 202 diameter cans and ends. The division employed approximately 1,330 persons at December 31, 1994.

  Customers include the beer, soft drink and "new age" beverage industries. New age beverages include fruit and mineral based carbonated and non-carbonated beverages. The 10 largest customers of this division accounted for 75% of its net sales in 1994, with the largest customer accounting for 22% of its net sales.

  The beverage can market is highly competitive based on price due to customer concentration and industry overcapacity. Principal competitors of CarnaudMetalbox in this division include Pechiney International, Schmalbach-Lubeca and P.L.M.

  During 1994, CarnaudMetalbox began conversion of its beverage can lines to the lighter "202" cans and ends. CarnaudMetalbox expects to launch easy-open ends made of alulite, a bonded plastic on aluminum, in the second half of 1995.

 Asia-Pacific

  CarnaudMetalbox produces a full range of metal packaging in the Asia-Pacific region through its wholly owned Malaysian subsidiary as well as through operating companies controlled by CarnaudMetalbox through a 51%-owned Singapore holding company, which in turn holds controlling interests in the operating companies. See Note 29 to CarnaudMetalbox's Consolidated Financial Statements. The shares of such holding company not owned by CarnaudMetalbox are publicly traded in Singapore. At December 31, 1994, consolidated operations in the region employed approximately 2,670 persons. Metal packaging operations in the region accounted for approximately 6% of CarnaudMetalbox's 1994 consolidated net sales.

  At December 31, 1994, four new plants were under construction in China and one plant was under construction in each of Vietnam and Singapore. CarnaudMetalbox has budgeted approximately FF 500 million for capital expenditure in the region in 1995. In January 1995 CarnaudMetalbox acquired Wuxi Huapeng Caps and Closures in the Jiangsu Province of China and intends to construct a new plant at Wuxi. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Expenditure."

  In September 1994, CarnaudMetalbox opened a research and development center in Singapore which it expects will enhance its ability to respond to the needs of its customers in the Asia-Pacific region. See "--Research and Development" below.

 Africa, Middle East and Caribbean

  CarnaudMetalbox produces a full range of metal packaging through subsidiaries in more than 10 countries in the Africa, Middle East and Caribbean region. Metal packaging operations in the region accounted for approximately 3% of CarnaudMetalbox's 1994 consolidated net sales and employed approximately 2,420 persons at December 31, 1994.

  Marketing in this region generally is carried out locally due principally to high tariffs, transportation costs and foreign exchange limitations, although CarnaudMetalbox has recently entered into agreements to supply global customers operating in this region.

 Plastic Packaging

  Plastic Packaging operations, which accounted for approximately 20% of consolidated net sales and approximately 14% of consolidated operating income in 1994, are conducted through the Health and Beauty Plastics division and the Food, Beverage and Household Plastics division, each of which accounted for approximately 10% of CarnaudMetalbox's 1994 consolidated net sales. Plastic Packaging operations employed approximately 7,350 persons at December 31, 1994.

 Manufacturing

  Plastic packaging is manufactured by heating and molding of resins to form containers and closures which are decorated by hot-stamping, printing and labelling. Different molds are required for each product, which range from mass-produced rigid plastic bottles to packaging designed specifically for individual customers.

 Marketing and Distribution

  Plastic packaging is marketed to global customers through a sales staff based at each division and to regional customers by sales personnel based at each plant. Marketing and product development efforts have been intense in recent years as new products contribute significantly to sales.

  Marketing contracts are centrally negotiated through the CarnaudMetalbox head office although products are ordered through and distributed directly by each plant. Plastic packaging is generally distributed to customers through a wider geographic area than metal packaging due to customer's demand for individually designed products.

 Raw Materials

  Principal raw materials are various types of resins, which are petrochemical derivatives. Resin supply contracts are negotiated centrally by the CarnaudMetalbox head office, although orders are placed directly by individual factories. Resins are purchased from a number of global suppliers. In 1994, no one supplier of resins accounted for more than 11% of CarnaudMetalbox's resin purchases. The European operations of CarnaudMetalbox accounted for 94% of its consumption of resins in 1994. Although adequate quantities of resins have been available in the past, there can be no assurance that adequate quantities will be available in the future.

  CarnaudMetalbox has from time to time experienced fluctuations in the cost of resins and has sought to adjust its selling prices for plastic containers and closures to cover increased raw material costs. There can be no assurance, however, that CarnaudMetalbox will be able to recover fully any increases in resin prices from its customers.

 Health and Beauty Plastics Division

  The Health and Beauty Plastics division manufactures rigid plastic packaging, including closures and dispensing systems for perfumes, cosmetics, personal care and pharmaceutical products. The division, which employed approximately 3,800 persons at December 31, 1994, operates in Europe and the United States.

  CarnaudMetalbox's major customers in this division include European and U.S. cosmetics, fragrance, pharmaceutical and personal care product manufacturers. In 1994, no one customer accounted for more than 15% of divisional net sales.

  The market is highly competitive based on innovation and price as customers perceive new packaging designs to be important to the effectiveness of their marketing efforts. Products are often designed specifically for individual customers. Wheaton International, Bowater Reboul, TechPack International, Calmar and Owens Illinois are among CarnaudMetalbox's principal competitors in this division.

  In 1994, CarnaudMetalbox introduced the low profile pump to the fragrance industry, new child-proof security closures and soap and shampoo dispensers.

 Food, Beverage and Household Plastics Division

  The Food, Beverage and Household Plastics division produces rigid plastic packaging, including closures for the food, beverage, chemical, pharmaceutical and household products industries, as well as flexible packaging for the food industry. The division sells its products in Europe and Turkey and employed approximately 3,200 persons at December 31, 1994.

  Major customers include a variety of European mass market household goods, chemical, pharmaceutical and food and beverage producers, and in 1994 no one customer accounted for more than 15% of divisional net sales.

  The market, which is highly competitive as industry overcapacity has resulted in severe pricing pressure, has been impacted in recent years by recession in Europe and a shift towards smaller packaging. Alpla and Graham Packaging are among CarnaudMetalbox's principal competitors in the plastic container sector and Berg, Novenbal and Weener are among its principal competitors in the plastic closure sector.

  New products launched in 1994 included specialized packaging for sliced bakery products, a plastic bag with similar properties to greaseproof paper for dairy products, lightweight multi-layered bottles and new wide-mouth plastic closures for drinks and jars.

 Regional

  CarnaudMetalbox produces plastic packaging through subsidiaries in the Africa, Middle East and Caribbean and Asia-Pacific regions. Plastic packaging operations in these regions accounted for less than 1% of 1994 consolidated net sales.

 Engineering and Other

  The engineering division produces can manufacturing and filling lines for sale to packaging manufacturers in countries where it does not operate directly as well as to bottlers in the United Kingdom and the United States. Engineering division net sales in 1994 (prior to elimination of approximately FF 155 million of intersegment sales) represented approximately 4% of CarnaudMetalbox's 1994 consolidated net sales. The division employed approximately 970 persons at December 31, 1994. Major customers include global beverage and food can manufacturers and bottlers.

  The market is highly competitive, based on reliability of service, technological advances and price. In 1993 and 1994, CarnaudMetalbox began to market a new airjet conveyor system. CarnaudMetalbox's principal competitors include Klockner Holstein Seitz, Krones, Sequa Corp. and Belvac.

  Other activities principally include the manufacture of glass bottles in Nigeria and security printing in Kenya. An equity interest in CMB Sonoco, a manufacturer of composite packaging in the United Kingdom, was sold in January 1995.

 Research and Development

  CarnaudMetalbox believes that cost control and innovation, which permit it to add value to its packaging products and respond rapidly to changing customer needs, are important to its ability to compete in its relatively mature markets. CarnaudMetalbox operates research and development facilities in Wantage in the United Kingdom, Chatenay-Malabry in France and Singapore. General long term research and development is conducted at Wantage, while Chatenay-Malabry and Singapore are solely development centers.

  Expenditure on research and development amounted to FF 340 million in 1994, FF 291 million in 1993 and FF 296 million in 1992. In 1994, research and development expenditure was principally in connection with alulite lamination techniques, conversion of beverage lines to 202 can ends, steel easy-open ends and can shaping. See Note 18 to CarnaudMetalbox's Consolidated Financial Statements.

 Environmental Matters

  CarnaudMetalbox's operations are subject to broad environmental regulations governing emissions to air and water, the handling of hazardous materials, releases to the environment and the protection of employee health and safety. Future regulations are likely to impose stricter environmental requirements on the packaging industry in general. In particular, anticipated future restrictions in some jurisdictions on the use of certain paint and lacquering ingredients may require CarnaudMetalbox to employ additional control equipment or alternative coating technologies. Internal compliance examinations and other events have upon occasion identified permitting inadequacies and releases to the environment. In addition, future consumer packaging laws could affect the design or marketability of particular packaging products in certain jurisdictions. CarnaudMetalbox devotes considerable resources to improving environmental compliance at its facilities and is committed to designing products and manufacturing processes that are consistent with the protection of the environment. While CarnaudMetalbox does not believe that any of the foregoing matters are likely to have a material effect on CarnaudMetalbox, there can be no assurance that current or future environmental laws or remediation liabilities will not have a material effect on the financial condition or results of operations for CarnaudMetalbox.

 Properties

  CarnaudMetalbox's products are manufactured in 185 plants worldwide, of which 34 are located in France, 31 are located in the United Kingdom and 120 are located in 34 other countries in Europe, North America, Asia and Africa. These facilities are owned or held under long-term leases by operating subsidiaries.

  CarnaudMetalbox plants are designed to address the requirements of the manufacturing process of its products. Particular emphasis is placed on safety and environmental concerns as well as the quality of the finished product. CarnaudMetalbox employs a permanent engineering staff to improve the integration of design, construction and manufacturing at its plants. CarnaudMetalbox owns or leases warehouses and delivery facilities at its manufacturing plants.

 Employees and Management

  At June 30, 1995, CarnaudMetalbox employed approximately 30,700 persons worldwide. Relations with employees are subject to numerous laws and regulations in its countries of operation. A significant number of CarnaudMetalbox's employees are covered by collective bargaining agreements with varying terms and expiration dates.

  CarnaudMetalbox's Supervisory Board is elected by its shareholders and currently consists of nine members. The Supervisory Board appoints the Management Board, which consists of a President, who is the Chief Executive Officer, and four members, the Chief Financial Officer, the Chief Operating Officer for Europe and the United States, and the executive vice presidents for Asia and Africa and for food cans and closures in Europe. The President of the Management Board, together with CarnaudMetalbox's nine executive vice presidents, form its executive committee. CarnaudMetalbox's 25 group vice presidents report to the members of the executive committee.

  Each member of the executive committee and group vice president has entered into an employment contract with CarnaudMetalbox. Employment contracts for members of the executive committee, including the Chief Executive Officer, generally contain notice provisions ranging from six months to two years and non-competition agreements generally lasting one year from the date of termination and renewable for one additional year. These contracts provide for aggregate severance payments, which include salary in lieu of notice, of approximately FF 46 million.

  Employment contracts for group vice presidents generally contain notice provisions ranging from three months to two years and non-competition agreements. These contracts provide for aggregate severance payments, which include salary in lieu of notice, of approximately FF 42 million.

  B. Jurgen Hintz resigned as chairman of CarnaudMetalbox in September 1995 and was paid certain severance payments. See "THE OFFER--Interests of Certain Persons in The Offer." He has been replaced by Tommy Karlsson, formerly of AB SKF, a Swedish roller bearing manufacturer, on October 15, 1995.

 Legal Proceedings

  CarnaudMetalbox is involved in certain litigation in the ordinary course of its business and litigation with a joint venture partner in Tunisia. In light of the nature of such litigation and reserves established with respect thereto, CarnaudMetalbox does not expect the outcome of such litigation to have a material adverse effect on its financial position or future results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with CarnaudMetalbox's Consolidated Financial Statements and the Notes thereto included elsewhere in this Proxy Statement/Prospectus. CarnaudMetalbox's Consolidated Financial Statements have been prepared in accordance with French law, which differs in certain respects from U.S. GAAP. See "--Results of Operations--Reconciliation to U.S. GAAP" and Note 2 to CarnaudMetalbox's Consolidated Financial Statements.

 General

  CarnaudMetalbox publishes its consolidated financial statements in French francs. Approximately three-fourths of CarnaudMetalbox's net sales and expenses are denominated in currencies other than the French franc, principally the British pound and other European currencies. For further information on CarnaudMetalbox's operations in geographic areas, see "CARNAUDMETALBOX--General" and Note 26-2 to CarnaudMetalbox's Consolidated Financial Statements. In general, appreciation of the French franc relative to other currencies has an adverse effect on net sales and operating income generated in such other currencies when such amounts are reported in French francs. Appreciation of the French franc relative to the currencies of most countries in which CarnaudMetalbox operates in 1993, 1994 and for the first six months of 1995 has adversely affected CarnaudMetalbox's consolidated results of operations reported in French francs for such periods compared to prior periods. See Note 3 to CarnaudMetalbox's Consolidated Financial Statements. CarnaudMetalbox seeks to minimize the effect of currency fluctuation on its consolidated results of operations reported in French francs by incurring liabilities denominated in currencies other than the French franc to hedge a portion of assets denominated in such currencies, which generates an increase or decrease in financial expense reported in French francs partially offsetting the effect of currency fluctuations on consolidated operating income reported in French francs. CarnaudMetalbox also hedges cash flow commitments in currencies other than the functional currency of the relevant operating company. See "--Liquidity and Capital Resources" and Notes 14 and 24 to CarnaudMetalbox's Consolidated Financial Statements.

  Inflation in the countries in which CarnaudMetalbox conducts its principal operations has been moderate over the past several years and have not had a material impact on CarnaudMetalbox's consolidated results of operations. Due to the high level of inflation in Nigeria, Turkey and China in recent years, the functional currency of CarnaudMetalbox's subsidiaries operating in those countries is not the local currency and the method used to translate the financial statements of such subsidiaries takes into account the effects of inflation.

  Although CarnaudMetalbox's consolidated results of operations generally do not show substantial seasonal variation, certain of its businesses are affected by seasonality. Its businesses are predominately located in the Northern Hemisphere. Generally, beverage products are consumed in greater quantities during warmer months of the year. Consequently, CarnaudMetalbox's beverage can sales and earnings generally have been and are expected to be higher in the second and third quarters of the calendar year. Demand for food packaging materials for particular products generally is higher during the harvest and processing season for such products. Because the processing season varies from product to product, CarnaudMetalbox's food can operations are less seasonal than beverage can operations, although food can sales and earnings generally have been and are expected to be higher in the third quarter of the calendar year due to the agricultural harvest.

  During the three-year period ended December 31, 1994 and the six months ended June 30, 1995, CarnaudMetalbox carried out a series of acquisitions and dispositions, the objective of which has been to focus its business on manufacture of metal and plastic packaging and to expand its geographic presence, particularly in the Asia-Pacific region. Principal transactions in 1992 included acquisition of an Italian metal food closure manufacturer and disposition of all other metal food closure operations in Italy. In 1993, principal transactions included acquisition of Anchor Hocking, a U.S. closures manufacturer with 1993 annual net sales of approximately FF 935 million, Zeller Plastik, a German-based multinational manufacturer of plastic closures and dispensing systems with 1993 annual net sales of approximately FF 650 million and Fima Metal Box Bhd, a Malaysian metal and packaging company with net sales of approximately FF 370 million for the 10 months ended December 31, 1993, as well as formation of joint ventures in Vietnam and China and disposition of a majority of its polyethylene terephtalate ("PET") business and its multi-layer thermoform plastics ("High Performance") business. In 1994, CarnaudMetalbox disposed of its interest in several non-core businesses with aggregate annual revenues of FF 158 million in 1993. See Note 1 to CarnaudMetalbox's Consolidated Financial Statements. In the first six months of 1995, CarnaudMetalbox acquired Wuxi Huapeng Caps and Closures, a manufacturer of closures in China, and BMW Vogel A.G., a Swiss manufacturer of specialty metal packaging, as well as the outstanding minority interest in FaBa S.p.a., its Italian food can subsidiary. In the first six months of 1995, CarnaudMetalbox also disposed of its interest in CMB Sonoco, a manufacturer of composite packaging in the United Kingdom with annual net sales of FF 152 million in 1994.

  To achieve cost reductions, CarnaudMetalbox continually reviews and reorganizes its operations worldwide. During 1992, 1993, 1994 and the first six months of 1995, CarnaudMetalbox closed 22 plants in 10 countries and reorganized operations at other plants and may close or reorganize operations at additional plants during the remainder of 1995.

 Results of Operations--Six Months Ended June 30, 1995 Compared to Six Months Ended June 30, 1994

  Results of operations in the six months ended June 30, 1995 compared to the six months ended June 30, 1994 were affected by the impact of appreciation of the French franc relative to the Italian lira, British pound and U.S. dollar, which adversely affected net sales and operating income generated in these currencies when translated into French francs. Local currency price increases and, to a lesser extent, higher sales volumes in Europe and North America in the six months ended June 30, 1995 compared to the six months ended June 30, 1994 were more than offset by significant increases in raw material costs.

  The accounting principles used by CarnaudMetalbox for the 1995 period are comparable to those applied in 1994. These principles are in accordance with accounting principles formulated by the International Accounting Standards Committee with the exception of the IAS rules that became effective January 1, 1995, the application of which has been deferred as permitted by the COB. The only significant impact of those new rules on the consolidated accounts of CarnaudMetalbox relates to the changes in the permitted amortization periods with respect to goodwill. Had this change been applied as of January 1, 1995 on the prospective method based on a 20 year amortization period there would have been no impact on shareholders' equity at the beginning of the period and net income for the six month period ended June 30, 1995 would have been reduced by FF 46 million. See Note 1 to the interim consolidated financial statements of CarnaudMetalbox included elsewhere in this Proxy Statement/Prospectus ("CarnaudMetalbox's Interim Consolidated Financial Statements").

 Net Sales

  In the six months ended June 30, 1995 consolidated net sales decreased 0.3% to FF 12,282 million from FF 12,317 million in the six months ended June 30, 1994. This slight decrease reflected increased net sales in the metal packaging and plastic packaging segments partially offset by decreased net sales in the engineering and other segment. The effect of currency fluctuation on translation of local currency net sales into French francs reduced consolidated net sales stated in French francs by approximately 5.4% in the six months ended June 30, 1995 compared to the six months ended June 30, 1994.

  The following table sets forth CarnaudMetalbox's net sales by division for the periods shown. The divisional net sales amounts set forth in the table below and in the following discussion include inter-divisional sales. Accordingly, the sum of divisional net sales exceeds total segment and consolidated net sales.

                                   SIX MONTHS ENDED        SIX MONTHS ENDED
                                     JUNE 30, 1994           JUNE 30, 1995
                                ----------------------- -----------------------
                                               % OF                    % OF
                                    FF     CONSOLIDATED     FF     CONSOLIDATED
                                (MILLIONS)  NET SALES   (MILLIONS)  NET SALES
                                ---------- ------------ ---------- ------------
Metal Packaging................    9,018      73.2%        9,095      74.1%
                                  ------                  ------
  Food cans....................    4,002      32.5%        4,067      33.1%
  Beverage Cans................    1,371      11.1%        1,472      12.0%
  Specialty Packaging..........    1,150       9.3%        1,154       9.4%
  Food closures................      945       7.7%          859       7.0%
  Aerosols.....................      585       4.7%          602       4.9%
  Asia-Pacific.................      738       6.0%          722       5.9%
  Africa, Middle East and Ca-
   ribbean.....................      392       3.2%          364       3.0%
  Eliminations.................     (165)     (1.3%)        (145)     (1.2%)
                                  ------                  ------
Plastic Packaging..............    2,614      21.2%        2,722      22.2%
                                  ------                  ------
  Food, Beverage and House-
   hold........................    1,254      10.2%        1,377      11.2%
  Health and Beauty............    1,298      10.5%        1,304      10.6%
  Africa, Middle East and Ca-
   ribbean.....................       40       0.3%           44       0.4%
  Asia-Pacific.................       31       0.3%           10       0.1%
  Eliminations.................       (9)     (0.1%)         (13)     (0.1%)
                                  ------                  ------
Engineering and Other..........      685       5.6%          465       3.8%
                                  ------                  ------
  Engineering..................      490       4.0%          447       3.6%
  Other and Regional...........      274       2.2%          108       0.9%
  Eliminations.................      (79)     (0.6%)         (90)     (0.7%)
Consolidated...................   12,317       100%       12,282       100%

  Metal Packaging. Net sales in the metal packaging segment increased 0.9% in the six months ended June 30, 1995 to FF 9,095 million from FF 9,018 million in the six months ended June 30, 1994, reflecting increased net sales in the food can, specialty packaging, aerosols and beverage cans divisions partially offset by decreased net sales in the food closures division and the metal packaging division in the Asia Pacific and Africa, Middle East and Caribbean regions. Currency translation effect reduced metal packaging net sales by approximately 5.4% in the six months ended June 30, 1995 compared to the six months ended June 30, 1994.

  Food can net sales increased 1.6% in the six months ended June 30, 1995 to FF 4,067 million from FF 4,002 million, reflecting increased sales volume attributable to continued expansion in Eastern Europe, increased outsourcing by certain clients rather than internal production of food cans, continued demand for products introduced in recent years including stackable cans and cans and ends made of ferrolite, which is a bonded plastic on tinplate, and the introduction of a wider range of easy open ends, as well as an increase in local currency prices following higher raw material prices. The volume and price increases were partially offset by currency translation effect, which reduced the division's net sales stated in French francs by approximately 4.3% in the six months ended June 30, 1995 compared to the six months ended June 30, 1994.

  Food closures net sales decreased 9.1% in the six months ended June 30, 1995 to FF 859 million from FF 945 million in the six months ended June 30, 1994, principally reflecting currency translation effect, which reduced the division's net sales stated in French francs by approximately 8.9% in the six months ended June 30, 1995 compared to the six months ended June 30, 1994. Increased sales volumes and local currency prices in Europe, particularly in Germany, Spain, Belgium, the Netherlands and Luxembourg, were offset by weak demand and competitive pricing conditions in the United States.

  Specialty packaging net sales increased 0.3% in the six months ended June 30, 1995 to FF 1,154 million from FF 1,150 million in the six months ended June 30, 1994. Net sales of FF 44 million attributable to the acquisition of BMW Vogel were mostly offset by lower local currency prices reflecting competition from imports from Italy and Spain and currency translation effect, which reduced the division's net sales stated in French francs by approximately 2.0% in the six months ended June 30, 1995 compared to the six months ended June 30, 1994.

  Aerosols net sales increased 2.9% in the six months ended June 30, 1995 to FF 602 million from FF 585 million in the six months ended June 30, 1994, reflecting higher volumes attributable to continued demand for new products introduced over the past few years, including ferrolite and the bican, as well as higher local currency prices following increases in raw material costs. The volume and price increases were partially offset by currency translation effect, which reduced the division's net sales stated in French francs by approximately 6.9% in the six months ended June 30, 1995 compared to the six months ended June 30, 1994.

  Beverage can net sales increased 7.4% in the six months ended June 30, 1995 to FF 1,472 million from FF 1,371 million in the six months ended June 30, 1994, reflecting increases in sales volumes and local currency prices. The volume and price increases were offset in part by currency translation effect, which reduced the division's net sales stated in French francs by approximately 6.5% in the six months ended June 30, 1995 compared to the six months ended June 30, 1994.

  Net sales of metal packaging in the Asia-Pacific region decreased 2.2% in the six months ended June 30, 1995 to FF 722 million from FF 738 million in the six months ended June 30, 1994, as increased sales volume attributable to the acquisition of the Wuxi plant in China was more than offset by currency translation effect, which reduced the division's net sales stated in French francs by 8.2% in the six months ended June 30, 1995 compared to the six months ended June 30, 1994.

  Net sales of metal packaging in the Africa, Middle East and Caribbean region decreased 7.1% in the six months ended June 30, 1995 to FF 364 million from FF 392 million in the six months ended June 30, 1994, reflecting the effects of continued economic and political turmoil in Nigeria on metal packaging operations in that country, partially offset by increased sales volume in francophone Africa and slightly improved economic conditions in Kenya. Currency translation effect, which reduced net sales stated in French francs by 4.2% in the six months ended June 30, 1995 compared to the six months ended June 30, 1994, was mostly offset by increased local currency prices.

  Plastic Packaging. In the six months ended June 30, 1995, plastic packaging net sales increased 4.1% to FF 2,722 million from FF 2,614 million in the six months ended June 30, 1994, reflecting a 9.8% increase in net sales in the food, beverage and household plastics division and a 0.5% increase in net sales in the health and beauty plastics division due principally to higher prices following increased raw material costs. Currency translation effect reduced plastic packaging net sales stated in French francs by approximately 4.6% in the six months ended June 30, 1995 compared to the six months ended June 30, 1994.

  Net sales in the food, beverage and household plastics division increased 9.8% in the six months ended June 30, 1995 to FF 1,377 from FF 1,254 in the six months ended June 30, 1994. The increase was due to generally increased local currency prices following increased raw material costs and increased sales volumes, partially offset by currency translation effect, which resulted in a decrease of approximately 3.6% in the division's net sales stated in French francs in the six months ended June 30, 1995 compared to the six months ended June 30, 1994.

  Net sales in the health and beauty plastics division increased 0.5% in the six months ended June 30, 1995 to FF 1,304 million from FF 1,298 million, as currency translation effect, which resulted in a decrease of approximately 5.8% in the division's net sales stated in French francs in the six months ended June 30, 1995 compared to the six months ended June 30, 1994, was more than offset by increased local currency prices following higher raw material costs as well as increased sales volumes attributable to demand for pharmaceutical and personal care products and the development of the health and beauty plastics division in North America.

  Engineering and Other. Engineering net sales, which consist of sales of can manufacturing, filling and handling equipment, are dependent on the level of capital expenditure by bottling companies in the United Kingdom and the United States, the division's principal markets. In the six months ended June 30, 1995, engineering net sales decreased 8.8% to FF 447 million (including intercompany sales of FF 90 million) from FF 490 million (including intercompany sales of FF 79 million) in the six months ended June 30, 1994. The decrease principally reflected currency translation effect, which decreased the division's net sales stated in French francs by approximately 10.1% in the six months ended June 30, 1995 compared to the six months ended June 30, 1994, partially offset by higher local currency prices which reflected continued demand by companies in the United States for filling equipment.

  Other and regional net sales consist of sales relating to a glass bottle business in Nigeria and other non-core businesses, most of which had been disposed of at June 30, 1995. Other net sales decreased 60.6% to FF 108 million in the six months ended June 30, 1995 from FF 274 million in the six months ended June 30, 1994. The decrease principally reflected the disposition of CarnaudMetalbox's interest in CMB Sonoco and the effect of continued economic and political turmoil in Nigeria on the glass business in that country, as well as currency translation effect, which reduced the division's net sales stated in French francs by approximately 3.8% in the six months ended June 30, 1995 compared to the six months ended June 30, 1994.

 Cost of Sales, Selling and General Expense and Research and Development
Expense

  Cost of sales includes cost of raw materials, manufacturing labor and transportation of products. Selling and administrative expense includes sales and marketing and general expenses.

  Consolidated cost of sales increased 1.1% in the six months ended June 30, 1995 to FF 9,583 million from FF 9,481 million in the six months ended June 30, 1994. The increase principally reflected increased raw material prices in the metal and plastic packaging segments and to a lesser extent higher sales volumes, partially offset by increased productivity and currency translation effect, which reduced cost of sales stated in French francs in the six months ended June 30, 1995 compared to the six months ended June 30, 1994. As a percentage of net sales, cost of sales increased to 78.0% in the six months ended June 30, 1995 from 77.0% in the six months ended June 30, 1994, reflecting higher raw material prices which were not fully passed on to customers partially offset by increased productivity in each segment.

  Selling and administrative expense decreased 1.1% to FF 988 million in the six months ended June 30, 1995 from FF 999 million in the six months ended June 30, 1994, primarily reflecting currency translation effect, which reduced selling and administrative expense stated in French francs in the six months ended June 30, 1995 compared to the six months ended June 30, 1994. Selling and administrative expense represented 8.0% and 8.1% of net sales in the six months ended June 30, 1995 and the six months ended June 30, 1994, respectively.

  Research and development expense increased 3.4% in the six months ended June 30, 1995 to FF 180 million (1.5% of net sales) from FF 174 million in the six months ended June 30, 1994 (1.4% of net sales), reflecting CarnaudMetalbox's emphasis on development of new products.

 Depreciation and Amortization

  Depreciation and amortization increased to FF 687 million in the six months ended June 30, 1995 from FF 681 million in the six months ended June 30, 1994. Depreciation increased 1.1% in the six months ended June 30, 1995 to FF 631 million from FF 624 million in the six months ended June 30, 1994. The increases reflected increases in depreciable fixed assets offset in part by currency translation effect.

  Goodwill does not include the difference of FF 4,691 million between the net assets acquired in connection with the 1989 merger of Carnaud and Metal Box and the consideration paid for those assets, which is classified as an intangible asset. This intangible asset is not amortized in CarnaudMetalbox's consolidated financial statements and its value is periodically reviewed. Goodwill is amortized on a straight-line basis over a period not exceeding 40 years. See Notes to CarnaudMetalbox's Consolidated Financial Statements. Amortization of goodwill was FF 56 million in the six months ended June 30, 1995 and FF 57 million in the six months ended June 30, 1994, as amortization of additional goodwill attributable to recent acquisitions was offset by currency translation effect.

  As permitted by the COB, CarnaudMetalbox has deferred the application of IAS rules that became effective January 1, 1995 relating to changes in the permitted amortization periods with respect to goodwill. Had this change been applied as of January 1, 1995 amortization of goodwill for the six month period ended June 30, 1995 would have increased by FF 46 million and net income for the period would have decreased by FF 46 million. See Note 1 to CarnaudMetalbox's Interim Consolidated Financial Statements.

 Provision for Restructuring

  Provision for restructuring relates to reserves established in respect of severance payments, loss on disposal of fixed assets and transfer costs in connection with relocation of production, discontinuing of product lines, closing of locations and reduction of the labor force. See Note 13-3 to CarnaudMetalbox's Consolidated Financial Statements.

  In the six months ended June 30, 1995, provision for restructuring charged to results was FF 90 million and principally related to the metal packaging segment. There were no reserves established in respect of reorganization costs in connection with acquisitions for the six months ended June 30, 1995. In the six months ended June 30, 1994, provision for restructuring charged to results was FF 86 million and principally related to the plastic packaging segment. In addition, reserves of FF 43 million were established in the six months ended June 30, 1994 in respect of reorganization costs in connection with the acquisition of Zeller Plastik. See Note 13-3 to the Consolidated Financial Statements for information regarding utilization of these provisions.

 Operating Income

  Because CarnaudMetalbox generally hedges its cash flow commitments in currencies other than the functional currency of the relevant operating company, currency fluctuations generally do not have a significant impact on operating income as a percentage of net sales. See "--Liquidity and Capital Resources."

  In the six months ended June 30, 1995, consolidated operating income decreased 15.8% to FF 754 million from FF 896 million in the six months ended June 30, 1994. The decrease reflected decreased operating income in the metal packaging and the engineering and other segments partially offset by increased operating income in the plastic packaging segment. The metal packaging, plastic packaging and engineering and other segments represented 79.6%, 22.4% and (2.0)% of operating income, respectively, for the six months ended June 30, 1995, and 80.0%, 17.6% and 2.3% of operating income, respectively, for the six months ended June 30, 1994. Currency translation effect reduced consolidated operating income stated in French francs by approximately 5.5% in the six months ended June 30, 1995 compared to the six months ended June 30, 1994.

  Operating income in the metal packaging segment decreased 16.3% in the six months ended June 30, 1995 to FF 600 million from FF 717 million in the six months ended June 30, 1994. The decrease was attributable to higher raw material costs and higher provision for restructuring, as well as currency translation effect, which reduced the segment's operating income stated in French francs by approximately 5.1% in the six months ended June 30, 1995 compared to the six months ended June 30, 1994. Metal packaging operating income as a percentage of segment net sales decreased to 6.6% in the six months ended June 30, 1995 from 8.0% in the six months ended June 30, 1994, reflecting higher raw material prices not fully recovered in product pricing and higher restructuring costs, partially offset by increased productivity.

  The 7.0% increase in operating income in the plastic packaging segment to FF 169 million in the six months ended June 30, 1995 from FF 158 million in the six months ended June 30, 1994 was primarily due to lower provision for restructuring partially offset by increases in raw material prices not fully recovered in product pricing, particularly for mass market bottles, and currency translation effect, which reduced the segment's operating income stated in French francs by approximately 5.0% in the six months ended June 30, 1995 compared to the six months ended June 30, 1994. Plastic packaging operating income as a percentage of segment net sales increased to 6.2% in the six months ended June 30, 1995 from 6.0% in the six months ended June 30, 1994, due to lower restructuring costs and improved productivity, partially offset by higher raw material prices not fully recovered in product pricing.

  Operating income in the engineering and other segment decreased to a loss of FF 15 million in the six months ended June 30, 1995 from income of FF 21 million in the six months ended June 30, 1994, primarily due to operating loss from the Nigerian glass operation, which produced operating income in the prior period, the disposition of CarnaudMetalbox's interest in CMB Sonoco, and currency translation effect, which increased operating loss stated in French francs by approximately FF 7 million in the six months ended June 30, 1995 compared to the six months ended June 30, 1994. Engineering and other operating income (loss) as a percentage of segment net sales decreased to (3.2)% in the six months ended June 30, 1995 from 3.1% in the six months ended June 30, 1994 due to decreased operating income from the Nigerian glass operation.

 Financial Expense

  Financial expense (net) includes total financial expense less total financial income and dividends received.

  In the six months ended June 30, 1995 financial expense (net) decreased 27.4% to FF 220 million from FF 303 million in the six months ended June 30, 1994, reflecting reduced interest costs due to lower average debt levels, profits on currency hedging transactions and the effect of currency fluctuation on translation of interest payments denominated in other currencies into French francs, which reduced financial expense (net) by approximately 2.5% in the six months ended June 30, 1995 compared to the six months ended June 30, 1994.

 Gain on Disposals

  Gain on disposals decreased 66.3% in the six months ended June 30, 1995 compared to the six months ended June 30, 1994. In the six months ended June 30, 1995, gain on disposals of FF 82 million consisted of FF 11 million gain on sale of fixed assets and FF 71 million on gain of disposal of businesses, principally CarnaudMetalbox's interest in CMB Sonoco. In the six months ended June 30, 1994, gain on disposals of FF 243 million consisted of FF 217 million gain on sale of fixed assets, principally the Woodlands factory site in Singapore, and FF 26 million relating to disposal of other businesses, principally the security printing business.

 Taxation

  Consolidated income before taxation decreased 26.3% to FF 616 million in the six months ended June 30, 1995 from FF 836 million in the six months ended June 30, 1994.

  Statutory tax rates in CarnaudMetalbox's countries of operation range from approximately 30% to 50%. CarnaudMetalbox's effective tax rate decreased to 12.1% in the six months ended June 30, 1995 from 13.2% in the six months ended June 30, 1994 primarily reflecting on-going tax planning and utilization of tax loss carry forwards. At June 30, 1995, CarnaudMetalbox had available tax loss carryforwards worldwide of approximately FF 1,700 million.

  Consolidated income from operations after taxation decreased 25.5% to FF 535 million in the six months ended June 30, 1995 from FF 718 million in the six months ended June 30, 1994.

 Share of Profits of Associated Companies

  Share of profits (losses) of associated companies, which reflect CarnaudMetalbox's interest in the results of unconsolidated affiliates, were a profit of FF 8 million in the six months ended June 30, 1995 and a loss of FF 8 million in the six months ended June 30, 1994. The improvement in 1995 was due to the consolidation of Impalsa from July 1, 1994.

 Minority Interests in Consolidated Subsidiaries

  Minority interests in consolidated subsidiaries primarily arise in connection with minority interests in packaging operations in the Asia-Pacific region, Greece and the Africa, Middle East and Caribbean region. Minority interest decreased from FF 200 million in the six months ended June 30, 1994 to FF 3 million in the six months ended June 30, 1995, principally reflecting minority interests in the FF 196 million non-recurring gain generated by the sale of a factory site in Singapore in the six months ended June 30, 1994 and the acquisition of the outstanding 50% interest in FaBa S.p.a. and the disposal of CarnaudMetalbox's interest in CMB Sonoco in the six months ended June 30, 1995.

 Net Income

  Net income increased 5.9% to FF 540 million in the six months ended June 30, 1995 from FF 510 million in the six months ended June 30, 1994. Currency translation effect reduced net income stated in French francs by approximately 5.9% in the six months ended June 30, 1995 compared to the six months ended June 30, 1994.

  As permitted by the COB, CarnaudMetalbox has deferred the application of IAS rules that became effective January 1, 1995 relating to changes in the permitted amortization periods with respect to goodwill. Had this change been applied as of January 1, 1995 net income for the period would have decreased by FF 46 million. See Note 1 to CarnaudMetalbox's Interim Consolidated Financial Statements.

 Results of Operations--1994 Compared to 1993; 1993 Compared to 1992

  Results of operations in 1994 compared to 1993 and 1993 compared to 1992 were affected by the impact of appreciation of the French franc relative to the Italian lira, British pound, Spanish peseta and U.S. dollar, which adversely affected net sales and operating income generated in these currencies when translated into French francs. Appreciation of the French franc and German mark also contributed to increasingly competitive market conditions in France and Germany as economic recession weakened demand in 1993 and imports became cheaper. These effects were partially offset by stronger demand and expanded export opportunities in the United Kingdom, Italy and Spain.

 Net Sales

  In 1994 consolidated net sales increased 2.3% to FF 24,890 million from FF 24,340 million in 1993. The increase reflected increased net sales in the metal packaging and engineering and other segments partially offset by decreased net sales in the plastic packaging segment. The effect of currency fluctuation on translation of local currency net sales into French francs reduced consolidated net sales stated in French francs by approximately 2.2% in 1994 compared to 1993.

  In 1993 consolidated net sales decreased 2.0% to FF 24,340 million from FF 24,830 million in 1992, reflecting currency translation effect, which reduced consolidated net sales by approximately 5.0% in 1993 compared to 1992. Net sales decreased in the plastic packaging and engineering and other segments and increased in the metal packaging segment.

  The following table sets forth CarnaudMetalbox's net sales by division for the periods shown. The divisional net sales amounts set forth in the table below and in the following discussion include inter-divisional sales. Accordingly, the sum of divisional net sales exceeds total segment and consolidated net sales.

                                  1992                    1993                    1994
                         ----------------------- ----------------------- -----------------------
                                        % OF                    % OF                    % OF
                             FF     CONSOLIDATED     FF     CONSOLIDATED     FF     CONSOLIDATED
                         (MILLIONS)  NET SALES   (MILLIONS)  NET SALES   (MILLIONS)  NET SALES
                         ---------- ------------ ---------- ------------ ---------- ------------
Metal Packaging.........   17,842      71.9%       17,890      73.5%       18,610      74.8%
                           ------                  ------                  ------
 Food cans..............    9,008      36.3%        8,302      34.1%        8,526      34.3%
 Beverage Cans..........    2,438       9.8%        2,258       9.3%        2,811      11.3%
 Specialty Packaging....    2,436       9.8%        2,347       9.6%        2,304       9.3%
 Food closures..........    1,330       5.4%        2,047       8.4%        1,982       8.0%
 Aerosols...............    1,020       4.1%        1,028       4.2%        1,098       4.4%
 Asia-Pacific...........      953       3.8%        1,295       5.3%        1,421       5.7%
 Africa, Middle East and
  Caribbean.............      998       4.0%          864       3.6%          707       2.8%
 Eliminations...........     (341)     (1.3%)        (251)     (1.0%)        (239)     (1.0%)
                           ------                  ------                  ------
Plastic Packaging.......    5,598      22.5%        5,328      21.9%        5,040      20.2%
                           ------                  ------                  ------
 Food, Beverage and
  Household.............    3,051      12.3%        2,845      11.8%        2,473       9.9%
 Health and Beauty......    2,469       9.9%        2,392       9.8%        2,479      10.0%
 Africa, Middle East and
  Caribbean.............       79       0.3%           78       0.3%           79       0.3%
 Asia-Pacific...........       21       0.1%           54       0.2%           51       0.2%
 Eliminations...........      (22)     (0.1%)         (41)     (0.2%)         (42)     (0.2%)
                           ------                  ------                  ------
Engineering and Other...    1,390       5.6%        1,122       4.6%        1,240       5.0%
                           ------                  ------                  ------
 Engineering............      894       3.6%          783       3.2%          938       3.8%
 Other and Regional.....      625       2.5%          469       1.9%          435       1.7%
 Eliminations...........     (129)     (0.5%)        (130)     (0.5%)        (133)     (0.5%)
Consolidated............   24,830       100%       24,340       100%       24,890       100%

  Metal Packaging. Net sales in the metal packaging segment increased 4.0% in 1994 to FF 18,610 million from FF 17,890 million in 1993, reflecting increased net sales in the food can, beverage can and aerosols divisions, partially offset by decreased net sales in the specialty packaging and food closures divisions. In 1993, metal packaging net sales increased 0.3% to FF 17,890 million from FF 17,842 million in 1992, primarily reflecting increased net sales in the food closures division partially offset by decreased net sales in the food can, specialty packaging, aerosols and beverage can divisions. Currency translation effect reduced metal packaging net sales by 2.4% in 1994 compared to 1993, and by approximately 5.7% in 1993 compared to 1992.

  Food can net sales increased 2.7% in 1994 to FF 8,526 million from FF 8,302 million, reflecting increased sales volume attributable to expanded operations in Eastern Europe and demand for new products launched in recent years, including stackable cans, easy-open ends and cans and ends made of ferrolite, as well as increased prices in local currency terms. The volume and price increases were partially offset by currency translation effect, which reduced the division's net sales stated in French francs by approximately 2.2% in 1994 compared to 1993. Food can net sales decreased 7.8% in 1993 to FF 8,302 million from FF 9,008 million in 1992, reflecting currency translation effect, which reduced net sales stated in French francs by approximately 6.9% in 1993 compared to 1992, as well as decreased prices in local currency terms and lower sales volume.

  Food closures net sales decreased 3.2% in 1994 to FF 1,982 million from FF 2,047 million in 1993, principally reflecting currency translation effect, which reduced net sales stated in French francs by approximately 1.9% in 1994 compared to 1993. Food closures net sales increased 53.9% in 1993 to FF 2,047 million from FF 1,330 million in 1992, reflecting FF 935 million of net sales attributable to the acquisition of Anchor Hocking in January 1993 and slightly increased sales volume, partially offset by decreased prices in local currency terms and currency translation effect, which reduced net sales stated in French francs by approximately 15.4% in 1993 compared to 1992.

  Specialty packaging net sales decreased 1.8% in 1994 to FF 2,304 million from FF 2,347 million in 1993, principally reflecting lower sales volume and downward pressure on local currency prices in the industrial sector due to weak demand and a continuing trend towards plastic packaging for certain industrial products, as well as currency translation effect, which reduced net sales stated in French francs by approximately 0.6% in 1994 compared to 1993. These effects were offset in part by increased volume and higher local currency prices in the consumer goods sector. In 1993, specialty packaging net sales decreased 3.7% to FF 2,347 million from FF 2,436 million in 1992, principally due to currency translation effect, which reduced net sales stated in French francs by approximately 3.5% in 1993 compared to 1992, as well as lower sales volume and prices in the industrial sector which were partially offset by higher volume and local currency prices in the consumer sector.

  Aerosols net sales increased 6.8% in 1994 to FF 1,098 million from FF 1,028 million in 1993, reflecting increased sales volume and higher prices resulting from strong demand for new products introduced in recent years including ferrolite and the bi-can, offset in part by currency translation effect, which reduced net sales stated in French francs by approximately 2.6% in 1994 compared to 1993. Aerosols net sales increased 0.8% in 1993 to FF 1,028 million from FF 1,020 million in 1992, as demand for new products enabled CarnaudMetalbox to increase local currency prices on increased volume, mostly offset by currency translation effect, which reduced net sales stated in French francs by approximately 8.9% in 1993 compared to 1992.

  Beverage can net sales increased 24.5% in 1994 to FF 2,811 million from FF 2,258 million in 1993, reflecting significantly increased volume as a result of market share gains, market growth due to an unusually hot summer in CarnaudMetalbox's principal markets in Europe and operation of a new plant in Turkey for the full year, offset in part by currency translation effect, which reduced net sales stated in French francs by approximately 3.1% in 1994 compared to 1993 and by a slight decrease in local currency prices. Beverage can net sales decreased 7.4% in 1993 to FF 2,258 million from FF 2,438 million in 1992, reflecting currency translation effect, which reduced net sales stated in French francs by approximately 8.4% in 1993 compared to 1992, lower local currency prices and decreased sales volume in Europe as industry overcapacity generated intense competitive pressure, partially offset by sales volume from a new plant in Turkey which commenced operation in the second half of the year.

  Net sales of metal packaging in the Asia-Pacific region increased 9.7% in 1994 to FF 1,421 million from FF 1,295 million in 1993, as CarnaudMetalbox slightly increased local currency prices on increased sales volume. Net sales of metal packaging in the Asia-Pacific region increased 35.9% in 1993 to FF 1,295 million from FF 953 million in 1992, reflecting the acquisition of Fima Metal Box Bhd. Declining local currency prices in Thailand and lower volumes were generally offset by currency translation effect, which increased net sales stated in French francs by approximately 9.3% in 1993 compared to 1992.

  Net sales of metal packaging in the Africa, Middle East and Caribbean region decreased 18.2% in 1994 to FF 707 million from FF 864 million in 1993, reflecting the effects of continued economic and political turmoil in Nigeria on metal packaging operations in that country, as the effect of a significant devaluation of the CFA (African Francophone Confederation) franc relative to the French franc on translation of CFA franc net sales into French francs, was mostly offset by higher local currency prices. Net sales of metal packaging in the Africa, Middle East and Caribbean region decreased 13.4% in 1993 to FF 864 million from FF 998 million in 1992, primarily reflecting the deconsolidation of Tunisian metal packaging operations in the second half of 1993 offset in part by currency translation effect.

  Plastic Packaging. In 1994, plastic packaging net sales decreased 5.4% to FF 5,040 million from FF 5,328 million in 1993, reflecting a 13.1% decrease in net sales from the food, beverage and household plastics division partially offset by a 3.6% increase in net sales in the health and beauty plastics division. In 1993, plastic packaging net sales decreased 4.8% to FF 5,328 million from FF 5,598 million in 1992, reflecting a 6.8% decrease in net sales in the food, beverage and household plastics division and a 3.1% decrease in net sales in the health and beauty plastics division. Currency translation effect reduced plastic packaging net sales stated in French francs by approximately 1.6% in 1994 compared to 1993, and by approximately 2.7% in 1993 compared to 1992.

  Net sales in the food, beverage and household plastics division decreased 13.1% in 1994 to FF 2,473 from FF 2,845 in 1993. The decrease resulted from currency translation effect, which resulted in a decrease of approximately 1.0% in the division's net sales stated in French francs in 1994 compared to 1993, as well as lower prices and volumes due to raw material cost decreases in the first half of the year, which were passed along to customers, as well as the recession in Europe and industry overcapacity. The foregoing factors were partially offset by net effect of acquisitions and dispositions, which contributed approximately FF 270 million to net sales in 1994 compared to 1993. Net sales in the food, beverage and household plastics division decreased 6.8% in 1993 to FF 2,845 million from FF 3,051 million in 1992. The decrease reflects currency translation effect, which resulted in a decrease of approximately 4.8% in the division's net sales stated in French francs in 1993 compared to 1992, as well as decreased prices following decreases in raw material costs. The effect on net sales in 1993 compared to 1992 of disposition of CarnaudMetalbox's High Performance plastics business in the second half of 1993 was mostly offset by the effect of the acquisition of Zeller Plastik in September.

  Net sales in the health and beauty plastics division increased 3.6% in 1994 to FF 2,479 million from FF 2,392 million, as lower local currency prices and currency translation effect, which resulted in a decrease of approximately 1.1% in the division's net sales stated in French francs in 1994 compared to 1993, were more than offset by the inclusion of Zeller Plastik net sales for the full year. Net sales in the health and beauty plastics division decreased 3.1% in 1993 to FF 2,392 million from FF 2,469 million in 1992, reflecting lower prices following decreases in raw material costs and lower volumes resulting from increased competition and delayed new product launches, partially offset by net sales attributable to the acquisition of Zeller Plastik in September 1993 and currency translation effect, which resulted in an increase of approximately 0.3% in the division's net sales stated in French francs in 1993 compared to 1992.

  Engineering and Other. In 1994, engineering net sales increased 19.8% to FF 938 million (including intercompany sales of FF 155) from FF 783 million (including intercompany sales of FF 163) in 1993 due to strong demand for new technology and currency translation effect, which increased the division's net sales stated in French francs by approximately 1.8% in 1994 compared to 1993. In 1993, engineering net sales decreased 12.4% to FF 783 million from FF 894 million in 1992, reflecting lower demand by bottlers for new equipment and currency translation effect, which reduced the division's net sales stated in French francs by approximately 1.6% in 1993 compared to 1992.

  Other and regional net sales consist of a glass bottle business in Nigeria and other non-core businesses, most of which had been disposed of at June 30, 1995. Other net sales decreased 7.2% to FF 435 million in 1994 from FF 469 million in 1993, which was 25.0% lower than 1992 net sales of FF 625 million. The decreases principally reflect declines in sales volumes in Nigeria as a result of supply difficulties due to the economic and political situation, as well as currency translation effect, which reduced the division's net sales stated in French francs by approximately 1.4% in 1994 compared to 1993 and approximately 5.0% in 1993 compared to 1992.

 Cost of Sales, Selling and General Expense and Research and Development
Expense

  Prior to 1993, CarnaudMetalbox did not record cost of sales and selling and administrative expense separately in its consolidated financial statements.

  Consolidated cost of sales increased 1.5% in 1994 to FF 19,315 million from FF 19,035 million in 1993. The increase principally reflected increased volume in the metal packaging segment and higher raw material prices, partially offset by increased productivity in each segment and currency translation effect, which reduced cost of sales in 1994 compared to 1993. As a percentage of net sales, cost of sales decreased to 77.8% in 1994 from 78.4% in 1993, reflecting productivity increases partially offset by increases in raw materials prices which were not fully reflected in product pricing.

  Selling and administrative expense increased 2.8% in 1994 to FF 1,883 million from FF 1,831 million in 1993, primarily reflecting expenses in connection with expansion of operations in Asia partially offset by currency translation effect, which reduced selling and administrative expense in 1994 compared to 1993. Selling and administrative expense represented 7.6% and 7.5% of net sales in each of 1994 and 1993, respectively.

  Research and development expense increased 16.8% in 1994 to FF 340 million (1.4% of net sales) from FF 291 million in 1993 (1.2% of net sales) reflecting CarnaudMetalbox's emphasis on development of new products.

  In 1993, cost of sales and selling and administrative expense decreased 0.9% to FF 20,866 million from FF 21,057 million in 1992. The decrease reflected decreased sales volume in the plastic packaging and engineering and other segments, increased productivity and currency translation effect, which reduced cost of sales and selling and administrative expense in 1993 compared to 1992, partially offset by higher raw material prices and sales volumes in the metal packaging segment. As a percentage of net sales, cost of sales and selling and administrative expense increased to 85.7% in 1993 from 84.8% in 1992.

  Research and development expense, which represented 1.2% of net sales in each of 1993 and 1992, decreased slightly in 1993 to FF 291 million from FF 296 million in 1992.

 Depreciation and Amortization

  Depreciation and amortization increased to FF 1,355 million in 1994 from FF 1,294 million in 1993 and FF 1,189 million in 1992. Depreciation increased 4.2% in 1994 to FF 1,240 million from FF 1,190 million in 1993, which was 6.8% higher than 1992 depreciation of FF 1,114 million in 1992. In each case, the increases reflected increases in depreciable fixed assets offset in part by currency translation effect.

  Amortization of goodwill increased to FF 115 million in 1994 from FF 104 million in 1993 and FF 75 million in 1992, primarily as a result of the acquisition of Anchor Hocking in January 1993 and Zeller Plastik in September 1993.

 Provision for Restructuring

  In 1994, provision for restructuring charged to results was FF 288 million and in addition, reserves of FF 5 million and FF 56 million were established in respect of reorganization costs in connection with the acquisition of Anchor Hocking and Zeller Plastik, respectively. In 1993, provision for restructuring charged to results was FF 306 million and in addition, reserves of FF 186 million and FF 90 million were established in respect of reorganization costs in connection with the acquisition of Anchor Hocking and Zeller Plastik, respectively. In 1992, provision for restructuring charged to results was FF 262 million. See Note 13-3 to the Consolidated Financial Statements for information regarding utilization of these provisions.

 Operating Income

  In 1994 consolidated operating income increased 8.0% to FF 1,709 million from FF 1,583 million in 1993. The increase primarily reflected increased operating income in the metal packaging segment, which accounted for 84.9% and 81.4% of consolidated operating profit in 1994 and 1993, respectively. Increased operating income in the metal packaging segment was partially offset by decreased operating income in the plastic packaging segment, which accounted for 14.3% and 20.0% of consolidated operating income in 1994 and 1993, respectively. Currency translation effect reduced consolidated operating income stated in French francs by approximately 2.8% in 1994 compared to 1993.

  Operating income in the metal packaging segment increased 12.7% in 1994 to FF 1,451 million from FF 1,288 million in 1993. The increase was attributable to increased margin in the beverage can, food can and aerosols divisions, partially offset by currency translation effect, which reduced operating income stated in French francs by approximately 3.5% in 1994 compared to 1993. Metal packaging operating income as a percentage of segment net sales increased to 7.8% in 1994 from 7.2% in 1993, reflecting improved gross margins due to productivity gains.

  The 22.5% decrease in operating income in the plastic packaging segment to FF 245 million in 1994 from FF 316 million in 1993 was primarily due to lower net sales and higher provision for restructuring, as well as currency translation effect, which reduced the segment's operating income stated in French francs by approximately 1.0% in 1994 compared to 1993. Plastic packaging operating income as a percentage of segment net sales decreased to 4.9% in 1994 from 5.9% in 1993, due to higher raw material prices not fully recovered in product pricing and higher restructuring costs.

  Operating income in the engineering and other segment improved to FF 13 million in 1994 from a loss of FF 21 million in 1993, primarily due to higher net sales and cost savings from plant closings in each of 1993 and 1992 in the engineering division and currency translation effect, which increased operating income stated in French francs by approximately FF 3 million in 1994 compared to 1993, partially offset by decreased operating income from other activities, principally the Nigerian glass operation. Engineering and other operating income (loss) as a percentage of segment net sales improved to 1.0% in 1994 from (1.9)% in 1993, due to increased productivity in the engineering division.

  In 1993 consolidated operating income decreased 21.9% to FF 1,583 million from FF 2,026 million in 1992, reflecting decreased operating income in each segment. Currency translation effect reduced consolidated operating income stated in French francs by 6.6% in 1993 compared to 1992. See Note 3 to CarnaudMetalbox's Consolidated Financial Statements.

  The metal packaging segment represented 81.4% and 81.8% of consolidated operating income in 1993 and 1992, respectively. Operating income in the metal packaging segment decreased 22.3% in 1993 to FF 1,288 million from FF 1,658 million in 1992, primarily as a result of lower prices, volume and margins in the beverage can division, lower local currency prices and volumes in Asia, expenses associated with planned expansion in the region, currency translation effect, which reduced the segment's operating income stated in French francs by approximately 5.7% in 1993 compared to 1992, and lower volumes and profitability in businesses affected by the recession in Germany. Metal packaging operating income as a percentage of segment net sales decreased to 7.2% in 1993 from 9.3% in 1992 principally due to lower volumes and prices in the beverage can division and reduced profitability in businesses affected by the recession in Germany.

  The plastic packaging segment represented 20.0% and 18.7% of consolidated operating income in 1993 and 1992, respectively. Operating income in the plastic packaging segment decreased 16.6% in 1993 to FF 316 million from FF 379 million in 1992, primarily as a result of lower prices and sales volumes and currency translation effect, which reduced the segment's operating income stated in French francs by approximately 3.0% in 1993 compared to 1992. Plastic packaging operating income as a percentage of segment net sales decreased to 5.9% in 1993 from 6.8% in 1992 due primarily to lower prices.

  Operating loss in the engineering and other segment increased in 1993 to a loss of FF 21 million from a loss of FF 11 million in 1992, reflecting decreased net sales and higher restructuring costs in the engineering division and the Nigerian glass business and currency translation effect, which reduced the segment's operating income stated in French francs by approximately FF 30 million in 1993 compared to 1992. Engineering and other operating loss as a percentage of net sales increased to 1.9% in 1993 from 0.8% in 1992 due primarily to restructuring costs associated with plant closings in the engineering division.

 Financial Expense (Net)

  Financial expense (net) includes total financial expense less total financial income and dividends received. See Note 16 to CarnaudMetalbox's Consolidated Financial Statements.

  In 1994 financial expense (net) decreased 7.8% to FF 530 million from FF 575 million in 1993, reflecting reduced levels of debt and improved management of working capital as well as the effect of currency fluctuation on translation of interest payments denominated in other currencies into French francs, which reduced financial expense (net) by approximately 1.6% in 1994 compared to 1993.

  In 1993 financial expense (net) decreased 10.4% to FF 575 million from FF 642 million in 1992, reflecting the generally lower interest rates as well as the effect of currency fluctuation on translation of interest payments denominated in other currencies which reduced financial expense (net) by approximately 7.9% in 1993 compared to 1992, offset by an increase in net debt primarily due to the acquisition of Anchor Hocking and Zeller Plastik.

 Gain on Disposals

  In 1994, gain on disposals of FF 242 million consisted of FF 219 million gain on sale of fixed assets, principally the Woodlands factory site in Singapore, and FF 23 million gain on disposal of the security printing and flexible businesses. In 1993, gain on disposals of FF 193 million principally consisted of FF 178 million gain on sale of the PET and High Performance plastics businesses. In 1992, gain on disposals of FF 235 million consisted of FF 201 million gain on sale of a cartons business in Asia Pacific and the Italian metal closures operation and FF 34 million gain on sale of other fixed assets.

 Taxation

  Consolidated income before taxation increased 18.3% to FF 1,421 million in 1994 from FF 1,201 million in 1993, which was 25.8% lower than 1992 consolidated income before taxation of FF 1,619 million.

  Statutory tax rates in CarnaudMetalbox's countries of operation range from approximately 30% to 50%. See Note 20 to CarnaudMetalbox's Consolidated Financial Statements. CarnaudMetalbox's effective tax rate decreased to 16% in 1994 from 21.7% in 1993 and 26.2% in 1992. The decreases reflected the lower tax rates on capital gains, which contributed more significantly to pre-tax income in 1993 and 1994, and the re-evaluation and subsequent reversal of provisions. At December 31, 1994, CarnaudMetalbox had available tax loss carryforwards worldwide of FF 1,750 million.

  Consolidated income from operations after taxation increased 28.1% to FF 1,176 million in 1994 from FF 918 million in 1993, which was 21.9% lower than 1992 consolidated income from operations of FF 1,175 million.

 Share of Profits of Associated Companies

  Share of profits of associated companies of FF 0 in 1994, FF 14 million in 1993 and FF 16 million in 1992 reflect CarnaudMetalbox's interest in the results of unconsolidated affiliates. Certain of these interests were disposed of in 1993 and others were consolidated in 1994. See Note 1 to CarnaudMetalbox's Consolidated Financial Statements.

 Minority Interests in Consolidated Subsidiaries

  Minority interests in consolidated subsidiaries primarily arise in connection with minority interests in packaging operations in the Asia-Pacific region, Italy, Greece and the Africa, Middle East and Caribbean region. Minority interest increased 133% from FF 97 million in 1993 to FF 226 million in 1994, principally reflecting minority interest in the FF 196 million non-recurring gain generated by the sale of a factory site in Singapore. In 1993, minority interest decreased 54.9% to FF 97 million from FF 215 million in 1992, reflecting the effect of devaluation of the Italian lira on translation of net income of FaBa S.p.a., CarnaudMetalbox's principal Italian packaging subsidiary, into French francs, as well as reduced profitability of partnership operations in Asia and Africa. In the first half of 1995, CarnaudMetalbox acquired the outstanding minority interest in FaBa S.p.a.

 Net Income

  Net income increased 13.8% to FF 950 million in 1994 from FF 835 million in 1993, which was 14.4% lower than 1992 net income of FF 976 million. Currency translation effect reduced net income stated in French francs by approximately 1.9% in 1994 compared to 1993 and approximately 5.7% in 1993 compared to 1992.

 Liquidity and Capital Resources

  CarnaudMetalbox's primary source of cash in 1994 was FF 2,447 million provided by operations, net of the effect of the difference between the FF 534 million of receivables sold by CarnaudMetalbox with limited recourse in 1994 and the FF 638 million of receivables sold in 1993. See Note 9 to CarnaudMetalbox's Consolidated Financial Statements. An additional FF 629 million, FF 597 million and FF 184 million were provided by proceeds on disposals, net increase in borrowing and capital increases in the first quarter of 1994, respectively. Uses of cash in 1994 consisted of capital expenditures of FF 1,896 million, redemption of FF 627 million of preference shares issued by a United Kingdom subsidiary, acquisition of businesses of FF 410 million (of which FF 16 million was goodwill) and dividends paid of FF 370 million.

  CarnaudMetalbox funds its short-term working capital requirements primarily through a FF 3 billion commercial paper program in France, supplemented by borrowings under revolving credit agreements with 10 banks for an aggregate of up to FF 3.0 billion at December 31, 1994 and June 30, 1995. Availability under these agreements, which expire in May 1998, was approximately FF 2.75 billion at December 31, 1994 and FF 2.61 billion at June 30, 1995. The consent of the lenders under these agreements will be required to maintain these facilities in connection with the Offer. See "THE OFFER--Operation of CarnaudMetalbox After the Offer."

  Short term borrowings at December 31, 1994 and June 30, 1995 consisted of the current portion of bank loans and overdrafts.

  On June 2, 1995, CarnaudMetalbox issued 3,416,667 shares in connection with the acquisition of the outstanding minority interest in FaBa S.p.a. See Note 2 to CarnaudMetalbox's Interim Consolidated Financial Statements.

  In June 1994, CarnaudMetalbox guaranteed 7.45% bonds due 2001 issued by a subsidiary. Approximately FF 1 billion of these bonds were outstanding at December 31, 1994. The consent of the holders of this indebtedness will be required in connection with the Exchange Offers.

  In May 1993, CarnaudMetalbox guaranteed US$205 million of indebtedness privately placed by a U.S. subsidiary in connection with the acquisition of Anchor Hocking at an average interest rate of 7.3%. Of this indebtedness, US$100 million matures in 2000 and US$105 million matures in 2005.

  Other long-term borrowings at December 31, 1994 principally comprised FF 1.1 billion of perpetual notes issued in 1991, FF 627 million of outstanding preference shares issued by a United Kingdom subsidiary, FF 250 million of outstanding borrowings under the revolving credit agreements referred to above and FF 286 million of obligations under finance leases. See Note 12 to CarnaudMetalbox's Consolidated Financial Statements.

  CarnaudMetalbox manages its exposure to fluctuations in interest rates, foreign exchange rates and commodity prices by seeking to match foreign currency assets and liabilities and by entering into currency and interest rate swaps and forward rate agreements and purchasing currency and interest rate options to cover foreign currency cashflows. CarnaudMetalbox manages its exposure to foreign currency fluctuation by netting its foreign currency commitments on a consolidated basis and hedging its net exposure. In 1995 CarnaudMetalbox began to seek to reduce exposure to commodity price fluctuations by hedging commitments through a combination of commercial supply contracts, forward swaps and options over commodity prices. CarnaudMetalbox policy with respect to financial hedging transactions requires its counterparties to be financial institutions with ratings ranging from A-1/P-1 or higher for short-term exposures to A or higher for long-term exposures. CarnaudMetalbox does not enter into leveraged or tiered contracts. See Note 24 to CarnaudMetalbox's Consolidated Financial Statements.

  CarnaudMetalbox reinsures a portion of its insured risks through a consolidated subsidiary.

 Capital Expenditures

  The following table sets forth CarnaudMetalbox's consolidated capital expenditures by segment for the periods shown.

                                                     1992      1993      1994
                                                   --------- --------- ---------
                                                    (MILLIONS OF FRENCH FRANCS)
     Metal Packaging..............................     1,179     1,125     1,540
     Plastic Packaging............................       420       385       382
     Engineering and Other........................       104        57        66
                                                   --------- --------- ---------
       Total......................................     1,703     1,567     1,988
                                                   ========= ========= =========

  Consolidated capital expenditure in 1994 of FF 1,540 million in the metal packaging segment principally related to investment to increase automation, improve productivity and install new metal printing technology in Europe and to construct and equip new plants in the Asia-Pacific region. Capital expenditure of FF 382 million in the plastic packaging segment principally related to new equipment and automation in connection with reorganization of the food, beverage and household plastics divisions and additions to capacity in the U.S., Mexico and the Asia-Pacific region, as well as client-specific molds and improvements in its plants and equipment to increase automation and productivity and enhance quality. Capital expenditure of FF 66 million in the engineering and other segment principally related to improvements in its plants and new equipment.

  Capital expenditure in 1993 of FF 1,125 million in the metal packaging segment principally related to investment to build capacity in new products including easy-open ends, commence installation of new metal printing technology, and construct a beverage plant in Turkey, new plants in the Asia-Pacific region and a new aerosols plant in France, as well as improvements in plants and equipment. Capital expenditure of FF 385 million in the plastic packaging segment principally related to investment to build capacity in new products, install new printing technology and improvements in plants and equipment, as well as client-specific molds. Capital expenditure of FF 57 million in the engineering and other segment principally related to rebuilding of a glass furnace in Nigeria, as well as improvements in plants and equipment.

  Capital expenditure in 1992 of FF 1,179 million in the metal packaging segment principally related to investment to build capacity in new products including easy-open ends, as well as improvements in plants and equipment. Capital expenditure of FF 420 million in the plastic packaging segment principally related to investment in new product molds, as well as improvements in plant and equipment. Capital expenditure of FF 104 million in the engineering and other segment principally related to a variety of projects to build capacity and improve efficiency.

  CarnaudMetalbox's budget for 1995 included consolidated capital expenditures of approximately FF 2,300 million; CarnaudMetalbox currently expects that such expenditures will be approximately FF 2,000 in 1995. These expenditures principally include additions to capacity in the Asia-Pacific region through construction and equipping of four new plants in China and one new plant in Vietnam and construction and equipping a new plant in connection with relocation of production in Singapore, conversion of beverage lines to production of the lighter "202" cans and use of tinplate, additions to capacity in easy-open ends, construction of a new metal closures plant in the U.S. and continued installation of new printing technology in the metal packaging segment, investment in new product molds and new plants in Poland and China in the plastic packaging segment, and improvements in plants and equipment to increase automation and productivity and enhance quality in each segment. At June 30, 1995, approximately FF 847 million of these expenditures had been made. Although CarnaudMetalbox expects that cash flow from operating activities will provide sufficient funds for the remainder of these expenditures, depending upon its evaluation of growth opportunities and other existing market conditions, external financing may be utilized from time to time.

  See "--General--Environmental Matters" and Note 13-5 to CarnaudMetalbox's Consolidated Financial Statements for a discussion of potential capital expenditure in connection with environmental matters.

  Research and development expenditures are disclosed under cost of sales, selling and general and research and development expense. For a discussion of historical research and development expenditures, see "--General--Research and Development" and "--Results of Operations--Cost of Sales, Selling and General and Research and Development Expense" above. CarnaudMetalbox has budgeted FF 370 million for research and development expense in 1995, of which approximately FF 180 million had been spent at June 30, 1995.

 U.S. GAAP Reconciliation

  CarnaudMetalbox prepares its financial statements in accordance with French law. The accounting principles applied by CarnaudMetalbox differ in certain material respects from U.S. GAAP. Note 2 to CarnaudMetalbox's Consolidated Financial Statements, which are included elsewhere in this Proxy Statement/Prospectus, contains a reconciliation of CarnaudMetalbox's net income for the years ended December 31, 1993 and 1994 and shareholders' equity as of December 31, 1993 and 1994.

  CarnaudMetalbox's approximate net income for the six months ended June 30, 1995 and 1994 calculated in accordance with U.S. GAAP was FF 505 million and FF 468 million, respectively, compared to CarnaudMetalbox's reported net income for such periods of FF 540 million and FF 510 million, respectively. CarnaudMetalbox's approximate shareholders' equity as of June 30, 1995 and 1994 calculated in accordance with U.S. GAAP was FF 10,075 million and FF 9,511 million, respectively, compared to CarnaudMetalbox's reported shareholders' equity as of such dates of FF 12,007 million and FF 11,269 million, respectively.

  CarnaudMetalbox's approximate net income for the years ended December 31, 1994 and 1993 calculated in accordance with U.S. GAAP was FF 1,001 million and FF 714 million, respectively, compared to CarnaudMetalbox's reported net income for such periods of FF 950 million and FF 835 million, respectively. CarnaudMetalbox's approximate shareholders' equity as of December 31, 1994 and 1993 calculated in accordance with U.S. GAAP was FF 10,174 million and FF 9,502 million, respectively, compared to CarnaudMetalbox's reported shareholders' equity as of such dates of FF 11,679 million and FF 11,118 million, respectively.

  The principal differences in the accounting principles applied by CarnaudMetalbox and U.S. GAAP are the treatment of: (1) income taxes (primarily relating to the application of SFAS 109 under U.S. GAAP effective as of January 1, 1993); (2) amortization of intangible assets, including the goodwill arising as a result of the 1989 merger of Carnaud and MB Packaging which CarnaudMetalbox does not amortize but which must be amortized over a period of up to 40 years under U.S. GAAP; (3) the loss incurred by CarnaudMetalbox upon the redemption of certain preference shares, which CarnaudMetalbox deferred but which must be charged to income under U.S. GAAP; (4) certain restructuring costs which CarnaudMetalbox provided for but which are not permitted under U.S. GAAP; (5) pension plans (primarily relating to the application of SFAS 87 and SFAS 88 under U.S. GAAP); and (6) post-retirement benefits (primarily relating to the application of SFAS 106 under U.S. GAAP).

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  Pursuant to French company law, any individual or entity, acting alone or in concert with others, that, directly or indirectly, acquires more than one-twentieth, one-tenth, one-fifth, one-half or two-thirds of the share capital of a listed company (or, having acquired any of such amounts, disposes of sufficient shares to own less than any of such amounts) must notify the company within 15 calendar days, and the CBV within five trading days, of the date of such acquisition or disposition, of the number of shares it holds (including any rights to acquire further shares) and the voting rights attached thereto. In addition, Article 18 of the CarnaudMetalbox statuts, or charter, provides that any individual or entity, acting alone or in concert with others, that, directly or indirectly, acquires more than 1% (or any multiple thereof) of the share capital or voting rights of CarnaudMetalbox (or, having acquired such amount, disposes of sufficient shares to own less than such amount) must notify CarnaudMetalbox within 15 calendar days. This obligation to notify CarnaudMetalbox ceases when the individual or entity acquires a percentage of the share capital or voting rights which reaches the threshold of 10%.

  Based on information provided by CGIP, as of October 31, 1995, CarnaudMetalbox had two registered holders of more than 5% of the outstanding CarnaudMetalbox Shares. As of such date, CGIP beneficially owned, directly or indirectly, 30.4% of the outstanding CarnaudMetalbox Shares, and Parfinance owned 6.6% of the outstanding CarnaudMetalbox Shares. As the vast majority of CarnaudMetalbox Shares beneficially owned by persons other than CGIP and Parfinance are held in bearer form, CGIP has advised Crown that it does not know the approximate number of holders of the CarnaudMetalbox Shares. As of October 31, 1995, there were 86,051,191 CarnaudMetalbox Shares outstanding, of which 30,877,155 were entitled to double voting rights.

INFORMATION AS TO ADDITIONAL CROWN DIRECTORS AFTER THE OFFER

  Pursuant to the Shareholders Agreement and subject to the terms and conditions thereof, Crown will agree to appoint three designees of CGIP (the "CGIP Designees") to Crown's Board of Directors as of the Closing Date of the Offer. Thereafter, during the Standstill Period (as defined in the Shareholders Agreement) and subject to the further provisions of the Shareholders Agreement, Crown will agree to support the nomination of, and to cause Crown's nominating committee (or any other committee exercising a similar function) to recommend to Crown's Board of Directors that (1) one CGIP Designee, so long as CGIP beneficially owns voting securities of Crown having voting power equal to or greater than 5% of the total voting power and less than 10% of the total voting power of Crown, (2) two CGIP Designees, so long as CGIP beneficially owns voting securities having voting power equal to or greater than 10% of the total voting power and less than 15% of the total voting power, and (3) three CGIP Designees, so long as CGIP beneficially owns voting securities having voting power equal to or greater than 15% of the total voting power, be included in the slate of nominees recommended by Crown's Board of Directors to shareholders for election as directors at each annual meeting of shareholders of Crown commencing with the 1996 annual meeting of shareholders. In the event that any of such designees shall cease to serve as a director for any reason, Crown will agree that Crown's Board of Directors will fill the vacancy resulting thereby, subject to the terms of the Shareholders Agreement, with a person designated by CGIP. See "THE SHAREHOLDERS AGREEMENT."

  Crown's Articles of Incorporation and Bylaws provide for a variable number of directors from 10 to 18. Presently, there are 14 directors on Crown's Board. Under the terms of the Shareholders Agreement, and subject to the terms thereof, as of the Closing Date, Crown's Board will consist of no more than 18 directors and will be reduced to 16 directors no later than immediately after the time of Crown's first annual meeting following the Closing Date. CGIP has informed Crown that the initial CGIP Designees will be Ernest-Antoine Seilliere, the Chairman and Chief Executive Officer of CGIP, Guy de Wouters, a Director of CGIP and Deputy Chairman of the Supervisory Board of CarnaudMetalbox, and Felix G. Rohatyn, an investment banker with Lazard Freres & Co. LLC.

  Based on information supplied by CGIP, none of such persons, during the last five years, was involved as a defendant in any legal proceedings that could adversely affect his capacity to serve as a member of Crown's Board. Set forth below is certain information in respect of the three initial CGIP Designees, as provided by CGIP:

 Ernest-Antoine Seilliere

  Mr. Seilliere, 57, is the Chairman and Chief Executive Officer of CGIP, Chairman of the supervisory board of CarnaudMetalbox and Chairman and Chief Executive Officer of Marine-Wendel, a societe anonyme organized under the laws of the Republic of France and the owner of a majority of the outstanding shares of CGIP ("Marine-Wendel"). He is also a member of the supervisory board of Peugeot S.A., the French car manufacturer, a member of the Board of Directors of Cap Gemini Sogeti, the French computer services and consulting company, Societe Generale, one of the largest French and European banks and Valeo, the French car components manufacturer.

  Mr. Seilliere is a French national. He graduated from Ecole Nationale d'Administration, which trains top French civil servants. Upon graduation, he joined the French diplomatic service and became a member of various ministerial cabinets. In 1975, he joined the Marine-Wendel Group, which was founded by his family in the 18th century and is still under the family's control. He is Chairman of Europlace, which is in charge of the development of the Paris Stock Exchange, and Vice-Chairman of the French Business Association (CNPF). He is a Chevalier in the Legion d'Honneur.

 Guy de Wouters

  Mr. de Wouters, 65, has been a Director of CGIP since 1984 and is Deputy Chairman of the Supervisory Board of CarnaudMetalbox.

  Following a long career (1956-83) with the Royal Dutch/Shell Group of Companies where his last assignment was as Head of Group, Strategic Planning in London, Mr. de Wouters joined the Boards of CGIP and Societe Generale de Belgique in 1985 and has served on the Boards of Societe Generale de Belgique subsidiaries such as Petrofina and Union Miniere.

  Mr. de Wouters currently serves on the Boards of Directors of Electrabel and Powerfin (Belgian utility companies) as well as of Marine-Wendel and Suez Industries (a diversified financial holding company).

  Mr. de Wouters is also a Director and Chairman of the audit committee of Eurotunnel, the company that recently built and operates the rail tunnel under the Channel between Great Britain and France.

  Mr. de Wouters is of Belgian nationality. He graduated in Law and Business Administration from the University of Leuven (Belgium). He plays an active part in cultural sponsorship activities and is a Chevalier in the Legion d'Honneur (France) and in the Ordre de la Couronne et de Leopold (Belgium).

 Felix G. Rohatyn

  Mr. Rohatyn, 67, is a managing director of the New York investment banking house, Lazard Freres & Co. LLC. He joined the firm in 1948 and became a partner in 1960. He is widely recognized in the investment banking community as one of the preeminent experts in corporate mergers and acquisitions.

  Mr. Rohatyn also served from 1975 to 1993 as the Chairman of the Municipal Assistance Corporation for the City of New York (a State agency). In this position, and earlier as Special Advisor to the Governor and a member of the Emergency Financial Control Board, he directed the negotiations that restructured the City's obligations during the fiscal crisis of the mid-1970s.

  Mr. Rohatyn serves on the boards of directors of Pfizer Inc., Howmet Corporation and General Instrument. He was formerly a member of the Board of Governors of the NYSE. He is a member of the Council on Foreign Relations. He is also a Vice-Chairman of Carnegie Hall and a number of other non-profit organizations.

  Mr. Rohatyn was born in Vienna, Austria on May 29, 1928. He graduated from Middlebury College in Vermont in 1948. He holds honorary degrees from a number of universities. He is a member of the American Academy of Arts and Sciences. He is a commander in the Legion d'Honneur.

                        CROWN CORK & SEAL COMPANY, INC.

GENERAL

  Crown is a leading worldwide manufacturer of metal and plastic packaging products. The products include metal cans for beverage, food and aerosol products, plastic containers for beverage, processed food and other products, metal crowns (also known as bottle caps), metal and plastic closures and composite containers. Crown also manufactures filling, packaging and handling machinery for the bottling industry.

  In the United States, Crown is one of the two leading manufacturers of beverage cans and, including its operations in Canada and Mexico, management believes Crown is the largest manufacturer of beverage cans in North America. Based on management estimates and industry sources, Crown is also among the leading worldwide manufacturers of plastic containers, food cans, aerosol cans, plastic and metal closures and metal crowns.

  The metal packaging businesses are organized into the North American Division, comprised of the United States, Canada, Mexico and Central America, and the International Division, which covers the rest of the world. Following the October 1992 acquisition of CONSTAR International Inc. ("CONSTAR"), Crown created the Plastics Division, which included CONSTAR and two plastic closure businesses. Crown also has a Machinery Division. Crown's Technical Center, located near Chicago, Illinois, is a premier product development and research center supporting the packaging businesses worldwide. Subsidiaries involved in aluminum scrap and used beverage can recycling, coil coating and shearing, and machine engineering and maintenance support primarily the North American Division.

  Crown was founded in 1892. The principal executive offices are located at 9300 Ashton Road, Philadelphia, Pennsylvania 19136, and the telephone number at such address is (215) 698-5100.

  For information as to the market value of shares of Crown Common Stock, see "COMPARATIVE MARKET PRICE DATA."

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  The following table sets forth, as of October 23, 1995, information with respect to the beneficial ownership of Crown Common Stock of each director of Crown and the percentage of issued and outstanding shares of Crown Common Stock such ownership represents, calculated in accordance with the rules of the Exchange Act.

                                                SHARES OF CROWN
                                                COMMON STOCK AND
                                              NATURE OF BENEFICIAL
     NAME                                          OWNERSHIP       PERCENTAGE(1)
     ----                                     -------------------- -------------
   William J. Avery(2)(3)....................      5,547,673          6.122%
   Henry E. Butwel...........................         99,100          0.109%
   Charles F. Casey..........................          4,000          0.004%
   Francis X. Dalton.........................         66,761          0.074%
   Francis J. Dunleavy.......................          6,600          0.007%
   Chester C. Hilinski.......................         16,100          0.018%
   Richard L. Krzyzanowski(4)................        133,198          0.147%
   Josephine C. Mandeville...................        312,900          0.345%
   Michael J. McKenna(5).....................        127,114          0.140%
   Alan W. Rutherford(3)(6)..................      5,401,703          5.961%
   J. Douglass Scott.........................         12,000          0.013%
   Robert J. Siebert.........................         46,170          0.051%
   Harold A. Sorgenti........................          4,800          0.005%
   Edward P. Stuart..........................        234,988          0.259%

                                                    (See footnotes on next page)

--------
(1) As this information is presented as of October 23, 1995, the percentage reflected does not give effect to the proposed issuance of Crown Common Stock and Crown Acquisition Preferred Stock pursuant to the proposed transaction with CarnaudMetalbox.
(2) Includes 20,000 shares owned by a charitable foundation of which Mr. Avery is one of three trustees and 32,800 shares subject to presently exercisable options held by Mr. Avery.
(3) Includes 5,372,215 shares of Crown Common Stock held in the Crown Cork & Seal Company, Inc. Master Retirement Trust (the "Trust") as of October 31, 1995 on behalf of various Crown pension plans (the "Trust Shares"). Under the Trust, the Benefits Plans Investment Committee (the "Investment Committee") has sole voting and dispositive power with respect to the Trust Shares. As a member of the Investment Committee, the named executive officer of Crown may be deemed to beneficially own such Trust Shares.
(4) Includes 3,700 shares owned by a charitable foundation of which Mr. Krzyzanowski is one of five trustees, 5,100 shares subject to presently exercisable options held by Mr. Krzyzanowski and 31,750 shares held by a charitable remainder trust of which Mr. Krzyzanowski is a trustee.
(5) Includes 4,300 shares owned by a charitable foundation of which Mr. McKenna is one of eight trustees and 11,100 shares subject to presently exercisable options held by Mr. McKenna.
(6) Includes 12,000 shares subject to presently exercisable options held by Mr. Rutherford.

  As of October 23, 1995, Mark W. Hartman, Executive Vice President, Corporate Technologies, was the beneficial owner of 52,762 shares of Crown Common Stock (including 7,275 shares subject to presently exercisable options) or 0.058% of the outstanding shares, and Hans J. Loliger, Executive Vice President and President of the Plastics Division of Crown, was the beneficial owner of 22,046 shares of Crown Common Stock (including 12,625 shares subject to presently exercisable options) or 0.024% of the outstanding shares. As of October 23, 1995, all directors and executive officers of Crown as a group of 22 including the foregoing were beneficial owners of 6,900,095 shares of Crown Common Stock or 7.615% of the outstanding shares (including the shares beneficially owned by the Investment Committee discussed in note (3) to the table above).

  Not included in the table above are 7,840,850 shares of Crown Common Stock beneficially owned by The Connelly Foundation, a private charitable foundation located in West Conshohocken, Pennsylvania. Messrs. Avery and Hilinski and Mrs. Mandeville are three of 15 Trustees of The Connelly Foundation and disclaim any beneficial ownership of these shares. In addition, not included in the above table are 72,598 shares of Crown Common Stock held in the Josephine C. Connelly Trust, of which Mrs. Mandeville is one of the Trustees and in which shares she disclaims any beneficial ownership. Also not included are 36,942 shares of Crown Common Stock held under the will of John F. Connelly of which Mrs. Mandeville and Mr. Hilinski are Trustees and in which shares Mrs. Mandeville and Mr. Hilinski disclaim any beneficial ownership.

  The officers and directors of Crown, in respect of the securities of Crown listed above, have sole voting and investment power, except as to the shares held in the aforementioned trusts and charitable foundations, which respect to which the Trustees have shared voting and investment power.

  As of November 10, 1995, The Connelly Foundation was the beneficial owner of 7,840,850 shares of Crown Common Stock, constituting 8.7% of the Crown Common Stock outstanding. In addition, according to reports dated September 8, 1995 filed with the SEC, Janus Fund, an investment company registered under the Investment Company Act of 1940, beneficially owned 6,689,975 shares or 7.4% of the outstanding Crown Common Stock as of August 31, 1995. Also based on reports filed with the SEC, Janus Capital, a registered investment advisor, furnishes investment advice to certain investment companies registered under the Investment Company Act of 1940 (including Janus Fund). As a result of such activity, Janus Capital (together with its principal Thomas H. Bailey) may be deemed to be the beneficial owner of 10,206,636 shares or 11.3% of the outstanding Crown Common Stock as of August 31, 1995. As discussed in Note (3) to the table above, as of October 31, 1995, the Investment Committee of Crown beneficially owned 5,372,215 shares of Crown Common Stock, constituting 5.93% of the Crown Common Stock outstanding.

  Crown has, to the best of its knowledge, no other beneficial owner of more than 5% of the outstanding Crown Common Stock.

        UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma consolidated condensed financial statements give effect to the acquisition of CarnaudMetalbox under the purchase method of accounting. Under the purchase method of accounting, the total purchase cost will be allocated to the assets and liabilities of CarnaudMetalbox based upon their relative fair values. The accompanying pro forma consolidated condensed financial statements do not reflect any allocation of purchase price to assets and liabilities since the appraisals and other studies on which the allocation will be based are not yet completed. Accordingly, the final allocations will be different from the amounts reflected herein. The unaudited pro forma consolidated condensed balance sheet combines the historical consolidated balance sheets of Crown and CarnaudMetalbox giving effect to the acquisition as if it had occurred on June 30, 1995. The unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 1994 and the six months ended June 30, 1995 combine the historical consolidated statements of operations of Crown and CarnaudMetalbox giving effect to the acquisition as if it had occurred on January 1, 1994.

  The unaudited pro forma consolidated condensed financial statements are for illustrative purposes only and have been presented to meet the requirements of the SEC. They are not necessarily indicative of the results of operations that might have occurred had the acquisition actually taken place on January 1, 1994 or the actual financial position that might have resulted had the acquisition been consummated on June 30, 1995, or of future results of operations or financial position of Crown. Crown believes that the assumptions used, and sensitivity analyses presented, in the unaudited pro forma consolidated condensed financial statements are reasonable given the current structure of the Offer. Significant changes to the structure of the Offer may have a material effect on the unaudited pro forma consolidated condensed financial statements. Crown also believes that any further adjustments to the unaudited pro forma consolidated condensed financial statements, other than in respect of the preceding sentence or in respect of transition and restructuring costs and expenses, would not have a material effect on these statements.

  The unaudited pro forma consolidated condensed financial statements are based on the historical consolidated financial statements of Crown and CarnaudMetalbox and should be read in conjunction with such historical financial statements and the notes thereto, which are, in the case of CarnaudMetalbox, included elsewhere in this Proxy Statement/Prospectus, and, in the case of Crown, incorporated by reference herein. Furthermore, the historical financial statements for CarnaudMetalbox, prepared in accordance with French law (see "CARNAUDMETALBOX--Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Six Months Ended June 30, 1995 Compared to Six Months Ended June 30, 1994") and presented in French francs, have for purposes of preparing these pro forma consolidated condensed financial statements been conformed to comply with U.S. GAAP and, in accordance with SFAS No. 52, have been translated to U.S. dollars at an assumed exchange rate equal to FF 5.511/$1.00 (the Average 1994 Noon Buying Rate) and FF 4.992/$1.00 (the Average Six Month 1995 Noon Buying Rate) for the pro forma statements of operations presented for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively, and FF 4.853/$1.00 (the June 1995 Noon Buying Rate) for the pro forma balance sheet presented as of June 30, 1995. See Note 2 of CarnaudMetalbox's consolidated financial statements for a reconciliation of CarnaudMetalbox's 1994 and 1993 net income and shareholders' equity to U.S. GAAP. Such translations should not be construed as representations that French franc amounts represent, have been or could be converted into, U.S. dollars at that or any other rate. The Noon Buying Rate on November 10, 1995 was FF 4.872/$1.00. The use of exchange rates different from those used in the unaudited pro forma consolidated condensed financial statements could have a material impact on the information presented therein. Certain information presented in the unaudited pro forma consolidated condensed financial statements is calculated based upon the Noon Buying Rate as of October 31, 1995 which was FF 4.891/$1.00, as expressly noted therein.

  The unaudited pro forma consolidated condensed financial statements are based in part on the historical consolidated financial statements of CarnaudMetalbox included elsewhere in this Proxy Statement/Prospectus. Although Crown has no knowledge that would indicate such financial statements are materially inaccurate or incomplete, Crown did not prepare such financial statements and is not in a position to verify the information therein.

  SEE THE NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS FOR A DESCRIPTION OF THE PRINCIPAL ASSUMPTIONS MADE IN THE PREPARATION OF THE PRO FORMA INFORMATION. THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS DO NOT REFLECT FINANCIAL RESULTS FOR CROWN OR CARNAUDMETALBOX AFTER JUNE 30, 1995. SEE "SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION--CROWN CORK & SEAL COMPANY, INC.--RECENT DEVELOPMENTS" AND "-- CARNAUDMETALBOX--RECENT DEVELOPMENTS."

            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1995

                                   UNAUDITED

                                                   ASSUMING 51% TENDERED   ASSUMING 100% TENDERED
                                                  CARNAUDMETALBOX SHARES   CARNAUDMETALBOX SHARES
                           HISTORICAL AMOUNTS      36% UNITS/15% CASH(1)    50% UNITS/50% CASH(1)
                          ----------------------  -----------------------  -----------------------
                                                   PRO FORMA                PRO FORMA
                            CROWN        CMB      ADJUSTMENTS  PRO FORMA   ADJUSTMENTS  PRO FORMA
                          ----------  ----------  ----------- -----------  ----------- -----------
                                         (IN $ MILLIONS, EXCEPT PER SHARE DATA)
NET SALES...............  $    2,513  $    2,460              $     4,973              $     4,973
Costs of products sold..       2,086       1,919                    4,005                    4,005
Depreciation and
 amortization(2)(11)....         129         146     $  4             279     $  35            310
Selling and
 administrative
 expense................          72         234                      306                      306
Provision for
 restructuring(3).......          20          18                       38                       38
Interest expense(4).....          74          58       24             156        83            215
Interest income.........          (6)        (12)                     (18)                     (18)
Translation and exchange
 adjustments............           1           2                        3                        3
Preference share
 dividends and other....                     (21)                     (21)                     (21)
                          ----------  ----------     ----     -----------     -----    -----------
INCOME FROM OPERATIONS
 BEFORE INCOME TAXES....         137         116      (28)            225      (118)           135
Income taxes(5).........          41          16       (8)             49       (27)            30
Equity in earnings of
 affiliates.............           3           2                        5                        5
Minority interests......         (10)         (1)     (49)            (60)                     (11)
                          ----------  ----------     ----     -----------     -----    -----------
NET INCOME..............  $       89  $      101     $(69)    $       121     $ (91)   $        99
Crown Acquisition
 Preferred Stock
 dividends(6)...........                                8               8        11             11
                          ----------  ----------     ----     -----------     -----    -----------
Net income available for
 common stock...........  $       89  $      101     $(77)    $       113     $(102)   $        88
                          ==========  ==========     ====     ===========     =====    ===========
EARNINGS PER SHARE(12)..  $     0.99  $     1.19              $      0.98              $      0.71
AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING.....  89,920,245  84,605,561              114,779,464              124,202,796

                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                                 JUNE 30, 1995

                                   UNAUDITED

                                                                      ASSUMING 51% TENDERED       ASSUMING 100% TENDERED
                                                                     CARNAUDMETALBOX SHARES       CARNAUDMETALBOX SHARES
                                               HISTORICAL AMOUNTS     36% UNITS/15% CASH(1)        50% UNITS/50% CASH(1)
                                               --------------------  --------------------------   --------------------------
                                                                      PRO FORMA                    PRO FORMA
                                                 CROWN       CMB     ADJUSTMENTS    PRO FORMA     ADJUSTMENTS    PRO FORMA
                                               ---------- ---------  ------------   -----------   ------------   -----------
                                                             (IN $ MILLIONS, EXCEPT PER SHARE DATA)
ASSETS
Cash and cash equivalents(10(a)).............  $      69  $     474    $       (32)  $       511    $       (92)  $       451
Receivables..................................        911        899                        1,810                        1,810
Inventories..................................        945        936                        1,881                        1,881
Prepaid expenses and other current assets....         72        503                          575                          575
Long-term receivables........................         66         19                           85                           85
Investments..................................         57         41                           98                           98
Excess of purchase price over net assets
 acquired, net of amortization(2)(7)(10(b))..      1,112      1,292            392         2,796          1,915         4,319
Property, plant and equipment(2)(7)..........      1,937      1,766                        3,703                        3,703
Other non-current assets.....................        109                                     109                          109
                                               ---------  ---------    -----------   -----------    -----------   -----------
  TOTAL ASSETS...............................  $   5,278  $   5,930    $       360   $    11,568    $     1,823   $    13,031
                                               =========  =========    ===========   ===========    ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term debt and current portion of long-
 term debt...................................  $   1,087  $     568                  $     1,655                  $     1,655
Accounts payable and accrued liabilities.....        700      1,383                        2,083                        2,083
Other current liabilities(10(c)).............         13         72    $        42           127    $        23           108
Long-term debt, excluding current
 maturities(4)(7)............................      1,152      1,055            582         2,789          1,975         4,182
Postretirement and pension liabilities.......        627        127                          754                          754
Other non-current liabilities................        127        361                          488                          488
Minority interests...........................        102        288            431           821                          390
Crown Acquisition Preferred Stock(7).........                                  358           358            494           494
Crown Common Stock(10(d))....................        593        177            (53)          717             (6)          764
Retained earnings(10)(e))....................      1,063        959         (1,036)          986         (1,061)          961
Cumulative translation adjustment............       (174)      (537)           543          (168)           545          (166)
Other shareholders' equity(10(f))............        (12)     1,477           (507)          958           (147)        1,318
                                               ---------  ---------    -----------   -----------    -----------   -----------
  TOTAL LIABILITIES AND SHAREHOLDERS'
   EQUITY....................................  $   5,278  $   5,930    $       360   $    11,568    $     1,823   $    13,031
                                               =========  =========    ===========   ===========    ===========   ===========

            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                   UNAUDITED

                                                   ASSUMING 51% TENDERED   ASSUMING 100% TENDERED
                                                  CARNAUDMETALBOX SHARES   CARNAUDMETALBOX SHARES
                           HISTORICAL AMOUNTS     37% UNITS/14% CASH (1)   50% UNITS/50% CASH (1)
                          ----------------------  -----------------------  -----------------------
                                                   PRO FORMA                PRO FORMA
                            CROWN        CMB      ADJUSTMENTS  PRO FORMA   ADJUSTMENTS  PRO FORMA
                          ----------  ----------  ----------- -----------  ----------- -----------
                                         (IN $ MILLIONS, EXCEPT PER SHARE DATA)
NET SALES...............      $4,452      $4,516                   $8,968                   $8,968
 Costs of products
  sold..................       3,700       3,521                    7,221                    7,221
 Depreciation and
  amortization(2)(11)...         218         262     $  11            491     $  73            553
 Selling and
  administrative
  expense...............         135         403                      538                      538
 Provision for
  restructuring(3)......         115          38                      153                      153
 Interest expense(4)....          99          73        49            221       168            340
 Interest income........          (7)        (17)                     (24)                     (24)
 Translation and
  exchange adjustments..          10           2                       12                       12
 Preference share
  dividends and other...                     (11)                     (11)                     (11)
                          ----------  ----------     -----    -----------     -----    -----------
INCOME FROM OPERATIONS
 BEFORE INCOME TAXES....         182         245       (60)           367      (241)           186
 Income taxes(5)........          55          22       (16)            61       (55)            22
 Equity in earnings of
  affiliates............          16                                   16                       16
 Minority interests.....         (12)        (41)      (84)          (137)        5            (48)
                          ----------  ----------     -----    -----------     -----    -----------
NET INCOME..............         131         182      (128)           185      (181)           132
Crown Acquisition
 Preferred Stock
 dividends(6)...........                                16             16        22             22
                          ----------  ----------     -----    -----------     -----    -----------
Net income available for
 common stock...........      $  131      $  182     $(144)         $ 169     $(203)        $  110
                          ==========  ==========     =====    ===========     =====    ===========
EARNINGS PER SHARE(12)..      $ 1.47      $ 2.22                   $ 1.47                   $ 0.89
AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING.....  89,086,999  82,048,458              114,779,464              124,202,796

                        NOTES TO THE UNAUDITED PRO FORMA
                  CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

  1. The pro forma adjustments set forth herein were prepared on the basis of the following principal assumptions:

  (a) The Average Crown Common Stock Price is FF 211.27, the Exchange Ratio is
1.065 and all of the 2,017,922 employee options to purchase CarnaudMetalbox Shares outstanding as of June 30, 1995 are converted into outstanding options to purchase Crown Common Stock. The number of CarnaudMetalbox Shares outstanding was 85,841,476 as of June 30, 1995. Since Crown is unable to determine in advance the proportion of tenders for the Cash Election Price versus Units in the Offer, Crown has prepared the pro forma consolidated condensed financial statements using the arbitrary assumption that, in the case where 100% of the CarnaudMetalbox Shares are tendered, 50% of such shares are tendered for cash and 50% for Units, meaning approximately 28% of the shares tendered by persons other than CGIP are tendered for Units. In addition, to facilitate comparison, Crown has assumed in the case where 51% of the CarnaudMetalbox Shares are tendered, approximately 28% of the shares tendered by persons other than CGIP are similarly tendered for Units, meaning that, in the aggregate, approximately 36% of the outstanding CarnaudMetalbox Shares are tendered for Units and approximately 15% are tendered for cash.

  The purchase price and related excess of purchase price over net assets acquired have been recorded in the unaudited pro forma consolidated condensed financial statements in U.S. dollars. The borrowings necessary to finance the cash portion of consideration under the Credit Facility have been committed in French francs. For information with respect to the impact of these assumptions on the unaudited pro forma consolidated condensed financial statements, see
Note 7.

  The following table presents certain information with respect to the number of tendered CarnaudMetalbox Shares and cash/Unit elections resulting from the assumptions described in the preceding paragraph and used in the preparation of the unaudited pro forma consolidated condensed financial statements:

                                                   ASSUMING        ASSUMING
                                                 51% TENDERED    100% TENDERED
                                                CARNAUDMETALBOX CARNAUDMETALBOX
                                                    SHARES          SHARES
                                                --------------- ---------------
Number of Shares Outstanding...................   85,841,476      85,841,476
CarnaudMetalbox Shares Owned by CGIP...........   26,188,956      26,188,956
CarnaudMetalbox Shares Held by Persons Other
 Than CGIP.....................................   59,652,520      59,652,520
CarnaudMetalbox Shares Tendered by Persons
 Other Than CGIP...............................   17,590,197      59,652,520
CarnaudMetalbox Shares Tendered for Units by
 Persons Other than CGIP.......................    4,934,050      16,731,782
Percentage of Non-CGIP CarnaudMetalbox Shares
 Tendered For Units(1).........................         28.0%           28.0%
CarnaudMetalbox Shares Tendered for Cash by
 Persons Other Than CGIP.......................   12,656,147      42,920,738
Percentage of Non-CGIP CarnaudMetalbox Shares
 Tendered for Cash.............................         72.0%           72.0%
 Total CarnaudMetalbox Shares Tendered for
  Units........................................   31,123,006      42,920,738
Assumed Exchange Ratio(2)......................        1.065           1.065
Units Issued...................................   33,146,001      45,710,585
 Shares of Crown Common Stock (75%)............   24,859,501      34,282,939
 Shares of Crown Acquisition Preferred Stock
  (25%)........................................    8,286,500      11,427,646
 Share Value...................................       $43.20          $43.20
 Value of Crown Common Stock Consideration ($
  millions)....................................       $1,075          $1,481
 Value of Crown Acquisition Preferred Stock
  Consideration ($ millions)...................         $358            $494
Cash Paid ($ millions)(3)......................         $582          $1,975

--------
(1) Changes in the cash/Unit elections by tendering CarnaudMetalbox shareholders will affect the pro forma financial information. See Note 6 for certain effects of all CarnaudMetalbox shareholders tendering and electing Units. See Note 4 for certain effects of all CarnaudMetalbox shareholders tendering and, except for CGIP, electing cash.
(2) See Note 9(a) for the effect of variations in the Exchange Ratio.
(3) Equals assumed number of CarnaudMetalbox Shares tendered for cash multiplied by the Cash Election Price of FF 225 divided by FF 4.891, the Noon Buying Rate at October 31, 1995. Only holders of CarnaudMetalbox Shares who elect to receive cash will be entitled to receive such cash. Consequently, there can be no assurance as to the amount of cash that will be paid as consideration in the Offer.

  (b) As is explained in Notes 8 and 9, the number of shares of Crown Stock to be issued in the Offer also varies with changes in the Exchange Ratio; the Exchange Ratio varies with changes in the Average Crown Common Stock Price; and the Average Crown Common Stock Price varies with changes in the Market Closing Price per share of Crown Common Stock and the Noon Buying Rate. The table below sets forth the implied Average Crown Common Stock Price for various combinations of Noon Buying Rates and Average French Franc Crown Common Stock Prices (calculated by dividing the Average French Franc Crown Common Stock Price by the Noon Buying Rate):

                                    AVERAGE FRENCH FRANC CROWN COMMON STOCK PRICE
                        ---------------------------------------------------------------------
     NOON BUYING RATE   FF 169.02 FF 179.58 FF 190.14 FF 211.27 FF 232.39 FF 242.96 FF 253.52
     ----------------   --------- --------- --------- --------- --------- --------- ---------
             4.75        $35.58    $37.21    $40.03    $44.48    $48.92    $51.15    $53.37
         (FF/$US)
             5.00        $33.80    $35.92    $38.03    $42.25    $46.48    $48.59    $50.70
             5.25        $32.19    $34.21    $36.22    $40.24    $44.26    $46.28    $48.29

  On November 10, 1995, the closing price of Crown Common Stock was $40.00 and the Noon Buying Rate was FF 4.872. The French Franc Crown Common Stock Price on November 10, 1995 was FF 194.88. Assuming the Measurement Date were November 13, 1995, the Average Crown Common Stock Price would have been
FF 174.03.

  2. The pro forma adjustments reflect (a) assuming Crown acquires 100% of the CarnaudMetalbox Shares, increased amortization expense of $73 million and $35 million for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively, resulting from purchase price in excess of net assets acquired of $3,242 million, and total pro forma depreciation and amortization for the year ended December 31, 1994 and the six months ended June 30, 1995 of $553 million and $310 million, respectively, and (b) assuming Crown acquires 51% of the CarnaudMetalbox Shares, increased amortization expense of $11 million and of $4 million for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively, resulting from the purchase price in excess of net assets acquired of $1,688 million, and total pro forma depreciation and amortization for the year ended December 31, 1994 and the six months ended June 30, 1995 of $491 million of $279 million, respectively.

  The purchase price in excess of net assets acquired aggregates $3,242 million assuming Crown acquires 100% of CarnaudMetalbox Shares, and $1,688 million assuming Crown acquires 51% of the CarnaudMetalbox Shares. For additional information as to the allocation of the purchase price for CarnaudMetalbox Shares among the assets of CarnaudMetalbox and the determination of the purchase price in excess of net assets acquired, refer to
Note 7 below. For purposes of determining amortization expense for the unaudited pro forma income statement the following assumptions were made:

 . Historical goodwill of approximately $1.3 billion reflected on CarnaudMetalbox's financial statements has been amortized over a period of 40 years. This balance arose primarily from acquisitions, and the 40 year life assigned by CarnaudMetalbox was therefore deemed appropriate. Crown believes, based on knowledge obtained during its due diligence investigation, that this amount is the minimum amount which ultimately will be assigned a 40 year life.

 . The remaining purchase price in excess of net assets acquired of approximately $1.9 billion, assuming Crown acquires 100% of CarnaudMetalbox Shares, and $400 million, assuming Crown acquires 51% of CarnaudMetalbox Shares, has been amortized over a period of 25 years. Given the incomplete status of the property, plant and equipment appraisals, no fair value allocation can be made to these assets or to other identifiable intangible assets. Since no final allocation can currently be made, based upon an assumed range of depreciable lives of a minimum of 10 years up to a maximum of 40 years, an average of 25 years was used to amortize this excess. Crown believes that no material depreciable assets will be acquired from CarnaudMetalbox with lives shorter than 10 years. Depending on the final allocation of purchase price to intangibles other than excess purchase price over net assets acquired and property, plant and equipment, these average lives could vary substantially. Assuming Crown acquires 100% of the CarnaudMetalbox Shares, if the average life of the remaining excess purchase price increased five years, the effect would be to decrease amortization expense by $13.0 million per year and increase pro forma net income by $13.0 million or $0.10 per share for the year ended December 31, 1994 and $6.5 million or $0.05 per share for the six months ended June 30, 1995. Assuming Crown acquires 100% of the CarnaudMetalbox Shares, if the average life of the remaining excess purchase price decreased five years, the effect would be to increase pro forma amortization expense by $20.0 million per year and decrease pro forma net income by $20.0 million or $0.16 per share for the year ended December 31, 1994 and $10.0 million or $0.08 per share for the six months ended June 30, 1995.

  3. The unaudited pro forma consolidated condensed financial statements do not reflect any cost reductions attributable to increased purchasing volumes, knowledge of markets and economies of scale of the combined company with respect to certain raw materials or any cost savings which may result from reductions and elimination of redundancies in sales, general and administrative, marketing and research and development expenses and other integration efficiencies. In addition, these unaudited consolidated condensed pro forma financial statements do not include any transition and restructuring costs and expenses which are expected to be incurred in connection with consummating the proposed CarnaudMetalbox Transaction and integrating the operations of Crown and CarnaudMetalbox. Such costs and expenses presently cannot be reasonably predicted by Crown, given the limited nature of Crown's due diligence investigation to date, in a manner sufficient to quantify the amount and timing of such charges under U.S. GAAP. Crown expects to determine the amount and timing of these costs and expenses after the consummation of the Offer and to make appropriate adjustments to amortization expense and reserves for restructuring charges and other appropriate items. Such adjustments to the purchase price in excess of net assets acquired will be consistent with the principles set forth in APB 16, SFAS 38 and EITF 95-3. Any such adjustments may have a material impact on these unaudited pro forma consolidated condensed financial statements. To the extent that such costs are incurred, the purchase price in excess of net assets acquired and the related amortization would increase. For illustrative purposes only, if costs of this nature totalled $250 million, assuming Crown acquires 100% of the Carnaud Metalbox Shares, amortization expense would increase by approximately $10 million on a yearly basis and pro forma income per share would decrease by $0.08. For every increment or reduction by $50 million of such restructuring costs, amortization expense would increase or decrease, respectively, by approximately $2 million on a yearly basis and pro forma income would increase or decrease by $0.02 per share. See "THE CARNAUDMETALBOX PROPOSALS-- Recommendation of Crown's Board of Directors; Reasons for the CarnaudMetalbox Transaction."

  In addition, these unaudited consolidated condensed pro forma financial statements do not include the effects of any proposed divestiture of plants and operations Crown has undertaken in connection with the obtaining of the authorization of the European Commission. Crown believes such proposed divestiture will not be material to the combined company or its results of operations or financial position. See "THE CARNAUDMETALBOX PROPOSALS-- Regulatory Approvals."

  4. Assuming 100% of the CarnaudMetalbox Shares are acquired by Crown in the Offer, the pro forma adjustments reflect the estimated interest expense attributable to borrowings of $1,975 million for the year ended December 31, 1994 and for the six months ended June 30, 1995 under the Credit Facility incurred to finance the acquisition at an estimated borrowing rate of 8.5% per annum. Changing the estimated borrowing rate by .5% ( 1/2%) per annum would change pro forma net income by $6.6 million or $0.05 per share and $3.3 million or $0.03 per share for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively. Assuming 51% of the CarnaudMetalbox Shares are acquired by Crown in the Offer, the pro forma adjustments reflect the estimated interest expense attributable to borrowings of $582 million for the year ended December 31, 1994 and for the six months ended June 30, 1995 incurred to finance the acquisition at an estimated borrowing rate of 8.5% per annum. Changing the estimated borrowing rate by 0.5% ( 1/2%) per annum would change pro forma net income by $1.9 million or $0.02 per share and $1.0 million or $0.01 per share for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively. See "THE CARNAUDMETALBOX PROPOSALS-- Sources of Funds." For information regarding the determination of the borrowings required to finance the acquisition, see Note 1 above. If 100% of the CarnaudMetalbox Shares were tendered into the Offer, and all holders of such shares, other than CGIP, elected to receive cash, the pro forma adjustment for borrowings as of June 30, 1995 would have been $2.8 billion and
(a) the pro forma adjustment for interest expense would have been $233 million and pro forma net income would have been $66 million or $0.53 per share for the year ended December 31, 1994 and (b) the pro forma adjustment for interest expense would have been $117 million and pro forma net income would have been $65 million or $0.52 per share for the six months ended June 30, 1995. For information with respect to the Credit Facility and the intended repayment thereof, including Crown's intentions with respect to possible issuances of equity or equity-linked securities following the Offer, see "THE CARNAUDMETALBOX PROPOSALS--Recommendation of Crown's Board of Directors; Reasons for the CarnaudMetalbox Acquisition" and "--Sources of Funds." See Note 9(b) for additional effects of varying interest rates on pro forma net income. The foregoing borrowings were calculated based on the October 31, 1995 Noon Buying Rate of 4.891.

  5. Pro forma adjustments to reflect the income tax effects are calculated at an estimated statutory rate of 33% for those adjustments subject to tax or which qualify for tax deductions for the periods presented. The pro forma adjustments were prepared on the assumption that interest expense on borrowings incurred to finance the acquisition (see Note 4) is deductible at such statutory rate. The applicable statutory tax rate may vary depending upon the ultimate structure of such borrowings and the number of CarnaudMetalbox Shares acquired by Crown in the Offer. See Note 9(b) for the effect of varying tax rates on pro forma net income. Changing the estimated tax rate by 3% would
(a) assuming 100% of the CarnaudMetalbox Shares are acquired by Crown in the Offer, change pro forma net income by $5.0 million or $0.04 per share and $2.5 million or $0.02 per share for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively, and (b) assuming 51% of the CarnaudMetalbox Shares are acquired by Crown in the Offer, change pro forma net income by $1.5 million or $0.01 per share and $0.7 million or less than $0.01 per share for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively.

  6. Assuming 100% of the CarnaudMetalbox Shares are tendered into the Offer, the pro forma adjustment reflects $22 million and $11 million of dividends for the year ended December 31, 1994 and six months ended June 30, 1995, respectively, payable on $494 million aggregate liquidation value of Crown Acquisition Preferred Stock issued in the Offer, respectively, and net income available to common shareholders would have been $110 million or $0.89 per share for the year ended December 31, 1994 and $88 million or $0.71 per share for the six months ended June 30, 1995. See Notes 1 and 9. If the Average Crown Common Stock Price is more than

FF 242.96, Crown can terminate the Exchange Offer Agreement. If Crown elects not to so terminate the Exchange Offer Agreement, assuming 100% of the CarnaudMetalbox Shares are tendered in the Offer, for each increase of FF 5 above FF 242.96 in the Average Crown Common Stock Price, the pro forma adjustment for preferred stock dividends would increase by $0.5 million. Assuming 51% of the CarnaudMetalbox Shares are tendered into the Offer, the pro forma adjustment reflects $16 million and $8 million of dividends for the year ended December 31, 1994 and six months ended June 30, 1995, respectively, payable on $358 million aggregate liquidation value of Crown Acquisition Preferred Stock issued in the Offer, respectively, and net income available to common shareholders would have been $169 million or $1.47 per share for the year ended December 31, 1994 and $113 million or $0.98 per share for the six months ended June 30, 1995. If 100% of the CarnaudMetalbox Shares were tendered into the Offer, and all holders of such shares elected to receive Units, the pro forma adjustment for preferred stock dividends would have been $44 million and $22 million for the year ended December 31, 1994 and six months ended June 30, 1995, respectively, payable on $987 million aggregate liquidation value of Crown Acquisition Preferred Stock issued in the Offer, and net income available to common shareholders would have been $200 million or $1.26 per share for the year ended December 31, 1994 and $133 million or $0.84 per share for the six months ended June 30, 1995.

  7. Pro forma adjustments to allocate the purchase price are as follows:

                                                 51% SHARES 100% SHARES
                                                  TENDERED   TENDERED
                                                 36% UNITS/ 50% UNITS/
                                                  15% CASH   50% CASH
                                                 ---------- -----------
                                                        (IN $ MILLIONS)
Components of estimated purchase price:
  Crown Common Stock............................   $1,075     $1,481
  Crown Acquisition Preferred Stock.............      358        494
  Cash portion of consideration.................      582      1,975
  Transaction costs incurred....................       50         50
  Value of Crown stock options issued to
   CarnaudMetalbox employees....................       20         20
                                                   ------     ------
Total purchase price:                              $2,085     $4,020
                                                   ======     ======
Allocation of purchase price:
  Net assets acquired at historical cost(1).....   $  397     $  778
  Excess of purchase price over net assets
   acquired.....................................    1,688      3,242
                                                   ------     ------
                                                   $2,085     $4,020
                                                   ======     ======

--------
(1) The historical cost of CarnaudMetalbox's net assets is calculated as set forth below (all French franc amounts are translated into U.S. dollars at the June 30, 1995 Noon Buying Rate of 4.853).
(2) As set forth above, the purchase price allocation has been determined using U.S. dollars. Assuming 100% of the CarnaudMetalbox shares are acquired by Crown in the Offer, the effect of financing the cash portion of the consideration in French francs would reduce pro forma interest and amortization expense by $26 million or $0.21 per share for the year ended December 31, 1994 and by $2 million or $0.02 per share for the six months ended June 30, 1995.

                                                                  FF      $US
                                                                -------  -------
                                                                (IN MILLIONS)
U.S. GAAP shareholders equity..................................  10,075   2,076
Goodwill.......................................................  (4,241)   (874)
U.S. GAAP adjustments to goodwill..............................     161      33
Intangible assets..............................................  (4,812)   (992)
U.S. GAAP adjustments to intangible assets.....................   2,593     535
                                                                -------  ------
Historical cost of net assets..................................   3,776     778
                                                                =======  ======

  There may be additional adjustments to reflect the fair value of assets acquired or for costs to be incurred subsequent to the acquisition to reflect the combination of the two companies. See Notes 2 and 3 above. In addition, as described above, the allocations and adjustments set forth herein are not final and are subject to change. Fluctuations in the Exchange Ratio and the value of Crown Common Stock and Crown Acquisition Preferred Stock as of the consummation of the Offer will affect the actual amount of the excess of purchase price over net assets acquired and the related amortization expense of the combined company. Solely for purposes of calculating the estimated purchase price above, each share of Crown Common Stock and Crown Acquisition Preferred Stock is assumed to have a value of FF 211.27, or $43.20, assuming an exchange rate equal to FF 4.891/$1.00 (the October 31, 1995 Noon Buying Rate). If the Noon Buying Rate at the time of consummation of the Offer is less than the October 31, 1995 Noon Buying Rate, the total purchase price and the amount allocated to goodwill and other identified intangible assets will increase.

  8. The unaudited pro forma consolidated condensed financial statements presented above are based on an Exchange Ratio of 1.065 assuming an Average Crown Common Stock Price of FF 211.27. Under the Exchange Offer Agreement, the Exchange Ratio will be adjusted based on the Average Crown Common Stock Price. The Average Crown Common Stock Price is based on the 20 trading day average of the French Franc Crown

Common Stock Price. The French Franc Crown Common Stock price for any given day is equal to the product of the Market Closing Price per share of Crown Common Stock, in U.S. dollars, and the Noon Buying Rate for such day. However, the adjustment of the Exchange Ratio is subject to limitations which generally prevent the Exchange Ratio from exceeding 1.183 (equivalent to an Average Crown Common Stock Price of FF 190.14) or being less than 0.968 (equivalent to an Average Crown Common Stock Price of FF 232.39). Under the terms of the Exchange Offer Agreement, as the Average Crown Common Stock Price changes during the 20 trading day period prior to the Measurement Date between FF
190.14 and FF 232.39 per share, the value (on the Closing Date) of the consideration paid to holders of CarnaudMetalbox Shares would remain constant at FF 225 per CarnaudMetalbox Share (assuming that the Average Crown Common Stock Price equals the French Franc Crown Common Stock Price on the date of settlement of the Offer), but the number of Units to be issued pursuant to the Offer would change. If the Average Crown Common Stock Price falls during such fixed period below FF 190.14 per share, the number of Units per CarnaudMetalbox Share to be issued would remain constant, but the value of the consideration per CarnaudMetalbox Share paid to holders of CarnaudMetalbox Shares would decline. If the Average Crown Common Stock Price rises during such fixed period above FF 232.39 per CarnaudMetalbox Share, the number of Units per CarnaudMetalbox Share to be issued would remain constant, but the value of the consideration per CarnaudMetalbox Share paid to holders of CarnaudMetalbox would increase. Notwithstanding the foregoing, under the Exchange Offer Agreement, if the Average Crown Common Stock Price is less than FF 179.58, CGIP can terminate the Exchange Offer Agreement unless Crown amends the Exchange Ratio to provide that the implied value of Units exchangeable for one CarnaudMetalbox Share is not less than FF 212.50. If Crown were to so amend the Exchange Ratio, the amended Exchange Ratio would exceed 1.183. The French Franc Crown Common Stock Price on November 10, 1995 was FF 194.88. Assuming the Measurement Date were November 13, 1995, the Average Crown Common Stock Price would have been FF 174.03, and the Exchange Ratio would have been
1.221 (assuming Crown adjusted the Exchange Ratio so that the implied value of one CarnaudMetalbox share is not less than FF 212.50). If the Average Crown Common Stock Price is more than FF 242.96, Crown can terminate the Exchange Offer Agreement. See "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock;" "THE EXCHANGE OFFER AGREEMENT--The Exchange Offer."

  9. (a) The following tables reflect the impact of different Exchange Ratios (as a result of adjustments to the Exchange Ratio based on the Average Crown Common Stock Price) on certain aspects of the transaction, including the pro forma per share results.

                                51% SHARES TENDERED
                                 36% UNITS/15% CASH
                  ----------------------------------------------------------
Average Crown
 Common Stock
 Price (in
 French
 francs)(1).....  169.02 179.58(/2/) 190.14 211.27 232.39 242.96(/3/) 253.52
Exchange Ratio..   1.257  1.183       1.183  1.065  0.968  0.968       0.968
Number of Shares
 of Crown Common
 Stock Issued in
 Offer
 (thousands)....  29,347 27,622      27,622 24,859 22,600 22,600      22,600
Number of Shares
 of Crown
 Acquisition
 Preferred Stock
 Issued in Offer
 (thousands)....   9,782  9,207       9,207  8,286  7,533  7,533       7,533
PRO FORMA CON-
 SOLIDATED NET
 INCOME PER
 SHARE OF CROWN
 COMMON STOCK
For the six
 months ended
 June 30, 1995..   $0.95  $0.97       $0.95  $0.98  $0.99  $0.97       $0.96
For the year
 ended December
 31, 1994.......   $1.43  $1.45       $1.44  $1.47  $1.51  $1.50       $1.49
                                100% SHARES TENDERED
                                 50% UNITS/50% CASH
                  ---------------------------------------------------------------
Average Crown
 Common Stock
 Price (in
 French
 francs)(1).....  169.02 179.58(/4/) 190.14 211.27      232.39 242.96(/5/) 253.52
Exchange Ratio..   1.257  1.183       1.183  1.065       0.968  0.968       0.968
Number of Shares
 of Crown Common
 Stock Issued in
 Offer
 (thousands)....  40,471 38,092      38,092 34,283      31,167 31,167      31,167
Number of Shares
 of Crown
 Acquisition
 Preferred Stock
 Issued in Offer
 (thousands)....  13,490 12,697      12,697 11,428      10,389 10,389      10,389
PRO FORMA CON-
 SOLIDATED NET
 INCOME PER
 SHARE OF CROWN
 COMMON STOCK
For the six
 months ended
 June 30, 1995..   $0.69  $0.70       $0.68  $0.71(/6/)  $0.71  $0.69       $0.68
For the year
 ended December
 31, 1994.......   $0.86  $0.88       $0.87  $0.89(/6/)  $0.92  $0.90       $0.89

-------
(1) The Average Crown Common Stock Price used to adjust the Exchange Ratio will vary in response to fluctuations in the Market Closing Price per share of Crown Common Stock and the Noon Buying Rate. See Note 1 above. However, under the Exchange Offer Agreement, there are certain limitations affecting the minimum and maximum Exchange Ratio. See Note 8 above.
(2) If the Average Crown Common Stock Price is less than FF 179.58, CGIP can terminate the Exchange Offer Agreement unless Crown has increased the Exchange Ratio as set forth in Note 8 above. In such event, assuming 51% of the CarnaudMetalbox Shares are tendered in the Offer, for each decrease of FF 5 below FF 179.58 in the Average Crown Common Stock Price, the number of shares of Crown Common Stock and Crown Acquisition Preferred Stock issued in the Offer will increase by 791,000 and 264,000, respectively, and pro forma consolidated net income per share of Crown Common Stock would decrease by $0.01 for the six months ended June 30, 1995 and $0.01 for the year ended December 31, 1994.
(3) If the Average Crown Common Stock Price is more than FF 242.96, Crown can terminate the Exchange Offer Agreement as set forth in Note 8 above. If Crown elects not to so terminate the Exchange Offer Agreement, assuming 51% of the CarnaudMetalbox Shares are tendered in the Offer, for each increase of FF 5 above FF 242.96 in the Average Crown Common Stock Price, pro forma consolidated net income per share of Crown Common Stock would decrease by $0.01 for the six months ended June 30, 1995 and $0.01 for the year ended December 31, 1994.
(4) If the Average Crown Common Stock Price is less than FF 179.58, CGIP can terminate the Exchange Offer Agreement unless Crown has increased the Exchange Ratio as set forth in Note 8 above. In such event, assuming 100% of the CarnaudMetalbox Shares are tendered in the Offer, for each decrease of FF 5 below FF 179.58 in the Average Crown Common Stock Price, the number of shares of Crown Common Stock and Crown Acquisition Preferred Stock issued in the Offer will increase by 1,091,000 and 364,000, respectively, and pro forma consolidated net income per share of Crown Common Stock would decrease by $0.01 for the six months ended June 30, 1995 and $0.01 for the year ended December 31, 1994.
(5) If the Average Crown Common Stock Price is more than FF 242.96, Crown can terminate the Exchange Offer Agreement as set forth in Note 8 above. If Crown elects not to so terminate the Exchange Offer Agreement, assuming 100% of the CarnaudMetalbox Shares are tendered in the Offer, for each increase of FF 5 above FF 242.96 in the Average Crown Common Stock Price, pro forma consolidated net income per share of Crown Common Stock would decrease by $0.01 for the six months ended June 30, 1995 and $.01, for the year ended December 31, 1994.
(6) Although Crown has no current intention of changing the Offer Consideration (see "THE CARNAUDMETALBOX PROPOSALS--Description of the CarnaudMetalbox Proposals--Possible Modifications to the Offer Consideration"), for each FF 5 by which the Cash Election Price is increased (and assuming an associated increase in the Exchange Ratio of 0.023, and that Crown acquires 100% of the CarnaudMetalbox Shares), borrowings would increase by $44 million and pro forma net income per share of Crown Common Stock would decrease by $0.06 and $0.03 for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively.

  (b) The following tables reflect the compounded impact of different Exchange Ratios and changes in assumed interest rates, tax rates and the amortization period for the excess of the purchase price over net assets acquired. As described in Note 8 above, changes in the price of Crown Common Stock, in U.S. dollars, and the Noon Buying Rate affect the Exchange Ratio. Variations in such amounts are reflected in the Exchange Ratios used to calculate the information presented below:

  With respect to the highest pro forma net income per share of Crown Common Stock set forth in the table in (a) above, the effect of decreasing the interest rate to 8%, increasing the tax rate to 36% and increasing the amortization period to 30 years for the excess of the purchase price over net assets acquired is as follows:

                           FOR THE SIX MONTHS ENDED          FOR THE YEAR ENDED
                                JUNE 30, 1995                DECEMBER 31, 1994
                           ----------------------------    ----------------------
                           51% SHARES      100% SHARES     51% SHARES 100% SHARES
                            TENDERED         TENDERED       TENDERED   TENDERED
                           36% UNITS/       50% UNITS/     36% UNITS/ 50% UNITS/
                            15% CASH         50% CASH       15% CASH   50% CASH
                           ------------    ------------    ---------- -----------
Net income per share of
 Crown Common Stock......    $       0.99     $       0.71   $1.51       $0.92
Effect of decreasing the
 interest rate by 1/2 of
 1%......................             .01              .03     .02         .05
Effect of increasing the
 tax rate by 3 percentage
 points..................             --               .02     .01         .04
Effect of increasing the
 amortization period by 5
 years for the excess of
 the purchase price over
 net assets acquired.....             .01              .05     .03         .10
                             ------------     ------------   -----       -----
Revised net income per
 share of Crown Common
 Stock...................    $       1.01     $       0.81   $1.57       $1.11
                             ============     ============   =====       =====

  With respect to the lowest pro forma net income per share of Crown Common Stock set forth in the table in (a) above, the effect of increasing the interest rate to 9%, decreasing the tax rate to 30% and reducing the amortization period to 20 years for the excess of the purchase price over net assets acquired is as follows:

                          FOR THE SIX MONTHS ENDED            FOR THE YEAR ENDED
                               JUNE 30, 1995                  DECEMBER 31, 1994
                          -----------------------------     ----------------------
                          51% SHARES       100% SHARES      51% SHARES 100% SHARES
                           TENDERED          TENDERED        TENDERED   TENDERED
                          36% UNITS/        50% UNITS/      36% UNITS/ 50% UNITS/
                           15% CASH          50% CASH        15% CASH   50% CASH
                          ------------     ------------     ---------- -----------
Net income per share of
 Crown Common Stock.....    $       0.95      $       0.68    $1.43       $0.86
Effect of increasing the
 interest rate by 1/2 of
 1%.....................            (.01)             (.03)    (.02)       (.05)
Effect of decreasing the
 tax rate by 3 percent-
 age points.............             --               (.02)    (.01)       (.04)
Effect of reducing the
 amortization period by
 5 years for the excess
 of the purchase price
 over net assets ac-
 quired.................            (.02)             (.08)    (.04)       (.16)
                            ------------      ------------    -----       -----
Revised net income per
 share of Crown Common
 Stock..................    $       0.92      $       0.55    $1.36       $0.61
                            ============      ============    =====       =====

  10. The pro forma adjustments reflected on the pro forma consolidated condensed balance sheet at June 30, 1995 were prepared on the basis of the following principal assumptions:

                                                      ASSUMING     ASSUMING
                                                    51% TENDERED 100% TENDERED
                                                       SHARES       SHARES
                                                    ------------ -------------
(a)Cash and cash equivalents:
  Interest for period..............................       (24)         (83)
  Preferred dividends..............................        (8)         (11)
  Cumulative translation adjustment................                      2
                                                       ------       ------
                                                          (32)         (92)
                                                       ======       ======
(b)Excess of purchase price over net assets
 acquired, net of amortization:
  Total acquisition goodwill.......................     1,688        3,242
  Eliminate CarnaudMetalbox goodwill...............    (1,292)      (1,292)
  Amortization for the period......................        (4)         (35)
                                                       ------       ------
                                                          392        1,915
                                                       ======       ======
(c)Other current liabilities:
  Taxes for period.................................        (8)         (27)
  Transaction Fees.................................        50           50
                                                       ------       ------
                                                           42           23
                                                       ======       ======
(d)Common stock:
  Total value of common stock issued...............     1,074        1,481
  Excess over par..................................      (950)      (1,310)
                                                       ------       ------
  Par value of common stock issued.................       124          171
  Eliminate common stock of CarnaudMetalbox........      (177)        (177)
                                                       ------       ------
                                                          (53)          (6)
                                                       ======       ======


                                                       ASSUMING     ASSUMING
                                                     51% TENDERED 100% TENDERED
                                                        SHARES       SHARES
                                                     ------------ -------------
(e)Retained earnings:
  Eliminate retained earnings of CarnaudMetalbox....      (959)        (959)
  Net income for six months ended June 30, 1995.....       (77)        (102)
                                                        ------       ------
                                                        (1,036)      (1,061)
                                                        ======       ======
(f)Other shareholders' equity:
  Excess over par of common stock issued............       950        1,310
  Eliminate CarnaudMetalbox other shareholders'
   equity...........................................    (1,477)      (1,477)
  Value of Common stock options issued to
   CarnaudMetalbox employees........................        20           20
                                                        ------       ------
                                                          (507)        (147)
                                                        ======       ======

  11. The pro forma adjustments reflected on the pro forma consolidated condensed statement of operations for the year ended December 31, 1994 and the six month period ended June 30, 1995 were prepared on the basis of the following principal assumptions:

                                          ASSUMING              ASSUMING
                                        51% TENDERED          100% TENDERED
                                           SHARES                SHARES
                                    --------------------- ---------------------
                                    DECEMBER 31, JUNE 30, DECEMBER 31, JUNE 30,
                                        1994       1995       1994       1995
                                    ------------ -------- ------------ --------
 Depreciation and Amortization:
 Amortization of Crown purchase
  price in excess of net assets
  acquired.........................      49         24        111         55
 CMB historical amortization.......     (38)       (20)       (38)       (20)
                                        ---        ---        ---        ---
                                         11          4         73         35
                                        ===        ===        ===        ===

  12. Crown Common Stock equivalents do not reduce primary earnings per share by more than 3% and have been excluded from the earnings per share calculation. Crown has determined that the Crown Acquisition Preferred Stock is not a Crown Common Stock equivalent and is not assumed to be converted for purposes of computing net income per common share.

                                   THE OFFER

GENERAL

  Crown will offer, upon the terms and subject to the conditions set forth herein, to exchange, at the election of the holder, either (1) a number of Units equal to the Exchange Ratio (determined as set forth below), each Unit consisting of (x) .75 shares of Crown Common Stock and (y) .25 shares of Crown Acquisition Preferred Stock, with cash (in French francs) being paid in lieu of any fractional share interest, or (2) the Cash Election Price of FF 225 in cash for each CarnaudMetalbox Share validly tendered in the Offer. See "-- Exchange and Payment of Offer Consideration." The "Expiration Date" for the Offer will be 11:59 p.m., Paris time, 10:59 p.m., London time, and 5:59 p.m., New York City time, on the date set forth in the avis d'ouverture, the opening notice for the Offer published by the SBF, or in any subsequent SBF notice, as the expiration date of the Offer.

  The Offer will extend to any CarnaudMetalbox Shares which are unconditionally allotted or issued and fully paid while the Offer remains open for acceptance pursuant to the exercise of options granted under the CarnaudMetalbox Share option plans as well as to any other CarnaudMetalbox Shares which are issued while the Offer remains open for acceptance.

  Crown currently anticipates that the Offer will not commence prior to, among other things, approval by Crown's shareholders of the CarnaudMetalbox Proposals at the Special Meeting and approval by the necessary French regulatory authorities of the terms of the Offer; provided, however, that Crown reserves the right to commence the Offer prior to the Special Meeting. See "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock." Crown anticipates that this Proxy Statement/Prospectus will be supplemented or amended (which may occur via incorporation by reference into the Registration Statement) as soon as practicable following receipt of such necessary approvals and fulfillment (or waiver) of the other conditions to Crown's obligations to commence the Offer to disclose the commencement thereof and the tender period for the Offer, as well as the actual Exchange Ratio, the liquidation preference for Crown Acquisition Preferred Stock and certain other information. Such amendment may be effected through Crown's filing of a Current Report on Form 8-K or other Exchange Act report and issuance of a press release. In the event Crown materially modifies the Offer Consideration, other than the adjustments to the Exchange Ratio described in "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock," Crown will file an amendment to the Registration Statement. Notwithstanding the foregoing, the failure of any person to receive a copy of this Proxy Statement/Prospectus (or such supplement or amendment) or any other documentation relating to the Offer shall not invalidate any aspect of the Offer or any acceptance thereof. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from holders of CarnaudMetalbox Shares (or their designated agents) will be delivered by or sent to or from such holders (or their designated agents) at their own risk.

  The Exchange Ratio has been initially set at 1.065 but is subject to adjustment, subject to certain exceptions, based on the Average Market Closing Price (expressed in French francs) of Crown Common Stock. For a description of the adjustments to the Exchange Ratio and the limitations and exceptions thereto called for under the Exchange Offer Agreement, see "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock."

  Under the Exchange Offer Agreement, the liquidation preference of Crown Acquisition Preferred Stock will be an amount equal to the sum of (1) the average Market Closing Price of Crown Common Stock over the 20 trading day period prior to the Measurement Date, determined without regard to the limitations on the minimum and maximum Exchange Ratio (see "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock"), and (2) all accrued and unpaid dividends on Crown Acquisition Preferred Stock. See "DESCRIPTION OF CROWN STOCK--Crown Acquisition Preferred Stock."

  If the Offer is consummated with Crown acquiring more than 95% of the aggregate voting power of CarnaudMetalbox, Crown may, after consummation of the Offer, decide to undertake an Offre publique de retrait

(an "OPR") which may be followed by a Retrait obligatoire (a "Compulsory Acquisition") under regulations of the CBV, pursuant to which each outstanding CarnaudMetalbox Share which is not tendered in acceptance of the OPR (except for CarnaudMetalbox Shares held by Crown or any subsidiary of Crown other than in a fiduciary capacity) would be transferred automatically to Crown in exchange for the right to receive the consideration offered in such Compulsory Acquisition.

  Subject to the applicable securities and takeover laws and the regulations of the SEC, the COB, the CBV and any other administrative, governmental or regulatory authority or organization with jurisdiction over the subject matter hereof and subject to the provisions of the Exchange Offer Agreement, Crown expressly reserves the right, in its sole discretion, at any time and from time to time, to (1) extend the period of time during which the Offer is open and thereby delay the payment for, or exchange of, any CarnaudMetalbox Shares as to which valid tenders or acceptances have been made, (2) subject to the terms of the Exchange Offer Agreement, amend the Offer (including the Exchange Ratio and the Minimum Condition) in any respect by surenchere (i.e., an increase in the Offer) or otherwise or (3) terminate the Offer. Subject to the provisions of the Exchange Offer Agreement, if by the expiration or closing of the Offer any or all of the conditions to the Offer have not been satisfied, Crown reserves the right (but shall not be obligated) (1) to terminate the Offer and (2) to commence another offer or offers. Crown shall have no obligation to pay interest on the Offer Consideration for tendered CarnaudMetalbox Shares. The CarnaudMetalbox Shares acquired in the Offer will be acquired fully paid and free and clear from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever and together with all rights attaching thereto on or after the date the SBF exchanges the CarnaudMetalbox Shares tendered into the Offer for the Offer Consideration, including the right to receive and retain all dividends and other distributions declared, made or paid on such date or thereafter. Shareholders of CarnaudMetalbox should note that if the Offer is consummated, shares which have been tendered into the Offer will not be entitled to receive all or any portion of any annual or other dividend of CarnaudMetalbox other than the FF 4.40 per share dividend paid following the CarnaudMetalbox general meeting of shareholders on June 2, 1995. For information on possible changes in CarnaudMetalbox's dividend policy following the Offer, see "--Purpose of the Offer." For information on possible changes in Crown's dividend policy following the Offer, see "--Ownership of Crown Stock after the Offer." In the event the Offer is not consummated, CarnaudMetalbox Shares tendered in connection with the Offer will be returned to the holder without interest or other compensation. See "--Exchange and Payment of Offer Consideration."

  It is Crown's current intention that holders of CarnaudMetalbox Shares who accept the Offer will not be obliged to pay certain brokerage fees and commissions, charges of Societe Generale or CS France (the co-presenting banks for the Offer under French law), or stock exchange taxes in respect of the purchase or exchange of CarnaudMetalbox Shares pursuant to the Offer. Crown will pay all charges and expenses incurred in connection with the Offer of CS First Boston, Societe Generale and CS France, as well as CS First Boston Limited and Societe Generale Strauss Turnbull Securities Limited, affiliates of CS First Boston and Societe Generale, respectively, which will act as the financial advisors with respect to the Offer in the United Kingdom. See "-- Fees and Expenses."

  Subject to the terms and conditions of the Offer, Crown will accept for purchase or exchange any CarnaudMetalbox Shares validly tendered in the Offer; provided that Crown reserves the right to designate a wholly owned subsidiary of Crown to accept for purchase or exchange CarnaudMetalbox Shares validly tendered in the Offer. Following the Offer, Crown currently intends to transfer any CarnaudMetalbox Shares acquired by Crown pursuant to the Offer to SNC, a societe en nom collectif newly formed under the laws of the Republic of France by Crown and a wholly owned subsidiary of Crown, and to cause SNC, in connection with the consummation of the Offer, to incur indebtedness or to assume certain indebtedness incurred by Crown. See "--Purpose of the Offer." For information with respect to Crown, see "CROWN CORK & SEAL COMPANY, INC."

  Crown has made application to the SEC to bid for or purchase CarnaudMetalbox Shares prior to and after the pendency of the Offer, subject to French law and regulation, in accordance with exemptions obtained from the SEC from the application of Rules 10b-6, 10b-7 and 10b-13 under the Exchange Act. In addition, Societe Generale and its affiliates engage in, among other things, investment advisory services, including managing on a discretionary basis the portfolios of customers, and trading activities with respect to securities and derivative instruments in the cash market and options market both for their own account and for accounts managed for others, including in respect of CarnaudMetalbox Shares and options for CarnaudMetalbox Shares. Delahaye Generale Options, a subsidiary of Societe Generale, is one of 21 general market makers on the Marche des Options Negociables de Paris, the Paris options market ("MONEP"), where options on CarnaudMetalbox Shares are traded, and Societe Generale Equities International, also a subsidiary of Societe Generale, is a market maker on SEAQ International with respect to CarnaudMetalbox Shares. Societe Generale has made application to the SEC on behalf of itself and its affiliates to continue to engage in such activities, subject to French and other applicable law and regulation, prior to, after and during the pendency of the Offer in accordance with exemptions obtained from the SEC from the application of Rules 10b-6, 10b-7 and 10b-13 under the Exchange Act.

  If the foregoing relief is granted, the activities referred to above may result in the market prices for CarnaudMetalbox Shares (and, possibly, Crown Common Stock) being different from those that might otherwise have prevailed in the open market if Rules 10b-6, 10b-7 and 10b-13 had applied.

  To facilitate the making of the Offer in the United States, the SEC has granted certain relief to Crown with respect to certain regulations under the Exchange Act pertaining to tender and exchange offers in the United States, particularly with respect to the manner of announcements of amendments and extensions of the Offer and the timing of the purchase or exchange or return of tendered securities as described herein.

  For information as to certain regulatory approvals affecting the Offer, the sources of funds for the Offer and the accounting treatment of the acquisition of CarnaudMetalbox, see "THE CARNAUDMETALBOX PROPOSALS--Regulatory Approvals," "--Sources of Funds" and "--Accounting Treatment," respectively.

  CarnaudMetalbox shareholders may not accept the Offer prior to the date of its commencement.

CONDITIONS TO THE OFFER

  Conditions to Crown's Obligation to Commence the Offer. The obligation of Crown to commence the Offer is subject to certain conditions, including obtaining requisite regulatory approvals, the approval by Crown shareholders of the CarnaudMetalbox Proposals and the acceptance of the shares of Crown Common Stock and Crown Acquisition Preferred Stock to be issued in the Offer, and the shares of Crown Common Stock issued upon conversion of Crown Acquisition Preferred Stock, for listing on the NYSE, subject to official notice of issuance.

  Conditions to Crown's Obligation to Close the Offer. The obligation of Crown to exchange the Offer Consideration for CarnaudMetalbox Shares pursuant to the Offer is subject to satisfaction of the Minimum Condition. See "SUMMARY--The CarnaudMetalbox Proposals--Conditions to Crown's Obligation to Commence and Close the Offer." On October 31, 1995, 86,051,191 CarnaudMetalbox Shares were outstanding and of those CarnaudMetalbox Shares, 30,877,155 (including 25,689,032 CarnaudMetalbox Shares beneficially owned, directly or indirectly, by CGIP) had double voting rights. See "THE EXCHANGE OFFER AGREEMENT-- Conditions; Waiver." In addition, if Crown commences the Offer prior to the Special Meeting (which Crown does not currently expect to be the case), the Offer will be conditioned on the approval by Crown's shareholders of the CarnaudMetalbox Proposals. See "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock."

  The foregoing conditions are for the sole benefit of Crown and may be asserted by Crown regardless of the circumstances giving rise to any such condition and may be waived by Crown in whole or in part, subject to the terms of the Exchange Offer Agreement. Crown's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any other right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  CGIP's obligation to tender into the Offer is subject to certain conditions. See "THE EXCHANGE OFFER AGREEMENT--Conditions; Waiver."

OWNERSHIP OF CROWN STOCK AFTER THE OFFER

  Shareholders Agreement; Strategic Committee. For information with respect to the proposed Shareholders Agreement between Crown and CGIP and other related matters, see "THE CARNAUDMETALBOX PROPOSALS--Description of the CarnaudMetalbox Proposals" and, for a description of the Shareholders Agreement, see "THE SHAREHOLDERS AGREEMENT."

  Dividends. Historically, Crown has not paid dividends on Crown Common Stock. As contemplated by the Shareholders Agreement, it is the current intention of Crown's Board of Directors following the consummation of the Offer to declare per share quarterly dividends on Crown Common Stock beginning with the calendar quarter in which the Closing Date occurs (which dividend will be paid to holders of record of Crown Common Stock as of a date after the Closing
Date), at a rate of $0.20 per quarter or $0.80 per year for calendar year 1995, and $0.25 per quarter or $1.00 per year for calendar year 1996. Crown currently anticipates that the Closing Date will occur in the first quarter of 1996 if the Offer is commenced and consummated (in which case the 1995 dividends described above would not be paid). Crown believes the decision to institute a dividend on Crown Common Stock if the Offer is consummated is consistent with the financial strength of the combined company. However, no such dividends have been declared, and any future declaration of dividends (including those contemplated in the last sentence of this paragraph) will be determined by Crown's Board in light of earnings, cash flow, results of operations and the financial position of Crown, the nature of Crown's shareholder base, whether or not the Shareholders Agreement is in effect, and such other factors and business conditions as Crown's Board deems relevant from time to time. There can be no assurances with respect to the payment of dividends by Crown after consummation of the proposed transaction. Also, as contemplated by the Shareholders Agreement, it is the current intention of Crown's Board if the Offer is consummated to increase the amount of the dividends paid on Crown Common Stock following the mandatory conversion of Crown Acquisition Preferred Stock such that the amount of dividends paid during the four full quarters following such mandatory conversion to a former shareholder of CarnaudMetalbox who elected to receive Units in the Offer will be not less than the amount of dividends paid to such shareholder during the four full fiscal quarters following consummation of the Offer on the Crown Stock received in the Offer (assuming for these purposes that such shareholder has neither purchased nor disposed of any securities of Crown after the Offer is consummated). See "THE SHAREHOLDERS AGREEMENT--Dividend Policy."

  Reports. If the Offer is consummated, holders of CarnaudMetalbox Shares who elect to receive shares of Crown Common Stock and Crown Acquisition Preferred Stock in the Offer will receive annual reports, proxy statements, and other information pertaining to Crown required to be disseminated by Crown to its shareholders pursuant to the Exchange Act. In respect of holders whose shares are held through Societe interprofessionelle pour la compensation des valeurs mobilieres, the central depository and transfer agent for listed securities in France ("SICOVAM"), it is anticipated that all documentation will be sent by Crown to SICOVAM and a designated financial institution in France, and such financial institution will make available the documentation to such holders. For additional information regarding trading in Crown Stock after the Offer and the effect of holding shares of Crown Stock through SICOVAM, see "COMPARISON OF SHAREHOLDER RIGHTS--Form, Holding and Transfer of Shares." If any of the Crown Stock is listed on the Paris Stock Exchange following the Offer, Crown anticipates that it will also file with the COB a French translation of its annual reports (or excerpts thereof) in accordance with applicable listing requirements.

  Additional Transactions. Depending upon the Exchange Ratio and the proportion of holders of CarnaudMetalbox Shares electing to receive cash versus Units of Crown Stock in the Offer, following consummation of the Offer, Crown may issue additional equity or equity-linked securities, engage in share repurchases, or engage in certain other transactions in order to maintain an acceptable degree of debt and equity capitalization and preserve or achieve acceptable financial ratios and ratings on its debt securities. See "THE CARNAUDMETALBOX PROPOSALS--Recommendation of Crown's Board of Directors; Reasons for the CarnaudMetalbox Transaction" and "--Sources of Funds." For information as to certain agreements Crown proposes to make in the Shareholders Agreement with respect to its debt ratings, see "THE SHAREHOLDERS AGREEMENT--Debt Rating."

  Rights Plan. On July 28, 1995, Crown announced that it had adopted a common stock purchase rights plan. For a description of the Rights Plan, see "DESCRIPTION OF CROWN STOCK--Rights Plan."
PURPOSE OF THE OFFER


  The purpose of the Offer is for Crown to acquire control of CarnaudMetalbox. The Offer, as the first step in such acquisition, is intended to facilitate the acquisition of all CarnaudMetalbox Shares. If the Offer is consummated, to the extent permitted by CarnaudMetalbox's statuts, or charter, and other organizational documents and applicable law, Crown intends to seek to obtain maximum representation on the supervisory board and otherwise to exercise control over the business and affairs of CarnaudMetalbox. Satisfaction of the Minimum Condition will assure that after consummation of the Offer, Crown will, among other things, have the ability under French law to elect a majority of the members of the supervisory board of CarnaudMetalbox. For information in respect of certain agreements of CGIP in the Exchange Offer Agreement to facilitate, if the Offer is consummated, Crown's representation on the supervisory board of CarnaudMetalbox, see "THE EXCHANGE OFFER AGREEMENT--Certain Covenants."

  In the event the Offer is consummated, Crown will reevaluate and may change the dividend policy of CarnaudMetalbox depending on business and market conditions, the capital structure, earnings and cash flow of CarnaudMetalbox, the extent of any minority shareholdings in CarnaudMetalbox and other factors. There can be no assurance that CarnaudMetalbox will continue to pay dividends on CarnaudMetalbox Shares following consummation of the Offer.

  Depending on the number of CarnaudMetalbox Shares acquired pursuant to the Offer and other factors such as market conditions and applicable laws and regulations (see "THE CARNAUDMETALBOX PROPOSALS--Regulatory Approvals"), following consummation of the Offer, Crown may increase its percentage ownership of CarnaudMetalbox Shares, including to the extent necessary to attain the requisite ownership of CarnaudMetalbox Shares to effect certain shareholder actions under French law, to consolidate CarnaudMetalbox's tax results with the consolidated tax group of SNC for purposes of French tax law, or possibly to engage in an OPR to delist CarnaudMetalbox Shares from the Paris Stock Exchange or an OPR followed by a Compulsory Acquisition to attain 100% ownership of the equity interests in CarnaudMetalbox. Under French law, ownership of 66 2/3% of the aggregate voting power of the CarnaudMetalbox Shares by Crown would assure that Crown could amend the charter of CarnaudMetalbox or approve of certain other extraordinary transactions or events regarding CarnaudMetalbox (see "COMPARISON OF SHAREHOLDER RIGHTS-- Amendment of Charter Documents"). Under French law, ownership of 95% of the aggregate voting power, rights to dividends and rights to assets upon liquidation in CarnaudMetalbox by a French subsidiary of Crown (such as SNC) would be required to consolidate CarnaudMetalbox's tax results with those of the French subsidiary. For information on Crown's intention to transfer CarnaudMetalbox Shares acquired in the Offer to SNC, see "--General." Under CBV regulations, ownership of 95% of the aggregate voting power of CarnaudMetalbox Shares will be required for a majority shareholder such as Crown to engage in an OPR (including an OPR followed by a Compulsory Acquisition). If Crown determines to increase its percentage ownership of CarnaudMetalbox Shares after the Offer is consummated, Crown may, subject to applicable law, acquire such additional CarnaudMetalbox Shares through capital contributions and equity issuances, open market purchases, privately negotiated transactions, share repurchases, a tender or exchange offer or otherwise, upon such terms and at such prices as Crown may determine, which may be more or less than the price to be paid pursuant to the Offer and which could be for cash or other consideration, or both. The timing and nature of such transactions will depend on market conditions, legal and regulatory requirements and other factors.

  In the event Crown elects to proceed with an OPR followed by a Compulsory Acquisition, Crown will appoint an independent expert with the approval of the CBV and the COB to issue an opinion regarding the valuation methods used by the bank presenting the OPR in accordance with French law. The price to be offered in such transaction, which may be higher or lower than the value of the Offer Consideration, must be determined in accordance with customary valuation criteria in accordance with CBV regulations and will be subject to the approval of the CBV. When such expert has been appointed and has issued its opinion, Crown will file the necessary documents with the CBV and COB to initiate the Compulsory Acquisition. If Crown were to proceed with an OPR followed by a Compulsory Acquisition, CarnaudMetalbox Shares which were not tendered in acceptance of the OPR would, upon consummation of the OPR, be transferred automatically to Crown, and the former holders of such CarnaudMetalbox Shares would retain only the right to the offer consideration under the OPR (or, in certain circumstances, alternative consideration offered in the Compulsory Acquisition) for such CarnaudMetalbox Shares. No assurance can be given that a Compulsory Acquisition will be consummated or, if consummated, as to the timing or price thereof. The decision by the CBV to approve a Compulsory Acquisition with respect to the CarnaudMetalbox Shares would result in the delisting of the CarnaudMetalbox Shares from the Paris Stock Exchange. Delisting of CarnaudMetalbox Shares from the Paris Stock Exchange would also result in the cessation of quotations of CarnaudMetalbox Shares on SEAQ International. In addition, as a result of Crown's becoming a substantial shareholder in CarnaudMetalbox, it is possible that the number of CarnaudMetalbox Shares held in public hands will no longer satisfy the requirements for listing of the London Stock Exchange, and even in the event that the CarnaudMetalbox Shares remain eligible for such listing, Crown may nevertheless seek to have the CarnaudMetalbox Shares delisted from the London Stock Exchange. See also "--Effect of Offer on Market for CarnaudMetalbox Shares."

  Whether or not the Offer is consummated, Crown reserves the right, subject to applicable legal restrictions, to sell or otherwise dispose of any or all CarnaudMetalbox Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices as Crown shall determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration, or both. However, Crown has no current intention to sell any CarnaudMetalbox Shares acquired in the Offer (other than with respect to the transfer of CarnaudMetalbox Shares acquired by Crown in the Offer to SNC as set forth in "--General" above).

EXTENSION, TERMINATION AND AMENDMENT

  Subject to applicable law and regulation, Crown expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is to remain open by giving written notice of such extension to the CBV (and any other applicable authorities) at any time on or prior to the Expiration Date. There can be no assurance that Crown will exercise its right to extend the Offer, or that, if such right is exercised, such extension will be approved by the CBV. Subject to the applicable regulations of the CBV and the provisions of the Exchange Offer Agreement, Crown also reserves the right to amend or modify any terms and conditions of the Offer, including the Exchange Ratio and the Minimum Condition, or to terminate the Offer. Any such amendment or modification will be subject to the prior approval of the CBV, which, in the event of any such amendment or modification or for any reason, may or may not extend the period of time the Offer is to stay open.

  Under SEC rules which are applicable to the Offer in the U.S., the Offer must be open for (1) at least 20 "business days" (i.e., any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Philadelphia time) from the time the Offer is first published, sent or given to CarnaudMetalbox shareholders covered by the SEC rules and (2) at least ten business days from the date when the notice of any increase in the offered consideration (other than a de minimus increase) is first published, sent or given to such shareholders (or, according to the SEC's announced interpretation of the rule, from the date of any material change in the terms of the subject offer).

  In the event of any competing offer for CarnaudMetalbox Shares, Crown reserves the right, at the sole discretion of Crown and subject to applicable regulations of the CBV and the provisions of the Exchange Offer Agreement, (1) to withdraw the Offer, (2) to maintain the terms of the Offer or (3) to amend or modify the terms of the Offer, including in respect of the consideration to be paid in the Offer or the Minimum Condition. If, prior to the Expiration Date, Crown shall increase the consideration offered to holders of CarnaudMetalbox Shares, such increase shall be applicable to all holders whose CarnaudMetalbox Shares are purchased or exchanged pursuant to Offer. Any such extension, termination or amendment shall be announced by the SBF in accordance with applicable law and regulation in France.

CASH IN LIEU OF FRACTIONAL SHARES OF CROWN COMMON STOCK AND CROWN ACQUISITION PREFERRED STOCK

  No fraction of a share of Crown Stock will be issued by Crown in the Offer. In lieu thereof, each tendering shareholder who would otherwise be entitled to a fractional share of Crown Common Stock or Crown Acquisition Preferred Stock (after aggregating all fractional shares of Crown Common Stock and Crown Acquisition Preferred Stock to be received by the holder), will receive from Crown an amount in cash in French francs rounded to the nearest French franc equal to the product of (1) such fraction and (2) the Average Crown Common Stock Price.

TENDER PROCEDURES

 General

  CarnaudMetalbox shareholders hold CarnaudMetalbox Shares in either forme nominative ("registered form") or forme au porteur ("bearer form"). Because CarnaudMetalbox Shares have been issued under French law, both registered and bearer shares are held in uncertificated, or book-entry, form in SICOVAM accounts. Registered CarnaudMetalbox Shares are recorded in a register maintained by Demachy Worms et Cie ("Demachy") on behalf of CarnaudMetalbox and are inscribed in SICOVAM accounts under the SICOVAM identification number of Demachy. Certain registered CarnaudMetalbox Shares are held through a sub-register maintained by Barclays Registrars, a trading name of Barclays Bank PLC. Depositary certificates ("Certificates of Registration") representing shares held through the Barclays sub-register have been issued to facilitate trading of CarnaudMetalbox Shares on the London Stock Exchange.

  The manner in which tenders into the Offer may be made depends on the manner in which a shareholder of CarnaudMetalbox holds CarnaudMetalbox Shares (i.e., in bearer or registered form, and if in registered form, whether through Certificates of Registration). Shareholders who wish to accept the Offer should contact the bank, financial institution, broker or other intermediary (an "Intermediary") through which such shareholder holds CarnaudMetalbox Shares to determine the manner in which such holder's shares are held and how to tender in the Offer. Holders of Certificates of Registration should contact Barclays Registrars at the address and telephone number below with any questions regarding tender procedures.

  CarnaudMetalbox shareholders who hold CarnaudMetalbox Shares in both registered and bearer form and/or who hold Certificates of Registration should use the appropriate tender procedure with respect to each holding.

  If the Offer is consummated, the Offer Consideration will be distributed as set forth in "--Exchange and Payment of Offer Consideration." If the Offer is not consummated, the tendered CarnaudMetalbox Shares will be returned to applicable Intermediaries without any interest or other compensation, and Certificates of Registration will be returned by mail in the manner referred to in the Form of Acceptance (as defined below).

  None of Crown, Societe Generale or CS First Boston or their respective affiliates will be under any duty to give notification of any defect or irregularities in any tendering or non-tendering shareholder's instructions or incur any liability for failure to give any such notification.

  No acknowledgement of the receipt by any Intermediary or Barclays Registrars of any tender instructions or other documentation will be given by Crown, Societe Generale or CS First Boston or their respective affiliates. All communications, documents, certificates and remittances to be delivered by or sent to or from CarnaudMetalbox shareholders (or their designated agents) will be delivered by or sent to or from CarnaudMetalbox shareholders (or their designated agents) at their own risk. If CarnaudMetalbox shareholders make delivery by mail, registered mail with return receipt requested, properly insured, is recommended.

 Tender Procedures for Bearer Shares

  To accept the Offer, a holder of CarnaudMetalbox Shares in bearer form should, as soon as possible after commencement of the Offer but in any event on or prior to the Expiration Date, transmit a sale or exchange

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

order to the Intermediary through which the CarnaudMetalbox Shares being tendered are held in accordance with the procedures specified by such Intermediary (including, if required, by executing any necessary documentation). If such Intermediary is not an Intermediary authorized to deal directly through the SICOVAM clearance system (an "Accredited Intermediary"), such Intermediary should forward the shareholder's instructions to the Accredited Intermediary through which such Intermediary holds the CarnaudMetalbox Shares.

  A CarnaudMetalbox shareholder tendering into the Offer should indicate in the sale or exchange order transmitted to the holder's Intermediary that such shareholder is electing to receive the Cash Election Price or Units for all of the CarnaudMetalbox Shares being tendered by such shareholder or, alternatively, that such shareholder is electing to receive the Cash Election Price for a portion of such shares and Units for the remaining portion of such shares.

 Tender Procedures for Registered Shares (other than Certificates of
Registration)

  To accept the Offer, a holder of CarnaudMetalbox Shares in registered form should, as soon as possible after commencement of the Offer but in any event on or prior to the Expiration Date, (1) if the holder holds directly through Demachy, transmit a sale or exchange order to Demachy in accordance with the procedures specified by Demachy (including, if required, by executing any necessary documentation) or (2) if the holder holds through an Intermediary other than Demachy, transmit a sale or exchange order to the Intermediary through which the CarnaudMetalbox Shares being tendered are held in accordance with the procedures specified by such Intermediary (including, if required, by execution of necessary documentation). In the latter case, for the tender to be effective, it will be necessary for such Intermediary to forward the shareholder's instructions to Demachy on or prior to the Expiration Date.

  A CarnaudMetalbox shareholder tendering into the Offer should indicate in the sale or exchange order transmitted to the holder's Intermediary or to Demachy that such shareholder is electing to receive the Cash Election Price or Units for all of the CarnaudMetalbox Shares being tendered by such shareholder or, alternatively, that such shareholder is electing to receive the Cash Election Price for a portion of such shares and Units for the remaining portion of such shares.

  In the event the Offer is consummated, the SBF will convert any registered shares tendered into the Offer into bearer form. Holders of registered shares need not request Demachy or their Intermediary to convert their registered shares into bearer form; such conversion will be effected by the SBF automatically upon publication of the closing notice for the Offer. ANY PRIOR CONVERSION BY A HOLDER OF REGISTERED CARNAUDMETALBOX SHARES TO BEARER FORM WILL RESULT IN THE LOSS OF DOUBLE VOTING RIGHTS, IF ANY, AT THE TIME OF SUCH CONVERSION, INCLUDING IF THE OFFER IS NOT CONSUMMATED.

 Tender Procedures for Certificates of Registration

  Holders of Certificates of Registration will be sent with this Proxy Statement/Prospectus a form of acceptance (a "Form of Acceptance"). To accept the Offer, holders of Certificates of Registration should, as soon as possible following commencement of the Offer but in any event on or prior to the Expiration Date, submit the Certificates of Registration, together with a properly completed and duly executed Form of Acceptance, and all other documents required by the Form of Acceptance in accordance with the instructions and to the address thereon. The Form of Acceptance will constitute an authority and request to Barclays Registrars to instruct Demachy to tender the CarnaudMetalbox Shares to which the relevant Certificates of Registration relate in the Offer.

  IF HOLDERS OF CERTIFICATES OF REGISTRATION HAVE ANY QUESTIONS RELATING TO THE PROCEDURE THEY SHOULD FOLLOW, THEY SHOULD CONTACT NEW ISSUES DEPARTMENT, BARCLAYS REGISTRARS AT PO BOX 166, BOURNE HOUSE, 34 BECKENHAM ROAD, BECKENHAM KENT, BR3 4TH UNITED KINGDOM (TELEPHONE 0-181-639-2152 FOR PERSONS IN THE UNITED KINGDOM AND (011) 44-181-639-2152 FOR PERSONS IN THE UNITED STATES).

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

  If a holder of Certificates of Registration has not received a Form of Acceptance, such shareholder should contact Barclays Registrars at the address and telephone number above to obtain such a form.

EXCHANGE AND PAYMENT OF OFFER CONSIDERATION

  Following the Expiration Date, Demachy and the other Accredited Intermediaries which have received valid sale or exchange orders for CarnaudMetalbox Shares will be required under regulations of the CBV to forward such shares by book-entry transfer to the SICOVAM account of the SBF. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Crown will purchase and pay for or exchange all CarnaudMetalbox Shares as to which valid sale or exchange orders were received by the applicable Accredited Intermediary on or prior to the Expiration Date and which have been forwarded by book-entry transfer to the SBF following expiration of the Offer in accordance with CBV regulations. Crown will be deemed to have accepted for purchase or exchange all such CarnaudMetalbox Shares upon consummation of the Offer, which will occur upon the publication by the SBF of the closing notice confirming the success of the Offer following the Expiration Date. The timing of publication of such notice will be dependent upon the complexity of calculating the results of the Offer and other factors, and a period of up to four weeks or more could elapse between the Expiration Date and the publication of such closing notice.

  HOLDERS OF CARNAUDMETALBOX SHARES WHO HAVE INSTRUCTED THE APPLICABLE INTERMEDIARY TO TENDER SUCH SHARES IN THE OFFER WILL NOT HAVE THE RIGHT TO WITHDRAW SUCH SHARES FOLLOWING EXPIRATION OF THE OFFER AND PRIOR TO THE CLOSING DATE.

  Following publication of the closing notice, the SBF, together with, in the case of CarnaudMetalbox Shares tendered for cash, the applicable brokers selected by the Accredited Intermediaries which have validly tendered CarnaudMetalbox Shares in the Offer, will exchange or pay for such shares as promptly as practicable in accordance with applicable French practice. Under no circumstances will interest or other compensation on the Offer Consideration be paid by or on behalf of Crown by reason of any delay in making such payment or exchange. Further information in respect of the timing of settlement for the Offer will be published by the SBF in the opening notice for the Offer or in a subsequent SBF notice.

  If the Offer is not consummated, tendered CarnaudMetalbox Shares will be returned to shareholders (without interest or other compensation) following publication of the results of the Offer by the SBF.

RIGHTS OF TENDERING SHAREHOLDERS TO CANCEL ACCEPTANCE OF OFFER

  Any sale or exchange order forwarded to an Intermediary (or Form of Acceptance forwarded to Barclays Registrars) may be cancelled at any time on or prior to the Expiration Date. Following the Expiration Date, such sale or exchange orders (or Forms of Acceptance), including any elections as to cash versus Units in the Offer, are irrevocable, and tendering shareholders may not cancel acceptances or withdraw their CarnaudMetalbox Shares or Certificates of Registration.

  In the event of publication of a notice of suspension of trading of CarnaudMetalbox Shares on the Paris Stock Exchange by the SBF as a result of the filing with the CBV of a competing offer for CarnaudMetalbox Shares, any sale or exchange order transmitted to an Intermediary (or Form of Acceptance forwarded to Barclays Registrars) with respect to the Offer will be automatically revoked and cancelled, and any shareholder who desires, following publication of such notice to tender CarnaudMetalbox Shares into the Offer will be required to transmit a new sale or exchange order to the applicable Intermediary holding such CarnaudMetalbox Shares (or, in the case of Certificates of Registration, a new Form of Acceptance to Barclays Registrars).

LISTING OF CROWN COMMON STOCK AND CROWN ACQUISITION PREFERRED STOCK

  Crown Common Stock is listed on the NYSE. Crown Common Stock is not currently listed on the Paris Stock Exchange or the London Stock Exchange, and there currently is no established trading market for shares of Crown Common Stock in France or the United Kingdom, except that shares of Crown Common Stock are currently quoted on SEAQ International on an indicative basis only. Crown will apply to the NYSE for approval of the listing on the NYSE of the shares of Crown Stock to be issued in the Offer. Crown will also apply to the Paris Stock Exchange for the listing of the shares of Crown Stock to be issued to the Offer (and the currently issued Crown Common Stock) on the Official List of the Paris Stock Exchange. CarnaudMetalbox shareholders should be aware that if an insufficient number of holders of CarnaudMetalbox Shares elect Units of Crown Stock, as opposed to cash, in the Offer, the NYSE or Paris Stock Exchange could delist, or decline to permit the listing of, Crown Acquisition Preferred Stock, and the Paris Stock Exchange could delist, or decline to permit the listing of, Crown Common Stock. In the event Crown Acquisition Preferred Stock is not so listed, its liquidity and market price could be adversely affected.

  It is anticipated that holders of Crown Stock will receive any dividends or distributions thereon by Crown in U.S. dollars, although sales proceeds with respect to trades on any exchange on which the Crown Stock is listed will be in the local currency. Fluctuations in the exchange rate between the French franc and the U.S. dollar will affect the French franc equivalent of the U.S. dollar prices of the Crown Common Stock and Crown Acquisition Preferred Stock traded on the Paris Stock Exchange and, as a result, are likely to affect the market price of Crown Common Stock and Crown Acquisition Preferred Stock in France. Such fluctuations will also affect the French franc amounts received by holders of Crown Common Stock and Crown Acquisition Preferred Stock in respect of cash dividends paid in U.S. dollars on the Crown Common Stock and Crown Acquisition Preferred Stock.

EFFECT OF OFFER ON MARKET FOR CARNAUDMETALBOX SHARES

  If the Offer is consummated, the purchase or exchange of the CarnaudMetalbox Shares pursuant to the Offer will reduce the number of holders of CarnaudMetalbox Shares and the number of CarnaudMetalbox Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining CarnaudMetalbox Shares, if any, held by the public. Moreover, after consummation of the Offer, Crown may decide to initiate an OPR which may be followed by a Compulsory Acquisition to transfer the remaining CarnaudMetalbox Shares to Crown if Crown has obtained ownership of 95% or more of aggregate voting power of CarnaudMetalbox as required under French law and regulation.

  If Crown decides to forego an OPR and Crown holds 95% or more of the aggregate voting rights of CarnaudMetalbox Shares, minority shareholders may, subject to applicable regulations of the CBV, request the CBV to require Crown to file with the CBV a proposed OPR for the remaining CarnaudMetalbox Shares. In such circumstances, the CBV will be required to consult with Crown prior to approving the requested OPR.

  Paris Stock Exchange. As stated above, Crown may decide, if the Offer is consummated, to initiate an OPR following the Offer in accordance with French law and regulation. A consequence of any such OPR which is approved by the CBV (including an OPR initiated by minority holders of CarnaudMetalbox Shares) may be the delisting of CarnaudMetalbox Shares from the Paris Stock Exchange. In addition, the CBV published guidelines indicate that the CBV may decide to remove equity securities from the Official List of the Paris Stock Exchange where the percentage of such equity securities held by the public falls below 5% and where the average daily trading volume of such securities is less than FF 10,000 and involves fewer than 250 shares, among other circumstances. Although generally the CBV will not delist French equity securities in the absence of an OPR, in certain cases (generally where the issuer has minimal float and trading volume) the CBV may decide, upon the request of an issuer or on its own initiative, to delist such securities. Crown reserves the right, if the Offer is consummated, to cause CarnaudMetalbox to make such request. Such delisting could have a material adverse effect on the market for, and trading in, CarnaudMetalbox Shares. If the CarnaudMetalbox Shares are removed from the Official List, the CarnaudMetalbox Shares would be transferred to the marche hors cote ("unlisted") market, which is largely unregulated and illiquid. Further, any delisting of CarnaudMetalbox Shares from the Paris Stock Exchange will also result in the cessation of quotations of CarnaudMetalbox Shares on SEAQ International.

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

  In addition, following the Offer, the CarnaudMetalbox Shares may no longer be traded on the marche a reglement mensuel, or monthly settlement market, which is the primary equity market in France where the most liquid equity issues are traded. In the monthly settlement market, the purchaser may, upon payment of a fee, select settlement within three trading days following the trade (reglement immediat, or immediate settlement) or decide on the date de liquidation, or determination date, which is the sixth trading date prior to the end of the month, either (1) to settle the trade on the last trading day of the such month or (2) upon payment of an additional fee, to extend to the determination date of the following month the option either to settle on the last trading day of such month or to postpone again the selection of a settlement date until the next determination date. Such option may be maintained on each subsequent determination date upon payment of an additional fee. Issues not traded on the monthly settlement market are traded on the marche au comptant, or cash market, on the second marche, or second market, in each case where trades are settled within three trading days after the transaction, or on the unlisted market.

  In the event that CarnaudMetalbox Shares continue to be listed on the Official List of the Paris Stock Exchange following the Offer, shareholders who have not accepted the Offer will continue to receive the same financial and other information from CarnaudMetalbox that CarnaudMetalbox presently is required by applicable law and regulation to make available to holders of CarnaudMetalbox Shares. If CarnaudMetalbox Shares are no longer listed on the Paris Stock Exchange following the Offer, CarnaudMetalbox would no longer be required by such laws and regulations to make publicly available financial and other information about CarnaudMetalbox to the same degree as is presently provided to CarnaudMetalbox's shareholders, although CarnaudMetalbox would be required by applicable French law to make available its audited annual accounts to holders of CarnaudMetalbox Shares.

  Crown has been advised by CGIP that as of October 31, 1995, there were 35,712,932 CarnaudMetalbox Shares held in registered form and 50,338,259 CarnaudMetalbox Shares held in bearer form. At such date, a total of 86,051,191 CarnaudMetalbox Shares were outstanding. If, as a result of the acquisition of the CarnaudMetalbox Shares pursuant to the Offer or otherwise, the CarnaudMetalbox Shares are delisted from the Paris Stock Exchange or are no longer traded on the monthly settlement market, the market for, and trading in, the CarnaudMetalbox Shares could be adversely affected.

  London Stock Exchange. In the event that CarnaudMetalbox Shares continue to be listed on the London Stock Exchange following the purchase or exchange of CarnaudMetalbox Shares pursuant to the Offer, shareholders of CarnaudMetalbox who have not accepted the Offer will continue to receive the same financial and other information from CarnaudMetalbox that CarnaudMetalbox presently is required by the Listing Rules of the London Stock Exchange (the "LSE Listing Rules") to make available to CarnaudMetalbox's shareholders. If CarnaudMetalbox Shares are no longer listed on the London Stock Exchange following the Offer, CarnaudMetalbox would no longer be subject to the LSE Listing Rules, including with respect to the provision of information about CarnaudMetalbox.

  Crown reserves the right to delist CarnaudMetalbox Shares following the Offer from the London Stock Exchange. In addition, as a result of Crown's becoming a substantial shareholder of CarnaudMetalbox following consummation of the Offer, it is possible that the number of CarnaudMetalbox Shares held in public hands will no longer satisfy the requirements for listing of the London Stock Exchange. Any termination and delisting of CarnaudMetalbox Shares from the London Stock Exchange could have a material adverse effect on the market for, and trading in, CarnaudMetalbox Shares.

FEES AND EXPENSES

  CS First Boston is acting as Crown's financial advisor in connection with the CarnaudMetalbox Transaction and as the dealer-manager with respect to the Offer in the United States. In addition, CS France is acting as co-presenting bank with respect to the Offer, and CS First Boston Limited is acting as one of Crown's two financial advisors with respect to the Offer in the United Kingdom. As compensation for these services, Crown agreed to pay CS First Boston a financial advisory fee of $100,000 upon the execution of CS First Boston's engagement letter, an implementation fee of $1,000,000, of which $500,000 was payable upon the execution by Crown and

CGIP of the Exchange Offer Agreement and $500,000 is payable upon receipt by Crown of all relevant material regulatory approvals required by Crown in connection with the transaction. The financial advisory fee and implementation fee are creditable against the transaction fee of $4,500,000 payable upon the closing of the Offer. Crown has also agreed to reimburse CS First Boston and its affiliates (including CS France and CS First Boston Limited) for out-of-pocket expenses incurred in connection with the engagement by Crown, including fees and expenses of legal counsel, and to indemnify CS First Boston and its affiliates against certain claims and liabilities to which they may become subject, including liabilities under United States federal securities laws relating to or arising out of the engagement. See "THE CARNAUDMETALBOX PROPOSALS--Opinion of Crown's Financial Advisor."

  Societe Generale is acting as Crown's financial advisor in connection with the Offer and as the co-presenting bank with respect to the Offer. In addition, Societe Generale Strauss Turnbull Securities Limited is acting as one of Crown's two financial advisors with respect to the Offer in the United Kingdom. As compensation for these services, Crown agreed to pay Societe Generale a fee of up to $3,000,000 consisting of a base fee of $1,750,000 if the Offer is consummated and the Minimum Condition is fulfilled; and additional success fees of $650,000 and $600,000, respectively, if, after the Offer is consummated, Crown owns in excess of 90% and 95%, respectively, of the outstanding CarnaudMetalbox Shares (based on voting power, rights to dividends and rights to assets on liquidation of CarnaudMetalbox) (collectively, the "Societe Generale Offer Fees").

  Crown may in its sole discretion with respect to the Societe Generale Offer Fees designate certain CarnaudMetalbox Shares purchased after the consummation of the Offer to be added to the CarnaudMetalbox Share ownership benchmarks set forth above for purposes of determining the Societe Generale Offer Fees. In addition, Crown has acknowledged to Societe Generale that Crown intends, subject to the circumstances then prevailing, to permit Societe Generale to purchase CarnaudMetalbox Shares in the open market on Crown's behalf beginning after the Offer expires until two weeks after the SBF publishes the results of the Offer in France, and these CarnaudMetalbox Shares will be added to the foregoing benchmarks as well. Crown will pay Societe Generale competitive commissions for such open market purchases. Crown has also agreed to engage Societe Generale with respect to any subsequent offers for CarnaudMetalbox Shares, subject to a step down in fees. Crown will pay Societe Generale a $150,000 retainer fee (to be credited against other fees and expenses payable to Societe Generale) if the Offer is not commenced, or if commenced, the Offer is not successfully consummated, and $100,000 if the Offer is successfully consummated and Crown thereafter successfully completes a Compulsory Acquisition. Any fees paid by a French affiliate of Crown to Societe Generale will include any French value added tax, if necessary. Crown has also agreed to reimburse Societe Generale for its authorized out-of-pocket expenses (including fees and expenses of legal counsel), and will indemnify Societe Generale against certain claims and liabilities to which it may become subject.

  Prior to commencement of the Offer, Crown and Societe Generale will agree to the appropriate amount of any financial intermediary fees with respect to the collection of acceptance orders in respect of the successful consummation of the Offer. Societe Generale has advised Crown that conventional fees for such purposes for offers in France are 1% of the value of the subject shares held in a shareholder's account, subject to a maximum of FF 2,000 and a minimum of FF 25 per account. The financial intermediary fees (plus any related applicable value added tax) will be paid by the SBF for the account of Crown. Such financial intermediary fees will be reduced by 50% in the event the Offer is not consummated, except that no such fees will be paid to intermediaries in the event a competing offer for CarnaudMetalbox Shares is filed with the CBV and Crown does not consummate the Offer. With respect to any CarnaudMetalbox Shares tendered for cash pursuant to the Offer, both Crown and the tendering shareholder are obligated to pay an impot de bourse, or stock exchange tax, assessed on the price at which the securities were traded at the rate of 0.3% on transactions up to FF 1 million and at a rate of 0.15% thereafter (less, in either case, a tax discount of FF 150), subject to a maximum assessment of FF 4,000 per transaction. No such tax will be assessed in respect of CarnaudMetalbox Shares tendered for Units. Persons who are residents outside France are not obligated to pay such stock exchange tax. Crown currently intends to pay any applicable stock exchange tax incurred by tendering shareholders in connection with the tender of CarnaudMetalbox Shares (plus any related applicable value added tax). In addition, in all transactions involving the sale of securities through licensed brokers in France, a fee or commission is payable by both the buyer and the selling shareholder to the societe de bourse, or broker, involved in the transaction. Each tendering shareholder will also incur such brokerage fees in respect of the sale of the holder's CarnaudMetalbox Shares to Crown pursuant to the Offer. Crown has been advised that customary brokerage fees per transaction in France are 0.5% for transactions up to FF 1 million, 0.3% for transactions from FF 1 million up to FF 5 million, and .15% thereafter. Crown currently intends to pay all such brokerage fees incurred by any tendering shareholders (plus any related applicable value added tax) up to these amounts.

  As of October 23, 1995, Societe Generale has advised Crown that it (or its affiliates) beneficially owns for its own account 3,186,109 CarnaudMetalbox Shares, representing approximately 2.7% of the aggregate voting power of the CarnaudMetalbox Shares outstanding. Subsidiaries of Societe Generale also make a market in the CarnaudMetalbox Shares both on SEAQ International and, with respect to options on CarnaudMetalbox Shares, on MONEP, and Mr. Seilliere, the Chairman and Chief Executive Officer of CGIP and Chairman of the supervisory board of CarnaudMetalbox, is a director of Societe Generale. See "--General" and "--Interests of Certain Persons in the Offer."

  For information as to certain fees which will be paid to Societe Generale and Credit Suisse, among others, in connection with the financing of the Offer, See "THE CARNAUDMETALBOX PROPOSALS--Source of Funds."

  Under the Exchange Offer Agreement, in the event the Offer is consummated, Crown (or its designee) has agreed to reimburse CGIP for 80% of the total amount of documented fees and expenses of CGIP's legal and financial advisors up to a maximum of $15 million in connection with the transactions contemplated under the Exchange Offer Agreement. CGIP has advised Crown that it expects to incur fees and expenses in excess of the maximum reimbursement amount of $15 million.

  Except as provided above, Crown will not pay fees or commissions to any broker or dealer or any other person for soliciting tenders of CarnaudMetalbox Shares pursuant to the Offer. In the United States, brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Crown for reasonable and necessary costs incurred by them in forwarding material to their customers.

INTERESTS OF CERTAIN PERSONS IN THE OFFER

  General. Following consummation of the Offer, CarnaudMetalbox will be either a direct or indirect subsidiary of Crown.

  Stock Options. For information regarding certain commitments of Crown with respect to CarnaudMetalbox's employee stock options, see "THE EXCHANGE OFFER AGREEMENT--CarnaudMetalbox Stock Options."

  Employment Agreements. Each member of the executive committee and each group vice president has entered into an employment contract with CarnaudMetalbox. Employment contracts for members of the executive committee, including the Chief Executive Officer, generally contain notice provisions ranging from six months to two years and non-competition agreements generally lasting one year from the date of termination and renewable for one additional year. These contracts provide for aggregate severance payments, which include salary in lieu of notice, of approximately FF 88 million (or approximately $18.1 million based on the Noon Buying Rate on November 10, 1995) if each severance payment is triggered, which includes the amounts paid in September 1995 to Mr. B. Jurgen Hintz, the former chairman of CarnaudMetalbox, in connection with his resignation from CarnaudMetalbox. See "CARNAUDMETALBOX--General."

  Shareholders Agreement. For information as to certain commitments of Crown with respect to representation on Crown's Board of Directors and the formation of a Strategic Committee of Crown directors following consummation of the Offer and other matters, see "--Ownership of Crown Stock after the Offer" and "THE SHAREHOLDERS AGREEMENT."

  Fees and Expenses. For information regarding agreements by Crown to pay certain fees and expenses of CGIP, CS First Boston (or its affiliates) and Societe Generale with respect to the Offer, see "--Fees and Expenses" above.

  Management Agreement. On May 20, 1995, CarnaudMetalbox and CGIP entered into a letter agreement pursuant to which CGIP has agreed to provide management and administrative services to CarnaudMetalbox through 1999. This letter agreement conformed with the prior agreement in effect since 1977 between CarnaudMetalbox and CGIP with respect to CGIP's provisions of such services. In 1994, the amount paid by CarnaudMetalbox to CGIP (on pre-tax basis) under such agreement was approximately FF 11.1 million. After 1999, the letter agreement will be automatically renewable unless terminated in the first quarter of the prior year, in which case such agreement will terminate on the next succeeding January 1.

CERTAIN TAX CONSEQUENCES OF THE OFFER

  The following is a summary of certain tax consequences that may be relevant to persons who are subject to tax in the United States, France or the United Kingdom upon the exchange of CarnaudMetalbox Shares for Units of Crown Stock and/or the Cash Election Price pursuant to the Offer and upon holding and disposing of any Crown Stock acquired pursuant to the terms of the Offer. This summary is for general informational purposes only and does not purport to address specific tax consequences that may be relevant to certain persons (including, for example, persons who are employed by CarnaudMetalbox, financial institutions, broker-dealers, insurance companies or tax-exempt organizations). Persons who may be subject to tax in more than one jurisdiction should consult the provisions of any applicable tax treaty in determining the potential tax consequences to them.

  The discussion is based upon the advice of Dechert Price & Rhoads, counsel to Crown, with respect to U.S. federal income tax consequences; Jeantet et Associes, special French counsel to Crown, with respect to French tax consequences; and Titmuss Sainer Dechert, special United Kingdom counsel to Crown, with respect to United Kingdom tax consequences. The discussion is based on the current statutory provisions of U.S., French and United Kingdom law, applicable regulations, judicial authority and administrative rulings and practice. Any of such authorities is subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a person participating in the Offer or holding Crown Stock.

  HOLDERS OF CARNAUDMETALBOX SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S., FRENCH OR UNITED KINGDOM TAX CONSIDERATIONS THAT MAY BE SPECIFIC TO THEM, AS WELL AS WITH RESPECT TO ANY TAX CONSIDERATIONS OF OTHER COUNTRIES, AS WELL AS LOCAL (INCLUDING U.S. STATE) TAX CONSIDERATIONS OF PARTICIPATING IN THE EXCHANGE OFFER OR OF HOLDING OR DISPOSING OF CROWN STOCK.

 Income Tax Consequences to U.S. Shareholders

  Dispositions of CarnaudMetalbox Shares Pursuant to the Offer. Persons who are U.S. citizens or are taxed as residents of the United States or that otherwise will be subject to U.S. federal income tax on a net basis in respect of CarnaudMetalbox Shares or, as applicable, the Crown Stock received (collectively, "U.S. Holders") will recognize taxable gain or loss for U.S. federal income tax purposes on the exchange. The amount of gain or loss recognized will be equal to the difference between the amount of cash and/or the fair market value of the Crown Stock received, as applicable, and the U.S. Holder's adjusted tax basis in the CarnaudMetalbox Shares surrendered in the exchange. If the CarnaudMetalbox Shares are held as a capital asset by the U.S. Holder, any such gain or loss will be capital gain or loss. Any such capital gain or loss will be taxed as long-term capital gain or loss if the CarnaudMetalbox Shares have been held for more than one year as of the date of the exchange; otherwise such capital gain or loss will be taxed as short-term capital gain or loss. The amount of a U.S. Holder's gain or loss and the characterization of such gain or loss must be determined separately for each block of CarnaudMetalbox Shares that was acquired at different times or prices.

  A U.S. Holder's tax basis in the shares of Crown Stock received in the exchange will be equal to the fair market value of such shares on the date of the exchange. The U.S. Holder's holding period for such shares will begin on the day immediately following the date of the exchange.

  Conversion of Crown Acquisition Preferred Stock. U.S. Holders of Crown Acquisition Preferred Stock that convert such shares into shares of Crown Common Stock will recognize no gain or loss on the conversion for U.S. federal income tax purposes. The U.S. Holder's adjusted tax basis in the shares of Crown Common Stock received in the conversion will be equal to the adjusted tax basis in the shares of Crown Acquisition Preferred Stock surrendered in the conversion. The U.S. Holder's holding period for the shares of Crown Common Stock will include the period during which the shares of Crown Acquisition Preferred Stock were held.

  Dividends on Crown Stock. Dividend distributions with respect to the shares of Crown Stock will be taxable as ordinary income to the U.S. Holders of such shares provided Crown has current or accumulated earnings and profits in the amount of the distribution.

  Backup Withholding Considerations. U.S. Holders who receive cash in exchange for their CarnaudMetalbox Shares pursuant to the Offer may be subject to backup withholding in the amount of 31% of the cash proceeds of the exchange if they fail to provide the person responsible for the distribution of the cash proceeds to U.S. Holder's account their taxpayer identification number ("TIN"), certified under penalties of perjury, or a certification that the person is awaiting a TIN. Certain persons, including all corporate shareholders, are exempt from the backup withholding rules. Backup withholding is not an additional tax, but rather may be credited against the person's federal income tax liability for the year in which the withholding occurs.

  U.S. Holders of Crown Stock who do not otherwise qualify as exempt recipients (exempt recipients generally include, for this purpose, corporate shareholders of Crown Stock) may also be subject to backup withholding in the amount of 31% of the dividend payments received with respect to Crown Stock, unless the U.S. Holder provides Crown with its TIN certified under penalties of perjury and also certifies that the recipient has not been notified by the IRS that it is subject to backup withholding.

 U.S. Tax Considerations Applicable to Non-U.S. Holders

  The following discussion concerns certain United States federal income and estate tax consequences of participating in the Offer and in the ownership or disposition of Crown Stock that may be applicable to Non-U.S. Holders. In general, a "Non-U.S. Holder" is any person other than (1) a citizen or resident of the United States for U.S. federal income tax purposes, (2) a corporation or partnership created or organized in the United States or under the laws of the United States or any state thereof, or (3) an estate or trust that is subject (or potentially subject) to U.S. federal income tax on its worldwide income on a net basis.

  U.S. Taxation of Non-U.S. Holders and Backup Withholding on Disposition of CarnaudMetalbox Shares. In general, Non-U.S. Holders who exchange CarnaudMetalbox Shares for cash or shares of Crown Stock pursuant to the Offer are not subject to U.S. income tax on the gain recognized on the disposition of such CarnaudMetalbox Shares. However, a Non-U.S. Holder will be subject to U.S. tax if (1) the holder is an individual who holds the CarnaudMetalbox Shares as a capital asset and is present in the U.S. for 183 days or more during the calendar year in which the CarnaudMetalbox Shares are sold, or (2) the holder is engaged in a U.S. trade or business with which the sale of the CarnaudMetalbox Shares is effectively connected, unless, in either case, the tax on such gain is reduced or eliminated under an applicable tax treaty.

  Under the Convention Between the United States of America and France with respect to Taxes on Income and Property (the "French Tax Treaty") currently in force, gain recognized from the sale of CarnaudMetalbox Shares by a resident of France is not subject to U.S. tax, unless the shareholder (1) has a permanent establishment (or, in the case of an individual, a fixed base) in the United States and the gain on the CarnaudMetalbox Shares is effectively connected with such permanent establishment (or fixed base) or (2) the shareholder is an individual who holds the CarnaudMetalbox Shares as a capital asset and is present in the United States for 183 days or more during the taxable year in which the CarnaudMetalbox Shares are sold.

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

  Under the Convention Between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital signed on August 31, 1994, but not yet ratified, gain on the sale of CarnaudMetalbox Shares by a French resident may be subject to U.S. tax only if such shares were part of the business property of a permanent establishment or fixed base maintained by the French resident in the United States.

  The United States-United Kingdom Income Tax Convention (the "United Kingdom Tax Treaty") currently in force does not impose any limitations on the U.S. taxation of gain recognized by Non-U.S. Holders beyond those generally applicable under U.S. law.

  In order to avoid U.S. backup withholding at the rate of 31% of the cash proceeds paid, Non-U.S. Holders who exchange CarnaudMetalbox Shares through brokers or intermediaries subject to the backup withholding requirements may be required to certify to the broker or intermediary on Internal Revenue Service Form W-8 that the holder is an "exempt foreign person" for backup withholding purposes, because it generally does not fall into one of the categories of Non-U.S. Holders subject to U.S. tax as described above. Backup withholding is not a tax, but rather may be credited against the holder's U.S. tax liability for the year and may be refunded to the extent that it exceeds the holder's U.S. tax liability. Non-U.S. Holders should consult with their broker or intermediary regarding the possible application of U.S. backup withholding to cash proceeds received upon the disposition of CarnaudMetalbox Shares.

  Withholding Tax on Dividends Paid to Non-U.S. Holders. In general, dividends paid by Crown to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or any lower rate prescribed by an applicable treaty) unless the dividends are either (1) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, or (2) if a tax treaty applies, attributable to a United States permanent establishment maintained by the Non-U.S. Holder.

  Under the French Tax Treaty currently in force, dividends paid with respect to Crown Stock to shareholders who are residents of France will generally be subject to a U.S. withholding tax in the amount of 15% (rather than 30%) of the gross amount of the dividend paid. A 5% withholding rate is available to certain French corporations that own 10% or more of the voting stock of Crown.

  Under the United Kingdom Tax Treaty currently in force, dividends paid with respect to Crown Stock to shareholders who are residents of the United Kingdom will generally be subject to a U.S. withholding tax in the amount of 15% (rather than 30%) of the gross amount of the dividend paid. A 5% withholding rate is available to United Kingdom corporations that own 10% or more of the voting stock of Crown.

  Under current United States Treasury regulations, dividends paid to a holder having a foreign address are presumed to be paid to a Non-U.S. Holder for purposes of the reduced treaty withholding rate, unless Crown has definite knowledge that such a presumption is not warranted. Proposed United States Treasury regulations would, if finally adopted, require Non-U.S. Holders to file certain forms to obtain the benefit of the lower treaty withholding rate. Such forms would contain the holder's name and address and an official statement by the competent authority of the country of the shareholder's residence attesting to the holder's status as a resident of the country.

  As noted above, dividends paid to a Non-U.S. Holder will generally not be subject to the withholding tax described above if the dividends are effectively connected with the conduct of a trade or business in the U.S. or, under an applicable treaty, with a permanent establishment maintained by the shareholder in the United States, if the shareholder files certain forms with the payor. Such dividend income will, however, generally be subject to United States federal income tax at the same rates applicable to United States persons.

  Dividends paid to Non-U.S. Holders that are subject to or exempt from withholding on payments to foreign persons under the foregoing rules are generally exempt from backup withholding. However, Non-U.S. Holders whose dividend income is effectively connected with the conduct of a United States trade or business will still

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

be required to certify as to the non-applicability of the backup withholding rules or otherwise establish an exemption to avoid backup withholding on dividend payments.

  U.S. Taxation of Non-U.S. Holders and Backup Withholding on Dispositions of Crown Stock. Generally, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the disposition of Crown Stock unless (1) the gain is effectively connected with the conduct of a trade or business in the United States, or (2) the Non-U.S. Holder is an individual who holds the shares of Crown Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition.

  As described above, United States taxation of French residents may be further limited by the terms of the French-United States income tax treaty.

  The payment of the proceeds for the disposition of Crown Stock to or through the United States office of a broker will be subject to United States information reporting and backup withholding unless the owner certifies, among other things, its status as a Non-U.S. Holder (and the broker does not have actual knowledge to the contrary), or otherwise establishes an exemption. The payment of proceeds from the disposition of Crown Stock to or through a non-U.S. office of a non-U.S. broker will generally not be subject to information reporting (except under the circumstances described in the following sentence) and, under current temporary regulations, will not be subject to backup withholding. Unless the broker has documentary evidence in its files that the owner is a Non-U.S. holder (and does not have actual knowledge to the contrary), information reporting will apply to dispositions through (a) a non-U.S. office of a U.S. broker and (b) a non-U.S. office of a non-U.S. broker that is either a "controlled foreign corporation" for United States federal income tax purposes or a person 50% or more of whose gross income from all sources for a certain three-year period was effectively connected with a United States trade or business. Under proposed regulations that are not currently effective, backup withholding would also apply to proceeds from such dispositions if such broker had actual knowledge that the payee is a U.S. Holder.

  The backup withholding and information reporting rules are currently under review by the U.S. Treasury Department and their application to the Crown Stock is subject to change.

  U.S. Estate Tax Considerations of Non-U.S. Holders. Crown Stock owned or treated as owned by a Non-U.S. Holder who is not a citizen or resident of the United States at the time of death generally will be includible in the individual's gross estate for United States federal estate tax purposes and may be subject to United States estate tax. Under the United Kingdom-United States and France-United States Estate and Gift Tax Treaties, however, Crown Stock owned by a person domiciled in the United Kingdom or France at the time of death will not be subject to U.S. estate tax, unless the person is a citizen of the United States.

 French Income Tax Consequences to French Tax Resident Shareholders

  Disposition of CarnaudMetalbox Shares For Cash in the Offer. Persons who are taxed as residents of France ("French Holders") and who receive only cash in exchange for CarnaudMetalbox Shares pursuant to the Offer will recognize taxable gain or loss for French income purposes.

  For French Holders subject to corporate tax, gain or loss recognized on the disposition of CarnaudMetalbox Shares may be eligible under certain conditions for treatment as long term capital gain (taxable at a 19% rate, without taking into account the 10% surtax recently imposed on all corporate tax liabilities) or loss if the CarnaudMetalbox Shares qualify as a controlling interest (titres de participations). Otherwise, the disposition will give rise to a gain or loss included in income taxable at the regular income tax rate.

  If a French Holder who is an individual holds CarnaudMetalbox Shares as personal assets, and if the individual's aggregate transfers of securities during a taxable year exceed the threshold set forth each year by La Loi de Finances (the "Finance Act") gain or loss that is recognized will be subject to capital gains tax. (This threshold was set at FF 336,700 for 1994 and should not be lower in 1995. A draft finance bill provides for a reduction of this threshold down to FF 200,000 for 1996.)

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

  Disposition of CarnaudMetalbox Shares for Crown Stock in the Offer. Under the Code General des Impots (the "French Tax Code"), any gain that is realized by a shareholder that is a corporation upon the exchange of shares of one corporation for shares of another corporation in a public bid is not subject to tax, provided that the amount of cash received by the holder does not exceed
(1) 10% of the par value of the shares received in the exchange or (2) the total capital gain realized by the holder in the exchange. Instead, the gain is deferred until the shareholder disposes of the shares received in a taxable transaction. Such holders would, in any event, recognize gain to the extent of cash received in the transaction.

  The Service de la legislation fiscale has confirmed in a ruling sent to CGIP's counsel that the capital gain realized by French Holders that are corporations that exchange their CarnaudMetalbox Shares for Crown Stock may be deferred in accordance with the foregoing rules until the time that the French Holder disposes of the shares of Crown Stock that are received in the exchange.

  The SLF ruling described in the preceding paragraph may not apply to French Holders who acquired CarnaudMetalbox Shares in a transaction that involved a commitment to retain those shares for a period of time to receive favorable tax treatment. Such persons are urged to review the ruling issued by the SLF, a copy of which is available for inspection at the offices of CarnaudMetalbox.

  Any gain that is realized by a shareholder who is an individual upon the exchange is taxed in accordance with the rules described above for disposition of CarnaudMetalbox Shares for cash. However, the French Tax Code provides that individuals may defer the gain on the exchange of shares in the context of a public bid substantially on the same terms as shareholders who are corporations, as described above. The SLF has confirmed that individual holders who exchange CarnaudMetalbox Shares for shares of Crown Stock may, by making an election with their tax returns, defer the gain that is realized in the transaction in accordance with this provision.

  The SLF has also confirmed for shareholders that are corporations that the exchange of some CarnaudMetalbox Shares for the Cash Election Price and some CarnaudMetalbox Shares for Units of Crown Stock (and any cash paid in lieu of fractional shares) will be treated as two separate exchanges, each subject to the rules described above. According to the SLF, if CarnaudMetalbox Shares were acquired at different times or at different prices, each such block of CarnaudMetalbox Shares should be allocated among the two exchanges based on the overall allocation of CarnaudMetalbox Shares between the two exchanges. No such express confirmation has been received from the SLF for shareholders that are individuals, but it is believed the same rule would apply.

  Conversion of Crown Acquisition Preferred Stock into Crown Common Stock. The SLF has ruled that, in the case of a French Holder that is a corporation, the conversion of Crown Acquisition Preferred Stock into Crown Common Stock will not be considered a taxable event. As a result, no gain or loss will be recognized in connection with such conversion, and the portion of any gain that was deferred with respect to the exchange of CarnaudMetalbox Shares for Crown Stock that is attributable to the Crown Acquisition Preferred Stock will continue to be deferred.

  The SLF ruling described above may not apply to French Holders who acquired CarnaudMetalbox Shares in a transaction that involved a commitment to retain those shares for a period of time to receive favorable tax treatment. Such persons are urged to review the ruling issued by the SLF, a copy of which is available for inspection at the offices of CarnaudMetalbox.

  The SLF has confirmed that any gain realized by individual holders upon the conversion of shares of Crown Acquisition Preferred Stock into shares of Crown Common Stock may be deferred and that any gain that was deferred in connection with the receipt of such shares of Crown Acquisition Preferred Stock pursuant to the Offer will not be triggered as a result of such conversion, provided the shares of Crown Acquisition Preferred Stock were acquired pursuant to the Offer. To obtain such treatment, it will be necessary to file an appropriate election with the applicable tax return.

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

  Dividends Received by French Holders of Crown Stock. French Holders who are residents of France will generally be subject to French income tax on the receipt of dividends paid with respect to shares of Crown Stock. Credit may generally be claimed for any U.S. withholding tax paid with respect to such dividend distributions. See "U.S. Tax Considerations Applicable to Non-US Holders," above. Dividend distributions with respect to Crown Stock will not bear any avoir fiscal that is includible in a French Holder's income or that may be credited against the French Holder's income tax liability.

  For the potential U.S. tax considerations applicable to French shareholders participating in the Offer, see "U.S. Tax Considerations Applicable to Non-U.S. Holders," above.

 United Kingdom Income and Capital Tax Consequences to United Kingdom
Shareholders

  Dispositions of CarnaudMetalbox Shares Pursuant to the Offer. Persons that are resident or ordinarily resident in the United Kingdom or that are carrying on business in the United Kingdom through an establishment with which their investment is connected, that hold the CarnaudMetalbox Shares as a capital asset (a "United Kingdom Holder") and that receive cash in exchange for such CarnaudMetalbox Shares pursuant to the Offer will recognize a taxable gain or allowable loss for the purposes of United Kingdom taxation of capital gains. The amount of the gain or loss will be equal to the difference between the cash received and the recipient's base cost in the CarnaudMetalbox Shares surrendered for cash in the exchange, subject to a United Kingdom Holder's particular circumstances and the availability of any relevant exemptions or reliefs. An allowance based on movements in the United Kingdom retail price index between the date of acquisition of the CarnaudMetalbox Shares and the date of surrender is available to reduce the extent of any gain recognized but will not convert a gain into a loss, or increase the amount of a loss.

  If a United Kingdom Holder exchanges CarnaudMetalbox Shares all or in part for Crown Stock, the United Kingdom Holder will not be subject to United Kingdom taxation on capital gains to the extent the United Kingdom Holder exchanges CarnaudMetalbox Shares for shares of Crown Stock. A United Kingdom Holder's existing base cost in the CarnaudMetalbox Shares surrendered for Crown Stock will be transferred to the new holding in the shares of Crown Stock for the purposes of calculating any gain or loss on subsequent transactions in the shares of Crown Stock received, and the shares of Crown Stock received will be treated as having been acquired at the time the surrendered CarnaudMetalbox Shares were acquired. If Crown Common Stock or Crown Acquisition Preferred Stock is subsequently sold or otherwise disposed of for the purposes of United Kingdom taxation on capital gains, the existing base cost for the United Kingdom Holder's CarnaudMetalbox Shares surrendered for Crown Stock would be apportioned between the Crown Common Stock and the Crown Acquisition Preferred Stock by reference to their respective market values or prices on the first day on which market values or prices were quoted or published for such shares on the relevant recognized stock exchange following their issue.

  Conversion of Crown Acquisition Preferred Stock. A United Kingdom Holder of Crown Acquisition Preferred Stock that converts such shares into shares of Crown Common Stock will recognize no gain or loss on the conversion for United Kingdom taxation purposes. A United Kingdom Holder's existing base cost in the Crown Common Stock received in the conversion will be equal to the existing base cost in the Crown Acquisition Preferred Stock surrendered in the conversion.

  Taxation of Dividends. A holder of shares of Crown Stock that is resident in the United Kingdom for United Kingdom taxation purposes will be subject to United Kingdom income tax or corporation tax on dividend distributions made with respect to the shares of Crown Stock. However, individual holders that are not domiciled in the United Kingdom, or that are Commonwealth subjects or citizens of the Republic of Ireland not ordinarily resident in the United Kingdom, will be assessable only on such income to the extent that it is remitted, or deemed to be remitted for taxation purposes, to the United Kingdom. Credit will be given for any U.S. withholding tax incurred against any United Kingdom tax liability arising in respect of the dividend distributions. See "U.S. Tax Considerations Applicable to Non-U.S. Holders," above.

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

  For the potential U.S. tax considerations applicable to United Kingdom holders participating in the Offer, see "U.S. Tax Considerations Applicable to Non-U.S. Holders," above.

CERTAIN TAX CONSEQUENCES OF THE OFFER TO CARNAUDMETALBOX AND TO CROWN

  Crown will not recognize any taxable income as a result of the acquisition of CarnaudMetalbox Shares pursuant to the Offer.

  As described above, Crown intends to transfer CarnaudMetalbox Shares acquired in the Offer to SNC, a newly-formed societe en nom collectif created under the laws of France, and SNC will, in connection with the acquisition of such shares, incur indebtedness or will assume indebtedness incurred by Crown. The acquisition of 95% or more of the CarnaudMetalbox Shares by a French corporation (such as SNC) will terminate the existing tax consolidated group of corporations of which CarnaudMetalbox is a parent. One consequence of this termination is that some gains and profits which had been deferred by the CarnaudMetalbox tax group will be recognized by CarnaudMetalbox. However, Crown believes that the cost of terminating the existing tax group will not be material as these gains will be offset by existing tax losses of the CarnaudMetalbox tax group.

OPERATION OF CARNAUDMETALBOX AFTER THE OFFER

  Crown believes that the proposed transaction presents a unique strategic opportunity to become the world's largest packaging company. Crown management currently intends, based on its review of available information, to reorganize the combined company into three operating units: the Americas, Europe and Asia. One president will be assigned to each unit and will report directly to Mr. Avery, the Chairman of the Board, President and Chief Executive Officer of Crown. Crown expects that the headquarters for the combined company's European operations will be CarnaudMetalbox's current Paris headquarters. The Crown Board and management expect from time to time before and after the consummation of the proposed transaction to explore and evaluate the advantages of a variety of strategic alternatives with respect to the combined companies' assets, subsidiaries, operations and businesses, including alternatives with respect to dispositions in whole or in part thereof. For information on proposed divestitures by Crown in connection with the obtaining of regulatory approvals, "THE CARNAUDMETALBOX PROPOSALS--Regulatory Approvals."

  After the consummation of the proposed transaction, Crown management will continue to explore opportunities for cost reductions and operational efficiencies and other actions. See "THE CARNAUDMETALBOX PROPOSALS-- Recommendation of Crown's Board of Directors; Reasons for the CarnaudMetalbox Transaction."

  CarnaudMetalbox has a number of credit agreements and debt instruments which provide that a default will or could possibly exist as a result of Crown's acquisition of CarnaudMetalbox. In addition, CarnaudMetalbox has a number of joint venture and other agreements which contain provisions potentially adverse to Crown in the event Crown consummates the Offer. In certain cases, Crown intends to seek appropriate waivers or modifications of the applicable documents, although there can be no assurance such waivers or modifications can be obtained, or as to the nature of the terms thereof. As to any such material CarnaudMetalbox indebtedness for which Crown does not obtain appropriate waivers or modifications, Crown intends to refinance such debt through replacement facilities to be negotiated as necessary. Based on its review during such due diligence period, Crown does not believe that the failure to obtain such waivers or modifications, or the effect of such documents, will result in a material adverse effect on the combined business, results of operations or financial position of Crown and CarnaudMetalbox.

REGULATIONS AFFECTING SECURITY HOLDERS

  Ownership of Crown Stock will be subject to a number of U.S. federal and state regulatory provisions, including certain disclosure requirements under the Exchange Act pertaining to persons beneficially owning more than 5% of a class of securities registered under the Exchange Act, such as Crown Common Stock and possibly the Crown Acquisition Preferred Stock, and certain restrictions on the resale of Crown Stock by persons who are affiliates of Crown under the Securities Act and the rules and regulations promulgated thereunder.

  For a discussion of certain other limitations and statutory provisions affecting shareholders, see "COMPARISON OF SHAREHOLDERS RIGHTS--Limitations on Takeovers, Business Combinations and Share Accumulations."

OTHER MATTERS RELATED TO THE OFFER

  This Proxy Statement/Prospectus constitutes the prospectus of Crown with respect to offers and sales by Crown in the United States and to U.S. persons, and reoffers and resales from time to time in the United States and to U.S. persons, of shares of Crown Common Stock and Crown Acquisition Preferred Stock issued in connection with the Offer (to the extent such offers, sales, reoffers and resales are not exempt from registration under the Securities Act).

  The Offer is not being made by means of this Proxy Statement/Prospectus in any jurisdiction in which the making of the Offer by means of this Proxy Statement/Prospectus or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Crown may, in its discretion, take such action as it may deem necessary to make the Offer by means of this Proxy Statement/Prospectus in any jurisdiction and extend the Offer to holders of CarnaudMetalbox Shares in such jurisdiction.

  In the United States, in any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Crown by CS First Boston or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

  The Offer and tenders to the Offer will be governed by the laws of the Republic of France. The Offer may also be subject to applicable laws of the United Kingdom and the United States.

                          THE EXCHANGE OFFER AGREEMENT

  The following is a summary of certain provisions of the Exchange Offer Agreement, dated as of May 22, 1995, as amended, between Crown and CGIP. The following description of the Exchange Offer Agreement is qualified in its entirety by reference to the complete text of the Exchange Offer Agreement, which is incorporated herein by reference and attached hereto as Annex A.

THE EXCHANGE OFFER

  Crown has agreed, subject to the terms and conditions of the Exchange Offer Agreement, to make (or to cause a wholly owned subsidiary to make) the Offer in accordance with French law and regulations for all of the outstanding CarnaudMetalbox Shares on the date of the Exchange Offer Agreement, together with all CarnaudMetalbox Shares under options on the date thereof and certain CarnaudMetalbox Shares to be issued following the execution of the Exchange Offer Agreement (consisting of certain CarnaudMetalbox Shares to be issued by CarnaudMetalbox as set forth in the announcement regarding CarnaudMetalbox published in the Bulletin des Annonces Legales Obligatoires on April 12, 1995 (the "BALO Announcement") and the New Options and 1994 Options (as hereinafter defined)) (the "Outstanding CarnaudMetalbox Shares"). The Exchange Offer Agreement calls for the Offer to be made on the terms set forth under "THE OFFER."

  In addition, Crown has agreed, subject to the terms and conditions of the Exchange Offer Agreement, to make (or to cause a wholly owned subsidiary to make) an exchange offer in the United Kingdom (the "United Kingdom Offer") on, or as promptly as practicable after, the date the SBF releases an opening notice (avis d'ouverture) relating to the Offer (the "Commencement Date") (unless Crown shall have determined in its good faith judgment that the United Kingdom Offer is not necessary after consultation with CGIP) which, to the extent permitted by law, shall be on the same terms as the Offer (the Offer and the United Kingdom Offer are together referred to as the "Exchange Offers"). Under the Exchange Offer Agreement, the Cash Election Price in the United Kingdom Offer is payable in French francs or, at Crown's option, in pounds sterling (translated from French francs at the exchange rate in effect on the closing date of the Offer as published in the Dow Jones Telerate Inc. currency cross-rates published in the Wall Street Journal (U.S. Edition)). Crown has determined that, rather than making a separate United Kingdom Offer, Crown will, as described herein, extend the Offer to holders of CarnaudMetalbox Shares in the United Kingdom and the United States and that the Cash Election Price to be paid to United Kingdom and U.S. holders of CarnaudMetalbox Shares will be paid in French francs. The United Kingdom City Code on Takeovers and Mergers (the "City Code") will not apply to the Offer because CarnaudMetalbox is not considered to be "resident" in the United Kingdom for purposes of the City Code.

  The initial Exchange Ratio of 1.065 Units for each CarnaudMetalbox Share will, subject to certain limitations, be adjusted under the Exchange Offer Agreement. See "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock."

  Subject to applicable securities and takeover laws and the regulations of the SEC, the COB, the CBV, the SBF and other administrative, governmental or regulatory authorities with jurisdiction over the subject matter of the Exchange Offer Agreement, Crown has expressly reserved the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the conditions to Crown's obligation to launch or close the Offer shall have been satisfied or waived by Crown, to (1) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any CarnaudMetalbox Shares validly tendered and not withdrawn, and
(2) subject to the provisions summarized in the following paragraph, amend the Offer (including the Exchange Ratio and the Minimum Condition) in any respect by surenchere or otherwise. In any case where the terms of the Offer are modified, any such modification will be effected such that the implied value of the number of Units offered in exchange for one CarnaudMetalbox Share remains equal to the Cash Election Price per Share under the terms of the Offer as so modified. Subject to the provisions of the Exchange Offer Agreement, if by the expiration of the Offer any or all of the conditions to the Offer have not been satisfied, Crown has reserved the right (but shall not be obligated) to (1) terminate the Offer and return all tendered CarnaudMetalbox Shares to tendering shareholders, (2) extend the Offer and, subject to the terms of the Offer (including the rights of shareholders to withdraw their CarnaudMetalbox Shares) retain the CarnaudMetalbox Shares which have been tendered and are not subsequently withdrawn until the termination of the Offer, as extended, or (3) commence another offer. Crown has no obligation to pay interest on the purchase price of tendered CarnaudMetalbox Shares under the Exchange Offer Agreement.

  Without the prior written consent of CGIP, Crown has agreed not to decrease the Cash Election Price or the Exchange Ratio (as adjusted pursuant to the Exchange Offer Agreement), decrease the number of CarnaudMetalbox Shares being sought in the Offer, change the form of consideration payable in the Offer or make any other change in the terms or conditions of the Offer which is adverse to the holders of CarnaudMetalbox Shares (including, without limitation, any change that would cause CGIP or its indirectly wholly owned subsidiary Camebo B.V. ("Camebo") to recognize taxable gain or loss in the Offer or in any subsequent conversion of the Crown Acquisition Preferred Stock into Crown Common Stock); provided, that an increase in the value of the consideration offered in the Offer shall not be deemed to constitute an adverse change solely because it increases the gain or diminishes the loss that holders of CarnaudMetalbox Shares would otherwise be required to recognize for tax purposes irrespective of such increase in consideration. Except with respect to the Minimum Condition, a waiver by Crown of any condition to the Offer in whole or in part at any time and from time to time in its discretion shall not be deemed to be adverse to any holder of CarnaudMetalbox Shares. Notwithstanding the foregoing, Crown has agreed in the Exchange Offer Agreement that it will not reduce or waive the Minimum Condition.

  No fraction of a share of Crown Common Stock or Crown Acquisition Preferred Stock will be issued in the Offer, but, in lieu thereof, each holder of CarnaudMetalbox Shares who would otherwise be entitled to a fraction of a share of Crown Common Stock or Crown Acquisition Preferred Stock (after aggregating all fractional shares of Crown Common Stock or Crown Acquisition Preferred Stock to be received by the holder), as the case may be, will be entitled to receive from Crown an amount of cash in French francs (rounded to the nearest whole French franc) equal to the product of (1) such fraction and
(2) the Average Crown Common Stock Price.

  The Exchange Ratio, the components of a Unit, the Cash Election Price and the other terms of the Offer will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution to shareholders of securities convertible into Crown Common Stock or Crown Acquisition Preferred Stock or CarnaudMetalbox Shares), recapitalization, or other like change with respect to Crown Common Stock or Crown Acquisition Preferred Stock or CarnaudMetalbox Shares occurring after the date of the Exchange Offer Agreement and prior to the Filing Date.

AGREEMENT TO TENDER

  Subject to the satisfaction or waiver on or prior to the Filing Date of the conditions set forth in the Exchange Offer Agreement, CGIP has agreed to validly tender, and to cause Camebo to validly tender, and not withdraw, all of the CarnaudMetalbox Shares beneficially owned by CGIP and Camebo (and any other subsidiary of CGIP) as of the date of the Exchange Offer Agreement and any such shares acquired thereafter and prior to the date of termination of the Exchange Offer Agreement, as adjusted by any stock split or similar event (the "CGIP Shares") pursuant to the Offer on or before the second French Market Day after the Commencement Date and will irrevocably elect, and cause Camebo (and any other subsidiary of CGIP) to irrevocably elect (pursuant to the procedures specified in the Offer and described in the Exchange Offer Agreement), to receive only Units in consideration for such CGIP Shares. "French Market Day" means a day on which the Paris Stock Exchange is open for trading.

  Notwithstanding anything to the contrary contained in the Exchange Offer Agreement, CGIP at all times prior to the expiration of the Offer retains the right to withdraw its shares previously tendered into the Offer and to tender its CGIP Shares, and to cause Camebo to tender its CGIP Shares, into a tender offer or exchange offer launched by a third party for all of the outstanding CarnaudMetalbox Shares (a "Third Party Bid"), provided that (1) the Third Party Bid has a greater value than the value of the Offer and Crown has not increased the Offer, as permitted under the Exchange Offer Agreement, to match the Third Party Bid; and (2) Crown is unable

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

to demonstrate to CGIP that, immediately prior to the scheduled expiration of the Offer, the Minimum Condition will be satisfied (assuming the CGIP Shares are tendered in the Offer).

  At any annual or special, ordinary or extraordinary meeting of the shareholders of CarnaudMetalbox however called, CGIP has agreed to vote the CGIP Shares against (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving CarnaudMetalbox or any of its subsidiaries; (2) a sale or transfer of a material amount of assets of CarnaudMetalbox or any of its subsidiaries or a reorganization, recapitalization or liquidation of CarnaudMetalbox or any of its subsidiaries;
(3) any change in a majority of the directors or the supervisory board of CarnaudMetalbox, except as otherwise agreed to in writing by Crown; (4) any material change in the present capitalization of CarnaudMetalbox (other than (x) relating to the transaction, (y) the issuance of New Options and the 1994 Options in accordance with the Exchange Offer Agreement and (z) the amendment to the statuts, in each case described in the BALO Announcement), or any material change in the dividend policy of CarnaudMetalbox; (5) any action which would cause any of CGIP's representations and warranties to become untrue in any material respect or any condition to the obligations of CGIP or Crown to remain unsatisfied; and (6) any other material change in CarnaudMetalbox's corporate structure or business, in each case (1) to (6) to the extent such action or agreement would impede, interfere with, delay, postpone or attempt to discourage the Offer or the consummation of the transactions contemplated by the Exchange Offer Agreement.

  The Exchange Offer Agreement, Crown's obligation to make the Offer pursuant to the Exchange Offer Agreement, and CGIP's obligation to tender its CGIP Shares and to cause Camebo (and any other subsidiary of CGIP) to tender its CGIP Shares pursuant to the Offer, shall terminate on the first to occur of (1) the first date on which the Offer has been successfully consummated (and the Closing Date with respect thereto shall have occurred) or has expired without being successfully consummated, and (2) termination of the Exchange Offer Agreement in accordance with its terms.

CARNAUDMETALBOX STOCK OPTIONS

  Subject to applicable law and regulation, and subject to the terms of CarnaudMetalbox's employee stock options, Crown has agreed to make an offer to each holder of CarnaudMetalbox's employee stock options outstanding on the date of the Exchange Offer Agreement, and each holder of options (which may be for up to 200,000 CarnaudMetalbox Shares) granted to management of CarnaudMetalbox following execution of the Exchange Offer Agreement (the "New Options") and options for up to 44,000 CarnaudMetalbox Shares to be granted pursuant to stock options authorized in 1994 by CarnaudMetalbox's shareholders (the "1994 Options") to the extent issued in accordance with the Exchange Offer Agreement (the outstanding options, the New Options and the 1994 Options are collectively referred to as the "Outstanding Options") in respect of the CarnaudMetalbox Shares for which such Outstanding Options have not been exercised as of the Closing Date, to settle such holder's options, at the sole discretion of Crown,
(1) for cash at a price per CarnaudMetalbox Share equal to the Cash Election Price to the extent such options are "in the money," provided that Crown shall indemnify the holder against all tax claims and liabilities resulting from such settlement, (2) by issuing options on Crown Common Stock that are exercisable at such price as Crown determines not in excess of the then current market price for Crown Common Stock that preserve, to the fullest extent practical, the provisions of such holder's options as to the duration of such options, the conditions for vesting of such options and the conditions for exercise of such options or (3) by offering a choice to the holder of (1) or (2), or a combination of (1) and (2) in a proportion to be agreed between Crown and the option holder, provided that in the cases described in the foregoing clause (3) Crown will have no obligation to indemnify a holder who elects cash from any tax claims and liabilities resulting from such settlement. In addition, subject to applicable law and regulation, to the extent any employee or former employee of CarnaudMetalbox is prohibited under applicable law or regulation from transferring CarnaudMetalbox Shares received upon exercise of options, Crown will, on the date such employee or former employee is permitted to transfer such CarnaudMetalbox Shares, offer such employee or former employee the right to tender such CarnaudMetalbox Shares to Crown for Units (in an amount determined by applying the Exchange Ratio as adjusted on the Measurement Date, and provided Crown Acquisition Preferred Stock is then outstanding) or cash in an amount equal to the Cash Election Price, in each case on the same basis offered in the Offer. Subject to compliance with the foregoing, nothing in the Exchange Offer Agreement limits

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

Crown with respect to restricting or terminating such options as agreed between Crown and the holders of such options. Such Outstanding Options will otherwise remain outstanding and exercisable in accordance with their terms if the Offer is consummated.

  Since the execution of the Exchange Offer Agreement, Crown, CGIP, CarnaudMetalbox and certain holders of the Outstanding Options have had, and expect to continue having, discussions regarding the foregoing treatment of the Outstanding Options under the Exchange Offer Agreement, including the French tax impact to the holders of such options. It is possible that the foregoing treatment could be modified in certain respects to provide for a more tax-advantaged structure or other changes, including in certain cases (depending on the holding period of the option) a possible repurchase by Crown following consummation of the Offer at a fixed or formula price to be determined by the parties. Such modifications could be materially different from the foregoing treatment.

WARRANTIES

  Crown has made certain warranties to CGIP in the Exchange Offer Agreement in respect of Crown and, in some cases, subsidiaries of Crown, relating to, among other things, the following matters (which warranties are subject, in certain cases, to specified exceptions): (1) organization and qualification; (2) capitalization; (3) Crown SEC reports and the accuracy of the information contained therein; (4) the accuracy of financial statements; (5) absence of certain changes or events since the date of Crown's financial statements; (6) absence of material litigation; (7) Crown employee plans; (8) Articles of Incorporation and Bylaws of Crown; (9) tax matters; (10) corporate power and authority to enter into and consummate the transactions contemplated by the Exchange Offer Agreement and the execution, delivery and enforceability of the Exchange Offer Agreement; (11) absence of conflict of the Exchange Offer Agreement with the Articles of Incorporation and Bylaws and of requirements for consents and approvals and governmental and regulatory authorization, except as disclosed; (12) absence of investment bankers, brokers, finders or financial advisors entitled to compensation as a result of the Exchange Offer Agreement, except as disclosed; (13) the validity of Crown Common Stock and Crown Acquisition Preferred Stock issuable in the Offer; (14) the material accuracy of the information supplied by Crown for use in this Proxy Statement/Prospectus, and (15) the material accuracy of the information supplied by Crown for the documents to be filed under applicable law in France and the United Kingdom in connection with the Offer.

  CGIP has made certain warranties to Crown in the Exchange Offer Agreement in respect of CGIP, relating to, among other things, the following matters (which warranties are subject in certain cases to specified exceptions): (1) ownership of and title to the CGIP Shares; (2) organization; (3) corporate power and authority to execute, deliver and consummate the transactions contemplated by the Exchange Offer Agreement and the execution, delivery, and enforceability of the Exchange Offer Agreement; (4) absence of conflict with organizational documents, of requirement for consents, approvals or governmental or regulatory authorizations, or of default under any contract or violation of applicable law, except as disclosed; (5) ownership of Crown Common Stock; (6) the investment intent of CGIP in acquiring Crown Common Stock and Crown Acquisition Preferred Stock; (7) the absence of investment bankers, brokers, finders, or financial advisers entitled to compensation as a result of the Exchange Offer Agreement, except as disclosed; (8) the material accuracy of information supplied by CGIP for the documents to be filed under applicable law in France and the United Kingdom in connection with the Offer;
(9) the material accuracy of information supplied by CGIP for this Proxy Statement/Prospectus; (10) delivery of the organizational documents of CGIP; and (11) absence of material agreements between CGIP and CarnaudMetalbox and its subsidiaries, except as disclosed.

CERTAIN COVENANTS

  Covenants of CGIP. The Exchange Offer Agreement provides that CGIP will not transfer, enter into any arrangement with respect to the transfer of, or grant any proxies or enter into any voting agreement or trust with respect to, any CGIP Shares and that CGIP will notify Crown of any equity interests in CarnaudMetalbox acquired by CGIP (which will then become CGIP Shares for purposes of the Exchange Offer Agreement), and transfer or pay over to Crown any dividend or other distribution received by CGIP with respect to such CGIP Shares (other than the previously paid 1995 regular dividend of FF 4.40). In addition, CGIP will, and will use its

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

reasonable best efforts to cause CarnaudMetalbox to, provide to Crown all information relating to CGIP and CarnaudMetalbox necessary for Crown to prepare filings required to be made in connection with the Offer and notify Crown of the inclusion in any such filing of an untrue statement of a material fact or the omission to state any material fact necessary in order to make the statements therein not misleading, with respect to information provided by or on behalf of CGIP or CarnaudMetalbox, and provide to Crown the information necessary to prepare amendments or supplements. CGIP has also agreed to cause its designees for the Board of Directors to deliver consents to be named in this Proxy Statement/Prospectus.

  CGIP has agreed to use its reasonable best efforts, to the extent practicable and permitted under French law, to cause CarnaudMetalbox and its subsidiaries to conduct their respective businesses in the ordinary course, subject to certain exceptions. CGIP will also use its reasonable best efforts, to the extent practicable and permitted under French law, to cause CarnaudMetalbox not to (1) except as stated in the BALO Announcement, amend or otherwise change the organizational documents of CarnaudMetalbox or any of its material subsidiaries; (2) dispose of or encumber any material operating assets of CarnaudMetalbox or any of its subsidiaries, except in the ordinary course of business; (3) issue, encumber, dispose of, or authorize the foregoing with respect to, any ownership interest in CarnaudMetalbox or any of its subsidiaries, or otherwise alter its capital structure, subject to certain exceptions; (4) amend the terms of, split, combine or reclassify any of its capital stock, or authorize the issuance of, any other securities in substitution for shares of its capital stock, except as agreed; (5) acquire any other business organization or division thereof; (6) materially change its method of accounting, subject to certain exceptions, or (7) change CarnaudMetalbox's annual accounting period. CGIP has also agreed to use its reasonable best efforts, to the extent practicable and permitted under French law, to cause CarnaudMetalbox and its subsidiaries (1) to give Crown reasonable access to information concerning CarnaudMetalbox and its subsidiaries; (2) to provide certain information to Crown relating to the tax position of CarnaudMetalbox and its subsidiaries and to engage in certain internal corporate restructuring transactions in order to minimize taxes payable by Crown and its affiliates, and to cooperate with Crown in connection with the restructuring or refinancing of, or the obtaining of required waivers or consents for any indebtedness or material contracts or agreements of CarnaudMetalbox and its subsidiaries, (3) to deliver to Crown a report, a consent and a "comfort letter" from CarnaudMetalbox's independent accountants for use in connection with this Proxy Statement/Prospectus and (4) to file with the French and United Kingdom securities authorities, and make available to Crown, all forms, reports, and documents required to be filed.

  In addition, CGIP has agreed following consummation of the Offer to cooperate fully in assisting Crown to achieve representation on the supervisory board of CarnaudMetalbox proportionate to Crown's ownership of CarnaudMetalbox Shares and to use its best efforts to secure resignations of members of the supervisory board to effectuate such representation.

  Covenants of Crown. The Exchange Offer Agreement provides that Crown will take all action necessary to convene a meeting of its shareholders to vote upon the approval of the transactions contemplated by the Exchange Offer Agreement and the adoption of the Acquisition Articles Amendment. The Board of Directors of Crown will recommend approval by the Crown shareholders of such actions but may change any recommendation if it determines that the failure to do so would cause it to breach its fiduciary duties. In addition, Crown has agreed that it will (1) file listing applications for and use its reasonable best efforts to cause the NYSE and the Paris Stock Exchange to list the Crown Stock issued in the Offer; (2) conduct, and cause its subsidiaries to conduct, their respective businesses in the ordinary course of business, and not alter its organizational documents or issue or sell capital stock, subject to certain exceptions (including in respect of a shareholder rights plan of Crown); (3) give CGIP and CarnaudMetalbox reasonable access to information regarding Crown; (4) prepare and file a dossier and projet d'offre with the CBV in connection with the Offer and use its reasonable best efforts to cause such filing to be approved as promptly as practicable; (5) prepare and file with the SEC this Proxy Statement/Prospectus, and with the COB, a note d'information, and cause the note d'information to be approved as promptly as practicable and to take other actions required under applicable securities laws; (6) make all filings required with the London Stock Exchange and take any other actions required in the United Kingdom; (7) notify CarnaudMetalbox and CGIP and prepare and file amendments or supplements to the foregoing

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

documents if Crown becomes aware that any event has occurred as a result of which any filing would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading, and (8) use its reasonable best efforts to cause Crown's independent accountants to deliver to CGIP and each of its designees for election to the Board of Directors of Crown a "comfort letter" with respect to this Proxy Statement/Prospectus.

  The Exchange Offer Agreement also provides that effective as of the Closing, the Board of Directors of Crown will adopt a Bylaw amendment which provides for the formation of a Strategic Committee of Crown directors, three of whom (including the chair) will be designees of CGIP. The Strategic Committee will be formed to consider (1) changes to CarnaudMetalbox's dividend and debt rating policies, (2) approval of business combinations and other extraordinary transactions, and (3) succession planning. The Board of Directors of Crown will consider the vote of the Strategic Committee in determining whether to pass or reject any such item but will not be bound to follow the vote of the Strategic Committee.

  Additional Covenants of CGIP and Crown. Crown and CGIP have further agreed that each will, and CGIP will use its reasonable best efforts to cause CarnaudMetalbox to, make all necessary filings with respect to the Exchange Offer and make or cause to be made all filings required in connection with the Exchange Offer Agreement. Crown and CGIP have also agreed to, and CGIP has agreed to use reasonable best efforts to the extent practicable and permitted under French law to cause CarnaudMetalbox to, obtain all consents, waivers, approvals, authorizations and orders required by the transactions contemplated by the Exchange Offer Agreement. In connection therewith, Crown has agreed, if required by any governmental authority, to sell or divest itself of all or a portion of its or CarnaudMetalbox's business to obtain a necessary approval; provided that such action will not be required if it would result in a material diminution of the value of Crown and CarnaudMetalbox as a combined entity. For a discussion of such approvals and authorizations, including the proposed divestiture of certain European aerosol can plants and operations of Crown and CarnaudMetalbox, see "THE CARNAUDMETALBOX PROPOSALS--Regulatory Approvals."

  In addition, Crown and CGIP have agreed to cooperate in consummating the transactions contemplated by the Exchange Offer Agreement, to consult with one another with respect to public statements and filings and to notify one another of material breaches of such agreement. Crown and CGIP have also agreed to execute the Shareholders Agreement on the Closing Date.

NO SOLICITATION

  The Exchange Offer Agreement provides that CGIP will not, and will use its reasonable best efforts, to the extent practicable and to the extent permitted under French law and regulation to cause CarnaudMetalbox not to, directly or indirectly, solicit (including by way of furnishing information) any inquiries or the making of any proposal by any person or entity (other than Crown or any affiliate of Crown) or enter into any agreement, arrangement or understanding, or any negotiations or discussions which might lead to any agreement, arrangement or understanding which constitutes, or may reasonably be expected to lead to, any direct or indirect sale or other transfer of the CGIP Shares (or other equity interests in CarnaudMetalbox) or any other extraordinary transaction involving the CGIP Shares (or other equity interests in CarnaudMetalbox) or CarnaudMetalbox, including without limitation the acquisition or sale of a material amount of assets, the sale, issuance or transfer of any equity securities (other than pursuant to employee benefit arrangements in the ordinary course of business and other than as disclosed by CarnaudMetalbox in certain information regarding CarnaudMetalbox disclosed to Crown prior to the date of the Exchange Offer Agreement, as more particularly described in the Exchange Offer Agreement (the "Company Disclosure Information")), or any tender or exchange offer, merger or other business combination, involving CarnaudMetalbox or any of its subsidiaries. If CGIP or CarnaudMetalbox receives an inquiry or proposal with respect to any such sale of the CGIP Shares or other extraordinary transaction involving the CGIP Shares or CarnaudMetalbox, then CGIP or CarnaudMetalbox, as the case may be, will promptly inform Crown of the terms and conditions, if any, of the inquiry or proposal and the identity of the person making it. CGIP will immediately cease, and will use its reasonable best efforts, to the extent practicable and to the extent permitted under French law and regulation, to cause CarnaudMetalbox to

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

terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

CONDITIONS; WAIVER

  Conditions to Obligations of Crown. The obligation of Crown to make the Offer is subject to the satisfaction or waiver of the following conditions: (1) the warranties of CGIP contained in the Exchange Offer Agreement shall be true and correct in all material respects, on and as of the Filing Date as if made on and as of the Filing Date, except for (a) changes contemplated by the Exchange Offer Agreement, (b) those warranties that address matters only as of a particular date (which will remain true and correct as of that date), and (c) breaches or inaccuracies of warranties as to title to the CGIP Shares and CGIP's corporate organization and authority to enter into the Exchange Offer Agreement, which shall be absolutely true and correct; (2) CGIP shall have performed or complied in all material respects with all of its obligations under the Exchange Offer Agreement to be performed or complied with on or prior to the Filing Date; (3) all material consents, waivers, approvals, authorizations, or orders required to be obtained by CGIP or CarnaudMetalbox, and all filings required to be made by CGIP or CarnaudMetalbox, for the authorization, execution and delivery of the Exchange Offer Agreement by CGIP, the performance of CGIP's and CarnaudMetalbox's obligations under the Exchange Offer Agreement and the consummation by CarnaudMetalbox and CGIP of the transactions contemplated by the Exchange Offer Agreement shall have been obtained and made by CGIP or CarnaudMetalbox, as the case may be; (4) Crown's shareholders shall have approved the CarnaudMetalbox Proposals; (5) the registration statement of which this Proxy Statement/Prospectus is a part shall have been declared effective and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness shall have been threatened or initiated, and all necessary approvals relating to the Offer or the issuance or trading of the Crown Common Stock, Crown Acquisition Preferred Stock or the Crown Common Stock to be issued upon the conversion of the Crown Acquisition Preferred Stock shall have been received (it being understood that the approvals of the United Kingdom Offer and the listing of the Crown Common Stock and Crown Acquisition Preferred Stock on the London Stock Exchange are not a condition to Crown's obligation to launch the Offer); (6) there shall not exist any temporary restraining orders, preliminary or permanent injunction, other order issued by any court of competent jurisdiction or other legal restraint or prohibition (including any antitrust authority with jurisdiction over the Offer) prohibiting Crown from launching the Offer; (7) the due diligence and other procedures set forth in the Exchange Offer Agreement shall not be pending; (8) except as otherwise disclosed, the statements regarding CarnaudMetalbox contained in an annex to the Exchange Offer Agreement that are not qualified by materiality shall be true and correct in all material respects, and the statements regarding CarnaudMetalbox in such annex that are qualified by materiality shall be true and correct, on and as of the date of the Exchange Offer Agreement and the Filing Date, except for (a) changes contemplated by the Exchange Offer Agreement and (b) those statements that address matters only as of a particular date (which will remain true and correct as of that date) (for purposes of determining whether this condition is satisfied as to any statement included in such annex, any information as to CarnaudMetalbox provided to Crown after the date of the Exchange Offer Agreement which is not Company Disclosure Information and which is not publicly available ("Additional Company Information") shall not be taken into account unless further information that is not Additional Company Information when considered together with such Additional Company Information (taking into account any materiality standards included in such statement) results in a breach of such statement); (9) CarnaudMetalbox shall have complied with certain obligations regarding Crown's due diligence review of CarnaudMetalbox; (10) CarnaudMetalbox shall not have
(x) declared, set aside, or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any of its capital stock between the date of the Exchange Offer Agreement and the Filing Date, or indicated its intention to do so within three months of the Filing Date, except that (a) CarnaudMetalbox is permitted under the Exchange Offer Agreement to pay its regular dividend of FF 4.40 per share of Common Stock which was paid after approval at CarnaudMetalbox's annual general meeting of Shareholders held on June 2, 1995, (b) a direct or indirect wholly owned subsidiary of CarnaudMetalbox may declare and pay a dividend to its parent, and
(c) other subsidiaries may declare and pay customary, regular dividends in the ordinary course, consistent with past practice or (y) amended the terms of, repurchased, redeemed, or otherwise acquired, or

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

permitted any subsidiary to amend the terms of, repurchase, redeem, or otherwise acquire, any of its capital stock; (11) there shall not have occurred
(a) any general suspension of trading in, or limitation on prices for, securities on the NYSE or Paris Stock Exchange, (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or France, or (c) any material limitation by any French or United States governmental, administrative or regulatory authority or agency on the extension of credit by banks or other lending institutions; (12) the shares of Crown Common Stock and Crown Acquisition Preferred Stock issuable in connection with the Offer and the Crown Common Stock issuable upon conversion of the Crown Acquisition Preferred Stock shall have been accepted for listing on the NYSE subject to official notice of issuance (provided Crown has complied with its obligations in respect thereof); and (13) (a) CGIP shall not have been a party to any merger, consolidation or share exchange, and shall not have sold all or substantially all of its assets, under circumstances in which persons who were members of the CGIP's Board of Directors at the date of the Exchange Offer Agreement do not constitute a majority of CGIP's Board of Directors (or body performing similar functions) of the corporation or other entity surviving such transaction, and (b) it shall not have been publicly disclosed that 25% or more of the outstanding shares of CGIP's common stock have been acquired by any person or group (other than Crown and its affiliates).

  The obligation of Crown to acquire the CarnaudMetalbox Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the following condition: upon completion of the Offer, the SBF shall have published a notice (avis de resultat) confirming that the number of CarnaudMetalbox Shares validly tendered to the Offer, when added together with CarnaudMetalbox Shares acquired by Crown in the United Kingdom Offer and any other contemporaneous exchange offer made by Crown or one of its subsidiaries in another jurisdiction, equals or exceeds the Minimum Condition.

  Conditions to Obligations of CGIP. The obligation of CGIP to tender or cause the tender of the CGIP Shares pursuant to the Offer is subject to the satisfaction or waiver of the following conditions: (1) except as disclosed in writing by Crown to CGIP prior to the date of the Exchange Offer Agreement, the warranties of Crown contained in the Exchange Offer Agreement that are not qualified by materiality shall be true and correct in all material respects, and the warranties of Crown in such agreement that are qualified by materiality shall be true and correct, on and as of the Filing Date as if made on and as of the Filing Date, except for (a) changes contemplated by the Exchange Offer Agreement, (b) those warranties that address matters only as of a particular date (which will remain true and correct as of that date) and (c) breaches or inaccuracies of warranties as to corporate authority for and enforceability of the Exchange Offer Agreement, due authorization and issuance of, and the fully-paid, non-assessable status of, the Crown Stock to be issued in the Offer, which shall be absolutely true and correct (for purposes of determining whether this condition is satisfied as to any warranty, any information as to Crown provided to CGIP after the date of the Exchange Offer Agreement and which is not publicly available ("Additional Crown Information") shall not be taken into account unless further information that is not Additional Crown Information when considered together with such Additional Crown Information (taking into account any materiality standards included in such warranty) results in a breach of such warranty); (2) Crown shall have performed or complied in all material respects with all of the obligations to be performed or complied with by it on or prior to the Filing Date; (3) all material consents, waivers, approvals, authorizations, or orders required to be obtained under, and all filings required to be made, by Crown for the authorization, execution and delivery of the Exchange Offer Agreement by Crown, the performance of Crown's obligations under the Exchange Offer Agreement and the consummation by Crown of the transactions contemplated hereby shall have been obtained and made by Crown; (4) Crown's shareholders shall have approved the CarnaudMetalbox Proposals; (5) the registration statement of which this Proxy Statement/Prospectus is a part shall have been declared effective and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness shall have been threatened or initiated, and all necessary approvals relating to the Offer or the issuance or trading of Crown Common Stock, Crown Acquisition Preferred Stock or the Crown Common Stock to be issued upon the conversion of the Crown Acquisition Preferred Stock shall have been received (it being understood that the approvals of the United Kingdom Offer and the listing of Crown Common Stock and Crown Acquisition Preferred Stock on the London Stock Exchange are not a condition to CGIP's obligation to tender the CGIP Shares pursuant to the Offer); (6)

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there shall not exist any temporary restraining order, preliminary or permanent injunction, other than issued by any court of competent jurisdiction, or other legal restraint or prohibition (including any antitrust authority with jurisdiction over the Offer) prohibiting CGIP from tendering into the Offer;
(7) the due diligence and other procedures set forth in the Exchange Offer Agreement shall not be pending; (8) Crown shall have complied with certain obligations regarding CGIP's due diligence review of Crown; (9) the long-term unsecured senior debt securities of Crown shall not have been downgraded (a "Downgrade") by either Moody's or S&P to a rating below "investment grade", provided that CGIP shall not be entitled to rely on this condition unless it shall, prior to such reliance, have entered into good faith negotiations with Crown for a reasonable period of time in an effort to modify the terms of the transaction in a manner sufficient to alleviate such Downgrade ("investment grade" shall mean either Moody's or S&P shall have rated the security in one of its generic rating categories which signifies investment grade (typically the four highest categories); see "THE CARNAUDMETALBOX PROPOSALS--Sources of Funds" for information regarding the possible effects of the CarnaudMetalbox Transaction on Crown's debt ratings); (10) there shall not have occurred (a) any general suspension of trading in, or limitation on prices for, securities on the NYSE or Paris Stock Exchange, (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or France, or (c) any material limitation by any French or United States governmental, administrative or regulatory authority or agency on the extension of credit by banks or other lending institutions; (11) the shares of Crown Common Stock and Crown Acquisition Preferred Stock issuable in connection with the Offer and the Crown Common Stock issuable upon conversion of the Crown Acquisition Preferred Stock shall have been accepted for listing on the NYSE subject to official notice of official issuance, and Crown shall have applied for the listing thereof on the Paris Stock Exchange; and (12) (a) Crown shall not have been a party to any merger, consolidation or share exchange, and shall not have sold all or substantially all of its assets, under circumstances in which persons who were members of the Crown's Board of Directors at the date of the Exchange Offer Agreement do not constitute a majority of Crown's Board of Directors (or body performing similar functions) of the corporation or other entity surviving such transaction, and (b) it shall not have been publicly disclosed that 25% or more of the outstanding shares of Crown Common Stock have been acquired by any person or group (other than CGIP and its affiliates).

  The obligation of CGIP to tender is further subject to the condition that the applicable French regulatory authorities confirm certain tax consequences of the Offer, which condition has been satisfied. See "THE OFFER--Certain Tax Consequences of the Offer--Income Tax Consequences to French Tax Resident Shareholders."

TERMINATION; AMENDMENT

  The Exchange Offer Agreement may be terminated, by written notice from the terminating party to the other party thereto, pursuant to the following provisions at any time:

    (1) Prior to the Filing Date by Crown if there has been (a) a breach of any covenant or agreement therein on the part of CGIP that would result in a failure of the conditions to Crown's obligations to launch or close the Offer and which has not been cured within 30 calendar days following receipt of notice of such breach or (b) a material breach of a warranty therein on the part of CGIP that would result in a failure of the condition to Crown's obligation to launch the Offer which breach by its nature is not reasonably likely to be cured prior to March 31, 1996; or CGIP, Camebo, CarnaudMetalbox or any of CarnaudMetalbox's material subsidiaries makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against CGIP, Camebo, CarnaudMetalbox or any of its material subsidiaries seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization (and if such proceeding is against CGIP, Camebo, CarnaudMetalbox or any of CarnaudMetalbox's material subsidiaries, it remains unstayed and in effect for 60 consecutive days after institution of such proceeding).

    (2) By Crown if (a) Crown has commenced the Offer and the Offer is terminated or expires in accordance with its terms without Crown having purchased any CarnaudMetalbox Shares thereunder due to a failure of the conditions of the Offer (including the Minimum Condition) to be satisfied or (b) CGIP tenders any of the CGIP Shares into a Third Party Bid.

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

    (3) Prior to the Filing Date by CGIP if (a) there has been (i) a breach of any covenant or agreement herein on the part of Crown that would result in a failure of the condition to CGIP's obligation to tender into the Offer regarding the accuracy of Crown's warranties and performance of covenants prior to the Filing Date which has not been cured within 30 calendar days following receipt of notice of such breach or (ii) a material breach of a warranty herein on the part of Crown that would result in a failure of the condition to CGIP's obligation to tender into the Offer regarding the accuracy of Crown's warranties which breach by its nature cannot be cured prior to March 31, 1996; or (b) Crown or any of its material subsidiaries makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Crown or any of its material subsidiaries seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization (and if such proceeding is against Crown or any such material subsidiary, it remains unstayed and in effect for 60 consecutive days after the institution of such proceeding).

    (4) By CGIP if Crown has commenced the Offer, and the Offer (as the same may have been modified or extended in accordance with the Exchange Offer Agreement or replaced by a new offer) is terminated or expires in accordance with its terms without Crown having purchased any CarnaudMetalbox Shares thereunder due to a failure of the conditions of the Offer (including the Minimum Condition) to be satisfied.

    (5) By either CGIP or Crown if (a) the Closing Date shall not have occurred on or prior to March 31, 1996 (the "Final Termination Date"); provided, however, that if Crown shall have commenced the Offer prior to the Final Termination Date and the Offer shall not have terminated or expired prior to the Final Termination Date, then the Final Termination Date shall be extended until the termination or expiration of the Offer in accordance with its terms, provided that Crown shall not have voluntarily extended the time period of the Offer if the Final Termination Date would occur prior to such extension (unless such extension is in connection with an increase in the amount of consideration payable to shareholders of CarnaudMetalbox (including CGIP) tendering in the Offer in response to a Third Party Bid provided that the Final Termination Date shall not be later than the termination date of such Third Party Bid), and, provided, further that the right to terminate the Exchange Offer Agreement pursuant to the foregoing shall not be available to any party whose failure to fulfill any obligation or condition under the Exchange Offer Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date, or (b) Crown's shareholders shall fail to approve the CarnaudMetalbox Proposals at the Special Meeting, provided that, with respect to any termination by Crown pursuant to the foregoing that Crown shall have complied with its obligations in respect of the Special Meeting.

    (6) Prior to the Filing Date by either CGIP or Crown in the event that any governmental, regulatory or judicial authority or tribunal shall have issued a final, non-appealable order, decree or ruling or taken any other final, non-appealable action restraining, enjoining or otherwise prohibiting the Offer by Crown or the tender by CGIP of the CGIP Shares into the Offer.

    (7) By the mutual written consent of CGIP and Crown.

    (8) On the date immediately prior to the Filing Date by Crown if, on the Final Determination Date, the Average Crown Common Stock Price (computed with the Final Determination Date being deemed the Measurement Date) is greater than FF 242.96 (115% of the Initial Price).

    (9) On the date immediately prior to the Filing Date by CGIP if, on the Final Determination Date, the Average Crown Common Stock Price (computed with the Final Determination Date being deemed the Measurement Date) is less than FF 179.58 and Crown shall not by 12:00 Midnight, New York City time, on the date prior to the Filing Date have delivered to CGIP a written agreement by Crown to amend the Exchange Ratio such that the implied value of the number of shares of Crown Common Stock and the number of shares of Crown Acquisition Preferred Stock deliverable in exchange for one CarnaudMetalbox Share is not less than FF 212.50. For this purpose, such implied value shall be computed on the basis of the Average Crown Common Stock Price, with the Final Determination Date being deemed to be the Measurement Date, and the ratio of the number of shares of Crown Common Stock to the number of shares of Crown Acquisition Preferred Stock per Unit shall remain constant at .75 to .25.

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

    (10) By CGIP or Crown on the last day of the 30-day period commencing June 12, 1995 (or such later date as is agreed by the parties) if CGIP's or Crown's, as the case may be, outside accountants have advised CGIP or Crown, respectively, that the net adverse effect on the value of Crown or CarnaudMetalbox, respectively, attributable to the additional information reviewed during such time exceeds $250 million, as determined in accordance with the Exchange Offer Agreement.

    (11) By CGIP if the Board of Directors of Crown shall withdraw, or adversely modify or adversely change its recommendation to Crown shareholders of the Exchange Offer Agreement and, thereafter, the necessary shareholder approvals are not obtained at the Special Meeting, provided that the Exchange Offer Agreement is not terminable at such time by Crown for a reason other than the failure to obtain such shareholder approvals.

  For further information in respect of the termination rights referred to in paragraph (9) above, see "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock." The due diligence termination rights referred to in paragraph (11) above of CGIP and Crown expired on July 11, 1995, without either party exercising such rights. See "THE CARNAUDMETALBOX PROPOSALS--Background of the CarnaudMetalbox Transaction."

  In the event of termination of the Exchange Offer Agreement as provided in the foregoing, the Exchange Offer Agreement shall forthwith become void and there shall be no liability on the part of either party thereto except that nothing therein shall relieve either party from liability for any willful breach of the Exchange Offer Agreement.

  The Exchange Offer Agreement may be modified, amended or supplemented by a written agreement executed by Crown and CGIP.

FEES AND EXPENSES; OTHER

  Under the Exchange Offer Agreement, each of Crown, on the one hand, and CGIP and CarnaudMetalbox, on the other hand, will bear and pay all costs and expenses incurred by it or them or on its or their behalf in connection with the transactions contemplated under the Exchange Offer Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that, to the fullest extent permitted under law, in the event the Offer is successful, Crown or its designee will reimburse CGIP for 80% of the total amount of the documented fees and expenses of CGIP's legal and financial advisers with respect to the transactions contemplated by the Exchange Offer Agreement, up to a maximum reimbursement amount of $15 million.

  Upon any termination by CGIP of the Exchange Offer Agreement pursuant to a withdrawal by Crown's Board of Directors of its recommendation to Crown shareholders at the Special Meeting, and the subsequent failure to obtain the necessary shareholder approvals, Crown has agreed to pay CGIP $10 million (in recognition of the expenses and effort devoted to the proposed transaction), provided that CGIP shall give notice of such termination within 10 business days following the date of the Special Meeting. In the event that CGIP tenders any of the CGIP Shares to a Third Party Bid, CGIP has agreed to pay Crown $10 million (in recognition of the expenses and effort devoted to the proposed transaction). The foregoing expense reimbursement obligations are subject to prior approval of the COB. In the event that obtaining such COB approval requires modification to one or both, Crown and CGIP may mutually agree to modify the obligations. The parties have agreed that the dollar amount set forth in the foregoing expense reimbursement obligations shall not be construed to be liquidated damages, and, in the event of a breach of the Exchange Offer Agreement by either party, the other party shall be entitled to such damages and remedies as are available under the Exchange Offer Agreement and applicable law.

  None of the representations and warranties contained in the Exchange Offer Agreement will survive the expiration of the Exchange Offer Agreement. Notwithstanding the foregoing, the parties' warranties with respect to corporate power and authority and the enforceability of the Exchange Offer Agreement, Crown's warranty

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

with respect to the validity of Crown Stock issued in the Offer and CGIP's warranty with respect to title to the CGIP Shares will survive such expiration. The foregoing provisions will not limit any covenant or agreement of the parties which by its terms contemplates performance after the expiration of the Exchange Offer Agreement. It being understood that the inclusion of the warranties of Crown as to Crown's SEC filings, financial statements, absence of certain events or changes, absence of material litigation, employee benefit plans and taxes are for the purpose of establishing the conditions to CGIP's obligation to tender under the Exchange Offer Agreement, the parties have agreed that Crown shall have no liability for any breach of such warranties in the event that the Exchange Offer Agreement is terminated due to the non-occurrence of the Offer as a result of a failure to satisfy such condition, provided that the foregoing shall not limit any liability of Crown for breach of its other obligations under the Exchange Offer Agreement.

                           THE SHAREHOLDERS AGREEMENT

  The following is a summary of certain provisions of the Shareholders Agreement which Crown and CGIP have agreed to execute and deliver on the Closing Date. The following description of the Shareholders Agreement is qualified in its entirety by reference to the complete text of the form of Shareholders Agreement, which is incorporated herein by reference and attached hereto as part of Annex A. Under the terms of the Exchange Offer Agreement, Crown and CGIP have agreed to execute the Shareholders Agreement in the form incorporated herein or with such changes as shall be agreed to by Crown and CGIP.

GENERAL

  The Shareholders Agreement provides that the "Standstill Period" will be the period commencing on the Closing Date and ending on the earliest of:

    (1) the date which is the later of (a) three years after the Closing Date and (b) the date on which CGIP beneficially owns Voting Securities (as defined below) (whether now owned or hereafter acquired) having Crown Voting Power (as defined below) representing, in the aggregate, less than 3.5% of the Total Voting Power of Crown (as defined below);

    (2) the date the Crown Board of Directors agrees to recommend (or ceases to oppose) the consummation of a Specified Event (as defined below), or takes any action designed to induce or materially facilitate such Specified Event, such as redeeming any rights issued under a shareholder rights plan outstanding on the date a third party initiates a Specified Event (provided that the sharing of confidential information with, or discussing the possible sale of Crown to, or the merger or consolidation with, a potential "white knight" will not constitute taking action designed to induce or materially facilitate a Specified Event or result in a termination of the Standstill Period, but provided further, in order to permit CGIP to have a reasonable period of time to pursue other opportunities before such sale, merger or consolidation, that if the Board of Directors resolves to proceed with such sale, merger or consolidation opposed by a majority of the CGIP Designees, then the Standstill Period may be terminated by CGIP);

    (3) the date that Voting Securities representing 25% of the Total Voting Power of Crown have been acquired by any individual, corporation, general or limited partnership, limited liability company, governmental entity, joint venture, estate, trust, association, organization or other entity of any kind or nature (for purposes of the Shareholder Agreement, a "person") or "group" as such term is used in Section 13(d)(3) of the Exchange Act (a "Group") other than CGIP, its Controlled Affiliates (as defined below) or any group of which CGIP or any such Controlled Affiliate is a member;

    (4) the date that Crown has entered into an agreement with respect to the merger or consolidation of Crown or the sale of all or substantially all of the assets of Crown, or any tender or exchange offer for Voting Securities representing 25% or more of the Total Voting Power of Crown, after which the surviving company in any such transaction would have a board of directors of which the majority of its members would not be Continuing Directors (as defined below) (and in addition, in respect of an asset sale, in which

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  the shareholders of Crown do not receive capital stock of the successor company), or Crown takes material steps to solicit any such transaction;

    (5) the date that Crown materially breaches the provisions of the Shareholders Agreement regarding representation of CGIP on the Board of Directors of Crown (as discussed under "--Board Representation" below) and the breach remains uncured for 15 days, or the provisions of the Shareholders Agreement regarding CGIP's registration rights with respect to Crown Stock and the breach remains uncured for 30 days, after written notice of the breach has been given by CGIP to Crown (a "Designated Crown Breach");

    (6) the date that any CGIP Designee fails to be elected to the Board of Directors, unless Crown has not taken appropriate action within 30 days thereafter to cause another CGIP Designee to become a director, or to otherwise adjust the size of the Board of Directors to preserve the proportionate representation to which CGIP is then entitled to under the Shareholders Agreement;

    (7) the date that Crown breaches the dividend payment requirements of the Shareholders Agreement (as discussed under "--Dividend Policy" below) (if such payment is not excused by the Shareholders Agreement), unless Crown has elected to its Board of Directors one CGIP Designee in excess of the number of such CGIP Designees provided for in the Shareholders Agreement, in which case Crown will have an additional period of one year to cure such dividend payment breach (it being understood that CGIP will cause such CGIP Designee to resign from the Board of Directors promptly after the earlier of (x) the date of such cure and (y) the date of termination of the Standstill Period); or

    (8) the date that Crown breaches the debt rating maintenance provisions of the Shareholders Agreement (as discussed under "--Debt Rating" below).

  Notwithstanding the foregoing, the parties have agreed that the Standstill Period will not terminate if, at the time the Standstill Period would otherwise have terminated in accordance with clauses (1) through (8) above, CGIP is in material breach of provisions of the Shareholders Agreement regarding the restriction on certain actions by CGIP with regard to the Voting Securities (as discussed under "--Restriction of Certain Actions of CGIP" below), the obligations of CGIP with respect to the representation of CGIP on the Board of Directors of Crown (as discussed under "--Board Representation" below), the obligations of CGIP with respect to the presence of CGIP at all shareholder meetings of Crown and the voting of the Voting Securities beneficially owned by CGIP in a manner recommended by Crown's Board of Directors (as discussed under "--Voting" below) or the restrictions on CGIP's ability to dispose of any Voting Securities (as discussed under "--Transfer Restrictions on Crown Common Stock and Crown Acquisition Preferred Stock" below) (each, a "Designated Shareholder Breach").

  As used above, "Specified Event" means any unsolicited tender or exchange offer commenced by a person (other than CGIP or its Controlled Affiliates or any group of which CGIP or any such Controlled Affiliate is a member) for Voting Securities representing more of the Total Voting Power of Crown than the amount beneficially owned by CGIP (but in any event for Voting Securities representing not less than 20% of the Total Voting Power of Crown), or an unsolicited proxy or consent solicitation by any such Person in order to replace at least a majority of the Continuing Directors, or any unsolicited tender or exchange offer for voting securities representing at least 20% of the Total Voting Power of any material subsidiary of Crown. "Controlled Affiliate" means, with respect to any person, any other person of which more than 50% of the outstanding voting securities is beneficially owned, and any other person which is actually controlled, directly or indirectly, by such person or one or more of its Controlled Affiliates. For purposes of the Shareholders Agreement, each of Marine-Wendel and Mr. Seilliere are deemed to be Controlled Affiliates of CGIP.

  "Voting Securities" means, without duplication, (x) any securities entitled, or which may be entitled, to vote generally in the election of directors of Crown, (y) any securities convertible or exercisable into or exchangeable for such securities (whether or not the right to convert, exercise or exchange is subject to the passage of time or contingencies or both) (including the Crown Acquisition Preferred Stock), or (z) any direct or indirect rights or options to acquire any such securities; provided that unexercised options granted pursuant to

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any employment benefit or similar plan and rights issued pursuant to any shareholder rights plan shall be deemed not to be "Voting Securities" (or to have Crown Voting Power). "Crown Voting Power" means the voting power in the general election of directors of Crown, and shall be calculated for each Voting Security by reference to the maximum number of votes such Voting Security is or would be entitled to cast in the general election of directors, and, in the case of convertible (or exercisable or exchangeable) securities, by reference to the maximum number of votes such Voting Security is entitled to cast in unconverted or converted (or exercised, unexercised, exchanged or unexchanged) status. For purposes of determining Crown Voting Power under the Shareholders Agreement, a Voting Security which is convertible into or exchangeable for a Voting Security will be counted as having the greater of (1) the number of votes to which such Voting Security is entitled prior to conversion or exchange and (2) the number of votes to which the Voting Security into which such Voting Security is convertible or exchangeable is entitled. Notwithstanding anything else to the contrary contained in the Shareholders Agreement, there shall not be included in calculating Crown Voting Power any votes which a person will have upon the non-payment of dividends on the Crown Acquisition Preferred Stock in accordance with the terms of the Crown Acquisition Preferred Stock. The term "Total Voting Power" means the total combined Crown Voting Power, on a fully diluted basis, of all the Voting Securities then outstanding.

RESTRICTION OF CERTAIN ACTIONS BY CGIP

  During the Standstill Period, CGIP has agreed that none of CGIP, any of its Controlled Affiliates, or any Group of which CGIP or any such Controlled Affiliate is a member, will in any manner, directly or indirectly, effect or seek, initiate or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way induce, assist or encourage any other person to effect, seek, offer, initiate or propose (whether publicly or otherwise) to effect or participate in, (1) any Specified Event, (2) any other proposal to take over control of Crown or for a merger, share exchange, other business combination, recapitalization, restructuring, liquidation or similar transaction involving Crown or any of its material subsidiaries, or any proposal or offer to acquire in any manner Voting Securities representing more than 20% of the Total Voting Power of Crown or any of its material subsidiaries, a substantial equity interest in any of Crown's material subsidiaries or a substantial portion of the assets of Crown or any of its material subsidiaries, (3) any request to invite any person to effect any of the actions specified below or any request to challenge the validity of, waive the benefit of, opt out of, or amend any provision of, the shareholder rights plan of Crown contemplated by the Shareholders Agreement or any rights plan approved by the Strategic Committee of the Board of Directors or any anti-takeover statutes or other anti-takeover provisions applicable to Crown, or (4) a proposal having similar effect (each of (1) through (4), a "Takeover Proposal"), or (5) including without limitation any action described in (a) through (c) below, unless in any such case invited in writing to do so by the Board of Directors as specifically expressed in a resolution adopted by a majority of the Continuing Directors who are not CGIP Designees:

    (a) acquire, offer or propose to acquire, or agree to acquire, whether by purchase, tender or exchange offer, gift or otherwise (any such act, to "acquire"), beneficial ownership of any Voting Securities or any rights to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Voting Securities except for (x) the acquisition of Voting Securities (provided that there is not a Designated Shareholder Breach in existence of the time of such acquisition) which would not, after giving effect to such acquisition, result in beneficial ownership of Voting Securities representing Crown Voting Power in excess of CGIP's Crown Voting Power percentage at the Closing Date of the Total Voting Power of Crown,
  (y) pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction made available to holders of any Voting Securities generally or (z) upon conversion of the Crown Acquisition Preferred Stock in accordance with its terms; provided, that any such Voting Securities will be subject to the restrictions of the Shareholders Agreement (if CGIP beneficially owns or acquires any Voting Securities in violation of the Shareholders Agreement, such Voting Securities will immediately be disposed of to persons who are not affiliates thereof but only in compliance with the provisions of the Shareholders Agreement; provided however, that Crown may also pursue any other available remedy to which it may be entitled as a result of such violation); provided further that the provisions described in this clause
  (a) will not prohibit any CGIP

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

  Designee from acquiring Voting Securities pursuant to any Crown restricted stock plan, option plan or similar plan available to directors of Crown;

    (b) form, join, participate in or encourage the formation of, any Group with respect to any Voting Securities or deposit any Voting Securities into a voting trust or subject any such Voting Securities to a voting agreement or any other arrangement or agreement with respect to the voting thereof; provided however that, under certain circumstances, CGIP may enter into one or more bona fide pledges of Voting Securities with major brokerage firms and financial institutions; or

    (c) request Crown (or its directors, officers, employees or agents) to amend or waive any provision of the Shareholders Agreement.

Notwithstanding the foregoing, CGIP's ability to vote its shares will be governed exclusively by the provisions of the Shareholders Agreement summarized below under "--Voting," and the provisions of the Shareholders Agreement will not restrict the CGIP Designees from acting in their capacity as directors of Crown.

  If at any time during the Standstill Period, CGIP or any of its Controlled Affiliates is approached by any party concerning (1) a Takeover Proposal which CGIP determines in its good faith judgment is so significant as to be considered by the Board of Directors, or (2) a proposal to acquire all or a substantial portion of the Voting Securities beneficially owned by CGIP which CGIP determines in its good faith judgment is so significant as to be considered by its supervisory board or directorate, CGIP will promptly inform Crown of the Takeover Proposal or other such proposal, and in the case of a Takeover Proposal, the Strategic Committee will consider and evaluate a response to the Takeover Proposal and make a recommendation to the Board of Directors.

BOARD REPRESENTATION

  Pursuant to the Shareholders Agreement, Crown has agreed that it will cause three CGIP Designees to be elected to the Board of Directors on the Closing Date. CGIP has informed Crown that it expects Mr. Seilliere, Mr. de Wouters and Mr. Rohatyn to be its initial CGIP Designees. During the Standstill Period and subject to the terms and conditions of the Shareholders Agreement, Crown will support the nomination of, and Crown's nominating committee (or any other committee exercising a similar function) will recommend to the Board of Directors, that (1) one CGIP Designee, so long as CGIP beneficially owns Voting Securities having Crown Voting Power equal to or greater than 5% of the Total Voting Power and less than 10% of the Total Voting Power, (2) two CGIP Designees, so long as CGIP beneficially owns Voting Securities having Crown Voting Power equal to or greater than 10% of the Total Voting Power and less than 15% of the Total Voting Power, or (3) three CGIP Designees, so long as CGIP beneficially owns Voting Securities having Crown Voting Power equal to or greater than 15% of the Total Voting Power (collectively the "Beneficial Ownership Thresholds"), be included in the slate of nominees recommended by the Board of Directors for election as directors at each annual meeting of Crown shareholders commencing with the next annual meeting after the Closing Date. In the event that any of the designees ceases to serve as a director for any reason, the Board of Directors will fill the resulting vacancy, subject to the terms of the Shareholders Agreement, with a person designated by CGIP (and such person shall be a "CGIP Designee" for purposes of the Shareholders Agreement). Notwithstanding the foregoing, Crown will not have any obligation to support the nomination, recommendation or election of any CGIP Designee to the extent any of the Beneficial Ownership Thresholds is met or exceeded by CGIP as a result of its acquisition of beneficial ownership of Voting Securities after the Closing Date (except for such acquisitions to the extent necessary to maintain CGIP's beneficial ownership of Voting Securities solely to the extent such ownership has decreased as a result of the primary issuance of Voting Securities by Crown or sale by Crown of Voting Securities held in treasury prior to any such acquisition of Voting Securities by CGIP).

  In addition, Crown has agreed that during such time as CGIP is entitled to have at least one CGIP Designee on the Board of Directors, CGIP will also be entitled to have one CGIP Designee appointed to serve on each committee of the Board of Directors, including any special committee, and Crown has agreed to cause one such CGIP Designee to be appointed. Notwithstanding the foregoing, if none of the CGIP Designees would be considered "independent" of Crown or "disinterested" (1) for purposes of any applicable rule of the NYSE,

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the Paris Stock Exchange, the London Stock Exchange or any other securities exchange or other self-regulatory organization requiring that members of the Audit Committee be independent of Crown, (2) for purposes of any law or regulation that requires, in order to obtain or maintain favorable tax, securities, corporate law or other material legal benefits with respect to any plan or arrangement for employee compensation or benefits, that the members of the committee of the Board of Directors charged with responsibility for such plan or arrangement be "independent" of Crown or "disinterested," or (3) for purposes of any special committee formed in connection with any transaction or potential transaction involving Crown and any of CGIP, its Controlled Affiliates or any Group of which CGIP is a member or such other transaction or potential transaction which would involve a conflict of interest on the part of the CGIP Designees, then a CGIP Designee will not be required to be appointed to any such committee; provided that, the committees of the Board will be organized so that, to the extent practicable, the only items to be considered by any committee on which no CGIP Designee may serve will be those items which prevent the CGIP Designee from serving on that committee.

  Upon the expiration of the Standstill Period pursuant to paragraph (1) under "--General" above, or in the event of a Designated Shareholder Breach, CGIP will have no further rights under the Shareholders Agreement regarding Crown's agreement to support the nomination, recommendation and election of persons designated by CGIP to the Board of Directors and will cause its designees to resign promptly from the Board of Directors and any of its committees. In addition, if at any time CGIP beneficially owns Voting Securities in an amount not sufficient to entitle CGIP to designate the number of CGIP Designees then currently serving on the Board of Directors pursuant to the Shareholders Agreement, then CGIP will cause to resign promptly that number of CGIP Designees that exceed the number of directors that CGIP would then be entitled to designate; provided, however, that to the extent CGIP's beneficial ownership of Voting Securities has decreased as a result of the primary issuance of Voting Securities by Crown or sale by Crown of Voting Securities held in treasury, CGIP will not be required to cause any CGIP Designee to resign for a period of 18 months after the date of the primary issuance or sale of Voting Securities which triggered the resignation requirement set forth in this sentence and, in the event that at the end of such 18 month period CGIP then beneficially owns sufficient Voting Securities to entitle CGIP to designate a number of CGIP Designees then sitting on the Board of Directors, CGIP will cause only the CGIP Designees in excess of that number to resign from the Board of Directors.

  As of the Closing Date, the Board of Directors will consist of no more than 18 directors and will be reduced to 16 directors by no later than immediately after the time of Crown's next annual meeting of shareholders. In the event that the size of the Board of Directors is thereafter increased or decreased, the number of directors CGIP will be entitled to designate will be adjusted ratably. In the event the increase in the number of directors was approved by a majority of the CGIP Designees serving on the Board of Directors, any fraction will be rounded down to the nearest whole number. In the event the increase in the number of directors was not approved by a majority of such CGIP Designees, any fraction will be rounded up to the nearest whole number. When required by the Shareholders Agreement, CGIP will promptly cause the appropriate number of CGIP Designees to resign from the Board of Directors and any of its committees, or Crown will promptly cause to be elected the appropriate number of CGIP Designees to give effect to this paragraph, as the case may be.

  Notwithstanding the foregoing, CGIP will not be entitled to designate any person to Crown's Board of Directors (or any of its committees) in the event that Crown receives a written opinion of its outside counsel that a CGIP Designee would not be qualified under any applicable law, rule or regulation to serve as a director of Crown or if Crown objects to a CGIP Designee because such CGIP Designee has engaged in any adverse conduct that would require disclosure under Item 7 of Schedule 14A (promulgated under the Exchange Act) or if the Board of Directors determines in good faith in its reasonable judgment that nomination or election of a CGIP Designee would be a breach of the fiduciary duties of the Board of Directors, and, in any such event, CGIP will withdraw the designation of such proposed CGIP Designee and designate a replacement (which replacement CGIP Designee shall also be subject to these requirements). Crown will use its reasonable best efforts to notify CGIP of any objection to a CGIP Designee sufficiently in advance of the date on which proxy materials are mailed by Crown in connection with such election of directors to enable CGIP to propose a replacement CGIP Designee in accordance with the terms of the Shareholders Agreement.

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VOTING

  Pursuant to the Shareholders Agreement, CGIP has agreed that, during the Standstill Period, CGIP will, and will cause its Controlled Affiliates and any person which is a member of any Group of which CGIP or any of its Controlled Affiliates is a member, to be present, in person or represented by proxy, at all shareholder meetings of Crown so that all Voting Securities beneficially owned by CGIP will be counted for the purpose of determining the presence of a quorum at such meetings. CGIP will be free to vote or cause to be voted such Voting Securities in its discretion; provided that CGIP will vote or cause to be voted, or consent with respect to, all Voting Securities beneficially owned by CGIP in the manner recommended by Crown's Board of Directors in connection with the following actions to be taken by holders of Voting Securities:

    (1) the election of directors of Crown; provided that CGIP will not be obliged to vote in such manner for any nominee for election as a director who is, pursuant to an arrangement or agreement between Crown and a person or Group (other than CGIP, its Controlled Affiliates or any Group of which CGIP or any of its Controlled Affiliates is a member) holding Crown Voting Power equal to or in excess of the Voting Power of CGIP at the record date for voting in such election, designated as a nominee by such person or Group, and

    (2) any question, resolution or proposal relating to a Takeover Proposal which is submitted to a vote of the shareholders of Crown.

DIVIDEND POLICY

  Pursuant to the Shareholders Agreement, Crown has indicated that it is the present intention of the Board of Directors to commence regularly paying dividends on the Crown Common Stock on a quarterly basis, starting with the calendar quarter in which the Closing Date occurs (and, with respect to dividends paid in the calendar quarter in which the Closing Date occurs, such dividends will be paid to holders of record of the Crown Common Stock as of a date after the Closing Date). With respect to dividends paid in 1995, if any, such dividends will be paid in an annualized amount equal to $0.80 per share of Crown Common Stock ($ 0.20 per quarter). With respect to dividends paid in 1996, such dividends will be paid in an annualized amount of $1.00 per share ($0.25 per quarter). All such dividend rates will be subject to adjustment for any stock splits, reverse stock splits, stock dividends and similar events after the date of the Exchange Offer Agreement. Crown currently anticipates that the Closing Date will occur in the first quarter of 1996 if the Offer is commenced and consummated (in which case the 1995 dividends described above would not be paid).

  Crown has also indicated in the Shareholders Agreement that it is the present intention of the Board of Directors to increase the amount of such dividends over time based on the financial condition of Crown. Crown has agreed for purposes of the Shareholders Agreement that the amount of dividends paid to CGIP during the four full quarters following the Latest Mandatory Conversion Date with respect to the Crown Acquisition Preferred Stock will not be less than the amount of dividends paid to CGIP on Crown Common Stock and Crown Acquisition Preferred Stock that CGIP receives in the Offer during the four full fiscal quarters following the Offer (assuming for these purposes that CGIP has neither purchased nor disposed of any securities of Crown after the Closing Date), and thereafter Crown will maintain the policy of paying dividends generally consistent with prior policy, it being understood that if the provisions of this sentence are not complied with, CGIP will be entitled solely to the remedies described in paragraph (7) under "--General" above.

  Any change in the dividend payments actually made or any failure by Crown to maintain the policy of paying dividends from that set forth in the Shareholders Agreement that is recommended to the Board of Directors by the Strategic Committee will replace the dividend payment or policy condition in the Shareholders Agreement for all purposes thereunder. Crown will be excused from its failure to pay any dividends in such dividend payment condition and to maintain such dividend policy condition to the extent that Crown's cash needs in connection with the conduct of its operations are such that the Board of Directors in its good faith judgment determines that the payment of such dividends or the maintenance of such policy would, under the circumstances, be materially detrimental to Crown.


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  Notwithstanding the foregoing, no such dividends have been declared and any future declaration of dividends will be determined by Crown's Board of Directors in light of earnings, cash flow, results of operations and the financial position of Crown and such other factors and business conditions as Crown's Board of Directors deems relevant from time to time. There can be no assurances with respect to the payment of dividends by Crown after the Closing Date.

DEBT RATING

  Pursuant to the Shareholders Agreement, Crown has indicated that Crown intends to conduct its business in a manner consistent with its maintaining an "investment grade" rating for its long-term unsecured debt securities, and has agreed that any failure to maintain such rating with at least one "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Securities Act) for a period of longer than one year will constitute a breach of the foregoing requirement, provided that the failure does not result from changes in general economic or industry conditions or other circumstances that could not have been reasonably avoided by the management of Crown or from transactions, policies or activities approved by the Strategic Committee (it being understood that if the provisions of this sentence are not complied with, CGIP's sole remedy shall be the termination of the Standstill Period). As of November 10, 1995, Crown's long-term unsecured debt securities were rated Baa1 by Moody's and BBB+ by S&P. For information in respect of recent actions by such rating agencies in placing certain Crown debt securities under review, see "THE CARNAUDMETALBOX PROPOSALS--Sources of Funds."

TRANSFER RESTRICTIONS ON CROWN COMMON STOCK AND CROWN ACQUISITION PREFERRED
STOCK

  During the Standstill Period, CGIP has agreed that it will not, and will cause its Controlled Affiliates not to, directly or indirectly, dispose of any interest in (or enter into an agreement or understanding with respect to the foregoing) any Voting Securities (a "Disposition"), except as provided in the Shareholders Agreement. The Shareholders Agreement provides that Dispositions may be made (subject, in some cases, to certain specified exceptions): (1) to a Controlled Affiliate of CGIP; (2) pursuant to a bona fide public offering in a firm commitment or best efforts underwriting (an "Underwritten Offering"); (3) pursuant to sales effected in accordance with Rule 144 under the Securities Act (a "Rule 144 Sale"); (4) to any person (other than pursuant to a tender or exchange offer) that would, following such sale, beneficially own no more than 3.5% of the Total Voting Power (a "Private Sale"); (5) to Crown in accordance with certain provisions of the Shareholders Agreement relating to Crown's right to purchase Crown Stock from CGIP; (6) pursuant to a tender offer or exchange offer or any other transaction with a third party (a "Third Party Offeror") which is recommended to the shareholders of Crown by a majority of Continuing Directors of Crown (as defined below); (7) upon conversion, exercise or exchange of Voting Securities convertible into or exercisable or exchangeable for other Voting Securities; and (8) pursuant to one or more bona fide pledges or grants of a security interest in Voting Securities to a major brokerage firm or financial institution to secure bona fide indebtedness, or the sale of such Voting Securities by foreclosure on such pledge. A "Continuing Director" means a member of the Board of Directors of Crown who is not a Third Party Offeror or an affiliate (as defined in Rule 12b-2 of the Exchange Act) of a Third Party Offeror (or a representative or a nominee of a Third Party Offeror or any such affiliate) and who either (1) was a member of the Board of Directors of Crown prior to the Closing Date or (2) subsequently become a director of Crown and whose election or nomination for election was approved or recommended by a vote of a majority of the Board of Directors of Crown, which majority included a majority of the Continuing Directors then on the Board of Directors.

  Prior to any Disposition of Crown Acquisition Preferred Stock pursuant to an Underwritten Offering, a Rule 144 Sale or a Private Sale, CGIP has agreed that Crown will have the right to purchase any or all of the Crown Acquisition Preferred Stock proposed to be sold upon certain terms and conditions and pursuant to certain procedures set forth in the Shareholders Agreement. If Crown does not exercise its right to purchase such Crown Acquisition Preferred Stock, then CGIP will be free to effect the Disposition of such Crown Acquisition Preferred Stock, subject to the Shareholders Agreement.


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

  Prior to any Disposition of Crown Common Stock pursuant to an Underwritten Offering, a Rule 144 Sale or a Private Sale, CGIP will so notify Crown. Crown will have the right to purchase all (but not less than all) of the shares of Crown Common Stock, generally at the previous day's closing market price. As promptly as practicable, and in no event more than 24 hours after receipt of the notice from CGIP, Crown will advise CGIP whether Crown will purchase such shares of Crown Common Stock. If Crown elects not to purchase such shares of Crown Common Stock or if Crown fails to agree to purchase such shares, then CGIP will be free to undertake the Disposition of such shares, in accordance with the Shareholders Agreement.

  If, as a result of Crown repurchases or reclassifications, CGIP at any time during the Standstill Period beneficially owns Voting Securities having Crown Voting Power in excess of the Cap (as defined below), then, if and to the extent requested by Crown by written notice to CGIP, CGIP will, within 18 months after such request, dispose of or cause its Controlled Affiliates to dispose of the number of shares of Voting Securities necessary to reduce CGIP's beneficial ownership of Total Voting Power to no more than the Cap. The "Cap" is equal to the sum of 3.5% and the percentage of Total Voting Power held by CGIP on the Closing Date.

REGISTRATION RIGHTS

  Crown has agreed that at any time after June 30, 1996, CGIP has eight demand registration rights and unlimited incidental or "piggyback" registration rights, subject to customary terms and conditions in the Shareholders Agreement.

  The registration rights granted to CGIP will terminate immediately at such time as CGIP owns Voting Securities having a Crown Voting Power of less than 3.5% of the Total Voting Power or if there is a Designated Shareholder Breach.

RESTRICTIONS ON CERTAIN ACTIONS BY CROWN

  During the Standstill Period (which for this purpose will terminate only on the date which is the later of (1) three years after the Closing Date and (2) the date on which CGIP beneficially owns Voting Securities (whether now owned or hereafter acquired) having Crown Voting Power representing, in the aggregate, less than 3.5% of the Total Voting Power), Crown has agreed that neither Crown, nor any of its Controlled Affiliates nor any Group of which Crown or any such Controlled Affiliate is a member will in any manner, directly or indirectly, effect or seek, initiate or propose (whether publicly or otherwise), to effect, or cause or participate in, or in any way induce, assist or encourage any other person to effect, seek, offer, initiate or propose (whether publicly or otherwise) to effect or participate in, (1) any unsolicited tender or exchange offer commenced by a person for voting securities representing 20% or more of the total voting power of CGIP, Marine-Wendel, or any of their material subsidiaries, or an unsolicited proxy or consent solicitation by any such person in order to replace at least a majority of the directors of CGIP, Marine-Wendel or such subsidiary, (2) any other proposal to take over control of CGIP or Marine-Wendel or for a merger, share exchange, business combination, recapitalization, restructuring, liquidation or similar transaction involving CGIP, Marine-Wendel or any of their material subsidiaries or any proposal or offer to acquire in any manner voting securities representing more than 20% of the total voting power of CGIP, Marine-Wendel or any of their material subsidiaries, a substantial equity interest in any of CGIP's or Marine-Wendel's material subsidiaries or a substantial portion of the assets of CGIP or Marine-Wendel or any of their respective material subsidiaries, (3) any request to invite any person to effect any of the actions specified in this paragraph or any request to challenge the validity of, waive the benefit of, opt out of, or amend any provision of, any shareholder rights plan of CGIP or Marine-Wendel or any anti-takeover statutes or other anti-takeover provisions applicable to CGIP or Marine-Wendel, or (4) a proposal having similar effect, or (5) including without limitation any action described in (a) through (c) below, unless in any such case invited in writing to do so by the board of directors of CGIP or Marine-Wendel, as the case may be, as specifically expressed in a resolution adopted by a majority of the board of directors:

    (a) acquire, offer or propose to acquire, or agree to acquire, whether by purchase, tender or exchange offer, gift or otherwise, beneficial ownership of any voting securities or any rights to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any confirmation of the foregoing) any voting securities of CGIP or Marine-Wendel, as the case may be; provided, that, if Crown beneficially owns or acquires any voting securities of CGIP or Marine-Wendel, as the case may be, in violation of the Shareholders Agreement, such voting securities shall immediately be disposed of to persons who are not affiliates thereof; provided, further, that CGIP may also pursue any other available remedies to which it may be entitled as a result of such violation);

    (b) form, join, participate in or encourage the formation of, any Group with respect to any voting securities of CGIP or Marine-Wendel or deposit any voting securities into a voting trust or subject any such voting securities to a voting agreement or any other arrangement or agreement with respect to the voting thereof; or

    (c) request CGIP or Marine-Wendel (or their respective directors, officers, employees or agents) to amend or waive any provision of the Shareholders Agreement (including this paragraph).

The foregoing provisions restricting certain actions by Crown will terminate on the earlier of (1) the date of a Designated Shareholder Breach and (2) the date the Standstill Period (as described in the first sentence of the preceding paragraph) terminates. Notwithstanding the foregoing, such provisions will not terminate if, at the time the provisions would have otherwise terminated in accordance with the previous sentence, there has been a Designated Crown Breach.

  If at any time during the Standstill Period, Crown is approached by any party concerning a Takeover Proposal which the Chairman of the Board of Crown determines in his good faith judgment is so significant as to be considered by the Board of Directors, the Chairman of the Board of Crown will promptly inform the Chairman of the Strategic Committee of the Takeover Proposal and the Committee will consider and evaluate a response to such Takeover Proposal and make a recommendation to Crown's Board of Directors.

                          DESCRIPTION OF CROWN STOCK

CROWN COMMON STOCK

  The following description of Crown Common Stock is a summary and is qualified in its entirety by reference to Crown's Articles of Incorporation which have been filed as an exhibit to the Registration Statement. In addition, the following description assumes the approval by the shareholders of Crown at the Special Meeting of the CarnaudMetalbox Proposals, the Articles Modernization Proposal and the Additional Preferred Stock Proposal.

  General. Following approval of the CarnaudMetalbox Proposals at the Special Meeting, Crown's authorized common stock will consist of 500,000,000 shares of Crown Common Stock in registered form. As of November 10, 1995, Crown had outstanding 90,610,547 shares of Crown Common Stock, and 27,877,087 shares of Crown Common Stock were held in the treasury of Crown.

  Dividends. Holders of Crown Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors. Crown intends, if the Offer is consummated, to pay cash dividends as described under "THE SHAREHOLDERS AGREEMENT--Dividend Policy." There can be no assurance that such dividends will be paid. In addition, Crown's ability to pay dividends on Crown Common Stock is subject to the availability of funds therefor under applicable law and Crown's Articles of Incorporation and Bylaws, as well as contractual restrictions (including prior full payment of dividends as to Crown Acquisition Preferred Stock and any other outstanding preferred stock of Crown). See the discussion of dividend rights under "--Crown Acquisition Preferred Stock" below.

  Voting Rights. Except as to matters as to which holders of Crown Acquisition Preferred Stock (and any other capital stock of Crown) have the right to vote separately as a class, the holders of shares of Crown Common Stock will vote together with holders of Crown Acquisition Preferred Stock (and any other capital stock of Crown entitled to vote with Crown Common Stock) as a class. At every meeting of shareholders of Crown, the

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

holders of record of shares of Crown Common Stock entitled to vote at the meeting are entitled to one vote for each share of Crown Common Stock held. Shareholders of Crown are not entitled to cumulative voting in the election of directors.

  No Preemptive Rights. Shareholders of Crown are not entitled to any preemptive rights to purchase or to subscribe to any additional or increased stock of any class or any obligations convertible into any class or classes of stock.

  Liquidation Rights. In any liquidation, dissolution or winding up of Crown, after the debts of Crown have been paid or provided for, and subject to the rights upon liquidation of the holders of Crown Acquisition Preferred Stock and any other preferred stock of Crown, all of the remaining assets of Crown shall belong to and shall be distributed ratably among the holders of shares of Crown Common Stock.

  On July 28, 1995, Crown announced that the Board of Directors of Crown had adopted a common stock purchase rights plan and declared a dividend of one common stock purchase Right for each share of Crown Common Stock outstanding on August 10, 1995 and authorized the issuance of one Right for each share of Crown Common Stock that becomes outstanding pursuant to the Offer (including shares of Crown Common Stock issued upon conversion of Crown Acquisition Preferred Stock) and for each share of Crown Common Stock which becomes outstanding after August 10, 1995 and prior to the earliest to occur of the Distribution Date, Redemption Date and the Final Expiration Date (as such terms are defined in such plan). See "--Rights Plan" below.

  For additional information regarding the listing of Crown Common Stock on the NYSE or other securities exchanges or quotation systems, see "THE OFFER-- Listing of Crown Common Stock and Crown Acquisition Preferred Stock."

  See also "COMPARISON OF SHAREHOLDER RIGHTS."

RIGHTS PLAN

  Pursuant to a Rights Agreement, dated as of August 10, 1995, the Board of Directors of Crown declared a dividend distribution of one Right for each share of Crown Common Stock outstanding on August 10, 1995 (the "Record Date") and authorized the issuance of one Right for each share of Crown Common Stock that becomes outstanding pursuant to the Offer (including shares of Crown Common Stock issued upon conversion of Crown Acquisition Preferred Stock) and for each share of Crown Common Stock that becomes outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are defined below). Subject to the terms and conditions of the Rights Plan, each Right issued pursuant to the Rights Plan entitles the registered holder to purchase from Crown one share of Crown Common Stock (or in certain circumstances cash, property or other securities) at a price of $200, subject to adjustment.

  Until the earlier to occur of (1) ten calendar days following the date (the "Shares Acquisition Date") of public announcement that a person or entity or group of affiliated or associated persons or entities acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Crown Common Stock (an "Acquiring Person") or (2) ten business days (or such later date as is determined by the Board of Directors or, if there has been an Adverse Change of Control, by a majority of the continuing directors (as defined below)) following the commencement or first public announcement of an intention of any applicable person to make a tender offer or exchange offer if, upon consummation thereof, such person would be an Acquiring Person (the earlier of such dates being called the "Distribution Date"), the Rights are evidenced by the certificates evidencing the Crown Common Stock. Until the Distribution Date, the Rights will be transferred only with the shares of Crown Common Stock. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of shares of Crown Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

  The Rights Plan contains special provisions regarding CGIP (including its affiliates and associates) and the shares of Crown Common Stock which may be acquired by CGIP as part of and after the Offer. First, CGIP will not become an "Acquiring Person" under the Rights Plan merely because it tenders into the Offer. Second,

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

during the Standstill Period and so long as CGIP has not breached certain provisions of the Shareholders Agreement, CGIP will not become an "Acquiring Person" when it takes any action which Crown has agreed to permit during the Standstill Period. Finally, after the expiration of the Standstill Period, CGIP will be an "Acquiring Person," subject to certain exceptions including with respect to the acquisition of beneficial ownership of additional shares of Crown Common Stock within 18 months after certain dilutive issuances by Crown, only if CGIP acquires beneficial ownership of additional shares of Crown Common Stock, and CGIP is thereafter the beneficial owner of 15% or more of the shares of Crown Common Stock then outstanding, excluding securities granted by Crown to directors of Crown who are affiliates or associates of CGIP. If, however, at the time of the expiration of the Standstill Period, CGIP has breached its Shareholders Agreement with Crown, then CGIP will be an "Acquiring Person" to the extent it would otherwise be deemed as such but for the provisions noted above. See "THE SHAREHOLDERS AGREEMENT."

  The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on August 10, 2005 unless earlier redeemed by Crown as described below.

  In the event that a person or entity (other than certain specified persons or entities) becomes the beneficial owner of more than 15% of the then outstanding shares of Crown Common Stock, each holder of a Right will thereafter have the right to receive, upon exercise, shares of Crown Common Stock (or, in certain circumstances, cash, property or other securities of Crown) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth above, all Rights that are, or (under certain circumstances specified in the Rights Plan) were, beneficially owned by an Acquiring Person will be null and void.

  In the event that, at any time following the Shares Acquisition Date, (1) Crown is acquired in a merger or other business combination transaction (other than a merger described in the immediately preceding paragraph), or (2) 50% or more of Crown's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

  At any time prior to the earlier of (1) 5:00 p.m. New York City time on the tenth calendar day following the Shares Acquisition Date and (2) August 10, 2005 (the "Final Expiration Date"), Crown may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The date of such redemption is the "Redemption Date." Following an Adverse Change of Control, the decision to redeem shall require the concurrence of a majority of the "continuing directors." "Adverse Change of Control" means a change (resulting from a proxy or consent solicitation) in a majority of the directors in office at the commencement of such solicitation where a participant in such solicitation has stated (or Crown's Board of Directors determines) that such participant has taken, intends to take or may consider taking any action that would result in such participant becoming an Acquiring Person or causing the occurrence of a Triggering Event, and "continuing directors" (as used in the Rights Plan) means any member of Crown's Board of Directors who is not an Acquiring Person and was a member prior to the Record Date or any person who subsequently becomes a member of the Board if such person's nomination for election or election to the Board is recommended or approved by a majority of continuing directors. Immediately upon the action of Crown's Board of Directors electing to redeem the Rights with, if required, the concurrence of the continuing directors, Crown shall make announcement thereof, and upon such action, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Crown, including, without limitation, the right to vote or to receive dividends.

  Any of the provisions of the Rights Plan may be amended by the Board of Directors of Crown prior to the earliest of Distribution Date, the occurrence of a Triggering Event or an Adverse Change of Control. After the

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

Distribution Date, the occurrence of a Triggering Event or an Adverse Change in Control, the provisions of the Rights Plan may be amended by Crown's Board of Directors in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or, with certain limitations, to shorten or lengthen any time period under the Rights Plan. In addition, the Board of Directors of Crown may amend the Rights Plan to provide for the issuance of shares of Crown's preferred stock in place of shares of Crown Common Stock.

CROWN ACQUISITION PREFERRED STOCK

  General. Following approval of the CarnaudMetalbox Proposals at the Special Meeting, Crown's authorized capital stock will also consist of 50,000,000 shares of Crown Acquisition Preferred Stock. Such shares will be newly authorized, and there are no shares of such preferred stock currently outstanding.

  Under the Acquisition Articles Amendment, the Board of Directors of Crown will be entitled to issue Crown Acquisition Preferred Stock solely in connection with the CarnaudMetalbox Transaction without further shareholder approval (except as otherwise provided under applicable law or the rules of securities exchanges or quotation systems on which shares of Crown are at the time listed or authorized for quotation). In addition, the Crown Board, subject to the terms of the Exchange Offer Agreement and as further discussed below, will have authority to determine all designations, relative rights, preferences and limitations of Crown Acquisition Preferred Stock. This includes, among other things, the designation of classes or series of a class and the number of shares making up such class or series; the dividend rights, if any; the rights upon liquidation or distribution of the assets of Crown, if any; the conversion or exchange rights, if any; the redemption provisions, if any; the sinking fund provisions, if any; and the voting rights, if any. Adoption of the Acquisition Articles Amendment will permit the Crown Board to determine the specific terms of Crown Acquisition Preferred Stock by resolution of the Crown Board which, upon filing with the applicable state authorities, will operate as an amendment to Crown's Articles of Incorporation.

  Under the Exchange Offer Agreement, Crown and CGIP have agreed that Crown will issue Crown Acquisition Preferred Stock on the terms set forth in the Exchange Offer Agreement, and the discussion below is based upon the agreed terms set forth in the Exchange Offer Agreement. Shareholders should be aware, however, that the Exchange Offer Agreement, including the terms of Crown Acquisition Preferred Stock, may be amended in accordance with its terms. See "THE EXCHANGE OFFER AGREEMENT--Termination; Amendment."

  Crown Acquisition Preferred Stock will have a per share liquidation preference calculated based on the Average Market Closing Price per share of Crown Common Stock, determined without regard to the limitations on the minimum and maximum Exchange Ratio (see "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock"). The per share dividend on Crown Acquisition Preferred Stock will be based upon its liquidation preference, and the amount of dividends received by holders of Crown Acquisition Preferred Stock will accordingly depend on the Market Closing Price during such period. Crown currently anticipates that the Measurement Date will occur after the date of the Special Meeting, and, accordingly, the amount of the liquidation preference and dividends received by holders of Crown Acquisition Preferred Stock will not be determined prior to the Special Meeting.

  There is currently no public market for Crown Acquisition Preferred Stock, and there can be no assurance that an active public market for Crown Acquisition Preferred Stock will develop. Therefore, although the liquidation preference of Crown Acquisition Preferred Stock has been based on the Average Market Closing Price, the valuation of newly-issued securities such as Crown Acquisition Preferred Stock is subject to uncertainties and contingencies, all of which are difficult to predict, and the liquidation preference amount of Crown Acquisition Preferred Stock is not necessarily indicative of the prices at which shares of Crown Acquisition Preferred Stock will trade.


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  In addition, the market value of Crown Acquisition Preferred Stock at the time of consummation of the Offer and at the time of delivery of shares of Crown Stock in exchange for CarnaudMetalbox Shares following consummation of the Offer can be expected to vary from the Average Market Closing Price used to determine the liquidation preference of Crown Acquisition Preferred Stock, as a result of changes in the business, operations or prospects of Crown and/or CarnaudMetalbox, market assessments of the likelihood that the Offer will be consummated and the time thereof, general market conditions and other factors.

  The terms of Crown Acquisition Preferred Stock provide that Crown Acquisition Preferred Stock is mandatorily convertible on the fourth anniversary of the date of original issuance of Crown Acquisition Preferred Stock, and, in addition, if less than 30% of the shares of Crown Acquisition Preferred Stock initially issued pursuant to the Offer remain outstanding, Crown will have the ability to convert the remaining shares of Crown Acquisition Preferred Stock into shares of Crown Common Stock on the terms set forth in Crown's Articles of Incorporation. CGIP has, pursuant to the Exchange Offer Agreement, agreed to elect to receive Units of Crown Stock for its CarnaudMetalbox Shares in the Offer. If the Offer is consummated, it is possible, depending upon the number of CarnaudMetalbox Shares exchanged for the Cash Election Price rather than Units of Crown Stock in the Offer, that CGIP would hold more than 70% of the outstanding Crown Acquisition Preferred Stock following the Offer. In any event, if holders of more than 70% of the initially outstanding Crown Acquisition Preferred Stock were to elect, in the aggregate, at any time or from time to time to convert their shares of Crown Acquisition Preferred Stock into shares of Crown Common Stock, Crown would have the ability to convert the remaining shares of Crown Acquisition Preferred Stock into Crown Common Stock on the terms set forth in Crown's Articles of Incorporation.

  Because the price of Crown Common Stock is subject to market fluctuations, the value of the shares of Crown Common Stock received by an owner of Crown Acquisition Preferred Stock upon conversion thereof (whether mandatory or optional) may be more or less than the liquidation preference of Crown Acquisition Preferred Stock.

  Although Crown will apply for listing of the Crown Common Stock and the Crown Acquisition Preferred Stock to be issued in the Offer on the Official List of the Paris Stock Exchange, there can be no assurance that such application will be granted. In addition, it is possible, if an insufficient number of holders of CarnaudMetalbox Shares elect Units of Crown Stock, as opposed to cash, in the Offer, following the Offer, the NYSE or the Paris Stock Exchange could delist Crown Acquisition Preferred Stock from the NYSE or the Paris Stock Exchange, respectively. In the event of such delisting, or in the event Crown Acquisition Preferred Stock is not accepted for listing on the Official List of the Paris Stock Exchange, the liquidity and market price of Crown Acquisition Preferred Stock could be adversely affected. See "THE OFFER--Listing of Crown Common Stock and Crown Acquisition Preferred Stock."

  The following is a summary of the terms of the new series of Crown Acquisition Preferred Stock as set forth in the Exchange Offer Agreement.

  Designation. The shares of Crown Acquisition Preferred Stock will be designated as 4.5% Cumulative Preferred Stock and the number of shares of Crown Acquisition Preferred Stock that will be outstanding depends on the number of CarnaudMetalbox Shares tendered into the Offer in exchange for Units. See "THE CARNAUDMETALBOX PROPOSALS." The par value per share of Crown Acquisition Preferred Stock will be the Average Market Closing Price per share of Crown Common Stock, determined without regard to the limitations on the minimum and maximum Exchange Ratio (see "SUMMARY--The Offer--Exchange Ratio and Market Value of Crown Common Stock").

  Rank. All shares of Crown Acquisition Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution and winding-up, rank senior to all of Crown's now or hereafter issued Junior Securities (as hereinafter defined) and on a parity with the Parity Securities (as hereinafter defined), unless the issuance of a new class of preferred stock that ranks senior in respect of dividend rights or rights upon liquidation, dissolution and winding-up is specifically approved by the holders of Crown Acquisition Preferred Stock as hereinafter provided. Crown Common Stock and other equity securities (other than any senior securities specifically approved by the holders of Crown Acquisition Preferred Stock) of Crown will be "Junior Securities" unless, with respect to any class of equity securities other than Crown Common Stock, such securities expressly provide that they rank on a parity with Crown Acquisition Preferred Stock with respect to dividends and upon liquidation, dissolution or winding-up, in which case such class of equity securities will be "Parity Securities". The terms of Crown Acquisition Preferred Stock do not restrict the creation of Junior Securities and Parity Securities (except as hereafter provided under "Voting Rights").

  Dividend Rights. The holders of Crown Acquisition Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of Crown out of funds at the time legally available, dividends at the rate of 4.5% of the par value of Crown Acquisition Preferred Stock, which will be based on the Average Market Closing Price of Crown Common Stock, per annum per share (the "Preferred Dividends"), and no more, which will be fully cumulative and will be payable in cash quarterly in arrears on February 20, May 20, August 20 and November 20 of each year (each a "Dividend Payment Date"), except that if such date is a Saturday, Sunday or legal holiday, then such dividend will be payable on the next day that is not a Saturday, Sunday or legal holiday, to holders of record on such record dates, not more than 60 days nor less than 10 days preceding the respective Dividend Payment Dates, as are fixed by Crown's Board of Directors.

  The first dividend payment period shall be from the date of initial issuance of the Crown Acquisition Preferred Stock to, but excluding, the first Dividend Payment Date occurring in 1996 (except that if the date of initial issuance occurs within 20 days prior to such Dividend Payment Date, the first dividend period shall be from the date of initial issuance to, but excluding the next following Dividend Payment Date), and the first Dividend Payment Date in respect of Crown Acquisition Preferred Stock will be the first Dividend Payment Date occurring in 1996 (or, if the date of initial issuance occurs within 20 days prior to such date, the next following Dividend Payment Date). The first dividend period (and the actual first Dividend Payment Date) will be known only after the Offer is consummated. Dividends on the Crown Acquisition Preferred Stock will accrue (whether or not declared and whether or not such amounts would be available, legally or otherwise, at that time for distribution to holders of Crown Acquisition Preferred Stock) on a daily basis from the date of original issuance of the Crown Acquisition Preferred Stock or from the most recent Dividend Payment Date to which full dividends have been paid. Dividends will cease to accrue in respect of any shares of the Crown Acquisition Preferred Stock on the effective date of a mandatory conversion or on the date of their earlier voluntary conversion. Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the Crown Acquisition Preferred Stock for any period shorter than a quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Holders of Crown Acquisition Preferred Stock will, upon mandatory conversion of shares of Crown Acquisition Preferred Stock, convert all accrued and unpaid dividends in respect of Crown Acquisition Preferred Stock into Crown Common Stock at the conversion price.

  Subject to the next paragraph, payments on account of accrued and unpaid dividends for any past dividend period may be declared and paid at any time, without reference to any regular Dividend Payment Date. Any dividend payment made on shares of the Crown Acquisition Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of the Crown Acquisition Preferred Stock. All dividends paid with respect to shares of the Crown Acquisition Preferred Stock will be paid pro rata to the holders entitled thereto. The amount of dividends payable per share of Crown Acquisition Preferred Stock for each quarterly dividend period will be computed by dividing the annual dividend amount by four. No interest shall be payable in respect of any accrued and unpaid dividends on the Crown Acquisition Preferred Stock. Holders of the shares of Crown Acquisition Preferred Stock, as such, will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative cash dividends as provided herein.

  No dividends or other distributions will be declared, paid or set apart for payment or otherwise made on Junior Securities (other than a dividend or distribution paid solely in shares of, or warrants, rights or options exercisable for or convertible into Junior Securities), unless and until all accrued and unpaid dividends on the Crown Acquisition Preferred Stock for all dividend payment periods ending on or before the payment date of such dividend or other distribution on Junior Securities will have been paid or declared and set apart for payment. In addition, no payment in cash or otherwise on account of the purchase, redemption, retirement or other acquisition of shares of Junior Securities will be made unless and until all accrued and unpaid dividends on the Crown Acquisition Preferred Stock for all dividend payment periods ending on or before such payment in respect of such Junior Securities have been paid or declared and set apart for payment; provided, however, that the

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

restrictions set forth in this sentence shall not apply to the purchase or other acquisition of Junior Securities (1) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of Crown or any subsidiary of Crown heretofore or hereafter adopted, (2) solely in exchange for or upon conversion into Junior Securities or (3) pursuant to a redemption at the stated redemption price of any rights granted to holders of Crown Common Stock pursuant to a shareholders rights plan. Holders of shares of the Crown Acquisition Preferred Stock will be entitled to receive the dividends in preference to and in priority over any dividend upon any of the Junior Securities.

  No full dividends will be declared, paid or set apart for payment on shares of any class or series of Parity Securities for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on Crown Acquisition Preferred Stock for all dividend payment periods ending on or before the payment date of full dividends on Parity Securities. No dividends may be paid on Parity Securities except on dates on which dividends are paid on the Crown Acquisition Preferred Stock. If dividends are not paid or set apart in full upon the shares of Crown Acquisition Preferred Stock and any Parity Securities, all dividends paid or declared and set apart for payment on the Crown Acquisition Preferred Stock and the Parity Securities will be paid or declared and set apart for payment pro rata so that the amount of dividends paid or declared and set apart for payment per share on the Crown Acquisition Preferred Stock and the Parity Securities on any date will in all cases bear to each other the same ratio that accrued and unpaid dividends to the date of payment on the Crown Acquisition Preferred Stock and the Parity Securities bear to each other. In addition, no payment on account of the purchase, redemption, retirement or other acquisition of shares of Parity Securities will be made, and, other than dividends to the extent permitted by the preceding paragraph, no distributions will be declared, paid or set apart for payment or otherwise made on shares of Parity Securities, unless and until all accrued and unpaid dividends on the Crown Acquisition Preferred Stock for all dividend payment periods ending on or before the payment in respect of, or the payment date of the distribution on, the Parity Securities will have been paid or declared and set apart for payment; provided, however, that the restrictions set forth in this sentence will not apply to the purchase or other acquisition of Parity Securities (1) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of Crown or any subsidiary of Crown hereafter adopted, (2) solely in exchange for or upon conversion into other Parity Securities or Junior Securities or (3) pursuant to a redemption at the stated redemption price of any rights granted to holders of Crown Common Stock pursuant to a shareholders rights plan.

  Subject to the foregoing provisions, the Board of Directors may declare, and Crown may pay or set apart for payment, dividends and other distributions on any Junior Securities or Parity Securities, and may redeem, purchase or otherwise acquire any Junior Securities or Parity Securities, and the holders of the Crown Acquisition Preferred Stock will not be entitled to share therein.

  Liquidation Preference. In the event of a liquidation, dissolution or winding up of Crown, whether voluntary or involuntary, the holders of Crown Acquisition Preferred Stock will be entitled to receive out of the assets of Crown available for distribution to shareholders an amount per share of Crown Acquisition Preferred Stock equal to all dividends accrued and unpaid on such share to (but not including) the date of final distribution to such holders, whether or not declared, without interest, plus a sum equal to the par value of Crown Acquisition Preferred Stock, before any payment shall be made or any assets distributed in respect of such Junior Securities (the "Liquidation Preference"). If the assets of Crown available for distribution to shareholders are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Crown Acquisition Preferred Stock and any Parity Securities, then the holders of such shares will share ratably in the distribution of assets in accordance with the amounts which would be payable on the distribution if the amounts to which the holders of outstanding shares of Crown Acquisition Preferred Stock and the holders of outstanding shares of the Parity Securities are entitled were paid in full. Except as provided, holders of Crown Acquisition Preferred Stock, as such, will not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of Crown.

  For liquidation preference purposes, none of the following shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of Crown:
(1) the voluntary sale, conveyance, lease, exchange or transfer

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

(for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of Crown; (2) the consolidation or merger of Crown with or into one or more other corporations, or other associations; (3) the consolidation or merger of one or more corporations or other associations with or into Crown; (4) the participation by Crown in a share exchange; or (5) the division of Crown.

  Right of Conversion. At any time after the date of initial issuance of the Crown Acquisition Preferred Stock, each share of Crown Acquisition Preferred Stock will be convertible at the option of the holder into fully paid and nonassessable shares of Crown Common Stock, at the rate of that number of shares of Crown Common Stock for each full share of Crown Acquisition Preferred Stock that is equal to the par value of such share divided by the Conversion Price applicable per share of Crown Common Stock. The "Conversion Price" applicable per share of Crown Common Stock will initially be an amount equal to
1.0975 times the par value of Crown Acquisition Preferred Stock and will be adjusted from time to time as follows.

  If Crown pays or makes a dividend or other distribution to all holders of its Crown Common Stock or other Junior Securities in shares of Crown Common Stock, the Conversion Price in effect at the opening of business on the business day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution will be reduced by multiplying the Conversion Price by a fraction of which the numerator will be the number of shares of Crown Common Stock outstanding at the close of business on the date fixed for such determination and the denominator will be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph, the number of shares of Crown Common Stock at any time outstanding will not include shares held in the treasury of Crown but will include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Crown Common Stock. Crown will not pay any dividend or make any distribution on shares of Crown Common Stock held in the treasury of Crown.

  If Crown issues rights or warrants to all holders of Crown Common Stock entitling them to subscribe for or purchase shares of Crown Common Stock at a price per share less than the current market price per share of Crown Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination will be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Crown Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Crown Common Stock which the aggregate of the offering price of the total number of shares of Crown Common Stock so offered for subscription or purchase would purchase at such current market price (determined by multiplying the total number of shares by the exercise price of the rights or warrants and dividing the product so obtained by the current market price) and the denominator will be the number of shares of Crown Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Crown Common Stock so offered for subscription or purchase, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph, the number of shares of Crown Common Stock at any time outstanding will not include shares held in the treasury of Crown but will include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Crown Common Stock. Crown will not issue any rights or warrants in respect of shares of Crown Common Stock held in the treasury of Crown. The foregoing provision will not apply to issuances of rights pursuant to a shareholder rights plan provided that such rights are issued together with the Crown Common Stock upon conversion of the Crown Acquisition Preferred Stock. In the event that all the shares of Crown Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the Conversion Price will be adjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Crown Common Stock actually delivered upon the exercise of such rights or warrants rather than upon the number of shares of Crown Common Stock offered for subscription or purchase; provided, however, that no such

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

readjustment upon expiration of the rights or warrants will affect the number of shares of Crown Common Stock issued upon any conversion of Crown Acquisition Preferred Stock prior to such readjustment.

  If outstanding shares of Crown Common Stock are subdivided into a greater number of shares of Crown Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective will be proportionately reduced, and, conversely, in case at any time after the date of original issuance of the Crown Acquisition Preferred Stock outstanding shares of Crown Common Stock are combined into a smaller number of shares of Crown Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective will be proportionately increased, such reduction or increase, as the case may be, to become effective immediately prior to the opening of business on the day following the day upon which such subdivision or combination becomes effective.

  If Crown, by dividend or otherwise, distributes to all holders of its Crown Common Stock evidences of its indebtedness or assets (including securities, but excluding (1) any rights or warrants as referred to previously, (2) any dividend or distribution in cash solely out of the retained earnings of Crown (retained earnings of Crown for this purpose being calculated at any date to exclude the one-time impact of Crown's adopting changes in accounting principles required by changes in (x) U.S. GAAP or (y) the application or interpretation of U.S. GAAP by any applicable governmental or regulatory authority, provided that only changes occurring in the fiscal year with respect to which retained earnings is being determined will be excluded for this purpose) and (3) any dividend or distribution of Crown Common Stock referred to previously) then in each such case, unless Crown elects to reserve shares or other units of such securities or assets for distribution to the holders of the Crown Acquisition Preferred Stock upon the conversion of the shares of Crown Acquisition Preferred Stock so that any holder of Crown Acquisition Preferred Stock will receive upon such conversion, in addition to the shares of the Crown Common Stock to which the holder is entitled, the kind and amount of securities or assets which such holder would have received if the shares of Crown Acquisition Preferred Stock had been converted into shares of Crown Common Stock immediately prior to the date fixed for the determination of stockholders entitled to receive the distribution, the Conversion Price will be adjusted so that the same will equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive the distribution by a fraction of which the numerator will be the current market price per share of the Crown Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors, whose determination, if made in good faith, will be conclusive and described in a resolution of the Board of Directors filed with the transfer agent for the Crown Acquisition Preferred Stock and mailed to the holders of record of the Crown Acquisition Preferred Stock) on the date fixed for such determination of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Crown Common Stock and the denominator will be such current market price per share of the Crown Common Stock, the adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

  The reclassification of Crown Common Stock into securities other than Crown Common Stock (other than any reclassification upon a consolidation or merger as described herein) will be deemed to involve (1) a distribution of securities other than Crown Common Stock to all holders of Crown Common Stock (and the effective date of the reclassification will be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and "the date fixed for such determination") and (2) a subdivision or combination, as the case may be, of the number of shares of Crown Common Stock outstanding immediately prior to the reclassification into the number of shares of Crown Common Stock, if any, outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective", as the case may be, and "the day upon which such subdivision or combination becomes effective").

  For the purposes of any computation arising under the preceding paragraphs regarding the issuance of rights or warrants on common stock and evidences of indebtedness, the current market price per share of Crown

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

Common Stock on any day will be deemed to be the average of the "market prices" (as defined below) for shares of Crown Common Stock for any five consecutive "business days" (which means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized by law or executive order to close) selected by Crown commencing not more than 20 business days before the date in question, provided, however, that if the "ex" date (as defined later in this paragraph) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the conversion price pursuant to the paragraphs above occurs on or after the 20th business day prior to the day in question and prior to the "ex" date for the issuance or distribution requiring such computation, the market price for each business day prior to the "ex" date for such other event will be adjusted by multiplying such market price by the same fraction by which the conversion price is required to be adjusted as a result of such other event. For purposes of this paragraph, the term "ex date", (1) when used with respect to any issuance or distribution, means the first day on which the Crown Common Stock trades regular way on the relevant exchange or in the relevant market from which the market price was obtained without the right to receive such issuance or distribution and (2) when used with respect to any subdivision or combination of shares of Crown Common Stock, means the first date on which the shares of Crown Common Stock trade regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective. The term "market price" as used in this paragraph means, the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case of Crown Common Stock on the NYSE or, if Crown Common Stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which Crown Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if Crown Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any NYSE member firm selected from time to time by Crown for that purpose. If none of the conditions set forth above is met, the closing price of Crown Common Stock on any day or the average of such closing prices for any period will be the fair market value of such class of stock as determined by a member firm of the NYSE selected by Crown.

  In any case in which the foregoing paragraphs require an adjustment to be made immediately following a record date, Crown may elect to defer the implementation of the adjustment (but in no event until a date later than the effective time of the event giving rise to the adjustment), in which case Crown will, with respect to any share of Crown Acquisition Preferred Stock converted after such record date and before such adjustment has been implemented (1) defer paying any cash payment in respect of fractional shares or issuing to the holder of such share of Crown Acquisition Preferred Stock the number of shares of Crown Common Stock issuable upon such conversion in excess of the number of shares of Crown Common Stock issuable thereupon only on the basis of the Conversion Price prior to adjustment, and (2) not later than five business days after such adjustment will be implemented, pay to such holder the appropriate cash payment and issue to the holder the additional shares of Crown Common Stock and other capital stock and securities of Crown issuable on such conversion and deliver to such holder other assets deliverable on such conversion. If an event otherwise requiring that an adjustment be made pursuant to this paragraph never becomes effective, no such adjustment will be required to be implemented.

  Notwithstanding anything to the contrary herein, no adjustment in the Conversion Price will be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, that any adjustments which by reason of this paragraph are not required to be made will be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph will be made by Crown to the nearest cent or the nearest one-hundredth of a share, as the case may be.

  Crown may make such reductions in the Conversion Price, in addition to those required above, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. Any determination by the Board of Directors of Crown in connection with the foregoing, if made in good faith, will be conclusive and described in a resolution of the

Board of Directors filed with the transfer agent for Crown Acquisition Preferred Stock and mailed to the holders of record of Crown Acquisition Preferred Stock.

  No fractional shares or scrip representing fractional shares of Crown Common Stock will be issued upon conversion of Crown Acquisition Preferred Stock. If more than one certificate evidencing shares of Crown Acquisition Preferred Stock is surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof will be computed on the basis of the aggregate number of shares of Crown Acquisition Preferred Stock so surrendered. Instead of any fractional share of Crown Common Stock that would otherwise be issuable to a holder upon conversion of any shares of Crown Acquisition Preferred Stock, Crown will pay a cash adjustment without interest in respect of such fractional share in an amount equal to the same fraction of the market price per share of Crown Common Stock (as determined by the Board of Directors, which, so long as Crown Common Stock is listed on the NYSE, shall be the reported last sale price regular way on the NYSE) at the close of business on the day of conversion.

  Mandatory Conversion. On the Latest Mandatory Conversion Date, which is the fourth anniversary of the date of original issuance of the Crown Acquisition Preferred Stock, all of the Crown Acquisition Preferred Stock will convert into shares of Crown Common Stock as provided below. In addition, if, at any time prior to the Latest Mandatory Conversion Date less than 30% of the number of shares of Crown Acquisition Preferred Stock initially issued remain outstanding, the remaining shares of Crown Acquisition Preferred Stock will, at the election of Crown and after notice has been provided as set forth below, convert into shares of Crown Common Stock as provided below.

  If Crown has elected to convert the Crown Acquisition Preferred Stock into Crown Common Stock pursuant to the second sentence of the previous paragraph, Crown will provide notice of mandatory conversion of shares of Crown Acquisition Preferred Stock pursuant to this paragraph (other than any conversion on the Latest Mandatory Conversion Date) to holders of record of the Crown Acquisition Preferred Stock to be converted not less than 15 nor more than 60 days prior to the date fixed for conversion. Such notice shall be provided by mailing notice of such conversion first class air mail postage prepaid, to each holder of record of the Crown Acquisition Preferred Stock to be converted, at such holder's address as it appears on the stock register of Crown; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the preceding notice for the conversion of any shares of Crown Acquisition Preferred Stock except as to the holder to whom Crown has failed to give said notice or except as to the holder whose notice was defective. Such notice will specify the date fixed for conversion, the conversion price then in effect and that on and after the date fixed for conversion dividends will cease to accrue on such shares.

  Crown's obligation to deliver shares of Crown Common Stock and (only with respect to fractional shares) provide funds in accordance with this paragraph will be deemed fulfilled if, on the mandatory conversion date, Crown deposits, with a bank or trust company, having an office or agency in New York, New York and having a capital and surplus of at least $50,000,000, such number of shares of Crown Common Stock as are required to be delivered by Crown upon the conversion in trust for the account of the holders of the shares to be converted (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such shares be delivered upon conversion of the shares of Crown Acquisition Preferred Stock so called for conversion, provided that Crown will not deposit such shares of Crown Common Stock on any date prior to the mandatory conversion date. Any shares of Crown Common Stock or funds so deposited and unclaimed at the end of two years from such conversion date shall be repaid and released to Crown, after which the holder or holders of such shares of Crown Acquisition Preferred Stock so called for conversion shall look only to Crown for delivery of such shares of Crown Common Stock.

  Provided that Crown has fulfilled its obligations to deposit shares as provided above, then effective on the conversion date fixed by Crown and notified to the holders of Crown Acquisition Preferred Stock as provided in the foregoing paragraph (or on the Latest Mandatory Conversion Date, as the case may be), each outstanding share of Crown Acquisition Preferred Stock will be converted into fully paid and nonassessable shares of Crown Common Stock at the conversion price then in effect, automatically and without any action on the part of any holder of shares of Crown Acquisition Preferred Stock, and such shares of Crown Common Stock will be deemed outstanding from and after the conversion date. There is no restriction on such mandatory conversion by reason of any arrearage in the payment of dividends on Crown Acquisition Preferred Stock.

  Upon conversion of shares of Crown Acquisition Preferred Stock, holders of shares of Crown Acquisition Preferred Stock will convert all accrued and unpaid dividends in respect of such shares of Crown Acquisition Preferred Stock into Crown Common Stock at the conversion price then in effect.

  Each holder of shares of Crown Acquisition Preferred Stock to be converted will surrender the certificates evidencing such shares to Crown at the place designated in the notice of the conversion or, if the conversion occurs on the Latest Mandatory Conversion Date, then the conversion will, unless Crown has notified each holder otherwise, take place at the offices of Crown's transfer agent, and will thereupon be entitled to receive certificates evidencing shares of Crown Common Stock following such surrender and following the date of such conversion. If any required notice of conversion has been given or no notice is required by the terms hereof, and if on the date fixed for conversion, shares of Crown Common Stock have been deposited with a bank or trust company as provided above then, notwithstanding that the certificates evidencing any shares of Crown Acquisition Preferred Stock subject to conversion have not been surrendered, the shares represented thereby subject to conversion will be deemed no longer outstanding, dividends with respect to the shares subject to conversion will cease to accrue after the date fixed for conversion and all rights with respect to the shares subject to conversion will forthwith after such date cease and terminate, except for the right of the holders to receive the shares of Crown Common Stock to which they are entitled without interest upon surrender of their certificates therefor.

  Reclassification, Consolidation, Merger or Sale of Assets. In case of any consolidation of Crown with, or merger of Crown or share exchange into, any other "person" (as hereinafter defined), any merger of another person into Crown (other than a merger or share exchange which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Crown Common Stock) or any sale or transfer of all or substantially all of the assets of Crown, lawful provision will be made as a part of the terms of such consolidation, merger, sale or transfer whereby the holder of each share of the Crown Acquisition Preferred Stock will have the right to convert such share into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Crown Common Stock into which a share of Crown Acquisition Preferred Stock might have been converted at the conversion price in effect immediately prior to such consolidation, merger, sale or transfer (including aggregation rights with respect to fractional shares equivalent to those set forth above), assuming the holder of Crown Common Stock of Crown (1) is not a person with which Crown consolidated or into which Crown merged or which merged into Crown or exchanged its shares or to which such sale or transfer was made, as the case may be (a "constituent person"), or an "affiliate" (as hereinafter defined) of a constituent person, and (2) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer by other than a constituent person or an affiliate thereof and in respect of which such rights of election have not been exercised; provided, however, that if the kind or amount of securities, cash and other property receivable upon the consolidation, merger, sale or transfer is not the same for each share of Crown Common Stock held immediately prior to such consolidation, merger, sale or transfer by others than a constituent person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purposes of this paragraph the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing share will be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares. It is understood for purposes of this paragraph that, if the shareholders of Crown have approved any such consolidation, merger, sale or transfer which makes provision for Crown Acquisition Preferred Stock under the terms of such consolidation, merger, sale or transfer (such approval to include the necessary approval, if any, of the holders of Crown Acquisition Preferred Stock), then the holders of Crown Acquisition Preferred Stock will be deemed to have waived the benefits of this paragraph. Such provision will also provide, as a part of the terms of such consolidation, merger, share exchange, sale or transfer, for adjustments for subsequent events equivalent to the adjustments provided for above. The provisions of this paragraph will similarly apply to successive

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

consolidations, mergers, share exchanges, sales or transfers. With respect to any consolidation, merger, share exchange, sale or transfer in which Crown is not the surviving person, the surviving person will be a person organized under the laws of a State of the United States.

  "Person", as used above, means any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity and "affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  Reservation of Shares; Etc. Crown will at all times reserve and keep available, free from preemptive rights out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Crown Acquisition Preferred Stock, such number of shares of Crown Common Stock that will from time to time be sufficient to effect the conversion of all shares of Crown Acquisition Preferred Stock from time to time outstanding. Crown will from time to time, in accordance with the laws of the Commonwealth of Pennsylvania, increase the authorized number of shares of Crown Common Stock if at any time the number of shares of authorized and unissued Crown Common Stock will not be sufficient to permit the conversion of all the then-outstanding shares of Crown Acquisition Preferred Stock.

  If any shares of Crown Common Stock required to be reserved for purposes of conversion of the Crown Acquisition Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before the shares may be issued upon conversion, Crown will in good faith and as expeditiously as possible endeavor to cause the shares to be duly registered or approved as the case may be. If Crown Common Stock is listed on the NYSE, the London Stock Exchange, the Paris Stock Exchange or any other national or foreign securities exchange, Crown will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Crown Common Stock issuable upon conversion of the Crown Acquisition Preferred Stock.

  Prior Notice of Certain Events. In case: (1) Crown declares any dividend (or any other distribution) on Crown Common Stock other than ordinary quarterly dividends in accordance with Crown's dividend policy (and other than dividends and distributions described in clauses (2) and (3)); or (2) Crown authorizes the granting to all holders of Crown Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants other than pursuant to a shareholder rights plan provided that such rights are issuable together with Crown Common Stock upon conversion of the Crown Acquisition Preferred Stock; or (3) of any reclassification of Crown Common Stock (other than a subdivision or combination of the outstanding Crown Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any division or consolidation or merger to which Crown is a party and for which approval of any shareholders of Crown will be required, or of the sale or transfer of all or substantially all of the assets of Crown or of any compulsory share exchange whereby Crown Common Stock is converted into other securities, cash or other property; or (4) of the voluntary or involuntary dissolution, liquidation or winding up of Crown; then Crown will cause to be filed with the transfer agent for Crown Acquisition Preferred Stock, and will cause to be mailed to the holders of record of Crown Acquisition Preferred Stock, at their last addresses as they will appear upon the stock transfer books of Crown, at least fifteen days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, redemption, repurchase, rights or warrants or, if a record is not to be taken, the date as of which the holders of Crown Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Crown Common Stock of record will be entitled to exchange their shares of Crown Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up

(but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

  Voting Rights. Other than as set forth below and except as provided under applicable law, the holders of Crown Acquisition Preferred Stock will be entitled to vote together with the holders of Crown Common Stock on all matters to be voted on by holders of Crown Common Stock. When voting together with the holders of Crown Common Stock on any matter, each share of Crown Acquisition Preferred Stock will be entitled to the number of votes equal to the number of shares of Crown Common Stock into which such share of Crown Acquisition Preferred Stock is convertible as provided above as of the record date applicable to such vote. Holders of Crown Acquisition Preferred Stock as a class will also have the additional voting rights set forth below.

  Except as provided below, a vote of at least a majority of Crown Acquisition Preferred Stock then outstanding will be sufficient to take any action requiring the vote of the Crown Acquisition Preferred Stock as a separate class. Holders of Crown Common Stock will not vote together with the Crown Acquisition Preferred Stock on any such matters. At any meeting where Crown Acquisition Preferred Stock has the right to vote as a separate class, the presence, in person or by proxy, of a majority of the outstanding shares of the Crown Acquisition Preferred Stock will constitute a quorum of such class.

  Whenever dividends accrued on the Crown Acquisition Preferred Stock will be in arrears and unpaid for at least six consecutive quarterly dividend periods,
(1) the number of members constituting the Board of Directors will be increased by two, effective as of the time of election of such directors as hereinafter provided and (2) the holders of shares of Crown Acquisition Preferred Stock (voting separately as a class together with holders of any Parity Securities upon which like voting rights have been conferred and are then exercisable) will have the exclusive right to vote for and elect such two additional directors of Crown (the "Preferred Stock Directors") to fill such newly-created directorships. (The effect of the foregoing provision, when taken together with the provision set forth above (see "--Dividend Rights") stating that payments of past due dividends are credited to the earliest of any existing unpaid dividend periods, is that holders of Crown Acquisition Preferred Stock will have the right to vote for and elect two additional directors of Crown in the event dividends on Crown Acquisition Preferred Stock are in arrears and unpaid for any six quarterly dividend periods.) Such right to elect two Preferred Stock Directors will become effective at the earlier of
(x) the next meeting of shareholders of Crown at which directors are to be elected held after such dividends have been in arrears and unpaid for six quarterly consecutive dividend periods and (y) the special meeting of holders of Crown Acquisition Preferred Stock (and of Parity Securities on which similar voting rights have been conferred) called for such purpose, and will terminate when all accrued and unpaid dividends on Crown Acquisition Preferred Stock have been declared and paid or set apart for payment in full, subject to re-vesting in the event of each and every subsequent failure of Crown to pay dividends for the requisite number of quarterly dividend periods as described above. The right of the holders of shares of Crown Acquisition Preferred Stock with respect to the election of the Preferred Stock Directors may be exercised at any annual meeting of shareholders or at any special meeting of shareholders held for such purpose. If the right to elect directors has accrued to the holders of shares of Crown Acquisition Preferred Stock more than 90 days preceding the date established for the next annual meeting of shareholders, the President of Crown will, within 20 days after the delivery to Crown at its principal office of a written request for a special meeting signed by the holders of at least 10% of all outstanding shares of Crown Acquisition Preferred Stock, call a special meeting of the holders of Crown Acquisition Preferred Stock (and of any Parity Securities on which similar voting rights have been conferred) to be held within 60 days after the delivery of such request for the purpose of electing the Preferred Stock Directors.

  Each of the two Preferred Stock Directors will serve until the next annual meeting of shareholders of Crown and until his or her successor has been elected and has qualified or the earlier expiration of his or her term as provided below. No Preferred Stock Director may be removed without the vote of holders of a majority of the shares of Crown Acquisition Preferred Stock voting as a class, or the holders of a majority of shares of Crown Acquisition Preferred Stock and Parity Securities having the right to vote in the election of the Preferred Stock Directors in case holders of shares of Parity Securities will also have the right to elect such directors voting

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

together as a single class, as the case may be. If, prior to the expiration of the term of any Preferred Stock Director, a vacancy in the office of such director shall occur, such vacancy will, until the expiration of such term, in each case be filled by the vote of the holders of record of a majority of the then outstanding shares of Crown Acquisition Preferred Stock voting as a class, or the holders of a majority of the shares of Crown Acquisition Preferred Stock and Parity Securities who are then entitled to participate in the election of the Preferred Stock Directors in case holders of such Parity Securities will also have the right to elect such directors voting together as a single class, as the case may be.

  Upon any termination of the right of the holders of Crown Acquisition Preferred Stock voting as a class to elect the Preferred Stock Directors, the term of office of the Preferred Stock Directors then in office will terminate immediately. Upon such termination the number of directors constituting the Board of Directors will, without further action, be reduced by two.

  At elections for Preferred Stock Directors, each holder of Crown Acquisition Preferred Stock will be entitled to one vote per share. In the event that the holders of any Parity Securities are entitled to participate in the election of the Preferred Stock Directors, the holders of such Parity Securities will be entitled to cast one vote for each Parity Security containing a liquidation value equal to the per share liquidation value of Crown Acquisition Preferred Stock.

  The holders of shares of Crown Acquisition Preferred Stock (together with the holders of any Parity Securities on which similar voting rights have been conferred), voting as a class will have the right to remove without cause at any time and replace the Preferred Stock Directors.

  So long as any Crown Acquisition Preferred Stock is outstanding (except when notice of the mandatory conversion of all outstanding shares of Crown Acquisition Preferred Stock has been duly given by Crown or as of the Latest Mandatory Conversion Date and, in each case, shares of Crown Common Stock have been deposited in trust for such conversion), Crown will not, without the affirmative vote or consent of the holders of at least two-thirds (unless a higher percentage will then be required by applicable law) of all outstanding shares of Crown Acquisition Preferred Stock voting separately as a class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for this purpose, (1) amend, alter or repeal any provision of the Articles of Incorporation of Crown, as amended, so as to affect, in any manner adverse to the holders of Crown Acquisition Preferred Stock, the relative rights, preferences, qualifications, limitations or restrictions of Crown Acquisition Preferred Stock; (2) create, authorize, or reclassify any authorized stock of Crown into, or increase the authorized amount of, any class or series of Crown's capital stock ranking prior to the Crown Acquisition Preferred Stock as to dividends or as to distributions of assets upon liquidation, dissolution or winding up of Crown, whether voluntary or involuntary, or any security convertible into shares of such a class or series; or (3) take any other action on which the holders of Crown Acquisition Preferred Stock shall be entitled by law to vote separately as a class.

  For purposes of the preceding paragraph, without limitation, (1) the creation, authorization or issuance of any shares of any Junior Securities or Parity Securities and (2) the creation of any indebtedness of Crown (other than indebtedness convertible into or exchangeable for capital stock of Crown other than Junior Securities or Parity Securities), will not require the consent of the holders of Preferred Stock voting as a class.

  Except as may otherwise be required by law, shares of Crown Acquisition Preferred Stock will not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in the Articles of Incorporation of Crown (as the same may be amended from time to time).

  The holders of Crown Acquisition Preferred Stock will not be entitled to cumulative voting in the election of directors of Crown whether voting as a class or voting together with the holders of Crown Common Stock.

  Status of Acquired Shares and Further Issuances of Preferred Stock. Shares of Crown Acquisition Preferred Stock received upon conversion or otherwise acquired by Crown, will be cancelled and not be reissued

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

by Crown, and the number of authorized shares of Crown Acquisition Preferred Stock will be correspondingly reduced.

  Following the initial issuance of Crown Acquisition Preferred Stock, no further shares of Crown Acquisition Preferred Stock will be issued and, in the event that any shares of Crown Acquisition Preferred Stock are authorized but unissued, the number of authorized shares of Crown Acquisition Preferred Stock will be reduced accordingly.

  Miscellaneous. Crown will pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Crown Acquisition Preferred Stock or shares of Crown Common Stock or other securities issued on account of Crown Acquisition Preferred Stock pursuant hereto or certificates or instruments evidencing such shares or securities. Crown will not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Crown Acquisition Preferred Stock or Crown Common Stock or other securities in a name other than that in which the shares of Crown Acquisition Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and will not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to Crown the amount of any such tax or has established, to the satisfaction of Crown, that such tax has been paid or is not payable.

  In the event that a holder of shares of Crown Acquisition Preferred Stock does not by written notice designate the name in which shares of Crown Common Stock to be issued upon conversion of such shares should be registered or to whom payment upon redemption of shares of Crown Acquisition Preferred Stock should be made or the address to which the certificates evidencing such shares, or such payment, should be sent, Crown will be entitled to register such shares, and make such payment, in the name of the holder of such Crown Acquisition Preferred Stock as shown on the records of Crown and to send the certificates evidencing such shares, or such payment, to the address of such holder shown on the records of Crown.

  See "--Rights Plan" above with respect to the issuance of common stock purchase rights on shares of Crown Common Stock issued pursuant to conversion of Crown Acquisition Preferred Stock.

ADDITIONAL PREFERRED STOCK

  In addition to the 50,000,000 shares of Crown Acquisition Preferred Stock authorized under the Acquisition Articles Amendment in connection with the CarnaudMetalbox Transaction, if the Additional Preferred Stock Proposal is approved at the Special Meeting, Crown's Board of Directors will have the authority to issue, at any time or from time to time, up to 30,000,000 additional shares of preferred stock in one or more classes or series of a class as determined by Crown's Board of Directors. Unlike Crown Acquisition Preferred Stock, such shares would not be limited to issuance in connection with the CarnaudMetalbox Transaction. As of November 10, 1995, there were no shares of such preferred stock outstanding. In such event, the Crown Board of Directors will have authority, without further shareholder approval (except as otherwise required by applicable law or rules of securities exchanges or quotation systems on which shares of Crown are at the time listed or authorized for quotation), to determine the designation and number of shares of any such class or series and to determine voting rights, preferences, limitations and special rights, if any of such class or series; provided, however, that such shares will rank on a parity with or junior to Crown Acquisition Preferred Stock in respect of dividend and liquidation rights and provided further that any such shares will not be entitled to more than one vote per share when voting as a class with holders of Crown Common Stock. The rights of the holders of Crown Common Stock will be subject to, and may be adversely affected by, the rights of holders of such preferred stock issued by Crown in the future. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Crown. However, Crown's Board of Directors has adopted a policy with the intention of mitigating these anti-takeover

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

effects in certain situations. See "OTHER PROPOSALS TO BE CONSIDERED AT THE MEETING--The Additional Preferred Stock Proposal."

                        COMPARISON OF SHAREHOLDER RIGHTS

  The rights of CarnaudMetalbox's shareholders are governed by its statuts, or charter (the "CarnaudMetalbox Charter"), and the laws of the Republic of France, including French company law. The rights of Crown's shareholders are governed by its Articles of Incorporation, its bylaws (the "Crown Bylaws") and the laws of the Commonwealth of Pennsylvania, including the Pennsylvania Business Corporation Law of 1988, as amended, referred to herein as the PBCL. As used herein, the "Crown Articles" refer to the Articles of Incorporation of Crown as such Articles are proposed to be amended at the Special Meeting. See "THE CARNAUDMETALBOX PROPOSALS--Description of the CarnaudMetalbox Proposals" and "OTHER PROPOSALS TO BE CONSIDERED AT THE MEETING." Certain provisions of the PBCL apply only to "registered" Pennsylvania business corporations, such as Crown, which have a class or series of voting shares registered under the Exchange Act.

FORM, HOLDING AND TRANSFER OF SHARES

  The CarnaudMetalbox Charter provides that CarnaudMetalbox Shares may be held either in registered or identifiable bearer, or au porteur identifiable, form at the option of the shareholder, which for the latter means that CarnaudMetalbox may request from SICOVAM the name, nationality and domicile of shareholders holding shares in bearer form, as well as the number of CarnaudMetalbox Shares they hold, their voting rights and the restrictions, if any, affecting their CarnaudMetalbox Shares. Such identifiable bearer CarnaudMetalbox Shares are referred to as titres au porteur identifiables.

  CarnaudMetalbox Shares held in registered form are inscribed in the name of the respective owners thereof in separate accounts (the "CarnaudMetalbox Shareholder Accounts") maintained by Demachy acting as a registration agent on behalf of CarnaudMetalbox. Each CarnaudMetalbox Shareholder Account shows the name of the holder, the number of shares held and, in the case of CarnaudMetalbox Shares held through an Intermediary, shows that they are so held. Demachy, as a matter of course, issues or causes to be issued attestations d'inscription en compte or confirmations as to holdings of CarnaudMetalbox Shares inscribed in the CarnaudMetalbox Shareholder Accounts to the persons in whose names the shareholdings are inscribed, but these confirmations do not constitute documents of title. Demachy maintains on behalf of CarnaudMetalbox a share account with SICOVAM in respect of all CarnaudMetalbox Shares in registered form (the "CarnaudMetalbox Share Account").

  In the case of CarnaudMetalbox Shares issued in bearer form, the CarnaudMetalbox Shares are held on the shareholder's behalf by an Intermediary and are inscribed in an account maintained by an Accredited Intermediary with SICOVAM separately from the CarnaudMetalbox Share Account. Each Intermediary maintains a record of CarnaudMetalbox Shares held through it and will issue, at the request of the holders thereof, certificates of inscription in respect thereof. CarnaudMetalbox Shares held in this manner are referred to as being in bearer form, although no bearer document of title is issued by or on behalf of CarnaudMetalbox in respect thereof. The CarnaudMetalbox Charter permits CarnaudMetalbox to request SICOVAM at any time to provide it with the identity of the holders of bearer shares.

  Certain accumulations and dispositions of CarnaudMetalbox Shares are subject to a number of notification requirements under French company law and the CarnaudMetalbox Charter. See "--Limitations on Takeovers, Business Combinations and Share Accumulations."

  CarnaudMetalbox Shares may be transferred in France only in bearer form pursuant to transfers effected through Intermediaries. For information on trading and settlement practices on the Paris Stock Exchange, see "THE OFFER-- Effect of Offer on Market for CarnaudMetalbox Shares."

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

  Certain registered CarnaudMetalbox Shares are held through a sub-register maintained by Barclays Registrars. Certificates of Registration representing such shares have been issued to facilitate trading of CarnaudMetalbox Shares on the Official List of the London Stock Exchange. Quotations for such certificates on the London Stock Exchange are expressed in British pounds and settlement is made on customary terms of the London Stock Exchange, including physical delivery of the Certificates of Registration. CarnaudMetalbox Shares quoted on SEAQ International are expressed in French francs and settlement is made on customary terms of the Paris Stock Exchange.

  The Crown Bylaws provide for shares of Crown Stock in registered form. Therefore, shares of Crown Common Stock and Crown Acquisition Preferred Stock issued pursuant to the Offer will (if admitted to listing in France) be held initially in the registered name of SICOVAM on Crown's register of shares. Following consummation of the Offer, the shares of Crown Stock issued in the Offer will be credited by book-entry transfer to the applicable accounts of the Accredited Intermediaries which have tendered CarnaudMetalbox Shares in the Offer and elected to receive Units for such shares. For purposes of trading in the French market, such shares of Crown Stock will be similar to shares held in bearer form, and no conversion or other action will be required to transfer such shares within the SICOVAM system. Accordingly, such shares will be held on the shareholder's behalf by an Intermediary and will be inscribed in an account maintained by an Accredited Intermediary with SICOVAM. Each Intermediary through which such shares are held will be responsible for maintaining a record of shares of Crown Stock then held through it and for issuing, at the request of the applicable holder, certificates of inscription in respect thereof.

  CarnaudMetalbox shareholders who elect to receive Units in the Offer should be aware that there are substantial variations in the settlement practices of the various securities clearing and settlement organizations which will hold Crown Stock following the Offer, such as SICOVAM and, in the United States, the Depository Trust Company, among others. Trading activities involving different clearance organizations may entail substantial delays. Persons trading shares which are held through different clearance and settlement systems should contact their Intermediary, broker or other advisor to confirm applicable clearance and settlement procedures for the transaction.

  In the event shares of Crown Stock are traded on SEAQ International following the Offer, transfer and settlement procedures for such shares will be in accordance with the rules of the NYSE.

  For information regarding certain provisions of the PBCL affecting certain accumulations of Crown Stock, see "--Limitations on Takeovers, Business Combinations and Share Accumulations." For information regarding the effects of certain U.S. securities laws on accumulations of Crown Stock, see "THE OFFER--Regulations Affecting Security Holders."

VOTING RIGHTS

  In accordance with French law and the CarnaudMetalbox Charter, the voting rights of holders of CarnaudMetalbox Shares vary depending on whether such rights are asserted at an ordinary general shareholder meeting or an extraordinary general shareholder meeting. In order to have the right to attend or be represented at an ordinary general meeting of shareholders and vote, a CarnaudMetalbox shareholder must hold at least 10 CarnaudMetalbox Shares. Shareholders holding less than the required 10 CarnaudMetalbox Shares may combine their voting securities in order to be represented at such a meeting by one of such shareholders. This requirement does not apply to extraordinary general shareholder meetings. The CarnaudMetalbox Charter provides that the right to vote at and attend ordinary general shareholder meetings rests in the owner of the usufruit, or life interest, of a CarnaudMetalbox Share, but the right to vote at and attend extraordinary general shareholder meetings rests in the owner of the nue-propriete, or remainder interest, in a CarnaudMetalbox Share.

  In addition, under French law, the presence in person or by proxy of shareholders of a societe anonyme having not less than 25% (in the case of an ordinary general meeting) or 33 1/3% (in the case of an extraordinary general meeting) of the voting rights is necessary for a quorum. If such quorum is not reached, the meeting must

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

be reconvened. In such case, the presence in person or by proxy of shareholders having not less than 25% (in the case of an extraordinary shareholders meeting) of the voting rights is necessary for a quorum. No quorum is required in the case of such reconvened ordinary shareholder meeting.

  Subject to the requirement that a shareholder hold at least 10 CarnaudMetalbox Shares to vote at an ordinary general shareholder meeting, each CarnaudMetalbox Share generally represents the right to cast one vote at shareholder meetings. However, the CarnaudMetalbox Charter provides that double voting rights attach to CarnaudMetalbox Shares that have been fully paid and held in registered form in the name of the same owner for at least two years. This double voting right may be withdrawn by a two-thirds majority of votes cast at an extraordinary meeting of CarnaudMetalbox shareholders only after obtaining the authorization of holders of shares carrying double voting rights. Under French law, at an ordinary general shareholder meeting, the vote required to pass a resolution is a majority of the votes cast. At an extraordinary shareholder general meeting, a two-thirds majority of the votes cast is required unless the resolution involves a decision to increase the liability of shareholders, which requires a unanimous vote by all shareholders.

  With respect to shareholder meetings of Crown, the PBCL provides that unless otherwise provided in a bylaw adopted by the shareholders, the presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon constitutes a quorum. The Crown Bylaws provide that the presence, in person or by proxy, of shareholders entitled to cast a majority of the votes is necessary to constitute a quorum for the transaction of business.

  The PBCL further provides that unless otherwise provided in a corporation's articles of incorporation, every shareholder of a business corporation such as Crown will be entitled to one vote for each share standing in the holder's name on the books of the corporation. Under the Crown Articles, holders of Crown Common Stock are entitled to one vote for each share of Crown Common Stock standing in the holder's name on the books of Crown, and, except as to matters as to which holders of Crown Acquisition Preferred Stock vote separately as a class, holders of Crown Acquisition Preferred Stock are entitled to the number of votes equal to the number of shares of Crown Common Stock into which the shares of Crown Acquisition Preferred Stock held by the holder are convertible. For information on the circumstances in which a class vote of Crown Acquisition Preferred Stock is required, see "--Class Voting" below.

PREEMPTIVE RIGHTS

  Each CarnaudMetalbox Share confers a preemptive right to subscribe to additional CarnaudMetalbox Shares where an increase in CarnaudMetalbox's capital is effected through the issuance of additional securities for cash, or by capitalization of reserves, profits or issue premiums. Shares constituting the capital increase may be subscribed for by shareholders who exercise their preemptive rights or by third parties to whom unexercised preemptive rights were transferred.

  Under the PBCL, the shareholders of a Pennsylvania corporation do not have preemptive rights to acquire shares, option rights or securities having conversion or option rights, or obligations unless otherwise provided in the corporation's articles of incorporation. The Crown Articles do not provide for preemptive rights for Crown shareholders.

AMENDMENT OF CHARTER DOCUMENTS

  The CarnaudMetalbox Charter may be amended only with the approval of shareholders at an extraordinary general shareholder meeting. An extraordinary general shareholder meeting is also required to increase or decrease the share capital of CarnaudMetalbox. The share capital of CarnaudMetalbox may be decreased only if all holders of equity securities of CarnaudMetalbox are offered the possibility to participate in such a reduction.

  To amend a Pennsylvania corporation's articles of incorporation, the PBCL generally requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class or

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

series of shares is entitled to vote thereon as a class under the PBCL or the corporation's articles of incorporation, the affirmative vote of a majority of the votes cast in each such class, unless a greater vote is otherwise specified in such corporation's articles of incorporation or the PBCL. Except as described in "--Class Voting," the Crown Articles do not contain any such provision requiring a greater vote. Under the PBCL, no special meeting of a class or series entitled to vote as a class is required to amend the articles of incorporation of a Pennsylvania corporation, although as set forth below in "--Class Voting," there are circumstances in which a class vote is required to amend the Crown Articles.

  With respect to increases in capital stock, under the PBCL, if provided in the articles of incorporation, the corporation may vest authority in the board of directors to divide the authorized and unissued shares into classes or series, or both, and to determine for any such class or series its voting rights, designations, preferences, limitations and special rights. Assuming approval by Crown's shareholders of the Special Meeting Proposals, the Crown Articles will provide for 50,000,000 shares of Crown Acquisition Preferred Stock and 30,000,000 shares of authorized preferred stock of Crown in one or more classes or series with voting rights and such designations, preferences, limitations and special rights as are, subject to the Crown Articles, determined by the Board of Directors of Crown; provided, however, that such shares will rank on a parity with or junior to Crown Acquisition Preferred Stock in respect of dividend and liquidation rights and provided further that any such shares will not be entitled to more than one vote per share when voting as a class with holders of Crown Common Stock. In addition, subject to such assumption, the Crown Articles will provide for a number of authorized and unissued shares of Crown Common Stock which may be issued without further shareholder approval (except as otherwise required by applicable law or rules of securities exchanges or quotation systems on which shares of Crown are at the time listed or authorized for quotation). See "DESCRIPTION OF CROWN STOCK--Additional Preferred Stock" and "--Crown Common Stock."

AMENDMENT AND REPEAL OF BYLAWS

  CarnaudMetalbox, like other French companies, has no bylaws, and provisions relating to the management and affairs of CarnaudMetalbox are found in the CarnaudMetalbox Charter.

  Pennsylvania corporations have the authority under the PBCL to adopt bylaws containing provisions for managing the business and regulating the affairs of the corporation, including as to matters such as shareholder meetings, director liability and indemnification by the corporation and other matters, so long as such provisions are not inconsistent with the PBCL or the corporation's articles of incorporation. The Crown Bylaws contain provisions, among other things, limiting the liability of directors and mandating that, subject to certain limitations, Crown must indemnify directors (see "-- Director Liability and Indemnification"), and requiring advance notice of shareholder nominations or business for shareholder meetings (see "--Right to Call Meetings of Shareholders").

  Under the PBCL, shareholders generally (by a majority of the votes cast by shareholders entitled to vote) and, where provided in the articles of incorporation or bylaws and subject to certain limitations, the directors of the corporation, have the power to adopt, amend and repeal the bylaws. The Crown Bylaws provide that, except as otherwise provided by law, the Crown Bylaws may be amended by a majority vote of the directors present at a meeting of Crown's Board of Directors or by a majority vote of shareholders entitled to vote thereon, provided in either case that notice of the proposed amendment was included in the notice of meeting. If the Offer is consummated, Crown has agreed to amend the Crown Bylaws to provide for the Strategic Committee, and the Crown Bylaw provision establishing this committee cannot be amended by the Crown Board without the concurring vote of a majority of the CGIP Designees then in office. See "THE EXCHANGE OFFER AGREEMENT--Certain Comments."

MANAGEMENT OF THE CORPORATION

  CarnaudMetalbox is managed by both a management board and a supervisory board. The main purpose of the supervisory board is to oversee the management board, which exercises all corporate powers and is responsible for the actual management of CarnaudMetalbox. Under the CarnaudMetalbox Charter, a member of

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

the supervisory board must hold at least 480 CarnaudMetalbox Shares and cannot be a member of the management board. In accordance with French law, in addition to the management board and supervisory board, CarnaudMetalbox has two statutory auditors (and two substitute auditors) who are independent from the corporation and who verify that CarnaudMetalbox complies with certain provisions of French corporate law and certify the fairness and accuracy of the financial data of CarnaudMetalbox.

  The supervisory board of CarnaudMetalbox appoints the members of the management board, and the term of each member of the management board is three years. Under the CarnaudMetalbox Charter, members of the supervisory board are appointed by the shareholders at an ordinary general shareholder meeting, and their term of office is four years. See "--Classification of Directors" below.

  Under the PBCL, the board of directors of a Pennsylvania corporation exercises all the corporate powers and manages the business and affairs of the corporation. The PBCL further provides that each director holds office for the term for which he or she was selected under the corporation's bylaws, which shall be one year unless the board is classified. See "--Classification of Directors." Under the PBCL, there is no body, such as a Supervisory Board, to oversee the board of directors. In addition, under the PBCL, there is no requirement that registered corporations have an independent statutory auditor to verify financial information or compliance with statutory requirements.

CLASSIFICATION OF DIRECTORS

  French company law does not permit the classifying of members of the management board into groups of directors with staggered terms of office. In addition, although French company law permits French companies to provide for a supervisory board comprised of groups with staggered terms of office, the CarnaudMetalbox Charter does not provide for such a board structure, and members of the supervisory board of CarnaudMetalbox serve concurrent four year terms.

  Although the PBCL permits a corporation to provide for a classified board of directors, the Crown Articles and Crown Bylaws do not contain any such provision, and all members of the Crown Board of Directors stand for election each year.

REMOVAL OF DIRECTORS

  Under French company law, a member of the management board may be removed with or without cause only by the shareholders upon recommendation of the supervisory board. Under certain conditions, a member of the supervisory board may be deemed to have resigned (for example, when a member of the supervisory board ceases to hold the requisite number of shares) in which case, the supervisory board may, between ordinary general shareholder meetings, replace the member, subject to ratification by the shareholders at the next ordinary general shareholder meeting.

  The PBCL provides that shareholders elect the members of the board of directors, and, unless a bylaw adopted by the shareholders provides otherwise, the entire board of directors, or any class of directors or any individual director, may be removed, with or without cause, by the affirmative vote of a majority of the votes cast by shareholders entitled to elect directors. The Crown Bylaws do not contain any specific restrictions on the power of the shareholders to remove directors.

ACTIONS REQUIRING A SHAREHOLDER MEETING OR VOTE

  In accordance with French law, ordinary general meetings of CarnaudMetalbox shareholders are required for matters such as the appointment of CarnaudMetalbox's statutory auditors, approval of CarnaudMetalbox's accounts, the declaration of dividends and the election of the supervisory board. Extraordinary general meetings of shareholders are required for the approval of any amendment of the CarnaudMetalbox Charter and the approval of certain other extraordinary corporate actions, including an increase or decrease in share capital, the creation of a new class of shares, mergers, the sale or transfer of all assets and liquidation prior to the end of a statutory term.


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

  Under the PBCL, shareholders must elect the directors of a corporation and, subject to certain limitations and qualifications, approve the adoption of certain amendments to the articles of incorporation, certain mergers or consolidations, share exchanges, sales or transfers of all or substantially all of the assets of the corporation, and the dissolution and winding-up of the corporation. See "--Mergers, Acquisitions and Certain Other Transactions" below. For information as to the authority of the Crown Board of Directors to issue capital stock of Crown without further action by the shareholders of Crown, see "THE CARNAUDMETALBOX PROPOSALS" and "OTHER PROPOSALS TO BE CONSIDERED AT THE MEETING."

ACTION WITHOUT A MEETING

  Under French company law, any action that must be taken at a meeting of shareholders cannot be taken without such meeting pursuant to written consent of the shareholders.

  The PBCL provides that, unless otherwise restricted by the bylaws, any action that may be taken at a meeting of shareholders may be taken without a meeting with the unanimous written consent of all shareholders entitled to vote thereat. The Crown Bylaws do not restrict the ability of shareholders to act by unanimous written consent. The PBCL also permits a registered corporation to specify in its articles of incorporation that, under certain circumstances, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. However, the Crown Articles do not provide for the taking of action by shareholders by less than unanimous written consent.

RIGHT TO CALL MEETINGS OF SHAREHOLDERS

  In accordance with French law and the CarnaudMetalbox Charter, the management board must convene an annual ordinary general meeting of shareholders within six months of the end of CarnaudMetalbox's fiscal year. Other ordinary or extraordinary shareholder meetings may be convened at any time during the year by the management board or the supervisory board or, if the management board or the supervisory board fails to call such a meeting, by CarnaudMetalbox's statutory auditors or by an agent appointed by a court upon the request of shareholders holding at least 10% of CarnaudMetalbox's share capital or by any interested party in cases of urgency. The notice calling such meeting must state the matters to be considered at such meeting.

  The PBCL provides that, except as otherwise provided in the articles of incorporation, at least one meeting of shareholders shall be held each calendar year for the election of directors at such time as is provided for under the corporation's bylaws. The Crown Articles do not limit the occurrence of regular annual shareholder meetings. The Crown Bylaws vest the Crown Board of Directors with the authority to set the date of the regular annual meeting of shareholders of Crown.

  The PBCL further provides that shareholders of a registered corporation such as Crown are not entitled by statute to call a special meeting of shareholders, except as otherwise provided by the PBCL with respect to special meetings to approve certain "control share acquisition" and "business combination" transactions (see "--Limitations on Takeovers, Business Combinations and Share Accumulations" below). Under the Crown Bylaws, special shareholder meetings may be called by a majority of the Board of Directors of Crown or by the President, and except as provided by law, shareholders of Crown are not entitled to call special meetings of Crown.

  Under the PBCL, written notice of every meeting of the shareholders must be given to each shareholder of record entitled to vote at the meeting at least 10 days prior to the day designated for a meeting that will consider a fundamental change or five days prior to the day named for a meeting in any other case. In the case of a special meeting, the notice must state the general nature of the business to be transacted as well as the place, date and time of the meeting.


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

  Pursuant to Crown's Bylaws, a shareholder of record at the time that notice of the meeting is given and who is entitled to vote at the meeting may bring business before the meeting or, at an annual meeting, nominate a person for election to the Board of Directors, if the shareholder gives timely notice of such business or nomination. To be timely, and subject to certain exceptions, notice in writing to the secretary must be delivered or mailed and received at the principal executive offices of Crown, in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting and, in the case of a special meeting, not later than the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made.

CLASS VOTING

  Under French law, if at any general meeting any action is taken that modifies the rights of any class of securities, such action must be ratified by a special meeting of holders of such class. The presence in person or by proxy of shareholders having not less than 50% of the voting rights is necessary for a quorum at such meeting, and a two-thirds majority of the vote cast is required to take such action.

  The PBCL generally limits the circumstances in which holders of a class of outstanding shares vote as a class to certain amendments to a corporation's articles of incorporation that affect the rights and preferences of that class. Also, holders of outstanding shares of a particular class are entitled to vote as a class if the rights of that class are affected in certain respects by mergers, consolidations, asset sales, share exchanges, divisions or dissolution. Under the Crown Articles, the affirmative vote or consent of the holder of at least a two-thirds (unless a higher percentage shall then be required by applicable law) of all outstanding shares of Crown Acquisition Preferred Stock voting separately as a class is required to: (1) amend, alter or repeal any provision of the articles of incorporation of Crown, as amended, so as to affect, in any manner adverse to the holders of the Crown Acquisition Preferred Stock, the relative rights, preferences, qualifications, limitations or restrictions of the Crown Acquisition Preferred Stock; (2) create, authorize, or reclassify any authorized stock of Crown into, or increase the authorized amount of, any class or series of Crown's capital stock ranking prior to the Crown Acquisition Preferred Stock as to dividends or as to distributions of assets upon liquidation, dissolution or winding up of Crown, whether voluntary or involuntary, or any security convertible into shares of such a class or series; or (3) take any other action on which the holders of the Crown Acquisition Preferred Stock shall be entitled by law to vote separately as a class. For information as to certain rights of holders of Crown Acquisition Preferred Stock to elect, as a class, additional directors of Crown upon the occurrence of certain events, see "DESCRIPTION OF CROWN STOCK--Crown Acquisition Preferred Stock--Voting Rights."

SPECIAL TREATMENT OF HOLDERS OF SHARES OF SAME CLASS OR SERIES

  Except as described above under "--Voting Rights" and "--Class Voting," French company law and the CarnaudMetalbox Charter do not provide for special treatment of holders of shares of the same class or series.

  Under the PBCL, except as otherwise restricted in the articles of incorporation and subject to certain qualifications and limitations, an amendment to the articles of incorporation or any plan of reclassification, merger, consolidation, exchange, asset transfer, division or conversion may contain a provision classifying the holders of shares of a class or series into one or more separate groups by reference to any facts or circumstances that are not manifestly unreasonable and providing mandatory treatment for shares of the class or series held by particular shareholders or groups of shareholders that differs materially from the treatment accorded other shareholders or groups of shareholders holding shares of the same class or series if (1) (a) such provision is specifically authorized by a majority of the votes cast by all shareholders entitled to vote on the amendment or plan, as well as by a majority of the votes cast by any class or series of shares any of the shares of which are so classified into groups, whether or not such class or series would otherwise be entitled to vote on the amendment or plan; and (b) the provision voted on specifically enumerates the type and extent of the special treatment authorized; or (2) under all the facts and circumstances, a court finds such special treatment is undertaken in good faith, after reasonable deliberation and is in the best interest of the corporation. If an amendment or plan contains a provision for special treatment, each group of holders of any outstanding shares of a class or series

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

who are to receive the same special treatment under the amendment or plan shall be entitled to vote as a special class with respect to the plan regardless of any limitations stated in the articles or bylaws on the voting rights of any class or series. If any amendment or plan contains a provision for special treatment without requiring for the adoption of the amendment or plan the required class vote, the holder of any outstanding shares the statutory class voting rights of which are so denied who objects to the amendment or plan shall generally be entitled to the rights and remedies of dissenting shareholders provided in the PBCL.

CUMULATIVE VOTING

  Under French company law, holders of CarnaudMetalbox Shares have no cumulative voting rights.

  Under the PBCL, shareholders have the right to cumulate their votes in the election of directors unless the articles of incorporation provide otherwise. The Crown Articles provide that shareholders of Crown are not entitled to cumulative voting in the election of directors. The elimination of cumulative voting in the Crown Articles may restrict a minority shareholder's ability to obtain representation on the Crown Board of Directors.

DIVIDENDS AND DISTRIBUTIONS

  Under French law, dividends may be distributed from "distributable profits," which, in each fiscal year, consist of net profits for such year minus any accumulated losses carried forward from previous years and deductions for mandatory legal reserves, plus any profits carried forward from previous years. Dividends may be declared only after the shareholders have approved the financial statements of the corporation for the past fiscal year at the annual ordinary general shareholder meeting and have determined the amount of distributable profits. Under the CarnaudMetalbox Charter, if the distributable profit shown in the accounts for the year, as approved by the CarnaudMetalbox shareholders is sufficiently large, shareholders of CarnaudMetalbox will be awarded an initial dividend equal to 5% of the par value of each CarnaudMetalbox Share, less any fraction of such par value which has been paid up but not reimbursed. Any remaining distributable profits shall be distributed to CarnaudMetalbox shareholders or appropriated to either retained profit or any of the reserves which may be set up and used (including for payment of dividends) at the discretion of the shareholders. All persons who are shareholders as of the date of the declaration of the dividend normally have the right to receive the dividend. In the event that the corporation fails to make timely payment of dividends duly declared, interest accrues thereon as a matter of law. The shareholders may also authorize and direct the corporation to offer to pay all or part of a dividend in shares of stock instead of cash.

  The PBCL provides that a corporation may make distributions in respect of shares unless, after giving effect to such distribution, (1) the corporation would be unable to pay its debts as they become due in the usual course of its business; or (2) the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in the articles) the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The board of directors may base its determination of total assets and total liabilities on one or more of the following: the book values of the corporation's assets and liabilities as reflected on its books and records, unrealized appreciation and depreciation of the corporation's assets or the current value of the corporation's assets and liabilities, either valued separately or valued in segments or as an entirety as a going concern or any other method that is reasonable in the circumstances. In addition, the Crown Articles provide that the capital of Crown shall be at least equal to the aggregate par value of all issued shares having par value. For information regarding the dividend rights of Crown Acquisition Preferred Stock, see "DESCRIPTION OF CROWN COMMON STOCK--Crown Acquisition Preferred Stock." For information as to Crown's intentions with respect to payment of dividends with respect to Crown Common Stock in the event the Offer is consummated, see "THE SHAREHOLDERS AGREEMENT--Dividend Policy."


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

SHAREHOLDER RIGHTS PLAN

  French company law does not provide for the creation or issuance of options, warrants or other rights having conditions which preclude the exercise of such options, warrants or rights by persons acquiring more than a specified percentage of the company's share capital.

  Under the PBCL, certain registered corporations such as Crown are authorized to create and issue securities, warrants or other rights having such terms as are fixed by the directors of the corporation, including conditions that preclude or limit persons owning or offering to acquire a specified number of shares or certain other securities of the corporation or transferees of such persons from exercising, converting or receiving such securities, warrants or other rights. On July 28, 1995, Crown announced that it had adopted a common stock purchase Rights Plan. The Rights Plan may prevent bidders from accumulating shares of Crown Common Stock from shareholders of Crown unless Crown's Board of Directors amends, redeems or takes other action to render such plan inapplicable to the bidder. For a description of the Rights Plan, see "DESCRIPTION OF CROWN STOCK--Rights Plan."

DIRECTOR LIABILITY AND INDEMNIFICATION

  French company law does not allow companies to indemnify directors. Under the PBCL, corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances.

  Under the PBCL, Pennsylvania corporations have the power to indemnify any person acting as a representative of the corporation against liabilities incurred in such capacity provided certain standards are met, including good faith and the belief that the particular action or failure to take action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against any person by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless a court determines that despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court deems proper. A corporation is required to indemnify representatives of the corporation against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. In all other cases, if a representative of the corporation acted, or failed to act, in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as may be otherwise provided by a corporation's bylaws, agreement, vote of shareholders or disinterested directors or otherwise. Indemnification so otherwise provided may not, however, be made if the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Expenses (including attorneys' fees) incurred in defending any such action may be paid by the corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

  The Crown Bylaws provide that Crown shall indemnify to the fullest extent permitted by applicable law any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of Crown, against all liability, loss and expense (including attorney's fees and amounts paid in settlement) actually and reasonably incurred by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any proceeding by or in the right of Crown. The Crown Bylaws also provide that expenses incurred by a director or officer in defending (or acting as a witness in) a proceeding may (and, in the event of a "change of control" (as defined), will) be paid by Crown in advance of the final disposition of such proceeding, subject to the provisions of applicable law, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Crown under applicable law. To determine whether any indemnification is permissible or advance of expenses is appropriate under the Crown Bylaws, the Board of Directors by a majority

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

vote of a quorum consisting of directors who are not parties to such proceeding may, and on request of any person seeking indemnification or advance of expenses shall, determine in each case whether the standards have been met or, under certain circumstances, such determination shall be made by independent legal counsel. The Crown Bylaws further provide that the reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any independent legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by Crown. The obligations of Crown to indemnify a director or officer under the Crown Bylaws, including, if applicable, the advancement of expenses, is a contract between Crown and such director or officer, and no modification or repeal of any provision of the Crown Bylaws shall affect, to the detriment of the director or officer, such obligations of Crown in connection with a claim based on any act or failure to act occurring before such modification or repeal.

  The PBCL permits a Pennsylvania corporation to provide in a bylaw adopted by its shareholders that a director shall not be personally liable for monetary damages for any action taken (subject to certain exceptions) unless the director has breached or failed to perform the duties of his or her office under the PBCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The Crown Bylaws contain such a provision. There is no comparable provision in the PBCL limiting the liability of officers, employees, or agents of a corporation.

RIGHTS OF DISSENTING SHAREHOLDERS

  French company law does not generally grant to dissenting shareholders rights of appraisal in the event of a merger, consolidation, share exchange, division or sale or transfer by the company of all or substantially all of its assets. However, one or more shareholders holding more than 10% of the registered capital of a French company may petition a court to appoint one or more experts to evaluate specific acts of management.

  The PBCL generally grants appraisal rights to shareholders in the event, among other things, of a merger, consolidation, share exchange, division or a sale or transfer by a corporation of all or substantially all of its assets. However, unless the corporation's board of directors or bylaws provide otherwise, the holders of a class or series of shares that are listed on a national securities exchange or held of record by more than 2,000 shareholders (such as Crown Common Stock) do not have appraisal rights in a transaction in which such shares are converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares, except that shares of a preferred or special class will have appraisal rights unless such class is given a class vote on the transaction.

  Under the PBCL, among other procedural requirements, a shareholder's written demand for appraisal of shares must be received by the corporation before the taking of the vote on the matter giving rise to appraisal rights and such shareholder must refrain from voting his shares in approval of the matter giving rise to appraisal rights.

  The PBCL does not provide shareholders with a right to petition a court to appoint one or more experts to evaluate specific acts of management.

MERGERS, ACQUISITIONS AND CERTAIN OTHER TRANSACTIONS

  Under French company law, any transaction which involves a modification of the company's charter (e.g., a merger or spin-off) must be approved at an extraordinary shareholder meeting. Under the CarnaudMetalbox Charter, significant acquisitions or disposals of assets require the prior approval of the supervisory board of CarnaudMetalbox.

  The PBCL generally requires approval of mergers and consolidations by a majority of the votes cast by all shareholders entitled to vote, provided that, unless otherwise required by the bylaws, shareholder approval is not required under certain circumstances, including certain situations where the shareholders of the corporation will hold at least a majority of the voting power of the surviving corporation immediately after the effective time of the merger. The Crown Bylaws do not so otherwise require. The PBCL generally requires approval of statutory share exchanges, divisions, dissolutions and dispositions of all or substantially all of a corporation's assets (other than in the usual and regular course of business) by a majority of the votes cast by all shareholders entitled to vote.

DUTIES OF DIRECTORS; CONSIDERATION OF NON-ECONOMIC FACTORS

  French company law generally provides that in discharging his or her duty as a director, a director must act in the corporate interest. In addition, in certain circumstances, directors are permitted to consider the effects of actions on constituencies such as employees, suppliers or customers.

  The PBCL and the Crown Bylaws provide that in discharging the duties of his position, a director may, in considering the best interests of the corporation, consider the effects of any action upon employees, suppliers and customers of the corporation and upon communities in which offices or other establishments of the corporation are located and all other pertinent factors. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director shall be presumed to be in the best interests of the corporation. The Crown Bylaws currently provide that alternative provisions of the PBCL which provide, among other things, that directors shall not be required to regard any corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest and that directors shall not have any enhanced or additional duties in the context of an acquisition proposal, shall not apply to Crown, although the effect of these alternative provisions has not been clarified by courts interpreting the PBCL.

LIMITATIONS ON TAKEOVERS, BUSINESS COMBINATIONS AND SHARE ACCUMULATIONS

  Pursuant to article 356-1 of the French company law of July 24, 1966, any person or entity that, directly or indirectly or in concert with other shareholders, becomes the owner of more than one-twentieth, one-tenth, one-fifth, one-third, one-half or two-thirds of the voting capital stock or voting rights of CarnaudMetalbox, or whose holding falls below any such level, must provide CarnaudMetalbox within 15 calendar days and the CBV within five trading days of exceeding or falling below any such level, with a written notice that states the date of such transaction and the number of shares (including any rights to acquire further shares) and voting rights held by it.

  In the event a holder of CarnaudMetalbox Shares fails to comply with the disclosure requirements set forth in the preceding paragraph, such holder shall not be permitted, in accordance with, and subject to limitations provided under French law, to exercise voting rights with respect to any shares exceeding the above-referenced thresholds, until the end of a two-year period following the date on which the holder thereof has complied with such disclosure requirement. In case of violation of the notification requirements provided for under the CarnaudMetalbox Charter, such violations may result in diminished voting rights as specified in the CarnaudMetalbox Charter. In addition, in both cases a French court may, under certain circumstances, eliminate all or part of the voting rights of such holder for a period not to exceed five years.

  Under regulations of the COB, any person or persons acting in concert who acquire shares or voting rights in excess of 20% of a French listed company must publish a press release stating their intentions for the following 12 months with respect to such shares or voting rights. Under regulations of the CBV, any person or persons acting in concert acquiring in excess of one-third or 50% of the share capital or voting rights of a French listed company must initiate a public tender offer for the balance of the share capital of such company. This obligation is also imposed on any person or persons acting in concert who own between one-third and 50% of the share capital or voting rights of such company and who acquire more than 2% of the such shares or voting rights within a 12-month period.

  Pursuant to the CarnaudMetalbox Charter, any person that becomes the owner, directly or indirectly, or in concert with other shareholders, of at least 1% or any multiple thereof of CarnaudMetalbox's share capital and/or voting rights or whose holding falls below any such level, must provide CarnaudMetalbox by mail, telex or telecopy (within 15 calendar days of exceeding or falling below any such level) with a written notice that states the number of shares or voting rights held by it. Such notification is required until such shareholder's holding reaches 10% of CarnaudMetalbox's share capital and/or voting rights.

  The PBCL contains a number of provisions dealing with acquisitions of the shares of Pennsylvania corporations and business combinations and other extraordinary transactions.

  Control Share Acquisitions and Business Combinations. Under the PBCL, subject to certain qualifications and limitations, a person who engages in a "control share acquisition" of shares of a registered corporation is denied the right to vote shares acquired in the control share acquisition as well as certain other shares beneficially owned by such person unless a resolution granting such voting rights is approved at a meeting of shareholders by the affirmative vote of a majority of (1) all "disinterested shares" of the corporation and (2) all voting shares of the corporation. A "control share acquisition" is generally an acquisition, directly or indirectly, by any person of voting power over voting shares of a registered corporation that would, when added to all voting power of the person over other voting shares of the corporation, entitle the person to cast or direct the casting of such a percentage of the votes for the first time with respect to any of the following ranges that all shareholders would be entitled to cast in an election of the directors of the corporation: (1) at least 20% but less than 33 1/3%; (2) at least 33 1/3% but less than 50%; or (3) 50% or more. "Disinterested shares" are generally those shares beneficially held for certain specified periods (prior to the record date for the meeting called to vote on the restoration of voting rights) by persons other than (1) a person who makes or proposes to make a control share acquisition, (2) executive officers or directors who are also officers of the corporation and (3) certain specified employee stock plans of the corporation.

  Under the PBCL, a registered corporation may, under certain circumstances and within 24 months after the date of the control share acquisition or 24 months after the date that a shareholder vote regarding the restoration of voting rights of such shares (1) denies such voting rights or (2) grants such voting rights and such rights lapse in accordance with the PBCL, redeem all shares acquired by an acquiring person in a control share acquisition and certain other shares beneficially owned by such person at the price at which the shares traded on a national securities exchange. The Crown Bylaws currently provide that the control share acquisition provisions of the PBCL described in this paragraph and the preceding paragraph shall not be applicable to Crown.

  Subject to certain qualifications and limitations, the PBCL also provides that any person who acquires, directly or indirectly, beneficial ownership of 20% or more of a registered corporation's voting stock (thereby becoming an "interested shareholder") may not engage in a wide range of "business combinations" with the corporation unless (1) prior to the date on which the person becomes an interested shareholder, the board of directors approves the business combination or the purchase of shares that causes the person to become an interested shareholder; (2) the business combination is approved by the affirmative vote of all of the holders of all outstanding common shares; (3) the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote in an election of directors of the corporation, but excluding all shares beneficially held by the interested shareholder and its affiliates and associates, at a meeting called at least five years after the date the person becomes an interested shareholder; (4) the interested shareholder holds 80% or more of the votes that all shareholders would be entitled to cast in an election of directors of the corporation and the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote in an election of directors of the corporation, but excluding all shares beneficially held by the interested shareholder and its affiliates and associates, at a meeting held at least three months after the interested shareholder acquired such 80% interest, provided that the fair price and procedural requirements set forth in the PBCL are satisfied; or (v) the business combination is approved by the shareholders at a meeting called at least five years after the date the person becomes an interested shareholder, provided that the fair price and procedural requirements set forth in the PBCL are satisfied. Crown has not taken any corporate action to opt out of the business combination provisions of the PBCL described in this paragraph.

  The PBCL also provides that, subject to certain limitations and qualifications, certain transactions between a registered corporation and an "interested shareholder" (including a merger, consolidation, share exchange, asset sale, division and certain dissolutions) shall require the affirmative vote of a majority of the votes that all shareholders other than the interested shareholder are entitled to cast with respect to the transaction, unless such transaction has been approved by a majority vote of the board of directors (excluding certain directors (1) are directors of, or have a material equity interest in the "interested shareholder" or (ii) nominated for election as a director by the "interested shareholder" and first elected as a director within 24 months of the proposed transaction) or unless the consideration to be received by the shareholders for shares of any class of which shares are owned by the interested shareholder is not less than the highest amount paid by the interested shareholder in acquiring shares of such class or the transaction is a "short-form" merger effected under the PBCL without a shareholder vote. For this purpose, an "interested shareholder" is generally defined as a shareholder (and its affiliates) who is a party to the transaction or who is treated differently from other shareholders.

  Control Transactions. Subchapter E of the PBCL provides that any holder of voting shares of a registered corporation who objects to a "control transaction" will be entitled to make a written demand on the "controlling person" for payment of the fair value of the voting shares of the corporation held by the shareholder as determined pursuant to the PBCL and such controlling person shall be required to pay that amount in cash to such shareholder. A "control transaction" is defined as the acquisition by a person of the status of a "controlling person". For this purpose, a "controlling person" is generally defined as a person who has voting power over voting shares of the registered corporation that would entitle the holder thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation.

  Subject to approval of the CarnaudMetalbox Proposals by the shareholders of Crown at the SpecialMeeting, the Crown Articles will provide that Subchapter E is inapplicable to Crown. See "THE CARNAUDMETALBOX PROPOSALS--Description of the CarnaudMetalbox Proposals--Amendment to Crown's Articles of Incorporation."

  Disgorgement of Profits by Certain Shareholders. Under the PBCL, subject to certain qualifications and limitations, any profits realized by any "controlling person" from the disposition of any equity security of a registered corporation belong to, and are recoverable by, the corporation if the profit is realized from the disposition of the equity security within 18 months after the person obtained the status of a controlling person and the equity security had been acquired by the controlling person within 24 months prior to or 18 months subsequent to the obtaining by the person of the status of a "controlling person". For this purpose, a "controlling person" is generally a person who has (1) acquired, offered to acquire or, directly or indirectly, publicly disclosed or caused to be disclosed the intention of acquiring, at least 20% of the voting power of the corporation, or (2) publicly disclosed or caused to be disclosed that such person may seek to acquire control of the corporation. The Crown Bylaws currently provide that the "disgorgement" provisions of the PBCL described in this paragraph shall not be applicable to Crown.

                                 LEGAL OPINIONS

  The legality of the Crown Common Stock and Crown Acquisition Preferred Stock to be issued in connection with the Offer will be passed upon by Dechert Price & Rhoads, counsel to Crown. Chester C. Hilinski, of counsel of Dechert Price & Rhoads, is a director of Crown and, as of October 23, 1995, owned 0.018% of the outstanding shares of Crown Common Stock. In addition, certain U.S. federal income tax matters will be passed upon for Crown by Dechert Price & Rhoads, certain United Kingdom tax matters will be passed upon for Crown by Titmuss Sainer Dechert, special United Kingdom counsel to Crown, and certain French tax matters will be passed upon for Crown by Jeantet et Associes, special French counsel to Crown.

                                    EXPERTS

  The financial statements incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Crown's Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  With respect to the unaudited consolidated financial information of Crown Cork & Seal Company, Inc. for the six month period ended June 30, 1995 incorporated by reference herein, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated October 20, 1995 incorporated by reference herein states that they did not audit and they do not express an opinion on the unaudited consolidated financial information for the six month period ended June 30, 1995. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if such report had not been included. Accordingly, the degree of reliance on such report with respect to such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited consolidated financial information for the six month period ended June 30, 1995 because that report is not a "report" or a "part" of the Registration Statement prepared or certified by Price Waterhouse LLP within the meaning of Sections 7 and 11 of the Securities Act.

  The consolidated financial statements of CarnaudMetalbox, as of December 31, 1994 and 1993 and for each of the three years in the three year period ended December 31, 1994, included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, and by Befec-Price Waterhouse and Claude Chevallier, statutory auditors, as stated in their opinion included therein and are included herein in reliance upon the authority of said firms as experts in auditing and accounting.

  With respect to the unaudited consolidated financial information of CarnaudMetalbox for the six month period ended June 30, 1995 included herein, Arthur Andersen LLP, independent public accountants, and Befec-Price Waterhouse and Salustro Reydel, statutory auditors, reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, dated October 6, 1995, included herein states that they did not audit and they do not express an opinion on the unaudited consolidated financial information for the six month period ended June 30, 1995. Arthur Andersen LLP, Befec-Price Waterhouse and Salustro Reydel have not carried out any significant or additional audit tests beyond those which would have been necessary if such report had not been included. Accordingly, the degree of reliance on such report with respect to such information should be restricted in light of the limited nature of the review procedures applied. None of Arthur Andersen LLP, Befec-Price Waterhouse or Salustro Reydel are subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited consolidated financial information for the six month period ended June 30, 1995 because that report is not a "report" or a "part" of the Registration Statement prepared or certified by Arthur Andersen LLP, Befec-Price Waterhouse or Salustro Reydel within the meaning of Sections 7 and 11 of the Securities Act.

                             SHAREHOLDER PROPOSALS

  In order to be considered for inclusion in the proxy statement for the 1996 Annual Meeting of Crown, any shareholder proposal intended to be presented at the meeting must, in addition to meeting the shareholder eligibility and other requirements of the SEC's rules governing such proposals, be received in writing, via certified mail--return receipt requested, by the Office of the Secretary, Crown Cork & Seal Company, Inc., 9300 Ashton Road, Philadelphia, Pennsylvania 19136 not later than November 27, 1995. For information on provisions of Crown's Bylaws requiring advance notice of shareholder business at Crown shareholder meetings, see "COMPARISON OF SHAREHOLDER RIGHTS--Right to Call Meetings of Shareholders."

                       GLOSSARY OF SELECTED DEFINED TERMS

ACCREDITED       An Intermediary which is an accredited Intermediary authorized
INTERMEDIARY     to deal directly through the SICOVAM clearance system.

ADDITIONAL       The proposed adoption of an amendment to Crown's Articles of
PREFERRED        Incorporation to authorize 30,000,000 shares of preferred stock
STOCK            of Crown, which may be issued at any time or from time to time,
PROPOSAL         in one or more classes or series of a class with voting rights and such designations, preferences, limitations and special rights as are, subject to the terms of the Articles of Incorporation of Crown, determined by the Board of Directors of Crown; provided, however, that any such shares will rank on a parity with or junior to Crown Acquisition Preferred Stock and provided futher that any such shares will not be entitled to more than one vote per share when voting as a class with holders of Crown Common Stock

ACQUISITION      The proposed amendment to Crown's Articles of Incorporation to
ARTICLES         be considered at the Special Meeting (1) to authorize
AMENDMENT        50,000,000 shares of Crown Acquisition Preferred Stock solely in connection with the proposed CarnaudMetalbox Transaction,
                 (2) to authorize 380,000,000 additional shares of Crown Common
                 Stock in connection with the proposed CarnaudMetalbox
                 Transaction and for other general corporate purposes and (3) to render Subchapter E of the PBCL inapplicable to Crown

ARTICLES         The proposed adoption of an amendment to Crown's Articles of
MODERNIZATION    Incorporation to be considered at the Special Meeting to remove
PROPOSAL         a provision which provides that shareholder approval is
                 specifically not required in connection with the authorization of secured bond indebtedness of not more than $5,500,000 of Crown

AVERAGE          The average Market Closing Price of Crown Common Stock, in U.S.
MARKET           dollars, for the 20 NYSE trading days prior to the Measurement
CLOSING PRICE    Date

CARNAUDMETALBOX  CarnaudMetalbox, a societe anonyme organized under the laws of the Republic of France

CARNAUDMETALBOX  The acquisition of CarnaudMetalbox in accordance with the terms
TRANSACTION      and conditions of the Exchange Offer Agreement

CBV Conseil des bourses de valeurs, the self-regulatory organization that has general supervisory authority over French stock exchanges

CGIP Compagnie Generale d'Industrie et de Participations, a societe anonyme organized under the laws of the Republic of France

CGIP             The designees of CGIP to the Board of Directors of Crown
DESIGNEES        pursuant to the Shareholders Agreement

CLOSING DATE     The date the SBF publishes the avis de resultat, or closing notice, confirming the success of the Offer

COB Commission des operations de bourse, the administrative agency of the Republic of France responsible for overseeing the French securities markets

COMPULSORY       A Retrait obligatoire conducted under French law to acquire
ACQUISITION      100% of the outstanding shares of CarnaudMetalbox

CONVERSION       The amount equal to 1.0975 times the par value of Crown
PRICE            Acquisition Preferred Stock, subject to adjustment from time to time as provided in the Proxy Statement/Prospectus

CROWN            Crown Cork & Seal Company, Inc., a Pennsylvania corporation

CROWN COMMON     Common stock, par value $5.00 per share, of Crown
STOCK

CROWN            A new series of convertible preferred stock of Crown having the
ACQUISITION      terms set forth in the Exchange Offer Agreement (as such terms
PREFERRED        may be modified or amended by Crown's Board of Directors)
STOCK

CROWN STOCK      Crown Common Stock and Crown Acquisition Preferred Stock

CS FIRST         CS First Boston Corporation
BOSTON

EC REGULATION    Council Regulation (EEC) No. 4064/89
4064/89

EXCHANGE ACT   The Securities Exchange Act of 1934, as amended

EXCHANGE       The Exchange Offer Agreement, dated as of May 22, 1995, as
OFFER          amended, between Crown and CGIP
AGREEMENT

EXCHANGE       The ratio of Units exchangeable for each CarnaudMetalbox Share
RATIO          pursuant to the Offer, initially set at 1.065 but subject to adjustment in accordance with the Exchange Offer Agreement

EXPIRATION     11:59 p.m., Paris time, 10:59 p.m., London time, and 5:59 p.m.,
DATE           New York City time, on the date set forth in the avis
               d'ouverture, the opening notice, of the Offer or in any subsequent SBF notice as the expiration date of the Offer

FILING DATE    The date applicable documents committing to launch the Offer are filed with the CBV

FINAL          The NYSE trading day immediately preceding the Filing Date
DETERMINATION
DATE

FRENCH FRANC   For any particular business day, the product of (x) the Market
CROWN COMMON   Closing Price per share of Crown Common Stock, in U.S. dollars,
STOCK PRICE    and (y) the Noon Buying Rate for such business day (or, if there was no trading on such business day, the most recent trading day on which trading of the French franc and U.S.
               dollar has occurred)

INTERMEDIARY   A bank, financial institution,broker or other intermediary through which CarnaudMetalbox Shares are held

LATEST         The fourth anniversary of the date of initial issuance of Crown
MANDATORY      Acquisition Preferred Stock
CONVERSION
DATE

LONDON STOCK   The International Stock Exchange of the United Kingdom and the
EXCHANGE       Republic of Ireland Limited

MARINE-WENDEL  Marine-Wendel, a societe anonyme organized under the laws of the Republic of France and owner of a majority of the capital stock of CGIP

MARKET         The closing price per share as reported by the NYSE for
CLOSING PRICE  composite transactions

MEASUREMENT    The business day before the Filing Date
DATE

MINIMUM
CONDITION      The condition that the number of CarnaudMetalbox Shares validly tendered and not withdrawn prior to the expiration of the Offer is at least equal to a majority of the Voting Power of CarnaudMetalbox based on the number of outstanding
               CarnaudMetalbox Shares on the date prior to the Filing Date and assuming loss of all double voting rights of the CarnaudMetalbox Shares to be acquired by Crown (or its subsidiaries)

NEW OPTIONS    Options on up to 200,000 CarnaudMetalbox Shares granted to management of CarnaudMetalbox after execution of the Exchange
               Offer Agreement

1994 OPTIONS   Options for up to 44,000 CarnaudMetalbox Shares to be granted pursuant to stock options authorized in 1994 by holders of CarnaudMetalbox Shares

NOON BUYING    The noon buying rate in The City of New York for cable
RATE           transfers payable in French francs as announced by the Federal
               Reserve Bank of New York for customs purposes expressed in French francs per one U.S. dollar or U.S. dollars per one
               French franc, as the context requires

NYSE           New York Stock Exchange, Inc.

OFFER The Offre publique d'echange a titre principal et d'achat a titre subsidiaire, or public exchange offer with a secondary cash offer, being conducted by Crown for outstanding CarnaudMetalbox Shares subject to the terms and conditions of the Exchange Offer Agreement

OFFER          Collectively, the Units of Crown Stock (together with cash in
CONSIDERATION  lieu of fractional share interests) and Cash Election Price offered for each CarnaudMetalbox Share validly tendered pursuant to the Offer

OFFICIAL LIST  The cote officielle of the Paris Stock Exchange

OPR            Offre publique de retrait

OUTSTANDING    The New Options and the 1994 Options
OPTIONS

PARIS STOCK    The Bourse de Paris, the Paris stock exchange
EXCHANGE

PBCL           The Pennsylvania Business Corporation Law of 1988, as amended

RECORD DATE    October 23, 1995

REFERENCE      The document de reference to be filed by Crown with the COB
DOCUMENT       with respect to the Offer and the anticipated listing of Crown
               Common Stock and Crown Acquisition Preferred Stock on the
               Official List of the Paris Stock Exchange

REGISTRATION   The Registration Statement on Form S-4 of which this Proxy
STATEMENT      Statement/Prospectus is a part

SBF Societe des bourses francaises, the financial institution responsible for the supervision of trading in listed shares on French stock exchanges

SEC            The Securities and Exchange Commission

SECURITIES     The Securities Act of 1933, as amended
ACT

SGVM Societe de Gerance de Valeurs Mobilieres, the ultimate parent of CGIP

SHAREHOLDERS   The Shareholders Agreement which Crown and CGIP have agreed to
AGREEMENT      execute on the Closing Date pursuant to the Exchange Offer
               Agreement

SICOVAM Societe interprofessionnelle pour la compensation des valeurs mobilieres, the central depository and transfer agent for listed securities in France

SPECIAL        The Special Meeting of Shareholders of Crown to be held on
MEETING        December 19, 1995 at 10:00 a.m., Philadelphia time, at the offices of Crown at 9300 Ashton Road, Philadelphia, PA 19136
               (including any adjournment or postponement thereof)

SPECIAL        The CarnaudMetalbox Proposals, the Articles Modernization
MEETING        Proposal and the Additional Preferred Stock Proposal
PROPOSALS

STANDSTILL     The period commencing on the Closing Date and ending on the
PERIOD         earliest of certain specified events described in "THE
               SHAREHOLDERS AGREEMENT--General"

STRATEGIC      A strategic committee of Crown directors to be formed pursuant
COMMITTEE      to the Exchange Offer Agreement, one-half the member of which will be designees of CGIP


SUBCHAPTER E   Subchapter E of Chapter 25 of the PBCL

U.S. GAAP      United States generally accepted accounting principles

U.S. HOLDER    Individuals or entities who are U.S. citizens or are taxed as residents of the United States or that otherwise will be subject to U.S. federal income tax on a net basis in respect of CarnaudMetalbox Shares or Crown Stock

UNITS Units, each consisting of (x) .75 shares of Crown Common Stock and (y) .25 shares of Crown Acquisition Preferred Stock


U.S. PERSON    A "U.S. person" as defined in Regulation S under the Securities
               Act

VOTING POWER   The voting power in the general election of members of the supervisory board of CarnaudMetalbox, calculated for options to acquire CarnaudMetalbox Shares by reference to the votes attributable to the number of CarnaudMetalbox Shares for which such options are exercisable

                                CARNAUDMETALBOX

                INDEX TO GROUP CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
CarnaudMetalbox 1994 Group Consolidated Financial Statements.............. F-2
  Independent Auditors' Report............................................ F-3
  Consolidated Statements of Income--three years ended December 31, 1994.. F-4
  Consolidated Balance Sheets--December 31, 1994 and 1993................. F-5
  Consolidated Statements of Cash Flows--three years ended December 31,
   1994................................................................... F-6
  Consolidated Statements of Changes in Shareholders' Equity--three years ended December 31, 1994................................................ F-7
  Notes to Consolidated Financial Statements.............................. F-8
CarnaudMetalbox June 30, 1995 Group Consolidated Financial Statements..... G-1
  Independent Auditors' Report............................................ G-2
  Consolidated Statements of Income--six months ended June 30, 1995 and
   1994................................................................... G-3
  Consolidated Balance Sheets--June 30, 1995 and 1994..................... G-4
  Consolidated Statements of Cash Flows--six months ended June 30, 1995 and 1994............................................................... G-5
  Consolidated Statements of Changes in Shareholders' Equity--six months ended June 30, 1995 and 1994........................................... G-6
  Notes to the Consolidated Financial Statements.......................... G-7

                                CARNAUDMETALBOX


                                      1994
                    GROUP CONSOLIDATED FINANCIAL STATEMENTS

                               AUDITORS' REPORT

To the Shareholders of CarnaudMetalbox,

  We have audited the accompanying consolidated balance sheets of CarnaudMetalbox and its subsidiaries (the "Company") as of December 31, 1994 and 1993 and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of CarnaudMetalbox and its subsidiaries as of December 31, 1994 and 1993 and the results of their operations, their cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 1994 in conformity with International Accounting Standards issued by the IASC.

  Certain accounting practices of the Company used in preparing the accompanying consolidated financial statements conform with International Accounting Standards, but do not conform with accounting principles generally accepted in the United States. A description of these differences and the adjustments required to conform net income and shareholders' equity with accounting principles generally accepted in the United States are set forth in
Note 2.

Chicago and Paris,March 29, 1995

Arthur Andersen LLP                              The Statutory Auditors

                                          Members of the Compagnie Regionale
                                           de Paris

                                          Befec-Price Waterhouse             C.
                                           Chevalier(formerly PSAudit)

                                          M.S. Moralee

                                CARNAUDMETALBOX

                       CONSOLIDATED STATEMENTS OF INCOME

                                                       FOR THE YEARS ENDED
                                                          DECEMBER 31,
                                                     -------------------------
                                               NOTES  1994     1993     1992
                                               ----- -------  -------  -------
                                                       (IN MILLIONS OF FF)
Net sales.....................................   26   24,890   24,340   24,830
Cost of sales (excluding depreciation and
 amortization), selling and administrative
 expense, and research and development
 expense......................................   18  (21,538) (21,157) (21,353)
Depreciation and amortization.................        (1,355)  (1,294)  (1,189)
Provision for restructuring...................          (288)    (306)    (262)
                                                     -------  -------  -------
Operating income..............................   26    1,709    1,583    2,026
Gain on disposals (net).......................   19      242      193      235
Financial expense (net).......................   16     (530)    (575)    (642)
                                                     -------  -------  -------
Income before income tax......................         1,421    1,201    1,619
Provision for income tax......................   20     (245)    (283)    (444)
                                                     -------  -------  -------
Income from operations........................         1,176      918    1,175
Share in income of associated companies.......           --        14       16
Minority interests in consolidated
 subsidiaries.................................          (226)     (97)    (215)
                                                     -------  -------  -------
Net income....................................           950      835      976
                                                     =======  =======  =======
Earnings per share (in French Francs).........   21     11.6     10.3     12.1


    The Notes on pages F-8 to F-46 are an integral part of the consolidated financial statements.

                                CARNAUDMETALBOX

                          CONSOLIDATED BALANCE SHEETS

                                                         AS OF DECEMBER 31,
                                                         --------------------
                                                NOTES      1994       1993
                                                -----    ---------  ---------
                                                         (IN MILLIONS OF FF)
                   ASSETS
                   ------
Intangible assets...........................      4          4,792      4,803
Goodwill....................................      5          4,073      4,002
Property, plant and equipment...............      6          8,633      8,512
Investments.................................      7            266        367
                                                         ---------  ---------
  Total non-current assets..................                17,764     17,684
                                                         ---------  ---------
Inventories.................................      8          3,948      3,699
Trade and other receivables.................      9          4,467      4,302
Cash and cash equivalents...................                 2,293      1,764
                                                         ---------  ---------
  Total current assets......................                10,708      9,765
                                                         ---------  ---------
  Total assets..............................                28,472     27,449
                                                         =========  =========
    LIABILITIES AND SHAREHOLDERS' EQUITY
    ------------------------------------
Common Stock................................     10            823        813
Paid-in capital.............................                 6,570      6,396
Retained earnings...........................                 5,443      4,863
Cumulative translation adjustment...........                (1,157)      (954)
                                                         ---------  ---------
Shareholders' equity........................                11,679     11,118
                                                         ---------  ---------
Minority interests..........................     11          1,829      1,720
                                                         ---------  ---------
Perpetual notes (TSDI)......................    12-1         1,146      1,199
                                                         ---------  ---------
Preference shares........................... 12-2 and 14       627      1,307
                                                         ---------  ---------
Provisions for liabilities and accruals.....     13          1,645      1,631
Long-term debt (not including TSDI and
 Preference shares).........................     14          2,723      2,118
                                                         ---------  ---------
Provisions and long-term liabilities........                 4,368      3,749
                                                         ---------  ---------
Short-term debt.............................     14          1,388      1,473
Accounts payable and other current
 liabilities................................     15          7,435      6,883
                                                         ---------  ---------
Current liabilities.........................                 8,823      8,356
                                                         ---------  ---------
  Total liabilities and shareholders'
   equity...................................                28,472     27,449
                                                         =========  =========
Net balance sheet debt (including TSDI and
 Preference shares).........................     14          3,591      4,333

    The Notes on pages F-8 to F-46 are an integral part of the consolidated financial statements.

                                CARNAUDMETALBOX

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                        ----------------------
                                                  NOTES  1994    1993    1992
                                                  ----- ------  ------  ------
                                                        (IN MILLIONS OF FF)
Cash flows from operating activities
Net income......................................           950     835     976
Adjustments to reconcile income from operations
 to operating cash flows:
  Minority interests and share in income of
   associated companies.........................           226      83     199
  Depreciation of property, plant and
   equipment....................................    6    1,240   1,190   1,114
  Amortization of goodwill......................           115     104      75
  Gain on sale of businesses....................   19      (23)   (178)   (201)
  Gain on sale of property, plant and
   equipment....................................   19     (219)    (15)    (34)
  Change in operating assets and liabilities....  22-1      68     126     (62)
  Restructuring and other provisions............            56      29    (109)
  Other changes, net............................            34      (5)   (101)
                                                        ------  ------  ------
Cash flows from operating activities............         2,447   2,169   1,857
                                                        ======  ======  ======
Cash flows from investing activities
Purchase of intangible assets...................           (16)    (13)    (25)
Purchase of property, plant and equipment.......        (1,896) (1,643) (1,707)
Acquisition of businesses, net of cash
 acquired.......................................          (394) (2,478)   (462)
Proceeds from sale of businesses................            83     881     360
Proceeds from sale of property, plant and
 equipment......................................           546     103     117
                                                        ------  ------  ------
Cash flows from investing activities............        (1,677) (3,150) (1,717)
                                                        ======  ======  ======
Cash flows from financing activities
Proceeds from issuance of shares................           184      54      11
Proceeds from CarnaudMetalbox Asia Ltd.
 (Singapore) issuance of shares.................           --      444     --
Redemption of Preference shares.................          (627)    --     (418)
Dividends paid on Ordinary shares...............          (370)   (340)   (299)
Net increase/(decrease) in financial debt.......  22-2     597     491    (230)
                                                        ------  ------  ------
Cash flows from financing activities............          (216)    649    (936)
                                                        ======  ======  ======
Effect of changes in exchange rates on cash and
 cash equivalents...............................           (25)      2     (91)
Increase/(decrease) in cash and cash
 equivalents....................................           554    (332)   (796)
Cash and cash equivalents at beginning of year..         1,764   2,094   2,981
                                                        ------  ------  ------
Cash and cash equivalents at end of year........         2,293   1,764   2,094
                                                        ======  ======  ======

    The Notes on pages F-8 to F-46 are an integral part of the consolidated financial statements.

                                CARNAUDMETALBOX

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                            CUMULATIVE
                                    COMMON PAID-IN RETAINED TRANSLATION
                                    STOCK  CAPITAL EARNINGS ADJUSTMENT  TOTAL
                                    ------ ------- -------- ----------- ------
                                               (IN MILLIONS OF FF)
At January 1, 1992......             808    6,336   3,813       (445)   10,512
                                     ===    =====   =====     ======    ======
Translation adjustment..                                        (343)     (343)
Stock issued............               1       10                           11
Dividends paid (FF 3.70
 per share)(1)..........                             (299)                (299)
Net income for the
 year...................                              976                  976
                                     ---    -----   -----     ------    ------
At December 31, 1992....             809    6,346   4,490       (788)   10,857
                                     ===    =====   =====     ======    ======
Translation adjustment..                                        (166)     (166)
Postretirement benefit
 obligation.............  Note 13.1                  (122)                (122)
Stock issued............               4       50                           54
Dividends paid (FF 4.00
 per share)(1)..........                             (340)                (340)
Net income for the
 year...................                              835                  835
                                     ---    -----   -----     ------    ------
At December 31, 1993....             813    6,396   4,863       (954)   11,118
                                     ===    =====   =====     ======    ======
Translation adjustment..                                        (203)     (203)
Stock issued............              10      174                          184
Dividends paid (FF 4.00
 per share)(1)..........                             (370)                (370)
Net income for the
 year...................                              950                  950
                                     ---    -----   -----     ------    ------
At December 31, 1994....             823    6,570   5,443     (1,157)   11,679
                                     ===    =====   =====     ======    ======

--------
The dividend relating to the 1994 income payable in 1995 after resolution by the Ordinary General Meeting, which should represent FF 4.40 per share excluding a tax credit ("avoir fiscal") of FF 2.20, has not been deducted from the shareholders' equity as of December 31, 1994.

(1) The tax credit ("avoir fiscal") attached to dividends paid in 1992, 1993 and 1994, relating to 1991, 1992 and 1993 income respectively, amounted to the respective sums of FF 1.85, FF 2.0 and FF 2.0.


    The Notes on pages F-8 to F-46 are an integral part of the consolidated financial statements.

                                CARNAUDMETALBOX

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            (MILLIONS OF FRENCH FRANCS UNLESS OTHERWISE INDICATED)

ACCOUNTING PRINCIPLES AND POLICIES

  The consolidated financial statements of CarnaudMetalbox (the "Group" or the "Company") have been prepared in accordance with the French law of January 3, 1985 and its Application Decree of February 17, 1986. The accounting principles applied by the Group are also in accordance with international accounting standards formulated by the International Accounting Standards Committee.

  Certain reclassifications of items from the previously published consolidated financial statements have been made in these consolidated financial statements in order to conform to a presentation format which is more understandable to a United States reader.

BASIS OF CONSOLIDATION

  The Group financial statements include the accounts of all significant subsidiaries in which CarnaudMetalbox holds, directly or indirectly, a controlling interest.

  The results from operations of significant subsidiaries acquired or sold during the year are consolidated as from or up to their respective dates of acquisition or disposal.

  Companies in which the Group exercises a significant influence in financial and operating policy decisions without having a majority control are accounted for under the equity method of accounting.

  Significant subsidiaries consolidated in 1994 are listed in Note 29.

 Intangible Assets

  The difference arising between the cost of shares and the net assets acquired following the merger in 1989 between Carnaud and MB Packaging has been allocated to the value of the Eurosteel Segment due to the significant European market position thus acquired in Food Cans, Speciality Packaging, Food Closures and Aerosols.

  This intangible asset is not amortized; its value is reviewed each year on the basis of the evolution of indices of volume of activity and the productivity of personnel, any deterioration of which over a cumulated period of three years would give rise to the creation of a valuation allowance.

  Other "intangible assets" are comprised of start-up costs, goodwill, patents, licenses and trademarks which are amortized over their useful life.

 Goodwill

  On the acquisition of a subsidiary, goodwill representing the difference between the purchase price and the fair value of the identifiable underlying net assets acquired is carried as an asset in the balance sheet and amortized on a straight-line basis against income over a period not exceeding 40 years.

 Property, Plant and Equipment

  Property, plant and equipment are shown at historical cost. Depreciation is provided, except on freehold land, on a straight-line basis over the estimated useful lives of the assets, as follows:

   Buildings..................................................... 10 to 50 years
   Industrial plant and machinery................................  3 to 10 years
   Other tangible assets.........................................  3 to 15 years

                                CARNAUDMETALBOX

  Capital grants received are classified in Provisions for Liabilities and Accruals and credited to income over the estimated useful life of the related asset.

 Capitalization of Interest Costs

  The interest cost incurred during the period of time required to bring an asset to the condition and location necessary for its intended use is capitalized as part of the historical cost of acquiring the asset and depreciated over the estimated life of the related asset.

 Capital Leases

  Assets held under capital leases are included within Property, Plant & Equipment and depreciated over the expected useful life of the asset. The corresponding liability is recorded under financial debt, and the interest element of the lease rental is charged to income over the period of the lease.

 Investments in Unconsolidated Companies

  Investments are carried at cost after deducting appropriate allowances for permanent impairment in value.

 Inventories

  Inventories, including work in progress, are valued at the lower of cost and estimated net realizable value. Cost is determined on a first in, first out basis. The cost of work in progress and finished goods comprises materials, labor and attributable manufacturing overheads.

 Start-Up Costs

  Qualifying start-up costs include: (i) costs incurred during the start-up period which are of a non-recurring nature and (ii) costs which will continue after the end of the start-up period but are expected to decrease significantly.

  These costs are amortized over 3 years from the end of the start-up period.

 Cash and Cash Equivalents

  Cash and cash equivalents are made up of cash held in banks and in hand and short-term investments generally having a maturity of three months or less (mainly debt securities, short-term loans and accrued interest).

 Pensions and Retirement Benefits

  Retirement benefit obligations are valued using the projected benefit valuation method.

  In France, the Group has accorded to certain of its employees pension benefits complementary to the state pension scheme. Furthermore, French legislation also requires the Group to provide for employees' lump sum termination benefits depending upon the length of employee service.

  The employer is required to meet the full cost of both forms of retirement benefits, and provision is made in the Group balance sheet under Provisions for Liabilities and Accruals in respect of those liabilities. Regular actuarial valuations are carried out in order to determine the Group's obligation in respect of those retirement benefits.

  In the United Kingdom, retirement benefit obligations are financed by contributions to a separate independently administered fund which is subject to regular actuarial valuation. Contributions to the fund are charged to the statements of income so as to spread the cost of pensions over the expected service lives of employees.

                                CARNAUDMETALBOX

  In other countries amounts are set aside in accordance with local legislation to provide fully for termination and retirement benefit obligations relating to employees.

  Differences arising from changes in actuarial assumptions are spread over the average remaining service lives of the employees.

  Postretirement benefits other than pensions mainly relating to United States and United Kingdom subsidiaries have been reflected in the Group balance sheet, as of January 1, 1993. The accumulated net postretirement benefit obligations as of that date (FF 122 million) have been deducted from retained earnings.

 Deferred Tax

  Deferred tax is provided using the liability method on all timing differences for items of income and expense which are recognized for accounting purposes in different periods than those used for the determination of corporation tax currently payable. Deferred tax assets are normally not recognized in respect of tax losses.

 Research and Development Expense

  Such expenditure is charged to the statements of income in the year in which it is incurred. Fixed assets related to research and development are depreciated over the expected useful life of the asset.

 Foreign Currency Translation

  Balance sheet items denominated in foreign currencies are translated into French Francs at the year end exchange rate.

  Statement of income items denominated in foreign currencies are translated into French Francs at the average rate for the relevant accounting period.

  Translation differences arising from the application of those rates are treated as movements in shareholders' equity.

  The financial statements of subsidiaries operating in a hyperinflationary environment are translated using the US dollar as the functional currency. Under this method, non-monetary assets and liabilities and income statement items are translated at the historical exchange rate, while monetary items are translated at year end exchange rate. Translation differences are recorded in the income statement.

 Financial Instruments

  The Group is exposed to exchange rate and interest rate fluctuations as a result of both international trade and the use of diversified financing.

  The Group's policy is to concentrate these exposures at the main holding companies and to manage them at Group level.

  Both foreign exchange and interest rates risks are covered using forward transactions and options entered into with the Group's primary relationship banks.

  a. Foreign currency transactions

  Foreign exchange assets, liabilities and forward contracts including currency swaps outstanding at the balance sheet date are converted at spot rate at closing date.

                                CARNAUDMETALBOX

  Gains and losses on foreign exchange forward contracts covering sales or purchase commitments are deferred and accounted for when the related hedged transactions are realized.

  Exchange differences arising on foreign currency borrowings (including contracts) used to finance foreign investments, are included in shareholders' equity.

  All other exchange differences arising from foreign currency transactions are included in the consolidated statements of income.

  b. Interest rate swaps

  Interest rate swaps are accounted for under the accrual method.

 Earnings Per Share

  Primary earnings per share are calculated by dividing net income by the average number of shares outstanding during the year.

  Diluted earnings per share are calculated by dividing net income restated for the interest income that would be derived from the cash proceeds on the exercise of stock options and conversion of bonds, net of tax, by the average number of shares after full dilution.

 Revenue Recognition

  Sales are primarily recorded as products are shipped and services rendered.

NOTE 1--ACQUISITIONS AND DIVESTITURES

1992

  At the beginning of 1992, the Group acquired Italcaps, an Italian company specializing in food closures with annual net sales of FF 303 million.

  During the first half year the Group disposed of its cartons business in Asia Pacific through the sale of its 50% equity interest in AMB Packaging. At the end of June 1992 CMB Packaging Italia Srl sold its equity interest in CMB Capsule Srl, its food closures operation in Italy. These transactions gave rise to income before tax of FF 201 million included in gain on disposals
(net). The results for the year respectively include net sales of FF 76 and 89 million and operating income of FF 5 and 18 million from these operations up to the date of disposal.

  CMB Sonoco Composites Ltd. was consolidated for the first time as of January 1, 1992 (The company was previously treated as an associated company). Net sales of this company were FF 171 million in 1992.

1993

 Acquisitions

  In January 1993, the Group acquired Anchor Hocking Packaging Co., a leading North American closures business with 1993 net sales of FF 935 million.

  In March, the Group also acquired the packaging activities of Fima Metal Box Bhd, a company listed on the Malaysian stock exchange. CarnaudMetalbox had been a minority shareholder for many years in this company which was treated as an associated company up to December 31, 1992. Net sales made during 1993 since the acquisition date were FF 370 million.

                                CARNAUDMETALBOX

  In September 1993, the Group announced the acquisition of the German Zeller Plastik group, a worldwide manufacturer of speciality closures and dispensing systems for the health and beauty and household products industry, with 1993 net sales of about FF 650 million.

  At the end of the year, the Group took a majority stake in the Finnish metal packaging business of G.W. Sohlberg through a newly formed company, GWS Metallipakkaus OY. The company, with annual net sales of FF 150 million, is the leading Finnish supplier of metal cans for food, paint and industrial products.

  These transactions gave rise to goodwill of FF 1,575 million as at December 31, 1993, based on the initial valuation of the net assets acquired as of that date. The effect on goodwill of the completion in 1994 of the full valuation exercise carried out on the net assets acquired was an increase of FF 188 million.

  During the year, the Group also invested in and signed joint venture agreements in Egypt, Vietnam and China.

 Disposals

  At the end of the half year, the Group disposed of Impetus Packaging, specializing in PET (Polyethylene terephtalate) bottles and preforms for the beverage industry, and its Spanish subsidiary Bioplast, with net sales of FF 780 million. Impetus became a wholly owned subsidiary of the Group in February 1993 following the acquisition of 50% of the shares held by Lawson Mardon group. The sale had no impact on net sales of the Group since Impetus has always been consolidated by the equity method.

  At the end of June 1993, Pharmaflex Ltd., a UK pharmaceutical packaging foils printer was sold.

  At the end of November 1993, the Group sold its High Performance Plastics division, which manufactured multilayer thermoform plastics packaging for the food industry with net sales of about FF 600 million.

  These transactions generated an income before tax of FF 178 million which was included in gain on disposals (net). The Group results for the year include net sales of FF 645 million and operating income of FF 40 million from these businesses up to the date of disposal.

  The interests of the Group in the Tunisian market through its subsidiaries Stumetal and EMS were deconsolidated as of July 1, 1993. Net sales and operating income for the first half year were FF 103 million and FF 8 million, respectively.

1994

 Acquisitions

  During the first quarter of 1994, the Group's stake in AMS Packaging increased from 79.6% to 94.99%. Given the lack of liquidity in the shares and the unlikelihood of any improvement in the future, the decision was made to delist AMS Packaging. With the agreement of the other major shareholders, Clinvest and the Banque Arjil, who together controlled 14.69% of the shares, a Public Exchange Offer was launched on December 27, 1993, on the basis of 2 CarnaudMetalbox shares for 9 AMS Packaging shares. A FF 42 per share cash offer was made for holders of less than 9 shares. Following the Public Exchange Offer, the Group and the Banque Demachy together controlled 99.70% of the shares.

  On March 1994 AMS Packaging was transferred onto the over-the-counter market. Given the lack of liquidity of the remaining shares, a "Squeeze-out" procedure was launched on October 4, 1994 and AMS Packaging was delisted from the over-the-counter market on October 18, 1994. Following these offers, the Group and the Banque Demachy together control 100% of the shares.

                                CARNAUDMETALBOX

  Early in 1994 the Group also acquired the remaining 20% minority interest in the Zuchner group.

  These transactions gave rise to goodwill of FF 78 million as of December 31, 1994.

 Disposals

  At the end of June 1994, the Group disposed of its interest in Secura Singapore Private Ltd. The principal activity of Secura is security printing. At the end of December, Plasticon (Malaysia) Sdn Bhd, which was engaged in the plastics business, was sold. These disposals are in line with the Group's strategy to focus on its core businesses in the Asia Pacific region. In December 1994, the Group sold Speedprint, a company engaged in the flexible business. These transactions generated income before tax of FF 23 million included in gain on disposals (net) with a positive net impact on net income of FF 7 million. Group results for the year include net sales of FF 113 million and net operating loss of FF 11 million relating to these businesses up to the date of disposal.

  On June 24, 1994, CarnaudMetalbox Asia Ltd., which is listed on the stock exchange of Singapore, signed a sale and purchase contract with Centrepoint Properties Ltd. for the freehold on its factory site at Woodlands in Singapore. Centrepoint Properties Ltd. is the listed property development arm of Fraser and Neave which has a 49% interest in CarnaudMetalbox (Asia Pacific) Holding Pte Ltd., which in turn owns 70% of CarnaudMetalbox Asia Ltd. The Woodlands factory is to be replaced by a state-of-the-art plant in Tuas, Singapore, where the Group will move its manufacturing operations in stages. Thus, simultaneous with the completion of the sale, the Woodlands property was leased to CarnaudMetalbox Asia Ltd. for a period of up to five years by Centrepoint Properties Ltd. This sale generated income before tax of FF 196 million included in gain on disposals (net) with a positive net impact on net income of FF 80 million.

  The following represents the non-cash impact of the acquisitions noted above:

                                                         1994    1993     1992
                                                        ------  -------  ------
                                                         (IN MILLIONS OF FF)
   Fair value of assets acquired.......................    567    2,988    520
   Liabilities assumed.................................   (173)    (510)   (58)
                                                        ------  -------  -----
   Cash paid...........................................    394    2,478    462
                                                        ======  =======  =====

NOTE 2--SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  The accompanying consolidated financial statements have been prepared in accordance with the accounting policies described in Accounting Principles and Policies above ("IAS") which differ in certain significant respects from those applicable in the United States ("US GAAP").

  These differences have been reflected in the financial information given in paragraph (j) below and mainly relate to the following items.

 (a) Income taxes

  For US GAAP purposes, SFAS No. 109 has been applied effective January 1, 1993. Accordingly, the cumulative effect of the change ("Accounting for Income Taxes") would have been reported in the 1993 consolidated statement of income prepared on a US GAAP basis.

                                CARNAUDMETALBOX

  Provision for income tax on a US GAAP basis is as follows:

                                                             1994       1993
                                                           ---------  ---------
                                                           (IN MILLIONS OF FF)
   Current
     Domestic.............................................        97         27
     US...................................................        (4)        (4)
     Foreign..............................................      (346)      (204)
   Deferred
     Domestic.............................................       (13)       (31)
     US...................................................        21         (5)
     Foreign..............................................       121        (73)
                                                           ---------  ---------
                                                                (124)      (290)
                                                           =========  =========

  The provision for income tax differs from the amount computed by applying the French statutory income tax rate of 33 1/3% in 1994 and 1993 because of the effect of the following items:

                                                           1994       1993
                                                         ---------  ---------
                                                         (IN MILLIONS OF FF)
   Net income per US GAAP...............................     1,001        714
   Provision for income tax.............................       124        290
   Minority interests...................................       226         97
   Cumulative effect of initially applying SFAS No.
    109.................................................       --        (137)
   Share in income of associated companies..............       --         (14)
                                                         ---------  ---------
   Pretax income before cumulative effect of SFAS No.
    109.................................................     1,351        950
   French statutory tax rate............................    33 1/3%    33 1/3%
                                                         =========  =========
   Computed income tax at French statutory tax rate.....       450        317
   Foreign subsidiaries at different tax rates..........       (37)       (28)
   Capital gains and dividends taxed at lower rates.....       (76)       (20)
   Reversal of tax provisions...........................      (112)      (152)
   Permanent differences................................        70         53
   Change in valuation allowance........................      (162)       106
   Other, net...........................................        (9)        14
                                                         ---------  ---------
   Provision for income tax.............................       124        290
                                                         =========  =========

                                CARNAUDMETALBOX

  Deferred tax assets/(liabilities) consist of the following:

                                                           1994       1993
                                                         ---------  ---------
                                                         (IN MILLIONS OF FF)
   GROSS DEFERRED TAX ASSETS
   Net operating losses (NOLs) and tax credit
    carryforwards.......................................       926      1,105
   Valuation allowances and accruals not currently
    deductible for tax purposes.........................       158        170
   Retirement benefit plans.............................       229        187
   Other................................................       426        288
                                                         ---------  ---------
                                                             1,739      1,750
   Valuation allowance..................................      (531)      (705)
                                                         ---------  ---------
     Deferred tax assets................................     1,208      1,045
                                                         =========  =========
   GROSS DEFERRED TAX LIABILITIES
   Excess tax over book depreciation....................      (550)      (712)
   Undistributed earnings of equity investees...........       (18)       (18)
   Other................................................      (499)      (293)
                                                         ---------  ---------
     Deferred tax liabilities...........................    (1,067)    (1,023)
                                                         ---------  ---------
   Net deferred tax asset...............................       141         22
                                                         =========  =========

  As of December 31, 1994, the Company has NOLs and tax credit carryforwards expiring in the following years:

                                                           NOLS     TAX CREDITS
                                                       (TAX EFFECT) (TAX EFFECT)
                                                       ------------ ------------
                                                          (IN MILLIONS OF FF)
   1995...............................................      36            6
   1996...............................................      53            3
   1997...............................................      49           25
   1998...............................................      61            3
   1999...............................................      28            3
   2000 and after.....................................     246            5
   Unlimited..........................................     258          150
                                                           ---          ---
                                                           731          195
                                                           ===          ===

  Distribution to shareholders of the FF 2,888 million retained earnings of the parent company available for distribution as of December 31, 1994 would trigger a taxation ("precompte") of a total amount of approximately FF 600 million which would be withheld from the amount distributed.

 (b) Intangible assets

  The Company does not systematically amortize its intangible assets (which comprise mainly the goodwill resulting from the 1989 merger between Carnaud and MB Packaging--see Note 4).

  Under US GAAP, intangible assets should be amortized over the estimated useful economic life, up to a maximum of 40 years. For reconciliation purposes the amortization period used is 40 years.

                                CARNAUDMETALBOX

 (c) Early redemption of preference shares

  In 1992, the Company redeemed British pounds 50 million (FF 418 million) of the British pounds 200 million redeemable preference shares issued by its wholly-owned subsidiary, CarnaudMetalbox Holdings (UK) Ltd. and maturing in 1997.

  As part of the settlement, the Company entered into an interest rate swap agreement which under US GAAP should have been marked to market, and which is presently accounted for under the accrual method.

  In 1994 the Company redeemed British pounds 75 million (FF 627 million) of the remaining British pounds 150 million redeemable preference shares. The loss on extinguishment has been deferred and is being amortized over the remaining life of the shares. Under US GAAP this loss would have been charged to income.

 (d) Accrued restructuring costs

  Certain provisions made by the Company, relating to reorganizations or as a result of business combinations accounted for under the purchase method, would not be allowed under US GAAP. In addition, certain accrued restructuring costs have been eliminated to comply with the requirements of Emerging Issue Task Force issue No. 94-3. The adjustments to pretax income related to these provisions are the following:

                                                           1994        1993
                                                         ---------   ---------
                                                         (IN MILLIONS OF FF)
   Purchase accounting provisions.......................       (33)        (34)
   Reorganization provisions:
     --Termination and redundancy provisions............        42         --
     --Exit and other restructuring costs...............        35         --
                                                         ---------   ---------
   Increase (decrease)..................................        44         (34)
                                                         =========   =========

 (e) Pension plans

  In order to comply with US GAAP, the Company has applied SFAS No. 87 "Employers' Accounting for Pensions" and SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" as follows:

  --the transition obligation or fund excess has been determined as of January 1, 1987 for United States, January 1, 1989 for United Kingdom and January 1, 1993 for other countries as being the difference between the liabilities accounted for under prior years' accounting policies and the funded status of the plans resulting from actuarial calculations; transition obligation or fund excess for other countries have been reduced to their amortized value as if SFAS No. 87 had been applied from 1989. The amortization period used in most cases is the greater of 15 years and the average residual active life of the population covered by each plan;

  --severance indemnities payable to employees on leaving the Company for any reason are estimated on the basis of their vested value which is higher than their actuarial value;

  --special termination benefits are recorded on an accrual basis at the time the offer is accepted by the employees or their representatives and the amount can be reasonably estimated;

  --the actuarial method used is the projected unit credit method. However, when the benefit formulas attribute more benefits to senior employees or when the plans are integrated with social security systems or multiemployer plans, the Company has elected to apply the projected unit credit service pro-rata method to avoid delayed recognition of pension costs;

                                CARNAUDMETALBOX

  --the market-related value of assets is computed with a spread of investment gains and losses over three years;

  --prior service cost and experience gains and losses are amortized over the average residual active life of participants.

  The funded status of pension plans determined in accordance with US GAAP is as follows:

                                                           1994       1993
                                                         ---------  ---------
                                                         (IN MILLIONS OF FF)
   Actuarial present value of benefit obligations:
     Vested benefit obligation..........................    (7,023)    (7,976)
     Non-vested benefit obligation......................      (497)      (428)
                                                         ---------  ---------
   Accumulated benefit obligation.......................    (7,520)    (8,404)
   Excess of projected benefit obligation over
    accumulated benefit obligation......................      (106)       (97)
                                                         ---------  ---------
   Projected benefit obligation.........................    (7,626)    (8,501)
   Plan assets at fair value............................     7,829      9,036
                                                         ---------  ---------
   Plan assets in excess of projected benefit
    obligation..........................................       203        535
   Unrecognized net transition asset....................        56         64
   Unrecognized net actuarial gain......................       221        --
                                                         ---------  ---------
   Net pension asset recognized.........................       480        599
                                                         =========  =========

  The net pension liability is analysed as follows:

                                                             1994       1993
                                                           ---------  ---------
                                                           (IN MILLIONS OF FF)
   Accrual................................................      (545)      (521)
   Prepaid................................................     1,025      1,120
                                                           ---------  ---------
   Net pension asset under US GAAP........................       480        599
                                                           =========  =========

  The net periodic pension cost of the Company's pension plans determined in accordance with US GAAP includes the following components:

                                                             1994       1993
                                                           ---------  ---------
                                                           (IN MILLIONS OF FF)
   Service cost--benefits earned during the year..........       281        223
   Interest cost on projected benefit obligation..........       612        568
   Actual return on plan assets...........................       628     (2,001)
   Net amortization and deferral..........................    (1,296)     1,424
                                                           ---------  ---------
   Net pension cost.......................................       225        214
                                                           =========  =========

  Average assumptions used in accounting for the Company's pension plans under US GAAP were:

                                                               1994      1993
                                                             --------- ---------
                                                             (IN MILLIONS OF FF)
   Discount rate............................................     8.50%     7.50%
   Rate of increase in compensation levels..................     5.80%     5.80%
   Expected long-term rate of return on plan assets.........     9.50%     9.50%

                                CARNAUDMETALBOX

 (f) Postretirement benefits

  Under IAS, the Accumulated Postretirement Benefit Obligation (APBO) for United States and United Kingdom subsidiaries has been measured as of January 1, 1993 and was recorded as an adjustment to shareholders' equity.

  Under US GAAP ("SFAS No. 106; Employer's Accounting for Postretirement Benefits Other Than Pensions"), the APBO for United States and United Kingdom subsidiaries would have been measured as of January 1, 1993 and would not have been deducted from shareholders equity. For US GAAP reconciliation, the deduction of shareholders' equity has been reversed and APBO as of January 1, 1993 has been amortized over a 20-year period. Also, the projected future cost of providing postretirement benefits, such as health care and life insurance, is accrued over the period earned.

  The effect of adopting SFAS No. 106 for other countries is deemed to be immaterial.

  The actuarial and recorded liabilities under US GAAP for these postretirement benefits are as follows:

                                                           1994       1993
                                                         ---------  ---------
                                                         (IN MILLIONS OF FF)
   Accumulated postretirement benefit obligation:
     Retirees...........................................       (64)       (71)
     Eligible active plan participants..................       (88)       (97)
     Other active plan participants.....................       (18)       (20)
                                                         ---------  ---------
   Total................................................      (170)      (188)
                                                         =========  =========
   Plan assets at fair value............................         3          2
                                                         ---------  ---------
   Accumulated postretirement benefit obligation in ex-
    cess of plan assets.................................      (167)      (186)
   Unrecognized net actuarial loss......................       (10)       --
   Unrecognized transition obligation...................       134        152
                                                         ---------  ---------
   Postretirement benefit liability.....................       (43)       (34)
                                                         =========  =========

  Net periodic postretirement benefit cost includes the following components:

                                                            1994       1993
                                                          ---------  ---------
                                                          (IN MILLIONS OF FF)
   Service cost for benefits earned......................         6          4
   Interest cost on accumulated postretirement benefit
    obligation...........................................        13         14
   Actual return on plan assets..........................       --         --
   Amortization of the transition obligation.............         8          8
                                                          ---------  ---------
   Net postretirement benefit cost.......................        27         26
                                                          =========  =========

  The accumulated postretirement benefit obligation was determined using an average discount rate of 8.25% and an average health care cost trend rate of approximately 8.25%.

  Increasing the assumed health care cost trend rates by one percentage point in each year and holding all other assumptions constant would increase the accumulated postretirement benefit obligation as of December 31, 1994 by approximately FF 19.9 million and increase the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 1994 by approximately FF 2.4 million.

                                CARNAUDMETALBOX

 (g) Accounting for stock options

  The Company generally grants to eligible employees and executives a discount from the market price for shares purchased pursuant to stock option plans. The accounting for such discounts is not addressed by IAS and these transactions have no effect on the statement of income.

  Under US GAAP, the discount, measured at the date of grant, is considered compensation to employees and executives and, accordingly, is charged to the statement of income.

  The effect of applying US GAAP is not material and therefore is not included in the reconciliation presented below in paragraph (j).

 (h) Investments in debt and marketable equity securities

  In accordance with IAS, the Company's policy is to record any impairment in value on an individual basis for its investments and short-term equity securities. Unrealized gains are not recognized.

  For US GAAP purposes, the Company has adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994. In accordance with SFAS No. 115, and except for debt securities classified as "held-to-maturity securities," unrealized holding gains and losses for "trading" and "available for sale" debt and marketable securities should be included in the statement of income or directly in shareholders' equity respectively until realized.

  The effect of applying SFAS No. 115 is not material and, therefore, no adjustment is made for this difference in the net income and shareholders' equity reconciliations in paragraph (j) below.

 (i) Consolidation of non-subsidiaries

  The Company had a 50% holding in FA.BA. and its subsidiaries which has been accounted for under the full consolidation method.

  Under US GAAP, this investment would have been accounted for under the equity method. This difference does not impact net income or shareholders' equity.

  The main balance sheet and income statement data relating to FA.BA. and its subsidiaries are set forth below:

                                                             1994       1993
                                                           ---------  ---------
                                                           (IN MILLIONS OF FF)
   Non-current assets (including goodwill)................       415        419
   Current assets.........................................       993        930
   Provisions and long-term liabilities...................      (105)       (95)
   Current liabilities....................................      (607)      (610)
   Minority Interests.....................................      (341)      (312)
                                                           ---------  ---------
   Equity in FA.BA. and its subsidiaries..................       355        332
                                                           ---------  ---------
   Net sales..............................................     1,511      1,444
   Operating income.......................................       187        180
   Income before taxes....................................       187        174
   Net Income.............................................        45         36
                                                           =========  =========

                                CARNAUDMETALBOX

 (j) Conversion to US GAAP

  Net income and shareholders' equity

  The following is a summary of the estimated adjustments to net income and shareholders' equity for the years ended December 31, 1994 and 1993 which would be required if US GAAP had been applied instead of IAS.

                                                            NET INCOME
                                                       ---------------------
                                                          1994       1995
                                                       ----------  ---------
                                                       (IN MILLIONS OF FF)
   Amounts per accompanying consolidated financial
    statements........................................        950        835
   US GAAP adjustments
    Increase/(decrease) due to:
     Income taxes (a).................................        108        (64)
     Cumulative effect of adopting SFAS No. 109 (a)...        --         137
     Intangible assets (b)............................        (64)       (64)
     Early redemption of preference shares (c)........         31        (31)
     Accrued restructuring costs (d)..................         44        (34)
     Pension plans (e)................................        (66)      (105)
     Postretirement benefits (f)......................        (15)       (17)
     Tax effect of reconciling items..................         13         57
                                                       ----------  ---------
   Approximate amounts under US GAAP..................      1,001        714
                                                       ==========  =========
   Primary earnings per share (in FF) (Note 2(k)).....      12.32       8.94
   Fully diluted earnings per share (in FF) (Note
    2(k)).............................................      12.30       8.93
                                                       ==========  =========

                                                       SHAREHOLDERS' EQUITY
                                                        AS OF DECEMBER 31,
                                                       ----------------------
                                                          1994        1995
                                                       ----------  ----------
                                                        (IN MILLIONS OF FF)
   Amounts per accompanying consolidated financial
    statements.......................................      11,679      11,118
   US GAAP adjustments
    Increase/(decrease) due to:
     Income taxes (a)................................         172         (65)
     Cumulative effect of adopting SFAS No. 109 (a)..         --          137
     Intangible assets (b)*..........................      (1,637)     (1,639)
     Early redemption of preference shares (c).......         (58)        (89)
     Accrued restructuring costs (d).................          12         (35)
     Pension plans (e)...............................        (197)       (137)
     Postretirement benefits (f).....................          82         104
     Tax effect of reconciling items.................         121         108
                                                       ----------  ----------
   Approximate amounts under US GAAP.................      10,174       9,502
                                                       ==========  ==========

--------
* The gross amount of intangible assets subject to amortization after US GAAP adjustments amounts to FF 2,494 million at December 31, 1994 (FF 2,596 million at December 31, 1993).

                                CARNAUDMETALBOX

 (k) Earnings per share

  Earnings per share under IAS is calculated by dividing net income by the weighted average number of common shares equivalents (see Note 21). Under US GAAP, stock options are considered as common stock equivalents and their amount is determined according to the treasury method. Earnings per share are calculated under US GAAP on a weighted average of 82.4 million shares in issue during the year (1993--81.6 million).

  Earnings per share data prepared in accordance with AP15 are as follows:

                                                                    1994   1993
                                                                   ------ ------
   Primary earnings per share (in FF).............................  12.32   8.94
   Number of shares (in thousands)................................ 82,394 81,568
   Fully diluted earnings per share (in FF).......................  12.30   8.93
   Number of shares (in thousands fully diluted).................. 82,601 82,518

  The net effect of options has been determined using the treasury method.

                                                              1994       1993
                                                           ---------- ----------
                                                           (IN NUMBER OF SHARES)
   Common shares.......................................... 82,048,458 81,119,881
   Stock options..........................................    345,699    447,961
                                                           ---------- ----------
                                                           82,394,157 81,567,842
                                                           ========== ==========

                                                             1994       1993
                                                          ----------  ---------
                                                          (IN MILLIONS OF FF)
   Net income............................................      1,001        714
   Interest on stock options.............................         21         23
   Related tax effect....................................         (7)        (8)
                                                          ----------  ---------
   Net income restated...................................      1,015        729
                                                          ==========  =========
   Earnings per share (in FF)............................      12.32       8.94

  The effect of a full conversion of outstanding shares would be as follows:

                                                              1994       1993
                                                           ---------- ----------
                                                           (IN NUMBER OF SHARES)
   Common shares.......................................... 82,048,458 81,119,881
   Stock options..........................................    345,699    447,961
   Bonds..................................................    207,086    950,133
                                                           ---------- ----------
                                                           82,601,243 82,517,975
                                                           ========== ==========

                                                            1994       1993
                                                         ----------  ---------
                                                         (IN MILLIONS OF FF)
   Net income...........................................      1,001        714
   Interest on stock options............................         21         23
   Interest on convertible bonds .......................          1         11
   Related tax effect...................................         (7)       (11)
                                                         ----------  ---------
   Net income restated..................................      1,016        737
                                                         ==========  =========
   Earnings per share on fully diluted basis (in FF)....      12.30       8.93

                                CARNAUDMETALBOX

 (l) Additional US GAAP Information

  Recently issued US accounting standards

  Impairment of long-lived assets

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 provides guidance on when to assess and how to measure impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement is effective for financial statements for fiscal years beginning after December 15, 1995. The Company has not yet assessed the impact of adopting SFAS No. 121.

NOTE 3--EXCHANGE RATE IMPACT ON STATEMENTS OF INCOME

  Had the 1994 average exchange rates been applied in 1993 and the 1993 average exchange rates in 1992, the Group results would have been as follows:

                                           1994       1993            1992
                                          ------ --------------- ---------------
                                                 AT 1994         AT 1993
                                                 EXCHANGE        EXCHANGE
                                          ACTUAL  RATES   ACTUAL  RATES   ACTUAL
                                          ------ -------- ------ -------- ------
                                                   (IN MILLIONS OF FF)
   Net sales............................. 24,890  23,834  24,340  23,479  24,830
   Operating income......................  1,709   1,543   1,583   1,869   2,026
   Income before income taxes............  1,421   1,167   1,201   1,486   1,619
   Income from operations................  1,176     898     918   1,096   1,175
   Net income............................    950     821     835     915     976

NOTE 4--INTANGIBLE ASSETS

                                                               1994      1993
                                                             --------- ---------
                                                             (IN MILLIONS OF FF)
   Eurosteel segment........................................     4,691     4,691
   Other intangible assets..................................       101       112
                                                             --------- ---------
                                                                 4,792     4,803
                                                             ========= =========

  Intangible assets comprise principally the value of the Eurosteel segment which arose on the merger of the Carnaud and the MB Packaging businesses in 1989. Other Intangible assets at December 31, 1994 include principally start-up costs (FF 35 million), goodwill (FF 27 million), patents, licenses and trademarks (FF 11 million).

                                CARNAUDMETALBOX

NOTE 5--GOODWILL

                                                             1994       1993
                                                           ---------  ---------
                                                           (IN MILLIONS OF FF)
   Net book value at January 1,...........................     4,002      2,577
   Translation adjustment.................................      (182)        90
   Additions..............................................       317      1,601
   Disposals..............................................       (29)      (140)
   Reclassification.......................................        80        (22)
                                                           ---------  ---------
                                                               4,188      4,106
                                                           ---------  ---------
   Amortization provided during the year..................      (115)      (104)
                                                           ---------  ---------
   Net book value at December 31,.........................     4,073      4,002
                                                           =========  =========

  The net book value at December 31, 1994 is made up of cost of FF 4,547 million and accumulated amortization of FF 474 million. An amount of FF 1,073 million net relates to the merger of the Carnaud and MB Packaging groups in 1989.

  Additions to goodwill included FF 78 million resulting from the acquisitions described in Note 1 as well as the effect on goodwill of the completion in 1994 of the full valuation exercise carried out on the net assets acquired in 1993 of the Anchor Hocking, Zeller Plastik and Fima Metal Box Bhd groups (FF 188 million). The reclassification in 1994 mainly relates to Impalsa which was previously accounted for as an equity investment but which has been fully consolidated as from July 1, 1994.

NOTE 6--PROPERTY, PLANT AND EQUIPMENT

  Movements in property, plant and equipment

                                               PLANT,   CAPITAL
                                    LAND AND  MACHINERY WORK IN
                                    BUILDINGS AND TOOLS PROGRESS OTHER  TOTAL
                                    --------- --------- -------- -----  ------
                                               (IN MILLIONS OF FF)
   GROSS
   At January 1, 1993..............   2,729    10,273      534   1,390  14,926
                                      =====    ======     ====   =====  ======
   Translation adjustment..........     (17)      (65)       6     (12)    (88)
   Businesses acquired.............     342     1,013       45     104   1,504
   Capital expenditure.............     184       816      414     153   1,567
   Other movements.................     142       377     (476)     21      64
   Disposals.......................    (137)     (521)     (40)    (97)   (795)
                                      -----    ------     ----   -----  ------
   At December 31, 1993............   3,243    11,893      483   1,559  17,178
                                      =====    ======     ====   =====  ======
   Translation adjustment..........    (117)     (413)      (6)    (48)   (584)
   Businesses acquired.............      16        51      --        5      72
   Capital expenditure.............     219       940      683     146   1,988
   Other movements.................      44       302     (312)     (8)     26
   Disposals.......................    (259)     (437)     (33)    (85)   (814)
                                      -----    ------     ----   -----  ------
   At December 31, 1994............   3,146    12,336      815   1,569  17,866
                                      =====    ======     ====   =====  ======

                                CARNAUDMETALBOX

                                                 PLANT,   CAPITAL
                                      LAND AND  MACHINERY WORK IN
                                      BUILDINGS AND TOOLS PROGRESS OTHER  TOTAL
                                      --------- --------- -------- -----  -----
                                                (IN MILLIONS OF FF)
   DEPRECIATION
   At January 1, 1993................     852     5,734     --       854  7,440
                                        =====     =====     ===    =====  =====
   Translation adjustment............      (8)      (42)    --        (6)   (56)
   Businesses acquired...............      29       504     --        61    594
   Provided during the year..........     111       931       2      146  1,190
   Other movements...................     (12)        6     --        (5)   (11)
   Disposals.........................     (59)     (359)    --       (73)  (491)
                                        -----     -----     ---    -----  -----
   At December 31, 1993..............     913     6,774       2      977  8,666
                                        =====     =====     ===    =====  =====
   Translation adjustment............     (23)     (230)    --       (33)  (286)
   Businesses acquired...............      10        24     --         2     36
   Provided during the year..........     111       972       1      156  1,240
   Other movements...................       8        26     --       (26)     8
   Disposals.........................     (40)     (326)     (1)     (64)  (431)
                                        -----     -----     ---    -----  -----
   At December 31, 1994..............     979     7,240       2    1,012  9,233
                                        =====     =====     ===    =====  =====
   NET BOOK VALUE
   At January 1, 1993................   1,877     4,539     534      536  7,486
                                        =====     =====     ===    =====  =====
   At December 31, 1993..............   2,330     5,119     481      582  8,512
                                        =====     =====     ===    =====  =====
   At December 31, 1994..............   2,167     5,096     813      557  8,633
                                        =====     =====     ===    =====  =====

  The net book value of property, plant and equipment as of December 31, 1994 includes an amount of FF 354 million in respect of assets held under capital leases (FF 434 million in 1993).

NOTE 7--INVESTMENTS

                                                             1994       1993
                                                           ---------  ---------
                                                           (IN MILLIONS OF FF)
   Equity in associated companies.........................       103         80
   Investments in unconsolidated companies................        97        140
   Loans receivable.......................................        56        128
   Other investments......................................        10         19
                                                           ---------  ---------
                                                                 266        367
                                                           =========  =========

  The movement in equity in associated companies is as follows:

                                                           1994        1993
                                                         ---------   ----------
                                                         (IN MILLIONS OF FF)
   At January 1,........................................        80          279
   Share in income for the year.........................       --            14
   Dividends............................................        (8)         (38)
   Acquisitions.........................................       --           --
   Disposals............................................       --          (117)
   Other................................................        31          (58)
                                                         ---------   ----------
   At December 31,......................................       103           80
                                                         =========   ==========

                                CARNAUDMETALBOX

  Other movements are mainly due to Dufalco which was accounted for under the equity method of accounting for the first time in 1994 and Impalsa which has been fully consolidated as from July 1, 1994. In 1993, the other movements of FF 58 million are mainly due to the full consolidation, following the acquisition of 100% of the packaging activities, of Fima MetalBox Berhad and Italgraf (a subsidiary of FA.B.A.). The disposals in 1993 relate to Impetus and Plastono (High Performance Plastics division).

  The movement in investments in unconsolidated companies is as follows:

                                                            1994        1993
                                                          ---------   ---------
                                                          (IN MILLIONS OF FF)
   At January 1,.........................................       140         165
   Change in structure...................................       (50)         14
   Acquisitions..........................................         9          42
   Disposals.............................................        (7)        (82)
   Other.................................................         5           1
                                                          ---------   ---------
   At December 31,.......................................        97         140
                                                          =========   =========

  The change in structure in 1994 relates to Dufalco which has been accounted for under the equity method of accounting and to S.M.P.M. which has been fully consolidated as from January 1, 1994. In 1993, the disposals mainly relate to the 16.6% stake in Gault et Fremont which was sold for FF 76 million.

  The main unconsolidated companies are as follows:

                         BOOK VALUE PERCENTAGE BUSINESS  NET SALES   COUNTRY
                         ---------- ---------- --------- --------- ------------
                                          (IN MILLIONS OF FF)
   Stumetal and EMS.....     47       49.9%    Packaging    250    Tunisia
   Nafcel...............     21       16.0%    Packaging    567    Saudi Arabia
   Other................     29
                            ---
                             97
                            ===

NOTE 8--INVENTORIES

                                                             1994       1993
                                                           ---------  ---------
                                                           (IN MILLIONS OF FF)
   Goods purchased for resale.............................       139        104
   Raw materials and consumables..........................     2,150      2,038
   Work in progress.......................................       624        606
   Finished Goods.........................................     1,413      1,317
                                                           ---------  ---------
                                                               4,326      4,065
                                                           ---------  ---------
   Less: valuation allowance..............................      (378)      (366)
                                                           ---------  ---------
                                                               3,948      3,699
                                                           =========  =========

                                CARNAUDMETALBOX

NOTE 9--TRADE AND OTHER RECEIVABLES

                                                             1994       1993
                                                           ---------  ---------
                                                           (IN MILLIONS OF FF)
   Trade receivables......................................     3,953      3,842
   Other receivables......................................       680        570
   Prepayments and deferred income........................       186        215
                                                           ---------  ---------
                                                               4,819      4,627
                                                           ---------  ---------
   Less: allowance for doubtful accounts..................      (352)      (325)
                                                           ---------  ---------
                                                               4,467      4,302
                                                           =========  =========

  It is the Group's practice to sell part of its trade receivables to finance the business. At December 31, 1994, such disposals with limited recourse amounted to FF 534 million (1993--FF 638 million) which have been deducted from trade receivables accordingly. Discounted bills with recourse are disclosed in Note 25-2.

NOTE 10--COMMON STOCK

  The common stock (FF 823 million at December 31, 1994) comprises fully paid shares with a nominal value of FF 10. Movements in the number of shares are as follows:

                                                              1994       1993
                                                           ---------- ----------
                                                           (IN NUMBER OF SHARES)
   At January 1........................................... 81,288,141 80,918,630
   Exercise of stock options..............................     66,466    306,895
   Conversion of bonds....................................    559,410     62,616
   Issued in exchange for AMS Packaging shares............    382,734        --
                                                           ---------- ----------
   At December 31......................................... 82,296,751 81,288,141
                                                           ========== ==========

  At December 31, outstanding shares that might be issued are as follows (according to origin):

                                                            1994       1993
                                                         ---------- ----------
                                                         (IN NUMBER OF SHARES)
   Convertible bonds 1988...............................        --     893,802
   Stock options........................................  2,100,980  2,011,946
                                                         ---------- ----------
                                                          2,100,980  2,905,748
                                                         ========== ==========

  Depending on the option date, the issue price may range from FF 69.67 to FF 191.30.

  The average number of shares for the earnings per share calculation (see
Note 21) is as follows:

                                                              1994       1993
                                                           ---------- ----------
                                                           (IN NUMBER OF SHARES)
   Average outstanding.................................... 82,048,458 81,119,881
   Average fully diluted.................................. 84,196,385 84,048,225
                                                           ========== ==========

                                CARNAUDMETALBOX

NOTE 11--MINORITY INTERESTS

                                                             1994       1993
                                                           ---------  ---------
                                                           (IN MILLIONS OF FF)
   At January 1...........................................     1,720      1,246
   Translation adjustment.................................       (64)        (5)
   Dividends paid by consolidated subsidiaries............       (41)       (38)
   Changes in Group structure.............................       (12)       420
   Share in net income for the year.......................       226         97
                                                           ---------  ---------
   At December 31.........................................     1,829      1,720
                                                           =========  =========

  The changes in Group structure are mainly due to the rights issue undertaken by CarnaudMetalbox Asia Ltd. (Singapore) for FF 444 million at the end of 1993 and the acquisition of minority interests in the Zuchner Group and AMS Packaging in 1994.

NOTE 12--PERPETUAL NOTES (TSDI) AND PREFERENCE SHARES

 12-1 Perpetual notes (TSDI)

  In December 1990, CarnaudMetalbox issued FF 1,700 million Perpetual Notes or Titres Subordonnes a Duree Indeterminee (TSDI), which pay interest at a floating rate of PIBOR plus 0.6% per annum.

  The Group's liability to pay interest on the notes is for fifteen years; thereafter, the continuing interest liability will contractually pass to a third party in consideration for a FF 373 million payment made by the Group when the notes were issued. As part of the repackaging arrangements, the third party has invested this FF 373 million in a 15-year zero coupon bond issued by the Republic of Austria.

  For accounting purposes the TSDI is treated as a borrowing and consequently the financial charge and the amortization of the principal are included in the statement of income determined under the interest rate method.

  The tax treatment of the TSDI has been approved by the Service de la Legislation Fiscale in France, with the effect that CarnaudMetalbox will be entitled to claim tax deductions on interest payments calculated on the net proceeds of the issue (FF 1,327 million).

 12-2 Cumulative Redeemable Preference Shares

  In 1990, CarnaudMetalbox Holdings (UK) Ltd., a subsidiary of the parent company, CarnaudMetalbox, issued British pounds 200 million of non-voting, non-convertible Preference Shares by way of a Private Placement with two major United Kingdom banks. The issue was guaranteed by CarnaudMetalbox.

  British pounds 50 million (FF 418 million) of those Preference Shares were redeemed in December 1992 and British pounds 75 million (FF 627 million) in December 1994. The Preference Shares carry a preference dividend entitlement at an average fixed rate of 8.6% per annum, net of tax and are redeemable at par value in 1997. The par value of these shares is shown as a liability in the Group's balance sheet. The dividend payable to the Preference shareholders is included in the statement of income under Financial expense (net) (see Note
16).

                                CARNAUDMETALBOX

NOTE 13--PROVISIONS FOR LIABILITIES AND ACCRUALS

                                                               1994      1993
                                                             --------- ---------
                                                             (IN MILLIONS OF FF)
   Pensions and retirement benefits.........................       616       671
   Deferred tax, net........................................       232       229
   Restructuring............................................       446       435
   Other....................................................       351       296
                                                             --------- ---------
                                                                 1,645     1,631
                                                             ========= =========

  Movements in provisions are analyzed as follows:

                              PENSIONS
                                 &
                             RETIREMENT DEFERRED                 OTHER
                              BENEFITS  TAX, NET RESTRUCTURING PROVISIONS TOTAL
                             ---------- -------- ------------- ---------- -----
                                            (IN MILLIONS OF FF)
   At January 1, 1993......     464        321        141         295     1,221
                                ---       ----       ----         ---     -----
   Translation adjustment..      (8)       --          11          (4)       (1)
   Deductions made against
    expenses incurred......     (35)       --        (306)        (75)     (416)
   Additions...............      61        --         306          78       445
   Postretirement obliga-
    tions..................     137        (15)       --          --        122
   Income tax expense for
    the period.............     --         102        --          --        102
   Purchase accounting and
    other movements........      52       (179)       283           2       158
                                ---       ----       ----         ---     -----
   At December 31, 1993....     671        229        435         296     1,631
                                ---       ----       ----         ---     -----
   Translation adjustment..     (18)        (8)       (18)         (6)      (50)
   Deductions made against
    expenses incurred......     (55)       --        (336)        (60)     (451)
   Additions...............      87        --         288         132       507
   Income tax expense for
    the period.............     --          (8)       --          --         (8)
   Purchase accounting and
    other movements........     (69)        19         77         (11)       16
                                ---       ----       ----         ---     -----
   At December 31, 1994....     616        232        446         351     1,645
                                ===       ====       ====         ===     =====

 13-1 Pensions and retirement benefits

  Other movements in 1994 mainly result from the reclassification of a FF 62 million prepaid pension for Risdon from other receivables to pensions and retirement benefits. In 1993, the increase in provisions of FF 137 million relates to the postretirement benefit obligations for the United States subsidiaries (FF 92 million) and the United Kingdom subsidiaries (FF 45 million). In 1993, included in other movements are provisions relating to businesses acquired, principally Zeller Plastik (FF 49 million) and Fima Metal Box Bhd (FF 2 million). Additions refer to increases in accruals for the year. No charge in income is recognized for countries such as the United Kingdom where excess funding of schemes is currently used to cover normal pension costs.

 13-2 Deferred tax, net

  The major elements of the deferred tax provision relate to timing differences in respect of excess tax over book depreciation and provisions. Other movements mainly relate to transfers to and from current income taxes.

 13-3 Restructuring

  As part of the Group's continuing program of reorganization and rationalization, decisions have been taken to close certain locations, discontinue certain production lines, relocate production and reduce the labor force.

                                CARNAUDMETALBOX

  Details of restructuring are as follows:

                                                              1994       1993
                                                            ---------  ---------
                                                            (IN MILLIONS OF FF)
   Redundancy..............................................       146        145
   Reorganization..........................................        69         52
   Purchase accounting.....................................       231        238
                                                            ---------  ---------
                                                                  446        435
                                                            =========  =========

  Redundancy and reorganization

  Redundancy costs primarily include severance costs to be paid to terminated employees. These benefits mainly comprise severance payments and payments in lieu of notice whether arising as a business reorganization or as an ongoing redundancy program.

  Reorganization costs include expenses relating to the removal of production line, cost of equipment and production plant disassembly and reassembly, losses on net assets disposals, committed costs during the period preceding the termination of an activity and personnel relocation expenses.

  Redundancy and reorganization provisions which amount to FF 146 million and FF 69 million, respectively, at December 31, 1994 should be substantially expensed in the later part of 1995.

  Purchase accounting provisions

  Purchase accounting provisions relating to the acquisition of Anchor Hocking (FF 132 million at December 31, 1994 and FF 163 million at December 31, 1993) mainly cover the closure of the Glassboro manufacturing facility in the United States which will be substantially completed by the end of 1995.

  Also included in the purchase accounting provisions is an amount of FF 99 million at December 31, 1994 (FF 75 million at December 31, 1993) relating to the acquisition of the German Zeller Plastik group. The provisions mainly relate to exit and employee termination costs to be incurred in connection with the integration of the acquired activities into the Plastics packaging operations of the Group which is expected to be substantially completed by the end of 1996.

 13-4 Other provisions

  The main elements of other provisions are grants received, reinsurance reserves, warranty obligations, termination indemnities and accruals for risks, litigation and claims. The Company has recorded its best estimate of the probable exposure which might result from legal proceedings, environmental compliance and other matters arising out of the past and present conduct of the Company's business, and does not expect that amounts, if any, which may be required to be paid as a result, will materially affect its financial position or results from operations.

 13-5 Environmental

  The Group's operations are subject to extensive environmental laws and regulations relating to air emissions, wastewater discharges, hazardous substances, the remediation of contamination and employee health and safety.

  Internal compliance examinations and other events have from time to time resulted in the identification of contamination or the absence of required permits at particular facilities. However, the Group does not expect that any of these circumstances identified to date are likely to have a material effect on the Group.

  Reserves for environmental costs included in "Other provisions" amounted to FF 10 million as of December 31, 1994.

                                CARNAUDMETALBOX

NOTE 14--SENIOR DEBT

                                                              1994      1993
                                                            --------- ---------
                                                            (IN MILLIONS OF FF)
   Debenture loans........................................      2,248     1,505
   Capital lease obligations..............................        286       356
   Banks and other........................................        189       257
                                                            --------- ---------
                                                                2,723     2,118
   Preference shares......................................        627     1,307
                                                            --------- ---------
   Total long-term debt...................................      3,350     3,425
                                                            ========= =========
   Short-term debt (including current portion of long-term
    debt).................................................      1,388     1,473
                                                            ========= =========

  Loans (excluding capital lease obligations) are secured by assets amounting to FF 193 million (1993: FF 298 million).

  Loan repayment schedule (excluding short-term portion):

   YEAR                                                    1994   %   1993   %
   ----                                                    ----- ---  ----- ---
                                                           (IN MILLIONS OF FF)
   1995...................................................   --  --     397  12%
   1996...................................................   305   9%   174   5%
   1997...................................................   796  24% 1,386  40%
   1998...................................................   141   4%    95   3%
   1999 (and after).......................................   115   3% 1,373  40%
   2000 and after......................................... 1,993  60%   --  --
                                                           ----- ---  ----- ---
   TOTAL.................................................. 3,350 100% 3,425 100%
                                                           ===== ===  ===== ===

  Analysis of long-term debt by currency:

                                                           1994   %   1993   %
                                                           ----- ---  ----- ---
                                                           (IN MILLIONS OF FF)
   French Franc........................................... 1,320  39%   617  18%
   US Dollar.............................................. 1,103  33% 1,227  36%
   Pound Sterling.........................................   725  22% 1,370  40%
   Deutsch Mark...........................................    55   2%   116   3%
   Italian Lira...........................................    36   1%    44   1%
   Other currencies.......................................   111   3%    51   2%
                                                           ----- ---  ----- ---
   TOTAL.................................................. 3,350 100% 3,425 100%
                                                           ===== ===  ===== ===

  Analysis of long-term debt by interest rate:

  These analyses take into account interest rate swap operations.

                                                               1994      1993
                                                             --------- ---------
                                                             (IN MILLIONS OF FF)
   Fixed rates
     --below 6%.............................................       135       122
     --6 to 8.5%............................................       228       359
     --8.5% and over........................................       382     2,008
   Floating rates*..........................................     2,605       936
                                                             --------- ---------
   TOTAL....................................................     3,350     3,425
                                                             ========= =========

--------
* Floating rates are principally based on 6 months LIBOR.

                                CARNAUDMETALBOX

  As of December 31, 1994, the parent company had an amount of FF 3,000 million of lines of credit, of which FF 2,750 million was not used (at December 31, 1993 there was FF 3,600 million of available credit, none of which was being used). These facilities are primarily with international banks and initially extend for periods up to 5 years (with an average maturity of approximately 3.5 years).

 Net balance sheet debt

                                                             1994       1993
                                                           ---------  ---------
                                                           (IN MILLIONS OF FF)
   Long-term debt (including preference shares)...........     3,350      3,425
   Short-term debt........................................     1,388      1,473
                                                           ---------  ---------
   Total debt (including preference shares)...............     4,738      4,898
   Cash and cash equivalents..............................    (2,293)    (1,764)
   TSDI...................................................     1,146      1,199
                                                           ---------  ---------
                                                               3,591      4,333
                                                           =========  =========

 Convertible and other bonds

  In 1988, the Group issued 1,445,000 bonds of FF 550 each, convertible into ordinary shares on a one for three basis. The 297,934 bonds outstanding at 31 December 1993 matured within the first quarter 1994.

  Other bonds:

                                                    LESS  BETWEEN
                                                    THAN  1 AND 5 INTEREST
                                                   1 YEAR  YEARS  ACCRUED  TOTAL
                                                   ------ ------- -------- -----
                                                        (IN MILLIONS OF FF)
   6.20% 1986.....................................  100     100       6     206

 Private placement

  To finance the acquisition of Anchor Hocking, CarnaudMetalbox Investments
(USA), Inc. issued in May 1993 a Private Placement of US$205 million with two tranches maturing respectively in 2000 for US$100 million, and 2005 for US$105 million, subscribed by US investors (Insurance companies) and guaranteed by CarnaudMetalbox. The average interest rate is 7.3%.

NOTE 15--ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES

                                                               1994      1993
                                                             --------- ---------
                                                             (IN MILLIONS OF FF)
   Trade accounts payable...................................     4,931     4,277
   Current income tax liability.............................       438       523
   Other taxes and social security..........................       503       452
   Other payables and accruals..............................     1,563     1,631
                                                             --------- ---------
                                                                 7,435     6,883
                                                             ========= =========

                                CARNAUDMETALBOX

NOTE 16--FINANCIAL EXPENSE (NET)

                                                         1994     1993    1992
                                                        ------   ------  ------
                                                        (IN MILLIONS OF FF)
   Net interest income.................................     94      138     191
   Gain on sale of marketable securities...............      1        8      20
                                                        ------   ------  ------
   Total financial income..............................     95      146     211
                                                        ======   ======  ======
   Interest on TSDI....................................   (101)    (139)   (147)
   Preference share dividends..........................   (137)    (164)   (214)
   Interest on debt....................................   (363)    (404)   (481)
                                                        ------   ------  ------
   Total financial expense.............................   (601)    (707)   (842)
                                                        ======   ======  ======
   Dividends received..................................     28       37      32
   Translation and exchange adjustments................    (14)*      6*    (20)
   Other, net..........................................    (38)     (57)    (23)
                                                        ------   ------  ------
                                                          (530)    (575)   (642)
                                                        ======   ======  ======

--------
* Includes the effect (FF (22) million and FF (12) million in 1994 and 1993 respectively) of translating the financial statements of subsidiaries operating in hyperinflationary economies.

NOTE 17--STAFF COSTS

                                                          1994   1993   1992
                                                         ------ ------ ------
                                                         (IN MILLIONS OF FF)
   Wages and salaries including social security and
    other related costs.................................  5,625  5,632  5,307
   Average number of employees during the year.......... 31,100 31,910 30,850
   Number of employees at year end...................... 30,290 31,880 30,270

NOTE 18--COST OF SALES (EXCLUDING DEPRECIATION AND AMORTIZATION), SELLING AND ADMINISTRATIVE EXPENSE, AND RESEARCH AND DEVELOPMENT EXPENSE

                                                   1994     1993     1992
                                                  -------  -------  -------
                                                    (IN MILLIONS OF FF)
   Cost of sales (excluding depreciation and
    amortization)................................ (19,315) (19,035)
                                                                    (21,057)*
   Selling and administrative expense............  (1,883)  (1,831)
   Research and development expense..............    (340)    (291)    (296)
                                                  -------  -------  -------
                                                  (21,538) (21,157) (21,353)
                                                  =======  =======  =======

--------
* The breakdown between cost of sales and selling and administrative expense is not available for 1992.

NOTE 19--GAIN ON DISPOSALS (NET)

                                                         1994    1993    1992
                                                        ------  ------  ------
                                                        (IN MILLIONS OF FF)
   Net gain on sale of property, plant and equipment..     219      15      34
   Net gain on sale of businesses.....................      23     178     201
                                                        ------  ------  ------
                                                           242     193     235
                                                        ======  ======  ======

                                CARNAUDMETALBOX

  The FF 219 million gain from sale of property, plant and equipment in 1994 is mainly attributable to the sale of the factory site at Woodlands in Singapore (FF 196 million). The FF 23 million net gain from the disposal of businesses mainly relates to the sale of Secura Singapore Private Ltd. and Speedprint.

  In 1993, the FF 178 million gain from the disposal of businesses relates mainly to the sale of Pharmaflex, High Performance Plastics division and Bioplast/Impetus.

  In 1992, the FF 201 million gain from disposal of businesses relates mainly to the sale of a cartons business in Asia Pacific and the disposal of CMB Capsule Srl, an Italian closures operation.

NOTE 20--PROVISION FOR INCOME TAX

  The provision for income tax consists of the following:

                                                          1994     1993    1992
                                                         ------   ------  ------
                                                      (IN MILLIONS OF FF)
   Current income tax...................................   (253)    (181)   (436)
   Deferred income tax..................................       8    (102)     (8)
                                                         ------   ------  ------
                                                           (245)    (283)   (444)
                                                         ======   ======  ======

  The overall effective tax rate is 16.0% (1993--21.7% and 1992--26.2%) and is primarily due to the combination of reduced taxation on capital gains and the re-evaluation of provision requirements. As of December 31, 1994, the Group had worldwide tax losses totalling FF 1,750 million, of which FF 1,550 million have an expiry date after 1997.

NOTE 21--EARNINGS PER SHARE

  Earnings per share are calculated on a weighted average of 82.0 million shares outstanding during the year (1993--81.1 million and 1992--80.9 million).

                                                                  1994 1993 1992
                                                                  ---- ---- ----
                                                                     (IN FF)
   Earnings per share............................................ 11.6 10.3 12.1
                                                                  ==== ==== ====

  The effect of a full conversion of outstanding shares would be as follows:

                                                       1994    1993    1992
                                                      ------  ------  -------
                                                       (IN MILLIONS OF FF)
   Net income........................................    950     835      976
   Interest on convertible bonds 1988................      1      11       12
   Interest on stock options.........................     21      23       29
   Related tax effect................................     (7)    (11)     (14)
                                                      ------  ------  -------
   Net income restated...............................    965     858    1,003
   Average number of shares (fully diluted) (in
    millions)........................................   84.2    84.1     83.8
   Earnings per share on fully diluted basis (in
    FF)..............................................   11.5    10.2     12.0
                                                      ======  ======  =======

                                CARNAUDMETALBOX

NOTE 22--CONSOLIDATED STATEMENTS OF CASH FLOWS

 22-1 Change in operating assets and liabilities

  The table below sets out a reconciliation between the balance sheet movements related to working capital and the decrease/(increase) in working capital in the cash flow statements.

                                                        1994    1993    1992
                                                       ------  ------  ------
                                                       (IN MILLIONS OF FF)
   (Increase)/decrease in inventories.................   (249)   (165)    272
   (Increase)/decrease in trade and other
    receivables.......................................   (165)     37     288
   Increase/(decrease) in trade and other payables....    552     277    (477)
                                                       ------  ------  ------
   Decrease in working capital per balance sheet......    138     149      83
   Working capital of newly consolidated
    subsidiaries......................................    (89)    247      80
   Working capital of subsidiaries sold...............    (18)    (91)    (64)
   Currency conversion................................    (74)   (162)   (165)
   Movement in payables for capital expenditure.......   (102)     76       4
   Decrease in current income tax liability...........     85       7     --
   Payment of acquisition liability of GWS
    Metallipakkaus OY.................................    128     --      --
   Working capital of subsidiaries deconsolidated.....    --     (117)    --
   Other, net.........................................    --       17     --
                                                       ------  ------  ------
   Change in working capital per cash flow
    statements........................................     68     126     (62)
                                                       ======  ======  ======

 22-2 Increase/(decrease) in financial debt*

                                                             1994       1993
                                                           ---------  ---------
                                                           (IN MILLIONS OF FF)
   Increase in long-term debt.............................     1,696      1,834
   Decrease in long-term debt.............................    (1,054)    (1,369)
   Net variation in short-term debt.......................       (45)        26
                                                           ---------  ---------
   Net increase in financial debt.........................       597        491
                                                           =========  =========

--------
* Information not available for 1992.

NOTE 23--SUBSEQUENT EVENTS

  Early in January 1995, the Group's 50% stake in CMB Sonoco (with net sales of FF 152 million in 1994) was sold as part of the ongoing process of focusing on the Group's core metal and packaging businesses. This transaction gave rise to a net gain in Group results of FF 59 million.

  In February 1995, the Group acquired a Swiss company, BMW Vogel AG, a leading supplier of speciality metal and plastic pails and drums to many of the blue-chip companies in the chemical, paints and food sectors, with net sales of FF 85 million in 1994.

  In March 1995, the Group entered into an agreement to acquire the remaining 50% stake in the FA.BA. Group in exchange for CarnaudMetalbox shares. This transaction is subject to the approval of the Extraordinary General Meeting, to be held on June 2, 1995.

                                CARNAUDMETALBOX

NOTE 24--FINANCIAL INSTRUMENTS

  Financial instruments with off-balance sheet risk and concentration of credit risk.

  The Group uses financial instruments with off-balance sheet risks primarily to manage its exposure to fluctuations in interest rates and foreign currency exchange rates. The Group controls the credit risks associated with these financial instruments through credit approvals, investment limits and centralized monitoring procedures but does not normally give or require collateral or other security to or from the parties to the financial instruments with off-balance sheet risk. In addition, the Group conducts its operations with customers located throughout the world. Management believes that receivables are well diversified, thereby reducing potential risk to the Group. As a consequence, the Group does not anticipate non-performance by counterparts which could have a significant impact on its financial position or results of operations. As far as financial instruments are concerned, the Group uses liquid instruments with creditworthy financial institutions. The Group does not enter into leveraged, tiered or illiquid contracts.

 24-1 Hedging strategy

  Hedging of trade transactions in foreign currencies

  The policy of the Group is to hedge its transactional exposure involving cash flows in foreign currencies. Cover is executed centrally by the Group Treasury Department which seeks to match a net exposure across the Group and then to cover the net position externally. The Group Treasury Department exercises limited discretion over the timing of such cover activity within well defined and tightly controlled limits.

  Balance sheet hedging

  In terms of balance sheet exposure, the policy is implemented by matching foreign currency assets and liabilities wherever possible. This is achieved through the individual capital structure of overseas subsidiaries complemented by Group central hedging activity. Such hedging activity includes interest rate and currency swaps, interest rate options and forward rate agreements.

  Commodities

  In terms of commodity price risk, the Group's policy is to hedge known commitments in order to reduce adverse price fluctuations. This is achieved through a combination of commercial supply contracts and financial instruments, including forward swaps and options.

                                CARNAUDMETALBOX

 24-2 Summary of financial instruments

                                                          1994
                                        ------------------------------------------
              INSTRUMENT                                MATURITY
              ----------                ------------------------------------------
    INTEREST RATE HEDGING ACTIVITY      TOTAL    1995  1996 1997  1998 1999 BEYOND
    ------------------------------      ------  ------ ---- ----- ---- ---- ------
                                                   (IN MILLIONS OF FF)
Long-term interest rate swap
 --Receive-fixed swap
  Notional amount (a)..................  2,895     --   --    835  --   --  2,060
  Received rate........................   8.15%
  Paid rate (as of 12.31.94)...........   8.38%
 --Pay-fixed swap
  Notional amount (a)..................  3,814     321   34 2,384  267  --    808
  Paid rate............................   8.03%
  Received rate (as of 12.31.94)..........6.22%
                                        ------  ------ ---- ----- ---- ---- -----
FRA contract
  Notional amount bought...............    411     411  --    --   --   --    --
  Guaranteed rate......................   5.86%
  Notional amount sold.................    536     536  --    --   --   --    --
  Guaranteed rate......................   6.00%
                                        ------  ------ ---- ----- ---- ---- -----
CAP(b)
  Notional amount bought...............  1,484   1,484  --    --   --   --    --
  Guaranteed rate......................   6.40%
                                        ------  ------ ---- ----- ---- ---- -----
FLOOR(b)
  Notional amount bought...............    418     418  --    --   --   --    --
  Guaranteed rate......................   5.00%
                                        ======  ====== ==== ===== ==== ==== =====
   FOREIGN CURRENCY HEDGING ACTIVITY    TOTAL    1995  1996 1997  1998 1999 BEYOND
   ---------------------------------    ------  ------ ---- ----- ---- ---- ------
Forward exchange contract
  Notional amount......................  1,123   1,085   26    12  --   --    --
Short-term currency swaps
  Notional amount...................... 11,551  11,551  --    --   --   --    --
                                        ======  ====== ==== ===== ==== ==== =====

--------
(a) Notional amount includes different swaps denominated in foreign currencies and translated into French Francs using the consolidation closing rate.
(b) These CAPS and FLOORS cover 1994 operations and mature in January 1995.

                                CARNAUDMETALBOX

                                                         1993
                                     ---------------------------------------------
             INSTRUMENT                                MATURITY
             ----------              ---------------------------------------------
   INTEREST RATE HEDGING ACTIVITY    TOTAL  1994  1995  1996 1997 1998 1999 BEYOND
   ------------------------------    -----  ----- ----- ---- ---- ---- ---- ------
                                                 (IN MILLIONS OF FF)
 Long-term interest rate swap
  --Receive-fixed swap
   Notional amount (a).............  1,209    --    --   --   --   --   --  1,209
   Received rate...................   7.28%
   Paid rate (as of 12.31.93)......   5.37%
  --Pay-fixed swap
   Notional amount (a).............  2,422    295   354  295  436  295  --    747
   Paid rate.......................   8.33%
   Received rate (as of 12.31.93)..   4.37%
 Swaption
  --Pay-fixed swap
   Notional amount.................    884    884   --   --   --   --   --    --
   Paid rate.......................   7.36%
   Received rate (as of 12.31.93).....5.25%
                                     -----  ----- ----- ---- ---- ---- ---- -----
 FRA contract
   Notional amount bought..........  1,192  1,192   --   --   --   --   --    --
   Guaranteed rate.................   7.26%
   Notional amount sold............  1,024  1,024   --   --   --   --   --    --
   Guaranteed rate.................   6.64%
                                     -----  ----- ----- ---- ---- ---- ---- -----
 CAP(b)
   Notional amount bought..........  2,256    737 1,519  --   --   --   --    --
   Guaranteed rate.................   5.49%
                                     -----  ----- ----- ---- ---- ---- ---- -----
 FLOOR(b)
   Notional amount bought..........    436    --    436  --   --   --   --    --
   Guaranteed rate.................   5.00%
                                     =====  ===== ===== ==== ==== ==== ==== =====
 FOREIGN CURRENCY HEDGING ACTIVITY   TOTAL  1994  1995  1996 1997 1998 1999 BEYOND
 ---------------------------------   -----  ----- ----- ---- ---- ---- ---- ------
 Forward exchange contract
   Notional amount.................    856    845    11  --   --   --   --    --
 Short-term currency swaps
   Notional amount.................    674    674   --   --   --   --   --    --
                                     =====  ===== ===== ==== ==== ==== ==== =====

--------
(a) Notional amount includes different swaps denominated in foreign currencies and translated into French Francs using the consolidation closing rate.
(b) These CAPS and FLOORS cover 1994 operations and mature in January 1995.

 24-3 Concentration of credit risk

  The financial instruments discussed above contain an element of risk that the counterparts may be unable to meet the terms of the agreements. However, the Group minimizes such risk exposure by limiting the counterparts to major international banks and financial institutions. Management does not expect to record any significant losses as a result of counterpart default. The Group has business activities with customers and associates around the world, and its receivables from and guarantees to such parties are well diversified. Consequently, in management's opinion, no significant concentration of credit risk exists for the Group.

                                CARNAUDMETALBOX

 24-4 Fair value of financial instruments

  In December 1991, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 107 ("SFAS 107") "Disclosures about Fair Value of Financial Instruments," which was subsequently amended in 1994 by Statement of Financial Accounting Standards No. 119 ("SFAS 119") "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS 107 and SFAS 119 require disclosures of the estimated fair value of all financial instruments other than specified items such as lease contracts, subsidiary and affiliate investments and employers' pension and benefit obligations. Except for publicly traded equity and marketable debt securities for which market prices have been used, these values have been estimated for the majority of the Group's financial instruments. Accordingly, fair values are based on estimates using various valuation techniques, such as present value of future cash flows. However, methods and assumptions used to disclose data presented herein are inherently judgmental and involve various limitations, including the following:

  --fair values presented do not take into consideration the effects of future interest rate and currency fluctuations,

  --estimates as of December 31, 1994 are not necessarily indicative of the amounts that the Group would realize upon subsequent disposal or termination of a financial instrument.

  As a consequence, the use of different estimations, methodologies and assumptions may have a material effect on the estimated fair value amounts. The methodologies used are as follows:

  Non-current assets, investments and loans to non-consolidated companies

  The fair values of these financial instruments were determined by estimating future cash flows on an item-by-item basis and discounting these future cash flows using the Group's incremental rates at year-end for similar types of financial instruments.

  Cash and cash equivalents, accounts and notes receivable, bank overdrafts, short-term borrowings, accounts and notes payable

  The carrying amounts reflected in the consolidated financial statements are reasonable estimates of fair value because of the relatively short period of time between the origination of the instruments and their expected realization.

  Long-term debt

  The fair values of these financial instruments were determined by estimating future cash flows on a borrowing-by-borrowing basis and discounting these future cash flows using the Group's incremental borrowing rates at year-end for similar types of borrowing arrangements. Interest rates on floating long-term debt are set for short periods. As a consequence, the fair value is approximated by the carrying value.

                                CARNAUDMETALBOX

  Interest rate swaps, currency swaps, FRAs, swaptions, options and forward exchange contracts

  The fair value of these instruments is the estimated amount that the Group would receive or pay to settle the related agreements as of December 31, 1994 and 1993 based upon current interest rates.

                                                  1994               1993
                                           ------------------ ------------------
                                                    ESTIMATED          ESTIMATED
                                           CARRYING   FAIR    CARRYING   FAIR
                                            AMOUNT    VALUE    AMOUNT    VALUE
                                           -------- --------- -------- ---------
                                                    (IN MILLIONS OF FF)
   BALANCE SHEET
   Equity Securities for which it is:
     --Practicable to estimate fair
      value..............................      97        97      140       140
     --Not practicable...................      10        10       19        19
   Loans and advances....................      56        52      128       125
   Perpetual notes.......................   1,146       769    1,199       735
   Debenture loans.......................   2,248     2,117    1,505     1,612
   Bank loans............................     816       811    1,564     1,630
   Current portion of long-term debt
    (excluding current portion of capital
    lease obligation)....................   1,318     1,318    1,399     1,399
   OFF-BALANCE SHEET
   Long-term interest rate swaps.........     --       (455)     --       (772)
   Short-term currency swaps.............     --         (b)     --         (b)
   Caps/Floor contracts..................     --         (a)     --         (a)
   FRA contracts.........................     --         (a)     --         (a)
   Swaptions.............................     --         (a)     --         (a)
   Forward exchange contracts............     --         (a)     --         (a)
   Financial guarantees..................     --         (a)     --         (a)

--------
(a) estimated fair value is immaterial.
(b) in view of the short average remaining maturity of the currency swaps, the effect of discount premiums on the fair value was considered immaterial.

NOTE 25--OTHER COMMITMENTS

 25-1 Capital commitments

  At December 31, 1994, total capital commitments (authorized and committed) amounted to FF 471 million.

 25-2 Other commitments

  Commitments not otherwise disclosed amount to:

                                                          1994    1993    1992
                                                         ------  ------  ------
                                                         (IN MILLIONS OF FF)
   Retirement indemnities(1)............................    107      96     --
   Discounted bills with recourse.......................    155     191     318
   Other commitments....................................    302     237     258

--------
(1) net amount of differences arising from changes in actuarial assumptions spread over the average remaining service lives of the employees

                                CARNAUDMETALBOX

NOTE 26--INFORMATION BY BUSINESS SEGMENT AND GEOGRAPHICAL AREA

  The tables below set out an analysis of net sales, operating income, capital expenditure, number of employees, identifiable assets, corporate assets and total assets at year end by business segment and geographical area (country of production):

 26-1 Business segment

                                                 ENGINEERING
                               METAL   PLASTICS    & OTHER   INTERSEGMENT
                             PACKAGING PACKAGING ACTIVITIES     SALES     TOTAL
                             --------- --------- ----------- ------------ ------
                                             (IN MILLIONS OF FF)
   1992
   Net sales................  17,842     5,598      1,513        (123)    24,830
   Operating income.........   1,658       379        (11)                 2,026
   Capital expenditure......   1,179       420        104                  1,703
   Number of employees......  19,670     7,770      2,830                 30,270
   Identifiable assets*.....  10,951     3,844      1,196                 15,991
   Corporate assets*........     --        --       2,116                  2,116
   Goodwill.................   1,609       904         64                  2,577
   Merger intangible........   4,691       --         --                   4,691
   Total assets.............  17,251     4,748      3,376                 25,375
                              ======     =====      =====        ====     ======
   1993
   Net sales................  17,899     5,341      1,232        (132)    24,340
   Operating income.........   1,288       316        (21)                 1,583
   Capital expenditure......   1,125       385         57                  1,567
   Number of employees......  21,010     7,940      2,930                 31,880
   Identifiable assets*.....  11,574     3,593      2,435                 17,602
   Corporate assets*........     --        --       1,154                  1,154
   Goodwill.................   2,692     1,250         60                  4,002
   Merger intangible........   4,691       --         --                   4,691
   Total assets.............  18,957     4,843      3,649                 27,449
                              ======     =====      =====        ====     ======
   1994
   Net sales................  18,615     5,055      1,334        (114)    24,890
   Operating income.........   1,451       245         13                  1,709
   Capital expenditure......   1,540       382         66                  1,988
   Number of employees......  20,240     7,350      2,700                 30,290
   Identifiable assets*.....  11,408     3,937      2,873                 18,218
   Corporate assets*........     --        --       1,490                  1,490
   Goodwill.................   2,593     1,409         71                  4,073
   Merger intangible........   4,691       --         --                   4,691
   Total assets.............  18,692     5,346      4,434                 28,472
                              ======     =====      =====        ====     ======

--------
* excluding goodwill and merger intangible

                                CARNAUDMETALBOX

 26-2 Geographical area

                                                  EUROPEAN
                                                   UNION   OTHER  TOTAL
                                                  -------- ------ ------
                                                       (IN MILLIONS OF FF)
   1992
   Net Sales.....................................  21,244   3,586 24,830
   Operating income..............................   1,610     416  2,026
   Capital expenditure...........................   1,428     275  1,703
   Number of employees...........................  22,600   7,670 30,270
   Identifiable assets*..........................  12,609   3,382 15,991
   Corporate assets*.............................   2,100      16  2,116
   Goodwill......................................   2,010     567  2,577
   Merger intangible.............................   4,691     --   4,691
   Total assets..................................  21,410   3,965 25,375
                                                   ======  ====== ======
   1993
   Net Sales.....................................  19,317   5,023 24,340
   Operating income..............................   1,189     394  1,583
   Capital expenditure...........................   1,010     557  1,567
   Number of employees...........................  21,460  10,420 31,880
   Identifiable assets*..........................  11,961   5,641 17,602
   Corporate assets*.............................   1,137      17  1,154
   Goodwill......................................   2,206   1,796  4,002
   Merger intangible.............................   4,691     --   4,691
   Total assets..................................  19,995   7,454 27,449
                                                   ======  ====== ======
   1994
   Net Sales.....................................  19,478   5,412 24,890
   Operating income..............................   1,409     300  1,709
   Capital expenditure...........................   1,128     860  1,988
   Number of employees...........................  20,480   9,810 30,290
   Identifiable assets*..........................  12,178   6,040 18,218
   Corporate assets*.............................   1,279     211  1,490
   Goodwill......................................   2,559   1,514  4,073
   Merger intangible.............................   4,691     --   4,691
   Total assets..................................  20,707   7,765 28,472
                                                   ======  ====== ======

--------
* excluding goodwill and merger intangible

NOTE 27--RELATED PARTIES

 Transactions with equity investees

  Net sales, receivables and payables with related parties (equity investees) were not material for both 1993 and 1994.

                                CARNAUDMETALBOX

NOTE 28--LEASES

                                                                    OPERATING
                                                 CAPITAL LEASES      LEASES
                                                 --------------- ---------------
                                                 RENTALS PAYABLE RENTALS PAYABLE
                                                 --------------- ---------------
                                                       (IN MILLIONS OF FF)
   1995.........................................        89             142
   1996.........................................        72             136
   1997.........................................        65              45
   1998.........................................        49              16
   1999.........................................        45              15
   After 1999...................................       105              49
                                                       ---             ---
   Total minimum rentals........................       425             403
                                                                       ===
   Less amounts representing interest...........       (69)
                                                       ---
   Capital lease obligations....................       356
                                                       ===

NOTE 29--LIST OF THE MAIN GROUP ENTITIES AT DECEMBER 31, 1994

                                                             GROUP   PERCENTAGE
               GROUP ENTITIES                  COUNTRIES    INTEREST OF CONTROL
               --------------                -------------- -------- ----------
EUROSTEEL
Food Europe
CarnaudMetalbox Alimentaire SA.............. France          100.00    100.00
CarnaudMetalbox BMI......................... France          100.00    100.00
CarnaudMetalbox Cofem/MBA................... France          100.00    100.00
Eurocan Food NV............................. Belgium         100.00    100.00
CarnaudMetalbox Magyarorszag KFT............ Hungary         100.00    100.00
CarnaudMetalbox Slovakia Sro................ Slovakia         75.00     75.00
CarnaudMetalbox Plc(1)...................... United Kingdom  100.00    100.00
Zuchner Verpackungen GmbH & Co. KG.......... Germany         100.00    100.00
Blechpackungswerk Eberswalde/Britz GmbH..... Germany         100.00    100.00
CarnaudMetalbox Nahrungsmitteldosen GmbH.... Germany         100.00    100.00
Eberswalde Verpackungen GmbH................ Germany         100.00    100.00
Fr. Wehrstedt und Sohne GmbH & Co. KG....... Germany         100.00    100.00
GWS Metallipakkaus OY....................... Finland          80.00     80.00
Envases CarnaudMetalbox SA(1)............... Spain            99.86     99.86
CMB Envases Alimentarios SA................. Spain            99.86     99.86
Envases Murcianos SA........................ Spain           100.00    100.00
CMB Colep Embalagens SA..................... Portugal         54.92     54.92
Faba Spa.................................... Italy            50.00     50.00
Faba Sud Spa................................ Italy            37.50     75.00
Nuova Sirma Spa............................. Italy            48.44    100.00
Baroni Srl.................................. Italy            50.00    100.00
Italgraf Spa................................ Italy            45.00    100.00
Hellas Can SA(1)............................ Greece           72.79     72.79
Food Closures
CarnaudMetalbox Closures Plc................ United Kingdom  100.00    100.00
CMB Italcaps Srl............................ Italy           100.00    100.00

                                CARNAUDMETALBOX

                                                            GROUP   PERCENTAGE
              GROUP ENTITIES                  COUNTRIES    INTEREST OF CONTROL
              --------------               --------------- -------- ----------
Zuchner Verschlusse GmbH.................. Germany          100.00    100.00
Envases CarnaudMetalbox SA(1)............. Spain             99.86     99.86
CMB Closures Benelux BV................... The Netherlands  100.00    100.00
CarnaudMetalbox Capsules SA............... France           100.00    100.00
Anchor Hocking Packaging Co............... United States    100.00    100.00
Anchor Cap and Closures................... Canada           100.00    100.00
Speciality Packaging Europe
CarnaudMetalbox Industries SA............. France           100.00    100.00
SMG....................................... France           100.00    100.00
CMB Sonoco Composites Ltd................. United Kingdom    50.00     50.00
CarnaudMetalbox Speciality Packaging (UK)
 Plc...................................... United Kingdom   100.00    100.00
Gruss Metallverpackungen GmbH & Co. KG.... Germany          100.00    100.00
Zuchner Metallverpackungen GmbH........... Germany          100.00    100.00
CMB Promotional Packaging BV.............. The Netherlands  100.00    100.00
Speciality Packaging Nederland BV......... The Netherlands  100.00    100.00
Envases Metalner SA....................... Spain            100.00    100.00
Speciality Packaging Belgium NV........... Belgium          100.00    100.00
CarnaudMetalbox Enterprises, Inc.(1)...... United States    100.00    100.00
Quitmann Ltd.............................. Ireland          100.00    100.00
Stephan & Hoffman......................... Germany          100.00    100.00
Aerosols Europe
CarnaudMetalbox Aerosols (UK) Plc......... United Kingdom   100.00    100.00
Superbox Aerosols Srl..................... Italy            100.00    100.00
CarnaudMetalbox Aerosols France SA........ France           100.00    100.00
CarnaudMetalbox Aerosoles SA.............. Spain             99.86    100.00
CMB Aerosoldosen Deutschland GmbH......... Germany          100.00    100.00
CarnaudMetalbox Enterprises, Inc.(1)...... United States    100.00    100.00
BEVERAGE
CarnaudMetalbox Bevcan Plc................ United Kingdom   100.00    100.00
Envases de bebidas SA..................... Spain             99.86    100.00
Eurocan Dranken NV........................ Belgium          100.00    100.00
Eurodeksels NV............................ Belgium          100.00    100.00
Hellas Can SA(1).......................... Greece            72.79     72.79
Sofreb.................................... France           100.00    100.00
Superbox contenitori per bevande Srl...... Italy            100.00    100.00
CarnaudMetalbox Ambalaj Sanayi ve Ticaret
 AS....................................... Turkey           100.00    100.00
Dufalco(2)................................ Belgium           50.00     50.00
ENGINEERING
CarnaudMetalbox Engineering Plc........... United Kingdom   100.00    100.00
CarnaudMetalbox Enterprises, Inc.(1)...... United States    100.00    100.00
Simplimatic Engineering Company........... United States    100.00    100.00

                                CARNAUDMETALBOX

                                                             GROUP   PERCENTAGE
               GROUP ENTITIES                  COUNTRIES    INTEREST OF CONTROL
               --------------                -------------- -------- ----------
PLASTICS
AMS Europe
AMS Packaging SA............................ France           94.99     94.99
AMS Europe.................................. France           94.99    100.00
EMA......................................... France           94.99    100.00
Kerplas SNC................................. France           94.99    100.00
Plastigold.................................. France           94.99    100.00
Reggiani.................................... Italy            94.99    100.00
Kerplas Neuenburg........................... Germany          94.99    100.00
Momiplast................................... Belgium          71.72     75.50
Momitube.................................... Belgium          83.12    100.00
Risdon Ltd.................................. United Kingdom   94.99    100.00
AMS America, Inc............................ United States   100.00    100.00
Risdon (USA)
Risdon Corporation.......................... United States   100.00    100.00
Bottles & Closures Europe
CarnaudMetalbox Plastique SA................ France          100.00    100.00
Astraplastique.............................. France           96.33     96.33
CMB Plastique............................... France          100.00    100.00
Polyflex.................................... France           94.99    100.00
BAP......................................... France          100.00    100.00
CMB Plastique SNC France.................... France          100.00    100.00
CMB Bottles & Closures Plc.................. United Kingdom  100.00    100.00
Massmould Holdings Ltd...................... United Kingdom  100.00    100.00
United Closures and Plastics Plc............ United Kingdom  100.00    100.00
Raku........................................ Germany         100.00    100.00
Intaplas SA................................. Spain            98.98     99.12
Rexpak SA................................... Spain            98.68    100.00
CMB Plaspak Plastik Ambalaj Sanayi AS....... Turkey          100.00    100.00
Zeller Plastik GmbH......................... Germany         100.00    100.00
Spraysol GmbH............................... Germany         100.00    100.00
Zeller France SA............................ France          100.00    100.00
Zeller Plastik UK Ltd....................... United Kingdom  100.00    100.00
Zeller Plastik Italia Spa................... Italy            49.00     49.00
Zeller Plastik Espana....................... Spain            98.98    100.00
Zeller Closures Inc. (USA).................. United States   100.00    100.00
Zeller Plastic SEA Pte Ltd.................. Singapore       100.00    100.00
Flexible
CMB Flexible SA............................. France          100.00    100.00
Seala SA.................................... France          100.00    100.00
Noltemeyer GmbH............................. Germany         100.00    100.00
Neocel Ltda................................. Portugal         65.40     65.40
Impalsa SA.................................. Spain           100.00    100.00

                                CARNAUDMETALBOX

                                                                     PERCENTAGE
           GROUP ENTITIES                COUNTRIES    GROUP INTEREST OF CONTROL
           --------------             --------------- -------------- ----------
ASIA-PACIFIC
CarnaudMetalbox (Asia-Pacific)
 Holdings Pte Ltd...................  Singapore            51.00        51.00
CarnaudMetalbox Asia Ltd............  Singapore            40.85        75.20
Pet Containers Pte Ltd..............  Singapore            29.82        73.00
CarnaudMetalbox Bevcan Ltd..........  Thailand             40.33       100.00
CarnaudMetalbox (Thailand) Ltd......  Thailand             24.33        59.57
CarnaudMetalbox (Hong Kong) Ltd.....  Hong Kong            48.46       100.00
CarnaudMetalbox (HK) Holdings Ltd...  Hong Kong            48.46       100.00
CarnaudMetalbox (Shenzhen) Ltd......  China                48.46       100.00
CarnaudMetalbox (Guangzhou) Ltd.....  China                34.72        85.00
Shanghai CarnaudMetalbox Co. Ltd....  China                26.55        65.00
Beijing CarnaudMetalbox Co. Ltd.....  China                24.51        60.00
CarnaudMetalbox Packaging Pte Ltd...  Singapore            40.85       100.00
CarnaudMetalbox Technical Services
 Pte Ltd............................  Singapore            40.85       100.00
CarnaudMetalbox Bevcan Sdn Bhd......  Malaysia            100.00       100.00
CarnaudMetalbox Packaging Sdn Bhd...  Malaysia            100.00       100.00
CarnaudMetalbox (Saigon) Ltd........  Vietnam              28.60        70.00
AFRICA--MIDDLE EAST--CARIBBEAN
CarnaudMetalbox Overseas Ltd........  United Kingdom      100.00       100.00
CarnaudMetalbox Nigeria Plc.........  Nigeria              56.14        56.14
CarnaudMetalbox Toyo Glass Nigeria
 Plc................................  Nigeria              53.48        53.48
CarnaudMetalbox Kenya Ltd...........  Kenya                74.48        74.48
Allpack.............................  Ivory Coast          59.78        70.54
CarnaudMetalbox Siem................  Ivory Coast          84.75        84.75
Sisep...............................  Ivory Coast          52.26        61.66
CarnaudMetalbox (Zimbabwe) Ltd......  Zimbabwe             70.00        70.00
CarnaudMetalbox Senegal.............  Senegal              72.47        72.47
CarnaudMetalbox Jamaica Ltd.........  Jamaica             100.00       100.00
CarnaudMetalbox Barbados Ltd........  Barbados            100.00       100.00
CMB Packaging Trinidad Ltd..........  Trinidad            100.00       100.00
CarnaudMetalbox Tanzania Ltd........  Tanzania             57.00        57.00
Carnaud Maroc(2)....................  Morocco              44.67        44.67
TECHNOLOGY
CarnaudMetalbox Technology Plc......  United Kingdom      100.00       100.00
HOLDINGS
CarnaudMetalbox.....................  France          Parent Company
Societe de Participations
 CarnaudMetalbox (SPC)..............  France              100.00       100.00
CarnaudMetalbox Group Services
 (GEIE).............................  France              100.00       100.00
CMB Packaging International NV......  Belgium             100.00       100.00
CarnaudMetalbox NV..................  The Netherlands     100.00       100.00
CarnaudMetalbox Group UK Ltd........  United Kingdom      100.00       100.00
CarnaudMetalbox Holdings (UK) Ltd...  United Kingdom      100.00       100.00
CarnaudMetalbox Plc(1)..............  United Kingdom      100.00       100.00
CarnaudMetalbox Deutschland GmbH....  Germany             100.00       100.00

                                CARNAUDMETALBOX

                                                             GROUP   PERCENTAGE
               GROUP ENTITIES                   COUNTRIES   INTEREST OF CONTROL
               --------------                 ------------- -------- ----------
CarnaudMetalbox Plastik Holding GmbH......... Germany        100.00    100.00
CarnaudMetalbox Italia Srl................... Italy          100.00    100.00
Envases CarnaudMetalbox SA(1)................ Spain           99.86     99.86
CarnaudMetalbox Investments (USA), Inc....... United States  100.00    100.00
Standfast Reinsurance........................ Luxembourg     100.00    100.00

--------
(1) Companies operating in several segments/operations.
(2) Associated companies.

                                CARNAUDMETALBOX


                                 JUNE 30, 1995
                    GROUP CONSOLIDATED FINANCIAL STATEMENTS

                               AUDITORS' REPORT

  We have reviewed the accompanying consolidated condensed balance sheets of CarnaudMetalbox as of June 30, 1995 and June 30, 1994, and the related consolidated condensed statements of income and cash flows for the six-month periods then ended. These financial statements are the responsibility of the Company's management.

  We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  As discussed in Note 1, the Company has deferred the application of the IAS rules revised in November 1993 (the "New Rules") normally effective January 1, 1995. The main difference between the accounting principles currently used by the Company in the preparation of the accompanying consolidated financial statements and the new rules concerns the period of amortization of goodwill. Had the change been applied as of January 1, 1995, according to the prospective method, on the basis of a maximum twenty-year amortization period, there would have been no impact on opening shareholders' equity and net income for the six-month period ended June 30, 1995 would have been reduced by FF 46 millions.

  Based on our review, except for the effect on the 1995 financial statements of the matter described in the preceding paragraph, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with International Accounting Standards.

  Certain accounting practices of the Company used in preparing the accompanying consolidated financial statements conform with International Accounting Standards, but do not conform with accounting principles generally accepted in the United States. A description of these differences and the adjustments required to conform net income and shareholders' equity with accounting principles generally accepted in the United States are set forth in
Note 2.

October 6, 1995

Arthur Andersen LLP                            The Statutory Auditors

                                     Befec-Price Waterhouse      Salustro Reydel

                                     MS Moralee                       JP Crouzet

                                CARNAUDMETALBOX

                       CONSOLIDATED STATEMENTS OF INCOME
                                   UNAUDITED

                           FOR THE SIX MONTH
                                PERIODS
                            ENDED JUNE 30,
                          --------------------
                            1995       1994
                          ---------  ---------
                          (IN MILLIONS OF FF)
Net sales...............     12,282     12,317
Cost of sales (excluding
 depreciation and
 amortization)..........     (9,583)    (9,481)
Selling and
 administrative
 expense................       (988)      (999)
Research and development
 expense................       (180)      (174)
Goodwill amortization...        (56)       (57)
Depreciation............       (631)      (624)
Provision for
 restructuring..........        (90)       (86)
                          ---------  ---------
Operating income........        754        896
Gain on disposals
 (net)..................         82        243
Financial expense
 (net)..................       (220)      (303)
                          ---------  ---------
Income before income
 tax....................        616        836
Provision for income
 tax....................        (81)      (118)
                          ---------  ---------
Income from Operations..        535        718
Share in income of
 associated companies...          8         (8)
Minority interests in
 consolidated
 subsidiaries...........         (3)      (200)
                          ---------  ---------
Net income..............        540        510
                          =========  =========
Earnings per share (in
 FF)....................        6.4        6.2


    The notes on pages G-7 to G-13 are an integral part of the consolidated financial statements.

                                CARNAUDMETALBOX

                          CONSOLIDATED BALANCE SHEETS
                                   UNAUDITED

                                                           AS OF JUNE 30,
                                                         --------------------
                                                           1995       1994
                                                         ---------  ---------
                                                         (IN MILLIONS OF FF)
                         ASSETS
                         ------
Intangible assets.......................................     4,812      4,811
Goodwill................................................     4,241      4,016
Property, plant and equipment...........................     8,517      8,176
Investments.............................................       293        254
                                                         ---------  ---------
  Total non-current assets..............................    17,863     17,257
                                                         ---------  ---------
Inventories.............................................     4,542      3,987
Trade and other receivables.............................     5,134      5,624
Cash and cash equivalents...............................     2,301      1,627
                                                         ---------  ---------
  Total current assets..................................    11,977     11,238
                                                         ---------  ---------
  Total assets..........................................    29,840     28,495
                                                         =========  =========
          LIABILITIES AND SHAREHOLDERS' EQUITY
          ------------------------------------
Common stock............................................       858        823
Paid-in capital.........................................     7,169      6,563
Retained earnings.......................................     5,481      5,008
Cumulative translation adjustment.......................    (1,501)    (1,125)
                                                         ---------  ---------
Shareholders' equity....................................    12,007     11,269
                                                         ---------  ---------
Minority interests......................................     1,396      1,770
Perpetual notes (TSDI)..................................     1,117      1,173
Preference shares.......................................       581      1,264
Provisions for liabilities and accruals.................     1,605      1,622
Long-term debt (not including TSDI or Preference
 shares)................................................     3,422      2,928
Provisions and long-term liabilities....................     5,027      4,550
Short-term debt.........................................     2,758      1,601
Accounts payable and other current liabilities..........     6,954      6,868
Current liabilities.....................................     9,712      8,469
                                                         ---------  ---------
  Total liabilities and shareholders' equity............    29,840     28,495
                                                         =========  =========
Net balance sheet debt (including TSDI and Preference
 shares)................................................     5,577      5,339

    The notes on pages G-7 to G-13 are an integral part of the consolidated financial statements.

                                CARNAUDMETALBOX

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   UNAUDITED

                                                         FOR THE SIX MONTH
                                                      PERIODS ENDED JUNE 30,
                                                      ------------------------
                                                         1995         1994
                                                      -----------  -----------
                                                        (IN MILLIONS OF FF)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..........................................          540          510
Adjustments to reconcile income from operations to
 operating cash flows:
  Minority interests and share in income of
   associated companies.............................           (5)         208
  Depreciation of property, plant and equipment.....          631          628
  Amortization of goodwill..........................           56           57
  Gain on sale of businesses........................          (73)         (26)
  Gain on sale of property, plant and equipment.....          (12)        (219)
  Change in operating assets and liabilities........       (1,634)      (1,134)
  Restructuring and other provisions................          (10)          21
  Other changes, net................................           42          (11)
                                                      -----------  -----------
Cash flows from operating activities................         (465)          34
                                                      -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of intangible assets.......................          (14)         (18)
Purchase of property, plant and equipment...........         (989)        (877)
Acquisition of businesses, net of cash acquired.....         (897)        (308)
Proceeds from sale of businesses....................           77            6
Proceeds from sale of property, plant and
 equipment..........................................           42           82
                                                      -----------  -----------
Cash flows from investing activities................       (1,781)      (1,115)
                                                      -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of shares....................          634          177
Dividends paid and withholding tax ("precompte")....         (502)        (370)
Increase in long term debt..........................        2,703        1,421
Decrease in long term debt..........................         (462)        (625)
Net variation in short term debt....................           (6)         391
                                                      -----------  -----------
Cash flows from financing activities................        2,367          994
                                                      -----------  -----------
Effect of changes in exchange rates on cash and cash
 equivalents........................................         (113)         (50)
Increase/(decrease) in cash and cash equivalents....          121          (87)
Cash and cash equivalents at beginning of period....        2,293        1,764
                                                      -----------  -----------
Cash and cash equivalents at end of period..........        2,301        1,627
                                                      ===========  ===========

    The notes on pages G-7 to G-13 are an integral part of the consolidated financial statements.

                                CARNAUDMETALBOX

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                           CUMULATIVE
                                   COMMON PAID-IN RETAINED TRANSLATION
                                   STOCK  CAPITAL EARNINGS ADJUSTMENT  TOTAL
                                   ------ ------- -------- ----------- ------
                                              (IN MILLIONS OF FF)
At December 31, 1993..............  813    6,396   4,863       (954)   11,118
                                    ===    =====   =====     ======    ======
Translation adjustment............                             (203)     (203)
Stock issued......................   10      174                          184
Dividends paid (FF 4.00 per
 share)(1)........................                  (370)                (370)
Net income for the year...........                   950                  950
                                    ---    -----   -----     ------    ------
At December 31, 1994..............  823    6,570   5,443     (1,157)   11,679
                                    ===    =====   =====     ======    ======
                                                   UNAUDITED
At December 31, 1994..............  823    6,570   5,443     (1,157)   11,679
                                    ===    =====   =====     ======    ======
Translation adjustment............                             (344)     (344)
Stock issued......................   35      599                          634
Dividends paid (FF 4.40 per
 share)(1)........................                  (502)                (502)
Net income for the period.........                   540                  540
                                    ---    -----   -----     ------    ------
At June 30, 1995..................  858    7,169   5,481     (1,501)   12,007
                                    ===    =====   =====     ======    ======

--------
(1) Including "Precompte mobilier" (withholding tax) in an amount of FF 140 million and FF 43 million in respect of dividends paid in 1995 and 1994, respectively.


    The notes on pages G-7 to G-13 are an integral part of the consolidated financial statements.

                                CARNAUDMETALBOX

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            (MILLIONS OF FRENCH FRANCS UNLESS OTHERWISE INDICATED)

  The financial information provided in these consolidated financial statements should be read along with the December 31, 1994 consolidated financial statements and notes thereto presented in the 1994 Annual Report.

ACCOUNTING PRINCIPLES AND POLICIES

  The consolidated accounts of CarnaudMetalbox have been prepared in accordance with the French law of January 3, 1985 and its application decree of February 17, 1986. The accounting principles applied by the Group are comparable to those applied in the previous period and are disclosed in the 1994 Annual Report.

  These principles are also in accordance with international accounting principles formulated by the International Accounting Standards Committee with the exception of the IAS rules revised in November 1993 effective January 1, 1995, the application of which has been deferred as permitted by the Commission des Operations de Bourse. The only significant impact of the application of the revised IAS rules on the consolidated accounts of the Group relates to IAS No. 22 "Business Combinations" which requires that the amortization period of goodwill should not exceed five years unless a longer period, not exceeding twenty years from the date of acquisition, can be justified. Had the change been applied as of January 1, 1995, according to the prospective method, on the basis of a maximum twenty year amortization period, there would have been no impact on opening shareholders' equity and net income for the six month period ended June 30, 1995 would have been reduced by FF 46 million.

  Certain reclassifications of items from the previously published consolidated financial statements have been made in these consolidated financial statements in order to conform to a presentation format which is more understandable to a United States reader.

NOTE 1--SIGNIFICANT EVENTS

  Early in January 1995, the Group's 50% stake in CMB Sonoco (net sales of FF 152 million in 1994) was sold as part of the ongoing process of focusing on the Group's core metal and packaging businesses. This transaction gave rise to a net gain in the Group's net income of FF 59 million.

  In February 1995, the Group acquired the Swiss company, BMW Vogel AG, a leading supplier of specialty metal and plastic pails and drums to many of the blue-chip companies in the chemical, paints and food sectors, with net sales of FF 85 million in 1994.

  In March 1995, the Group entered into an agreement to acquire the remaining 50% stake in the FA.BA group in exchange for CarnaudMetalbox shares and cash consideration of FF 62 million. This transaction was approved by the Extraordinary General Meeting held on June 2, 1995 and generated goodwill of FF 423 million.

  On May 22, 1995, Crown Cork & Seal Company, Inc. (CCK) and Compagnie Generale d'Industrie et de Participations (CGIP), principal shareholder in CarnaudMetalbox with 46% of voting rights, announced the signing of a definitive agreement calling for the combination of CCK and CarnaudMetalbox, to create the world's largest packaging company. This agreement is subject to approval by shareholders and by certain US and European authorities. This agreement has no impact on the accounts for the first half of 1995.

                                CARNAUDMETALBOX

NOTE 2--SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  The accompanying consolidated financial statements have been prepared in accordance with the accounting policies described in Accounting Principles and Policies above ("IAS") which differ in certain significant respects from those applicable in the United States ("US GAAP").

  These differences have been reflected in the financial information given in paragraph (k) below and mainly relate to the following items.

 (a) Income taxes

  For US GAAP purposes, SFAS No. 109 ("Accounting for Income Taxes") has been applied effective January 1, 1993.

                                                                   UNAUDITED
                                                               -----------------
                                                               JUNE 30, JUNE 30,
                                                                 1995     1994
                                                               -------- --------
                                                                (IN MILLIONS OF
                                                                      FF)
   Income before tax expense..................................    616      836
   Provision for income tax under IASC........................    (81)    (118)
   Provision for income tax under US GAAP.....................    (81)     (51)
   Effective tax rate under US GAAP...........................   13.1%     6.1%
                                                                 ====     ====

 (b) Intangible assets

  The Company does not systematically amortize its intangible assets (which comprise mainly the goodwill resulting from the 1989 merger between Carnaud and MB Packaging).

  Under US GAAP, intangible assets should be amortized over the estimated useful economic life, up to a maximum of 40 years. For reconciliation purposes the amortization period used is 40 years.

 (c) Early redemption of preference shares

  In 1992, the Company redeemed British pounds 50 million (FF 418 million) of the British pounds 200 million redeemable preference shares issued by its wholly-owned subsidiary, CarnaudMetalbox Holdings (UK) Ltd. and maturing in 1997. As part of the settlement, the Company entered into an interest rate swap agreement which under US GAAP should have been marked to market, and which is presently accounted for under the accrual method.

  In December 1994 the Company redeemed British pounds 75 million (FF 627 million) of the remaining British pounds 150 million redeemable preference shares. The loss on extinguishment has been deferred and is being amortized over the remaining life of the shares. Under US GAAP this loss would have been charged to income.

 (d) Accrued restructuring costs

  Certain provisions made by the Company, as a result of business combinations accounted for under the purchase method, would not be allowed under US GAAP. The adjustments to pretax income relating to these provisions are the following:

                                                                   UNAUDITED
                                                               -----------------
                                                               JUNE 30, JUNE 30,
                                                                 1995     1994
                                                               -------- --------
                                                                (IN MILLIONS OF
                                                                      FF)
   Purchase accounting provisions (decrease)..................   (15)     (16)
                                                                 ===      ===

                                CARNAUDMETALBOX

 (e) Pension plans & post retirement benefits

  In order to comply with US GAAP, the Company has applied SFAS No. 87 "Employers' Accounting Pensions" and SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" as follows:

  --the transition obligation or fund excess has been determined as of January 1, 1987 for United States, January 1, 1989 for United Kingdom and January 1, 1993 for other countries as being the difference between the liabilities accounted for under prior years' accounting policies and the funded status of the plans resulting from actuarial calculations; transition obligation or fund excess for other countries have been reduced to their amortized value as if SFAS No. 87 had been applied from 1989. The amortization period used in most cases is the greater of 15 years and the average residual active life of the population covered by each plan;

  --severance indemnities payable to employees on leaving the Company for any reason are estimated on the basis of their vested value which is higher than their actuarial value;

  --special termination benefits are recorded on an accrual basis at the time the offer is accepted by the employees or their representatives and the amount can be reasonably estimated;

  --the actuarial method used is the projected unit credit method. However, when the benefit formulas attribute more benefits to senior employees or when the plans are integrated with social security systems or multiemployer plans, the Company has elected to apply the projected unit credit service pro-rata method to avoid delayed recognition of pension costs;

  --the market-related value of assets is computed with a spread of investments gains and losses over three years;

  --prior service cost and experience gains and losses are amortized over the average residual active life of participants.

 (f) Postretirement benefits

  Under IAS, the Accumulated Postretirement Benefit Obligation (APBO) for United States and United Kingdom subsidiaries has been measured as of January 1, 1993 and was recorded as an adjustment to shareholders' equity.

  Under US GAAP ("SFAS No. 106; Employer's Accounting for Postretirement Benefits Other Than Pensions"), the APBO for United States and United Kingdom subsidiaries would have been measured as of January 1, 1993 and would not have been deducted from shareholders' equity. For US GAAP reconciliation, the deduction of shareholders' equity has been reversed and the APBO as of January 1, 1993 has been amortized over a 20 year period. Also, the projected future cost of providing postretirement benefits, such as health care and life insurance, is accrued over the period earned.

  The effect of adopting SFAS No. 106 for other countries is deemed to be immaterial.

 (g) Gain on sale of real estate

  On June 24, 1994, CarnaudMetalbox Asia Ltd signed a sale and purchase agreement with Centrepoint Properties Ltd for the freehold on its factory site at Woodlands in Singapore. This sale generated a profit before tax of FF 196 million included in gain on disposals (net) (net income effect of FF 80 million after minority interests of FF 116 million). At June 30, 1994 the gain recognition criteria of SFAS66 were not met.

                                CARNAUDMETALBOX

 (h) Accounting for stock options

  The Company generally grants to eligible employees and executives a discount from the market price for shares purchased pursuant to stock option plans. The accounting for such discounts is not addressed by IAS and these transactions have no effect on the statement of income.

  Under US GAAP, the discount, measured at the date of grant, is considered compensation to employees and executives and, accordingly, is charged to the statement of income.

  The effect of applying US GAAP is not material and therefore is not included in the reconciliation presented below in paragraph (k).

 (i) Investments in debt and marketable equity securities

  In accordance with IAS, the Company's policy is to record any impairment in value on an individual basis for its investments and short-term equity securities. Unrealized gains are not recognized.

  For US GAAP purposes, the Company has adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", as of January 1, 1994. In accordance with SFAS No. 115, and with the exception of debt securities classified as "held-to-maturity securities", unrealized holding gains and losses for "trading" and "available for sale" debt and marketable securities should be included in the statement of income or directly in shareholders' equity respectively until realized.

  The effect of applying SFAS No. 115 is not material and, therefore, no adjustment is made for this difference in the net income and shareholders' equity reconciliations in paragraph (k) below.

 (j) Consolidation of non-subsidiaries

  The Company had a 50% holding in FA.BA. and its subsidiaries which has been accounted for under the full consolidation method.

  Under US GAAP, this investment would have been accounted for under the equity method up to June 2, 1995 as the Group entered into an agreement (approved by the June 2, 1995 Extraordinary General Meeting) to acquire the remaining 50% stake in the FA.BA. group.

  This difference does not impact net income nor shareholders' equity.

  The main income statement data relating to FA.BA. and its subsidiaries are set out below:

                                                         UNAUDITED
                                            ------------------------------------
                                                   JUNE 30,           JUNE 30,
                                                     1995               1994
                                            (UP TO JUNE 2, 1995)(*) (SIX MONTHS)
                                            ----------------------- ------------
                                                    (IN MILLIONS OF FF)
   Net sales...............................           588               703
   Operating income........................            66                88
   Income before taxes.....................            65                86
   Net income..............................            14                19
                                                      ===               ===

--------
(*) Date of approval of the transaction by the shareholders' Extraordinary
    General Meeting.

                                CARNAUDMETALBOX

 (k) Conversion to US GAAP

  Net income and shareholders' equity

  The following is a summary of the estimated adjustments to net income and shareholders' equity for the six month periods ended June 30, 1995 and 1994 which would be required if US GAAP had been applied instead of IAS.

                                                           UNAUDITED
                                                     -----------------------
                                                          NET INCOME
                                                     -----------------------
                                                      JUNE 30,     JUNE 30,
                                                        1995         1994
                                                     ----------   ----------
                                                      (IN MILLIONS OF FF)
   Amounts per accompanying consolidated financial
    statements......................................         540          510
   US GAAP ADJUSTMENTS
   Increase/(decrease) due to:
     Income taxes (a)...............................         --            67
     Intangible assets (b)..........................         (30)         (35)
     Early redemption of preference shares (c)......           3           47
     Accrued restructuring costs (d)................         (15)         (16)
     Pension (e)....................................          13          (34)
     Post retirement benefits plans (f).............          (6)          (7)
     Gain on sale of real estate (g)................         --          (196)
     Effect on minority interests of reconciling
      item (g) above................................         --           116
     Tax effect of reconciling items................         --            16
                                                      ----------   ----------
   Approximate amounts under US GAAP................         505          468
                                                      ==========   ==========
                                                           UNAUDITED
                                                     -----------------------
                                                     SHAREHOLDERS' EQUITY
                                                        AS OF JUNE 30,
                                                     -----------------------
                                                      JUNE 30,     JUNE 30,
                                                        1995         1994
                                                     ----------   ----------
                                                      (IN MILLIONS OF FF)
   Amounts per accompanying consolidated financial
    statements......................................      12,007       11,269
   US GAAP ADJUSTMENTS
   Increase/(decrease) due to:
     Income taxes (a)...............................         172          139
     Intangible assets (b)..........................      (2,065)      (1,771)
     Early redemption of preference shares (c)......         (55)         (42)
     Accrued restructuring costs (d)................           3          (50)
     Pension plans (e)..............................        (184)        (171)
     Post retirement benefits (f)...................          76           93
     Gain on sale of real estate (g)................         --          (196)
     Effect on minority interests of reconciling
      item (g) above................................         --           116
     Tax effect of reconciling items................         121          124
                                                      ----------   ----------
   Approximate amounts under US GAAP................      10,075        9,511
                                                      ==========   ==========

                                CARNAUDMETALBOX

 (l) Earnings per share

  Earnings per share under IAS is calculated by dividing net income by the weighted average number of common stock equivalents. Under US GAAP, stock options are considered as common stock equivalents and their amount is determined according to the treasury method. Earnings per share are calculated under US GAAP on a weighted average of 84.9 million shares outstanding during the period (1994--82.2 million).

  Earnings per share prepared in accordance with AP15 are as follows:

                                                                               SIX MONTHS    SIX MONTHS
                                                                                  ENDED         ENDED
                                                                              JUNE 30, 1995 JUNE 30, 1994
                                                                              ------------- -------------
                                                                              (IN MILLIONS OF FF, EXCEPT
                                                                               SHARE AND OPTION DATA AND
                                                                               PER SHARE DATA WHICH DATA
                                                                                       IS IN FF)
   Primary net income per share............................................          6.01          5.77
   Number of shares (in thousands).........................................        84,906        82,216
   Fully diluted net income per share......................................          5.99          5.76
   Number of shares (in thousands, fully diluted)..........................        85,127        82,631
                                                                               ==========    ==========

  The net effect of options has been determined using the treasury method.

                                                                                JUNE 30,      JUNE 30,
                                                                                  1995          1994
                                                                              -----------   -----------
   Common shares...........................................................    84,605,561    81,832,045
   Stock options...........................................................       300,119       384,549
                                                                               ----------    ----------
                                                                               84,905,680    82,216,594
                                                                               ==========    ==========
   Net income..............................................................           505           468
   Interest on stock options...............................................             7             9
   Related tax effect......................................................            (2)           (3)
                                                                               ----------    ----------
   Net income restated.....................................................           510           474
                                                                               ----------    ----------
   Net income per share....................................................          6.01          5.77
                                                                               ==========    ==========

  The effect of a full conversion of outstanding shares would be as follows:

   Common shares...........................................................    84,605,561    81,832,045
   Stock options...........................................................       521,500       384,549
   Bonds...................................................................           --        414,173
                                                                               ----------    ----------
                                                                               85,127,161    82,630,766
                                                                               ==========    ==========
   Net income..............................................................           505           468
   Interest on stock options...............................................             7             9
   Interest on convertible bonds ..........................................           --              3
   Related tax effect......................................................            (2)           (4)
                                                                               ----------    ----------
   Net income restated.....................................................           510           476
                                                                               ----------    ----------
   Net income per share on fully diluted basis.............................          5.99          5.76
                                                                               ==========    ==========

                                                                         ANNEX A


     ---------------------------------------------------------------

                        CROWN CORK & SEAL COMPANY, INC.

                                      AND

              COMPAGNIE GENERALE D'INDUSTRIE ET DE PARTICIPATIONS

                               ----------------

                            EXCHANGE OFFER AGREEMENT

         DATED AS OF MAY 22, 1995, AS AMENDED AS OF NOVEMBER 13, 1995

                               ----------------

     ---------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Background.................................................................   6

TERMS......................................................................   7

 1.  Agreement to Make Offer...............................................   7
      (a)  Agreement to Make Offer.........................................   7
      (b)  Terms; Exchange Ratio...........................................   7
      (c)  Conduct of the Offer; Amendment; Waiver.........................   7
      (d)  Restrictions on Amendment or Waiver of Offer....................   8
      (e)  Fractional Shares...............................................   8
      (f)  Adjustments to Exchange Ratio, etc..............................   8
      (g)  The U.K. Exchange Offer.........................................   8
      (h)  Company Options.................................................   9

 2.  Agreement to Tender...................................................   9
      (a)  Tender..........................................................   9
      (b)  Third-Party Bids................................................   9

 3.  Voting................................................................   9

 4.  Expiration............................................................  10

 5.  Warranties of Crown...................................................  10
      (a)  Organization and Qualification..................................  10
      (b)  Capitalization..................................................  10
      (c)  SEC Filings.....................................................  10
      (d)  Financial Statements............................................  11
      (e)  Absence of Certain Changes or Events............................  11
      (f)  Absence of Litigation...........................................  11
      (g)  Employee Benefit Plans..........................................  11
      (h)  Articles of Incorporation and By-laws...........................  12
      (i)  Taxes and Social Obligations....................................  12
      (j)  Authority Relative to this Agreement............................  12
      (k)  Consents and Approvals; No Violation............................  13
      (l)  Financial Advisors..............................................  13
      (m)  Delivery of Crown Common Stock and Crown Preferred Stock........  13
      (n)  Registration Statement; Proxy Statement.........................  14
      (o)  Note d'Information, U.K. Filing; etc............................  14

 6.  Warranties of Shareholder.............................................  14
      (a)  Ownership of Shares.............................................  14
      (b)  Authority Relative to this Agreement............................  15
      (c)  Consents and Approvals; No Violation............................  15
      (d)  Ownership of Crown Common Stock.................................  15
      (e)  Investment Intent...............................................  15
      (f)  Financial Advisors..............................................  16
      (g)  Note d'Information, U.K. Filing; etc............................  16
      (h)  Registration Statement; Proxy Statement.........................  16
      (i)  Organizational Documents........................................  16
      (j)  Agreements......................................................  16

 7.  Additional Covenants of Shareholder...................................  16
      (a)  Restriction on Transfer, Proxies and Non-Interference...........  16
      (b)  Additional Shares...............................................  16

                                                                          PAGE
                                                                          ----
      (c)  Dividends or Distributions....................................  16
      (d)  Proxy; Registration Statement; Note d'Information; Etc........  17
      (e)  Conduct of Company's Business.................................  17
      (f)  Access to Information Confidentiality.........................  18
      (g)  Tax Position; Restructuring...................................  18
      (h)  Accountants...................................................  18
      (i)  Supervisory Board.............................................  18
      (j)  Public Filings................................................  18

 8.  Additional Covenants of Crown.......................................  19
      (a)  Crown Shareholder Meeting.....................................  19
      (b)  Listing.......................................................  19
      (c)  Conduct of Crown's Business...................................  19
      (d)  Access to Information; Confidentiality........................  20
      (e)  CBV Filing....................................................  20
      (f)  Proxy Statement and Registration Statement....................  20
      (g)  Note d'Information............................................  20
      (h)  U.K. Exchange Offer...........................................  20
      (i)  Amendments....................................................  20
      (j)  By-Law Amendment..............................................  21
      (k)  Accountants...................................................  21

 9.  Additional Covenants of Shareholder and Crown.......................  21
      (a)  No Solicitation...............................................  21
      (b)  Filings.......................................................  21
      (c)  Consents; Approvals...........................................  22
      (d)  Cooperation...................................................  22
      (e)  Disclosure....................................................  22
      (f)  Shareholders Agreement........................................  22
      (g)  Notification..................................................  22

10.  Conditions to Obligations of Crown..................................  23

10.1 Conditions to Obligation of Crown to Make the Exchange Offers.......  23
      (a)  Warranties....................................................  23
      (b)  Agreements and Covenants......................................  23
      (c)  Consents Obtained.............................................  23
      (d)  Shareholder Approval..........................................  23
      (e)  Registration Statement; Securities Laws.......................  23
      (f)  No Injunctions or Restraints; Illegality......................  23
      (g)  Due Diligence.................................................  24
      (h)  Status of the Company.........................................  24
      (i)  Access to Information; Confidentiality........................  24
      (j)  Dividends and Other Distributions.............................  24
      (k)  Market Matters................................................  24
      (l)  Listing.......................................................  24
      (m)  Change of Control.............................................  24

10.2 Conditions to the Obligations of Crown to Acquire the Common Stock
       Tendered Pursuant to the Exchange Offers..........................  25

11.  Conditions to Obligations of Shareholder............................  25
      (a)  Warranties....................................................  25
      (b)  Agreements and Covenants......................................  25
      (c)  Consents Obtained.............................................  25

                                                                               PAGE
                                                                               ----
      (d)Shareholder Approval.................................................  25
      (e)Registration Statement; Securities Laws..............................  25
      (f)No Injunctions or Restraints; Illegality.............................  26
      (g)Due Diligence........................................................  26
      (h)Access to Information; Confidentiality...............................  26
      (i)Rating...............................................................  26
      (j)Miscellaneous........................................................  26
      (k)Listing..............................................................  26
      (l)SLF..................................................................  26
      (m)Change of Control....................................................  27
12. Further Assurances........................................................  27
13. Termination...............................................................  27
14. Expenses..................................................................  30
15. Miscellaneous.............................................................  30
      (a)Entire Agreement; Assignment; No Third-Party Beneficiaries...........  30
      (b)Amendments...........................................................  30
      (c)Governing Law........................................................  30
      (d)Specific Performance.................................................  31
      (e)Counterparts.........................................................  31
      (f)Descriptive Headings.................................................  31
      (g)Severability.........................................................  31
      (h)Notices..............................................................  31
      (i)No Waiver............................................................  32
      (j)Nonsurvival of Warranties............................................  32
      (k)Consent to Jurisdiction and Service of Process.......................  32
16. Definitions...............................................................  32
      (a)Additional Crown Information.........................................  32
      (b)Additional Company Information.......................................  33
      (c)Affiliate............................................................  33
      (d)BALO Announcement....................................................  33
      (e)Beneficial Owner.....................................................  33
      (f)Business Day.........................................................  33
      (g)CBV..................................................................  33
      (h)Closing..............................................................  33
      (i)Closing Date.........................................................  33
      (j)COB..................................................................  33
      (k)Commencement Date....................................................  33
      (l)Company Disclosure Information.......................................  33
      (m)Due Diligence Period.................................................  33
      (n)Exchange Act.........................................................  33
      (o)Filing Date..........................................................  33
      (p)London Stock Exchange................................................  33
      (q)French Market Day....................................................  34
      (r)Group................................................................  34
      (s)Market Closing Price.................................................  34
      (t)Material Adverse Effect..............................................  34
      (u)Noon Buying Rate.....................................................  34
      (v)NYSE.................................................................  34

                                                                            PAGE
                                                                            ----
   (w)  Outstanding Common Stock...........................................  34
   (x)  Paris Stock Exchange...............................................  34
   (y)  Person.............................................................  34
   (z)  SBF................................................................  34
   (aa) SEC................................................................  34
   (ab) Securities Act.....................................................  34
   (ac) Subsidiaries.......................................................  34
   (ad) SLF................................................................  34
   (ae) United States GAAP.................................................  34
   (af) Voting Power.......................................................  34
   (ag) $..................................................................  34

                           EXCHANGE OFFER AGREEMENT

  This is an EXCHANGE OFFER AGREEMENT (this "Agreement"), dated as of May 22, 1995 and amended as of November 13, 1995, between Crown Cork & Seal Company, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania, U.S.A. ("Crown"), and Compagnie Generale d'Industrie et de Participations, a societe anonyme (Registre du Commerce et des Societes No. B 308 389 519) organized under the laws of the Republic of France ("Shareholder").

                                  BACKGROUND

  A. Shareholder, directly and through its Subsidiaries, is the record and beneficial owner of 26,188,956 shares of common stock, FF10 par value per share (the "Common Stock") of CarnaudMetalbox, a societe anonyme (Registre du Commerce et des Societes No. B 775 721 996) organized under the laws of the Republic of France (the "Company"). Crown and Shareholder desire that, as part of a business combination of Crown and the Company, Crown (or a wholly-owned Subsidiary of Crown) make a public exchange offer with a secondary cash offer as an Offre Publique d'Echange a Titre Principal et d'Achat a Titre Subsidiaire (jointly, the "Offer", which term shall include any subsequent public exchange offer made by Crown (or such Subsidiary) on the same terms as the original Offer or such modified terms as would be permitted pursuant to this Agreement in the case of a modification of the terms of the original Offer), for all of the Outstanding Common Stock. Shareholders of the Company will be offered a choice in the Offer for each then outstanding share of Common Stock between (i) 1.065 units (each, a "Unit"), each consisting of (x)
 .75 shares of Crown's Common Stock, $5.00 par value per share (the "Crown Common Stock"), and (y) .25 shares of Crown's 4.5% Cumulative Convertible Preferred Stock, with a par value per share equal to the average of the Market Closing Price per share of Crown Common Stock for the most recent 20 business days on which trading of Crown Common Stock has occurred prior to the Measurement Date (in each case, as defined below), the terms of which are set forth in Annex 1 hereto and authorized as set forth in Annex 2 hereto (the "Crown Preferred Stock"), and (ii) cash in an amount of FF 225 per share of Common Stock (the "Cash Election Price"). The Crown Common Stock and the Crown Preferred Stock making up each Unit will be separately transferrable. The ratio of 1.065 Units for each share of Common Stock, as such ratio shall be adjusted pursuant to the terms of this Agreement, is hereinafter referred to as the "Exchange Ratio".

  B. In addition to the Offer, Crown has undertaken, subject to the terms of this Agreement, to launch an exchange offer in the United Kingdom (the "U.K. Exchange Offer") which, to the extent permitted by law, shall be on terms identical to the Offer (the Offer and the U.K. Exchange Offer are together referred to as the "Exchange Offers").

  C. As of the date hereof, Shareholder beneficially owns, directly and through its indirectly wholly-owned Subsidiary Camebo B.V. ("Camebo"), the number of shares of Common Stock set forth in Section A above (such shares of Common Stock together with any other shares of Common Stock acquired after the date hereof and prior to the termination hereof, whether arising from exercise of options, receipt of dividends, conversion of convertible securities or otherwise, and as adjusted by any stock split or similar event, being collectively referred to herein as the "Shares").

  D. As a condition to its willingness to make the Offer, Crown has asked that Shareholder agree, and Shareholder has agreed, all as more fully set forth herein and subject to the terms and conditions hereof, to (i) validly tender its Shares, and cause its Subsidiaries to validly tender their shares, in the Offer and elect to receive only Units and (ii) enter into a Shareholders' Agreement with Crown with respect to Shareholder's relationship with Crown.

                                     TERMS

  In consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Crown and Shareholder agree as follows:

  1. Agreement to Make Offer.

    (a) Agreement to Make Offer. Subject to the satisfaction or waiver of the conditions set forth in Section 10.1 hereof, Crown or a wholly-owned Subsidiary of Crown shall undertake the Offer in accordance with articles 5-1-1 to 5-2-27 of the Reglement General of the Conseil des Bourses de Valeurs and all other applicable provisions of French and United States law and regulation for all of the Outstanding Common Stock. The Offer shall remain open for the minimum number of days required by applicable French law and regulation. The Offer shall provide that the acceptance by Crown of Common Stock tendered in the Offer shall be conditioned only upon the number of shares of Common Stock validly tendered and not withdrawn prior to the expiration of the Offer being at least equal to a majority of the Voting Power based on the number of shares of Outstanding Common Stock on the date prior to the Filing Date, assuming loss of all double voting rights with respect to the shares of Common Stock acquired by Crown or its Subsidiaries (the "Minimum Condition").

    (b) Terms; Exchange Ratio. (i) The terms of the Offer shall provide that all of the Outstanding Common Stock may be tendered by the holder thereof and, subject to the terms and conditions set forth in the Offer, shall entitle such tendering holder to receive for each share of Common Stock validly tendered and not withdrawn, at such holder's election, (x) a number of Units equal to the Exchange Ratio as adjusted pursuant to this Section 1(b) or (y) the Cash Election Price in cash, in French francs and without interest.

    (ii) If the Average Crown Common Stock Price is greater than FF 211.27 per share (the "Initial Price") but less than FF 232.39 per share (110% of the Initial Price), then the Exchange Ratio will be adjusted downward accordingly. If the Average Crown Common Stock Price is greater than or equal to FF 232.39 per share (110% of the Initial Price), the Exchange Ratio will be adjusted as though the Average Crown Common Stock Price were equal to FF 232.39 (110% of the Initial Price).

    (iii) If the Average Crown Common Stock Price is less than the Initial Price but greater than FF 190.14 per share (90% of the Initial Price), then the Exchange Ratio will be adjusted upward accordingly. If the Average Crown Common Stock Price is equal to or less than FF 190.14 per share (90% of the Initial Price), the Exchange Ratio will be adjusted as though the Average Crown Common Stock Price were equal to FF 190.14 (90% of the Initial Price).

    (iv) In any case where the Exchange Ratio is to be adjusted pursuant to subparagraph (ii) or (iii) of this paragraph (b), the adjusted Exchange Ratio will be calculated by applying the following formula (rounded to the nearest one-thousandth): the adjusted Exchange Ratio equals the Exchange Ratio multiplied by the fraction of which the numerator is the Initial Price and the denominator of which is the Average Crown Common Stock Price.

    (v) For purposes of this Agreement: the "Average Crown Common Stock Price" shall be the average French Franc Crown Common Stock Price (as defined below) for the most recent 20 business days on which trading of Crown Common Stock has occurred prior to the Measurement Date; and the "Measurement Date" shall be the business day before the Filing Date. The "French Franc Crown Common Stock Price", for any particular business day, shall be the product of (x) the Market Closing Price per share of Crown Common Stock, in U.S. dollars, and (y) the Noon Buying Rate for such business day (or if there was no trading in such currencies on such business day, the most recent day on which trading of the French franc and U.S. dollar has occurred).

    (c) Conduct of the Offer; Amendment; Waiver. Subject to the applicable securities and takeover laws and the regulations of the SEC, COB, CBV, SBF and any other administrative, governmental or regulatory authority with jurisdiction over the subject matter hereof, Crown expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the conditions set forth in Sections
  10.1 and 10.2 hereof shall have been satisfied or waived by Crown, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Common Stock validly tendered and not withdrawn, and (ii) subject to Section 1(d) below, amend the Offer (including the Exchange Ratio and the Minimum Condition) in any respect by surenchere or otherwise. In any case where the terms of the Offer are modified, any such modification shall be effected such that the implied value of the number of Units offered in exchange for one share of Common Stock remains equal to the Cash Election Price per share of Common Stock under terms of the Offer as so modified. Subject to the provisions of this Agreement, if by the expiration of the Offer any or all of the conditions to the Offer have not been satisfied, Crown reserves the right (but shall not be obligated) to (i) terminate the Offer and return all tendered Common Stock to tendering shareholders, (ii) extend the Offer and, subject to the terms of the Offer (including the rights of shareholders to withdraw their Common Stock), retain the Common Stock which has been tendered and is not subsequently withdrawn until the termination of the Offer, as extended, or
  (iii) commence another Offer. Crown shall have no obligation to pay interest on the purchase price of tendered Common Stock.

    (d) Restrictions on Amendment or Waiver of Offer. Without the prior written consent of Shareholder, Crown will not decrease the Cash Election Price or the Exchange Ratio as adjusted pursuant to Sections 1(b)(ii) or
  (iii), decrease the number of shares of Common Stock being sought in the Offer, change the form of consideration payable in the Offer or make any other change in the terms or conditions of the Offer which is adverse to the holders of Common Stock (including, without limitation, any change that would cause Shareholder or Camebo to recognize taxable gain or loss in the Offer or in any subsequent conversion of the Crown Preferred Stock into Crown Common Stock); provided, that an increase in the value of the consideration offered in the Offer shall not be deemed to constitute an adverse change solely because it increases the gain or diminishes the loss that holders of Common Stock would otherwise be required to recognize for tax purposes irrespective of such increase in consideration. Except as provided below with respect to the Minimum Condition, the parties agree that a waiver by Crown of any condition to the Offer in whole or in part at any time and from time to time in its discretion shall not be deemed to be adverse to any holder of Common Stock. Notwithstanding anything in paragraph (c) above or this paragraph (d) to the contrary, Crown shall not reduce or waive the Minimum Condition.

    (e) Fractional Shares. No fraction of a share of Crown Common Stock or Crown Preferred Stock will be issued in the Offer, but, in lieu thereof, each holder of Common Stock who would otherwise be entitled to a fraction of a share of Crown Common Stock or Crown Preferred Stock (after aggregating all fractional shares of Crown Common Stock or Crown Preferred Stock to be received by the holder), as the case may be, will be entitled to receive from Crown an amount of cash in French francs (rounded to the nearest whole French franc) equal to the product of (i) such fraction and
  (ii) the Average Crown Common Stock Price.

    (f) Adjustments to Exchange Ratio, etc. The Exchange Ratio, the components of a Unit, the Cash Election Price and the other terms of the Offer will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution to shareholders of securities convertible into Crown Common Stock or Crown Preferred Stock or Common Stock), recapitalization, or other like change with respect to Crown Common Stock or Crown Preferred Stock or Common Stock occurring after the date of this Agreement and prior to the Filing Date.

    (g) The U.K. Exchange Offer. Crown or a wholly-owned Subsidiary of Crown shall launch the U.K. Exchange Offer on, or as promptly as practicable after, the Commencement Date (unless Crown shall have determined in its good faith judgment that such U.K. Exchange Offer is not necessary after consultation with Shareholder). The U.K. Exchange Offer shall be made, to the extent legally permissible, on the same terms as the Offer, provided that the Cash Election Price in the U.K. Exchange Offer shall be payable in French francs or, at Crown's option, in pounds sterling (translated from French francs at the exchange rate in effect on the Closing Date (as published in the Dow Jones Telerate Inc. currency cross-rates published in the Wall Street Journal (U.S. edition)). Crown shall cause the U.K. Exchange Offer to be carried out in accordance with all applicable requirements of United Kingdom law and regulation. In the event that it is determined that a U.K. Exchange Offer is not required, all references to the U.K. Exchange Offer in this Agreement shall be null and void.

    (h) Company Options. Subject to applicable law and regulation, and subject to the terms of the Company's employee stock options, Crown shall make an offer to each holder of the Company's employee stock options outstanding on the date of this Agreement, and each holder of the New Options and the 1994 Options to the extent issued in accordance with this Agreement (the outstanding options, the New Options and the 1994 Options are collectively referred to as the "Outstanding Options") in respect of the Common Stock for which such Outstanding Options have not been exercised as of the Closing Date, to settle such holder's options, at the sole discretion of Crown, (i) for cash at a price per share of Common Stock equal to the Cash Election Price to the extent such options are "in the money", provided that Crown shall indemnify the holder against all tax claims and liabilities resulting from such settlement, (ii) by issuing options on Crown Common Stock that are exercisable at such price as Crown determines not in excess of the then current market price for Crown Common Stock that preserve, to the fullest extent practical, the provisions of such holder's options as to the duration of such options, the conditions for vesting of such options and the conditions for exercise of such options or (iii) by offering a choice to the holder of (i) or (ii), or a combination of (i) and (ii) in a proportion to be agreed between Crown and the option holder, provided that in the cases described in this clause
  (iii) Crown shall have no obligation to indemnify a holder who elects cash from any tax claims and liabilities resulting from such settlement. In addition, subject to applicable law and regulation, to the extent any employee or former employee of the Company is prohibited under applicable law or regulation from transferring Common Stock received upon exercise of options, Crown shall, on the date such employee or former employee is permitted to transfer such Common Stock, offer such employee or former employee the right to tender such Common Stock to Crown for Units (in an amount determined by applying the Exchange Ratio as adjusted on the Measurement Date, and provided Crown Preferred Stock is then outstanding) or cash in an amount equal to the Cash Election Price, in each case on the same basis offered in the Offer. Subject to compliance with the foregoing, nothing herein shall limit Crown with respect to restricting or terminating such options as agreed between Crown and the holders of such options.

  2. Agreement to Tender.

    (a) Tender. Subject to the satisfaction or waiver on or prior to the Filing Date of the conditions set forth in Section 11 hereof, Shareholder will validly tender, and will cause Camebo to validly tender, and not withdraw all Shares beneficially owned by Shareholder and Camebo (and any other Subsidiary of Shareholder) pursuant to the Offer on or before the second French Market Day after the Commencement Date and will irrevocably elect, and cause Camebo (and any other Subsidiary of Shareholder) to irrevocably elect (pursuant to the procedures specified in the Offer and described in Section 1(b) hereof), to receive only Units in consideration for such Shares. Notwithstanding the foregoing, Shareholder agrees that, at the direction of Crown, it will elect pursuant to the Offer to receive the Cash Election Price in consideration for one Share validly tendered and not withdrawn and to receive Units in consideration for the remainder of the Shares validly tendered and not withdrawn.

    (b) Third-Party Bids. Notwithstanding anything to the contrary contained herein, Shareholder shall at all times prior to expiration of the Offer retain the right to withdraw its shares previously tendered into the Offer and to tender its Shares, and to cause Camebo to tender their Shares, into a tender offer or exchange offer launched by a third party for all of the outstanding Common Stock (a "Third Party Bid") provided that (i) the Third Party Bid has a greater value than the value of the Offer and Crown has not increased the Offer, as permitted under Sections 1(c) and 1(d) above, to match the Third Party Bid; and (ii) Crown is unable to demonstrate to Shareholder that, immediately prior to the scheduled expiration of the Offer, the Minimum Condition will be satisfied (assuming the Shares are tendered in the Offer).

  3. Voting. At any annual or special, ordinary or extraordinary meeting of the shareholders of the Company however called, Shareholder shall vote the Shares against (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) any change in a majority of the directors or the Supervisory Board of the Company, except as otherwise agreed to in writing by Crown; (iv) any material change in the present capitalization of the Company (other than (x) relating to the Faba transaction, (y) the issuance of New Options and the 1994 Options in accordance with this Agreement and (z) the amendment to the statuts, in each case described in the BALO Announcement) or any material change in the dividend policy of the Company;
(v) any action which would cause any of Shareholder's representations and warranties to become untrue in any material respect or any condition to the obligations of Shareholder or Crown to remain unsatisfied; and (vi) any other material change in the Company's corporate structure or business, in each case
(i) to (vi) to the extent such action or agreement would impede, interfere with, delay, postpone or attempt to discourage the Offer or the consummation of the transactions contemplated by this Agreement.

  4. Expiration. This Agreement, Crown's obligation to make the Exchange Offers pursuant hereto, and Shareholder's obligation to tender its Shares and to cause Camebo (and any other Subsidiary of Shareholder) to tender its Shares pursuant to the Offer, shall terminate on the Expiration Date. As used herein, the term "Expiration Date" means the first to occur of (i) the first date on which the Offer has been successfully consummated (and the Closing Date with respect thereto shall have occurred) or has expired without being successfully consummated, and (ii) termination in accordance with Section 13.

  5. Warranties of Crown. Crown hereby warrants to Shareholder as follows:

    (a) Organization and Qualification. Crown is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted. Crown is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, result in a Material Adverse Effect on Crown.

    (b) Capitalization. As of the date of this Agreement, the authorized capital stock of Crown consists of 120,000,000 shares of Crown Common Stock. As of the date of this Agreement, (i) 90,220,924 shares of Crown Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid, and nonassessable, (ii) 28,269,890 shares of Crown Common Stock were held in the treasury of Crown or owned by Subsidiaries of Crown, and (iii) 2,119,900 options to acquire shares of Crown Common Stock have been granted and are outstanding under Crown's various employee stock option plans. Except as set forth in this paragraph
  (b), as of the date hereof, there are no subscriptions, options, warrants, or other rights, convertible securities, agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock of Crown to which Crown or any of its material Subsidiaries is a party, or by which any of their properties are bound or affected, or obligating Crown or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Crown.

    (c) SEC Filings. Crown has filed all forms, reports, and documents required to be filed with the SEC since December 31, 1993, and has made available to Shareholder (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 and 1994, (ii) all proxy statements relating to meetings of Crown's shareholders (whether annual or special) held since December 31, 1993, (iii) all quarterly reports on Form 10-Q and current reports on Form 8-K filed by Crown with the SEC since December 31, 1993,
  (iv) all registration statements filed by Crown with the SEC since December 31, 1993 (other than registration statements on Form S-8 relating to employee benefit plans of Crown and Form S-3 Registration Statements relating solely to the issuance of non-convertible debt securities), and
  (v) all amendments and supplements to these reports and registration statements filed by Crown with the SEC. Crown will file with the SEC and make available to the Company all forms, reports, and documents required to be filed with the SEC between the date of this Agreement and the Expiration Date. The forms, reports, and documents referred to in this paragraph are referred to collectively as the "Crown SEC Reports". The Crown SEC Reports (including, without limitation, any financial statements or schedules included therein) (i) were and will be prepared in compliance, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not at the time of filing (or, if amended, supplemented, or superseded by a filing prior to the date of this Agreement, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, none of Crown's Subsidiaries is required to file any forms, reports, or other documents with the SEC.

    (d) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Crown SEC Reports was or will be prepared in accordance with United States GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each of them does or will present fairly in all material respects the consolidated financial position of Crown and its Subsidiaries at their respective dates and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements included in any Quarterly Reports on Form 10-Q were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount.

    (e) Absence of Certain Changes or Events. Except as disclosed in the Crown SEC Reports filed with the SEC prior to the date of this Agreement, disclosed in the Additional Crown Information or as contemplated by this Agreement, since December 31, 1994, (i) there has been no Material Adverse Effect on Crown, (ii) the businesses of Crown and each of its Subsidiaries have been conducted only in the ordinary course, consistent with past practice; (iii) neither Crown nor any of its Subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside the ordinary course of business; (iv) Crown and its Subsidiaries have not increased in any material respect the compensation of any officer or granted any general salary or benefits increase to their employees other than in the ordinary course of business; and (v) there has been no declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Crown.

    (f) Absence of Litigation. There are no civil, criminal, or administrative claims, actions, suits, proceedings, or investigations pending or, to the knowledge of Crown, threatened against Crown or any of its Subsidiaries, or involving any properties or rights of Crown or any of its Subsidiaries, before any court, arbitrator, or administrative, governmental, or regulatory authority, domestic or foreign, that, individually or in the aggregate, have had or are likely to have a Material Adverse Effect on Crown. There are no judgments, decrees, injunctions, rules, or orders of any governmental entity or arbitrator outstanding against Crown or any of its Subsidiaries that have had or are likely to have a Material Adverse Effect on Crown.

    (g) Employee Benefit Plans.

    (i) The obligations and liabilities of Crown and its Subsidiaries under retirement, pension, profit sharing, savings, deferred compensation, supplemental retirement, bonus, incentive, stock purchase, stock ownership, stock option, severance, health, life insurance, disability, fringe benefit and other material employee benefit plans, programs, or arrangements, and any current or former executive employment, compensation, severance, consulting, noncompetition, or indemnification agreements, whether written or unwritten, funded or unfunded (x) maintained, sponsored, administered or contributed to by Crown or any of its Subsidiaries, or (y) with respect to which Crown or any of its Subsidiaries has any liability (together, the "Crown Employee Plans") have been properly accrued and reflected in the financial statements of Crown and its consolidated Subsidiaries for the fiscal year ended December 31, 1994 (the "1994 Financial Statements") in accordance with United States GAAP in all material respects.

    (ii) Except for the liabilities accrued and reflected in the 1994 Financial Statements, there are no material unfunded liabilities existing with respect to any Crown Employee Plan.

    (iii) All of the Crown Employee Plans have been operated and administered in material compliance with their terms and are in material compliance with the laws and governmental rules and regulations applicable to them (including all applicable requirements for notification to participants and governmental or regulatory authorities), and Crown and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, any of the Crown Employee Plans.

    (iv) All contributions to, and payments from, any Crown Employee Plan required pursuant to applicable laws, rules and regulations, the terms of the Crown Employee Plan, or any collective bargaining agreement have been made on or before their due dates. All such contributions to, and all payments from, the Crown Employee Plans have been properly accrued in accordance with United States GAAP.

    (v) Neither Crown nor any of its Subsidiaries has taken any action with respect to any Crown Employee Plan that will increase materially the expense of maintaining such Crown Employee Plan above the level of expense reflected in the 1994 Financial Statements.

    (vi) Except for claims for benefits in the normal operation of the Crown Employee Plans, there is no litigation, proceeding, investigation, audit, assessment, complaint or proceeding of any kind in any court or governmental agency with respect to any Crown Employee Plan which is reasonably likely to have a Material Adverse Effect on Crown and its Subsidiaries, taken as a whole.

    (vii) Neither Crown nor any of its Subsidiaries has taken any action with respect to any Crown Employee Plan (including but not limited to the recognition of the transaction contemplated by this Agreement as a change of control) that will cause a material discretionary acceleration or increase in the vesting, exercisability, or benefits provided by any such Crown Employee Plan.

    (h) Articles of Incorporation and By-laws. Crown has heretofore delivered to Shareholder a complete and correct copy of its Articles of Incorporation and of its By-laws, each as amended to the date hereof. Crown is not in violation of any of the provisions of its Articles of Incorporation or By-laws, and its Articles of Incorporation and By-laws as so delivered have not been amended, modified, or rescinded and remain in full force and effect; provided that Crown's Articles of Incorporation will have been amended as set forth on Annex 1 and Annex 2 hereto and to include an "opt out" from the provisions of Chapter 25, Subchapter E of the Pennsylvania Business Corporation Law in a form to be mutually agreed between the parties to this Agreement (the "New Articles") prior to the successful consummation of the Offer and Crown's By-laws will be amended on and as of the Closing Date as set forth in Annex 3 hereto (the "By-law Amendment"), and except as contemplated pursuant to Section 8(c) hereof.

    (i) Taxes and Social Obligations. Crown and each of its material Subsidiaries (i) has timely and correctly filed all material returns and reports relating to Taxes (as defined below) required to be filed by it in the manner required by the relevant taxing authorities (collectively, "Returns") and (ii) has timely paid all Taxes shown to be due on such Returns and all material Taxes for which no return was required to be filed. The financial statements included in the Crown SEC Reports and the 1994 Financial Statements, to the extent required by United States GAAP, each reflect an adequate reserve for all Taxes payable by Crown and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No material deficiencies for any Taxes have been proposed, asserted or assessed against Crown or any of its Subsidiaries and no requests for waivers of the time to assess such Taxes are pending. "Taxes" shall include, but not be limited to, all income, property, sales, excise, social security and other taxes, tariffs or governmental charges of any nature whatsoever.

    Neither Crown nor any of its material Subsidiaries (i) is, as of the date of this Agreement, the subject of any inquiry, investigation or audit relating to Taxes or (ii) has received notice of any proposed inquiry, investigation or audit relating to Taxes which is reasonably likely to have a Material Adverse Effect on Crown.

    (j) Authority Relative to this Agreement. Crown has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Crown of this Agreement and the consummation by Crown of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Crown (including the approval by the Board of Directors of Crown of the transactions contemplated by this Agreement and all subsequent conversions of the Preferred Stock such that Shareholder shall not be subject to Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law) subject to obtaining the requisite shareholder approvals and, except for such shareholder approvals, no other corporate proceedings on the part of Crown are necessary to authorize this Agreement or to consummate the transactions so contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Crown and, assuming this Agreement constitutes a valid and binding obligation of Shareholder, this Agreement constitutes a valid and binding agreement of Crown enforceable against Crown in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles.

    (k) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Crown nor the performance by Crown of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or By-laws of Crown, except that the transactions contemplated hereby may not be consummated without receipt of the Crown Shareholder Approvals (as defined below); (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (v) such articles of amendment (or statement under Section 1522 of the Pennsylvania Business Corporation Law) as may be required to be filed with the Secretary of State of the Commonwealth of Pennsylvania in connection with the adoption of the New Articles at the Crown Shareholder Meeting (as defined below), (w) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), EC Council Regulation 4064/89 and such other filings as may be required by the antitrust or competition laws, rules or regulations of the United States, France, the European Union and any other applicable jurisdiction, (x) as may be required to be filed with the Direction du Tresor in connection with the approval of Crown's acquisition of the Shares or the Common Stock or as may be required to be filed by the investment laws, rules or regulations of any other applicable jurisdiction, (y) such filings and approvals as may be required under the "blue sky", takeover, company or securities and stock exchange laws, rules or regulations of the United States, France (including the regulations of the COB, CBV and SBF), the United Kingdom, the European Union, and any other applicable jurisdiction, or (z) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not (A) prevent or delay consummation of the transactions contemplated by this Agreement, (B) otherwise prevent or delay Crown from performing its obligations under this Agreement, or (C) individually or in the aggregate, have a Material Adverse Effect on Crown;
  (iii) except as disclosed in writing by Crown to Shareholder prior to the execution of this Agreement, result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Crown or any of its Subsidiaries is a party or by which any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not result in a Material Adverse Effect on Crown or materially impair or delay Crown's ability to perform its obligations hereunder; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Crown, any of its Subsidiaries or any of their respective assets, except for violations which would not result in a Material Adverse Effect on Crown or materially impair or delay Crown's ability to perform its obligations hereunder.

    (l) Financial Advisors. Except for customary brokerage fees which Crown elects to pay pursuant to the Offer, no investment banker, broker, finder, or financial advisor other than CS First Boston Inc., Societe Generale or their respective affiliates is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Crown and, except as provided in Section 14(c)(2), such fees or commissions of CS First Boston Inc., Societe Generale and their respective affiliates shall be paid by Crown.

    (m) Delivery of Crown Common Stock and Crown Preferred Stock. The issue and delivery to Shareholder of shares of Crown Common Stock and Crown Preferred Stock in connection with the transactions contemplated hereby have been duly authorized by all requisite corporate action of Crown, subject to the receipt by Crown of the requisite approvals of its shareholders. The shares of Crown Common Stock and Crown Preferred Stock, as and when issued and delivered to Shareholder pursuant to this Agreement, and upon receipt by Crown of the Common Stock tendered and exchanged therefor, will be validly issued and outstanding, fully paid and non-assessable, and the holders of Common Stock who tender for Units will receive good and marketable title to such shares of Crown Common Stock and Crown Preferred Stock, free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges, preemptive rights or other encumbrances of any nature whatsoever, except such as may have been created by such tendering holder.

    (n) Registration Statement; Proxy Statement. The information to be supplied by or on behalf of Crown for inclusion in the Registration Statement will not, at the time the Registration Statement is declared effective, at the Filing Date, the Commencement Date or the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information to be supplied by or on behalf of Crown for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Crown Shareholder Meeting, at the Filing Date, the Commencement Date and the Closing Date, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact, omits to state any material fact necessary in order to make the statements made therein not false or misleading, or omits to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Crown Shareholder Meeting that has become false or misleading. If any event relating to Crown or any of its affiliates, officers, or directors is discovered by Crown that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Crown will promptly inform Shareholder.

    (o) Note d'Information, U.K. Filing; etc. The information supplied by or on behalf of Crown for inclusion in the Note d'Information to be filed in connection with the Exchange Offers (the "Note d'Information"), the CBV Filing, the U.K. Filing and all other filings made in connection with the Exchange Offers will not, at the time such filings receive the regulatory approval or clearance required by applicable law, at the Filing Date, the Commencement Date or the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  6. Warranties of Shareholder. Shareholder hereby warrants to Crown as follows:

    (a) Ownership of Shares. The Shares are owned, directly and through Camebo, of record and beneficially by Shareholder, free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges, or other encumbrances of any nature whatsoever; provided, however, that 2,464,000 Shares held of record through Camebo are pledged (the "Pledge") to secure outstanding indebtedness of Shareholder's Subsidiaries; provided, further, that the Pledge will not exist on the Closing Date. The Shares constitute all of the shares of Common Stock owned of record or beneficially by Shareholder and its affiliates. The transfer of the Shares to Crown against payment therefor on the Closing Date pursuant to the Offer as provided in this Agreement, will pass good and marketable title to such Shares, free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges, or other encumbrances of any nature whatsoever other than those created by Crown. Shareholder has sole voting power and sole power of disposition, in each case directly or through its Subsidiaries, with respect to all of the Shares, and there are no restrictions on Shareholder's rights of disposition pertaining thereto, other than in the shareholders' agreement, dated April 1, 1993, with Parfinance, a copy of which has been provided to Crown prior to the date of this Agreement. The transactions contemplated by this Agreement will not affect the voting rights of any of the Shares; provided, however, that Crown shall not be entitled to double voting rights with respect to the Shares. Shareholder is not a party to or otherwise bound by any voting agreement or restriction which affects the voting rights of the Shares. Shareholder has entered into an amendment agreement with Parfinance amending their agreement of April 1, 1993, whereunder Shareholder has obtained from Parfinance a waiver from any right of first refusal with respect to, or other right to purchase, the Shares which may arise as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, and has agreed with Parfinance to a termination of their shareholders' agreement dated April 1, 1993, upon the successful completion of the Offer as indicated by the publication of the avis of the SBF. A copy of such amendment agreement has been provided to Crown prior to the date of this Agreement.

    (b) Authority Relative to this Agreement. Shareholder is a societe anonyme duly organized, validly existing and in good standing under the laws of the Republic of France and has the requisite corporate power and authority to carry on its business as it is now being conducted. Shareholder has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Shareholder and no other corporate proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions so contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Crown, this Agreement constitutes a valid and binding agreement of Shareholder enforceable against Shareholder in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles.

    (c) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Shareholder nor the performance by Shareholder of its obligations hereunder will (i) conflict with or result in any breach of any provision of the statuts or similar organizational documents of Shareholder, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (w) in connection with the HSR Act, EC Council Regulation 4064/89 and such other filings as may be required by the antitrust or competition laws, rules or regulations of the United States, France, the European Union and any other applicable jurisdiction, (x) as may be required to be filed by the investment laws, rules or regulations of any applicable jurisdiction, (y) such filings and approvals as may be required under the "blue sky", takeover, company or securities and stock exchange laws, rules or regulations of the United States, France (including the regulations of the COB, CBV and SBF), the United Kingdom, the European Union, and any other applicable jurisdiction, or (z) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not (A) prevent or delay consummation of the transactions contemplated by this Agreement, (B) otherwise prevent or delay Shareholder from performing its obligations under this Agreement, and (C) individually or in the aggregate, have a Material Adverse Effect on Shareholder; (iii) except as disclosed in writing by Shareholder to Crown prior to the execution of this Agreement result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Shareholder or any of its Subsidiaries is a party or by which any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not result in a Material Adverse Effect on Shareholder or materially impair or delay Shareholder's ability to perform its obligations hereunder; (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Shareholder, any of its Subsidiaries or any of their respective assets, except for violations which would not result in a Material Adverse Effect on Shareholder or the Company or materially impair or delay Shareholder's ability to perform its obligations hereunder or (v) result in Shareholder being required to commence a tender offer for any shares of Common Stock.

    (d) Ownership of Crown Common Stock. None of Shareholder, its controlled affiliates or Subsidiaries beneficially owns any shares of Crown Common Stock (other than any beneficial ownership thereof that results from the execution and performance of this Agreement).

    (e) Investment Intent. Shareholder is acquiring the Crown Common Stock, Crown Preferred Stock (and the underlying Crown Common Stock into which such Crown Preferred Stock may be converted) for investment, and not with a view to any distribution that would violate the Securities Act or any applicable state securities law. Shareholder is not a "U.S. person" as such term is used in Regulation S under the Securities Act.

    (f) Financial Advisors. No investment banker, broker, finder, or financial advisor other than Lazard Freres & Co. LLC and Lazard Freres & Cie. is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Shareholder. Except as provided in Sections 14(a) and 14(c)(i), such fees or commissions of Lazard Freres & Co. LLC and Lazard Freres & Cie. shall be paid by Shareholder.

    (g) Note d'Information, U.K. Filing; etc. The information to be supplied by or on behalf of Shareholder for inclusion in the Note d'Information, the CBV Filing, the U.K. Filing and all other filings to be made in connection with the Exchange Offers will not, at the time such filings receive the regulatory approval or clearance required by applicable law, at the Filing Date, the Commencement Date or the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (h) Registration Statement; Proxy Statement. The information to be supplied by or on behalf of Shareholder for inclusion in the Registration Statement will not, at the time the Registration Statement is declared effective, at the Filing Date, the Commencement Date or the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information to be supplied by or on behalf of Shareholder for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Crown Shareholder Meeting or at the Filing Date, the Commencement Date or the Closing Date, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact, omits to state any material fact necessary in order to make the statements made therein not false or misleading, or omits to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Crown Shareholder Meeting that has become false or misleading. If any event relating to the Company or any of its affiliates, officers, or directors is discovered by Shareholder that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Shareholder will promptly inform Crown.

    (i) Organizational Documents. Shareholder has heretofore delivered to Crown a complete and correct copy of the statuts, and other organizational documents of the Company, each as amended to the date of this Agreement.

    (j) Agreements. There are no material agreements between Shareholder, on the one hand, and the Company and its Subsidiaries, on the other hand, other than the letter agreement from Shareholder to the Company, dated May 20, 1995, relating to the payment of fees for services provided to the Company by Shareholder, a copy of which has been provided to Crown prior to the date of this Agreement.

  7. Additional Covenants of Shareholder. Except in accordance with the terms of this Agreement, Shareholder hereby covenants and agrees as follows:

    (a) Restriction on Transfer, Proxies and Non-Interference. While this Agreement is in effect, and except as permitted hereby, Shareholder will not (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of any of the Shares or (ii) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares.

    (b) Additional Shares. While this Agreement is in effect, Shareholder will promptly notify Crown of the number of any new shares of Common Stock or any other equity interests in the Company acquired by Shareholder, if any, after the date hereof. Any such shares of Common Stock shall become Shares for purposes of this Agreement.

    (c) Dividends or Distributions. In the event that Shareholder receives any dividend or other distribution in respect of the Shares after the date hereof (other than the Company's regular dividend of

  FF 4.40 per share proposed to be paid after approval thereof at the Company's annual general meeting of shareholders to be held on June 2,
  1995) and the Shares are subsequently acquired by Crown in the Offer, Shareholder agrees that any such dividend or other distribution shall be deemed to be included in the Shares and shall be transferred or paid over to Crown at the time of Closing or, in the event such dividend or distribution is received by Shareholder after such Closing, immediately upon receipt by Shareholder.

    (d) Proxy; Registration Statement; Note d'Information; Etc. Shareholder shall provide, and shall use its reasonable best efforts, to the extent practicable and to the extent permitted under French law and regulation, to cause the Company to provide, to Crown all information relating to Shareholder and the Company, respectively, required in order for Crown to prepare the Proxy Statement, the Registration Statement, the Note d'Information, the CBV Filing, the U.K. Filing and all other filings required to be made in connection with the Exchange Offers and the laws and regulations applicable thereto, including the requirements of any stock exchange or similar self-regulatory body. If, at any time prior to the date of closing of each of the Exchange Offers or such later date as shall be necessary to consummate the transactions contemplated hereby, Shareholder shall become aware that any event has occurred as a result of which the Registration Statement (including the Prospectus contained therein), the Proxy Statement, the Note d'Information, the CBV Filing, the U.K. Filing or any other filing required in connection with the Exchange Offers, in each case as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case relating to the information provided by or on behalf of Shareholder or the Company, or, if for any other reason it shall be necessary during such period to amend or supplement any such document relating to Shareholder or the Company in order to comply with applicable law or regulation, Shareholder shall notify, and shall use its reasonable best efforts, to the extent practicable and to the extent permitted under French law and regulation, to cause the Company to notify Crown and shall provide or cause to be provided to Crown the information necessary to prepare such amendments or supplements which will correct such statement or omission or effect such compliance. Shareholder shall cause its designees for the Board of Crown to deliver consents to be named in the Registration Statement and the Proxy Statement.

    (e) Conduct of Company's Business. Shareholder shall use its reasonable best efforts, to the extent practicable and to the extent permitted under French law and regulation, to cause the Company and its Subsidiaries to conduct their respective businesses in the ordinary course, consistent with past practice; provided, however, that this paragraph shall not in any way require Shareholder to restrict or prohibit the Company from taking any action (x) which will not result in a Material Adverse Effect on the Company or (y) contemplated by this Agreement or the Shareholders Agreement. Between the date of this Agreement and the Closing Date, Shareholder shall use its reasonable best efforts, to the extent practicable and to the extent permitted under French law and regulation (and except as Crown shall agree in writing), to cause the Company not to:
  (i) except as described in the BALO Announcement, amend or otherwise change the statuts (or similar organizational documents) of the Company or any of its material Subsidiaries; (ii) sell, encumber, pledge, or otherwise dispose of any material operating assets of the Company or any of its Subsidiaries, except for sales of assets in the ordinary course of business consistent with past practices; (iii) issue, sell, pledge, dispose of, or encumber, or authorize the issuance, sale, pledge, disposition, or encumbrance of, any shares of capital stock of, any options (including employee stock options), warrants, convertible securities, or other rights to acquire any shares of capital stock of, or any other ownership interest in, the Company or any of its Subsidiaries, or otherwise alter its capital structure, except for the issuance of shares of Common Stock upon exercise of options that were authorized to be granted under the Company's stock option plans prior to the date of this Agreement and are outstanding on the date of this Agreement, the issuance of shares of Common Stock in connection with the Faba transaction described in the BALO Announcement and the issuance of additional options referred to in the BALO Announcement;
  (iv) amend the terms of, split, combine, or reclassify any of its capital stock or issue, or authorize or propose the issuance of, any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, except the issuance of shares of Common Stock in connection with the Faba transaction described in the BALO Announcement and the issuance of additional shares of Common Stock resulting from the exercise of the options referred to in the BALO Announcement; (v) acquire (by merger, purchase of stock or assets, joint venture, or otherwise) any corporation, partnership, or other business organization or division thereof; (vi) materially change its method of accounting as in effect at December 31, 1994 except as may be required by International Accounting Standards and as is concurred to by the Company's independent auditors, other than to convert the Company's accounts to United States GAAP or to modify the Company's accounts to comply with modifications to International Accounting Standards; and (vii) change the annual accounting period.

    (f) Access to Information Confidentiality. Prior to the Expiration Date, Shareholder shall use its reasonable best efforts, to the extent practicable and to the extent permitted under French law and regulation, to cause the Company and its Subsidiaries to, (i) give the officers, employees, accountants, counsel, and other representatives of Crown reasonable access to the properties, books, contracts, and records of the Company and its Subsidiaries, (ii) furnish promptly to Crown all information concerning the business, properties, and personnel of the Company and its Subsidiaries as Crown may reasonably request, and
  (iii) make available to Crown appropriate individuals for the discussion of the business, properties, and personnel of the Company and its Subsidiaries as Crown may reasonably request. Information obtained by Crown pursuant to this paragraph shall be subject to the provisions of the letter agreement dated May 18, 1995 addressed to Crown by the Company (the "Company Confidentiality Agreement").

    (g) Tax Position; Restructuring. Shareholder shall use its reasonable best efforts, to the extent practicable and to the extent permitted under French law and regulation, to cause the Company and its Subsidiaries to (i) provide such information to Crown as Crown shall request relating to the tax position of the Company and its Subsidiaries and (ii) engage in such internal corporate restructuring transactions immediately prior to the Closing, including but not limited to mergers or liquidations of Subsidiaries and distributions or sales of the stock of Subsidiaries, as Crown shall identify in order to minimize Taxes payable by Crown and its affiliates (including the Company and its Subsidiaries) following completion of the Offer, provided that such transactions shall not have an adverse effect on the Company or Shareholder. Shareholder shall use its reasonable best efforts, to the extent practicable and to the extent permitted under French law and regulation, to cause the Company and its Subsidiaries to cooperate with Crown in connection with the restructuring or refinancing of, or the obtaining of required waivers or consents in connection with, any indebtedness or material contracts or agreements of the Company and its Subsidiaries which may be in default or which may become in default as a result of the consummation of the transactions contemplated hereby.

    (h) Accountants. Shareholder shall use its reasonable best efforts, to the extent practicable and to the extent permitted under French law and regulation, to cause the Company to cause to be delivered to Crown (i) a report of the Company's independent accountants that complies in form and substance with the requirements for such a report included in a registration statement on Form S-4, (ii) the consent of such accountants to include such report in the Registration Statement and Proxy Statement and
  (iii) a comfort letter from such accountants with respect to the financial information regarding the Company included in the Proxy Statement and the Registration Statement.

    (i) Supervisory Board. Promptly following the purchase by Crown of Common Stock pursuant to the Exchange Offers, Shareholder shall cooperate fully in assisting Crown to cause such number of persons designated by Crown, rounded up to the next whole number, to be elected to the Supervisory Board of the Company as will give Crown representation on the Supervisory Board (giving effect to the persons designated and elected pursuant to this paragraph) multiplied by the percentage that the aggregate number of shares of Common Stock beneficially owned by Crown and its affiliates bears to the total number of shares of Common Stock then outstanding. Shareholder shall use its best efforts to obtain the resignation of the number of members of the Supervisory Board as are necessary to permit the Crown designees to be elected.

    (j) Public Filings. Shareholder shall use its reasonable best efforts to the extent practicable and to the extent permitted under French law and regulation to cause the Company to file with the French and U.K. Securities Authorities and make available to Crown all forms, reports, and documents required to be filed with the French and U.K. Securities Authorities between the date of this Agreement and the Expiration Date. The forms, reports and documents referred to in this paragraph or otherwise filed with the French and U.K. Authorities since December 31, 1993 are referred to collectively as the "Company Public Reports".

  8. Additional Covenants of Crown.

    (a) Crown Shareholder Meeting. Crown will take all action necessary in accordance with applicable law and its Articles of Incorporation and By-laws to convene a meeting of its shareholders (the "Crown Shareholder Meeting") as promptly as practicable to consider and vote upon the approval of the transactions contemplated hereby and the adoption of the New Articles (including the increase in the number of authorized shares of Crown Common Stock, the authorization of shares of Crown Preferred Stock and the "opt-out" from the provisions of Chapter 25, Subchapter E of the Pennsylvania Business Corporation Law thereby rendering such provisions inapplicable to the transactions contemplated hereby) and the issuance of the Crown Common Stock and Crown Preferred Stock pursuant to the Exchange Offers and the issuance of the Crown Common Stock upon conversion of the Crown Preferred Stock. The Board of Directors of Crown shall recommend the approval by the Crown Shareholders of the transactions contemplated hereby and the adoption of the New Articles and shall take all lawful action to solicit, and use its reasonable best efforts to obtain, such approvals. The Board of Directors acting on behalf of Crown may at any time prior to the adjournment of the Crown Shareholder Meeting withdraw, modify, or change any recommendation if the Board of Directors determines that the failure to so withdraw, modify, or change its recommendation and declaration would cause the Board of Directors to breach its fiduciary duties to Crown's shareholders under applicable law and, notwithstanding anything contained in this Agreement to the contrary, any such withdrawal, modification, or change of recommendation shall not constitute a breach of this Agreement by Crown.

    (b) Listing. Crown will file listing applications (subject to applicable listing rules), (i) as promptly as practicable, with the NYSE and (ii) in connection with the CBV Filing with the Paris Stock Exchange, with respect to, and Crown shall use its reasonable best efforts to cause the NYSE and the Paris Stock Exchange to list, the Crown Common Stock and Crown Preferred Stock issuable in connection with the Exchange Offers and the Crown Common Stock issuable upon conversion of the Crown Preferred Stock.

    (c) Conduct of Crown's Business. Crown shall conduct and shall cause its Subsidiaries to conduct their respective businesses in the ordinary course of business, consistent with past practice; provided, however, that this paragraph shall not in any way restrict or prohibit Crown from taking any action (x) which will not result in a Material Adverse Effect on Crown or adversely affect Crown's ability to comply with its obligations under this Agreement or the Shareholders' Agreement, or (y) contemplated by this Agreement or the Shareholders' Agreement. Between the date of this Agreement and the Closing Date, Crown shall not, without the prior written consent of Shareholder: (i) amend or otherwise change the Articles of Incorporation or By-laws (or similar organizational documents) of Crown or any of its material Subsidiaries (except for the amendment to the By-laws effected July 27, 1995, the amendment to the Articles of Incorporation to be effected by the New Articles and the amendment to the By-laws to be effected by the By-law Amendment), provided that Crown may amend the provisions of its By-laws relating to (x) indemnification of directors and
  (y) the percentage vote of the Board of Directors of Crown required to approve any amendment to the By-laws previously provided to Shareholder and provided, further, that Crown and Shareholder will discuss in good faith any other amendments to the By-laws Crown may wish to effect on or prior to the Closing Date (including those provided to Shareholder prior to the date hereof), or (ii) issue, sell, pledge, dispose of, or encumber, or authorize the issuance, sale, pledge, disposition, or encumbrance, or authorize the issuance of, any shares of capital stock of, any options (including employee stock options), warrants, convertible securities, or other rights to acquire any shares of capital stock of, or any other ownership interest in, Crown or otherwise alter its capital structure, except for the issuance of shares pursuant to options that were granted under Crown's stock option plans prior to the date of this Agreement and are outstanding on the date of this Agreement, it being understood that Crown intends to adopt a shareholder protection rights plan (possibly including the authorization of a series of junior preferred stock in connection therewith, which junior preferred stock shall be junior to the Crown Preferred Stock), in a form reasonably acceptable to Shareholder. Shareholder consents to any amendment of Crown's Articles of Incorporation to authorize the issuance of shares of preferred stock junior to, or on a parity with, the Crown Preferred Stock (in a form reasonably acceptable to Shareholder) to be submitted to the shareholders of Crown at the Crown Shareholder Meeting.

    (d) Access to Information; Confidentiality. Prior to the Expiration Date, Crown will, and will cause each of its Subsidiaries to (i) give the officers, employees, accountants, counsel, and other representatives of Shareholder and the Company reasonable access to the properties, books, contracts, and records of Crown and its Subsidiaries, (ii) furnish promptly to Shareholder and the Company all information concerning the business, properties, and personnel of Crown and its Subsidiaries as Shareholder or the Company may reasonably request, and (iii) make available to Shareholder and the Company appropriate individuals for the discussion of the business, properties and personnel of Crown and its Subsidiaries as Shareholder or the Company may reasonably request. Information obtained by Shareholder or the Company pursuant to this paragraph shall be subject to the provisions of the letter agreement dated April 18, 1995 addressed to Shareholder by Crown (the "Crown Confidentiality Agreement") and the Company Confidentiality Agreement.

    (e) CBV Filing. Upon the terms and subject to the conditions set forth in this Agreement, Crown will prepare and file a dossier and projet d'offre with the CBV (the "CBV Filing") which complies with applicable French law and regulation. The CBV Filing shall be made at the earliest practicable time following satisfaction of the conditions set forth in Section 10.1 and in no event later than five French Market Days after Shareholder notifies Crown in writing that, to the best of Shareholder's knowledge, such conditions and its conditions in Section 11 have been satisfied unless within such period of time Crown notifies Shareholder in writing that, to the best of its knowledge, such conditions have not been satisfied. After the date of the CBV Filing, Crown will use its reasonable best efforts to cause the dossier and projet d'offre to be approved as promptly as practicable; provided, however, that it shall not be deemed "reasonable" to require Crown to amend the terms of, or increase the consideration payable in, the Offer.

    (f) Proxy Statement and Registration Statement. Crown will prepare and file with the SEC a proxy statement (the "Proxy Statement") complying with Regulation 14A under the Exchange Act ("Regulation 14A") for use in connection with the Crown Shareholder Meeting and a registration statement (the "Registration Statement") in connection with the registration under the Securities Act of the Crown Common Stock and Crown Preferred Stock issuable in connection with the Exchange Offers and the Crown Common Stock issuable upon conversion or exchange of the Crown Preferred Stock. Crown will use its reasonable best efforts to cause the Registration Statement to be declared effective, and to maintain effectiveness through the date of closing of each of the Exchange Offers and also will take any other action required to be taken under United States federal or state securities laws, and to cause the Proxy Statement to be mailed to shareholders of Crown.

    (g) Note d'Information. Upon the terms and subject to the conditions set forth in this Agreement, Crown will prepare and file a Note d'Information with the COB which complies with applicable French law. After the date of the CBV Filing, Crown will use its reasonable best efforts to cause the Note d'Information to be approved as promptly as practicable, and also will take any other action required to be taken under French and other securities laws with respect to the Offer; provided, however, that it shall not be deemed "reasonable" to require Crown to amend the terms of, or increase the consideration payable in, the Offer.

    (h) U.K. Exchange Offer. Crown will make all filings required with the London Stock Exchange (the "U.K. Filing") and take such other actions in the United Kingdom as are required under applicable laws, rules and regulations in the U.K. in connection with the U.K. Exchange Offer.

    (i) Amendments. If, at any time prior to the date of closing of each of the Exchange Offers or such later date as shall be necessary to consummate the transactions contemplated hereby, Shareholder shall become aware that any event has occurred as a result of which the Registration Statement (including the Prospectus contained therein), the Proxy Statement, the Note d'Information, the CBV Filing, the U.K. Filing or any other filing required in connection with the Exchange Offers, in each case as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary during such period to amend or supplement any such document in order to comply with applicable law or regulation, Crown shall notify the Company and Shareholder and shall prepare and, if required, file such amendments or supplements which will correct such statement or omission or effect such compliance.

    (j) By-Law Amendment. Effective as of the Closing, the Board of Directors of Crown shall adopt the By-law Amendment.

    (k) Accountants. Crown shall use its reasonable best efforts to cause Crown's independent accountants to deliver to Shareholder and each of its designees for election to the Board of Directors of Crown a comfort letter in customary form from such accountants with respect to the financial information regarding Crown included in the Registration Statement, provided that if any such letter is delivered to Crown or a director of Crown, Crown shall cause Crown's Independent Accountants to deliver such letter to Shareholder and each of its designees and authorize Shareholder and each of such designees to rely thereon.

  9. Additional Covenants of Shareholder and Crown.

    (a) No Solicitation. Shareholder will not, and will use its reasonable best efforts, to the extent practicable and to the extent permitted under French law and regulation, to cause the Company not to, directly or indirectly, solicit (including by way of furnishing information) any inquiries or the making of any proposal by any person or entity (other than Crown or any affiliate of Crown) or enter into any agreement, arrangement or understanding, or any negotiations or discussions which might lead to such agreement, arrangement or understanding, which constitutes, or may reasonably be expected to lead to, any direct or indirect sale or other transfer of the Shares (or other equity interests in the Company) or any other extraordinary transaction involving the Shares (or other equity interests in the Company) or the Company, including without limitation the acquisition or sale of a material amount of assets, the sale, issuance or transfer of any equity securities (other than pursuant to employee benefit arrangements in the ordinary course of business and other than as disclosed by the Company in the Company Disclosure Information), or any tender or exchange offer, merger or other business combination, involving the Company or any of its Subsidiaries. If Shareholder or the Company receives an inquiry or proposal with respect to any such sale of Shares or other extraordinary transaction involving the Shares or the Company, then Shareholder or the Company, as the case may be, shall promptly inform Crown of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Shareholder will immediately cease, and will use its reasonable best efforts, to the extent practicable and to the extent permitted under French law and regulation, will cause the Company to terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

    (b) Filings. Upon the terms and subject to the conditions set forth in this Agreement, each of Shareholder and Crown will, and Shareholder will use its reasonable best efforts to the extent practicable and to the extent permitted under French law to cause the Company to, make all necessary filings with respect to the Exchange Offers and the transactions contemplated by this Agreement under the applicable United States, French, United Kingdom and European Union or other foreign securities laws, rules and regulations and will use their reasonable best efforts to obtain any required approvals and clearances with respect thereto under such securities laws, rules and regulations. Notwithstanding the preceding sentence, if an exemption from the registration requirements under the Securities Act is available on a basis that would not (A) impede, impair or delay the Exchange Offers, (B) prevent the listing of the Crown Common Stock and Crown Preferred Stock to be delivered in the Exchange Offers on the NYSE, or (C) adversely affect the value of the Crown Common Stock and Crown Preferred Stock to be received by Shareholder and its Subsidiaries pursuant to the Exchange Offers due to restrictions on transfer, lack of liquidity, limitations on marginability and similar limitations, there shall be no requirement to prepare or file a Registration Statement with respect to the Crown Common Stock or Crown Preferred Stock under this Agreement (and the warranties, covenants and conditions contained herein with respect to the Registration Statement shall be deemed to be modified accordingly).

    (c) Consents; Approvals. Upon the terms and subject to the conditions set forth in this Agreement, Shareholder and Crown will, and Shareholder will use its reasonable best efforts to the extent practicable and to the extent permitted under French law and regulation to cause the Company to, use their respective reasonable best efforts to obtain all consents, waivers, approvals, authorizations, or orders (including, without limitation, all approvals and orders by governmental and regulatory authorities, domestic or foreign) and Crown and Shareholder will make or cause to be made all filings (including, without limitation, all filings required under the HSR Act and EC Council Regulation 4064/89 and under any other antitrust or competition laws and all other filings with governmental or regulatory authorities, domestic and foreign) required in connection with the authorization, execution, and delivery of this Agreement by Crown and Shareholder and the consummation by them of the transactions contemplated by it. Notwithstanding the foregoing, and provided Crown has complied fully with its obligations in the next succeeding sentence of this Section 9(c), nothing contained in this Agreement will require or obligate Crown (i) to agree to or otherwise become subject to any material limitations on (A) the right of Crown, or its affiliates effectively to control or operate the business, assets or operations of Crown, the Company or any of their respective Subsidiaries as a result of any consent, waiver, approval, authorization or order of a governmental or regulatory authority obtained in order to satisfy a condition set forth in Section 10.1 hereof, (B) the right of Crown or its affiliates to acquire or hold the business, assets or operations of the Company, (C) the right of Crown to exercise full rights of ownership of the Common Stock acquired by Crown including, without limitation, the right to vote any Common Stock held by Crown on all matters properly presented to the Company's shareholders, or (ii) to agree to divest itself of any Common Stock. Notwithstanding the foregoing, if required by any such governmental or regulatory authorities in order to obtain a necessary consent, waiver, approval, authorization or order thereof, Crown shall agree to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets, or operations of the Company or Crown (or its affiliates) as shall be required to obtain such consent, waiver, approval, authorization or order; provided, however, that Crown shall not be required so to agree, if such action will result in a material diminution in the value of Crown and the Company as a combined entity.

    (d) Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Crown and Shareholder will use their best efforts and cooperate with one another (i) in promptly determining whether any additional filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations.

    (e) Disclosure. Crown and Shareholder will consult with each other before issuing any press release or making any public filing relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release prior to such consultation.

    (f) Shareholders Agreement. On the Closing Date, Crown and Shareholder shall execute and deliver the Shareholders Agreement in the form attached hereto as Annex 4 with such changes therein as shall be mutually agreed by Crown and Shareholder (the "Shareholders Agreement").

    (g) Notification. Each of Crown and Shareholder will, in the event of, or promptly after obtaining knowledge of the occurrence (or non-occurrence) or threatened occurrence (or non-occurrence) of, any fact or event which would cause or constitute a material breach of any of its representations and warranties or covenants set forth herein or the failure of the conditions to the other party's obligations set forth herein, would constitute or result in a Material Adverse Effect on it or could result in a delay in carrying out the transactions contemplated hereby, give notice thereof to the other party hereto and will use its reasonable best efforts to prevent or promptly to remedy such breach or satisfy such conditions; provided, however, that the delivery of, or failure to deliver, any notice pursuant to this Section 9(g) shall not limit or otherwise affect the remedies available hereunder.

  10. Conditions to Obligations of Crown.

  10.1. Conditions to Obligation of Crown to Make the Exchange Offers.

  The obligation of Crown to make the Exchange Offers is subject to the satisfaction or waiver of the following conditions:

    (a) Warranties. The warranties of Shareholder contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects, and the warranties of Shareholder contained in this Agreement that are qualified by materiality shall be true and correct, in each case on and as of the Filing Date with the same force and effect as if made on and as of the Filing Date, except for (i) changes contemplated by this Agreement, (ii) those warranties that address matters only as of a particular date (which will remain true and correct as of that date), and
  (iii) breaches or inaccuracies of warranties contained in Section 6(a) and 6(b) which shall be absolutely true and correct; and Crown shall have received a certificate to this effect signed by the President of Shareholder.

    (b) Agreements and Covenants. Shareholder shall have performed or complied in all material respects with all of its obligations under this Agreement to be performed or complied with on or prior to the Filing Date; and Crown shall have received a certificate to this effect signed by the President of Shareholder.

    (c) Consents Obtained. All material consents, waivers, approvals, authorizations, or orders required to be obtained by Shareholder or the Company, and all filings required to be made by Shareholder or the Company, for the authorization, execution, and delivery of this Agreement by Shareholder, the performance of Shareholder's and the Company's obligations under this Agreement and the consummation by the Company and Shareholder of the transactions contemplated hereby shall have been obtained and made by Shareholder or the Company, as the case may be.

    (d) Shareholder Approval. The transactions contemplated hereby and the New Articles (including the increase in the number of authorized shares of Crown Common Stock, the authorization of shares of Crown Preferred Stock and the "opt-out" from the provisions of Chapter 25, Subchapter E of the Pennsylvania Business Corporation Law thereby rendering such provisions inapplicable to the transactions contemplated hereby) and the issuance of the Crown Common Stock and the Crown Preferred Stock (and any Crown Common Stock into which such Crown Preferred Stock is convertible) pursuant to this Agreement shall have been adopted and approved by the requisite vote of the shareholders of Crown in accordance with applicable law, the Pennsylvania Business Corporation Law, Crown's Articles of Incorporation and By-laws and any applicable rules or regulations of the NYSE (collectively, the "Crown Shareholder Approvals").

    (e) Registration Statement; Securities Laws. Subject to Section 9(b) hereof, the Registration Statement shall have been declared effective and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been threatened or initiated, and all necessary approvals under United States federal or state securities laws (including the Securities Act or Exchange Act) or French securities laws (including all required approvals of the COB, CBV or SBF) relating to the Offer or the issuance or trading of the Crown Common Stock, Crown Preferred Stock or the Crown Common Stock to be issued upon the conversion of the Crown Preferred Stock shall have been received (it being understood that the approvals of the U.K. Exchange Offer and the listing of the Crown Common Stock and Crown Preferred Stock on the London Stock Exchange shall not be a condition to Crown's obligation to launch the Offer).

    (f) No Injunctions or Restraints; Illegality. There shall not exist any temporary restraining order, preliminary or permanent injunction, other order issued by any court of competent jurisdiction, or other legal restraint or prohibition (including any antitrust authority with jurisdiction over the Offer) prohibiting Crown from launching the Offer.

    (g) Due Diligence. The due diligence and other procedures set forth in
  Section 13(j) shall not be pending.

    (h) Status of the Company. Except with respect to matters disclosed in the Company's annual reports for fiscal years ended December 31, 1993 and December 31, 1994, copies of which were provided to Crown prior to the execution of this Agreement, the statements regarding the Company contained in Annex 5 hereto that are not qualified by materiality shall be true and correct in all material respects and the statements regarding the Company contained in Annex 5 hereto that are qualified by materiality shall be true and correct, on and as of the date hereof and the Filing Date, except for
  (i) changes contemplated by this Agreement, and (ii) those statements that address matters only as of a particular date (which will remain true and correct as of that date). For purposes of determining whether this condition is satisfied as to any statement included in Annex 5, Additional Company Information shall not be taken into account unless further information that is not Additional Company Information when considered together with such Additional Company Information (taking into account any materiality standards included in such statement) results in a breach of such statement; and Shareholder shall use its reasonable best efforts, to the extent practicable and to the extent permitted under French law and regulations, to cause the Company to provide a certificate to this effect (if true) signed by the President or a Vice President of the Company.

    (i) Access to Information; Confidentiality. During the Due Diligence Period, the Company and its Subsidiaries shall have, (i) given the officers, employees, accountants, counsel, and other representatives of Crown reasonable access to the properties, books, contracts, and records of the Company and its Subsidiaries, (ii) furnished promptly to Crown all information concerning the business, properties, and personnel of the Company and its Subsidiaries as Crown may reasonably request, and (iii) made available to Crown appropriate individuals for the discussion of the business, properties, and personnel of the Company and its Subsidiaries as Crown may reasonably request. Information obtained by Crown as described in the prior sentence shall be subject to the provisions of the Company Confidentiality Agreement.

    (j) Dividends and Other Distributions. The Company shall not have (x) declared, set aside, or paid any dividend or other distribution (whether in cash, stock, property, or any combination thereof) in respect of any of its capital stock between the date hereof and the Filing Date, or indicated its intention to do so within three months of the Filing Date, except that (A) the Company may pay its regular dividend of FF 4.40 per share of Common Stock proposed to be paid after approval thereof at the Company's annual general meeting of Shareholders to be held on June 2, 1995, (B) a direct or indirect wholly-owned subsidiary of the Company may declare and pay a dividend to its parent, and (C) other Subsidiaries may declare and pay customary, regular dividends in the ordinary course, consistent with past practice or (y) amended the terms of, repurchased, redeemed, or otherwise acquired, or permitted any subsidiary to amend the terms of, repurchase, redeem, or otherwise acquire, any of its capital stock.

    (k) Market Matters. There shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE or Paris Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or France, or (iii) any material limitation by any French or United States governmental, administrative or regulatory authority or agency on the extension of credit by banks or other lending institutions.

    (l) Listing. The shares of Crown Common Stock and Crown Preferred Stock issuable in connection with the Offer and the Crown Common Stock issuable upon conversion of the Crown Preferred Stock shall have been accepted for listing on the NYSE subject to official notice of issuance (provided Crown has complied with its obligations in Section 8(b)).

    (m) Change of Control. (i) Shareholder shall not have been a party to any merger, consolidation or share exchange, and shall not have sold all or substantially all of its assets, under circumstances in which Persons who were members of the Shareholder's Board of Directors at the date of this Agreement do not constitute a majority of Shareholder's Board of Directors (or body performing similar functions) of the corporation or other entity surviving such transaction, and (ii) it shall not have been publicly disclosed that 25% or more of the outstanding shares of Shareholder's Common Stock have been acquired by any Person or Group (other than Crown and its Affiliates).

  10.2. Conditions to the Obligations of Crown to Acquire the Common Stock Tendered Pursuant to the Exchange Offers.

  The obligation of Crown to acquire the Common Stock tendered pursuant to the Exchange Offers is subject to the satisfaction or waiver of the following conditions:

    (a) Upon completion of the Offer, the SBF shall have published a notice (avis de resultat) confirming that the number of shares of Common Stock validly tendered to the Offer, when added together with the Common Stock acquired by Crown in the U.K. Exchange Offer and any other contemporaneous exchange offer made by Crown or one of its subsidiaries in another jurisdiction, equals or exceeds the Minimum Condition.

    (b) With respect to the U.K. Exchange Offer, the Closing of the Offer shall have occurred or shall occur contemporaneously with the closing thereof.

  11. Conditions to Obligations of Shareholder. The obligation of Shareholder to tender its Shares pursuant to the Offer is subject to the satisfaction or waiver of the following conditions on or prior to the Filing Date:

    (a) Warranties. Except to the extent disclosed in writing by Crown to Shareholder prior to the date of the Agreement, the warranties of Crown contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects, and the warranties of Crown contained in this Agreement that are qualified by materiality are true and correct, on and as of the Filing Date with the same force and effect as if made on and as of the Filing Date, except for (i) changes contemplated by this Agreement, (ii) those warranties that address matters only as of a particular date (which will remain true and correct as of that date), and
  (iii) breaches or inaccuracies of warranties contained in Section 5(j) and 5(m) which shall be absolutely true and correct; and Shareholder shall have received a certificate to this effect signed by the President or any vice president of Crown. For purposes of determining whether this condition is satisfied as to any warranty, Additional Crown Information shall not be taken into account unless further information that is not Additional Crown Information when considered together with such Additional Crown Information (taking into account any materiality standards included in such warranty) results in a breach of such warranty.

    (b) Agreements and Covenants. Crown shall have performed or complied in all material respects with all of the obligations under this Agreement to be performed or complied with by it on or prior to the Filing Date; and Shareholder shall have received a certificate to this effect signed by the President or any vice president of Crown.

    (c) Consents Obtained. All material consents, waivers, approvals, authorizations, or orders required to be obtained under, and all filings required to be made, by Crown for the authorization, execution, and delivery of this Agreement by Crown, the performance of Crown's obligations under this Agreement and the consummation by Crown of the transactions contemplated hereby shall have been obtained and made by Crown.

    (d) Shareholder Approval. The Crown Shareholder Approvals shall have been obtained.

    (e) Registration Statement; Securities Laws. Subject to Section 9(b) hereof, the Registration Statement shall have been declared effective and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been threatened or initiated, and all necessary approvals under United States federal or state securities laws (including the Securities Act or Exchange Act) or French securities laws (including all required approvals of the COB, CBV or SBF) relating to the Offer or the issuance or trading of the Crown Common Stock, Crown Preferred Stock or the Crown Common Stock to be issued upon the conversion of the Crown Preferred Stock shall have been received (it being understood that the approvals of the U.K. Exchange Offer and the listing of the Crown Common Stock and Crown Preferred Stock on the London Stock Exchange shall not be a condition to Shareholder's obligation to tender its Shares pursuant to the Offer).

    (f) No Injunctions or Restraints; Illegality. There shall not exist any temporary restraining order, preliminary or permanent injunction, other order issued by any court of competent jurisdiction, or other legal restraint or prohibition (including any antitrust authority with jurisdiction over the Offer) prohibiting Shareholder from tendering into the Offer.

    (g) Due Diligence. The due diligence and other procedures set forth in
  Section 13(j) shall not be pending.

    (h) Access to Information; Confidentiality. During the Due Diligence Period, Crown and its Subsidiaries shall have caused each of its Subsidiaries to have, (i) given the officers, employees, accountants, counsel, and other representatives of Shareholder reasonable access to the properties, books, contracts, and records of Crown and its Subsidiaries,
  (ii) furnished promptly to Shareholder all information concerning the business, properties, and personnel of Crown and its Subsidiaries as Shareholder may reasonably request, and (iii) made available to Shareholder appropriate individuals for the discussion of the business, properties, and personnel of Crown and its Subsidiaries as Shareholder may reasonably request. Information obtained by Shareholder as described in the prior sentence shall be subject to the provisions of the Crown Confidentiality Agreement.

    (i) Rating. The long-term unsecured senior debt securities of Crown shall not have been downgraded (a "Downgrade") by either Moody's Investors Services Inc. or Standard and Poor's to a rating below "investment grade", provided that Shareholder shall not be entitled to rely on this condition unless it shall, prior to such reliance, have entered into good faith negotiations with Crown for a reasonable period of time in an effort to modify the terms of the transaction in a manner sufficient to alleviate such Downgrade. "Investment grade" shall mean either Moody's Investors Services Inc. or Standard and Poor's shall have rated the security in one of its generic rating categories which signifies investment grade (typically the four highest categories).

    (j) Miscellaneous. There shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE or Paris Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or France, or (iii) any material limitation by any French or United States governmental, administrative or regulatory authority or agency on the extension of credit by banks or other lending institutions.

    (k) Listing. The shares of Crown Common Stock and Crown Preferred Stock issuable in connection with the Offer and the Crown Common Stock issuable upon conversion of the Crown Preferred Stock shall have been accepted for listing on the NYSE subject to official notice of official issuance, and Crown shall have applied for the listing thereof on the Paris Stock Exchange.

    (l) SLF. Prior to October 1, 1995, the SLF shall have confirmed that French corporate shareholders of the Common Stock, including Shareholder,
  (i) shall be entitled to defer recognition of any gain or loss on the Common Stock upon tendering the Common Stock into the Offer and electing to receive Units until the sale by such corporate shareholders of the Crown Common Stock and the Crown Preferred Stock received in the Offer and (ii) shall be entitled to defer recognition of any gain or loss on any such Crown Preferred Stock upon conversion of the Crown Preferred Stock into Crown Common Stock until the sale by such corporate holders of such Crown Common Stock. Promptly following the date of this Agreement, and in any case within 15 calendar days, Shareholder shall make a submission to the SLF seeking the foregoing confirmation and shall use its reasonable best efforts to secure the requested confirmation as soon thereafter as practicable. Shareholder shall furnish to Crown copies of its submission and, promptly upon receipt thereof, any response received from the SLF. In the event that Shareholder shall be notified by the SLF that the requested confirmation will not be forthcoming, such that the condition provided for in this paragraph (l) cannot be satisfied, Shareholder shall notify Crown as promptly as practicable. If requested by Crown in writing, Shareholder shall advise Crown within 10 calendar days after receipt of such request whether Shareholder is willing to waive the condition provided for in this paragraph (l) and, if Shareholder is not willing to waive such condition, Shareholder shall terminate this Agreement pursuant to Section 13(f).

    (m) Change of Control. (i) Crown shall not have been a party to any merger, consolidation or share exchange, and shall not have sold all or substantially all of its assets, under circumstances in which Persons who were members of the Crown's Board of Directors at the date of this Agreement do not constitute a majority of Crown's Board of Directors (or body performing similar functions) of the corporation or other entity surviving such transaction, and (ii) it shall not have been publicly disclosed that 25% or more of the outstanding shares of Crown Common Stock have been acquired by any Person or Group (other than Shareholder and its Affiliates).

  12. Further Assurances. From time to time, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

  13. Termination. This Agreement may be terminated, by written notice to the other party hereto, at any time:

    (a) Prior to the Filing Date by Crown if there has been (i) a breach of any covenant or agreement herein on the part of Shareholder that would result in a failure of the conditions set forth in Section 10.1(a) or
  Section 10.1(b) and which has not been cured within 30 calendar days following receipt of notice of such breach or (ii) a material breach of a warranty herein on the part of Shareholder that would result in a failure of the condition set forth in Section 10.1(a) which breach by its nature is not reasonably likely to be cured prior to March 31, 1996; Shareholder, Camebo, the Company or any of the Company's material Subsidiaries makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Shareholder, Camebo, the Company or any of its material Subsidiaries seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization (and if such proceeding is against Shareholder, Camebo, the Company or any of the Company's material Subsidiaries, it remains unstayed and in effect for sixty consecutive days after institution of such proceeding).

    (b) By Crown if (i) Crown has commenced the Offer and the Offer is terminated or expires in accordance with its terms without Crown having purchased any Common Stock thereunder due to a failure of the conditions of the Offer (including the Minimum Condition) to be satisfied or (ii) Shareholder tenders any of its Shares to a Third Party Bid.

    (c) Prior to the Filing Date by Shareholder if (i) there has been (A) a breach of any covenant or agreement herein on the part of Crown that would result in a failure of the condition set forth in Section 11(a) or Section 11(b) and which has not been cured within 30 calendar days following receipt of notice of such breach or (B) a material breach of a warranty herein on the part of Crown that would result in a failure of the condition set forth in Section 11(a) which breach by its nature cannot be cured prior to March 31, 1996; or (ii) Crown or any of its material Subsidiaries makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Crown or any of its material Subsidiaries seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization (and if such proceeding is against Crown or any such material Subsidiary, it remains unstayed and in effect for sixty consecutive days after the institution of such proceeding).

    (d) By Shareholder if Crown has commenced the Offer and the Offer (as the same may have been modified or extended in accordance with this Agreement or replaced by a New Offer) is terminated or expires in accordance with its terms without Crown having purchased any Common Stock thereunder due to a failure of the conditions of the Offer (including the Minimum Condition) to be satisfied.

    (e) By either Shareholder or Crown if (i) the Closing Date shall not have occurred on or prior to March 31, 1996 (the "Final Termination Date"); provided, however, that if Crown shall have commenced the

  Offer prior to the Final Termination Date and the Offer shall not have terminated or expired prior to the Final Termination Date, then the Final Termination Date shall be extended until the termination or expiration of the Offer in accordance with its terms, provided that Crown shall not have voluntarily extended the time period of the Offer if the Final Termination Date would occur prior to such extension (unless such extension is in connection with an increase in the amount of consideration payable to shareholders of the Company (including Shareholder) tendering in the Offer in response to a Third Party Bid provided that the Final Termination Date shall not be later than the termination date of such Third Party Bid), and, provided, further that the right to terminate this Agreement under this paragraph (e)(i) shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date, or (ii) the Crown Shareholder Approvals have not been obtained by reason of the failure to obtain the required votes upon the vote of Crown's shareholders at the Crown Shareholder Meeting, provided that, with respect to any termination by Crown under this paragraph (e)(ii) that Crown shall have complied with its obligations under
  Section 8(a) hereof.

    (f) Prior to the Filing Date by either Shareholder or Crown in the event that any governmental, regulatory or judicial authority or tribunal shall have issued a final, non-appealable order, decree or ruling or taken any other final, non-appealable action restraining, enjoining or otherwise prohibiting the Offer by Crown or the tender by Shareholder of the Shares into the Offer.

    (g) By the mutual written consent of Shareholder and Crown.

    (h) On the date immediately prior to the Filing Date by Crown if, on the preceding NYSE trading day (the "Final Determination Date"), the Average Crown Common Stock Price (computed with the Final Determination Date being deemed the Measurement Date) is greater than FF 242.96 (115% of the Initial Price).

    (i) On the date immediately prior to the Filing Date by Shareholder if, on the Final Determination Date, the Average Crown Common Stock Price (computed with the Final Determination Date being deemed the Measurement
  Date) is less than FF 179.58 and Crown shall not by 12:00 Midnight, New York City time, on the date prior to the Filing Date have delivered to Shareholder a written agreement by Crown to amend the Exchange Ratio such that the implied value of the number of shares of Crown Common Stock and the number of shares of Crown Preferred Stock deliverable in exchange for one share of Common Stock is not less than FF 212.50. For this purpose, such implied value shall be computed on the basis of the Average Crown Common Stock Price, with the Final Determination Date being deemed to be the Measurement Date, and the ratio of the number of shares of Crown Common Stock to the number of shares of Crown Preferred Stock per Unit shall remain constant at .75 to .25.

    (j)(i) By Shareholder on the last day of the Due Diligence Period if Shareholder's outside accountants (the "Shareholder Accountants") have advised Shareholder that, based solely upon such accountants' analysis (the "Shareholder Accountants Analysis") of the total mix of Additional Crown Information, which shall be reflected in such accountants' written opinion delivered to Crown and to Shareholder, and after having reviewed its analysis and evaluation with Crown's outside accountants (the "Crown Accountants"), the Shareholder Accountants are of the good faith judgment (the "Shareholder Accountants Judgment") that the net adverse effect on the value of Crown attributable to the Additional Crown Information, after giving effect to any increases in value attributable to positive aspects of the Additional Crown Information, exceeds $250 million; provided that within five days after receipt of notice of termination, Crown may deliver to Shareholder notice that Crown disagrees with the Shareholder Accountants Judgment (in which case the provisions of subparagraph (iv) below shall apply) and provided, further, that if Crown does not deliver such notice of disagreement within five days after receipt of the notice of termination, this Agreement shall terminate.

    (ii) By Crown on the last day of the Due Diligence Period if the Crown Accountants have advised Crown that, based solely upon such accountants' analysis (the "Crown Accountants Analysis") of the total mix of Additional Company Information, which shall be reflected in such accountants' written opinion delivered to Shareholder and Crown, and after having reviewed its analysis and evaluation with the

  Shareholder Accountants, the Crown Accountants are of the good faith judgment (the "Crown Accountants Judgment") that the net adverse effect on the value of the Company attributable to the Additional Company Information, after giving effect to any increases in value attributable to positive aspects of the Additional Company Information, exceeds $250 million; provided that within five days after receipt of notice, Shareholder may deliver to Crown notice that Shareholder disagrees with the Crown Accountants Judgment (in which case the provisions of subparagraph
  (iv) below shall apply) and provided, further, that if Shareholder does not deliver such notice of disagreement within five days after receipt of the notice of termination, this Agreement shall terminate.

    (iii) For purposes of this Section 13(j), it is the intention of the parties that the differences between book value and fair market value and between United States GAAP and International Accounting Standards shall not, in and of themselves, give rise to increases or decreases in value of Crown or the Company, as the case may be.

    (iv) If Crown or Shareholder delivers notice that it disagrees with the Shareholder Accountants Judgment or the Crown Accountants Judgment, respectively, within the five day period specified above, Crown and Shareholder shall mutually select an independent accounting firm of recognized international standing to act as arbitrator (such firm, the "Independent Accountant") and shall provide to the Independent Accountant all information which the Independent Accountant may reasonably request and which is available to Crown and Shareholder. The Independent Accountant shall, within 10 Business Days thereof, advise Crown and Shareholder whether the Independent Accountant agrees with the Shareholder Accountants Judgment or the Crown Accountants Judgment, as the case may be. In expressing such judgment, the Independent Accountant shall not consider any differences in the businesses of Crown, the Company and their respective Subsidiaries resulting from public dissemination of the termination notice or changes, whether actual or prospective, in general conditions applicable to the industry in which Crown, the Company and their respective Subsidiaries are involved or general economic conditions. If the Independent Accountant agrees that the net adverse effect on the value of Crown arising from the Additional Crown Information or on the value of the Company arising from the Additional Company Information, after giving effect to any increases in value that are attributable to positive aspects of the Additional Crown Information or Additional Company Information, as the case may be, exceeds $250 million, this Agreement shall terminate. If the Independent Accountant does not agree that the net adverse effect on value of Crown arising from the Additional Crown Information or on the value of the Company arising from the Additional Company Information, after giving effect to any increases in value that are attributable to positive aspects of the Additional Crown Information or the Additional Company Information, as the case may be, exceeds $250 million, the termination right of Crown or Shareholder, as the case may be, pursuant to this paragraph (j) shall expire. The expiration of the termination right provided by this paragraph (j) shall be without prejudice to any other right of termination provided to any party pursuant to this Section 13.

    (v) The fees and expenses of the Independent Accountant shall be borne one-half by Crown and one-half by Shareholder.

    (vi) In acting under this Agreement, the Independent Accountant shall be entitled to the privileges and immunities of arbitrators.

    (k) By Shareholder if the Board of Directors of Crown shall withdraw, or adversely modify or adversely change its recommendation as contemplated by the last sentence of Section 8(a) hereof and, thereafter, the Crown Shareholder Approvals are not obtained at the Crown Shareholder Meeting provided that this Agreement is not terminable at such time by Crown for a reason other than the failure to obtain such Crown Shareholder Approvals.

    (l) Effect of Termination. In the event of termination of this Agreement as provided in this Section 13, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party from liability for any willful breach of this Agreement.

  14. Expenses.

    (a) Each of Crown, on the one hand, and Shareholder and the Company, on the other hand, shall bear and pay all costs and expenses incurred by it or them or on its or their behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except as set forth in Section 13(j)(v) hereof and except that, to the fullest extent permitted under law, in the event the Offer is successful Crown or its designee shall reimburse Shareholder for 80% of the total amount of the documented fees and expenses of Shareholder's legal and financial advisers with respect to the transactions contemplated by this Agreement, up to a maximum reimbursement amount of $15 million.

    (b) Each of the parties has represented and warranted that neither it nor any of its officers, directors, employees, affiliates, or Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, except as expressly provided in such representations and warranties. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by either Crown or Shareholder, each party agrees to indemnify and hold the other party harmless of and from any such claim.

    (c)(i) Upon any termination by Shareholder under Section 13(k), Crown shall pay Shareholder $10 million (in recognition of the expenses and effort devoted to the proposed transaction), provided that Shareholder shall give notice of such termination within ten business days following the date of the Crown Shareholder Meeting.

    (ii) In the event that, pursuant to Section 2(b) hereof, Shareholder tenders any of its Shares to a Third Party Bid, Shareholder shall pay Crown $10 million (in recognition of the expenses and effort devoted to the proposed transaction).

    (iii) Section 14(c)(i) and 14(c)(ii) above are subject to prior approval of the COB. In the event that obtaining such COB approval requires modification to one or both of such Sections, Crown and Shareholder may mutually agree to modify the obligations set forth herein.

    (iv) The dollar amount set forth in Section 14(c)(i) and 14(c)(ii) above shall not be construed to be liquidated damages, and, in the event of a breach of this Agreement by either party hereto, the other party shall be entitled to such damages and remedies as are available under this Agreement and applicable law.

  15. Miscellaneous.

    (a) Entire Agreement; Assignment; No Third-Party Beneficiaries. This Agreement, together with the Shareholders Agreement, the Crown Confidentiality Agreement, the Company Confidentiality Agreement and the Shareholder Confidentiality Agreement, (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, provided that on the Closing Date each of the Crown Confidentiality Agreement, the Company Confidentiality Agreement and the Shareholder Confidentiality Agreement shall be superseded by the provisions of the Shareholders Agreement (except that the confidentiality provisions of such agreements shall survive) and (ii) shall not be assigned by operation of law or otherwise, provided that Crown may assign any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Crown that agrees in writing to assume such rights and obligations and to be bound by this Agreement; provided that Crown shall remain jointly and severally liable for the performance of all obligations so assigned. This Agreement shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

    (b) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

    (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

    (d) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

    (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

    (f) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    (g) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, rule or regulation in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision shall have been replaced with a provision which shall, to the maximum extent permissible under such applicable law, rule or regulation, give effect to the intention of the parties as expressed in such invalid, illegal or unenforceable provision.

    (h) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram, facsimile transmission with confirmation of receipt, or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

  if to Crown:

    Crown Cork & Seal Company, Inc.
    9300 Ashton Road
    Philadelphia, Pennsylvania 19136
    Attention:William J. Avery
               Chairman, President and Chief Executive Officer
    Telecopy: (215) 698.5206

  with a copy to:

    Dechert Price & Rhoads
    4000 Bell Atlantic Tower
    1717 Arch Street
    Philadelphia, Pennsylvania 19103
    Attention:Thomas A. Ralph and
               William G. Lawlor
    Telecopy:(215) 994.2222

  if to Shareholder:

    CGIP
    89, rue Taitbout
    75009 Paris, France
    Attention:Michel Renault
    Telecopy:(011) 33.1.42.80.68.67
  with a copy to:

    Sullivan & Cromwell
    250 Park Avenue
    New York, New York 10177
    Attention:Allan M. Chapin
    Telecopy:(212) 558.4915

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

    (i) No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

    (j) Nonsurvival of Warranties. Except for Sections 5(j), 5(m), 6(a) and 6(b), none of the representations and warranties contained in this Agreement shall survive the Expiration Date. This paragraph shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Expiration Date. It being understood that the inclusion of the warranties of Crown set forth in Sections 5(c), 5(d), 5(e), 5(f), 5(g) and 5(i) are for the purpose of establishing the condition to Shareholder's obligation to tender set forth in Section 11.1(a), Crown shall have no liability for any breach of such warranties in the event that this Agreement is terminated due to the non-occurrence of the Offer as a result of a failure to satisfy such condition, provided that the foregoing shall not limit any liability of Crown for breach of its other obligations hereunder (including its obligations under Section 9(d)).

    (k) Consent to Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement (other than the Shareholders Agreement, which shall be governed solely by the analogous provisions thereof), and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, unless such court shall not have jurisdiction in which case it shall be brought in the Supreme Court of the State of New York sitting in New York County and, by execution and delivery of this Agreement, Crown and Shareholder each irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to Crown or Shareholder at their respective addresses referred to herein. Crown and Shareholder each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement (other than the Shareholders Agreement, which shall be governed solely by the analogous provisions thereof) brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

  16. Definitions. Unless otherwise specified all references to "days" shall be deemed to be references to calendar days. For purposes of this Agreement, the following terms shall have the following meanings:

    (a) Additional Crown Information. "Additional Crown Information" shall mean information affecting the consolidated shareholders' equity and contingencies related to assets or contingent liabilities of Crown and its Subsidiaries (whether or not required to be recorded or reserved against under United States GAAP) of Crown and its Subsidiaries, measured in accordance with United States GAAP, provided to Shareholder by or on behalf of Crown after the date of this Agreement and which is not publicly available prior to the date of this Agreement.

    (b) Additional Company Information. "Additional Company Information" shall mean information affecting the consolidated shareholders' equity and contingencies related to assets or contingent liabilities (whether or not required to be recorded or reserved against under International Accounting Standards) of the Company and its Subsidiaries, in each case measured in accordance with International Accounting Standards, provided to Crown by or on behalf of Shareholder or the Company after the date of this Agreement and which is not publicly available prior to the date of this Agreement; provided, however, that Additional Company Information shall not include Company Disclosure Information.

    (c) Affiliate. An "affiliate" of a person shall have the meaning set forth in Rule 12b-2 of the Exchange Act as in effect on the date hereof and, in addition, shall include "associates" (as defined in Rule 12b-2 of the Exchange Act as in effect on the date hereof) of such person and its affiliates.

    (d) BALO Announcement. "BALO Announcement" shall mean the announcement regarding the Company published in the Bulletin des Annonces Legales Obligatoires on April 12, 1995.

    (e) Beneficial Owner. A person shall be deemed to "beneficially own," or to have "beneficial ownership" of any securities in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof and, in addition, such terms shall include securities which such person has the right to acquire (irrespective of whether such right is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

    (f) Business Day. "Business Day" shall mean any date on which banking institutions in the City of New York are not authorized or obligated by law or executive order to close.

    (g) CBV. "CBV" shall mean the French Conseil des Bourses de Valeurs.

    (h) Closing. "Closing" shall mean the closing of the Offer.

    (i) Closing Date. "Closing Date" shall mean the date on which the Offer is successfully consummated as evidenced in the avis de resultat issued by the CBV.

    (j) COB. "COB" shall mean the French Commission des Operations de Bourse.

    (k) Commencement Date. "Commencement Date" shall mean the date on which the SBF has released an opening notice (avis d'ouverture) relating to the Offer.

    (l) Company Disclosure Information. "Company Disclosure Information" shall mean the information contained in the following documents, copies of all of which were delivered to Crown prior to the signature of the
  Agreement: (i) the Company's annual reports for the fiscal years ended December 31, 1993 and December 31, 1994 and (ii) the matters disclosed at the meeting on May 20, 1995 with Bernard Rolley, Chief Financial Officer of the Company, Alan Rutherford, Chief Financial Officer of Crown, James Clancy, partner of Price Waterhouse LLP, independent accountants to Crown, and Christian Christiani, partner of Arthur Andersen, independent accountants to the Company, as memorialized in the Notes, dated May 22, 1995 provided to Crown prior to the execution of this Agreement. In determining the extent to which particular issues were disclosed as part of the Company Disclosure Information, consideration shall be given to the degree of detail of the description of the issues (including the specific amounts actually furnished) summarized therein and the extent to which Crown was able to form a view with respect to such issues in discussions with representatives of the Company and its accountants.

    (m) Due Diligence Period. "Due Diligence Period" shall mean the period of 30 days commencing on June 12, 1995 or such later date as the parties shall agree.

    (n) Exchange Act. "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended.

    (o) Filing Date. "Filing Date" shall mean the date on which the CBV Filing is filed with the CBV.

    (p) London Stock Exchange. "London Stock Exchange" shall mean the International Stock Exchange of Great Britain and the Republic of Ireland, Limited.

    (q) French Market Day. "French Market Day" shall mean a day on which the Paris Stock Exchange is open for trading.

    (r) Group. "Group" shall mean a group (as such term is used in Section 13(d)(3) of the Exchange Act as in effect on the date hereof).

    (s) Market Closing Price. "Market Closing Price" shall mean, for shares of Crown Common Stock, the closing price per share on the trading day in question as reported by the NYSE for composite transactions.

    (t) Material Adverse Effect. "Material Adverse Effect", when used in connection with Shareholder, the Company, or Crown, means any significant and substantial adverse effect on the business, operations, or financial condition, or results of operations of Shareholder, the Company or Crown, as the case may be, and its consolidated Subsidiaries, taken as a whole, or on the ability of Shareholder or Crown, as the case may be, to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided, however, that "Material Adverse Effect" does not include events caused by general changes in the economy or in the industries served by Shareholder, the Company or Crown, as the case may be.

    (u) Noon Buying Rate. "Noon Buying Rate" shall mean the noon buying rate in the City of New York for cable transfers payable in French francs (expressed in French francs per U.S. $1.00) as announced by the Federal Reserve Bank of New York for customs purposes.

    (v) NYSE. "NYSE" shall mean the New York Stock Exchange, Inc.

    (w) Outstanding Common Stock. "Outstanding Common Stock" shall mean all the shares of Common Stock currently outstanding, together with all shares under option from time to time on the date of this Agreement plus all shares to be issued in the Faba transaction as described in the BALO Announcement and shares issued pursuant to the New Options and the 1994 Options.

    (x) Paris Stock Exchange. "Paris Stock Exchange" shall mean the Bourse de Paris.

    (y) Person. "Person" shall mean any individual, Group, corporation, partnership, firm, government or agency or political subdivision thereof, or other entity of whatever nature.

    (z) SBF. "SBF" shall mean the French Societe des Bourses Francaises.

    (aa) SEC. "SEC" shall mean the U.S. Securities and Exchange Commission.

    (ab) Securities Act. "Securities Act" shall mean the U.S. Securities Act of 1933, as amended.

    (ac) Subsidiaries. "Subsidiaries" shall mean all direct and indirect subsidiaries as the context requires.

    (ad) SLF. "SLF" shall mean the French Service de la Legislation Fiscale.

    (ae) United States GAAP. "United States GAAP" shall mean United States generally accepted accounting principles.

    (af) Voting Power. "Voting Power" shall mean the voting power in the general election of members of the Conseil de Surveillance, and shall be calculated for options to acquire shares of Common Stock and for securities convertible into (or exercisable or exchangeable for) shares of Common Stock by reference to the votes attributable to the number of shares of Common Stock for which such options are exercisable or into which or for which such other securities are convertible, exercisable or exchangeable.

    (ag) $. "$" and "dollars" shall mean U.S. dollars.

  In addition, the following terms have the definitions specified in the Sections noted:

   TERM                                                            SECTION
   ----                                                        ----------------
1994 Financial Statements..................................... Section 5(g)
1994 Options.................................................. Annex 5(c)
Agreement..................................................... Preamble
Average Crown Common Stock Price.............................. Section 1(b)
BALO Announcement............................................. Section 16(d)
By-law Amendment.............................................. Section 5(h)
Camebo........................................................ Section C.
Cash Election Price........................................... Section A.
CBV Filing.................................................... Section 8(e)
Common Stock.................................................. Section A.
Company....................................................... Section A.
Company Confidentiality Agreement............................. Section 7(f)
Company Employee Plans........................................ Annex 5(j)
Company Public Reports........................................ Section 7(j)
Crown......................................................... Preamble
Crown Accountants............................................. Section 13(j)(i)
Crown Accountants Analysis.................................... Section 13(j)(ii)
Crown Accountants Judgment.................................... Section 13(j)(ii)
Crown Common Stock............................................ Section A.
Crown Confidentiality Agreement............................... Section 8(d)
Crown Employee Plans.......................................... Section 5(g)
Crown Preferred Stock......................................... Section A.
Crown SEC Reports............................................. Section 5(c)
Crown Shareholder Approvals................................... Section 10.1(d)
Crown Shareholder Meeting..................................... Section 8(a)
days.......................................................... Section 16
Downgrade..................................................... Section 11(i)
Exchange Offers............................................... Section B.
Exchange Ratio................................................ Section A.
Expiration Date............................................... Section 4
Final Determination Date...................................... Section 13(h)
Final Termination Date........................................ Section 13(e)
Financial Statements.......................................... Annex 5(e)
French and U.K. Securities Authorities........................ Annex 5(d)
French Franc Crown Common Stock Price......................... Section 1(b)
Group......................................................... Section 16(r)
HSR Act....................................................... Section 5(k)
Independent Accountant........................................ Section 13(j)(iv)
International Accounting Standards............................ Annex 5(e)
Investment Grade.............................................. Section 11(i)
Measurement Date.............................................. Section 1(b)
Minimum Condition............................................. Section 1(a)
New Articles.................................................. Section 5(h)
New Options................................................... Annex 5(c)
Note d'Information............................................ Section 5(o)
Offer......................................................... Section A.
Outstanding Options........................................... Section 1(h)
Pledge........................................................ Section 6(a)

   TERM                                                            SECTION
   ----                                                       ------------------
Proxy Statement.............................................. Section 8(f)
Registration Statement....................................... Section 8(f)
Regulation 14A............................................... Section 8(f)
Returns...................................................... Section 5(i)
Shareholder.................................................. Preamble
Shareholder Accountants...................................... Section 13(j)(i)
Shareholder Accountants Analysis............................. Section 13(j)(i)
Shareholder Accountants Judgment............................. Section 13(j)(i)
Shareholder Designee......................................... Exh. 1, Section 13
Shareholders Agreement....................................... Section 9(f)
Shares....................................................... Section C.
Strategic Committee.......................................... Exh. 1, Section 13
Subsidiaries................................................. Section 16(x)
Taxes........................................................ Section 5(i)
Third Party Bid.............................................. Section 2(b)
U.K. Exchange Offer.......................................... Section B.
U.K. Filing.................................................. Section 8(h)
Unit......................................................... Section A.

  IN WITNESS WHEREOF, CROWN AND SHAREHOLDER HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

                                         Crown Cork & Seal Company, Inc.

                                                 /s/ Alan W. Rutherford
                                         By: _________________________________
                                            Alan W. Rutherford
                                            Executive Vice President and
                                            Chief Financial Officer

                                         Compagnie Generale D'Industrie Et De
                                          Participations

                                              /s/ Ernest-Antoine Seilliere
                                         By: _________________________________
                                            Ernest-Antoine Seilliere
                                            Chairman and Chief Executive Officer

                                                                        ANNEX 1

  Annex 1 to the Exchange Offer Agreement contains the Proposed Resolution of Crown's Board of Directors setting forth the terms of the Crown 4.5% Preferred Stock, which is attached as part of Annex B to this Proxy
Statement/Prospectus.

                                     A-1-1

                                                                         ANNEX 2

  Annex 2 to the Exchange Offer Agreement contains the Articles of Amendment to Crown's Articles of Incorporation referred to as the Acquisition Articles Amendment, which is attached as part of Annex B to this Proxy
Statement/Prospectus.

                                     A-2-1

                                                                        ANNEX 3

                             AMENDMENTS TO BY-LAWS

  The following Sections of Article II of the Corporation's By-laws are amended to insert a new Section 13 as follows:

  Section 13: Strategic Committee; Numbers; Qualifications. The Board of Directors shall by resolution appoint a committee (the "Strategic Committee") consisting of a number of directors, one-half of whom are designated (each a "Shareholder Designee") by Compagnie Generale d'Industrie et de Participations
("CGIP") pursuant to a Shareholders Agreement dated      , 199  between the
Corporation and CGIP (the "Shareholders Agreement"). The Strategic Committee shall initially consist of six members, three of whom shall be Shareholder Designees.

  Section 13.1: Powers. The Strategic Committee shall consider all issues regarding: (i) changes in the dividend and debt rating policies of the Corporation as such policies are set forth in Sections 3.7 and 3.8 of the Shareholders Agreement; (ii) the approval of any merger, consolidation or similar transaction of the Corporation or any material subsidiary of the Corporation (other than pursuant to internal reorganizations); (iii) any recapitalization or any share exchange involving the Corporation; (iv) the sale by the Corporation or any subsidiary of the Corporation of a material amount of assets; (v) the issuance of Common Stock or other securities or the incurrence of indebtedness in any transaction in which a vote of the Corporation's shareholders is required under New York Stock Exchange Rules or Pennsylvania law or which involves a material amount of securities or indebtedness; (vi) an acquisition by the Corporation of a material amount of assets; and (vii) succession planning. Unless the Strategic Committee decides not to consider any such issues, no such issue may be voted on by the Board of Directors until the Strategic Committee has voted to recommend passage or rejection by the Board of Directors or the Strategic Committee deadlocks on such issue and can make no recommendation to the Board of Directors; and provided that if a meeting of the Strategic Committee is not held to consider any such issue within seven days of notice being given pursuant to Section 13.2, the Board of Directors shall be free to vote on any such issue without having received the vote of the Strategic Committee. The Board of Directors shall consider the vote of the Strategic Committee in determining whether to pass or reject any such item but shall not be bound to follow the vote of the Strategic Committee. The validity, authorization or enforceability of any contract, agreement or instrument entered into by the Corporation or any of its subsidiaries shall not be affected by the operation of this Section 13.

  The Board of Directors shall call a meeting of the Strategic Committee to review the Corporation's response to any third party action or proposal described in Section 2.1 of the Shareholders Agreement, if such section is then currently in effect. The Strategic Committee shall consider and evaluate the appropriate response to such proposal and make a recommendation to the full Board of Directors.

  Section 13.1: Chairman of Strategic Committee. A chairman of the Strategic Committee shall be appointed from among the Shareholder Designees who serve on such committee. The Chairman of the Strategic Committee shall preside at all meetings of the Strategic Committee at which he or she shall be present and shall have and may exercise such powers as may, from time to time, be assigned to him or her by the Board of Directors or as may be provided by law.

  Section 13.2: Meetings. Meetings of the Strategic Committee may be held at any time, in Philadelphia or Paris or any other place within or without the State of Pennsylvania as the Chairman of the Board of Directors and Chairman of the Strategic Committee shall mutually agree from time to time, whenever called by the Chairman of the Strategic Committee, or by any two members serving on the Strategic Committee. Reasonable notice thereof shall be given by the person or persons calling the meeting.

                                     A-3-1

  Section 13.3: Participation in Meetings by Conference Telephone
  Permitted. Members of the Strategic Committee may participate in a meeting of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this By-law shall constitute presence in person at such meeting.

  Section 13.4: Quorum; Vote Required for Action. At all meetings of the Strategic Committee a majority of the entire Strategic Committee shall constitute a quorum for the transaction of business. The vote of a majority of the members of the Strategic Committee present at a meeting at which a quorum is present and at which at least one half of the members present are Shareholder Designees shall be the act of the Strategic Committee. In case at any meeting of the Strategic Committee a quorum shall not be present, the members of the Strategic Committee present may adjourn the meeting from time to time until a quorum shall attend.

  Section 13.5: Organization. Meetings of the Strategic Committee shall be presided over by the Chairman of the Strategic Committee or in the absence of the Chairman by a chairman chosen from among the other Shareholder Designees at the meeting. The Secretary of the meeting shall be a liaison officer of CGIP who shall be subject to the appropriate confidentiality provisions. If no such officer is available to attend a meeting, the Strategic Committee Chairman or any acting chairman of the meeting may appoint any person to act as secretary of such meeting.

  Section 13.6: Action by Strategic Committee Without a Meeting. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Strategic Committee may be taken without a meeting if all members of the Strategic Committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Strategic Committee.

  Article IX of the Corporation's By-Laws shall be amended and restated in its entirety as set forth below:

                                  ARTICLE IX

                                  AMENDMENTS

  Section 1: Except as otherwise provided by law, these By-Laws may be amended at any meeting of the Board of Directors at which a quorum is present by a majority vote of the Directors present (and which majority vote shall, in respect of an amendment to Section 13 of Article II or to this parenthetical, include the majority vote of the Shareholder Designees then in office), or they may be amended by a majority vote at any meeting of shareholders entitled to vote thereon, provided, in either case, notice of the proposed amendment was included in the notice of the meeting.

                                     A-3-2

                                                                        ANNEX 4

  This Shareholders Agreement (the "Agreement"), dated as of        , 199 , is
between Crown Cork & Seal Company, Inc. a corporation organized under the laws of the Commonwealth of Pennsylvania (the "Company"), and Compagnie Generale d'Industrie et de Participations, a societe anonyme organized under the laws of the Republic of France ("Shareholder").

  Whereas, simultaneously with the execution of this Agreement, Shareholder is
acquiring        shares of the Company's 4.5% Cumulative Convertible Preferred
Stock, par value $   per share (the "Preferred Shares"), and        shares of
the Company's common stock, par value $5.00 per share (the "Common Stock"), pursuant to an Exchange Offer Agreement, dated as of May 22, 1995 and amended as of November 13, 1995 (the "Exchange Offer Agreement"), between the Company and Shareholder;

  Whereas, Shareholder recognizes the significant contributions of the current management of the Company in creating shareholder value;

  Whereas, in recognition of Shareholder's significant share ownership in the Company, the Company has determined to grant to Shareholder the right to designate three persons for election to the Board of Directors of the Company;

  Whereas, the Company has determined to form a new Strategic Committee of the Board of Directors, which will be chaired initially by the chairman and chief executive officer of Shareholder;

  Whereas, in view of the foregoing and the parties' intention that Shareholder shall influence, but not control, the business and affairs of the Company, Shareholder has agreed to certain restrictions on the acquisition and disposition of the Preferred Shares and the Common Stock and the conduct of Shareholder with respect to the Company.

  Now, Therefore, in consideration of the mutual covenants and agreements contained herein and in the Exchange Offer Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1

                  DEFINITIONS; REPRESENTATIONS AND WARRANTIES

  Section 1.1 Definitions. Except as otherwise specified herein, defined terms used in this Agreement shall have the respective meanings assigned to such terms in the Exchange Offer Agreement. Unless otherwise specified all references to "days" shall be deemed to be references to calendar days. For purposes of this Agreement, the following terms shall have the following meanings:

    (a) Affiliate. An "Affiliate" of a Person shall have the meaning set forth in Rule 12b-2 of the Exchange Act as in effect on the date hereof.

    (b) Bankruptcy Event. A "Bankruptcy Event" shall mean (i) the entry by a court having jurisdiction in the premises of (x) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable United States or state bankruptcy, insolvency, reorganization or other similar law or (y) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable United States or state law or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any of the Company's property, or ordering the winding-up or liquidation of the Company's affairs; and the continuance of any such decree or order of relief or any such other decree or order unstayed and in effect for a period of ninety (90) consecutive days; or (ii) the commencement by the Company of a voluntary case or proceeding under any applicable United States or state bankruptcy, insolvency, reorganization or other similar law or any case or

                                     A-4-1
  proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable United States or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable United States or state law, or the consent by the Company to the filing of such a petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the Company's property, the making by the Company of a general assignment for the benefit of creditors or the admission by the Company of the Company's inability to pay its debts generally as they become due, or the taking of corporate action by the Company with the intent of causing any of the foregoing.

    (c) Beneficial Owner. A Person shall be deemed to "beneficially own," or to have "beneficial ownership" of, any Voting Securities in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof and, in addition, such terms shall include securities which such Person has the right to acquire (irrespective of whether such right is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise. For purposes of this Agreement, Shareholder shall be deemed to beneficially own any Voting Securities beneficially owned by its Controlled Affiliates or any Group of which Shareholder or any such Controlled Affiliate is a member.

    (d) Board of Directors. "Board of Directors" shall mean the Board of Directors of the Company.

    (e) Closing Date. "Closing Date" shall mean the date of the consummation of the OPE.

    (f) Company Stock. "Company Stock" shall mean the Preferred Shares and the Common Stock.

    (g) Commission. "Commission" shall mean the Securities and Exchange Commission.

    (h) Controlled Affiliate. "Controlled Affiliate" shall mean, with respect to any Person, any other Person more than fifty percent (50%) of the outstanding Voting Securities of which is beneficially owned, and any other Person which is actually controlled, directly or indirectly, by such Person or one or more of its Controlled Affiliates. For purposes of this Agreement, each of MW and Ernest-Antoine Seilliere shall be deemed to be Controlled Affiliates of Shareholder.

    (i) Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    (j) Group. "Group" shall mean a "group" as such term is used in Section 13(d)(3) of the Exchange Act as in effect on the date hereof.

    (k) MW. "MW" shall mean Marine-Wendel, a societe anonyme organized under the laws of the Republic of France.

    (l) NYSE. "NYSE" shall mean the New York Stock Exchange, Inc.

    (m) OPE. "OPE" shall mean the offre publique d'echange undertaken by the Company as provided in the Exchange Offer Agreement.

    (n) Person. "Person" shall mean any individual, Group, corporation, general or limited partnership, limited liability company, governmental entity, joint venture, estate, trust, association, organization or other entity of any kind or nature.

    (o) Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

    (p) Shareholder Designee. "Shareholder Designee" shall mean a person designated for election to the Board of Directors by Shareholder as provided in Section 3.2.

    (q) Strategic Committee. "Strategic Committee" shall mean the Strategic Committee of the Board of Directors to be formed as provided in the Exchange Offer Agreement.

    (r) Specified Event. "Specified Event" shall mean any unsolicited tender or exchange offer commenced by a Person (other than Shareholder or its Controlled Affiliates or any Group of which

                                     A-4-2

  Shareholder or any such Controlled Affiliate is a member) for Voting Securities representing more of the Total Voting Power of the Company than the amount beneficially owned by Shareholder (but in any event for Voting Securities representing not less than twenty percent (20%) of the Total Voting Power of the Company), or an unsolicited proxy or consent solicitation by any such Person in order to replace at least a majority of the Continuing Directors, or any unsolicited tender or exchange offer for voting securities representing at least twenty percent (20%) of the Total Voting power of any material subsidiary of the Company.

    (s) Takeover Proposal. "Takeover Proposal" shall mean (i) any Specified Event, (ii) any other proposal to take-over control of the Company or a merger, share exchange, other business combination, recapitalization, restructuring, liquidation or similar transaction involving the Company or any of its material subsidiaries, or any proposal or offer to acquire in any manner Voting Securities representing more than twenty percent (20%) of the Total Voting Power of the Company or any of its material subsidiaries, a substantial equity interest in any of the Company's material subsidiaries or a substantial portion of the assets of the Company or any of its material subsidiaries, (iii) any request to invite any Person to effect any of the actions specified in Section 3.1 or any request to challenge the validity of, waive the benefit of, opt out of, or amend any provision of, the shareholder rights plan of the Company described in by Section 3.6 or any rights plan approved by the Strategic Committee or any anti-takeover statutes or other anti-takeover provisions applicable to the Company, or
  (iv) a proposal having similar effect.

    (t) Total Voting Power. The term "Total Voting Power" shall mean the total combined Voting Power, on a fully diluted basis, of all the Voting Securities then outstanding.

    (u) Voting Power. The term "Voting Power" shall mean the voting power in the general election of directors of the Company, and shall be calculated for each Voting Security by reference to the maximum number of votes such Voting Security is or would be entitled to cast in the general election of directors, and, in the case of convertible (or exercisable or exchangeable) securities, by reference to the maximum number of votes such Voting Security is entitled to cast in unconverted or converted (or exercised, unexercised, exchanged or unexchanged) status. For purposes of determining Voting Power under this Agreement, a Voting Security which is convertible into or exchangeable for a Voting Security shall be counted as having the greater of (i) the number of votes to which such Voting Security is entitled prior to conversion or exchange and (ii) the number of votes to which the Voting Security into which such Voting Security is convertible or exchangeable is entitled. Notwithstanding anything else to the contrary contained herein, there shall not be included in calculating Voting Power any votes which a Person shall have upon the non-payment of dividends on the Preferred Shares in accordance with the terms of the Preferred Shares.

    (v) Voting Securities. "Voting Securities" shall mean, without duplication, (x) any securities entitled, or which may be entitled, to vote generally in the election of directors of the Company, (y) any securities convertible or exercisable into or exchangeable for such securities (whether or not the right to convert, exercise or exchange is subject to the passage of time or contingencies or both) (including the Preferred Shares), or (z) any direct or indirect rights or options to acquire any such securities; provided that unexercised options granted pursuant to any employment benefit or similar plan and rights issued pursuant to any shareholder rights plan (including that described in Section 3.6) shall be deemed not to be "Voting Securities" (or to have Voting Power).

  In addition, the following terms have the definitions specified in the Sections noted:

       TERM                                                            SECTION
       ----                                                            -------
   Acquire............................................................ 3.1(a)
   Agreement.......................................................... recitals
   Beneficial Ownership Thresholds.................................... 3.2(a)
   Cap................................................................ 4.5(a)
   Company............................................................ recitals
   Common Stock....................................................... recitals
   Designated Company Breach.......................................... 2.1(v)

                                     A-4-3

       TERM                                                           SECTION
       ----                                                           -------
   Designated Shareholder Breach..................................... 2.1
   Continuing Director............................................... 4.1(f)
   Disposition....................................................... 4.1
   Exchange Offer Agreement.......................................... recitals
   Exercise Notice................................................... 4.2(a)
   Losses............................................................ 5.5
   Market Price...................................................... 4.2(b)(i)
   Moving Party...................................................... 7.4
   NASD.............................................................. 4.2(b)(i)
   Preferred Shares.................................................. recitals
   Preliminary Transfer Notice....................................... 4.2(a)
   Private Sale...................................................... 4.1(d)
   Purchase Price.................................................... 4.2(b)
   Purchasing Person................................................. 4.1(b)
   Required Disposition.............................................. 4.5(a)
   Rule 144 Sale..................................................... 4.1(c)
   Section 4.2 Closing............................................... 4.2(a)
   Shareholder....................................................... recitals
   Standstill Period................................................. 2.1
   Subject Stock..................................................... 5.1
   Third Party Offeror............................................... 4.1(f)
   Transfer Notice................................................... 4.2(a)
   Underwritten Offering............................................. 4.1(b)

  Section 1.2 Representations and Warranties of the Company. The Company represents and warrants to Shareholder as follows:

    (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within its corporate powers and have been duly authorized by all necessary corporate action on its part. This Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, and insolvency, fraudulent transfer reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles (it being understood that such exception shall not in itself be construed to mean that the Agreement is not enforceable in accordance with its terms).

    (b) The execution, delivery and performance of this Agreement by the Company does not and will not contravene or conflict with or constitute a default under the Company's Articles of Incorporation or Bylaws.

  Section 1.3 Representations and Warranties of Shareholder. Shareholder represents and warrants to the Company as follows:

    (a) The execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated by this Agreement are within its corporate powers and have been duly authorized by all necessary corporate action on its part. This Agreement constitutes a legal, valid and binding agreement of Shareholder enforceable against Shareholder in accordance with its terms, subject, as to enforcement, to bankruptcy, and insolvency, fraudulent transfer reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles (it being understood that such exception shall not in itself be construed to mean that the Agreement is not enforceable in accordance with its terms).

    (b) The execution, delivery and performance of this Agreement by Shareholder does not and will not contravene or conflict with or constitute a default under Shareholder's statuts or similar governing documents.

                                     A-4-4

    (c) As of the date hereof, Shareholder beneficially owns        Preferred
  Shares and        shares of Common Stock and Shareholder does not
  beneficially own any other Voting Securities.

                                   ARTICLE 2

                               STANDSTILL PERIOD

  Section 2.1 Standstill Period. The "Standstill Period" shall be the period commencing on the date hereof and ending on the earliest of:

    (i) the date that is the later of (i) three (3) years after the date hereof and (ii) the date on which Shareholder beneficially owns Voting Securities (whether now owned or hereafter acquired) having Voting Power representing, in the aggregate, less than three and one-half percent (3.5%) of the Total Voting Power of the Company;

    (ii) the date the Board of Directors agrees to recommend (or ceases to oppose) the consummation of a Specified Event, or takes any action designed to induce or materially facilitate such Specified Event, such as redeeming any rights issued under a shareholder rights plan outstanding on the date a third party initiates a Specified Event (provided that the sharing of confidential information with, or discussing the possible sale of the Company to, or the merger or consolidation with, a potential "white knight" shall not constitute taking action designed to induce or materially facilitate a Specified Event or result in a termination of the Standstill Period, but provided further, that in order to permit Shareholder to have a reasonable period of time to pursue other opportunities before such sale, merger or consolidation, if the Board of Directors resolves to proceed with such sale, merger or consolidation opposed by a majority of the Shareholder Designees, then such Standstill Period may be terminated by Shareholder);

    (iii) the date that Voting Securities representing twenty-five percent (25%) of the Total Voting Power of the Company have been acquired by any Person or Group other than Shareholder, its Controlled Affiliates or any Group of which Shareholder or any such Controlled Affiliate is a member;

    (iv) the date that the Company has entered into an agreement with respect to the merger or consolidation of the Company or the sale of all or substantially all of the assets of the Company, or any tender or exchange offer for Voting Securities representing twenty-five percent (25%) or more of the Total Voting Power of the Company, after which the surviving company in any such transaction would have a board of directors of which the majority of its members would not be Continuing Directors (and, in addition, in respect of an asset sale, in which the shareholders of the Company do not receive capital stock of the successor company), or the Company takes material steps to solicit any such transaction;

    (v) the date that the Company materially breaches the provisions of Sections 3.2 or 5.1 hereof, and such breach remains uncured for fifteen
  (15) days, in the case of breaches of Section 3.2, and thirty (30) days, in the case of breaches of Section 5.1 after written notice of such breach has been given by Shareholder to the Company (a "Designated Company Breach");

    (vi) the date that any Shareholder Designee fails to be elected in any election to the Board of Directors, unless the Company shall not have taken appropriate action within thirty (30) days thereafter to cause another Shareholder Designee to become a member of the Board of Directors, or to otherwise adjust the size of the Board of Directors to preserve the proportionate representation on the Board of Directors to which Shareholder is then entitled as specified in Section 3.2;

    (vii) the date that the Company breaches the dividend payment requirement of Section 3.7(a) hereof (if such payment is not excused by the provisions of Section 3.7(b) hereof), unless the Company shall have elected to its Board of Directors one (1) Shareholder Designee in excess of the number of such Shareholder Designees provided for in Section 3.2(a) hereof, in which case the Company shall have an additional period of one (1) year to cure such dividend payment breach (it being understood that Shareholder shall cause such

                                     A-4-5

  Shareholder Designee to resign from the Board of Directors promptly after the earlier of (x) the date of such cure and (y) the date of termination of the Standstill Period); or

    (viii) the date that the Company breaches the debt rating maintenance provisions of Section 3.8 hereof.

  Notwithstanding the foregoing, the Standstill Period shall not terminate if, at the time the Standstill Period would otherwise have terminated in accordance with clause (i) through (viii) above, Shareholder is in material breach of the provisions of Sections 3.1, 3.2, 3.3 or 4.1 of this Agreement (a "Designated Shareholder Breach").

                                   ARTICLE 3

                       STANDSTILL AND VOTING PROVISIONS

  Section 3.1 Restrictions of Certain Actions by Shareholder. During the Standstill Period, Shareholder agrees that none of Shareholder, any of its Controlled Affiliates, or any Group of which Shareholder or any such Controlled Affiliate is a member, will in any manner, directly or indirectly, effect or seek, initiate or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way induce, assist or encourage any other Person to effect, seek, offer, initiate or propose (whether publicly or otherwise) to effect or participate in, any Takeover Proposal, or including without limitation any action described in (a) through (c) below, unless in any such case invited in writing to do so by the Board of Directors as specifically expressed in a resolution adopted by a majority of the Continuing Directors who are not Shareholder Designees:

    (a) acquire, offer or propose to acquire, or agree to acquire, whether by purchase, tender or exchange offer, gift or otherwise (any such act, to "acquire"), beneficial ownership of any Voting Securities or any rights to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Voting Securities except for (x) the acquisition of Voting Securities (provided that there is not a Designated Shareholder Breach in existence at the time of such acquisition) which would not, after giving effect to such acquisition, result in beneficial ownership of Voting Securities representing Voting Power in excess of [Shareholder's Voting Power percentage at execution hereof] % of the Total Voting Power of the Company, (y) pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction made available to holders of any Voting Securities generally or (z) upon conversion of the Preferred Shares in accordance with their terms; provided, that any such Voting Securities shall be subject to the restrictions of this Agreement (it being understood that if Shareholder beneficially owns or acquires any Voting Securities in violation of this Agreement, such Voting Securities shall immediately be disposed of to Persons who are not Affiliates thereof but only in compliance with the provisions of this Agreement; provided however, that the Company may also pursue any other available remedy to which it may be entitled as a result of such violation); provided further that the provisions of this Section 3.1(a) shall not prohibit any Shareholder Designee from acquiring Voting Securities pursuant to any Company restricted stock plan, option plan or similar plan available to directors of the Company,

    (b) form, join, participate in or encourage the formation of, any Group with respect to any Voting Securities or deposit any Voting Securities into a voting trust or subject any such Voting Securities to a voting agreement or any other arrangement or agreement with respect to the voting thereof; provided however that, subject to Section 4.1 hereof, Shareholder may enter into one or more bona fide pledges of Voting Securities with major brokerage firms and financial institutions; or

    (c) request the Company (or its directors, officers, employees or agents) to amend or waive any provision of this Agreement (including this paragraph);

  Notwithstanding the foregoing, Shareholder's ability to vote its shares shall be governed exclusively by the provisions of Section 3.3 hereof and the provisions of this Agreement shall not restrict the Shareholder Designees from acting in their capacity as directors of the Company.


                                     A-4-6

  Section 3.2 Board Representations. (a) The Company will cause Ernest-Antoine Seilliere, Guy de Wouters and Felix G. Rohatyn or, subject to Section 3.2(e), such other substitute persons as may be designated by Shareholder, to be elected to the Board of Directors on the Closing Date. Thereafter, during the Standstill Period and subject to the further provisions hereof, the Company agrees to support the nomination of, and the Company's nominating committee (or any other committee exercising a similar function) shall recommend to the Board of Directors that (i) one Shareholder Designee, so long as Shareholder beneficially owns Voting Securities having Voting Power equal to or greater than five percent (5%) of the Total Voting Power and less than ten percent (10%) of the Total Voting Power, (ii) two Shareholder Designees, so long as Shareholder beneficially owns Voting Securities having Voting Power equal to or greater than ten percent (10%) of the Total Voting Power and less than fifteen percent (15%) of the Total Voting Power, and (iii) three Shareholder Designees, so long as Shareholder beneficially owns Voting Securities having Voting Power equal to or greater than fifteen percent (15%) of the Total Voting Power (collectively the "Beneficial Ownership Thresholds"), be included in the slate of nominees recommended by the Board of Directors to shareholders for election as directors at each annual meeting of shareholders of the Company commencing with the next annual meeting of shareholders. In the event that any of such designees shall cease to serve as a director for any reason, the Board of Directors shall fill the vacancy resulting thereby, subject to the terms of this Agreement, with a person designated by Shareholder (and such person shall be a "Shareholder Designee" for purposes hereof). Notwithstanding the foregoing, the Company shall not have any obligation to support the nomination, recommendation or election of any Shareholder Designee pursuant to this Section 3.2(a) to the extent any of the Beneficial Ownership Thresholds is met or exceeded by Shareholder as a result of its acquisition of beneficial ownership of Voting Securities after the date hereof (except for such acquisitions to the extent necessary to maintain Shareholder's beneficial ownership of Voting Securities solely to the extent such ownership has decreased as a result of the primary issuance of Voting Securities by the Company or sale by the Company of Voting Securities held in treasury prior to any such acquisition of Voting Securities by Shareholder).

  (b) During such time as Shareholder is entitled pursuant to Section 3.2(a) above to have at least one Shareholder Designee on the Board of Directors, Shareholder shall also be entitled to have one Shareholder Designee appointed to serve on each committee of the Board of Directors, including any special committee, and the Company agrees to cause one such Shareholder Designee to be so appointed. Notwithstanding the foregoing, if none of the Shareholder Designees would be considered "independent" of the Company or "disinterested"
(i) for purposes of any applicable rule of the NYSE, the Paris Stock Exchange, the London Stock Exchange or any other securities exchange or other self regulating organization (such as the NASD) requiring that members of the Audit Committee be independent of the Company, (ii) for purposes of any law or regulation that requires, in order to obtain or maintain favorable tax, securities, corporate law or other material legal benefits with respect to any plan or arrangement for employee compensation or benefits, that the members of the committee of the Board of Directors charged with responsibility for such plan or arrangement be "independent" of the Company or "disinterested", or
(iii) for purposes of any special committee formed in connection with any transaction or potential transaction involving the Company and any of Shareholder, its Controlled Affiliates or any Group of which Shareholder is a member or such other transaction or potential transaction which would involve a conflict of interest on the part of the Shareholder Designees, then a Shareholder Designee shall not be required to be appointed to any such committee; provided that, the committees of the Board shall be organized such that, to the extent practicable, the only items to be considered by any committee on which no Shareholder Designee may serve will be those items which prevent the Shareholder Designee from serving on such committee.

  (c) Upon expiration of the Standstill Period pursuant to Section 2.1(i) hereof or in the event of a Designated Shareholder Breach, Shareholder shall have no further rights under this Section 3.2 and shall cause its designees on the Board of Directors to resign promptly from the Board of Directors and any committees thereof. In addition, if at any time Shareholder beneficially owns Voting Securities in an amount not sufficient to entitle Shareholder to designate the number of Shareholder Designees then currently serving on the Board of Directors pursuant to Section 3.2(a), then Shareholder shall cause to resign promptly from the Board of Directors that number of Shareholder Designees as shall exceed the number of directors that Shareholder would then be entitled to designate pursuant to Section 3.2(a); provided, however, that to the extent Shareholder's beneficial ownership

                                     A-4-7
of Voting Securities has decreased as a result of the primary issuance of Voting Securities by the Company or sale by the Company of Voting Securities held in treasury, Shareholder shall not be required to cause any Shareholder Designee to resign for a period of eighteen (18) months after the date of the primary issuance or sale of Voting Securities which triggered the resignation requirement set forth in this sentence and, in the event that at the end of such eighteen (18) month period Shareholder then beneficially owns sufficient Voting Securities to entitle Shareholder to designate a number of Shareholder Designees then sitting on the Board of Directors, Shareholder shall cause only the Shareholder Designees in excess of that number to resign from the Board of Directors.

  (d) As of the Closing Date, the Board of Directors shall consist of no more than eighteen (18) directors and shall be reduced to sixteen (16) directors by no later than immediately after the time of the Company's next annual meeting of Shareholders. In the event that the size of the Board of Directors is thereafter increased or decreased, the number of directors Shareholder shall be entitled to designate shall be adjusted ratably. In the event the increase in the number of directors was approved by a majority of the Shareholder Designees serving on the Board of Directors, any fraction shall be rounded down to the nearest whole number. In the event the increase in the number of directors was not approved by a majority of such Shareholder Designees, any fraction shall be rounded up to the nearest whole number. When required by this paragraph, Shareholder shall promptly cause the appropriate number of Shareholder Designees to resign from the Board of Directors and any committees thereof, or the Company shall promptly cause to be elected the appropriate number of Shareholder Designees to give effect to this paragraph, as the case may be.

  (e) Notwithstanding the provisions of this Section 3.2, Shareholder shall not be entitled to designate any person to the Company's Board of Directors (or any committee thereof) in the event that the Company receives a written opinion of its outside counsel that a Shareholder Designee would not be qualified under any applicable law, rule or regulation to serve as a director of the Company or if the Company objects to a Shareholder Designee because such Shareholder Designee has engaged in any adverse conduct that would require disclosure under Item 7 of Schedule 14A (promulgated under the Exchange Act) or if the Board of Directors determines in good faith in its reasonable judgment that nomination or election of a Shareholder Designee would be a breach of the fiduciary duties of the Board of Directors, and, in any such event, the Shareholder shall withdraw the designation of such proposed Shareholder Designee and designate a replacement therefor (which replacement Shareholder Designee shall also be subject to the requirements of this Section). The Company shall use its reasonable best efforts to notify the Shareholder of any objection to a Shareholder Designee sufficiently in advance of the date on which proxy materials are mailed by the Company in connection with such election of directors to enable the Shareholder to propose a replacement Shareholder Designee in accordance with the terms of this Agreement.

  Section 3.3 Voting. (a) Shareholder agrees that, during the Standstill Period, Shareholder shall, and shall cause its Controlled Affiliates and any Person which is a member of any Group of which Shareholder or any of its Controlled Affiliates is a member, to be present, in person or represented by proxy, at all shareholder meetings of the Company so that all Voting Securities beneficially owned by Shareholder shall be counted for the purpose of determining the presence of a quorum at such meetings. Shareholder shall be free to vote or cause to be voted such Voting Securities in its discretion; provided that Shareholder shall vote or cause to be voted, or consent with respect to, all Voting Securities beneficially owned by Shareholder in the manner recommended by the Company's Board of Directors in connection with the following actions to be taken by holders of Voting Securities:

    (i) the election of directors of the Company; provided that Shareholder shall not be obliged to vote in such manner for any nominee for election as a director who is, pursuant to an arrangement or agreement between the Company and a Person or Group (other than Shareholder, its Controlled Affiliates or any Group of which the Shareholder or any of its Controlled Affiliates is a member) holding Voting Power equal to or in excess of the Voting Power of Shareholder at the record date for voting in such election, designated as a nominee by such Person or Group, and

    (ii) any question, resolution or proposal relating to a Takeover Proposal which is submitted to a vote of the shareholders of the Company.

                                     A-4-8

  Section 3.4 Third Party Contacts. (a) If at any time during the Standstill Period, Shareholder or any of its Controlled Affiliates is approached by any party concerning (i) a Takeover Proposal which Shareholder determines in its good faith judgment is so significant as to be considered by the Board of Directors, or (ii) a proposal to acquire all or a substantial portion of the Voting Securities beneficially owned by Shareholder which Shareholder determines in its good faith judgment is so significant as to be considered by its supervisory board or directorate, Shareholder will promptly inform the Company of the Takeover Proposal or other such proposal, as the case may be, and in the case of a Takeover Proposal, the Strategic Committee shall consider and evaluate a response to such Takeover Proposal and make a recommendation to the Board of Directors.

  (b) If at any time during the Standstill Period, the Company is approached by any party concerning a Takeover Proposal which the Chairman of the Board of the Company determines in his good faith judgment is so significant as to be considered by the Board of Directors, the Chairman of the Board of the Company will promptly inform the Chairman of the Strategic Committee of the Takeover Proposal and the Committee shall consider and evaluate a response to such Takeover Proposal and make a recommendation to the Board of Directors.

  Section 3.5 Notices of Dispositions of Voting Securities. Not later than the tenth day following the end of any calendar month during the Standstill Period in which one or more Dispositions of Voting Securities by Shareholder or any of its Controlled Affiliates shall have occurred, Shareholder shall use its reasonable best efforts to give written notice to the Company of all such Dispositions (in the case of Dispositions by Controlled Affiliates, to the extent it has knowledge) unless any such Disposition has been reflected in a filing on Schedule 13D or Form 4 (or any successor to such forms) under the Exchange Act or an amendment thereto that was delivered to the Company on or in advance of the date upon which notice thereof under this Section 3.5 would have been due. Such notice shall state the date upon which each such Disposition was effected, the number and type of Voting Securities involved in each such Disposition, the means by which each such Disposition was effected and, to the extent known, the identity of the Person acquiring Voting Securities.

  Section 3.6 Shareholder Rights Plan. The Company has adopted a shareholder rights plan on terms and conditions set forth in the Rights Agreement dated as of August 7, 1995 between the Company and First Chicago Trust Company of New York as Rights Agent.

  Section 3.7 Dividend Policy. (a) The Company has indicated that it is the present intention of the Board of Directors to commence regularly paying dividends on the Common Stock on a quarterly basis, starting with the calendar quarter in which the Closing Date occurs (and, with respect to dividends paid in the calendar quarter in which the Closing occurs, such dividends shall be paid to holders of record of the Common Stock as of a date after the Closing
Date). With respect to dividends paid in 1995, if any, such dividends will be paid in an annualized amount equal to $ 0.80 per share of Common Stock ($ 0.20 per quarter). With respect to dividends paid in 1996, such dividends will be paid in an annualized amount of $ 1.00 per share ($ 0.25 per quarter). All such dividend rates shall be subject to adjustment for any stock splits, reverse stock splits, stock dividends and similar events after the date of the Exchange Offer Agreement. The Company has indicated that it is the present intention of the Board of Directors to increase the amount of such dividends over time based on the financial condition of the Company. The amount of dividends paid to Shareholder during the four full quarters following the Latest Mandatory Conversion Date (as defined in the terms of the Preferred Shares included as Annex 1 to the Exchange Offer Agreement) shall be not less than the amount of dividends paid to Shareholder on the Common Stock and Preferred Shares that Shareholder receives in the OPE during the four full fiscal quarters following the OPE (assuming for these purposes that Shareholder has neither purchased nor disposed of any securities of the Company after the OPE is consummated), and thereafter the Company shall maintain the policy of paying dividends generally consistent with prior policy, it being understood that if the provisions of this sentence are not complied with, Shareholder shall be entitled solely to the remedies set forth in Section 2.1 (vii) hereof.

  (b) Any change in the dividend payments actually made or any failure by the Company to maintain the policy of paying dividends from that set forth in the third sentence of Section 3.7(a) hereof that is recommended

                                     A-4-9
to the Board of Directors by the Strategic Committee shall be deemed to replace the dividend payment or policy condition in such sentence of Section 3.7(a) hereof for all purposes under this Agreement. The Company shall be excused from its failure to pay any dividends in such dividend payment condition and to maintain such dividend policy condition to the extent that the Company's cash needs in connection with the conduct of its operations are such that the Board of Directors in its good faith judgment determines that the payment of such dividends or the maintenance of such policy would, under the circumstances, be materially detrimental to the Company.

  Section 3.8 Debt Rating. The Company intends to conduct its business in a manner consistent with its maintaining an "investment grade" rating for its long-term unsecured debt securities, and agrees that any failure to maintain such rating with at least one "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Securities
Act) for a period of longer than one year shall constitute a breach of the foregoing requirement, provided such failure does not result from changes in general economic or industry conditions or other circumstances that could not have been reasonably avoided by the management of the Company or from transactions, policies or activities approved by the Strategic Committee (it being understood that if the provisions of this sentence are not complied with, Shareholder shall be entitled solely to the remedies set forth in
Section 2.1 (viii) hereof).

                                   ARTICLE 4

                             TRANSFER RESTRICTIONS

  Section 4.1 Restrictions on Dispositions. During the Standstill Period, Shareholder shall not, and shall cause its Controlled Affiliates not to, directly or indirectly (including, without limitation, through the disposition or transfer of control of another Person), sell, assign, donate, transfer, pledge, hypothecate, grant any option with respect to or otherwise dispose of any interest in (or enter into an agreement or understanding with respect to the foregoing) any Voting Securities (a "Disposition"), except as set forth below in this Section 4.1; provided, however, that the restrictions set forth in Sections 4.1 through 4.4 shall not apply to Shareholder if a Bankruptcy Event has occurred during the Standstill Period. Without limiting the generality of the foregoing, any sale of securities of Shareholder or any of its Controlled Affiliates which is currently (or following the passage of time, the occurrence of any event or the giving of notice), directly or indirectly, exchangeable or exercisable for, or convertible into, any Voting Securities shall constitute a Disposition of such Voting Securities.

    (a) Dispositions may be made to a Controlled Affiliate of Shareholder; provided, that such Controlled Affiliate agrees in writing to be bound by this Agreement to the same extent as Shareholder.

    (b) Dispositions of Voting Securities may be made pursuant to a bona fide public offering in a firm commitment or best efforts underwriting managed by a United States nationally recognized underwriter, effected in accordance with the registration rights provisions in Article 5 and which provides for a widely distributed public offering in accordance therewith (an "Underwritten Offering"); provided, that, prior to any such Disposition, Shareholder and its Controlled Affiliates shall have complied with the provisions of Section 4.2 or Section 4.3 hereof, as the case may be; provided, further, that such Dispositions shall not be made to any Person who or which, together with such Person's Affiliates and the members of any Group existing with respect to Voting Securities of which such Person is a part (any such Person and its Affiliates and Group members being collectively referred to herein as a "Purchasing Person"), would immediately thereafter, to the knowledge of Shareholder, any of its Controlled Affiliates, or the managing underwriter(s) beneficially own Voting Securities representing three and one-half percent (3.5%) or more of the Total Voting Power.

    (c) Dispositions of Voting Securities may be made pursuant to sales effected in accordance with Rule 144 under the Securities Act (or any successor rule) (a "Rule 144 Sale"); provided that, prior to any such Disposition, Shareholder and its Controlled Affiliates shall have complied with the provisions of Section 4.2 or Section 4.3 hereof, as the case may be; provided, further, that such Dispositions shall not be made to any Purchasing Person who or which would immediately thereafter, to the knowledge of Shareholder, any

                                    A-4-10
  of its Controlled Affiliates, or Shareholder's broker, beneficially own Voting Securities representing three and one-half percent (3.5%) or more of the Total Voting Power.

    (d) Dispositions may be made to any Purchasing Person (other than pursuant to a tender or exchange offer) that would, following such sale, beneficially own no more than three and one-half percent (3.5%) of the Total Voting Power (a "Private Sale") (and such Purchasing Person shall have provided a certificate to such effect); provided that prior to such Disposition, Shareholder shall have complied with the provisions of Section
  4.2 or Section 4.3 hereof, as the case may be.

    (e) Dispositions may be made to the Company in accordance with Sections
  4.2 and 4.3 hereof.

    (f) Dispositions may be made pursuant to a tender offer or exchange offer or any other transaction with a third party (a "Third Party Offeror") which is recommended to the shareholders of the Company generally by at least a majority of the Continuing Directors of the Company. "Continuing Director" shall mean a member of the Board of Directors of the Company who is not a Third Party Offeror or an Affiliate of a Third Party Offeror (or a representative or nominee of a Third Party Offeror or any such Affiliate) and who either (i) was a member of the Board of Directors prior to the date hereof or (ii) subsequently became a director of the Company and whose election or nomination for election was approved or recommended by a vote of a majority of the Board of Directors of the Company, which majority included a majority of the Continuing Directors then on the Board of Directors.

    (g) With respect to Voting Securities which are, by their terms, convertible into or exercisable or exchangeable for other Voting Securities (including the Preferred Shares) such conversion, exercise or exchange shall not be deemed a Disposition.

    (h) Dispositions may be made pursuant to one or more bona fide pledges or grants of a security interest in Voting Securities to a major brokerage firm or financial institution to secure bona fide indebtedness, or the sale of such Voting Securities by foreclosure on such pledge; provided that such lender is not an Affiliate of Shareholder and such lender agrees that (i) in the case of any such pledge of Voting Securities or grant in respect of Voting Securities representing three and one half percent (3.5%) or less of the Total Voting Power, it will abide by the provisions of Sections 4.2 or 4.3, as the case may be, in the event of such foreclosure and (ii) in the case of any such pledge of Voting Securities or grant in respect of Voting Securities representing more than three and one half percent (3.5%) of the Total Voting Power, such lender shall be bound by all of the provisions of this Agreement in the event of such foreclosure (except that such lender and its transferees shall not be entitled to the benefits of Section 3.2).

    (i) Shareholder agrees, without the consent of the managing underwriter(s) in an underwritten offering in respect of the Company's securities, not to effect any sale or distribution of Voting Securities (other than in connection with Shareholder's own registration pursuant to paragraph (b) hereof), including a Rule 144 Sale, during the ten (10) day period prior to, and during the ninety (90) day period beginning on, the effective date of the registration statement filed by the Company in respect of such underwritten offering.

  Section 4.2 Company's Right to Purchase Preferred Shares. Prior to any Disposition of Preferred Shares pursuant to Section 4.1(b), 4.1(c) or Section 4.1(d) hereof, the Company shall have the right, exercisable in accordance with this Section 4.2, to purchase any or all of the Preferred Shares intended to be subject to such Disposition by Shareholder or any of its Controlled Affiliates.

    (a) If Shareholder or any of its Controlled Affiliates wishes to effect any Disposition of Preferred Shares pursuant to Section 4.1(b), Section 4.1(c) or Section 4.1(d) hereof, Shareholder shall give written notice (a "Preliminary Transfer Notice") to the Company of such intended Disposition, specifying the Preferred Shares to be subject to Disposition and the intended method of Disposition (and including, to the extent known, the identity of any prospective purchasers and, in respect of a proposed Private Sale, the price at which, and the material terms upon which (including the identity of any prospective purchaser), such sale is proposed to be made); provided that any request for registration of Subject Stock constituting Preferred Shares shall be deemed a Preliminary Transfer Notice with respect to the Registrable Securities requested to be registered. The Preliminary Transfer Notice shall be given not less than twenty (20) nor more than thirty (30) trading days in advance of the Transfer Notice. If Shareholder determines that it wishes to

                                    A-4-11
  proceed with its proposed Underwritten Offering, Rule 144 Sale or Private Sale, Shareholder shall deliver to the Company a written notice to that effect containing the same scope of information as in the Preliminary Transfer Notice (the "Transfer Notice") within the time period prescribed in the preceding sentence. If the Company wishes to purchase the Preferred Shares specified in the Transfer Notice, then in the case of a proposed Private Sale within five (5) trading days, and in the case of other such Dispositions within twenty (20) trading days, following receipt of the Transfer Notice, the Company shall deliver a written notice (an "Exercise Notice") to Shareholder indicating that the Company wishes to exercise its rights hereunder to purchase such number of such Preferred Shares as designated in the Exercise Notice, a date for the closing of such purchase, which shall not be more than ten (10) trading days after delivery of such Exercise Notice (subject to extension as provided herein), and a place for the closing of such purchase (a "Section 4.2 Closing"). Upon delivery of an Exercise Notice, a binding agreement shall be deemed to exist providing for the purchase by the Company of the Preferred Shares to which such Exercise Notice relates, upon the terms and subject to the conditions set forth in this Section 4.2; provided that, other than with respect to a Private Sale, the Company may rescind its Exercise Notice (in which event it will not have obligation to purchase such Preferred Shares) at any time within five
  (5) trading days following any determination of the value of any untraded securities pursuant to Section 4.2(b)(ii) hereof.

    (b) The purchase price for any such Preferred Shares (the "Purchase Price") shall be determined as set forth below.

      (i) With respect to Preferred Shares proposed to be sold pursuant to a Private Sale, the Purchase Price per share of such Preferred Shares shall equal the price contained in the Transfer Notice. With respect to Preferred Shares proposed to be sold pursuant to an Underwritten Offering or a Rule 144 Sale, the Purchase Price per share of such Preferred Shares shall equal the average closing price per share of the Preferred Shares during the twenty (20) consecutive trading days immediately preceding the Company's delivery of the Exercise Notice. The closing price (the "Market Price") for each such day shall be the last sale price regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the NYSE, or, if the Preferred Shares are not listed or admitted to trading on such exchange, on the principal national or international securities exchange on which the Preferred Shares are listed or admitted to trading, or, if the Preferred Shares are not listed or admitted to trading on any national or international securities exchange but are designated as national market system securities by the National Association of Securities Dealers, Inc. ("NASD"), the last sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the NASD Automated Quotation/National Market System, or if the Preferred Shares are not so designated as national market system securities, the average of the highest reported bid and lowest reported asked prices as furnished by the NASD or similar organization if the NASD is no longer reporting such information.

      (ii) If the Preferred Shares are not publicly traded as contemplated pursuant to clause (i) above, the value of the Preferred Shares shall be determined by two United States nationally recognized investment banking firms, one firm to be selected by each of Shareholder and the Company, or in the event such firms are unable to agree, by a third United States nationally recognized investment banking firm selected by such firms. Shareholder and the Company shall use their reasonable best efforts to cause any such determination of value to be made within ten trading days following the Company's delivery of the applicable Exercise Notice. In connection with any determination of fair market value pursuant to this Section 4.2(b), each party will bear the fees and expenses of the investment banking firm selected by it and the parties will bear equally the fees and expenses of any third investment banking firm.

    (c) At any Section 4.2 Closing, the Company shall pay to Shareholder (or its designees) the aggregate Purchase Price for the Preferred Shares by wire transfer of immediately available funds in United States dollars, and Shareholder shall deliver or cause to be delivered to the Company such Preferred Shares, with documentation satisfactory to the Company evidencing the transfer of such Preferred Shares, in form acceptable for transfer on the Company's books.


                                    A-4-12

    (d) If the Company does not exercise its right to purchase Preferred Shares specified in a Transfer Notice, or if the Company exercises its right to rescind as described in the proviso to the last sentence of
  Section 4.2 (a) hereof, then the party giving such Transfer Notice shall be free to effect the Disposition of such Preferred Shares, subject to Section
  4.1 hereof (other than the restrictions contained therein relating to the Company's purchase rights under this Section 4.2); provided that, in the case of a Disposition pursuant to an Underwritten Offering, Shareholder may effect such Disposition in accordance with the provisions of this Agreement in an Underwritten Offering that is consummated at any time within one hundred and twenty (120) days after the last date on which the Company's Exercise Notice could have been timely delivered; provided, further that in the case of a Disposition pursuant to a Rule 144 Sale, Shareholder may effect such Disposition in accordance with the provisions of this Agreement in a Rule 144 Sale within thirty (30) days following the last date on which the Company's Exercise Notice could have been timely delivered.

    (e) The obligations of the parties to effect any Section 4.2 Closing shall be subject to the satisfaction of the following conditions: (i) all waiting periods, if any, applicable to the transactions occurring at such
  Section 4.2 Closing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated and (ii) no statute, rule, regulation, executive order, decree, ruling, injunction or other order shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits such transactions or makes such transactions illegal. If, as of any date on which a Section 4.2 Closing is scheduled to occur, the foregoing conditions relating thereto have not been satisfied, then such
  Section 4.2 Closing shall occur as promptly as practicable following such satisfaction, and the parties shall use their reasonable best efforts to cause the satisfaction of such conditions; provided that if the foregoing conditions relating to any Section 4.2 Closing are not satisfied within one hundred twenty (120) days following the delivery of the applicable Exercise Notice, then Shareholder or the Company may terminate the agreement deemed to exist upon delivery of the applicable Exercise Notice.

  Section 4.3 Company's Right to Purchase Common Shares. (a) If Shareholder or any of its Controlled Affiliates wishes to effect any Disposition of shares of Common Stock pursuant to Section 4.1(b), Section 4.1(c) or Section 4.1(d), Shareholder will so notify the Company. Such notice shall indicate whether such Disposition will occur pursuant to Section 4.1(b), 4.1(c) or 4.1(d). In the event Shareholder has obtained a bona fide offer for such shares at a price higher than the Market Price on the Business Day immediately preceding such notice, the notice shall indicate such higher price, together with the identity of the proposed purchaser and any other material terms in the case of a Private Sale. The Company shall have the right to purchase all (but not less than all) of the shares of Common Stock at the higher of the Market Price on the Business Day immediately preceding such notice or the higher price specified in such notice, if any. As promptly as practicable, and in no event more than twenty-four (24) hours after receipt of such notice from Shareholder, the Company shall advise Shareholder if it will purchase such shares of Common Stock.

  If the Company elects not to purchase such shares of Common Stock or if the Company fails to agree to purchase such shares of Common Stock on the terms provided herein within twenty-four (24) hours of receipt of notice, then Shareholder shall be free to undertake the Disposition of such shares. In case the notice shall have specified that such Disposition would occur pursuant to
Section 4.1(b), then Shareholder may effect such disposition in accordance with the provisions of this Agreement in an Underwritten Offering that is consummated at any time within one hundred and twenty (120) days after receipt by the Company of such notice. In case the notice shall have specified that such Disposition would occur pursuant to Section 4.1(c) or 4.1(d), then Shareholder shall have twenty (20) Business Days to offer and sell such Common Stock. In any case, any such sale may occur at a price above or below the Market Price, but in the case of a Private Sale such sale may not occur at a price less than the price at which such shares were offered to the Company if the price at which such shares were so offered exceeded the Market Price on the date of such offer to the Company.

  (b) If the Company agrees to purchase any shares of Common Stock pursuant to clause (a) above, the provisions of Section 4.2(c) and Section 4.2(e) shall apply to such purchase as if it were a Section 4.2 Closing.


                                    A-4-13

  Section 4.4 Assignment of Rights. The Company may assign any of its rights under this Article 4 to any Person without the consent of Shareholder, provided, however, that no such assignment shall relieve the Company of any of its obligations pursuant to this Article 4. In the event that the Company elects to exercise a right to purchase any Voting Securities under this
Article 4, the Company may specify another Person as the Company's designee to purchase the Voting Securities.

  Section 4.5 Required Dispositions. (a) The Company acknowledges that Shareholder's Voting Power relative to Total Voting Power may from time to time exceed [Shareholder's Voting Power percentage at execution hereof] solely as a result of the Company's repurchase of its own outstanding Voting Securities or reclassifications by the Company of Voting Securities. If, as a result of such Company repurchases or reclassifications, Shareholder shall at any time during the Standstill Period beneficially own Voting Securities having Voting Power that is more than [3.5% of the Total Voting Power in excess of Shareholder's Voting Power percentage at the execution hereof] of Total Voting Power (the "Cap"), then, if and to the extent requested by the Company by written notice to Shareholder, Shareholder shall, within eighteen
(18) months after such request, dispose of or cause its Controlled Affiliates to dispose of (a "Required Disposition") such number of shares of Voting Securities pursuant to Article 4 hereof as shall be necessary to reduce Shareholder's beneficial ownership of Total Voting Power to no more than the Cap.

                                   ARTICLE 5

                              REGISTRATION RIGHTS

  Section 5.1 Registration Upon Request. At any time after June 30, 1996, Shareholder shall have the right to make written demand upon the Company, on not more than eight (8) separate occasions (subject to the provisions of this Section 5.1), to register under the Securities Act, the Common Stock, the Preferred Shares, the shares of Common Stock received by Shareholder pursuant to the conversion of the Preferred Shares and any additional Preferred Shares or shares of Common Stock which Shareholder may have acquired after the date hereof to the extent such additional shares were acquired by Shareholder in compliance with the terms of this Agreement (the shares subject to such demand hereunder being referred to as the "Subject Stock"), and the Company shall use its reasonable efforts to cause such shares to be registered under the Securities Act as soon as reasonably practicable so as to permit the sale thereof; provided, however, that each such demand shall cover at least five hundred thousand (500,000) shares of Subject Stock constituting Preferred Shares or one million (1,000,000) shares of Subject Stock constituting shares of Common Stock (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar events after the date hereof). In connection therewith, the Company shall, as expeditiously as possible, prepare and file with the Commission, a registration statement under the Securities Act to effect such registration, and use reasonable efforts to cause such registration statement to become and remain effective for at least ninety (90) days. Shareholder agrees to provide all such information and materials and to take all such action as may be reasonably required in order to permit the Company to comply with all applicable requirements of the Securities Act and the Commission and to obtain any desired acceleration of the effective date of such registration statement. If the offering to be registered is to be underwritten, the managing underwriter shall be selected by Shareholder and shall be reasonably satisfactory to the Company, and Shareholder and such underwriter shall enter into an underwriting agreement containing customary terms and conditions. Notwithstanding the foregoing, the Company (i) shall not be obligated to prepare or file more than one such registration statement during any twelve (12) month period, (ii) shall be entitled to postpone for a reasonable period of time (but in no event more than one hundred twenty (120) days) the filing of any registration statement otherwise required to be prepared and filed by the Company if (x) the Company is, at such time, conducting or about to conduct an underwritten public offering of securities and is advised by its managing underwriter or underwriters that such offering would, in its or their opinion, be adversely affected by the registration so requested, or (y) the Company determines in good faith that the registration and distribution of the shares of Subject Stock would interfere with any existing or proposed financing, acquisition, disposition, corporate reorganization or other transaction of a similar type involving the Company. In the event of such postponement, Shareholder shall have the right to withdraw the request for registration by giving written

                                    A-4-14
notice to the Company within ten (10) days after receipt of the notice of postponement (and, in the event of such withdrawal, such request shall not be counted for purposes of determining the number of registrations to which Shareholder is entitled pursuant to this Section 5.1).

  Section 5.2 Incidental Registration Rights. If the Company proposes to register any of the Preferred Shares or Common Stock for sale under the Securities Act (other than (i) pursuant to Section 5.1 hereof, (ii) securities to be issued pursuant to a stock option or other employee benefit or similar plan, or (iii) securities proposed to be issued in exchange for securities or assets of, or in connection with a merger or consolidation with, another corporation) the Company shall, as promptly as practicable and in no event less than thirty (30) days prior to the date such registration statement is filed with the Commission, give written notice to Shareholder of the Company's intention to effect such registration. If, within fifteen (15) days after receipt of such notice, Shareholder submits a written request to the Company specifying the amount of Subject Stock that it proposes to sell or otherwise dispose of in accordance with this Section 5.2, the Company shall use reasonable efforts to include the shares specified in Shareholder's request in such registration. If the offering pursuant to such registration statement is to be made by or through underwriters, the managing underwriters shall be chosen by the Company in its sole discretion, and the Company, Shareholder and such underwriter shall execute an underwriting agreement in customary form. If the managing underwriter determines in good faith and advises Shareholder that the inclusion in the registration statement of all the Subject Stock proposed to be included would interfere with the successful marketing of all securities proposed to be registered, then Shareholder shall agree to downward adjustment in the number of shares of Subject Stock to be included in such underwriting sufficient to alleviate fully such marketing concern (provided that if securities are being offered for the account of Persons other than the Company (other than pursuant to demand registration rights), then the proportion by which the amount of securities intended to be offered for the account of Shareholder is reduced shall not exceed the proportion by which the amount of such securities intended to be offered for the account of such other Person is reduced). If Shareholder has been permitted to participate in a proposed offering pursuant to this Section 5.2, the Company thereafter may determine either not to file a registration statement relating thereto, or to withdraw such registration statement, or otherwise not to consummate such offering, without any liability hereunder. In connection with any offering of shares of Subject Stock registered pursuant to Section 5.1 or 5.2 hereof, Shareholder shall comply with all other terms of this Agreement (including Section 4.1(b), and in connection with Section 4.1(b), Shareholder shall use all reasonable efforts to secure the agreement of the underwriters, in connection with any underwritten offering of its Subject Stock, to comply therewith).

  Section 5.3 Registration Mechanics. In connection with any offering of shares of Subject Stock registered pursuant to Section 5.1 or 5.2 hereof, the Company shall (i) furnish to Shareholder such number of copies of any prospectus (including preliminary and summary prospectuses) and conformed copies of the registration statement (including amendments or supplements thereto and, in each case, all exhibits) and such other documents as it may reasonably request, but only while the Company shall be required under the provisions hereof to cause the registration statement to remain current; (ii)
(x) use reasonable efforts to register or qualify the Subject Stock covered by such registration statement under such blue sky or other state securities laws for offer and sale as Shareholder shall reasonably request and (y) keep such registration or qualification in effect for so long as the registration statement remains in effect; provided, however, that the Company shall not be obligated to qualify to do business as a foreign corporation under the laws of any jurisdiction in which it shall not then be qualified or to file any general consent to service of process in any jurisdiction in which such a consent has not been previously filed or subject itself to taxation in any jurisdiction wherein it would not otherwise be subject to tax but for the requirements of this Section 5.3; (iii) use reasonable efforts to cause all shares of Subject Stock covered by such registration statement to be registered with or approved by such other federal or state government agencies or authorities as may be necessary in the opinion of counsel to the Company to enable Shareholder to consummate the Disposition of such shares of Subject Stock; (iv) notify Shareholder any time when a prospectus relating thereto is required to be delivered under the Securities Act upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the

                                    A-4-15
circumstances under which they were made, and (subject to the good faith determination of the Board of Directors as to whether to cease all sales under such registration statement), at the request of Shareholder prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made; (v) otherwise use reasonable efforts to comply with all applicable rules and regulations of the Commission; (vi) use reasonable efforts to list, if required by the rules of the applicable securities exchange or, if securities of the same class are then so listed, the Subject Stock covered by such registration statement on the NYSE, the Paris Stock Exchange and on any other principal securities exchange on which such class of Voting Securities is then listed; and (vii) before filing any registration statement or any amendment or supplement thereto, furnish to Shareholder and its counsel copies of such documents and permit Shareholder and its counsel to review and comment on such documents. Upon any registration becoming effective pursuant to Section 5.1, the Company shall use reasonable efforts to keep such registration statement current for a period of ninety (90) days or such shorter period as shall be necessary to effect the distribution of the Subject Stock.

  Shareholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clause (iv) of this Section 5.3, it will forthwith discontinue its Disposition of Subject Stock pursuant to the registration statement relating to such Subject Stock until its receipt of the copies of the supplemented or amended prospectus contemplated by clause
(iv) of this Section 5.3 and, if so directed by the Company, will deliver to the Company all copies then in its possession of the prospectus relating to such Subject Stock current at the time of receipt of such notice. If Shareholder's Disposition of Subject Stock is discontinued pursuant to the foregoing sentence, unless the Company thereafter extends the effectiveness of the registration statement to permit Dispositions of Subject Stock by Shareholder at least thirty (30) consecutive days and for an aggregate of ninety (90) days, whether or not consecutive, the registration statement shall not be counted for purposes of determining the number of registrations to which Shareholder is entitled pursuant to Section 5.1.

  Section 5.4 Expenses. Shareholder shall pay all agent fees and commissions and underwriting discounts and commissions related to shares of Subject Stock being sold by Shareholder and the fees and disbursements of its counsel and accountants and the Company shall pay all fees and disbursements of its counsel and accountants in connection with any registration pursuant to this
Article 5; provided that all fees and disbursements in connection with any registration (excluding any withdrawn registration request) pursuant to this
Article 5 in excess of the first four (4) actual such registrations shall be borne by the Shareholder. All other fees and expenses in connection with any registration statement (including, without limitation, all registration and filing fees, all printing costs, all fees and expenses of complying with securities or blue sky laws) shall (i) in the case of a registration pursuant to Section 5.1, be borne solely by Shareholder and (ii) in the case of a registration pursuant to Section 5.2, be shared pro rata based upon the respective market values of the securities to be sold by the Company, Shareholder and any other holders participating in such offering.

  Section 5.5 Indemnification and Contribution. In the case of any offering registered pursuant to this Article 5, the Company agrees to indemnify and hold Shareholder, each underwriter, if any, of the Subject Stock under such registration and each Person who controls any of the foregoing within the meaning of Section 15 of the Securities Act, and any directors and officers of the foregoing, harmless against any and all losses, claims, damages, or liabilities (including reasonable legal fees and other reasonable expenses incurred in the investigation and defense thereof) to which they or any of them may become subject under the Securities Act or otherwise (collectively "Losses"), insofar as any such Losses shall arise out of or shall be based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to the sale of such Subject Stock, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in the prospectus relating to the sale of such Subject Stock, or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that the

                                    A-4-16
indemnification contained in this Section 5.5 shall not apply to such Losses which shall arise out of or shall be based upon any such untrue statement, or any such omission or alleged omission, which shall have been made in reliance upon and in conformity with information furnished in writing to the Company by Shareholder or any such underwriter, as the case may be, specifically for use in connection with the preparation of the registration statement or prospectus contained in the registration statement or any such amendment thereof or supplement therein.

  In the case of each offering registered pursuant to this Article 5, Shareholder and each underwriter, if any, participating therein shall agree, substantially in the same manner and to the same extent as set forth in the preceding paragraph, severally to indemnify and hold harmless the Company and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, and the directors and officers of the Company, with respect to any statement in or omission from such registration statement or prospectus contained in such registration statement (as amended or as supplemented, if amended or supplemented as aforesaid) if such statement or omission shall have been made in reliance upon and in conformity with information furnished in writing to the Company by Shareholder or such underwriter, as the case may be, specifically for use in connection with the preparation of such registration statement or prospectus contained in such registration statement or any such amendment thereof or supplement thereto.

  Each party indemnified under this Section 5.5 shall, promptly after receipt of notice of the commencement of any claim against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the commencement thereof. The failure of any indemnified party to so notify an indemnifying party shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity contained in this Section 5.5, unless (and only to the extent) the indemnifying party was prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability which it may have to such indemnified party. In case any action in respect of which indemnification may be sought hereunder shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may desire, jointly with any other indemnifying party similarly notified, to assume the defense thereof through counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 5.5 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation (unless such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to those available to such indemnifying party in which event the indemnified party shall be reimbursed by the indemnifying party for the reasonable expenses incurred in connection with retaining separate legal counsel). No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any claim or pending or threatened proceeding in respect of which the indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such claim or proceeding.

  If the indemnification provided for in this Section 5.5 is unavailable to an indemnified party or is insufficient to hold such indemnified party harmless from any Losses in respect of which this Section 5.5 would otherwise apply by its terms (other than by reason of exceptions provided herein), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall have a joint and several obligation to contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the offering to which such contribution relates as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, each party's relative knowledge and access to information concerning the matter with respect to which the claim was asserted, and the opportunity to correct and prevent any statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in

                                    A-4-17
connection with any investigation or proceeding to the extent such party would have been indemnified for such expenses if the indemnification provided for in this Section 5.5 was available to such party.

  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.5 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

  Section 5.6 Assignment of Registration Rights. Shareholder may, in connection with any transfer of its Voting Securities permitted by this Agreement, assign its rights under this Article 5 to any Controlled Affiliate without the Company's consent and, in the case of an assignment to a Person which is not a Controlled Affiliate, with the Company's consent, which consent shall not be unreasonably withheld (provided that if such assignment is to a Person other than a Controlled Affiliate, any demand registration requested by such assignee pursuant to Section 5.1 hereof shall be for a minimum of one million (1,000,000) Preferred Shares or two million (2,000,000) shares of Common Stock, respectively).

  Section 5.7 Termination. The registration rights granted to Shareholder pursuant to this Article 5 shall terminate immediately at such time as Shareholder owns Voting Securities having a Voting Power of less than three and one half percent (3.5%) of the Total Voting Power or if there is a Designated Shareholder Breach.

                                   ARTICLE 6

     STANDSTILL PROVISIONS REGARDING THE SHAREHOLDER AND CERTAIN ENTITIES

  Section 6.1 Restriction of Certain Actions by the Company. During the Standstill Period (it being understood that for this purpose the Standstill Period shall terminate only pursuant to Section 2.1(i)), the Company agrees that none of the Company, any of its Controlled Affiliates or any Group of which the Company or any such Controlled Affiliate is a member (it being understood that, for the purposes of this Section 6.1, the Company is not (x) a member of any Group of which Shareholder is a member or (y) a Controlled Affiliate of Shareholder or MW) will in any manner, directly or indirectly, effect or seek, initiate or propose (whether publicly or otherwise), to effect, or cause or participate in, or in any way induce, assist or encourage any other Person to effect, seek, offer, initiate or propose (whether publicly or otherwise) to effect or participate in, any unsolicited tender or exchange offer commenced by a Person for voting securities representing twenty percent (20%) or more of the total voting power of Shareholder, MW or any of their material subsidiaries, or an unsolicited proxy or consent solicitation by any such Person in order to replace at least a majority of the directors of Shareholder, MW or such subsidiary, (ii) any other proposal to take over control of Shareholder or MW or for a merger, share exchange, business combination, recapitalization, restructuring, liquidation or similar transaction involving Shareholder, MW or any of their material subsidiaries or any proposal or offer to acquire in any manner voting securities representing more than twenty percent (20%) of the total voting power of Shareholder, MW or any of their material subsidiaries, a substantial equity interest in any of Shareholder's or MW's material subsidiaries or a substantial portion of the assets of Shareholder or MW or any of their respective material subsidiaries,
(iii) any request to invite any Person to effect any of the actions specified in this Section 6.1 or any request to challenge the validity of, waive the benefit of, opt out of, or amend any provision of, any shareholder rights plan of Shareholder or MW or any anti-takeover statutes or other anti-takeover provisions applicable to Shareholder or MW, or (iv) a proposal having similar effect, or (v) including without limitation any action described in (a) through (c) below, unless in any such case invited in writing to do so by the board of directors of Shareholder or MW, as the case may be, as specifically expressed in a resolution adopted by a majority of the board of directors:

    (a) acquire, offer or propose to acquire, or agree to acquire, whether by purchase, tender or exchange offer, gift or otherwise, beneficial ownership of any voting securities or any rights to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event

                                    A-4-18
  or any confirmation of the foregoing) any voting securities of Shareholder or MW, as the case may be (it being understood that, if the Company beneficially owns or acquires any voting securities of Shareholder or MW, as the case may be, in violation of this Agreement, such voting securities shall immediately be disposed of to Persons who are not Affiliates thereof; provided, however, that Shareholder may also pursue any other available remedies to which it may be entitled as a result of such violation.

    (b) form, join, participate in or encourage the formation of, any Group with respect to any voting securities of Shareholder or MW or deposit any voting securities into a voting trust or subject any such voting securities to a voting agreement or any other arrangement or agreement with respect to the voting thereof; or

    (c) request Shareholder or MW (or their respective directors, officers, employees or agents) to amend or waive any provision of this Agreement (including this paragraph).

  Section 6.2 Termination. The provisions of Section 6.1 shall terminate on the earlier of (a) the date of a Designated Shareholder Breach and (b) the date on which the Standstill Period terminates pursuant Section 2.1(i). Notwithstanding the foregoing, the provisions of Section 6.1 shall not terminate if, at the time the provisions of Section 6.1 would have otherwise terminated in accordance with the previous sentence, there is a Designated Company Breach.

                                   ARTICLE 7

                                 MISCELLANEOUS

  Section 7.1 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, fax or air courier guaranteeing delivery:

  (a) If to the Company, to:

    Crown Cork & Seal Company, Inc.
    9300 Ashton Road
    Philadelphia, Pennsylvania 19136
    Attention:William J. Avery
               Chairman, President and Chief Executive Officer
    Telecopy:(215) 698-5206

    (with copies to):

    Dechert Price & Rhoads
    4000 Bell Atlantic Tower
    1717 Arch Street
    Philadelphia, Pennsylvania 19103
    Attention:Thomas A. Ralph and
               William G. Lawlor
    Telecopy:(215) 994-2222


                                    A-4-19
or to such other person or address as the Company shall furnish to Shareholder in writing;

  (b) If to Shareholder, to:

    CGIP
    89, rue Taitbout
    75009 Paris, France
    Attention:Michel Renault
    Telecopy:(011) 33 1 42 80 68 67

    (with copies to):

    Sullivan & Cromwell
    250 Park Avenue
    New York, New York 10177
    Attention:Allan M. Chapin
    Telecopy:(212)558-4915

or to such other person or address as Shareholder shall furnish to the Company in writing.

  All such notices, requests, demands and other communications shall be deemed to have been duly given: at the time of delivery by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed domestically in the United States (and seven (7) Business Days if mailed internationally); when answered back, if telexed; when receipt acknowledged, if telecopied; and on the Business Day for which delivery is guaranteed, if timely delivered to an air courier guaranteeing such delivery.

  Section 7.2 Survival of Representations and Warranties. The representations and warranties made herein shall survive through the term of this Agreement.

  Section 7.3 Legends. If requested in writing by the Company, Shareholder shall present or cause to be presented promptly all certificates representing Voting Securities beneficially owned by Shareholder or any of its Controlled Affiliates, for the placement thereon of a legend substantially to the following effect, which legend will remain thereon as long as such Voting Securities are beneficially owned by Shareholder or a Controlled Affiliate:

  "The securities represented by this certificate are subject to the
  provisions of a Shareholders Agreement, dated as of      , 199 , between
  Compagnie Generale d'Industrie et de Participations and Crown Cork & Seal Company, Inc. and may not be sold, pledged, hypothecated or otherwise transferred except in accordance therewith. A copy of said agreement is on file at the office of the Corporate Secretary of Crown Cork & Seal Company, Inc."

  The Company may enter a stop transfer order with the transfer agent or agents of Voting Securities against any Disposition not in compliance with the provisions of this Agreement.

  Section 7.4 Enforcement. Shareholder, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that, in addition to any other remedies which may be available at law or in equity, each party hereto (the "Moving Party") shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other parties hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The parties further agree that no bond shall be required as a condition to the granting of any such relief.

  Section 7.5 Entire Agreement. This Agreement, the second, third, sixth and fifteenth paragraphs of the Shareholder Confidentiality Agreement (but not to the extent such paragraphs relate to information or

                                    A-4-20

"Evaluation Material" of the "Subject Company", as such terms are used in the Shareholder Confidentiality Agreement), the second, third, seventh and seventeenth paragraphs of the Crown Confidentiality Agreement and the Exchange Offer Agreement constitute the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and thereby, and the Company Confidentiality Agreement and such other provisions of the Shareholder Confidentiality Agreement and Crown Confidentiality Agreement not expressly referred to above shall terminate with the execution hereof. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

  Section 7.6 Severability. Whenever possible, each provision or portion of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, rule or regulation in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision shall have been replaced with a provision which shall, to the maximum extent permissible under such applicable law, rule or regulation, give effect to the intention of the parties as expressed in such invalid, illegal or unenforceable provision.

  Section 7.7 Headings. Descriptive headings contained in the Agreement are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

  Section 7.8 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties, and each such executed counterpart will be an original instrument.

  Section 7.9 No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

  Section 7.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and Shareholder, and to their respective successors and assigns, including any successors to the Company or Shareholder or their businesses or assets as the result of any merger, consolidation, reorganization, transfer of assets or otherwise, and any subsequent successor thereto, without the execution or filing of any instrument or the performance of any act; provided that no party may assign this Agreement without the other party's prior written consent, except as expressly provided herein.

  Section 7.11 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws principles thereof.

  Section 7.12 Further Assurances. From time to time on and after the date hereof, the Company and Shareholder, as the case may be, shall deliver or cause to be delivered to the other party hereto such further documents and instruments and shall do and cause to be done such further acts as the other party hereto shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure that it is protected in acting hereunder.

  Section 7.13 Consent to Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement (other than the Exchange Offer Agreement, which shall be governed solely by the analogous provisions thereof), and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the Court of Common Pleas of Philadelphia County in the Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania, and, by execution and delivery of this Agreement, the Company and Shareholder each

                                    A-4-21
irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or Shareholder at their respective addresses referred to herein. The Company and the Shareholder each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement (other than the Exchange Offer Agreement, which shall be governed solely by the analogous provisions thereof) brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

  Section 7.14 Confidentiality. Confidential information of the Company on one hand, and the Shareholder on the other hand, shall be deemed "Evaluation Material" subject to the terms of the second, third, seventh and seventeenth paragraphs of the Crown Confidentiality Agreement, in the case of Company information, and subject to the terms of the second, third, sixth and fifteenth paragraphs of the Shareholder Confidentiality Agreement, in the case of Shareholder information.

  In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first referred to above.

                                          Crown Cork & Seal Company, Inc.


                                          By: _________________________________
                                            Name:
                                            Title:

                                          Compagnie Generale D'Industrie et de
                                           Participations


                                          By: _________________________________
                                            Name:
                                            Title:

                                    A-4-22

                                                                        ANNEX 5

  (a) Organization and Qualification. The Company shall be a societe anonyme duly organized, validly existing and in good standing under the laws of the Republic of France and shall have the requisite corporate power and authority to carry on its business as it is now being conducted. The Company shall be duly qualified as a foreign corporation to do business, and be in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, result in a Material Adverse Effect on the Company.

  (b) Organizational Documents. The Company shall not be in violation of any of the provisions of its statuts, and its statuts as delivered pursuant to
Section 6(i) of this Agreement shall not have been amended, modified, or rescinded and remain in full force and effect other than as contemplated in the BALO Announcement.

  (c) Capitalization. As of April 30, 1995, the share capital of the Company totalled FF 823,125,910, consisting of 82,312,591 shares of Common Stock issued and outstanding, all of which shall have been duly authorized, validly issued and fully paid and non-assessable, and (ii) 2,095,140 shares of Common Stock shall have been reserved for future issuance upon exercise of outstanding employee stock options granted under the Company's stock option plans. Between April 30, 1995 and the date of this Agreement, there have been no additional issuances of shares of Common Stock other than issuances upon exercises of employee stock options outstanding on April 30, 1995. No shares of Common Stock shall have been owned by the Company or a subsidiary of the Company. Except for the employee stock options described in clause (ii) of the preceding sentence and other than in respect of the Faba transaction described in the BALO Announcement and the granting of options for 200,000 shares of the Common Stock to the management of the Company (the "New Options"), a maximum of 50,000 of which shall have been granted per fiscal quarter in the ordinary course of business, and other than options for up to 44,000 shares of Common Stock to be granted in respect of stock options authorized in 1994 by the shareholders of the Company (the "1994 Options") there shall have been no subscriptions, options, warrants, or other rights, convertible securities, agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its material Subsidiaries is a party, or by which any of their properties are bound or affected, or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company. At the Closing Date, the share capital of the Company shall total 88,068,398 shares on a fully-diluted basis (assuming the grant of all New Options and the 1994 Options in accordance with this Agreement).

  (d) Public Filings. The Company shall have filed all forms, reports, and documents required to be filed with the COB, CBV, SBF, London Stock Exchange and other French or U.K. securities law authorities or exchanges (the "French and U.K. Securities Authorities") since December 31, 1993. The Company Public Reports (including, without limitation, any financial statements or schedules included therein) filed on or prior to the Filing Date (i) shall have been prepared in compliance, in all material respects, with the requirements of applicable law, and (ii) shall not have at the time of filing (or, if amended, supplemented, or superseded by a filing prior to the date of this Agreement, on the date of that filing) contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company or its Subsidiaries shall be required to file any forms, reports or other documents with the SEC (whether pursuant to the Securities Act, Exchange Act or otherwise) or any United States state securities commission. None of the Company or its Subsidiaries shall have any class of security which is, or is required to be, registered pursuant to Securities Act or Exchange Act.

  (e) Financial Statements. Each of the consolidated financial statements contained in the Company Public Reports filed on or prior to the Filing Date and the Company's audited consolidated financial statements for the years ended December 31, 1993 and December 31, 1994 (together, the "Financial Statements") (including, in each case, any related notes thereto) shall have been prepared in accordance with International Accounting

                                     A-5-1

Standards issued by the IASC ("International Accounting Standards") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each of them shall have presented fairly in all material respects the consolidated financial position of the Company and its Subsidiaries at their respective dates and the consolidated results of their operations and cash flows for the periods indicated, except that (i) unaudited interim financial statements included in any quarterly reports may have been subject to normal and recurring year-end adjustments that were not expected to be material in amount, and (ii) the Company may, in its sole discretion apply United States GAAP or International Accounting Standards in effect at December 31, 1994 and December 31, 1993 or International Accounting Standards in effect on the date of the filing of the Company Public Report with respect to financial statements in respect of periods subsequent to January 1, 1995, provided that the Company shall not have changed the annual account period.

  (f) Absence of Certain Changes or Events. Except as disclosed in the Company Public Reports, disclosed to Crown prior to the date of this Agreement or as contemplated by this Agreement, since December 31, 1994, (i) there shall have been no Material Adverse Effect on the Company, (ii) the businesses of the Company and each of its Subsidiaries shall have been conducted only in the ordinary course, consistent with past practice; (iii) neither the Company nor any of its Subsidiaries shall have incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside the ordinary course of business; (iv) the Company and its Subsidiaries shall not have increased in any material respect the compensation of any officer or granted any general salary or benefits increase to their employees other than in the ordinary course of business; and
(v) there shall have been no declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company (other than as permitted in Section 10.1(j)). Neither the execution and delivery of this Agreement by Shareholder nor the performance by Shareholder of its obligations hereunder will, except as disclosed in writing by Shareholder to Crown prior to the execution of this Agreement, result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not result in a Material Adverse Effect on the Company.

  (g) Absence of Litigation. There shall be no civil, criminal, or administrative claims, actions, suits, proceedings, or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or involving any properties or rights of the Company or any of their Subsidiaries, before any court, arbitrator, or administrative, governmental, or regulatory authority, domestic or foreign, that, individually or in the aggregate, shall have had or are likely to have a Material Adverse Effect on the Company. There shall be no judgments, decrees, injunctions, rules, or orders of any governmental entity or arbitrator outstanding against the Company or any of its Subsidiaries that shall have had or are likely to have a Material Adverse Effect on the Company.

  (h) Employee Benefit Plans.

  (i) The obligations and liabilities of the Company and its Subsidiaries under retirement, pension, profit sharing, savings, deferred compensation, supplemental retirement, bonus, incentive, stock purchase, stock ownership, stock option, severance, health, life insurance, disability, fringe benefit and other material employee benefit plans, programs, or arrangements, and any current or former executive employment, compensation, severance, consulting, noncompetition, or indemnification agreements, whether written or unwritten, funded or unfunded (x) maintained, sponsored, administered or contributed to by the Company or any of its Subsidiaries, or (y) with respect to which the Company or any of its Subsidiaries has any liability (together, the "Company Employee Plans") shall have been properly accrued and reflected in the Financial Statements in accordance with International Accounting Standards in all material aspects.

  (ii) Except for the liabilities accrued and reflected in the Financial Statements, there shall be no material unfunded liabilities existing with respect to any Company Employee Plan.


                                     A-5-2

  (iii) All of the Company Employee Plans shall have been operated and administered in material compliance with their terms and shall be in material compliance with the laws and governmental rules and regulations applicable to them (including all applicable requirements for notification to participants and governmental or regulatory authorities), and the Company and each of its Subsidiaries shall have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and the Company has no knowledge of any material default or violation by any party to, any of the Company Employee Plans.

  (iv) All contributions to, and payments from, any Company Employee Plan required pursuant to applicable laws, rules and regulations, the terms of the Company Employee Plan, or any collective bargaining agreement shall have been made on or before their due dates. All such contributions to, and all payments from, the Company Employee Plans shall have been properly accrued in accordance with International Accounting Standards.

  (v) Neither the Company nor any of its Subsidiaries shall have taken any action with respect to any Company Employee Plan that will increase materially the expense of maintaining such Company Employee Plan above the level of expense reflected in the Financial Statements (except for the granting of the New Options and the 1994 Options in accordance with this Agreement).

  (vi) Except for claims for benefits in the normal operation of the Company Employee Plans, there shall be no litigation, proceeding, investigation, audit, assessment, complaint or proceeding of any kind in any court or governmental agency with respect to any Company Employee Plan which could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

  (vii) Neither the Company nor any of its Subsidiaries shall have taken any action with respect to any Company Employee Plan (including but not limited to the recognition of the transaction contemplated by this Agreement as a change of control) that will cause a material discretionary acceleration or increase in the vesting, exercisability, or benefits provided by any such Company Employee Plan (except for the granting of the New Options and the 1994 Options in accordance with this Agreement).

  (i) Taxes and Social Obligations. The Company and each of its material Subsidiaries (i) shall have timely and correctly filed all material returns and reports relating to Taxes required to be filed by it in the manner required by the relevant taxing authorities (collectively, "Returns") and (ii) shall have timely paid all Taxes shown to be due on such Returns and all material Taxes for which no return was required to be filed. The financial statements included in the Company Public Reports and the Financial Statements shall have, to the extent required by International Accounting Standards, an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No material deficiencies for any Taxes shall have been proposed, asserted or assessed against the Company or any of its Subsidiaries and no requests for waivers of the time to assess any such Taxes are pending.

  Neither the Company nor any of its Subsidiaries (i) shall have been at the date of this Agreement the subject of any inquiry, investigation or audit relating to Taxes or (ii) shall have received notice of any proposed inquiry, investigation or audit relating to Taxes which is reasonably likely to may have a Material Adverse Effect on the Company.

  (j) Registration Statement; Proxy Statement. The information to be supplied by or on behalf of the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective or at the Filing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by or on behalf of the Company for inclusion in the Proxy Statement shall not have, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Crown Shareholder Meeting, at the Filing Date, the Commencement Date or the Closing Date, contained any statement that, in light of the circumstances under which it is made, was false or misleading with respect to any material fact, omitted to state any material

                                     A-5-3
fact necessary in order to make the statements made therein not false or misleading, or omitted to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Crown Shareholder Meeting that had become false or misleading.

  (k) Note d'Information, U.K. Filing; Etc. The information supplied by or on behalf of the Company for inclusion in the Note d'Information, the CBV Filing, the U.K. Filing and all other filings made in connection with the Exchange Offers shall not have, at the time such filings received the regulatory approval or clearance required by applicable law, at the Filing Date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                     A-5-4

                                                                        ANNEX B

  Annex B sets forth the Acquisition Articles Amendment and the proposed resolution of Crown's Board of Directors authorizing the issuance and fixing the designations, number and the voting rights, preferences, privileges, limitations, restrictions, conversion rights and other rights of the series of Crown 4.5% Preferred Stock.

                        ACQUISITION ARTICLES AMENDMENT

  Pursuant to the adoption of the Acquisition Articles Amendment, Article THIRD of Crown's Articles of Incorporation will be amended to read (assuming the adoption of the Articles Modernization Proposal, which is attached hereto as Annex D) in its entirety as follows:

    THIRD: The total number of shares which may be issued by the Corporation is 500,000,000 shares of Common Stock, at a par value per share of $5.00 (the "Common Stock") and 50,000,000 shares of Preferred Stock to be used in the acquisition of CarnaudMetalbox (the "Acquisition Preferred Stock").

  A. Common Stock. The designations, voting powers, restrictions and rights of the Common Stock are as follows:

    1. Dividends. Holders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors.

    2. Liquidation. In any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the debts of the Corporation and obligations with respect to any issued and outstanding shares of preferred stock shall have been paid or provided for, all of the remaining assets of the Corporation shall belong to and shall be distributed ratably among the holders of the Common Stock.

    3. Reacquired Shares. The Board of Directors shall have the power to eliminate reacquired shares of Common Stock from the authorized number of shares of the Corporation or to restore such shares to the status of authorized but unissued shares.

    4. Voting Rights. Except as may otherwise be required by law in any case and as provided in a resolution of the Board of Directors fixing voting rights pursuant to Section C below, the holders of shares of Common Stock possess the exclusive voting powers of the Corporation. At every meeting of stockholders of the Corporation, the holders of record of shares of Common Stock entitled to vote thereat shall be entitled to one vote for each share held. The holders of Common Stock shall not be entitled to cumulative voting in the election of directors of the Corporation.

  B. Capital Stock Generally. The following provisions shall apply to all classes of the Corporation's capital stock:

    1. Additional or Increased Stock. No holder of stock of the Corporation of any class shall be entitled as of right to subscribe for any additional or increased stock of any class or any obligations convertible into any class or classes of stock, and the Corporation may, without offering any such increased or additional stock or obligations to stockholders of any class, sell or dispose of the same to such persons and for such consideration permitted by law as the Board of Directors from time to time in its absolute discretion determines.

    2. Authorized Shares. The Corporation may issue and sell its authorized shares, if any, without par value from time to time in the absence of fraud in the transaction, for such consideration as may from time to time be fixed by the Board of Directors, and sell and dispose of any stock having a par value, for such consideration permitted by law, as the Board of Directors may from time to time determine, without other authority, consent or vote of the stockholders of the Corporation of any class or classes, except as otherwise provided herein or under applicable law.

  C. Preferred Stock.

    1. Acquisition Preferred Stock. The following provisions shall apply to Acquisition Preferred Stock:

      (a) Designation. The unissued shares of Acquisition Preferred Stock may be divided and issued at any time, as set forth in C.1(b) below, in one or more classes or series of a class as may be designated by the Board of Directors of the Corporation. The Board of Directors shall have the full authority permitted by law to fix by resolution the designations, number and the voting rights, preferences, privileges, limitations, restrictions, conversion rights and other special or relative rights, if any, of any class or any series of any class of the Acquisition Preferred Stock that may be desired.

      (b) Issuance. Shares of Acquisition Preferred Stock shall be issued solely to effect the acquisition by the Corporation of the capital stock (and securities convertible into or exchangeable for such capital stock) of CarnaudMetalbox, a societe anonyme organized under the laws of the Republic of France. Following the initial issuance of Acquisition Preferred Stock to effect the acquisition of CarnaudMetalbox, no further shares of Acquisition Preferred Stock shall be issued and, in the event that any shares of Acquisition Preferred Stock are authorized but unissued, the number of authorized shares of Acquisition Preferred Stock shall be reduced accordingly.

  A new Article 11 of the Corporation's Articles of Incorporation shall be added to read as follows:

    ELEVENTH: Subchapter E, Control Transactions, of Chapter 25 of the Pennsylvania Business Corporation Law, as amended, shall not be applicable to the Corporation.

              PROPOSED RESOLUTION OF THE CROWN BOARD OF DIRECTORS

  RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with Article THIRD of the Articles of Incorporation of the Corporation, a series of Acquisition Preferred Stock of the Corporation is hereby created (the "4.5% Preferred Stock") under the terms and provisions herein set forth:

    1. Designation and Amount. The shares of such series shall be designated as "4.5% Cumulative Preferred Stock" (the "4.5% Preferred Stock") and the
  number of shares constituting such series shall be    .* The par value of
  the 4.5% Preferred Stock shall be $    ** per share.

    2. Rank. All shares of 4.5% Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution and winding-up, rank senior to all of the Corporation's now or hereafter issued Junior Securities (as hereinafter defined) and on a parity with the Parity Securities (as hereinafter defined), unless the issuance of a new class of preferred stock that ranks senior in respect of dividend rights or rights upon liquidation, dissolution and winding-up is specifically approved by the holders of 4.5% Preferred Stock as provided under Section 6(d). The Common Stock and other equity securities (other than any senior securities specifically approved by the holders of 4.5% Preferred Stock as provided under Section 6(d)) of the Corporation shall be "Junior Securities" for all purposes hereunder unless, with respect to any class of equity securities other than the Common Stock such securities expressly provide that they rank on a parity with the 4.5% Preferred Stock with respect to dividends and upon liquidation, dissolution or winding-up, in which case such class of equity securities shall be "Parity Securities". The terms of the 4.5% Preferred Stock do not restrict the creation of Junior Securities and Parity Securities other than as provided in Section 6(d).

    3. 4.5% Preferred Dividends. The holders of 4.5% Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, dividends at the rate of
  $   *** per annum per share (the "4.5% Preferred Dividends"), and no more, which shall be fully cumulative and shall be payable in cash (except as provided in Section 5(i)) quarterly in arrears on February 20, May 20, August 20 and November 20 of each year (each a "Dividend Payment Date") (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear upon the stock transfer books of the Corporation on such record dates, not more than sixty days nor less than ten days preceding the respective Dividend Payment Dates, as are fixed by the Board of Directors (or, to the extent permitted by applicable law, a duly authorized committee thereof).

    The first dividend period shall be from the date of initial issuance of the 4.5% Preferred Stock to, but excluding, the first Dividend Payment Date occurring in 1996 (except that if the date of initial issuance occurs within 20 days prior to such Dividend Payment Date, the first dividend period shall be from the date of initial issuance to, but excluding, the next following Dividend Payment Date) and the first Dividend Payment Date in respect of the 4.5% Preferred Stock shall be the first Dividend Payment Date occurring in 1996 (or if the date of initial issuance occurs within 20 days prior to such date, the next following Dividend Payment Date). Dividends on the 4.5% Preferred Stock shall accrue (whether or not declared and whether or not such amounts would be available, legally or otherwise, at that time for distribution to holders of 4.5% Preferred Stock) on a daily basis from the date of original issuance of the 4.5% Preferred Stock or from the most recent Dividend Payment Date to which full dividends have been paid. Dividends will cease to accrue in respect of any shares of the 4.5% Preferred Stock on the effective date of a mandatory conversion pursuant to Section 5(e) or on the date of their earlier voluntary conversion. Dividends (or cash amounts
--------
  * Insert the number of shares of 4.5% Preferred Stock to be issued in the Offer.
 ** Insert the average Market Closing Price (as defined in the Exchange Offer
    Agreement) per share of Common Stock (as defined in the Exchange Offer Agreement), in U.S. dollars, for the most recent 20 business days on which trading of Crown Common Stock has occurred prior to the Measurement Date (as defined in the Exchange Offer Agreement).
*** Insert 0.045 x the par value of the 4.5% Preferred Stock.

  equal to accrued and unpaid dividends) payable on the 4.5% Preferred Stock for any period shorter than a quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

    For purposes hereof, the term "legal holiday" shall mean any day on which banking institutions are authorized to close in New York, New York or in Philadelphia, Pennsylvania. Subject to the next Paragraph of this Section 3, payments on account of accrued and unpaid dividends for any past dividend period may be declared and paid at any time, without reference to any regular Dividend Payment Date. The amount of dividends payable per share of 4.5% Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. No interest shall be payable in respect of any accrued and unpaid dividends on the 4.5% Preferred Stock. Holders of the shares of 4.5% Preferred Stock, as such, shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative cash dividends as provided in this
  Section 3.

    No dividends or other distributions shall be declared, paid or set apart for payment or otherwise made on shares of any Junior Securities (other than a dividend or distribution paid solely in shares of, or warrants, rights or options exercisable for or convertible into Junior Securities), unless and until all accrued and unpaid dividends on the 4.5% Preferred Stock for all dividend payment periods ending on or before the payment date of such dividend or other distribution on Junior Securities shall have been paid or declared and set apart for payment.

    No payment in cash or otherwise on account of the purchase, redemption, retirement or other acquisition of shares of Junior Securities shall be made unless and until all accrued and unpaid dividends on the 4.5% Preferred Stock for all dividend payment periods ending on or before such payment in respect of such Junior Securities shall have been paid or declared and set apart for payment; provided, however, that the restrictions set forth in this sentence shall not apply to the purchase or other acquisition of Junior Securities (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted, (B) solely in exchange for or upon conversion into Junior Securities or (C) pursuant to a redemption at the stated redemption price of any rights granted to holders of Common Stock pursuant to a stockholder rights plan.

    No full dividends shall be declared, paid or set apart for payment on shares of any class or series of the Parity Securities for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the 4.5% Preferred Stock for all dividend payment periods ending on or before the payment date of such full dividends on Parity Securities. No dividends may be paid on Parity Securities except on dates on which dividends are paid on the 4.5% Preferred Stock. If dividends are not paid or set apart in full upon the shares of 4.5% Preferred Stock and any Parity Securities, all dividends paid or declared and set apart for payment on the 4.5% Preferred Stock and the Parity Securities shall be paid or declared and set apart for payment pro rata so that the amount of dividends paid or declared and set apart for payment per share on the 4.5% Preferred Stock and the Parity Securities on any date shall in all cases bear to each other the same ratio that accrued and unpaid dividends to the date of payment on the 4.5% Preferred Stock and the Parity Securities bear to each other.

    No payment on account of the purchase, redemption, retirement or other acquisition of shares of Parity Securities shall be made, and, other than dividends to the extent permitted by the preceding Paragraph, no distributions shall be declared, paid or set apart for payment or otherwise made on shares of Parity Securities, unless and until all accrued and unpaid dividends on the 4.5% Preferred Stock for all dividend payment periods ending on or before such payment in respect of, or the payment date of such distribution on, such Parity Securities shall have been paid or declared and set apart for payment; provided, however, that the restrictions set forth in this sentence shall not apply to the purchase or other acquisition of Parity Securities (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation hereafter adopted, (B) solely in exchange for or upon conversion into other Parity Securities or Junior Securities or (C) pursuant to a redemption at the stated redemption price of any rights granted to holders of Common Stock pursuant to a stockholder rights plan.

    Subject to the foregoing provisions, the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on any Junior Securities or Parity Securities, and may redeem, purchase or otherwise acquire any Junior Securities or Parity Securities, and the holders of the 4.5% Preferred Stock shall not be entitled to share therein.

    Any dividend payment made on shares of the 4.5% Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of the 4.5% Preferred Stock.

    All dividends paid with respect to shares of the 4.5% Preferred Stock pursuant to this Section 3 shall be paid pro rata to the holders entitled thereto.

    Holders of shares of the 4.5% Preferred Stock shall be entitled to receive the dividends provided for in this Section 3 in preference to and in priority over any dividend upon any of the Junior Securities.

    4. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of 4.5% Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders an amount per share of 4.5% Preferred Stock equal to all dividends accrued and unpaid on such share to (but not including) the date of final distribution to such holders, whether or not declared, without interest,
  plus a sum equal to $   * per share, before any payment shall be made or
  any assets distributed in respect of such Junior Securities.

    If the assets of the Corporation available for distribution to stockholders are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of 4.5% Preferred Stock (as provided in the preceding Paragraph of this Section 4) and any Parity Securities, then the holders of such shares shall share ratably in such distribution of assets in accordance with the amounts which would be payable on such distribution if the amounts to which the holders of outstanding shares of 4.5% Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

    Except as provided in this Section 4, holders of 4.5% Preferred Stock, as such, shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

    For the purposes of this Section 4, none of the following shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

      (i) the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation;

      (ii) the consolidation or merger of the Corporation with or into one or more other corporations, or other associations;

      (iii) the consolidation or merger of one or more corporations or other associations with or into the Corporation;

      (iv) the participation by the Corporation in a share exchange; or

      (v) the division of the Corporation pursuant to 15 Pa. C.S. Subch.
    19D.

    5. Conversion Privilege.

    (a) Right of Conversion. At any time after the date of initial issuance of the 4.5% Preferred Stock, each share of 4.5% Preferred Stock shall be convertible at the option of the holder thereof into fully paid and nonassessable shares of Common Stock, at the rate of that number of shares of Common Stock for each full share of 4.5% Preferred Stock that is equal
  to $   * divided by the conversion price applicable per share of Common
  Stock. For purposes of this Section 5, the "conversion price" applicable
  per share of Common Stock shall initially be equal to $   ** and shall be
  adjusted from time to time in accordance with the provisions of this
  Section 5.
--------
 * Insert par value of the 4.5% Preferred Stock.
** Insert 1.0975 x par value.

    (b) Conversion Procedures. Any holder of shares of 4.5% Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of 4.5% Preferred Stock at the office of the transfer agent for the 4.5% Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of 4.5% Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued.

    The Corporation shall, as soon as practicable after such surrender of certificates evidencing shares of 4.5% Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of 4.5% Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment without interest in respect of any fraction of a share of Common Stock as hereinafter provided. Such conversion shall be deemed to have been made on the date of such surrender of the shares of 4.5% Preferred Stock to be converted (the "Surrender Date"), and the person or persons entitled to receive the Common Stock deliverable upon conversion of such 4.5% Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

    In the event that fewer than all shares of 4.5% Preferred Stock represented by a surrendered certificate are to be converted hereunder, a new certificate shall be issued at the expense of the Corporation representing the shares of 4.5% Preferred Stock not so converted. No interest will be payable with respect to any cash adjustment paid with respect to any fractional shares of Common Stock as hereinafter provided. No holder of a certificate or certificates which immediately prior to the Surrender Date represented shares of outstanding 4.5% Preferred Stock shall have any rights as a holder of such Common Stock, including without limitation voting rights or the right to receive any dividend or other distribution from the Corporation with respect to any Common Stock, until surrender of such certificate or certificates that prior to the Surrender Date represented such shares of 4.5% Preferred Stock in exchange for a certificate or certificates representing such Common Stock.

    Effective on the day following the Surrender Date, dividends shall cease to accrue on any shares of 4.5% Preferred Stock surrendered for conversion, such shares of 4.5% Preferred Stock shall no longer be deemed outstanding, all rights of the holders thereof as preferred stockholders of the Corporation shall cease (other than the right to receive dividends declared payable to holders of record of 4.5% Preferred Stock on a record date prior to the Surrender Date) and thereupon the certificate or certificates theretofore representing such shares of 4.5% Preferred Stock shall represent only the right to receive the Common Stock deliverable upon conversion in respect thereof.

    (c) Adjustment of Conversion Price. The conversion price at which a share of 4.5% Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as follows:

      (1) In case at any time after the date of original issuance of the 4.5% Preferred Stock, the Corporation shall pay or make a dividend or other distribution to all holders of its Common Stock or other Junior Securities of the Corporation in shares of Common Stock, the conversion price in effect at the opening of business on the business day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for such determination. For the purposes of this Subparagraph (1), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

      (2) In case at any time after the date of original issuance of the 4.5% Preferred Stock, the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in Subparagraph
    (6) of this Paragraph) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the conversion price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such current market price) and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for such determination. For the purposes of this Subparagraph (2), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Corporation. The foregoing provision shall not apply to issuances of rights pursuant to a stockholder rights plan provided that such rights are issued together with the Common Stock upon conversion of the 4.5% Preferred Stock. In the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the conversion price shall be adjusted to the conversion price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase; provided, however, that no such readjustment upon expiration of such rights or warrants shall affect the number of shares of Common Stock issued upon any conversion of 4.5% Preferred Stock prior to such readjustment.

      (3) In case at any time after the date of original issuance of the 4.5% Preferred Stock, outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case at any time after the date of original issuance of the 4.5% Preferred Stock outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately prior to the opening of business on the day following the day upon which such subdivision or combination becomes effective.

      (4) In case at any time after the date of original issuance of the 4.5% Preferred Stock, the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding (i) any rights or warrants referred to in Subparagraph (2) of this Paragraph,
    (ii) any dividend or distribution in cash solely out of the retained earnings of the Corporation (retained earnings of the Corporation for this purpose being calculated at any date to exclude the one-time impact of the Corporation's adopting changes in accounting principles required by changes in (x) United States generally accepted accounting principles or (y) the application or interpretation of United States generally accepted accounting principles by any applicable governmental or regulatory authority, provided that only changes occurring in the fiscal year with respect to which retained earnings is being determined shall be excluded for this purpose) and (iii) any dividend or distribution referred to in Subparagraph (1) of this Paragraph), then in each such case, unless the Corporation elects to reserve shares or other units of such securities or assets for distribution to the holders of the 4.5% Preferred Stock upon the conversion of the shares of 4.5% Preferred Stock so that any holder of 4.5% Preferred Stock will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the kind and amount of such securities or assets which such holder would have received if such shares of 4.5% Preferred Stock had been converted into shares of Common Stock immediately prior to the date fixed for the determination of stockholders entitled to receive such distribution, the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in Subparagraph (6) of this Paragraph) of the Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors, whose determination, if made in good faith, shall be conclusive and described in a resolution of the Board of Directors filed with the transfer agent for the 4.5% Preferred Stock and mailed to the holders of record of the 4.5% Preferred Stock) on the date fixed for such determination of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

      (5) The reclassification of Common Stock into securities other than Common Stock (other than any reclassification upon a consolidation or merger to which Section 5(f) applies) shall be deemed to involve (a) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and "the date fixed for such determination" within the meaning of Subparagraph (4) of this Paragraph), and (b) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock, if any, outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective", as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of Subparagraph (3) of this Paragraph).

      (6) For the purpose of any computation under Subparagraphs (2) and
    (4) of this Paragraph, the current market price per share of Common Stock on any day shall be deemed to be the average of the "market prices" (as defined below) for shares of Common Stock for any five consecutive Business Days selected by the Corporation commencing not more than 20 Business Days before the date in question, provided, however, that if the "ex" date (as defined later in this Subparagraph
    (6)) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the conversion price pursuant to Subparagraph (1), (2), (3) or (4) above occurs on or after the 20th Business Day prior to the day in question and prior to the "ex" date for the issuance or distribution requiring such computation, the market price for each Business Day prior to the "ex" date for such other event shall be adjusted by multiplying such market price by the same fraction by which the conversion price is required to be adjusted as a result of such other event. For purposes of this Paragraph, the term "'ex' date", (i) when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the market price was obtained without the right to receive such issuance or distribution and (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the shares of Common Stock trade regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective. The term

    "market price" as used in this Paragraph means, the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case of the Common Stock on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose. If none of the conditions set forth above is met, the closing price of Common Stock on any day or the average of such closing prices for any period shall be the fair market value of such class of stock as determined by a member firm of the New York Stock Exchange, Inc. selected by the Corporation.

      (7) In any case in which this Paragraph shall require that an adjustment be made immediately following a record date, the Corporation may elect to defer the implementation of such adjustment (but in no event until a date later than the effective time of the event giving rise to such adjustment), in which case the Corporation shall, with respect to any share of 4.5% Preferred Stock converted after such record date and before such adjustment shall have become implemented
    (i) defer paying any cash payment pursuant to Paragraph (d) below in respect of fractional shares or issuing to the holder of such share of 4.5% Preferred Stock the number of shares of Common Stock issuable upon such conversion in excess of the number of shares of Common Stock issuable thereupon only on the basis of the conversion price prior to adjustment, and (ii) not later than five Business Days after such adjustment shall be implemented, pay to such holder the appropriate cash payment pursuant to Paragraph (d) and issue to such holder the additional shares of Common Stock and other capital stock and securities of the Corporation issuable on such conversion and deliver to such holder such other assets deliverable on such conversion. If an event otherwise requiring that an adjustment be made pursuant to this Paragraph never becomes effective, no such adjustment shall be required to be implemented.

      (8) Notwithstanding anything to the contrary herein, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, that any adjustments which by reason of this Subparagraph (8) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Paragraph shall be made by the Corporation to the nearest cent or the nearest one-hundredth of a share, as the case may be.

      (9) The Corporation may make such reductions in the conversion price, in addition to those required by Subparagraphs (1), (2), (3) and (4) of this Paragraph, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients. Any determination by the Board of Directors of the Corporation in connection with the foregoing, if made in good faith, shall be conclusive and described in a resolution of the Board of Directors filed with the transfer agent for the 4.5% Preferred Stock and mailed to the holders of record of the 4.5% Preferred Stock.

      (10) As used in this Section 5 "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized by law or executive order to close.

      (11) Whenever the conversion price is adjusted as herein provided, the Corporation shall:

        (i) forthwith compute the adjusted conversion price in accordance with this Section 5(c) and prepare a certificate signed by the Chief Financial Officer, any Vice President, the Treasurer or Controller of the Corporation setting forth the adjusted conversion price, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate forthwith with the transfer agent or agents for the 4.5% Preferred Stock and the Common Stock; and

        (ii) mail a notice stating that the conversion price has been adjusted, the facts requiring such adjustment and the facts upon which such adjustment is based and setting forth the adjusted conversion price to the holders of record of the outstanding shares of the 4.5% Preferred Stock at or prior to the time the Corporation mails an interim statement to its stockholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter for the first three quarters of each year and within 90 days of the end of the last fiscal quarter of each year.

    (d) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of 4.5% Preferred Stock. If more than one certificate evidencing shares of 4.5% Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of 4.5% Preferred Stock so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable to a holder upon conversion of any shares of 4.5% Preferred Stock, the Corporation shall pay a cash adjustment without interest in respect of such fractional share in an amount equal to the same fraction of the market price per share of Common Stock (as determined by the Board of Directors, which, so long as the Common Stock is listed on the New York Stock Exchange, shall be the reported last sale price regular way on the New York Stock Exchange) at the close of business on the day of conversion.

    (e) Mandatory Conversion. On the fourth anniversary of the date of original issuance of the 4.5% Preferred Stock (the "Latest Mandatory Conversion Date") all of the 4.5% Preferred Stock shall convert into shares of Common Stock on the basis provided in Subparagraph (3) of this Paragraph
  (e). If, at any time prior to the Latest Mandatory Conversion Date less than 30% of the number of shares of 4.5% Preferred Stock initially issued remain outstanding, the remaining shares of 4.5% Preferred Stock shall, at the election of the Corporation and after notice has been provided as set forth below, convert into shares of Common Stock on the basis provided in Subparagraph (3) of this Paragraph (e).

      (1) Notice of Conversion. If the Corporation has elected to convert the 4.5% Preferred Stock into Common Stock pursuant to the second sentence of this Paragraph (e), the Corporation will provide notice of mandatory conversion of shares of 4.5% Preferred Stock pursuant to this Paragraph (e) (other than any conversion on the Latest Mandatory Conversion Date) to holders of record of the 4.5% Preferred Stock to be converted not less than 15 nor more than 60 days prior to the date fixed for conversion. Such notice shall be provided by mailing notice of such conversion first class air mail postage prepaid, to each holder of record of the 4.5% Preferred Stock to be converted, at such holder's address as it appears on the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the preceding notice for the conversion of any shares of 4.5% Preferred Stock except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Such notice shall specify the date fixed for conversion, the conversion price then in effect and that on and after the date fixed for conversion dividends will cease to accrue on such shares.

      (2) Deposit of Shares and Funds. The Corporation's obligation to deliver shares of Common Stock and (only with respect to fractional shares) provide funds in accordance with this Paragraph (e) shall be deemed fulfilled if, on the mandatory conversion date, the Corporation shall deposit, with a bank or trust company, having an office or agency in New York, New York and having a capital and surplus of at least $50,000,000, such number of shares of Common Stock as are required to be delivered by the Corporation pursuant to this Paragraph (e) upon the conversion (including the payment of fractional share amounts) in trust for the account of the holders of the shares to be converted (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such shares and funds be delivered upon conversion of the shares of 4.5% Preferred Stock so called for conversion, provided that the Corporation shall not deposit such shares of

    Common Stock or such funds on any date prior to the mandatory conversion date. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any shares of Common Stock or funds so deposited and unclaimed at the end of two years from such conversion date shall be repaid and released to the Corporation, after which the holder or holders of such shares of 4.5% Preferred Stock so called for conversion shall look only to the Corporation for delivery of such shares of Common Stock or funds.

      (3) Effective Date. Provided that the Corporation has fulfilled its obligations to deposit shares and funds as provided in Subparagraph (2) of this Paragraph (e), then effective on the conversion date fixed by the Corporation and notified to the holders of 4.5% Preferred Stock pursuant to Subparagraph (1) of this Paragraph (e) (or on the Latest Mandatory Conversion Date, as the case may be), each outstanding share of 4.5% Preferred Stock shall be converted into fully paid and nonassessable shares of Common Stock at the conversion price then in effect, automatically and without any action on the part of any holder of shares of 4.5% Preferred Stock, and such shares of Common Stock shall be deemed outstanding from and after the conversion date.

      (4) Surrender of Certificates; Status. Each holder of shares of 4.5% Preferred Stock to be converted pursuant to this Paragraph (e) shall surrender the certificates evidencing such shares to the Corporation at the place designated in the notice of such conversion or, if such conversion occurs on the Latest Mandatory Conversion Date, then such conversion shall, unless the Corporation has notified each holder otherwise, take place at the offices of the Corporation's transfer agent, and shall thereupon be entitled to receive certificates evidencing shares of Common Stock and to receive any funds payable following such surrender and following the date of such conversion. If any required notice of conversion shall have been given or no such notice is required by the terms hereof, and if on the date fixed for conversion, shares of Common Stock and funds necessary for the conversion shall have been deposited with a bank or trust company as provided in Subparagraph (2) of this Paragraph (e), then, notwithstanding that the certificates evidencing any shares of 4.5% Preferred Stock subject to conversion shall not have been surrendered, the shares represented thereby subject to conversion shall be deemed no longer outstanding, dividends with respect to the shares subject to conversion shall cease to accrue after the date fixed for conversion and all rights with respect to the shares subject to conversion shall forthwith after such date cease and terminate, except for the right of the holders to receive the shares of Common Stock and funds, if any, to which they are entitled without interest upon surrender of their certificates therefor.

    (f) Reclassification, Consolidation, Merger or Sale of Assets. In case of any consolidation of the Corporation with, or merger of the Corporation or share exchange into, any other Person (as hereinafter defined), any merger of another Person into the Corporation (other than a merger or share exchange which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or any sale or transfer of all or substantially all of the assets of the Corporation, lawful provision shall be made as a part of the terms of such consolidation, merger, sale or transfer whereby the holder of each share of the 4.5% Preferred Stock shall have the right to convert such share into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock of the Corporation into which a share of the 4.5% Preferred Stock might have been converted at the conversion price in effect immediately prior to such consolidation, merger, sale or transfer (including aggregation rights with respect to fractional shares equivalent to those set forth in Paragraph (d) above), assuming such holder of Common Stock of the Corporation (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or exchanged its shares or to which such sale or transfer was made, as the case may be (a "constituent Person"), or an Affiliate (as hereinafter defined) of a constituent Person, and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer by other than a constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised; provided, however, that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock of the Corporation held immediately prior to such consolidation, merger, sale or transfer by others than a constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this Paragraph the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares. It is understood for purposes of this Paragraph that, if the stockholders of the Corporation have approved any such consolidation, merger, sale or transfer which makes provision for the 4.5% Preferred Stock under the terms of such consolidation, merger, sale or transfer (such approval to include the necessary approval, if any, of the holders of the 4.5% Preferred Stock under Section 6), then the holders of 4.5% Preferred Stock shall be deemed to have waived the benefits of this Paragraph.

    Such provision shall also provide, as a part of the terms of such consolidation, merger, share exchange, sale or transfer, for adjustments for subsequent events equivalent to the adjustments provided for in Section 5(c). The above provisions of this Paragraph (f) shall similarly apply to successive consolidations, mergers, share exchanges, sales or transfers.

    For purposes of this Paragraph (f), "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity and "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    With respect to any consolidation, merger, share exchange, sale or transfer in which the Corporation is not the surviving Person, the surviving Person shall be a Person organized under the laws of a State of the United States.

    (g) Reservation of Shares; Etc. The Corporation shall at all times reserve and keep available, free from preemptive rights out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the 4.5% Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of 4.5% Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the Commonwealth of Pennsylvania, increase the authorized number of shares of Common Stock if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then-outstanding shares of 4.5% Preferred Stock.

    If any shares of Common Stock required to be reserved for purposes of conversion of the 4.5% Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved as the case may be. If the Common Stock is listed on the New York Stock Exchange, the Paris Stock Exchange or any other national or foreign securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the 4.5% Preferred Stock.

    (h) Prior Notice of Certain Events. In case:

      (1) the Corporation shall declare any dividend (or any other distribution) on its Common Stock other than ordinary quarterly dividends in accordance with the Corporation's dividend policy (and other than dividends and distributions described in clauses (2) and (3) below); or

      (2) the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants other than pursuant to a stockholder rights plan provided that such rights are issuable together with Common Stock upon conversion of the 4.5% Preferred Stock; or

      (3) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any division or consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

      (4) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then the Corporation shall cause to be filed with the transfer agent for the 4.5% Preferred Stock, and shall cause to be mailed to the holders of record of the 4.5% Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least fifteen days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, redemption, repurchase, rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or
    (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

    (i) Accrued and Unpaid Dividends. Notwithstanding the provisions of Paragraph (b) above, the holder of each share of 4.5% Preferred Stock shall, upon the conversion of shares of 4.5% Preferred Stock pursuant to Paragraph (e) above, convert all accrued and unpaid dividends in respect of such shares of 4.5% Preferred Stock into Common Stock at the conversion price.

    6. Voting Rights. Other than as set forth below and except as provided under applicable law, the holders of 4.5% Preferred Stock shall be entitled to vote together with the holders of Common Stock on all matters to be voted on by the Corporation's holders of Common Stock. When voting together with the holders of Common Stock on any matter, each share of 4.5% Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of 4.5% Preferred Stock is convertible as provided under Section 5 as of the record date applicable to such vote. The holders of 4.5% Preferred Stock shall have the following additional voting rights:

      (a) Required Votes. Except as provided below, a vote of at least a majority of 4.5% Preferred Stock then outstanding shall be sufficient to take any action requiring the vote of the 4.5% Preferred Stock as a separate class. The Common Stock shall not vote together with the 4.5% Preferred Stock on any such matters. At any meeting where the 4.5% Preferred Stock shall have the right to vote as a separate class, the presence, in person or by proxy, of a majority of the outstanding shares of the 4.5% Preferred Stock shall constitute a quorum of such class.

      (b) Default Voting Rights. Whenever dividends accrued on the 4.5% Preferred Stock shall be in arrears and unpaid for at least six consecutive quarterly dividend periods, (i) the number of members constituting the Board of Directors shall be increased by two, effective as of the time of election of such directors as hereinafter provided and (ii) the holders of shares of 4.5% Preferred Stock (voting separately as a class together with holders of any Parity Securities upon which like voting rights have been conferred and are then exercisable) will have the exclusive right to vote for and elect such two additional directors of the Corporation (the "4.5% Preferred Stock Directors") to fill such newly-created directorships. Such right to elect two 4.5% Preferred Stock Directors shall become effective at the earlier of (x) the next meeting of stockholders of the Corporation at which directors are to be elected held after such dividends have been in arrears and unpaid for six consecutive quarterly dividend periods and (y) the special meeting of holders of 4.5% Preferred Stock (and of Parity Securities on which similar voting rights have been conferred) called as provided below in this Paragraph (b), and shall terminate when all accrued and unpaid dividends on the 4.5% Preferred Stock have been declared and paid or set apart for payment in full, subject to re-vesting in the event of each and every subsequent failure of the Corporation to pay dividends for the requisite number of quarterly dividend periods as described above.

      Each of the two 4.5% Preferred Stock Directors shall serve until the next annual meeting of stockholders of the Corporation and until his or her successor shall be elected and shall have qualified or the earlier expiration of his or her term as provided in this Paragraph (b). No 4.5% Preferred Stock Director may be removed without the vote of holders of a majority of the shares of 4.5% Preferred Stock voting as a class, or the holders of a majority of shares of 4.5% Preferred Stock and Parity Securities having the right to vote in the election of the 4.5% Preferred Stock Directors in case holders of shares of Parity Securities shall also have the right to elect such directors voting together as a single class, as the case may be. If, prior to the expiration of the term of any 4.5% Preferred Stock Director, a vacancy in the office of such director shall occur, such vacancy shall, until the expiration of such term, in each case be filled by the vote of the holders of record of a majority of the then outstanding shares of 4.5% Preferred Stock voting as a class, or the holders of a majority of the shares of 4.5% Preferred Stock and Parity Securities who are then entitled to participate in the election of the 4.5% Preferred Stock Directors in case holders of such Parity Securities shall also have the right to elect such directors voting together as a single class, as the case may be.

      Upon any termination of the right of the holders of 4.5% Preferred Stock voting as a class to elect the 4.5% Preferred Stock Directors as herein provided, the term of office of the 4.5% Preferred Stock Directors then in office shall terminate immediately. Upon such termination the number of directors constituting the Board of Directors shall, without further action, be reduced by two.

      At elections for 4.5% Preferred Stock Directors, each holder of 4.5% Preferred Stock shall be entitled to one vote per share. In the event that the holders of any Parity Securities shall be entitled to participate in the election of the 4.5% Preferred Stock Directors, the holders of such Parity Securities shall be entitled to cast one vote
    for each $   * in liquidation value of such Parity Securities.

      The foregoing right of the holders of shares of 4.5% Preferred Stock with respect to the election of the 4.5% Preferred Stock Directors may be exercised at any annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect directors shall have accrued to the holders of shares of 4.5% Preferred Stock more than ninety days preceding the date established for the next annual meeting of stockholders, the President of the Corporation shall, within twenty days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of all outstanding shares of 4.5% Preferred Stock, call a special meeting of the holders of 4.5% Preferred Stock (and of any Parity Securities on which similar voting rights have been conferred) to be held within sixty days after the delivery of such request for the purpose of electing the 4.5% Preferred Stock Directors.

      (c) Removal. The holders of shares of 4.5% Preferred Stock (together with the holders of any Parity Securities on which similar voting rights have been conferred), voting as a class shall have the right to remove without cause at any time and replace the 4.5% Preferred Stock Directors.

      (d) Class Voting Rights. So long as any 4.5% Preferred Stock is outstanding (except when notice of the mandatory conversion of all outstanding shares of 4.5% Preferred Stock has been duly given by the Corporation or as of the Latest Mandatory Conversion Date and, in each case, shares of Common Stock and any necessary funds have been deposited in trust for such conversion pursuant to Section 5(e)), the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds ( 2/3) (unless a higher percentage shall then be required by applicable law) of all outstanding shares of 4.5% Preferred Stock voting separately as a class, given in person or by proxy,
--------
* Insert par value of 4.5% Preferred Stock.

    either in writing or by resolution adopted at an annual or special meeting called for this purpose, (i) amend, alter or repeal any provision of the Articles of Incorporation of the Corporation, as amended, so as to affect, in any manner adverse to the holders of the 4.5% Preferred Stock, the relative rights, preferences, qualifications, limitations or restrictions of the 4.5% Preferred Stock; (ii) create, authorize, or reclassify any authorized stock of the Corporation into, or increase the authorized amount of, any class or series of the Corporation's capital stock ranking prior to the 4.5% Preferred Stock as to dividends or as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any security convertible into shares of such a class or series; or (iii) take any other action on which the holders of the 4.5% Preferred Stock shall be entitled by law to vote separately as a class.

      For purposes of Paragraph 6(d), without limitation, (i) the creation, authorization or issuance of any shares of any Junior Securities or Parity Securities and (ii) the creation of any indebtedness of the Corporation (other than indebtedness convertible into or exchangeable for capital stock of the Corporation other than Junior Securities or Parity Securities), shall not require the consent of the holders of the 4.5% Preferred Stock voting as a class.

      (e) Limitations. Except as may otherwise be required by law, the shares of 4.5% Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in the Articles of Incorporation of the Corporation (as the same may be amended from time to time).

      (f) No Cumulative Voting. The holders of 4.5% Preferred Stock shall not be entitled to cumulative voting in the election of directors of the Corporation whether voting as a class or voting together with the holders of Common Stock.

    7. Status of Acquired Shares and Further Issuances of 4.5% Preferred Stock. Shares of 4.5% Preferred Stock received upon conversion pursuant to
  Section 5 or otherwise acquired by the Corporation, shall be cancelled and shall not be reissued by the Corporation, and the number of authorized shares of 4.5% Preferred Stock shall be correspondingly reduced.

    Following the initial issuance of 4.5% Preferred Stock, no further shares of 4.5% Preferred Stock shall be issued and, in the event that any shares of 4.5% Preferred Stock are authorized but unissued, the number of authorized shares of 4.5% Preferred Stock shall be reduced accordingly.

    8. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

    9. Miscellaneous. (a) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of 4.5% Preferred Stock or shares of Common Stock or other securities issued on account of 4.5% Preferred Stock pursuant hereto or certificates or instruments evidencing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of 4.5% Preferred Stock or Common Stock or other securities in a name other than that in which the shares of 4.5% Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

    (b) In the event that a holder of shares of 4.5% Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or to whom payment upon redemption of shares of 4.5% Preferred Stock should be made or the address to which the certificates evidencing such shares, or such payment, should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the holder of such 4.5% Preferred Stock as shown on the records of the Corporation and to send the certificates evidencing such shares, or such payment, to the address of such holder shown on the records of the Corporation.

                                                                        ANNEX C

                      [LOGO OF CS FIRST BOSTON APPEARS HERE]


CS First Boston Corporation                                 55 East 52nd Street
                                                        New York, NY 10035-0186
                                                         Telephone 212 909 2000

November 14, 1995

Board of Directors
Crown Cork & Seal Company, Inc.
9300 Ashton Road
Philadelphia, PA 19136

Dear Members of the Board:

  You have asked us to advise you with respect to the fairness to Crown Cork & Seal Company, Inc. (the "Acquiror" or "CCK") from a financial point of view of the consideration to be paid by the Acquiror pursuant to the terms of the Exchange Offer Agreement, dated May 22, 1995, as amended as of November 13, 1995 (the "Agreement"), between Compagnie Generale d'Industrie et de Participations S.A. ("CGIP") and the Acquiror. CGIP currently owns approximately 30.4% of the outstanding share capital of CarnaudMetalbox S.A. ("CMB" or the "Company"). The Agreement provides for, among other things, an undertaking by the Acquiror, subject to certain conditions including satisfactory due diligence, to commence an Offre Publique d'Echange to acquire all of the outstanding share capital of the Company (subject to a minimum condition that at least a majority of the Voting Power (as defined in the Agreement) of such outstanding share capital is tendered) for, at the election of each CMB shareholder, either a number of Units (as defined in the Agreement) consisting of CCK common shares and CCK preferred shares (the "Securities") equal to the Exchange Ratio (as defined in the Agreement) and subject to a collar with the result that the Exchange Ratio shall not exceed
1.183 Units nor be less than 0.968 Units, with cash being paid in lieu of any fractional share interest, or Ffr 225 in cash for each CMB share tendered (the "OPE"). The Agreement further provides that, subject to certain conditions, CGIP shall tender its shares in the Company and elect to receive Units in the OPE.

  In arriving at our opinion, we have reviewed the Proxy Statement/Prospectus of the Acquiror, dated November 14, 1995 (the "Proxy Statement/Prospectus"), the Agreement and certain publicly available business and financial information relating to the Acquiror and the Company. We have also reviewed certain other information, including financial forecasts for the Acquiror and the Company, provided to us by the Acquiror and the Company, and have met with the management of the Acquiror and the Company to discuss the business and prospects of the Acquiror and the Company, their projected performance, the strategic importance of the Company to the Acquiror, and the benefits expected to be achieved through the combination of the operations of the Acquiror and the Company.

  We have also considered certain financial and stock market data of the Acquiror and the Company, and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Acquiror and the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

  In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information (including the information contained in the Proxy Statement/Prospectus) and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Acquiror and the Company as to the future financial performance of the Acquiror and the Company. In rendering our opinion we also assumed, with your consent, that, in connection with obtaining the approval of the European Community required by EC Council regulation 4064/89, the Acquiror will divest the European aerosol assets and operations of the Acquiror and the Company which have been previously disclosed to us. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Acquiror or the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of the Securities actually will be when issued to the Company's stockholders pursuant to the OPE or the prices at which such Securities will trade subsequent to the OPE.

  We have acted as financial advisor to the Acquiror in connection with the OPE and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the OPE.

  In the past, we have performed certain investment banking services for the Company, the Acquiror and CGIP and have received customary fees for such services.

  In the ordinary course of our business, CS First Boston and its affiliates may actively trade the debt and equity securities of the Company, the Acquiror and CGIP for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  It is understood that this letter is for the information of the Board of Directors of the Acquiror only in connection with its consideration of the OPE and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without CS First Boston's prior written consent (it being understood, however, that this opinion may be reproduced in full in any proxy statement mailed to the Acquiror's shareholders, provided that any comments or references to such letter or to CS First Boston accompanying such reproduction in the proxy statement shall be satisfactory in all respects to CS First Boston).

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by the Acquiror in the OPE is fair to the Acquiror from a financial point of view.

                                          Very truly yours,

                                          CS FIRST BOSTON CORPORATION

                                          /s/ Charles G. Ward III

                                                                        ANNEX D

  Pursuant to the approval of the Articles Modernization Proposal, Article THIRD, Section 4 of Crown's Articles of Incorporation will be amended by deleting the following in its entirety:

    4. Authorizing Mortgages. The holders of Common Stock are specifically excluded from the right to vote in any proceeding to authorize and/or upon the question of authorizing a mortgage or mortgages to secure an aggregate of not more than $5,500,000 principal amount of bonds (in addition to any pledges of current assets) to secure current indebtedness at any one time outstanding which may be issued on such terms and conditions as the directors, in their exclusive and uncontrolled discretion, may determine without notice to or vote by or consent of such holders.

  The effectiveness of the Articles Modernization Proposal is not conditioned on the approval of any other proposal.

                                                                        ANNEX E

  Pursuant to the approval of the Additional Preferred Stock Proposal, Article THIRD of Crown's Articles of Incorporation will be amended by inserting the following at the end of the first sentence of the first paragraph of Article
THIRD:

    THIRD: "and 30,000,000 shares of preferred stock ("Additional Preferred Stock"), without par value."

  In addition, Article THIRD of Crown's Articles of Incorporation will be amended by inserting the following paragraph at the end of Article THIRD as a new provision:

  Additional Preferred Stock. The unissued shares of Additional Preferred Stock may be divided and issued at any time and from time to time in one or more classes or series of a class as may be designated by the Board of Directors of the Corporation. The Board of Directors shall have the full authority permitted by law to fix by resolution the designations, number and the voting rights, preferences, privileges, limitations, restrictions, conversion rights and other special or relative rights, if any, of any class or any series of any class of the Additional Preferred Stock that may be desired; provided, however, that such shares will rank on a parity with or junior to Acquisition Preferred Stock and provided further that the shares of any such class or series of a class shall not be entitled to more than one vote per share when voting as a class with holders of the Corporation's common stock.

  The effectiveness of the Additional Preferred Stock Proposal is not conditioned on the approval of any other proposal.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Under the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), Pennsylvania corporations have the power to indemnify any person acting as a representative of the corporation against liabilities incurred in such capacity provided certain standards are met, including good faith and the belief that the particular action or failure to take action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against any person by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless a court determines that despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court deems proper. A corporation is required to indemnify representatives of the corporation against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. In all other cases, if a representative of the corporation acted, or failed to act, in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as may be otherwise provided by a corporation's bylaws, agreement, vote of shareholders or disinterested directors or otherwise. Indemnification so otherwise provided may not, however, be made if the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Expenses (including attorney's fees) incurred in defending any such action may be paid by the corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

  Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any bylaw provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

  The Registrant's Bylaws provide that the Registrant shall indemnify to the fullest extent permitted by applicable law any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant, against all liability, loss and expense (including attorney's fees and amounts paid in settlement) actually and reasonably incurred by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any proceeding by or in the right of the Registrant. The Registrant's Bylaws also provide that expenses incurred by a director or officer in defending (or acting as a witness in) a proceeding may be paid by the Registrant in advance of the final disposition of such proceeding, subject to the provisions of applicable law, upon receipt of any undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant under applicable law. Additionally, the Registrant's Bylaws limit directors' personal liability for monetary damages for any action taken, or any failure to take any action, unless (1) the director has breached or failed to perform the duties of his or her office under the PBCL's standard of care and justifiable reliance provisions and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. However, these provisions do not apply to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to local, state or federal law. The Registrant has purchased directors and officers' liability insurance covering certain liabilities which may be incurred by the officers and directors of the Registrant in connection with the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The Exhibit Index appearing on pages II-6 through II-7 is hereby incorporated by reference.

  (b) No additional information is required to be filed herewith pursuant to
Item 21(b) or (c) of this Form.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against the public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of response to the request.

  (c) The undersigned Registration hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PHILADELPHIA, COMMONWEALTH OF PENNSYLVANIA, ON NOVEMBER 14, 1995.

                                          Crown Cork & Seal Company, Inc.


                                          By:      /s/ William J. Avery
                                              ---------------------------------
                                              Name:   William J. Avery
                                              Title:  Chairman of the Board,
                                                      President and Chief
                                                      Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                        TITLE                 DATE
             ----------                        -----                 ----
        /s/ William J. Avery            Chairman of the        November 14, 1995
-------------------------------------   Board, President and
          WILLIAM J. AVERY              Chief Executive
                                        Officer (Principal
                                        Executive Officer)

       /s/ Alan W. Rutherford           Executive Vice         November 14, 1995
-------------------------------------   President, Chief
         ALAN W. RUTHERFORD             Financial Officer
                                        and Director
                                        (Principal Financial
                                        Officer)

       /s/ Timothy J. Donahue           Financial Controller   November 14, 1995
-------------------------------------   (Principal
         TIMOTHY J. DONAHUE             Accounting Officer)


                  *                        Director            November 14, 1995
-------------------------------------
           HENRY E. BUTWEL


                  *                        Director            November 14, 1995
-------------------------------------
          CHARLES F. CASEY


                  *                        Director            November 14, 1995
-------------------------------------
          FRANCIS X. DALTON


                  *                        Director            November 14, 1995
-------------------------------------
         FRANCIS J. DUNLEAVY

             SIGNATURES                      TITLE                 DATE
             ----------                      -----                 ----

-------------------------------------       Director           November 14, 1995
         CHESTER C. HILINSKI


                  *                         Director           November 14, 1995
-------------------------------------
       RICHARD L. KRZYZANOWSKI


                  *                         Director           November 14, 1995
-------------------------------------
       JOSEPHINE C. MANDEVILLE


                  *                         Director           November 14, 1995
-------------------------------------
         MICHAEL J. MCKENNA


                  *                         Director           November 14, 1995
-------------------------------------
          J. DOUGLASS SCOTT


                  *                         Director           November 14, 1995
-------------------------------------
          ROBERT J. SIEBERT


                  *                         Director           November 14, 1995
-------------------------------------
         HAROLD A. SORGENTI


                  *                         Director           November 14, 1995
-------------------------------------
          EDWARD P. STUART


*        /s/ William J. Avery                                  November 14, 1995
 ------------------------------------
           William J. Avery
          as Attorney-in-Fact

                               INDEX TO EXHIBITS

                                                                  SEQUENTIALLY
 EXHIBIT NO. DESCRIPTION                                          NUMBERED PAGE
 ----------- -----------                                          -------------
  2.1        Exchange Offer Agreement, dated as of May 22,
             1995, and amended as of November 13, 1995 between
             Registrant and Compagnie Generale d'Industrie et
             de Participations (incorporated by reference to
             Annex A of the Proxy Statement/Prospectus forming
             a part of this Registration Statement).
  3.1        Articles of Incorporation of Registrant
             (incorporated by reference to Exhibit 4.1 of the
             Company's Registration Statement of Form S-4 filed
             with the Securities and Exchange Commission on
             March 9, 1993 (Registration No. 33-59286)).
  3.2        Bylaws of Registrant (incorporated by reference to
             Exhibit 3 of Registrant's Quarterly Report on Form
             10-Q for the quarter ended June 30, 1995, (File
             No. 1-2227)).
  4.1        Form of Registrant's 5 7/8% Notes Due 1998
             (incorporated by reference to Exhibit 22 of
             Registrant's Current Report on Form 8-K, dated
             April 12, 1993 (File No. 1-2227)).
  4.2        Form of Registrant's 6 3/4% Notes Due 2003
             (incorporated by reference to Exhibit 23 of
             Registrant's Current Report on Form 8-K, dated
             April 12, 1993 (File No. 1-2227)).
  4.3        Form of Registrant's 8% Debentures Due 2023
             (incorporated by reference to Exhibit 24 of
             Registrant's Current Report on Form 8-K, dated
             April 12, 1993 (File No. 1-2227)).
  4.4        Officers' Certificate of Registrant (incorporated
             by reference to Exhibit 4.3 of Registrant's
             Quarterly Report on Form 10-Q for the quarter
             ended March 31, 1993 (File No. 1-2227)).
  4.5        Indenture dated as of April 1, 1993 between
             Registrant and Chemical Bank, as Trustee
             (incorporated by reference to Exhibit 26 of
             Registrant's Current Report on Form 8-K, dated
             April 12, 1993 (File No. 1-2227)).
  4.6        Terms Agreement, dated March 31, 1993
             (incorporated by reference to Exhibit 27 of
             Registrant's Current Report on Form 8-K, dated
             April 12, 1993 (File No. 1-2227)).
  4.7        Form of Registrant's 7% Notes Due 1999
             (incorporated by reference to Exhibit 99.1 of
             Registrant's Current Report on Form 8-K, dated
             June 16, 1994 (File No. 1-2227)).
  4.8        Officers' Certificate of Registrant (incorporated
             by reference to Exhibit 99.2 of Registrant's
             Current Report on Form 8-K, dated June 16, 1994
             (File No. 1-2227)).
  4.9        Terms Agreement, dated June 9, 1994 (incorporated
             by reference to Exhibit 99.3 of Registrant's
             Current Report on Form 8-K, dated June 16, 1994
             (File No. 1-2227)).
  4.10       Indenture, dated as of January 15, 1995, between
             Registrant and Chemical Bank, as Trustee
             (incorporated by reference to Exhibit 4 of
             Registrant's Report on Form 8-K, dated June 25,
             1994 (File No. 1-2227)).
  4.11       Form of Registrant's 8 3/8% Note Due 2005
             (incorporated by reference to Exhibit 99.1 of
             Registrant's Current Report on Form 8-K, dated
             June 25, 1994 (File No. 1-2227)).
  4.12       Officers' Certificate of Registrant, dated January
             25, 1995 (incorporated by reference to Exhibit 99b
             of Registrant's Current Report on Form 8-K, dated
             June 25, 1994 (File No. 1-2227)).

                                                                 SEQUENTIALLY
 EXHIBIT NO. DESCRIPTION                                         NUMBERED PAGE
 ----------- -----------                                         -------------
  4.13       Terms Agreement, dated January 18, 1995
             (incorporated by reference to Exhibit 99c of
             Registrant's Current Report on Form 8-K, dated
             June 25, 1994 (File No. 1-2227)).
  4.14       Revolving Credit and Competitive Advance Facility
             Agreement, dated February 10, 1995, among
             Registrant, the Subsidiary Borrowers referenced
             therein, the Lenders referenced therein and
             Chemical Bank, as Administrative Agent
             (incorporated by reference to Exhibit 4.n of
             Registrant's Annual Report on Form 10-K for the
             year ended December 31, 1994 (File No. 1-2227)).
  4.15       Rights Agreement, dated August 7, 1995, between
             Crown Cork & Seal Company, Inc. and First Chicago
             Trust Company of New York (incorporated by
             reference to Exhibit 1 of Registrant's Form 8-A,
             dated August 10, 1995 (File No. 1-2227)).
  4.16       Form of Resolution of Registrant's Board of
             Directors fixing the terms of Crown Acquisition
             Preferred Stock (incorporated by reference to
             Annex B of the Proxy Statement/Prospectus forming
             a part of this Registration Statement).
  4.17       Financing Commitment Letter by and among
             Registrant, Chemical Bank and Chemical Securities
             Inc., dated August 25, 1995, and Amendment, dated
             November 9, 1995.*
  5.1        Opinion and Consent of Dechert Price & Rhoads.*
  8.1        Opinion of Dechert Price & Rhoads with respect to
             certain U.S. federal income tax matters.*
  8.2        Opinion of Titmuss Sainer Dechert with respect to
             certain United Kingdom tax matters.*
  8.3        Opinion of Jeantet et Associes with respect to
             certain French tax matters.*
 12.1        Statement of Computation of Ratio of Earnings to
             Fixed Charges.*
 15.1        "Awareness Letter" of Arthur Andersen LLP, Befec-
             Price Waterhouse and Salustro Reydel.*
 15.2        "Awareness Letter" of Price Waterhouse LLP.
 23.1        Consent of Price Waterhouse LLP.
 23.2        Consent of Arthur Andersen LLP, Befec-Price
             Waterhouse and C. Chevalier.*
             Consent of Dechert Price & Rhoads (included in
 23.3        Exhibits 5.1 and 8.1).*
             Consent of Titmuss Sainer Dechert (included in
 23.4        Exhibit 8.2).*
             Consent of Jeantet et Associes (included in
 23.5        Exhibit 8.3).*
 23.6        Consent of Director Designees of Compagnie
             Generale d'Industrie et de Participations.*
 24.1        Power of Attorney.*
 99.1        Form of Proxy for holders of Crown Common Stock.

--------

*  Previously filed.